As filed with the United States Securities and Exchange Commission on November 5, 2021.

Registration No. 333-258472

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No.3
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ION ACQUISITION CORP 2 LTD.*
(Exact name of registrant as specified in its charter)

Cayman Islands*	6770	N/A

(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)

89 Medinat Hayehudim Street
Herzliya 4676672, Israel
+ 972 (9) 970-3620
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Donald J. Puglisi
Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
+1 (302) 738-6680
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Colin Diamond Jason A. Rocha Robert Chung White & Case LLP 1221 Avenue of the Americas New York, New York 10020 Tel: (212) 819-8200	Marc D. Jaffe Jason M. Licht Eyal Orgad Michael Vardanian Latham & Watkins LLP 1271 6th Avenue New York, New York 10020 Tel: (212) 906-1200

Approximate date of commencement of proposed sale to the public:  As soon as practicable after (i) this registration statement is declared effective and (ii) upon completion of the applicable transactions described in the enclosed proxy statement/prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or emerging growth company.  See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:  ☐
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
* Prior to the consummation of the Business Combination described herein, the Registrant intends to effect a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the
Cayman Islands to the State of Delaware. All securities being registered will be issued by ION Acquisition Corp 2 Ltd. (after its domestication as a corporation incorporated in the State of Delaware), the continuing entity following the Domestication, which will be renamed “Innovid Corp.” in connection with the consummation of the Business Combination.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock(1)(2)(3)	124,880,615.00	$9.91(4)	$1,237,566,894.65	$114,722.45
Redeemable warrants(1)(2)(5)	10,222,500.00	—	—	— (6)
Common stock issuable upon exercise of the redeemable warrants(1)(2)(7)	10,222,500.00	$11.50	$117,558,750.00	$10,897.70
Total			$1,355,125,644.65	$125,620.151(8)
(1)Prior to the completion of the Proposed Transaction described herein, the registrant, a Cayman Islands exempted company, intends to effect a deregistration under Section 206 of the Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law (the “Domestication”), pursuant to which the registrant’s jurisdiction of incorporation will be transferred by way of continuation from the Cayman Islands to the State of Delaware and the name of the registrant will be changed to “Innovid Corp.” (the “Company”) in connection with the completion of the Business Combination.
(2)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(3)Based on the maximum number of shares of common stock, par value $0.0001 per share, (“Innovid Corp. Common Stock”) of the registrant (following the Domestication) estimated to be issued in connection with the business combination described herein (the “Business Combination”). Such maximum number of shares of Innovid Corp. Common Stock is based on the sum of: (i) 25,300,000 Class A Ordinary Shares (including Class A Ordinary Shares included in units) previously issued by the registrant in its initial public offering registered on Form S-1 (SEC File No. 333-252440), (ii) 6,325,000 Class B Ordinary Shares previously issued by the registrant, which Class B Ordinary Shares will convert into Class A Ordinary Shares immediately prior to the Domestication and all Class A Ordinary Shares, as a result of the Domestication, will automatically be converted by operation of law into shares of Innovid Corp. Common Stock, and (iii) 93,255,615 shares of Innovid Corp. Common Stock to be issued to the holders of (a) shares of common stock, par value $0.001 per share (“Prior Innovid Common Stock”), of Innovid, Inc. (assuming that all outstanding options to acquire shares of Prior Innovid Common Stock are exercised prior to the closing of the Business Combination), (b) warrants to purchase Prior Innovid Common Stock and (c) Innovid Corp. Preferred Stock in accordance with the terms of the Merger Agreement described herein.
(4)Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A Ordinary Shares on the New York Stock Exchange on October 19, 2021 in accordance with Rule 457(f)(1) under the Securities Act.
(5)Represents (i) 3,162,500 redeemable warrants issued by the registrant in its initial public offering registered on Form S-1 (SEC File No. 333-252440) (including redeemable warrants included in units) and (ii) 7,060,000 warrants issued by the registrant in a private placement concurrently with the initial public offering, which warrants altogether, as a result of the Domestication, will become warrants to acquire the same number of shares of Innovid Corp. Common Stock at the same price and on the same terms set forth in the respective warrant agreement.
(6)No registration fee is required pursuant to Rule 457(g) under the Securities Act.
(7)Represents the number of shares of Innovid Corp. Common Stock issuable upon exercise of warrants pursuant to their terms. Each whole warrant will entitle the warrant holder to purchase one share of Innovid Corp. Common Stock at a price of $11.50 per share.
(8)Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.
As used in this Registration Statement, the term “Registrant” refers to the Registrant (a Cayman Islands exempted company) prior to the Domestication and to the Company (a Delaware corporation) following the Domestication.

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF
ION ACQUISITION CORP 2 LTD.
(A CAYMAN ISLANDS EXEMPTED COMPANY)
PROSPECTUS FOR 124,880,615 SHARES OF COMMON STOCK AND
10,222,500 WARRANTS TO PURCHASE SHARES OF COMMON STOCK OF
ION ACQUISITION CORP 2 LTD.
(TO BE RENAMED “INNOVID CORP.” FOLLOWING DOMESTICATION IN THE STATE OF DELAWARE AND IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN)
The board of directors of ION Acquisition Corp 2 Ltd., a Cayman Islands exempted company (“ION”), has unanimously approved (1) the merger (the “Merger”) of Inspire Merger Sub 1, Inc., a Delaware corporation and a direct wholly owned subsidiary of ION (“Merger Sub 1”), Inspire Merger Sub 2, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of ION (“Merger Sub 2”), and Innovid, Inc., a Delaware corporation (“Innovid”), pursuant to which, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”) and following the Domestication (as defined below), (a) Merger Sub 1 will merge with and into Innovid (the “First Merger”), the separate corporate existence of Merger Sub 1 will cease and Innovid will be the surviving corporation (the “Surviving Corporation”), and (b) immediately following the consummation of the First Merger and as part of the same overall transaction, the Surviving Corporation will merge with and into Merger Sub 2 (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub 2 continuing as the surviving entity (the “Surviving Entity”), which will remain a direct wholly owned subsidiary of ION and (c) ION will change its name to “Innovid Corp.” (“Innovid Corp.”), pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of June 24, 2021, by and among ION, Merger Sub 1, Merger Sub 2 and Innovid, attached to the accompanying proxy statement/prospectus as Annex A (the “Merger Agreement”), as more fully described elsewhere in the accompanying proxy statement/prospectus; (2) the domestication of ION as a Delaware corporation in accordance with the Delaware General Corporation Law (“DGCL”), the Cayman Islands Companies Act (As Revised) (the “Companies Act”) and the amended and restated memorandum and articles of association of ION (as may be amended from time to time, the “Cayman Constitutional Documents”), in which ION will effect a deregistration under the Companies Act and a domestication under Section 388 of the DGCL (by means of filing a certificate of corporate domestication with the Secretary of State of Delaware) (the “Domestication”) and (3) the other transactions contemplated by the Merger Agreement and documents related thereto (such transactions, together with the Mergers and the Domestication, the “Proposed Transaction”). Innovid Corp. and ION, following the Domestication, are both referred to herein as the “Company.”
Immediately prior to the Domestication, pursuant to the Cayman Constitutional Documents, each ION Class B Ordinary Share, par value $0.0001 per share (each an “ION Class B Ordinary Share”) then issued and outstanding will automatically convert into one ION Class A Ordinary Share, par value $0.0001 per share (each an “ION Class A Ordinary Share” together with the ION Class B Ordinary Shares, the “ION Shares”). Following such conversion, as a result of the Domestication and the Mergers, (a) each ION Unit then issued and outstanding as of immediately prior to the First Merger will automatically be separated into the underlying ION Class A Ordinary Share and one-eighth of an ION Warrant, (b) each ION Class A Ordinary Share issued and outstanding immediately prior to the Domestication will remain outstanding and will automatically convert into one share of Innovid Corp. Common Stock (provided that each ION Class A Ordinary Share owned by Public Shareholders (as defined in the accompanying proxy statement/prospectus) who have validly elected to redeem their ION Class A Ordinary Shares will be redeemed for cash in an amount equal to the Redemption Price (as defined in the accompanying proxy statement/prospectus)), (c) each whole ION Warrant will automatically convert into a redeemable warrant exercisable for one share of Innovid Corp. Common Stock on the same terms as the ION Warrants, and (d) each whole Private Placement Warrant (as defined in the accompanying proxy statement/prospectus) issued and outstanding prior to the Domestication will automatically convert into a warrant exercisable for one share of Innovid Corp. Common Stock on the terms and subject to the conditions set forth in the applicable warrant agreement. No fractional Innovid Corp. Warrants will be issued upon separation of the ION Units.

As a result of the Mergers, among other things, the aggregate consideration to be received in respect of the Mergers will be an aggregate of 74,397,491 shares of Innovid Corp. Common Stock (including (i) 66,953,106 shares of Innovid Corp. Common Stock received by all of the stockholders and warrant holders of Innovid prior to the Closing (“Innovid Equity Holders”) and (ii) 7,444,385 shares of common stock issuable upon exercise of newly issued and vested Innovid Corp. options received by holders of vested options prior to the Closing). Furthermore, Innovid Corp. will issue 4,186,021 unvested options to existing Innovid option holders. In addition, pursuant to the Merger Agreement, at the Closing, immediately prior to the First Merger, ION will purchase, and one or more stockholders of Innovid (“Innovid Stockholders”) will sell to ION (the “Secondary Sale Transaction”), in accordance with a share purchase agreement (the “Secondary Purchase and Sale Agreement”), equity securities of Innovid Stockholders, valued at an aggregate amount of Available Cash designated for such repurchases, as determined by Innovid (“Secondary Sale Amount”).  The Secondary Sale Amount will be determined by Innovid based on the amount of cash ION has on hand at the Closing minus $150,000,000, except if the amount of cash ION has on hand at the closing is equal to or less than $150,000,000, the Secondary Sale Amount will equal zero. The allocation of the Secondary Sale Amount among Innovid Equity Holders and the amount of the Secondary Sale Amount in excess of $150,000,000, to the extent ION’s cash on hand exceeds $150,000,000, is subject to the discretion of the Innovid Board and compliance with the Innovid Equity Holders Support Agreements and each applicable Maximum Secondary Sale Transaction Amount. The primary purpose of the Secondary Sale Transactions is to provide liquidity to existing Innovid equity holders (See “Certain Relationships and Related Party Transactions—Innovid Related Person Transactions—Secondary Sale Transactions”).
It is anticipated that following the Closing of the Proposed Transaction: (a) the Public Shareholders (as defined in the accompanying proxy statement/prospectus) are expected to own approximately 20% of the outstanding Innovid Corp. Common Stock; (b) Innovid Equity Holders (without taking into account any Public Shares (as defined in the accompanying proxy statement/prospectus) held by Innovid Equity Holders prior to the consummation of the Proposed Transaction or purchased in the PIPE Investment (as defined in the accompanying proxy statement/prospectus)) are expected to own approximately 59% of the outstanding Innovid Corp. Common Stock; (c) ION Holdings 2, LP (the “Sponsor”) and its affiliates are expected to collectively own approximately 8% of the outstanding Innovid Corp. Common Stock, including 4,200,000 shares purchased in the PIPE Investment; (d) the PIPE Investors (as defined in the accompanying proxy statement/prospectus) are expected to own approximately 13% of the outstanding Innovid Corp. Common Stock, excluding shares purchased by affiliates of the Sponsor. These percentages assume (i) that no Public Shareholders exercise their Redemption Rights (as defined in the accompanying proxy statement/prospectus) in connection with the Proposed Transaction, (ii) that Innovid Corp. issues 20,000,000 shares of Innovid Corp. Common Stock to the PIPE Investors pursuant to the PIPE Investment, including 4,200,000 shares purchased by affiliates of the Sponsor; (iii) $263,025,092 is applied to repurchase shares in the Secondary Sale Transaction, such number being the maximum amount of cash available for such repurchases in the Secondary Sale Transaction assuming $150,000,000 of Available Cash is retained by Innovid Corp. following the Business Combination, and subject to an increase up to $200,000,000 at the discretion of the Innovid Board to the extent it determines to retain additional cash and reduce the size of the Secondary Sale Amount or if existing Innovid shareholders elect not to participate in the Secondary Sale Transactions and (iv) all vested options to purchase Innovid Corp. Common Stock are exercised. As a result of the Secondary Sale Transactions, Innovid Corp. will have less cash on hand at Closing than it would if it did not consummate the Secondary Sale Transactions and the relative ownership of participating existing Innovid equity holders in the resulting pubic company, together with the total amount of outstanding shares, will be reduced. The impact of any increase in the cash retained by Innovid Corp. will be to increase Innovid Corp.’s cash on hand, reduce the size of any Secondary Sale Amount and increase the number of shares of Innovid Corp. Common Stock outstanding. The price per share paid in connection with the purchase of shares described in clause (iii) above will be $10.00 per share (on a post-conversion basis, giving effect to the conversion of Innovid equity interests as set forth above). One effect of the Secondary Sale Transaction will be to reduce the relative ownership of participating existing Innovid equity holders in the resulting public company and the total amount of outstanding shares.
The ION Units, ION Class A Ordinary Shares and ION Warrants are currently listed on the New York Stock Exchange (“NYSE”) under the symbols “IACB.U,” “IACB” and “IACB.WS,” respectively. Pursuant to the terms of the Merger Agreement, as a closing condition, ION is required to cause the Innovid Corp. Common Stock issued as merger consideration to be approved for listing on the NYSE. Following the Closing Innovid Corp. Common Stock
II

and Warrants will continue to be listed, subject to NYSE approval, under the proposed symbols “CTV” and “CTV.WS”, respectively.
ION will hold an extraordinary general meeting (the “extraordinary general meeting”) to consider matters relating to the Proposed Transaction at                      , Eastern Time, on                      , 2021. For the purposes of Cayman Islands law and the amended and restated memorandum and articles of association of ION (as may be amended from time to time, the “Cayman Constitutional Documents”), the physical location of the extraordinary general meeting will be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020. You or your proxyholder will be able to attend and vote at the extraordinary general meeting online by visiting https://www.cstproxy.com/ionacquisitioncorp2/2021/ and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.
If you have any questions or need assistance voting your ION Shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing IACB.info@investor.morrowsodali.com.  The notice of the extraordinary general meeting and the proxy statement/prospectus relating to the Proposed Transaction will be available at https://www.cstproxy.com/ionacquisitioncorp2/2021/.
The accompanying proxy statement/prospectus provides shareholders of ION with detailed information about the Proposed Transaction and other matters to be considered at the extraordinary general meeting of ION. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. It also contains or references information about ION and Innovid Corp. and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, when you consider the recommendation regarding these proposals by the board of directors of ION, you should keep in mind that the Sponsor and ION’s directors and officers have interests in the Business Combination that are different from or in addition to, or may conflict with, your interests as a stockholder. For instance, the Sponsor and ION’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating ION. See the section entitled “The Business Combination Proposal — Certain Interests of ION’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 44 of the accompanying proxy statement/prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated                      , 2021, and is first being mailed to ION’s shareholders on or about                      , 2021.
III

ION ACQUISITION CORP 2 LTD.
A Cayman Islands Exempted Company
(Company Number 368345)
89 Medinat Hayehudim Street
Herzliya 4676672, Israel
Dear ION Acquisition Corp 2 Ltd. Shareholders:
You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of ION Acquisition Corp 2 Ltd., a Cayman Islands exempted company (“ION” and, after the Domestication, as described below, “Innovid Corp.” or the “Company”), to be held virtually at                     , Eastern Time, on                     , 2021. In light of ongoing developments related to the novel coronavirus (“COVID-19”), after careful consideration, ION has determined that the extraordinary general meeting will be a virtual meeting conducted via live webcast at https://www.cstproxy.com/ionacquisitioncorp2/2021/ in order to facilitate shareholder attendance and participation while safeguarding the health and safety of our shareholders, directors and management team. For the purposes of Cayman Islands law and the amended and restated memorandum and articles of association of ION (as may be amended from time to time, the “Cayman Constitutional Documents”), the physical location of the extraordinary general meeting will be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020. You or your proxyholder will also be able to attend and vote at the extraordinary general meeting online by visiting https://www.cstproxy.com/ionacquisitioncorp2/2021/ and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.
At the extraordinary general meeting, ION shareholders will be asked to consider and vote upon a proposal to approve by ordinary resolution and adopt the Agreement and Plan of Merger, dated as of June 24, 2021 (as the same may be amended, the “Merger Agreement”), by and among ION, Inspire Merger Sub 1, Inc., a Delaware corporation and a direct wholly owned subsidiary of ION (“Merger Sub 1”), Inspire Merger Sub 2, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of ION (“Merger Sub 2” and, together with Merger Sub 1, “Merger Subs”), and Innovid, Inc., a Delaware corporation (“Innovid”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A (the “Business Combination Proposal”). The Merger Agreement provides for, among other things, following the Domestication of ION to Delaware as described below, (a) the merger of Merger Sub 1 with and into Innovid (the “First Merger”), with Innovid continuing as the surviving corporation (the “Surviving Corporation”), and the merger of the Surviving Corporation with and into Merger Sub 2 (the “Second Merger” and together with the First Merger, the “Mergers” and, together with the other agreements and transactions contemplated by the Merger Agreement, the “Proposed Transaction”), with Merger Sub 2 surviving the Second Merger, as a wholly owned subsidiary of ION in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in the accompanying proxy statement/prospectus. In connection with the consummation of the Proposed Transaction, ION will change its name to “Innovid Corp.”
The board of directors of ION (the “ION Board”) has unanimously approved a change of ION’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). As described in the accompanying proxy statement/prospectus, you will be asked to consider and vote upon a proposal to approve by special resolution the Domestication (the “Domestication Proposal”).
Immediately prior to the Domestication, pursuant to the Cayman Constitutional Documents, each ION Class B Ordinary Share, par value $0.0001 per share (each an “ION Class B Ordinary Share”) then issued and outstanding will automatically convert into one ION Class A Ordinary Share, par value $0.0001 per share (each an “ION Class A Ordinary Share” together with the ION Class B Ordinary Shares, the “ION Shares”). Following such conversion, as a result of the Domestication and the Mergers, (a) ION Unit then issued and outstanding as of immediately prior to the First Merger will automatically be separated into the underlying ION Class A Ordinary Share, and one-eighth
IV

(1/8) of a Warrant, (b) each ION Class A Ordinary Share issued and outstanding immediately prior to the Domestication will remain outstanding and will automatically convert into one share of Innovid Corp. Common Stock, par value $0.0001 per share (“Innovid Corp. Common Stock”) (provided that each ION Class A Ordinary Share owned by Public Shareholders (as defined in the accompanying proxy statement/prospectus) who have validly elected to redeem their ION Class A Ordinary Shares will be redeemed for cash in an amount equal to the Redemption Price (as defined in the accompanying proxy statement/prospectus)), (c) each ION Warrant will automatically convert into a redeemable warrant exercisable for one share of Innovid Corp. Common Stock on the same terms as the ION Warrants, and (d) each whole Private Placement Warrant (as defined in the accompanying proxy statement/prospectus) issued and outstanding prior to the Domestication will automatically convert into a warrant exercisable for one share of Innovid Corp. Common Stock on the terms and subject to the conditions set forth in the applicable warrant agreement. No fractional Innovid Corp. Warrants will be issued upon separation of the ION Units.
In addition to the Business Combination Proposal and the Domestication Proposal, you will also be asked to consider and vote upon: (1) a proposal to approve by ordinary resolution the issuance of ION Class A Ordinary Shares to (a) the PIPE Investors pursuant to the PIPE Investment (each as defined in the accompanying proxy statement/prospectus) and (b) the stockholders and warrant holders of Innovid (the “Innovid Equity Holders”) pursuant to the Merger Agreement (the “Stock Issuance Proposal”); (2) a proposal to approve by special resolution the proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and the proposed new Bylaws (the “Proposed Bylaws”) of Innovid Corp. (the “Organizational Documents Proposal”); (3) six separate proposals to approve on an advisory non-binding basis by special resolution material differences between the Cayman Constitutional Documents and the Proposed Certificate of Incorporation and the Proposed Bylaws(collectively, the “Advisory Organizational Documents Proposals”); (4) a proposal to approve by ordinary resolution and adopt the Innovid Corp. 2021 Omnibus Incentive Plan (the “Innovid Corp. Incentive Plan Proposal”); (5) a proposal to approve by ordinary resolution and adopt the Innovid Corp. Employee Stock Purchase Plan (the “Innovid Corp. Employee Stock Purchase Plan Proposal”); (6) a proposal to approve by ordinary resolution the election of the members of the board of directors of Innovid Corp. following Closing (the “Director Election Proposal”); and (7) a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting(the “Shareholder Adjournment Proposal”). The Proposed Transaction will be consummated only if the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the Innovid Corp. Incentive Plan Proposal, the Innovid Corp. Employee Stock Purchase Plan Proposal and the Director Election Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Organizational Documents Proposals, and the Shareholder Adjournment Proposal are not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.
As a result of the Mergers, among other things, the aggregate consideration to be received in respect of the Mergers will be an aggregate of 74,397,491 shares of Innovid Corp. Common Stock (including (i) 66,953,106 shares of Innovid Corp. Common Stock received by all of the stockholders and warrant holders of Innovid prior to the Closing (“Innovid Equity Holders”) and (ii) 7,444,385 shares of common stock issuable upon exercise of newly issued and vested Innovid Corp. options received by holders of vested options prior to the Closing). Furthermore, Innovid Corp. will issue 4,186,021 unvested options to existing Innovid option holders. In addition, pursuant to the Merger Agreement, at the Closing, immediately prior to the First Merger, ION will purchase, and one or more stockholders of Innovid (“Innovid Stockholders”) will sell to ION (the “Secondary Sale Transaction”), in accordance with a share purchase agreement (the “Secondary Purchase and Sale Agreement”), equity securities of Innovid Stockholders, valued at an aggregate amount of Available Cash designated for such repurchases, as determined by Innovid (“Secondary Sale Amount”). The Secondary Sale Amount will be determined by Innovid based on the amount of cash ION has on hand at the Closing minus $150,000,000, except if the amount of cash ION has on hand at the Closing is equal to or less than $150,000,000, the Secondary Sale Amount will equal zero; provided that a certain Innovid stockholder is entitled to secondary sale amounts in accordance with a mutually agreed upon
V

schedule attached to such stockholder’s Stockholder Support Agreement (as defined below) based on the Available Cash. The allocation of the Secondary Sale Amount among Innovid Equity Holders and the amount of the Secondary Sale Amount in excess of $150,000,000, to the extent ION’s cash on hand exceeds $150,000,000, is subject to the discretion of the Innovid Board and compliance with the Innovid Equity Holders Support Agreements and each applicable Maximum Secondary Sale Transaction Amount (See “Certain Relationships and Related Party Transactions—Innovid Related Person Transactions—Secondary Sale Transactions”).
It is anticipated that following the Closing of the Proposed Transaction, (a) the Public Shareholders are expected to own approximately 20% of the outstanding Innovid Corp. Common Stock; (b) Innovid Equity Holders (without taking into account any Public Shares (as defined in the accompanying proxy statement/prospectus) held by Innovid Equity Holders prior to the consummation of the Proposed Transaction or purchased in the PIPE Investment) are expected to own approximately 59% of the outstanding Innovid Corp. Common Stock, (c) the Sponsor and its affiliates are expected to collectively own approximately 8% of the outstanding Innovid Corp. Common Stock, including 4,200,000 shares purchased in the PIPE Investment; and (d) the PIPE Investors (not including affiliates of the Sponsor) are expected to own approximately 13% of the outstanding Innovid Corp. Common Stock, excluding 4,200,000 shares purchased by affiliates of the Sponsor. These percentages assume (i) that no Public Shareholders exercise their Redemption Rights (as defined in the accompanying proxy statement/prospectus) in connection with the Proposed Transaction, (ii) that Innovid Corp. issues 20,000,000 shares of Innovid Corp. Common Stock to the PIPE Investors pursuant to the PIPE Investment, including 4,200,000 shares purchased by affiliates of the Sponsor, (iii) $263,025,092 is applied to repurchase shares in the Secondary Sale Transaction, such number being the maximum amount of cash available for such repurchases in the Secondary Sale Transaction assuming $150,000,000 of Available Cash is retained by Innovid Corp. following the Business Combination, and subject to an increase up to $200,000,000 at the discretion of the Innovid Board to the extent it determines to retain additional cash and reduce the size of the Secondary Sale Amount or if existing Innovid shareholders elect not to participate in the Secondary Sale Transactions and (iv) all vested options to purchase Innovid Corp. Common Stock are exercised. As a result of the Secondary Sale Transactions, Innovid Corp. will have less cash on hand at Closing than it would if it did not consummate the Secondary Sale Transactions and the relative ownership of participating existing Innovid equity holders in the resulting pubic company, together with the total amount of outstanding shares, will be reduced. The impact of any increase in the cash retained by Innovid Corp. will be to increase Innovid Corp.’s cash on hand, reduce the size of any Secondary Sale Amount and increase the number of shares of Innovid Corp. Common Stock outstanding .
On June 24, 2021, concurrently with the execution of the Merger Agreement, ION entered into subscription agreements (the “Initial Subscription Agreements”) with certain investors, including affiliates of ION, our Sponsor and our officers and directors, (collectively, the “PIPE Investors”, which include certain existing equityholders of ION), pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for 15,000,000 shares of Innovid Corp. Common Stock for an aggregate purchase price equal to $150,000,000 (the “Initial PIPE Investment”). The PIPE Investors include affiliates of the Sponsor, which have subscribed for 4,200,000 shares in the Initial PIPE Investment.
On October 18, 2021, ION entered into new subscription agreements (the “Additional Subscription Agreements”, and collectively with the Initial Subscription Agreements, the “Subscription Agreements”) with certain PIPE Investors, including funds affiliated with ION, pursuant to which some of the PIPE Investors collectively subscribed for an additional 5,000,000 shares of Innovid Corp. Common Stock for an aggregate purchase price equal to $50,000,000 (the “Additional PIPE Investment” and together with the Initial PIPE Investment the “PIPE Investment”). This includes an additional 200,000 shares purchased by funds affiliated with ION. The total anticipated proceeds from the PIPE Investment, after taking into account the Initial PIPE Investment and the Additional PIPE Investment, will total $200,000,000. The PIPE Investment will be consummated following the Domestication but immediately prior to the Closing.
Pursuant to the Cayman Constitutional Documents, a holder of Public Shares (as defined in the accompanying proxy statement/prospectus) (a “Public Shareholder”), which excludes shares held by the Sponsor and ION’s Directors, may request that ION redeem all or a portion of such Public Shareholder’s Public Shares for cash if the Proposed Transaction is consummated. Holders of ION Units must elect to separate the ION Units into the underlying Public Shares and ION Warrants prior to exercising Redemption Rights with respect to the Public Shares. If holders hold
VI

their ION Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the ION Units into the underlying Public Shares and ION Warrants, or if a holder holds ION Units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public Shareholders may elect to redeem their Public Shares even if they vote “for” the Business Combination Proposal or any other Condition Precedent Proposal. If the Proposed Transaction is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Proposed Transaction is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms (as applicable) to Continental Stock Transfer & Trust Company, ION’s transfer agent, Innovid Corp. will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of ION’s initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Proposed Transaction. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding Public Share. If a Public Shareholder exercises its Redemption Rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. The redemption takes place following the Domestication and, accordingly, it is shares of Innovid Corp. Common Stock that will be redeemed immediately after consummation of the Proposed Transaction. See “Extraordinary General Meeting of ION — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.
Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 20% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the Public Shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
The Sponsor and each director and each officer of ION have agreed to, among other things, vote in favor of the Proposed Transaction, and to waive their Redemption Rights in connection with the consummation of the Proposed Transaction with respect to any ION Shares held by them. None of our Sponsor, directors or officers received separate consideration for their waiver of Redemption Rights. The ION Shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the date of the accompanying proxy statement/prospectus, the Sponsor and certain of the members of the ION Board owned 20% of the issued and outstanding ION Shares.
The Merger Agreement provides that the obligations of Innovid to consummate the Mergers are conditioned on, among other things, that as of the Closing, the aggregate amount of Available Cash from (a) the Trust Account, after deducting the amount required to satisfy redemptions of ION Class A Ordinary Shares, if any, and the deferred underwriting commissions and taxes payable on interest earned, (b) outside of the Trust Account, and (c) the gross proceeds of the PIPE Investment, is at least $250,000,000 (the “Available Cash Condition”). If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could be terminated and the Proposed Transaction may not be consummated.
In addition to the Available Cash Condition noted above, the Merger Agreement is subject to the satisfaction or waiver of the following other customary closing conditions: (a) approval of the Proposed Transaction and related agreements and transactions by the respective shareholders of ION and Innovid (including approval of the Condition Precedent Proposals by the shareholders of ION); (b) effectiveness of this Registration Statement on Form S-4 filed by ION in connection with the resale of domesticated securities and securities to be issued in connection with the Mergers; (c) delivery of certain closing deliverables and documentation; (d) absence of a material adverse effect in respect of Innovid; (e) accuracy of the applicable representations, warranties and covenants, each to an applicable standard; (f) the Innovid Corp Common Stock issuable to Innovid Equity Holders in the Proposed Transaction having been authorized for listing on the New York Stock Exchange (the “NYSE”), subject to official notice of issuance; (g) the Domestication having been completed; (h) certain existing members of the ION Board having resigned as of the Closing; (i) certain existing officers of ION having resigned as of the Closing; and (j) the absence of any injunctions or restraints in respect of the consummation of the Proposed Transaction.
VII

The ION Units, ION Class A Ordinary Shares and ION Warrants are currently listed on the NYSE under the symbols “IACB.U,” “IACB” and “IACB.WS,” respectively. Pursuant to the terms of the Merger Agreement, as a closing condition, ION is required to cause the Innovid Corp. Common Stock issued as merger consideration to be approved for listing on the NYSE. Following the Closing, the Innovid Corp. Common Stock and Warrants will be listed under the symbols “CTV” and “CTV.WS”, respectively.
ION is providing the accompanying proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Proposed Transaction and other related business to be considered by ION’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of ION’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 44 of the accompanying proxy statement/prospectus.
After careful consideration, the ION Board has unanimously approved the Proposed Transaction and unanimously recommends that shareholders vote “FOR” the Business Combination Proposal, and “FOR” all other proposals presented to ION’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the ION Board, you should keep in mind that the Sponsor and ION’s directors and officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Certain Interests of ION’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.
The approval of each of the Domestication Proposal, the Organizational Documents Proposal and the Advisory Organizational Documents Proposals requires a special resolution, being the affirmative vote of holders of a majority of at least two-thirds of the ION Shares who, being present in person or by proxy and entitled to vote at an extraordinary general meeting, vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal, the Stock Issuance Proposal, the Innovid Corp. Incentive Plan Proposal, the Innovid Corp. Employee Stock Purchase Plan Proposal, the Director Election Proposal and the Shareholder Adjournment Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the ION Shares who, being present in person or by proxy and entitled to vote at an extraordinary general meeting, vote at the extraordinary general meeting. Although the Cayman Constitutional Documents indicate that, prior to the Closing, holders of ION Class A Ordinary Shares will have no right to vote on the appointment or removal of any director, the Director Election Proposal is being voted on by all holders of ION Shares. In the event that one or more nominees is not elected under the Director Election Proposal, the ION Board is permitted under Article 29 of the Cayman Constitutional Documents to appoint any person to be a director.
Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to ensure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Organizational Documents Proposals and the Shareholder Adjournment Proposal, are not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the extraordinary general meeting.  If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker
VIII

non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting and, assuming that a quorum is present, otherwise will have no effect on a particular proposal. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO ION’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
IX

On behalf of the ION Board, I would like to thank you for your support and look forward to the successful completion of the Proposed Transaction.
Sincerely,
___________________________
Jonathan Kolber
Chairman of the Board of Directors
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated                      , 2021 and is first being mailed to shareholders on or about                      , 2021.
X

ION ACQUISITION CORP 2 LTD.
A Cayman Islands Exempted Company
(Company Number 368345)
89 Medinat Hayehudim Street
Herzliya 4676672, Israel
NOTICE OF EXTRAORDINARY GENERAL MEETING TO BE HELD ON                     , 2021
TO THE SHAREHOLDERS OF ION ACQUISITION CORP 2 LTD.:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of ION Acquisition Corp 2 Ltd., a Cayman Islands exempted company (“ION”), will be held virtually at                      a.m. Eastern Time, on                      , 2021. In light of ongoing developments related to the novel coronavirus (“COVID-19”), after careful consideration, the Company has determined that the extraordinary general meeting will be a virtual meeting conducted via live webcast at https://www.cstproxy.com/ionacquisitioncorp2/2021/ in order to facilitate shareholder attendance and participation while safeguarding the health and safety of our shareholders, directors and management team. For the purposes of Cayman Islands law and the amended and restated memorandum and articles of association of ION (as may be amended from time to time, the “Cayman Constitutional Documents”), the physical location of the extraordinary general meeting will be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:
(1)Proposal No. 1 – The Business Combination Proposal – To consider and vote upon a proposal to approve by ordinary resolution and adopt the Agreement and Plan of Merger, dated as of June 24, 2021 (as the same may be amended, the “Merger Agreement”), by and among ION, Inspire Merger Sub 1, Inc., a Delaware limited liability company and a direct wholly owned subsidiary of ION (“Merger Sub 1”), Inspire Merger Sub 2, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of ION (“Merger Sub 2” and, together with Merger Sub 1, “Merger Subs”), and Innovid, Inc., a Delaware corporation (“Innovid”), and the transactions contemplated by the Merger Agreement, including the issuance of the merger consideration thereunder (collectively, the “Business Combination”). Pursuant to the Merger Agreement, at the closing of the transactions contemplated by the Merger Agreement (the “Closing”) and following the Domestication (as defined below), (a) Merger Sub 1 will merge with and into Innovid (the “First Merger”), the separate corporate existence of Merger Sub 1 will cease and Innovid will be the surviving corporation, (the “Surviving Corporation”), and (b) immediately following the consummation of the First Merger and as part of the same overall transaction, the Surviving Corporation will merge with and into Merger Sub 2 (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub 2 continuing as the surviving entity of the Second Merger (the “Surviving Entity”), and (c) ION will change its name to “Innovid Corp.”, as described in more detail in the attached proxy statement/prospectus. We refer to this proposal as the “Business Combination Proposal.” A copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A.
(2)Proposal No. 2 – The Domestication Proposal – To consider and vote upon a proposal to approve, by special resolution, a change of ION’s jurisdiction of incorporation by way of continuation from an exempted company incorporated in accordance with the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware (the “Domestication”). The Domestication will be effected immediately prior to the Business Combination by ION filing a certificate of corporate domestication and the proposed new certificate of incorporation of Innovid Corp. (the “Proposed Certificate of Incorporation”) with the Delaware Secretary of State and filing an application to de-register with the Registrar of Companies of the Cayman Islands. Upon the effectiveness of the Domestication, ION will become a Delaware corporation and following the Business Combination will change its corporate name to “Innovid Corp.” (the “Company” or “Innovid Corp.”) and all outstanding securities of ION will convert to outstanding securities of the Company, as described in more detail in the accompanying proxy
XI

statement/prospectus. We refer to this proposal as the “Domestication Proposal.” The full text of the resolution to be considered and, if thought advisable, passed and approved is as follows:
“RESOLVED, as a special resolution, that the Company be de-registered in the Cayman Islands pursuant to Article 47 of the Amended and Restated Articles of Association of the Company (as amended) and be registered by way of continuation as a corporation in the State of Delaware and conditional upon, and with effect from, the registration of the Company in the State of Delaware as a corporation with the laws of the State of Delaware, the name of the Company be changed to “Innovid Corp.”
(3)Proposal No. 3 – The Stock Issuance Proposal – To consider and vote upon a proposal to approve by ordinary resolution for purposes of complying with the applicable provisions of NYSE Listing Rule 312.03(c), the issuance of 20,000,000 shares of ION Class A Common Stock (following the domestication) to the PIPE Investors pursuant to the PIPE Investment (each as defined in the accompanying proxy statement/prospectus) and 93,255,615 ION Class A Ordinary Shares to the Innovid Equity Holders pursuant to the Merger Agreement, plus any additional shares pursuant to subscription agreements we may enter into prior to the Closing (the "Closing") (the “Stock Issuance Proposal”).
(4)Proposal No. 4 – Organizational Documents Proposal – To consider and vote upon a proposal to approve by special resolution the Proposed Certificate of Incorporation and the proposed new bylaws of Innovid Corp. (“Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of Innovid Corp. (a corporation incorporated in the State of Delaware, upon the filing with and acceptance by the Secretary of State of Delaware of the certificate of corporate domestication in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”)), which will be renamed “Innovid Corp.” in connection with the Business Combination (the “Organizational Documents Proposal”). The form of each of the Proposed Certificate of Incorporation and the Proposed Bylaws is attached to the accompanying proxy statement/prospectus as Annex B and Annex C, respectively.  The full text of the resolution to be considered and if thought advisable, passed and approved is as follows:
“RESOLVED, as a special resolution, that the Cayman Constitutional Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed Bylaws (copies of which are attached to the proxy statement/prospectus as Annex B and Annex C, respectively), with such principal changes as described in the Advisory Organizational Documents Proposals A through G.”
(5)Proposal No. 5 – The Advisory Organizational Documents Proposals – To consider and vote upon the following six separate proposals (collectively, the “Advisory Organizational Documents Proposals”) to approve on an advisory non-binding basis by special resolution the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:
(A)Advisory Organizational Documents Proposal 5A—to authorize the change in the authorized capital stock of ION from 500,000,000 ION Class A Ordinary Shares, par value $0.0001 per share (the “ION Class A Ordinary Shares”), 50,000,000 ION Class B Ordinary Shares, par value $0.0001 per share (the “ION Class B Ordinary Shares” and, together with the ION Class A Ordinary Shares, the “Ordinary Shares”), and 5,000,000 preference shares, par value $0.0001 per share (the “Preference Shares”), to 500,000,000 shares of Common Stock, par value $0.0001 per share of Innovid Corp. (the “Innovid Corp. Common Stock”) and 500,000 shares of preferred stock, par value $0.0001 per share, of Innovid Corp. (the “Innovid Corp. Preferred Stock”) (“Advisory Organizational Documents Proposal 5A”). The full text of the resolution to be considered and if thought advisable, passed and approved is as follows:
“RESOLVED, as a special resolution, on an advisory non-binding basis, that the authorized share capital of ION be changed from 500,000,000 ION Class A Ordinary Shares, par value $0.0001 per share, 50,000,000 ION Class B Ordinary Shares, par value $0.0001 per share, and 5,000,000 Preference Shares, par value $0.0001 per share, to 500,000,000 shares of Innovid Corp. Common Stock, par value $0.0001 per
XII

share, and 500,000 shares of Innovid Corp. Preferred Stock, par value $0.0001 per share, as described in Advisory Organizational Documents Proposal 5A.”
(B)Advisory Organizational Documents Proposal 5B—to authorize adopting Delaware as the exclusive forum for certain stockholder litigation (“Advisory Organizational Documents Proposal 5B”). The full text of the resolution to be considered and if thought advisable, passed and approved is as follows:
“RESOLVED, as a special resolution, on an advisory non-binding basis, that Delaware be adopted as the exclusive forum for certain stockholder litigation, as described in Advisory Organizational Documents Proposal 5B.”
(C)Advisory Organizational Documents Proposal 5C—to approve provisions providing that the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required for stockholders to amend, alter, repeal or rescind all or any portion of Part B of Article V, Article VI, Article VIII, Article IX, Article X, Article XI or Article XII of the Proposed Certificate of Incorporation (“Advisory Organizational Documents Proposal 5C”).  The full text of the resolution to be considered and if thought advisable, passed and approved is as follows:
“RESOLVED, as a special resolution, on an advisory non-binding basis, that the provisions providing that the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required for stockholders to amend, alter, repeal or rescind all or any portion of Part B of Article V, Article VI, Article VIII, Article IX, Article X, Article XI or Article XII of the Proposed Certificate of Incorporation, as described in Advisory Organizational Documents Proposal 5C, be approved.”
(D)Advisory Organizational Documents Proposal 5D—to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of the holders of a majority of at least two-thirds of the outstanding shares entitled to vote at an election of directors (“Advisory Organizational Documents Proposal 5D”). The full text of the resolution to be considered and if thought advisable, passed and approved is as follows:
“RESOLVED, as a special resolution, on an advisory non-binding basis, that the provisions permitting the removal of a director only for cause and only by the affirmative vote of the holders of a majority of at least two-thirds of the outstanding shares entitled to vote at an election of directors, as described in Advisory Organizational Documents Proposal 5D, be approved.”
(E)Advisory Organizational Documents Proposal 5E—to approve provisions requiring or permitting stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting; provided that any action required or permitted to be taken by the holders of Innovid Corp. Preferred Stock, voting separately as a class or separately as a class with one or more other such series, may be taken without a meeting if signed by the holders having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted in compliance with the DGCL (“Advisory Organizational Documents Proposal 5E”). The full text of the resolution to be considered and if thought advisable, passed and approved is as follows:
“RESOLVED, as a special resolution, on an advisory non-binding basis, that the provisions requiring or permitting stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting; provided that any action required or permitted to be taken by the holders of Innovid Corp. Preferred Stock, voting separately as a class or separately as a class with one or more other such series, may be taken without a meeting if signed by the holders having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted in compliance with the DGCL, as described in Advisory Organizational Documents Proposal 5E, be approved.” and
XIII

(F)Advisory Organizational Documents Proposal 5F—to provide for certain additional changes, including, among other things, (i) making Innovid Corp.’s corporate existence perpetual and (ii) removing certain provisions related to ION’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the ION Board believes is necessary to adequately address the needs of Innovid Corp. after the Business Combination (“Advisory Organizational Documents Proposal 5F”). The full text of the resolution to be considered and if thought advisable, passed and approved is as follows:
“RESOLVED, as a special resolution, on an advisory non-binding basis, that certain additional changes, including, among other things, (i) making Innovid Corp.’s corporate existence perpetual and (ii) removing certain provisions related to ION’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the ION Board believes is necessary to adequately address the needs of Innovid Corp. after the Business Combination, as described in Advisory Organizational Documents Proposal 5F, be approved.”
(6)Proposal No. 6 – The Innovid Corp. Incentive Plan Proposal – To consider and vote upon a proposal to approve by ordinary resolution the Innovid Corp. 2021 Omnibus Incentive Plan (the “Innovid Corp. Incentive Plan Proposal”).
(7)Proposal No. 7 – The Innovid Corp. Employee Stock Purchase Plan Proposal – To consider and vote upon a proposal to approve by ordinary resolution the Innovid Corp. Equity Share Purchase Plan (the “Innovid Corp. Employee Stock Purchase Plan Proposal”).
(8)Proposal No. 8 – The Director Election Proposal – To consider and vote upon a proposal to approve by ordinary resolution the election of six (6) directors to serve staggered terms on the Company’s board of directors until the 2022, 2023 and 2024 annual meetings of stockholders, respectively and until their respective successors are duly elected and qualified (the “Director Election Proposal”).
(9)Proposal No. 9 – The Shareholder Adjournment Proposal – To consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Shareholder Adjournment Proposal”).
Each of Proposals No. 1, No. 2, No. 3, No. 4, No. 6 and No. 7 is cross-conditioned on the approval of each other. The Director Election Proposal, the Shareholder Adjournment Proposal and the Advisory Organizational Documents Proposals are not cross-conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.
These items of business are described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.
Only holders of record of ION Shares at the close of business on                     , 2021 (the “Record Date”) are entitled to notice of and to vote at and to have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.
The accompanying proxy statement/prospectus and proxy card are being provided to ION’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting.  Whether or not you plan to attend the extraordinary general meeting, all of ION’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and the documents referred to therein, carefully and in their entirety.  You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 44 of the accompanying proxy statement/prospectus.
After careful consideration, the board of directors of ION (the “ION Board”) has unanimously approved the Proposed Transaction and unanimously recommends that shareholders vote “FOR” the Business
XIV

Combination Proposal, and “FOR” all other proposals presented to ION’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the ION Board, you should keep in mind that the Sponsor and ION’s directors and officers have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Certain Interests of ION’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.
Pursuant to the Cayman Constitutional Documents, a holder of Public Shares (as defined in the accompanying proxy statement/prospectus) (a “Public Shareholder”) may request of ION that Innovid Corp. redeem all or a portion of its Public Shares for cash if the Proposed Transaction is consummated.  As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:
(a)(i) hold Public Shares or (ii) hold Public Shares through ION Units and elect to separate your ION Units into the underlying Public Shares and Public Warrants prior to exercising your Redemption Rights with respect to the Public Shares;
(b)submit a written request to Continental Stock Transfer & Trust Company (“Continental”), ION’s transfer agent, that Innovid Corp. redeem all or a portion of your Public Shares for cash; and
(c)deliver your share certificates for Public Shares (if any) along with the redemption forms (as applicable) to Continental, physically or electronically through The Depository Trust Company (“DTC”).
Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to                     , Eastern Time, on                     , 2021 (two business days before the scheduled extraordinary general meeting) in order for their shares to be redeemed.
Each ION Unit issued and outstanding as of immediately prior to the Domestication will automatically be separated into the underlying ION Class A Ordinary Share and one-eighth of an ION Warrant. Public Shareholders may elect to redeem Public Shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Proposed Transaction is not consummated, the Public Shares will be returned to the respective holder, broker or bank.
If the Proposed Transaction is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, Innovid Corp. will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of ION’s initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Proposed Transaction. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding Public Share. If a Public Shareholder exercises its Redemption Rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. The redemption takes place following the Domestication and, accordingly, it is shares of Innovid Corp. Common Stock that will be redeemed promptly after consummation of the Proposed Transaction. See “Extraordinary General Meeting of ION — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.
Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 20% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the Public Shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
ION Holdings 2, LP, a Cayman Islands exempted limited partnership and shareholder of the Sponsor and each director of ION have agreed to, among other things, vote in favor of the Proposed Transaction, and to waive their Redemption Rights in connection with the consummation of the Proposed Transaction with respect to any ION Shares held by them, in the case of the Sponsor. None of our Sponsor, directors or officers received separate
XV

consideration for their waiver of Redemption Rights. The ION Shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the date of the accompanying proxy statement/prospectus, the Sponsor and certain of the members of the ION Board own 20% of the issued and outstanding ION Shares.
The Merger Agreement provides that the obligations of Innovid to consummate the Mergers are conditioned on, among other things, that as of the Closing, (a) the Domestication will have been completed, and (b) the Available Cash (i) in the Trust Account, after deducting the amount required to satisfy redemptions of ION Class A Ordinary Shares, if any, and the deferred underwriting commissions and taxes payable on interest earned, (ii) outside of the Trust Account, and (iii) from the gross proceeds of the PIPE Investment, is at least $250,000,000. If any condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could be terminated and the Proposed Transaction may not be consummated.
In addition to the Available Cash Condition noted above, the Merger Agreement is subject to the satisfaction or waiver of the following other customary closing conditions: (a) approval of the Proposed Transaction and related agreements and transactions by the respective shareholders of ION and Innovid (including approval of the Condition Precedent Proposals by the shareholders of ION); (b) effectiveness of the Registration Statement on Form S-4 filed by ION in connection with the resale of domesticated securities and securities to be issued in connection with the Mergers; (c) delivery of certain closing deliverables and documentation; (d) absence of a material adverse effect in respect of Innovid; (e) accuracy of the applicable representations, warranties and covenants, each to an applicable standard; (f) the Innovid Corp Common Stock issuable to Innovid Equity Holders in the Proposed Transaction having been authorized for listing on the New York Stock Exchange (the “NYSE”), subject to official notice of issuance; (g) the Domestication having been completed; (h) certain existing members of the ION Board having resigned as of the Closing; (i) certain existing officers of ION having resigned as of the Closing; and (j) the absence of any injunctions or restraints in respect of the consummation of the Proposed Transaction.
The approval of each of the Domestication Proposal, the Organizational Documents Proposal and the Advisory Organizational Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ION Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The approval of each of the Business Combination Proposal, the Stock Issuance Proposal, the Innovid Corp. Incentive Plan Proposal, the Director Election Proposal and the Shareholder Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ION Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Shareholder Adjournment Proposal and the Advisory Organizational Documents Proposals are not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/ prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the extraordinary general meeting.  If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. If you are a shareholder of record and
XVI

you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.
Your attention is directed to the proxy statement/prospectus following this notice (including the Annexes and other documents referred to therein) for a more complete description of the Proposed Transaction and related transactions and each of the proposals. You are encouraged to read the accompanying proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to therein. If you have any questions or need assistance voting your ION Shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing IACB.info@investor.morrowsodali.com. This notice of extraordinary general meeting and the proxy statement/prospectus are available at               .
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors of ION Acquisition Corp 2 Ltd.
____________________________
Jonathan Kolber
Chairman of the Board of Directors
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO ION’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
XVII

(i)

(ii)

REFERENCES TO ADDITIONAL INFORMATION
The accompanying proxy statement/prospectus incorporates important information that is not included in or delivered with the accompanying proxy statement/prospectus.  This information is available for you to review through the SEC’s website at www.sec.gov.
You may request copies of the accompanying proxy statement/prospectus or other information concerning ION, without charge, by written request to ION’s Chief Executive Officer at 89 Medinat Hayehudim Street, Herzliya 4676672, Israel; or Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing IACB.info@investor.morrowsodali.com, or from the SEC through the SEC website at the address provided above.
In order for you to receive timely delivery of the documents in advance of the extraordinary general meeting of ION to be held virtually on                      , 2021, you must request the information no later than five business days prior to the date of the extraordinary general meeting, by                      , 2021.

FREQUENTLY USED TERMS
Definitions
Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “ION” refer to ION Acquisition Corp 2 Ltd. (which prior to the Domestication is an exempted company incorporated under the laws of the Cayman Islands and thereafter a corporation incorporated under the laws of the State of Delaware). Following the Domestication, ION will be renamed “Innovid Corp.” and referred to in this document as Innovid Corp. and each will be referred to as the “Company.”
In this document:
“Additional PIPE Investment” means the proposed issuance and sale of $50,000,000 of Innovid Corp. Common Stock in a private placement to the PIPE Investors pursuant to the Additional Subscription Agreements.
“Additional Subscription Agreements” means the Subscription Agreements, each dated October 14, 2021, entered into between ION and certain PIPE Investors in respect of the PIPE Investment.
“Advisory Organizational Documents Proposals” means the proposal to be considered at the extraordinary general meeting to approve by special resolution the Proposed Certificate of Incorporation.
“Available Cash” means an amount equal to (i) all freely usable cash in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the redemptions of ION Class A Ordinary Shares and payment of deferred underwriting commissions and taxes payable on interest earned), plus (ii) the aggregate amount of net cash proceeds from the PIPE Investment as of immediately prior to the Closing.
“Available Cash Condition” means the condition of the Merger Agreement that, as of the Closing, the Available Cash is at least $250,000,000.
“Business Combination Proposal” means the proposal to be considered at the extraordinary general meeting to approve by ordinary resolution the Proposed Transaction.
“Cayman Constitutional Documents” means ION’s Amended and Restated Memorandum and Articles of Association, as amended from time to time.
“Closing” means the closing of the Proposed Transaction.
“Code” means the Internal Revenue Code of 1986, as amended.
“Companies Act” refers to the Cayman Islands Companies Act (As Revised).
“Company,” “we,” “us,” “our” and “ION” mean, unless otherwise indicated, ION prior to the Domestication and to Innovid Corp. after the Domestication and its incorporation in the State of Delaware, including after its change of name to “Innovid Corp.”
“Company Board” means the board of directors of the Company subsequent to the Closing.
“Condition Precedent Proposals” mean the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal the Innovid Corp. Incentive Plan Proposal, and the Innovid Corp. Employee Stock Purchase Plan Proposal.
“Continental” or the “Transfer Agent”, as applicable, means Continental Stock Transfer & Trust Company.
“CTV” means Connected TV.
“DGCL” means the Delaware General Corporation Law, as amended.
“Director Election Proposal” means the proposal to be considered at the extraordinary general meeting to elect by ordinary resolution six (6) directors to serve staggered terms on the Company Board until the 2022, 2023 and

2024 annual meetings of stockholders of the Company, respectively, and until their respective successors are duly elected and qualified.
“Domestication” means the continuation of ION by way of domestication of ION into a Delaware corporation under the applicable provisions of the Companies Act and the DGCL; the term includes all matters and necessary or ancillary changes in order to effect such Domestication, including the adoption of the Proposed Certificate of Incorporation (as attached hereto at Annex B) consistent with the DGCL and changing the name and registered office of ION.
“Domestication Proposal” means the proposal to be considered at the extraordinary general meeting to approve by special resolution the Domestication.
“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.
“Evercore” means Evercore Group L.L.C. a placement agent for the PIPE Investment.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Extraordinary general meeting” means the extraordinary general meeting of ION’s shareholders, to be held virtually at                      a.m. Eastern Time on                      , 2021 at                      , and any adjournments or postponements thereof.
“Full Redemption” means all holders of 25,300,000 of ION’s Public Shares exercise their redemption rights and that such shares are redeemed for their pro rata share ($10.00 per share) of the funds in the Trust Account for aggregate redemption proceeds of $253,000,000.
“Founder Shares” means the 6,325,000 currently outstanding ION Class B Ordinary Shares owned by the Sponsor and certain members of the ION Board.
“GAAP” means U.S. generally accepted accounting principles.
“Goldman Sachs” means Goldman Sachs & Co. LLC, one of the representatives of the underwriters in the IPO.
“Initial PIPE Investment” means the proposed issuance and sale of $150,000,000 of Innovid Corp. Common Stock in a private placement to PIPE Investors pursuant to the Subscription Agreements.
“Initial Subscription Agreements” means the Subscription Agreements, each dated June 24, 2021, entered into between ION and each of the PIPE Investors in respect of the PIPE Investment.
“Innovid” means Innovid, Inc., a Delaware corporation, prior to the Closing.
“Innovid Board” means the board of directors of Innovid, prior to the Closing.
“Innovid Corp. Common Stock” means the shares of common stock, par value $0.0001 per share, of Innovid Corp.
“Innovid Corp. ESPP” means the Innovid Corp. Employee Stock Purchase Plan, which will become effective upon the Closing. A copy of the Innovid Corp. ESPP is attached to this proxy statement/prospectus as Annex D.
“Innovid Corp. Incentive Plan” means the Innovid Corp. 2021 Omnibus Incentive Plan, which will become effective upon the Closing. A copy of the Innovid Corp. Incentive Plan is attached to this proxy statement/prospectus as Annex E.
“Innovid Corp. Incentive Plan Proposal” means the proposal to be considered at the extraordinary general meeting to approve the Innovid Corp. Incentive Plan.
“Innovid Corp. Warrant” means an ION Warrant that, following the Proposed Transactions, will be automatically converted into a redeemable warrant exercisable for one share of Innovid Corp. Common Stock.

“Innovid Equity Holder” means any stockholder or warrantholder of Innovid prior to the Closing of the Mergers.
“Innovid Equity Holders Support Agreements” means those certain support agreements dated as of June 24, 2021, by and among ION, Innovid and the equity holders of Innovid, as they may be amended and supplemented from time to time.
“Innovid Stockholder” means a stockholder of Innovid prior to the Closing.
“ION” means ION Acquisition Corp 2 Ltd. (which, prior to the Domestication, is an exempted company incorporated under the laws of the Cayman Islands and, after the Domestication, will be a corporation incorporated under the laws of the State of Delaware and will be referred to as “Innovid Corp” or the “Company”).
“ION Board” means the board of directors of ION prior to the Closing.
“ION Class A Ordinary Shares” means the Class A Ordinary Shares of ION, par value $0.0001 per share.
“ION Class B Ordinary Shares” means the Class B Ordinary Shares of ION, par value $0.0001 per share.
“ION Domesticated Common Stock” means the then issued and outstanding ION Class A Ordinary Shares that will automatically be converted, on a one-for-one basis, into a share of common stock of ION (after the Domestication).
“ION Shares” means, collectively, the ION Class A Ordinary Shares and the ION Class B Ordinary Shares.
“ION Units” means the units sold in the IPO (including pursuant to the overallotment option) consisting of an ION Class A Ordinary Share and an ION Warrant.
“ION Warrant” means one-eighth of a redeemable warrant exercisable for an ION Class A Ordinary Share.
“IPO” means ION’s initial public offering of the ION Units, ION Class A Ordinary Shares and ION Warrants pursuant to a registration statement on Form S-1 declared effective by the SEC on February 10, 2021 (SEC File No. 333-252440). On February 16, 2021, ION completed its initial public offering.
“Investor Rights Agreement” means the Investor Rights Agreement to be entered into by and among the Company, the Sponsor, certain Innovid Equity Holders and certain other parties thereto upon the completion of the Proposed Transaction. A form of the Investor Rights Agreement in substantially the form it will be executed in connection with the Closing is attached to this proxy statement/prospectus as Annex F.
“Maximum Redemption” means the maximum number of shares of ION that can be redeemed are redeemed, while still satisfying the Available Cash Condition.
“Mergers” means (a) the merger of Merger Sub 1 with and into Innovid with Innovid as the Surviving Corporation, and (b) the merger of the Surviving Corporation with and into Merger Sub 2, with Merger Sub 2 continuing as the Surviving Entity of the Second Merger.
“Merger Agreement” means the Agreement and Plan of Merger, dated as of June 24, 2021, by and among ION, Merger Sub 1, Merger Sub 2 and Innovid, as it may be amended and supplemented from time to time. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.
“Merger Consideration” means the number of shares of common stock of ION (after the Domestication) equal to (A) the quotient obtained by dividing (i) the amount that is (I) $1,007,000,000, less (II) the Secondary Sale Amount, by (ii) $10.00, minus (B) the number of shares of ION Domesticated Common Stock equal to the excess of (a) the number of shares that will be subject to vested options to purchase shares of ION Domesticated Common Stock as of immediately after the First Effective Time (as reflected on an option conversion schedule to be delivered by Innovid shortly prior to the Closing (a draft of which is attached to the Merger Agreement) which sets forth the number, exercise price and holders of each such option(s)) over (b) (i) the aggregate exercise price of all vested ION Options that will be outstanding as of immediately after the First Effective Time divided by (ii) 10.

“Merger Sub 1” means Inspire Merger Sub 1, Inc., a Delaware corporation and a direct wholly owned subsidiary of ION.
“Merger Sub 2” means Inspire Merger Sub 2, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of ION.
“Morgan Stanley” means Morgan Stanley & Co. LLC, one of the representatives of the underwriters in the IPO and a placement agent for the PIPE Investment.
“NYSE” means the New York Stock Exchange.
“Organizational Documents Proposal” means the proposal to be considered at the extraordinary general meeting to approve by special resolution the Proposed Certificate of Incorporation and the Proposed Bylaws. A copy of each of the Proposed Certificate of Incorporation and the Proposed Bylaws is attached to this proxy statement/prospectus as Annex B and Annex C, respectively.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind.
“PIPE Investment” means the proposed issuance and sale of $200,000,000 of Innovid Corp. Common Stock in a private placement to the PIPE Investors pursuant to the Subscription Agreements.
“PIPE Investors” means the accredited investors and qualified institutional buyers who entered into the Subscription Agreements with ION for the PIPE Investment including affiliates of ION, our Sponsor and our officers and directors.
“Private Placement Warrants” means the 7,060,000 private placement warrants, each exercisable for one ION Class A Ordinary Share at $11.50 per share, purchased by the Sponsor for a purchase price of $7,060,000, or $1.00 per warrant.
“Proposed Bylaws” mean the proposed bylaws of the Company to be in effect following the Business Combination, a form of which is attached to this proxy statement/prospectus as Annex C.
“Proposed Certificate of Incorporation” means the proposed certificate of incorporation of the Company to be in effect following the Domestication and the Business Combination, a form of which is attached to this proxy statement/prospectus as Annex B.
“Proposed Organizational Documents” means the Proposed Certificate of Incorporation and the Proposed Bylaws.
“Proposed Transaction” or “Business Combination” means the transactions contemplated by the Merger Agreement.
“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Public Shareholders” means the holders of Public Shares.
“Public Shares” means the ION Class A Ordinary Shares sold in the IPO (whether they were purchased in the IPO as part of the ION Unit or thereafter in the open market).
“Public Warrant Holders” means the holders of the Public Warrants.
“Public Warrants” means ION’s warrants sold in the IPO (whether they were purchased in the IPO as part of the ION Unit or thereafter in the open market).

“Record Date” means November 3, 2021.
“Redemption” means the redemption of Public Shares for the Redemption Price.
“Redemption Price” means an amount equal to a pro rata portion of the aggregate amount then on deposit in the Trust Account in accordance with the Cayman Constitutional Documents (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing). The Redemption Price will be calculated two business days prior to the completion of the Proposed Transaction in accordance with the Cayman Constitutional Documents.
“Redemption Rights” means the rights of the Public Shareholders to demand Redemption of their Public Shares into cash in accordance with the procedures set forth in the Cayman Constitutional Documents and this proxy statement/prospectus.
“Registration Statement” means the registration statement on Form S-4 that permits the offer and resale of the Registrable Securities or the Exchangeable Registrable Securities pursuant to the provisions of the Merger Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the U.S. Securities and Exchange Commission.
“Secondary Purchase and Sale Agreement” means the purchase and sale agreements, between the Acquiror and certain Innovid Equity Holders, a form of which is attached to this proxy statement/prospectus as Annex H.
“Secondary Sale Amount” means an amount of Available Cash, as determined by Innovid, applied to the repurchase of shares of common stock of Innovid to be sold to ION pursuant to a Secondary Purchase and Sale Agreement at the Closing.
“Secondary Sale Transaction” means a sale, pursuant to a Secondary Purchase and Sale Agreement, of a designated Secondary Sale Amount for the applicable Innovid Stockholder.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Shareholder Adjournment Proposal” means the proposal to be considered at the extraordinary general meeting to adjourn the extraordinary general meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies, if it is determined by ION that more time is necessary or appropriate to approve one or more proposal at the extraordinary general meeting.
“Shareholder Proposals” means, collectively, (a) the Business Combination Proposal, (b) the Domestication Proposal, (c) the Stock Issuance Proposal, (d) the Organizational Documents Proposal, (e) the Advisory Organizational Documents Proposals, (f) the Innovid Corp. Employee Stock Purchase Plan Proposal (g) the Innovid Corp. Incentive Plan Proposal, (h) the Director Election Proposal and (i) the Shareholder Adjournment Proposal, if presented.
“Sponsor” means ION Holdings 2, LP, a Cayman Islands exempted limited partnership.
“Sponsor Support Agreement” means the agreement, dated as of June 24, 2021, by and among Innovid, ION, the Sponsor and the other parties thereto, a form of which is attached to this proxy statement/prospectus as Annex G.
“Stock Issuance Proposal” means the proposal to be considered at the extraordinary general meeting to approve by ordinary resolution the issuance of Innovid Corp. Common Stock to (a) the PIPE Investors pursuant to the PIPE Investment (each as defined in the accompanying proxy statement/prospectus) and (b) the Innovid Equity Holders pursuant to the Merger Agreement, plus any additional shares pursuant to subscription agreements entered into prior to the Closing.

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated, including the Initial Subscription Agreements and the Additional Subscription Agreements.
“Surviving Corporation” means the corporation existing after the merger of Innovid and Merger Sub 1 with Innovid remaining as the surviving corporation.
“Surviving Entity” means the company existing after the merger of the Surviving Corporation and Merger Sub 2 with Merger Sub 2 remaining as the surviving entity.
“Surviving Entity LLC Agreement” means the Limited Liability Company Agreement of Merger Sub 2 to be in place upon the completion of the Proposed Transaction.
“Target Companies” means Innovid and its subsidiaries.
“Trust Account” means the trust account of ION, which holds the net proceeds from the IPO and the sale of the Private Placement Warrants, together with interest earned thereon, less amounts released to pay taxes.
“Trust Agreement” means the Investment Management Trust Agreement, dated as of February 10, 2021, by and between ION and the Transfer Agent.
“Warrant Agreement” means the Warrant Agreement, dated as of February 10, 2021, between ION and the Transfer Agent, which governs ION’s outstanding warrants.
“Warrants” means the ION Warrants and the Innovid Corp. Warrants.
Share Calculations and Ownership Percentages
Unless otherwise specified (including in the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities”, the share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to the Company’s stockholders following the Closing are for illustrative purposes only and assume the following:
1.No Public Shareholders exercise their Redemption Rights in connection with the Closing, and the balance of the Trust Account as of the Closing is the same as its balance on June 30, 2021 of $253,025,091.65.  Please see the section entitled “Extraordinary General Meeting of ION — Redemption Rights”.
2.No ION Warrants or Private Placement Warrants will be exercised.
3.The PIPE Investment is consummated in accordance with its terms for $200,000,000, with ION issuing 20,000,000 ION Class A Ordinary Shares to the PIPE Investors. Please see the section entitled “The Business Combination Proposal—Related Agreements—Subscription Agreements”.
4.Other than the PIPE Investment, there are no other issuances of equity securities of the Company prior to or in connection with the Closing, including any equity awards that may be issued under the Innovid Corp. Incentive Plan following the Business Combination.
5.The Secondary Sale Amount is $263,025,092 , such number being the maximum cash available to repurchase shares in the Secondary Sale Transaction assuming $150,000,000 of Available Cash is retained by Innovid Corp. following the Business Combination. Such amount may be increased up to $200,000,000 at the discretion of the Innovid Board to the extent it determines to retain additional cash and reduce the size of the Secondary Sale Amount or if existing Innovid shareholders elect not to participate in the Secondary Sale Transactions. As a result of the Secondary Sale Transactions, Innovid Corp. will have less cash on hand at Closing than it would if it did not consummate the Secondary Sale Transactions. The impact of any increase in the cash retained by Innovid Corp. will be to increase Innovid Corp.’s cash on hand, reduce the size of any Secondary Sale Amount and increase the number of shares of Innovid Corp. Common Stock outstanding.
6.Vested options to acquire Innovid Corp. Common Stock outstanding following the Business Combination are exercised.

MARKET AND INDUSTRY DATA
Information contained in this proxy statement/prospectus concerning the market and the industry in which Innovid competes, including its market position, general expectations of market opportunity, size and growth rates, is based on information from various third-party sources, on assumptions made by Innovid based on such sources and Innovid’s knowledge of the markets for its services and solutions. This information and any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable but that there can be no assurance as to the accuracy or completeness of such information. We have not independently verified this third-party information. The industry in which Innovid operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors — Risks Related to Innovid’s Business” beginning on page 58 of this proxy statement/prospectus and elsewhere in this proxy statement/prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains forward-looking statements. These forward-looking statements include, without limitation, statements relating to expectations for future financial performance, business strategies or expectations for our business, and the timing for and ability of ION and Innovid to complete the Proposed Transaction. These statements are based on the beliefs and assumptions of the management of ION and Innovid. Although ION and Innovid believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither ION nor Innovid can assure you that either will achieve or realize these plans, intentions or expectations. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, words such as “anticipate”, “believe”, “can”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “seek”, “should”, “strive”, “target”, “will”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, Innovid’s independent auditor, has not examined, compiled or otherwise applied procedures with respect to the accompanying forward-looking financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it.
Forward-looking statements in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus may include, for example, statements about ION and Innovid prior to the Business Combination and the Company following the Business Combination, including:
•the ability to satisfy the closing conditions to the Business Combination, including approval by shareholders of ION and the availability of at least $250,000,000 of Available Cash;
•the ability to realize the benefits expected from the Proposed Transaction;
•the ability to consummate the Business Combination;
•the ability to obtain and/or maintain the listing of the Innovid Corp. Common Stock on NYSE following the Business Combination;
•the ability to raise financing in the future and to comply with restrictive covenants related to long-term indebtedness;
•the future financial performance of the Company following the Proposed Transaction;
•the Company’s ability to retain or recruit, or to effect changes required in, its officers, key employees or directors following the Business Combination;
•changes in the market for Innovid’s products and services and the Company’s ability to effectively compete in the advertising technology industry following the Business Combination;
•the Company’s ability to comply with laws and regulations applicable to its business; and
•expansion plans and opportunities.
These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and ION’s and Innovid’s management teams’ current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of ION, Innovid and their respective directors, officers and affiliates. Accordingly, forward-looking statements should not be relied upon as representing ION’s views as of any subsequent date. ION does not undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.
You should not place undue reliance on these forward-looking statements in deciding how your vote should be cast or in voting your shares on the proposals set out in this proxy statement/prospectus. Should one or more of a number of known and unknown risks and uncertainties materialize, or should any of our assumptions prove incorrect, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to:
•the occurrence of any event, change or other circumstances that could delay the Proposed Transaction or give rise to the termination of the Merger Agreement;
•the outcome of any legal proceedings that may be instituted against Innovid or ION following announcement of the Proposed Transaction and transactions contemplated thereby;
•the inability to complete the Proposed Transaction due to the failure to obtain approval of the ION shareholders, the inability to complete the PIPE Investment, the failure of ION to satisfy the Available Cash Condition or the failure to meet other conditions to closing in the Merger Agreement;
•the inability to maintain the listing of the Innovid Corp. Common Stock on the NYSE following the Proposed Transaction;
•changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination;
•changes in applicable laws or regulations;
•the risk that the Proposed Transaction disrupts current plans and operations;
•the ability to recognize the anticipated benefits of the Proposed Transaction, which may be affected by, among other things, competition, and the ability of the Company to grow and manage growth profitably;
•costs related to the Proposed Transaction;
•Innovid’s estimates of expenses and profitability and underlying assumptions with respect to shareholder redemptions;
•Innovid’s ability to maintain and expand relationships with advertisers;
•Decrease and/or changes in CTV audience viewership behavior;
•Innovid’s ability to make the right investment decisions and to innovate and develop new solutions;
•The accuracy of Innovid’s estimates of market opportunity, forecasts of market growth and projections of future financial performance;
•The extent of investment required in Innovid’s sales and marketing efforts;
•Innovid’s ability to effectively manage its growth;
•Sustained overall demand for advertising;
•the impact of the novel coronavirus (“COVID-19”);
•The continued acceptance of digital advertising by consumers and the impact of opt-in, opt-out or ad-blocking technologies;

•Innovid’s ability to scale its platform and infrastructure to support anticipated growth and transaction volume;
•The impact of increasing competition in the digital advertising space, including with competitors who have significantly more resources; ; and
•other risks and uncertainties indicated in this proxy statement/prospectus, including those set forth under the section entitled “Risk Factors” beginning on page 44 of this proxy statement/prospectus.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF ION
The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the Proposed Transaction. The following questions and answers do not include all the information that is important to ION’s shareholders. ION urges shareholders to read this proxy statement/ prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the Proposed Transaction and the voting procedures for the extraordinary general meeting, which will be held at                  , Eastern Time, on                      , 2021, at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020, and virtually via live webcast. To participate in the extraordinary general meeting online, visit https://www.cstproxy.com/ionacquisitioncorp2/2021/ and enter the 12 digit control number included on your proxy card. You may register for the extraordinary general meeting as early as                   , Eastern Time, on                   , 2021. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the extraordinary general meeting, as described in this proxy statement.
Q.    Why am I receiving this proxy statement/prospectus?
A.    ION shareholders are being asked to consider and vote upon, among other proposals, the Business Combination Proposal. The Merger Agreement provides for, among other things, (a) the merger of Merger Sub 1 with and into Innovid, with Innovid continuing as the Surviving Corporation, and the merger of the Surviving Corporation with and into Merger Sub 2, with Merger Sub 2 surviving, as a wholly owned subsidiary of ION (ION to be renamed “Innovid Corp.”), in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. See the section entitled “The Business Combination Proposal” for more detail.
A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read it in its entirety.
As a condition to the Mergers, ION will change its jurisdiction of incorporation by effecting a deregistration under the Companies Act and a domestication under Section 388 of the DGCL, pursuant to which ION’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. Immediately prior to the Domestication, pursuant to the Cayman Constitutional Documents, each ION Class B Ordinary Share then issued and outstanding will automatically convert into one ION Class A Ordinary Share. Following such conversion, in connection with the Domestication, (a) each ION Unit issued and outstanding immediately prior to the Domestication will automatically be separated into the underlying ION Class A Ordinary Share and one-eighth (1/8) of an ION Warrant, (b) each ION Class A Ordinary Share issued and outstanding immediately prior to the Domestication will remain outstanding and will automatically convert into one share of Innovid Corp. Common Stock (provided that each ION Class A Ordinary Share owned by Public Shareholders who have validly elected to redeem their each ION Class A Ordinary Share will be redeemed for cash in an amount equal to the Redemption Price), (c) each ION Warrant will automatically convert into an Innovid Corp. Warrants on the same terms as the ION Warrants, and (d) each whole Private Placement Warrant issued and outstanding prior to the Domestication will automatically convert into a warrant exercisable for one share of Innovid Corp. Common Stock on the terms and subject to the conditions set forth in the applicable warrant agreement. See “The Domestication Proposal” for additional information.
THE VOTE OF PUBLIC SHAREHOLDERS IS IMPORTANT. PUBLIC SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF ION AND INNOVID, CAREFULLY AND IN ITS ENTIRETY.
Q.    What proposals are shareholders of ION being asked to vote upon?
A.    At the extraordinary general meeting, ION is asking holders of ION Shares to consider and vote upon:
•The Business Combination Proposal;

•The Domestication Proposal;
•The Stock Issuance Proposal;
•The Organizational Documents Proposal;
•The Advisory Organizational Documents Proposals;
•The Innovid Corp. Incentive Plan Proposal;
•The Innovid Corp. Employee Stock Purchase Plan Proposal;
•The Director Election Proposal; and
•The Shareholder Adjournment Proposal, if presented.
If ION’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could be terminated and the Proposed Transaction may not be consummated. Pursuant to a Stockholder Support Agreement entered into with a particular stockholder of Innovid at the time of entry into the Merger Agreement, such Innovid stockholder is entitled to certain consent rights with respect to certain amendments and waivers of the terms of the Merger Agreement, which may limit Innovid’s ability to waive certain conditions in the Merger Agreement. See “The Business Combination Proposal,” “The Domestication Proposal,” “The Stock Issuance Proposal,” “The Organizational Documents Proposal,” “The Innovid Corp. ESPP Proposal,” and “The Innovid Corp. Incentive Plan Proposal”.
ION will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Proposed Transaction and the other matters to be acted upon at the extraordinary general meeting. Shareholders of ION should read it carefully.
After careful consideration, the ION Board has determined that each of (a) the Business Combination Proposal, (b) the Domestication Proposal, (c) the Stock Issuance Proposal, (d) the Organizational Documents Proposal, (e) the Advisory Organizational Documents Proposals, (f) the Innovid Corp. Incentive Plan Proposal (g) the Innovid Corp. Employee Stock Purchase Plan Proposal, (h) the Director Election Proposal, and (i) the Shareholder Adjournment Proposal, if presented, are in the best interests of ION and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of one or more of ION’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ION and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and ION’s officers also have interests in the Proposed Transaction that may conflict with your interests as a shareholder and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating ION. See the section entitled “The Business Combination Proposal — Certain Interests of ION’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.
Q.    Are the proposals conditioned on one another?
A.    Yes. The Proposed Transaction is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Organizational Documents Proposals, the Director Election Proposal and the Shareholder Adjournment Proposal are not conditioned upon the approval of any other proposal.

Q.    Why is ION proposing the Proposed Transaction?
A.    ION was incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities.
Founded in 2007, Innovid is a leading independent software platform that provides critical technology infrastructure for the creation, delivery, and measurement of TV ads across connected TV (“CTV”), mobile TV and desktop TV environments. Innovid’s purpose-built CTV infrastructure platform is comprised of three key offerings: Ad Serving Solutions, Creative Personalization Solutions and Measurement Solutions. Innovid’s software-based platform provides an open technology infrastructure that tightly integrates with the highly fragmented advertising technology and media ecosystem including Demand Side Platforms (DSPs) such as The Trade Desk and Amobee; Supply Side Platforms (SSP) such as Magnite and Verizon Media; publishers such as Hulu and Peacock; and end user devices such as Amazon Fire and Samsung Smart TV. Innovid’s offering encompasses independent global ad serving, data-driven personalization, and new forms of measurement designed to connect all channels in a clean, comparable, and privacy-compliant manner.
Based on its due diligence investigations of Innovid and the industry in which it operates, including the financial and other information provided by Innovid in the course of ION’s due diligence investigations, the ION Board believes that the Proposed Transaction with Innovid is in the best interests of ION and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. See “The Business Combination Proposal — The ION Board’s Reasons for the Approval of the Business Combination” for additional information.
Although the ION Board believes that the Proposed Transaction with Innovid presents a unique business combination opportunity and is in the best interests of ION and its shareholders, the ION Board did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the section entitled “The Business Combination Proposal — The ION Board’s Reasons for the Approval of the Business Combination,” as well as in the section entitled “Risk Factors — Risks Related to Innovid’s Business” beginning on page 58 of this proxy statement/prospectus.
Q.    What will Innovid Equity Holders receive in connection with the Business Combination?
A.    As a result of the Mergers, among other things, the aggregate consideration to be received in respect of the Mergers will be an aggregate of 74,397,491 shares of Innovid Corp. Common Stock (including (i) 66,953,106 shares of Innovid Corp. Common Stock received by all of the stockholders and warrant holders of Innovid prior to the Closing (“Innovid Equity Holders”) and (ii) 7,444,385 shares of common stock issuable upon exercise of newly issued and vested Innovid Corp. options received by holders of vested options prior to the Closing). Furthermore, Innovid Corp. will issue 4,186,021 unvested options to existing Innovid option holders. In addition, pursuant to the Merger Agreement, at the Closing, ION will purchase, and one or more Innovid Stockholders will sell, in accordance with a Secondary Purchase and Sale Agreement, an aggregate amount of shares of common stock of Innovid, as determined by Innovid and for an aggregate purchase price determined by Innovid. The Secondary Sale Amount will be determined by Innovid based on the amount of Available Cash ION has on hand at the Closing minus $150,000,000, except if the amount is equal to or less than $150,000,000, the Secondary Sale Amount will equal zero; provided that, one Innovid stockholder is entitled to certain secondary sale amounts in accordance with a mutually agreed upon schedule attached to such stockholder’s stockholder support agreement based on the Available Cash. The allocation of the Secondary Sale Amount among Innovid Equity Holders and the amount of the Secondary Sale Amount in excess of $150,000,000, to the extent ION’s cash on hand exceeds $150,000,000, is subject to the discretion of the Innovid Board and compliance with the Innovid Equity Holders Support Agreements and each applicable Maximum Secondary Sale Transaction Amount. See “The Business Combination Proposal — Merger Agreement — Merger Consideration”, “The Business Combination Proposal – Merger Agreement – Secondary Sale Transaction” and “Certain Relationships and Related Party Transactions—Innovid Related Person Transactions—Secondary Sale Transactions”.

Q.    What equity stake will current ION shareholders and Innovid Equity Holders hold in Innovid Corp. immediately after the consummation of the Proposed Transaction?
A.    It is anticipated that, following the Proposed Transaction, (a) the Public Shareholders are expected to own approximately 20% of the outstanding Innovid Corp. Common Stock, (b) Innovid Equity Holders (without taking into account any Public Shares held by Innovid Equity Holders prior to the consummation of the Proposed Transaction or purchased in the PIPE Investment) are expected to own approximately 59% of the outstanding Innovid Corp. Common Stock, (c) the Sponsor and its affiliates are expected to collectively own approximately 8% of the outstanding Innovid Corp. Common Stock, including 4,200,000 shares purchased in the PIPE Investment; and (d) the PIPE Investors are expected to own approximately 13% of the outstanding Innovid Corp. Common Stock (excluding 4,200,000 shares purchased by affiliates of the Sponsor). These percentages assume (i) that no Public Shareholders exercise their Redemption Rights (as defined in the accompanying proxy statement/prospectus) in connection with the Proposed Transaction, (ii) that Innovid Corp. issues 20,000,000 shares of the Company’s to the PIPE Investors pursuant to the PIPE Investment, (iii) $263,025,092 is applied to repurchase shares in the Secondary Sale Transaction, such number being the maximum amount of cash available for such repurchases in the Secondary Sale Transaction assuming $150,000,000 of Available Cash is retained by Innovid Corp. following the Business Combination, and subject to an increase up to $200,000,000 at the discretion of the Innovid Board to the extent it determines to retain additional cash and reduce the size of the Secondary Sale Amount or if existing Innovid shareholders elect not to participate in the Secondary Sale Transactions and (iv) all vested options to purchase Innovid Corp. Common Stock are exercised. As a result of the Secondary Sale Transactions, Innovid Corp. will have less cash on hand at Closing than it would if it did not consummate the Secondary Sale Transactions and the relative ownership of participating existing Innovid equity holders in the resulting pubic company, together with the total amount of outstanding shares, will be reduced. The impact of any increase in the cash retained by Innovid Corp. will be to increase Innovid Corp.’s cash on hand, reduce the size of any Secondary Sale Amount and increase the number of shares of Innovid Corp. Common Stock outstanding. If the actual facts are different from these assumptions, the percentage ownership retained by the Company’s existing shareholders in the Company will be different. The price per share paid in connection with the purchase of shares described in clause (iii) above will be $10.00 per share (on a post-conversion basis, giving effect to the conversion of Innovid equity interests as set forth above). One effect of the Secondary Sale Transaction will be to reduce the relative ownership of participating existing Innovid equity holders in the resulting public company and the total amount of outstanding shares.
All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Frequently Used Terms—Share Calculations and Ownership Percentages”.
Q.    How has the announcement of the Proposed Transaction affected the trading price of the ION Class A Ordinary Shares?
A.    On June 24, 2021, the last trading date prior to the public announcement of the Proposed Transaction, ION Units, ION Class A Ordinary Shares and Public Warrants closed at $10.10, $9.90 and $1.70, respectively. As of October 22, 2021 the last trading day immediately prior to the date of this proxy statement/prospectus, the closing price for ION Units, ION Class A Ordinary Shares and Public Warrants were $10.15, $9.94 and $1.24, respectively.
Q.    Will the Company obtain new financing in connection with the Proposed Transaction?
A.    Yes. The PIPE Investors have agreed to purchase in the aggregate 20,000,000 shares of Innovid Corp. Common Stock (including 4,200,000 shares of Innovid Corp. Common Stock purchased by affiliates of the Sponsor) for $200,000,000 of gross proceeds in the PIPE Investment. See “The Business Combination Proposal — Related Agreements — Subscription Agreements”.
Q.    Why is ION proposing the Domestication?
A.    The ION Board believes that there are significant advantages to us that will arise as a result of a change of ION’s domicile to the State of Delaware. Further, the ION Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The ION Board believes that there are several reasons why a reincorporation in the State of Delaware is in the best interests of ION and its shareholders, including (a) the prominence, predictability and flexibility of the DGCL, (b) Delaware’s well-established principles of corporate governance and (c) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing are discussed in greater detail in the section entitled “The Domestication Proposal —Reasons for the Domestication”.
To effect the Domestication, ION will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file the Proposed Certificate of Incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which ION will be domesticated and continue as a Delaware corporation.
The approval of the Domestication Proposal is a condition to the closing of the Mergers under the Merger Agreement. The approval of the Domestication Proposal requires a special resolution under the Companies Act, being the affirmative vote of the holders of a majority of at least two-thirds of the ION Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal.
Q.    What amendments will be made to the Cayman Constitutional Documents?
A.    The consummation of the Proposed Transaction is conditioned, among other things, on the Domestication. Accordingly, in addition to voting on the Proposed Transaction, ION’s shareholders are also being asked to consider and vote upon a proposal to approve the Domestication and replace the Cayman Constitutional Documents, in each case, under the Companies Act, with the Proposed Certificate of Incorporation and the Proposed Bylaws, in each case, under the DGCL, which differ materially from the Cayman Constitutional Documents. These differences are discussed in greater detail in the section entitled “The Domestication Proposal”.
Q.    How will the Domestication and the Mergers affect my ION Class A Ordinary Shares, ION Class B Ordinary Shares, ION Warrants and ION Units?
A.    Immediately prior to the Domestication, pursuant to the Cayman Constitutional Documents, each ION Class B Ordinary Share then issued and outstanding will automatically convert into one ION Class A Ordinary Share. Following such conversion, as a result of the Domestication and the Mergers, (a) each ION Unit then issued and outstanding immediately prior to the First Merger will automatically be separated into the underlying ION Class A Ordinary Share and one-eighth (1/8) of an ION Warrant, (b) each ION Class A Ordinary Share issued and outstanding immediately prior to the Domestication will remain outstanding and will automatically convert into one share of Innovid Corp. Common Stock (provided that each ION Class A Ordinary Shares owned by Public Shareholders (as defined herein) who have validly elected to redeem their ION Class A Ordinary Shares will be redeemed for cash in an amount equal to the Redemption Price (as defined in herein), (c) each ION Warrant will automatically convert into a redeemable warrant exercisable for one share of Innovid Corp. Common Stock on the same terms as the ION Warrants, and (d) each whole Private Placement Warrant (as defined herein) issued and outstanding prior to the Domestication will automatically convert into a warrant exercisable for one share of Innovid Corp. Common Stock on the terms and subject to the conditions set forth in the applicable warrant agreement. No fractional Innovid Corp. Warrants will be issued upon separation of the ION Units.
Q.    What are the material U.S. federal income tax considerations of the Domestication?
A.    As discussed more fully under “U.S. Federal Income Tax Considerations”, White & Case LLP has delivered an opinion that the Domestication will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”). As such subject to the “passive foreign investment company” (“PFIC”) rules discussed below and under “U.S. Federal Income Tax Considerations — U.S. Holders — Tax Effects of the Domestication to U.S. Holders — PFIC Considerations”, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — U.S. Holders”) will be subject to Section 367(b) of the Code and, as a result:
•a U.S. Holder who beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of ION Shares entitled to vote or 10% or more of the total value of all classes of ION Shares (a “10% U.S. Shareholder”) on the date of the Domestication must include in income as a dividend deemed paid by ION the “all earnings and profits amount” attributable to the ION Class A Ordinary Shares it directly owns within the meaning of Treasury Regulations under Section 367 of the Code;
•a U.S. Holder whose ION Class A Ordinary Shares have a fair market value of $50,000 or more and who, on the date of the Domestication, is not a 10% U.S. Shareholder will recognize gain (but not loss) with respect to its ION Class A Ordinary Shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s ION Class A Ordinary Shares; and
•a U.S. Holder whose ION Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, is not a 10% U.S. Shareholder, should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Domestication.
ION does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.
As discussed more fully under “U.S. Federal Income Tax Considerations—U.S. Holders—Tax Effects of the Domestication to U.S. Holders—PFIC Considerations”, provided the Domestication is completed in 2021, ION believes that it is possible that it may not be classified as a PFIC for U.S. federal income tax purposes because it could qualify for an exception to the PFIC rules known as the “startup exception.” However, this position is not free from doubt, and no assurance can be given that the Internal Revenue Service (“IRS”) would not assert, or that a court would not sustain, a contrary position. If ION were classified as a PFIC for U.S. federal income tax purposes, notwithstanding the U.S. federal income tax consequences of the Domestication discussed in the foregoing, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain on the exchange of ION Class A Ordinary Shares or ION Warrants for Innovid Corp. Common Stock or Innovid Corp. Warrants pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “U.S. Federal Income Tax Considerations—U.S. Holders—Tax Effects of the Domestication to U.S. Holders—PFIC Considerations—QEF Election and Mark-to-Market Election” with respect to their ION Class A Ordinary Shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Currently, there are no elections available that apply to ION Warrants, and the application of the PFIC rules to ION Warrants is unclear. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “U.S. Federal Income Tax Considerations—U.S. Holders”.
Each U.S. Holder is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of ION Class A Ordinary Shares and ION Warrants for Innovid Corp. Common Stock and Innovid Corp. Warrants pursuant to the Domestication.
Additionally, the Domestication may cause Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations— Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such Non-U.S. Holder’s Innovid Corp. Common Stock after the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations”.
Q.    Do I have Redemption Rights?
A.    If you are a holder of Public Shares, you have the right to request that we redeem all or a portion of your Public Shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public Shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your Redemption Rights, please see the answer to the next question: “How do I exercise my Redemption Rights?”
Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 20% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the Public Shares, then any such shares in excess of that 20% limit would not be redeemed for cash.
The Sponsor has agreed to waive its Redemption Rights with respect to all of the Founder Shares in connection with the consummation of the Proposed Transaction and has received no additional consideration for doing so. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share Redemption Price.
Q.    How do I exercise my Redemption Rights?
A.    If you are a Public Shareholder and wish to exercise your right to redeem the Public Shares, you must:
(a)(i) hold Public Shares or (ii) hold Public Shares through ION Units and elect to separate your ION Units into the underlying Public Shares and Public Warrants prior to exercising your Redemption Rights with respect to the Public Shares;
(b)submit a written request to the Transfer Agent that Innovid Corp. redeem all or a portion of your Public Shares for cash; and
(c)deliver your share certificates for Public Shares (if any) along with the redemption forms (as applicable) to the Transfer Agent, physically or electronically through The Depository Trust Company (“DTC”).
Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to                  , Eastern Time, on                  , 2021 (two business days before the scheduled extraordinary general meeting) in order for their shares to be redeemed.
The address of the Transfer Agent is listed under the question “Who can help answer my questions?”
Holders of ION Units must elect to separate the ION Units into the underlying Public Shares and Public Warrants prior to exercising Redemption Rights with respect to the Public Shares. If holders hold their ION Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the ION Units into the underlying Public Shares and Public Warrants, or if a holder holds ION Units registered in its own name, the holder must contact the Transfer Agent, directly and instruct them to do so. The Redemption Rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem.
Public Shareholders will be entitled to request that their Public Shares be redeemed for the Redemption Price. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding Public Share. However, the proceeds deposited in the Trust Account could become subject to the claims of ION’s creditors, if any, which could have priority over the claims of the Public Shareholders, regardless of whether such Public Shareholders vote or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your Redemption Rights. It is expected that the funds to be distributed to Public Shareholders electing to redeem their Public Shares will be distributed promptly after the consummation of the Proposed Transaction.
An ION shareholder may withdraw a request to redeem once submitted to ION at any time until the deadline for submitting redemption requests which is two business days prior to the date of the scheduled extraordinary general meeting, and thereafter, with ION’s consent, until the Closing. Furthermore, if a holder of a Public Share delivers its share certificates (if any) along with the redemption forms in connection with an election of its Redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that ION permit the withdrawal of the request for Redemption and instruct the Transfer Agent to return the share certificates (physically or electronically). The holder can make such request by contacting the Transfer Agent at the address or email address listed in this proxy statement/prospectus.
Any corrected or changed written exercise of Redemption Rights must be received by the Transfer Agent prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for Redemption will be honored unless the holder’s certificates for Public Shares (if any) along with the redemption forms have been delivered (either physically or electronically) to the Transfer Agent at least two business days prior to the vote at the extraordinary general meeting.
If a holder of Public Shares properly makes a request for Redemption and the certificates for Public Shares (if any) along with the redemption forms are delivered as described above, then, if the Proposed Transaction is consummated, Innovid Corp. will redeem the Public Shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the Proposed Transaction.
The Redemption will take place following the Domestication and, accordingly, it is shares of Innovid Corp. Common Stock that will be redeemed immediately after consummation of the Proposed Transaction. If the Proposed Transaction is not consummated, the Public Shares will be returned to the respective holder, broker or bank.
If you are a holder of Public Shares and you exercise your Redemption Rights, such exercise will not result in the loss of any warrants that you may hold. The amount of Public Shares redeemed will have no impact on your ability to exercise your Redemption Rights. Such warrants would have an aggregate market value of approximately $8,754,400 based upon the closing price of $1.24 per warrant as of October 22, 2021. Additional shares of Innovid Corp Common Stock may be issuable in the future, upon the exercise of the warrants, after the consummation of Business Combination. The issuance of such shares could adversely impact the market price of Innovid Corp. Common Stock.
Q.    If I am a holder of ION Units, can I exercise Redemption Rights with respect to my ION Units?
A.    No. Holders of issued and outstanding ION Units must elect to separate the ION Units into the underlying Public Shares and Public Warrants prior to exercising Redemption Rights with respect to the Public Shares. If you hold your ION Units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the ION Units into the underlying Public Shares and Public Warrants, or if you hold ION Units registered in your own name, you must contact the Transfer Agent, directly and instruct them to do so. The Redemption Rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem.
Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests which is two business days prior to the date of the scheduled extraordinary general meeting, and thereafter, with ION’s consent, until the Closing. Furthermore, if a holder of a Public Share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that ION instruct the transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus.

You are requested to cause your Public Shares to be separated and delivered to the Transfer Agent, along with the redemption forms by                  , Eastern Time, on                  , 2021 (two business days before the scheduled extraordinary general meeting) in order to exercise your Redemption Rights with respect to your Public Shares.
Q.    What are the U.S. federal income tax consequences of exercising my Redemption Rights?
A.    The U.S. federal income tax consequences of exercising your Redemption Rights with respect to your Public Shares to receive cash from the Trust Account in exchange for Innovid Corp. Common Stock received in the Domestication depend on your particular facts and circumstances. It is possible that you may be treated as selling such Innovid Corp. Common Stock and, as a result, recognize capital gain or capital loss. It is also possible that the Redemption may be treated as a distribution for U.S. federal income tax purposes. Whether a redemption of shares of Innovid Corp. Common Stock qualifies for sale treatment will depend largely on the total number of shares of Innovid Corp. Common Stock you are treated as owning before and after the redemption (including any Innovid Corp. Common Stock that you constructively own as a result of owning Innovid Corp. Warrants and any Innovid Corp. Common Stock that you directly or indirectly acquire pursuant to the Business Combination or the PIPE Investment) relative to all of the Innovid Corp. Common Stock outstanding both before and after the redemption. For a more complete discussion of the U.S. federal income tax considerations of an exercise of Redemption Rights, see “U.S. Federal Income Tax Considerations”.
Additionally, because the Domestication will occur prior to the Redemption of any Public Shareholder, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—U.S. Holders”) exercising Redemption Rights will be subject to the potential tax consequences of Section 367 of the Code as well as potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations—U.S. Holders”.
All Public Shareholders considering exercising Redemption Rights are urged to consult their tax advisor on the tax consequences to them of an exercise of Redemption Rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.
Q.    What happens to the funds deposited in the Trust Account after consummation of the Proposed Transaction?
A.    Following the closing of the IPO (including exercise of the over-allotment option by the underwriters of the IPO), an amount equal to $253,000,000 ($10.00 per ION Unit) of the net proceeds from the IPO and the sale of the Private Placement Warrants was placed in the Trust Account. As of June 30, 2021, funds in the Trust Account totaled $253,025,091.65 and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (a) the completion of a business combination (including the Closing), (b) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of ION’s obligation to redeem 100% of the Public Shares if it does not complete a business combination by February 16, 2023 and (c) the Redemption of all of the Public Shares if ION is unable to complete a business combination by February 16, 2023 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.
Upon consummation of the Proposed Transaction, the funds deposited in the Trust Account will be released to pay holders of Public Shares who properly exercise their Redemption Rights, to pay transaction fees and expenses associated with the Proposed Transaction, and for working capital and general corporate purposes of Innovid Corp. following the Proposed Transaction. See “Summary of the Proxy Statement/Prospectus— Sources and Uses of Funds for the Proposed Transaction”.

Q.    Did the ION Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Proposed Transaction?
A.    The ION Board did not obtain a third-party valuation or fairness opinion in connection with the determination to approve the Proposed Transaction. ION’s management, including its directors and officers, has many years of experience in both operational management and investment and financial management and analysis. In the opinion of the ION Board, ION’s management, including its directors and officers, was suitably qualified to conduct the due diligence review and other investigations required in connection with the search for a business combination partner and to evaluate the operating and financial merits of companies like Innovid. The ION Board believed, based on the operational, investment and financial experience and background of its directors, that the ION Board was qualified to conclude that the Business Combination was fair, from a financial point of view, to ION’s shareholders and to make other necessary assessments and determinations regarding the Business Combination. The ION Board also determined, without seeking a valuation from a financial advisor, that Innovid’s fair market value was at least 80% of the assets held in the Trust Account (excluding the amount of any marketing fee held in trust). Accordingly, investors will be relying on the judgment of the ION Board in valuing Innovid’s business and assuming the risk that the ION Board may not have properly valued such business. See “Risk Factors — Risks Related to the Domestication and the Business Combination”.
Q.    What happens if a substantial number of the Public Shareholders vote in favor of the Business Combination Proposal and exercise their Redemption Rights?
A.    Our Public Shareholders are not required to vote in respect of the Proposed Transaction in order to exercise their Redemption Rights. Accordingly, the Proposed Transaction may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are reduced as a result of Redemptions by Public Shareholders.
The Merger Agreement provides that the obligations of Innovid to consummate the Mergers are conditioned on, among other things, that as of the Closing, the Available Cash Condition is satisfied, which requires that the amount of cash available from the following sources is at least $250,000,000: (a) the Trust Account, after deducting the amount required to satisfy redemptions of ION Class A Ordinary Shares, if any, and the deferred underwriting commissions and taxes payable on interest earned, (b) outside of the Trust Account, and (c) the gross proceeds of the PIPE Investment. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could be terminated and the Proposed Transaction may not be consummated.
The table below presents the trust value per share to a Public Shareholder that elects not to redeem across a range of varying redemption scenarios. The maximum redemption scenario represents the maximum redemptions that may occur but which would still provide for the satisfaction of the Available Cash Condition (the “Maximum Redemption”). This trust value per share includes the per share cost of the deferred underwriting commission.

Trust Value	$253,025,092
Total ION Class A Ordinary Shares	$25,300,000
Trust Value Per Class A common stock	$10

	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions
Redemptions ($)	—	$63,256	$126,513	$189,769	$194,170
Redemptions (Shares)	—	6,325,625	12,651,250	18,976,875	19,417,000
Deferred underwriting commission	$8,855	$8,855	$8,855	$8,855	$8,855
Deferred underwriting commission as % of cash left in Trust Account	3.6	4.9	7.5	16.3	17.7

Cash left in Trust Account post redemption minus deferred underwriting commission	$244,170	$180,914	$117,658	$54,401	$50,000
Class A common stock post redemption	118,499,354	118,496,829	118,496,854	118,496,854	118,496,845
Trust Value Per Share	$2.06	$1.53	$0.99	$0.46	$0.42
Q.    What conditions must be satisfied to complete the Proposed Transaction?
A.    In addition to the Available Cash Condition noted above, the Merger Agreement is subject to the satisfaction or waiver of the following other customary closing conditions: (a) approval of the Proposed Transaction and related agreements and transactions by the respective shareholders of ION and Innovid (including approval of the Condition Precedent Proposals by the shareholders of ION); (b) effectiveness of the registration statement on Form S-4 (as such filing is amended and including the proxy statement/prospectus contained therein, the “Registration Statement”) filed by ION in connection with the resale of domesticated securities and securities to be issued in connection with the Mergers; (c) delivery of certain closing deliverables and documentation; (d) absence of a material adverse effect in respect of Innovid; (e) accuracy of the applicable representations, warranties and covenants, each to an applicable standard; (f) the Innovid Corp Common Stock issuable to Innovid Equity Holders in the Proposed Transaction having been authorized for listing on the NYSE, subject to official notice of issuance; (g) the Domestication having been completed; (h) certain existing members of the ION Board having resigned as of the Closing; (i) certain existing officers of ION having resigned as of the Closing; and (j) the absence of any injunctions or restraints in respect of the consummation of the Proposed Transaction. For more information about conditions to the consummation of the Proposed Transaction, see “The Business Combination Proposal — Merger Agreement”.
Q.    When do you expect the Proposed Transaction to be completed?
A.    It is currently expected that the Proposed Transaction will be consummated in the fourth quarter of 2021. This date depends, among other things, on the approval of the proposals to be put to ION shareholders at the extraordinary general meeting. However, such meeting could be adjourned if the Shareholder Adjournment Proposal is adopted by ION’s shareholders at the extraordinary general meeting and ION elects to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting. For a description of the conditions for the completion of the Proposed Transaction, see “The Business Combination Proposal — Merger Agreement”.
Q.    What happens if the Proposed Transaction is not consummated?
A.    ION will not complete the Domestication to the State of Delaware unless all other conditions to the consummation of the Proposed Transaction have been satisfied or waived by the parties in accordance with the terms of the Merger Agreement. If ION is not able to complete the Proposed Transaction with Innovid by February 16, 2023 and is not able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, ION will: (a) cease all operations except for the purpose of winding up; (b) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the Public Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (c) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the ION Board, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Q.    Following the Proposed Transaction, will ION’s securities continue to trade on a stock exchange?
A.    Yes. Following the Closing, the Innovid Corp. Common Stock and Warrants will continue to be listed on the NYSE under the symbols “CTV” and “CTV.WS”, respectively. The ION Units will automatically separate into the component securities prior to the Domestication, and, as a result, will no longer trade as a separate security following the Closing.
Q.    Do I have appraisal rights in connection with the Proposed Transaction?
A.    Neither ION’s shareholders nor ION’s warrant holders have appraisal rights in connection with the Proposed Transaction or the Domestication under Cayman Islands law or under the DGCL.
Q.    What do I need to do now?
A.    ION urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Proposed Transaction will affect you as a shareholder or warrant holder. ION’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.
Q.    How do I vote?
A.    If you are a holder of record of ION Shares on the Record Date for the extraordinary general meeting, you may vote in person at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or other nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.
Q.    If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A.    No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or other nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or other nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or other nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker, bank or other nominee to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker, bank or other nominee on a particular proposal on which your broker, bank or other nominee does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Q.    When and where will the extraordinary general meeting be held?
A.    The extraordinary general meeting will be held virtually at                  a.m. Eastern Time, on                  , 2021. In light of ongoing developments related to COVID-19, after careful consideration, the Company has determined that the extraordinary general meeting will be a virtual meeting conducted via live webcast at https://www.cstproxy.com/ionacquisitioncorp2/2021/ in order to facilitate shareholder attendance and participation while safeguarding the health and safety of our shareholders, directors and management team. For the purposes of Cayman Islands law and the Cayman Constitutional Documents, the physical location of the extraordinary general meeting will be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020.
Q.    Who is entitled to vote at the extraordinary general meeting?
A.    ION has fixed November 3, 2021 as the Record Date for the extraordinary general meeting. If you were a shareholder of ION at the close of business on the Record Date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.
Q.    How many votes do I have?
A.    ION shareholders are entitled to one vote at the extraordinary general meeting for each ION Share held of record as of the Record Date. At the close of business on the Record Date for the extraordinary general meeting, there were 32,390,635 ION Shares issued and outstanding, of which 19,005,665 were issued and outstanding Public Shares.
Q.    What constitutes a quorum?
A.    A quorum of ION shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ION Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the Record Date for the extraordinary general meeting, 16,195,318 ION Shares would be required to achieve a quorum.
Q.    What vote is required to approve each proposal at the extraordinary general meeting?
A.    Business Combination Proposal—The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ION Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
Domestication Proposal – The approval of the Domestication Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the ION Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
Organizational Documents Proposal – The approval of the Organizational Documents Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the ION Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
Stock Issuance Proposal – The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ION Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
Advisory Organizational Documents Proposals – The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the ION Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
Innovid Corp. Incentive Plan Proposal – The approval of the Innovid Corp. Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ION Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
Innovid Corp. Employee Stock Purchase Plan Proposal – The approval of the Innovid Corp. Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ION Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
Director Election Proposal – The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ION Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Although the Cayman Constitutional Documents indicate that, prior to the Closing, holders of ION Class A Ordinary Shares shall have no right to vote on the appointment or removal of any director, the Director Election Proposal is being voted on by all holders of ION Shares. In the event that one or more nominees is not elected under the Director Election Proposal, the ION Board is permitted under Article 29 of the Cayman Constitutional Documents to appoint any person to be a director.
Shareholder Adjournment Proposal – The approval of the Shareholder Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ION Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
Q.    What are the recommendations of the ION Board?
A.    The ION Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of ION’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Innovid Corp. Incentive Plan Proposal, “FOR” the approval of the Innovid Corp. Employee Stock Purchase Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Shareholder Adjournment Proposal, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of ION’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ION and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and ION’s officers also have interests in the Proposed Transaction that may conflict with your interests as a shareholder and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating ION. See the section entitled “The Business Combination Proposal — Certain Interests of ION’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.
Q.    How does the Sponsor intend to vote its shares?
A.    The Sponsor has agreed to vote all the Founder Shares and any other Public Shares it may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor and certain members of the ION Board own 20% of the issued and outstanding ION Shares. As a result, ION would need only 9,487,501, or approximately 37.5%, of the Public Shares not held by affiliates, to be voted in favor of the Business Combination in order to approve the Business Combination Proposal (assuming all outstanding shares are voted); or 1,581,251, or approximately 6.25% of Public Shares not held by affiliates (assuming only the minimum number of shares representing a quorum are voted).
At any time at or prior to the Proposed Transaction, subject to applicable securities laws (including with respect to material non-public information), the Sponsor, the Innovid Equity Holders or our or their respective directors, officers, advisors or respective affiliates may (a) purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, Public Shares, (b) execute agreements to purchase such shares from such investors in the future, or (c) enter into transactions with such investors and others to provide them with incentives to acquire Public Shares, vote their Public Shares in favor of the Condition Precedent Proposals or not redeem their Public Shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of ION Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Sponsor, the Innovid Equity Holders or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption Rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (a) satisfaction of the requirement that holders of a majority of the ION Shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Shareholder Proposals, (b) satisfaction of the requirement that holders of a majority of at least two-thirds of the ION Shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal, the Organizational Documents Proposal and the Advisory Organizational Documents Proposals, (c) satisfaction of the Available Cash Condition, and (d) otherwise limiting the number of Public Shares electing to redeem.
The existence of financial and personal interests of one or more of ION’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ION and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and ION’s officers also have interests in the Proposed Transaction that may conflict with your interests as a shareholder and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating ION. See the section entitled “The Business Combination Proposal — Certain Interests of ION’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.
Q.    What happens if I sell my ION Shares before the extraordinary general meeting?
A.    The Record Date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Proposed Transaction is expected to be completed. If you transfer your Public Shares after the applicable Record Date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the extraordinary general meeting but the transferee, and not you, will have the ability to redeem such shares, so long as such transferee takes the required steps to elect to redeem such shares at least two business days prior to the extraordinary general meeting.
Q.    How can I vote my shares without attending the extraordinary general meeting?
A.    If you are a shareholder of record of our ION Shares at the close of business on the Record Date, you can vote by proxy by mail by following the instructions provided in the enclosed proxy card or in person at the extraordinary general meeting. Please note that if you are a beneficial owner of ION Shares, you may vote by submitting voting instructions to your broker, bank or other nominee, or otherwise by following instructions provided by your broker, bank or other nominee. Telephone and internet voting will be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or other nominee.
Q.    May I change my vote after I have mailed my signed proxy card?
A.    Yes. Shareholders may send a later-dated, signed proxy card to ION’s Chairman of the Board (the “Chairman”) at ION’s address set forth below so that it is received by the Chairman prior to the vote at the extraordinary general meeting(which is scheduled to take place on                  , 2021) or attend the extraordinary

general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to the Chairman, which must be received by the Chairman prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.
Q.    What happens if I fail to take any action with respect to the extraordinary general meeting?
A.    If you fail to take any action with respect to the extraordinary general meeting and the Proposed Transaction is approved by shareholders and the Proposed Transaction is consummated, you will become a stockholder or warrant holder of Innovid Corp. If you fail to take any action with respect to the extraordinary general meeting and the Proposed Transaction is not approved, you will remain a shareholder or warrant holder of ION. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your Innovid Corp. Common Stock in connection with the Proposed Transaction, so long as you take the required steps to elect to redeem your shares at least two business days prior to the extraordinary general meeting.
Q.    What happens if I vote against the Business Combination Proposal?
A.    If you vote against the Business Combination Proposal, but the Business Combination Proposal still obtains the requisite shareholder approval described in this proxy statement/prospectus, then the Business Combination Proposal will be approved and, assuming the approval of the Conditions Precedent Proposals and the satisfaction or waiver of the other conditions to the Closing of the Mergers, the Business Combination will be consummated in accordance with the terms of the Merger Agreement.
If you vote against the Business Combination Proposal and the Business Combination Proposal does not obtain the requisite vote at the extraordinary general meeting, then the Business Combination Proposal will fail and we will not consummate the Business Combination. If we do not consummate the Business Combination Proposal, we may continue to try to complete a business combination with a different target business until February 16, 2023. If we fail to complete an initial business combination by February 16, 2023, then we will be required to dissolve and liquidate the Trust Account by returning then-remaining funds in the Trust Account to the Public Shareholders.
Q.    What should I do with my share certificates, warrant certificates or unit certificates?
A.    Our shareholders who exercise their Redemption Rights must deliver (either physically or electronically) their share certificates (if any) along with the redemption forms (as applicable) to the Transfer Agent, prior to the extraordinary general meeting.
Holders must complete the procedures for electing to redeem their Innovid Corp. Common Stock in the manner described above prior to                  , Eastern Time, on                  , 2021 (two business days before the scheduled extraordinary general meeting) in order for their shares to be redeemed.
Our warrant holders should not submit the certificates relating to their warrants. Public Shareholders who do not elect to have their Innovid Corp. Common Stock redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their Public Shares.
Upon the Domestication, holders of ION Units, ION Class A Ordinary Shares, ION Class B Ordinary Shares and ION Warrants will receive ION Class A Ordinary Shares and Innovid Corp. Warrants, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their ION Units, ION Class A Ordinary Shares (unless such holder elects to redeem the Innovid Corp. Common Stock in accordance with the procedures set forth above), ION Class B Ordinary Shares or ION Warrants.
Q.    What should I do if I receive more than one set of voting materials?
A.    Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ION Shares.
Q.    Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?
A.    ION will pay the cost of soliciting proxies for the extraordinary general meeting. ION has engaged Morrow Sodali LLC (“Morrow”) to assist in the solicitation of proxies for the extraordinary general meeting. ION has agreed to pay Morrow a fee of $32,500, plus disbursements. ION will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of ION Class A Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of ION Class A Ordinary Shares and in obtaining voting instructions from those owners. ION’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Q.    Where can I find the voting results of the extraordinary general meeting?
A.    The preliminary voting results will be expected to be announced at the extraordinary general meeting. ION will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.
Q.    Who can help answer my questions?
A.    If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact:
Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200
Banks and brokers can call: (203) 658-9400
Email: IACB.info@investor.morrowsodali.com
You also may obtain additional information about ION from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information”. If you are a holder of Public Shares and you intend to seek Redemption, you will need to deliver the certificates for your Public Shares (if any) along with the redemption forms (as applicable) (either physically or electronically) to the Transfer Agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to                  , Eastern Time, on                  , 2021 (two business days before the scheduled extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your share certificates (if any) along with the redemption forms (as applicable), please contact:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
Email: Mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus, but does not contain all of the information that may be important to you. To better understand the Proposals to be considered at the extraordinary general meeting, including the Business Combination Proposal, whether or not you plan to attend such meetings, we urge you to read this proxy statement/prospectus (including the Annexes) carefully, including the section entitled “Risk Factors” beginning on page 44 of this proxy statement/prospectus. See also the section entitled “Where You Can Find More Information”.
Parties to the Business Combination
ION
ION was incorporated as a Cayman Islands exempted company on November 23, 2020 as a blank check company the objective of which is to acquire, through a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, one or more businesses or entities. On December 1, 2020, the Founder Shares (an aggregate of 5,750,000 ION Class B Ordinary Shares) were sold to the Sponsor at a price of approximately $0.004 per share, for an aggregate price of $25,000. In January 2021, the Sponsor transferred 25,000 Founder Shares to each of Mr. Seligsohn, Ms. Gazit and Mr. Shemesh at their original purchase price. In January 2021, ION effected a share capitalization of 575,000 shares and, as a result, there are 6,325,000 Founder Shares issued and outstanding.
On February 16, 2021, ION completed its IPO of 25,300,000 ION Units, including the issuance of 3,300,000 ION Units as a result of the underwriters’ exercise in full of their over-allotment option. Each ION Unit consists of one ION Class A Ordinary Share and one-eighth of one warrant, with each warrant entitling the holder thereof to purchase one ION Class A Ordinary Share for $11.50 per share. The ION Units were sold at a price of $10.00 per ION Unit, generating gross proceeds to ION of $253,000,000. In addition, prior to the closing of the IPO, ION completed the sale of the Private Placement Warrants (7,060,000 warrants at a price of $1.00 per warrant) in a private placement to the Sponsor, generating gross proceeds of $7,060,000. A total of $253,000,000 of the net proceeds from the IPO and the Private Placement Warrants were deposited in the Trust Account established for the benefit of the Public Shareholders and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest except for certain amounts withdrawn in order to pay tax obligations. As of June 30, 2021, there was approximately $253,025,091.65 million held in the Trust Account.
ION’s principal executive offices are located at 89 Medinat Hayehudim Street, Herzliya 4676672, Israel and its phone number is +972 (9) 970-3620.
Merger Sub 1
Merger Sub 1 is a Delaware corporation and direct, wholly owned subsidiary of ION formed on June 21, 2021. Pursuant to the First Merger, Merger Sub 1 will merge with and into Innovid with Innovid being the surviving corporation and becoming a wholly owned subsidiary of ION.
Merger Sub’s principal executive offices are located at 89 Medinat Hayehudim Street, Herzliya 4676672, Israel and its phone number is +972 (9) 970-3620.
Merger Sub 2
Merger Sub 2 is a Delaware limited liability company and a direct wholly owned subsidiary of ION formed on June 21, 2021. Pursuant to the Second Merger, the Surviving Corporation will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the Surviving Entity of the Second Merger.
Merger Sub’s principal executive offices are located at 89 Medinat Hayehudim Street, Herzliya 4676672, Israel and its phone number is +972 (9) 970-3620.

Innovid
Innovid, Inc. is a Delaware corporation formed on June 21, 2007. Pursuant to the First Merger, Innovid will merge with and into Merger Sub 1 with Innovid being the surviving corporation and becoming a wholly owned subsidiary of ION.
Innovid’s principal executive offices are located at 30 Irving Place, 12th Floor, New York, NY 10003 and its phone number is +1 212 966 7555.
The Proposals to be Submitted at the Extraordinary General Meeting
The Business Combination Proposal
As discussed in this proxy statement/prospectus, ION is asking its shareholders to approve by ordinary resolution and adopt the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. The Merger Agreement provides for, among other things, following the Domestication of ION to Delaware as described below, the merger of Merger Sub 1 with and into Innovid, with Innovid surviving the first merger, and the immediately subsequent merger of Innovid with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity of this second merger, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. After consideration of the factors identified and discussed in the section entitled “The Business Combination Proposal — The ION Board’s Reasons for the Approval of the Business Combination”, the ION Board concluded that the Business Combination met the requirements disclosed in the prospectus for the IPO.
Merger Consideration
The Merger Consideration to be received by Innovid Equity Holders will be a number of shares of common stock of ION (after the Domestication) equal to (A) the quotient obtained by dividing (i) the amount that is (I) $1,007,000,000, less (II) the Secondary Sale Amount, by (ii) $10.00, minus (B) the number of shares of ION Domesticated Common Stock equal to the excess of (a) the number of shares that will be subject to vested options to purchase shares of ION Domesticated Common Stock as of immediately after the First Effective Time (as reflected on an option conversion schedule to be delivered by Innovid shortly prior to the Closing (a draft of which is attached to the Merger Agreement) which sets forth the number, exercise price and holders of each such option(s)) over (b) (i) the aggregate exercise price of all vested ION Options that will be outstanding as of immediately after the First Effective Time divided by (ii) 10. Furthermore, Innovid Corp. will issue (i) 7,444,385 vested options to acquire shares Innovid Corp. common stock to holders of vested options of Innovid and (ii) 4,186,021 unvested options to acquire shares of Innovid Corp. Common Stock to holders of unvested Innovid options. In addition, pursuant to the Merger Agreement, at the Closing, immediately prior to the First Merger, ION will purchase, and one or more Innovid Stockholders will sell to ION, in accordance with a Secondary Purchase and Sale Agreement, their applicable Secondary Sale Amount. The Secondary Sale Amount will be determined by Innovid based on the amount of cash ION has on hand at the Closing minus $150,000,000, except if the amount is equal to or less than $150,000,000, the Secondary Sale Amount will equal zero; provided that a certain Innovid stockholder is entitled to secondary sale amounts in accordance with a mutually agreed upon schedule attached to such stockholder’s Stockholder Support Agreement based on the Available Cash. The allocation of the Secondary Sale Amount among Innovid Equity Holders and the amount of the Secondary Sale Amount in excess of $150,000,000, to the extent ION’s cash on hand exceeds $150,000,000, is subject to the discretion of the Innovid Board and compliance with the Innovid Equity Holders Support Agreements and each applicable Maximum Secondary Sale Transaction Amount. See “The Business Combination Proposal — Merger Agreement — Consideration,” “The Business Combination Proposal – Merger Agreement – Secondary Purchase and Sale Agreement” and “Certain Relationships and Related Party Transactions—Innovid Related Person Transactions—Secondary Sale Transactions”.
Closing Conditions
                The Merger Agreement provides that the obligations of Innovid to consummate the Mergers are conditioned on, among other things, the Available Cash Condition (which means that, as of the Closing, the aggregate amount of Available Cash from (a) the Trust Account, after deducting the amount required to satisfy redemptions of ION Class A Ordinary Shares, if any, and the deferred underwriting commissions and taxes payable on interest earned, (b) outside of the Trust Account, and (c) the gross proceeds of the PIPE Investment, is at least $250,000,000).
                In addition to the Available Cash Condition, the Merger Agreement is subject to the satisfaction or waiver of the following other customary closing conditions: (a) approval of the Proposed Transaction and related agreements and transactions by the respective shareholders of ION and Innovid (including approval of the Condition Precedent Proposals by the shareholders of ION); (b) effectiveness of the Registration Statement on Form S-4 filed by ION in connection with the resale of domesticated securities and securities to be issued in connection with the Mergers; (c) delivery of certain closing deliverables and documentation; (d) absence of a material adverse effect in respect of Innovid; (e) accuracy of the applicable representations, warranties and covenants, each to an applicable standard; (f) the Innovid Corp Common Stock issuable to Innovid Equity Holders in the Proposed Transaction having been authorized for listing on the NYSE, subject to official notice of issuance; (g) the Domestication having been completed; (h) certain existing members of the ION Board having resigned as of the Closing; (i) certain existing officers of ION having resigned as of the Closing; and (j) the absence of any injunctions or restraints in respect of the consummation of the Proposed Transaction.
The Domestication Proposal
If the Business Combination Proposal is approved, then ION will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Merger Agreement, the ION Board has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of ION’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while ION is currently governed by the Companies Act, upon the Domestication, Innovid Corp. will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as between the Cayman Constitutional Documents and the Proposed Organizational Documents. Accordingly, ION encourages shareholders to carefully review the information in “The Domestication Proposal — Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication”.
Immediately prior to the Domestication, pursuant to the Cayman Constitutional Documents, each ION Class B Ordinary Share then issued and outstanding will automatically convert into one ION Class A Ordinary Share. Following such conversion, as a result of and upon the effective time of the Domestication, (a) each ION Unit then issued and outstanding as of immediately prior to the Domestication will automatically be separated into the underlying ION Class A Ordinary Share and one-eighth (1/8) of an ION Warrant, (b) each ION Class A Ordinary Share issued and outstanding immediately prior to the Domestication will remain outstanding and will automatically convert into one share of Innovid Corp. Common Stock (provided that each ION Class A Ordinary Share owned by Public Shareholders who have validly elected to redeem their ION Class A Ordinary Shares will be converted, but will be redeemed for cash in an amount equal to the Redemption Price), (c) ) each ION Warrant will automatically convert into a Innovid Corp. Warrant on the same terms as the ION Warrants and (e) each whole Private Placement Warrant issued and outstanding prior to the Domestication will automatically convert into a warrant exercisable for one Innovid Corp. Common Stock on the terms and subject to the conditions set forth in the applicable warrant agreement. No fractional Innovid Corp. Warrants will be issued upon separation of the ION Units.
The Stock Issuance Proposal
If each of the Business Combination Proposal and the Domestication Proposal are approved, ION’s shareholders are also being asked to approve by ordinary resolution the Stock Issuance Proposal for purposes of complying with the applicable provisions of NYSE Listing Rule 312.03(c).
Pursuant to Section 312.03(c) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock; or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. Additionally, under Section 312.03(d) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant.
The aggregate number of ION Class A Ordinary Shares that the Company will issue in connection with the Proposed Transaction and the PIPE Investment will exceed 20% of both the voting power and the Innovid Corp. Common Stock (as defined below) outstanding before such issuance and may result in a change of control of the registrant under NYSE Listing Rule 312.03(d). Accordingly, ION is seeking the approval of ION shareholders for the issuance of shares of Innovid Corp. Common Stock in connection with the Proposed Transaction and the PIPE Investment.
The Organizational Documents Proposal
If each of the Business Combination Proposal, the Domestication Proposal and the Stock Issuance Proposal are approved, ION will ask its shareholders to approve the Organizational Documents Proposal in connection with the replacement of the Cayman Constitutional Documents, under the Companies Act, with the Proposed Organizational Documents, under the DGCL. The ION Board has unanimously approved the Organizational Documents Proposal and believes such proposal is necessary to adequately address the needs of Innovid Corp. following the Closing. Approval of the Organizational Documents Proposal is a condition to the consummation of the Business Combination.
The Advisory Organizational Documents Proposals
ION will ask its shareholders to approve on a non-binding advisory basis six separate Advisory Organizational Documents Proposals in connection with the replacement of the Cayman Constitutional Documents, under the Companies Act, with the Proposed Organizational Documents, under the DGCL. The ION Board has unanimously approved the Advisory Organizational Documents Proposals and believes such proposals are necessary to adequately address the needs of Innovid Corp. after the Business Combination. Approval of the Advisory Organizational Documents Proposals is not a condition to the consummation of the Business Combination.
A brief summary of each of the Advisory Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.
(A) Advisory Organizational Documents Proposal 5A — to authorize the change in the authorized capital stock of ION from 500,000,000 ION Class A Ordinary Shares, 50,000,000 ION Class B Ordinary Shares, and 5,000,000 Preference Shares to 500,000,000 shares of Innovid Corp. Common Stock and 500,000  shares of Innovid Corp. Preferred Stock;
(B) Advisory Organizational Documents Proposal 5B — to authorize adopting Delaware as the exclusive forum for certain stockholder litigation;
(C) Advisory Organizational Documents Proposal 5C — to approve provisions providing that the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required for stockholders to amend, alter, repeal or rescind all or any portion of Part B of Article V, Article VI, Article VIII, Article IX, Article X, Article XI or Article XII of the Proposed Certificate of Incorporation;
(D) Advisory Organizational Documents Proposal 5D — to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of the holders of a majority of at least 66 2/3% of the outstanding shares entitled to vote at an election of directors, voting together as a single class;
(E) Advisory Organizational Documents Proposal 5E — to approve provisions requiring or permitting stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting; provided that any action required or permitted to be taken by the holders of Innovid Corp. Preferred Stock, voting separately as a class or separately as a class with one or more other such series, may be taken without a meeting if signed by the holders having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted in compliance with the DGCL; and
(F) Advisory Organizational Documents Proposal 5F — to provide for certain additional changes, including, among other things, (i) changing the corporate name from “ION Acquisition Corp 2 Ltd.” to “Innovid Corp.,” (ii) making Innovid Corp.’s corporate existence perpetual and (iii) removing certain provisions related to ION’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the ION Board believes is necessary to adequately address the needs of Innovid Corp. after the Business Combination.
The Innovid Corp. Incentive Plan Proposal
If each of the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal and the Organizational Documents Proposal is approved, ION is proposing that its shareholders approve by ordinary resolution the Innovid Corp. Incentive Plan, which will become effective upon the Closing and will be used by the Company on a going-forward basis following the Closing.
The Innovid Corp. Employee Stock Purchase Plan Proposal
If each of the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal and the Innovid Corp. Incentive Plan Proposal is approved, ION is proposing that its shareholders approve by ordinary resolution the Innovid Corp. Employee Stock Purchase Plan, which will become effective upon the Closing and will be used by the Company on a going-forward basis following the Closing.
The Director Election Proposal
ION is proposing that its shareholders approve, effective upon the Closing of the Proposed Transaction, the election of six (6) directors to serve staggered terms on the Company Board until the 2022, 2023 and 2024 annual meetings of stockholders, respectively, and until their respective successors are duly elected and qualified.
The Shareholder Adjournment Proposal
If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize ION to consummate the Business Combination (because any of the Condition Precedent Proposals have not been approved (including as a result of the failure of any other cross-conditioned Condition Precedent Proposals to be approved)), the ION Board may submit a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies.
Date, Time and Place of the Extraordinary General Meeting
The extraordinary general meeting will be held virtually at                  a.m. Eastern Time, on                  , 2021. In light of ongoing developments related to COVID-19, after careful consideration, the Company has determined that the extraordinary general meeting will be a virtual meeting conducted via live webcast at https://www.cstproxy.com/ionacquisitioncorp2/2021/ in order to facilitate shareholder attendance and participation while safeguarding the health and safety of our shareholders, directors and management team. For the purposes of Cayman Islands law and the Cayman Constitutional Documents, the physical location of the extraordinary general meeting will be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020.

Registering for the Extraordinary General Meeting
Any shareholder wishing to attend the extraordinary general meeting virtually should register for the extraordinary general meeting by                  , 2021 at                  To register for the extraordinary general meeting, please follow these instructions as applicable to the nature of your ownership of ION Shares:
•If your shares are registered in your name with the Transfer Agent and you wish to attend the online-only meeting, go to https://www.cstproxy.com/ionacquisitioncorp2/2021/, enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended, but is not required in order to attend.
•Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other nominee) who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the online extraordinary general meeting. After contacting the Transfer Agent, a beneficial holder will receive an e-mail prior to the extraordinary general meeting with a link and instructions for entering the extraordinary general meeting online. Beneficial shareholders should contact Continental Stock Transfer & Trust Company at least five business days prior to the extraordinary general meeting date in order to ensure access.
Voting Power; Record Date
ION shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ION Shares at the close of business on November 3, 2021, which is the Record Date for the extraordinary general meeting. Shareholders will have one vote for each ION Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. ION Warrants do not have voting rights. At the close of business on the Record Date, there were 32,390,635 ION Shares issued and outstanding, of which 26,065,635 were Public Shares, with the rest being held by ION’s initial shareholders.
Quorum and Vote of ION Shareholders
A quorum of ION shareholders is necessary to hold a valid meeting. A quorum will be present at the ION extraordinary general meeting if the holders of a majority of the issued and outstanding shares entitled to vote at the extraordinary general meeting are represented in person or by proxy (which would include presence at the extraordinary general meeting). Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal.
As of the Record Date for the extraordinary general meeting, 16,195,318 ION Shares would be required to achieve a quorum.
The Sponsor has agreed to vote all of its ION Shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor and certain members of the ION Board own 20% of the issued and outstanding ION Shares. As a result, ION would need only 9,487,501, or approximately 37.5%, of the Public Shares not held by affiliates, to be voted in favor of the Business Combination in order to approve the Business Combination Proposal (assuming all outstanding shares are voted); or 1,581,251, or approximately 6.25% of Public Shares not held by affiliates (assuming only the minimum number of shares representing a quorum are voted).

The proposals presented at the extraordinary general meeting require the following votes:
•Business Combination Proposal – The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ION Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
•Domestication Proposal – The approval of the Domestication Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the ION Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Because the Domestication Proposal involves a vote to continue ION outside the jurisdiction of the Cayman Islands, holders of the ION Class B Ordinary Shares will have ten votes per ION Class B Ordinary Share and holders of ION Class A Ordinary Shares will have one vote per ION Class A Ordinary Share for the purposes of the Domestication Proposal. Holders of ION Class B Ordinary Shares and ION Class A Ordinary Shares will have one vote per share on all other proposals.
•Stock Issuance Proposal – The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ION Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
•Organizational Documents Proposal – The approval of the Organizational Documents Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the ION Shares who, being in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
•Advisory Organizational Documents Proposals – The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the ION Shares who, being in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
•Innovid Corp. Incentive Plan Proposal – The approval of the Innovid Corp. Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ION Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.
•Innovid Corp. Employee Stock Purchase Plan Proposal – The approval of the Innovid Corp. Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ION Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting
•Director Election Proposal – The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ION Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Although the Cayman Constitutional Documents indicate that, prior to the Closing, holders of ION Class A Ordinary Shares shall have no right to vote on the appointment or removal of any director, the Director Election Proposal is being voted on by all holders of ION Shares. In the event that one or more nominees is not elected under the Director Election Proposal, the ION Board is permitted under Article 31 of the Cayman Constitutional Documents to appoint any person to be a director.
•Shareholder Adjournment Proposal – The approval of the Shareholder Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ION Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal.
Redemption Rights
Pursuant to the Cayman Constitutional Documents, a Public Shareholder may request of ION that Innovid Corp. redeem all or a portion of its Innovid Corp. Common Stock for cash if the Proposed Transaction is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Innovid Corp. Common Stock to be redeemed only if you:
•(i) hold Public Shares or (ii) hold Public Shares through ION Units and elect to separate your ION Units into the underlying Public Shares and Public Warrants prior to exercising your Redemption Rights with respect to the Public Shares;
•submit a written request to the Transfer Agent that Innovid Corp. redeem all or a portion of your Public Shares for cash; and
•deliver the certificates for your Public Shares (if any) along with the redemption forms (as applicable) to the Transfer Agent physically or electronically through DTC.
Holders must complete the procedures for electing to redeem their Innovid Corp. Common Stock in the manner described above prior to                  , Eastern Time, on                  , 2021 (two business days before the scheduled extraordinary general meeting) in order for their shares to be redeemed.
Each ION Unit then issued and outstanding as of immediately prior to the Domestication will automatically be separated into the underlying ION Class A Ordinary Share and one-eighth (1/8) of an ION Warrant. Public Shareholders may elect to redeem all or a portion of the Innovid Corp. Common Stock held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Proposed Transaction is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Proposed Transaction is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Innovid Corp. Common Stock that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms (as applicable) to the Transfer Agent, Innovid Corp. will redeem such Innovid Corp. Common Stock for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Proposed Transaction. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding Public Share. If a Public Shareholder exercises its Redemption Rights in full, then it will be electing to exchange its Innovid Corp. Common Stock for cash and will no longer own Innovid Corp. Common Stock . The redemption takes place following the Domestication and, accordingly, it is Innovid Corp. Common Stock that will be redeemed immediately after consummation of the Proposed Transaction. See “Extraordinary General Meeting of ION — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Innovid Corp. Common Stock for cash.
Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Innovid Corp. Common Stock with respect to more than an aggregate of 20% of the Innovid Corp. Common Stock. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the Innovid Corp. Common Stock, then any such shares in excess of that 20% limit would not be redeemed for cash.
The Sponsor has agreed to vote in favor of the Proposed Transaction, regardless of how the Public Shareholders vote. As of the date of this proxy statement/prospectus, the Sponsor and certain members of the ION Board own 20% of the issued and outstanding ION Shares. As a result, ION would need only 9,487,501, or approximately 37.5%, of the Public Shares not held by affiliates, to be voted in favor of the Business Combination in order to approve the Business Combination Proposal (assuming all outstanding shares are voted); or 1,581,251, or approximately 6.25% of Public Shares not held by affiliates (assuming only the minimum number of shares representing a quorum are voted).

Holders of the Public Warrants will not have Redemption Rights with respect to the Public Warrants.
Appraisal Rights
Neither ION’s shareholders nor the holders of Public Warrants have appraisal rights in connection with the Proposed Transaction or the Domestication under Cayman Islands law or under the DGCL.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. ION has engaged Morrow to assist in the solicitation of proxies.
If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of ION — Revoking Your Proxy”.
Certain Interests of ION’s Directors and Officers and Others in the Business Combination
When you consider the recommendation of the ION Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and ION’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of ION shareholders and holders of Public Warrants generally. ION’s directors were aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to ION shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the interests listed below:
•Prior to the IPO, the Sponsor purchased 5,750,000 ION Class B Ordinary Shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. On January 14, 2021, ION effected a share capitalization of 575,000 shares, resulting in 6,325,000 ION Class B Ordinary Shares issued and outstanding. As a result of the significantly lower investment per share of our Sponsor as compared with the investment per share of the Public Shareholders, a transaction which results in an increase in the value of the investment of the Sponsor may result in a decrease in the value of the investment of our Public Shareholders.
•If ION does not consummate a business combination by February 16, 2023 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the ION Board, liquidating and dissolving, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, Sponsor and ION’s officers and directors will lose their entire investment. The 6,325,000 ION Class B Ordinary Shares owned by the Sponsor and the members of the ION Board would be worthless because, following the redemption of the Public Shares, ION would likely have few, if any, net assets and because the Sponsor and ION’s directors and officers have agreed to waive their respective rights to liquidating distributions from the Trust Account in respect of any ION Class A Ordinary Shares and ION Class B Ordinary Shares held by it or them, as applicable, if ION fails to complete a business combination within the required period.
•Additionally, in such event, the Private Placement Warrants purchased by the Sponsor simultaneously with the consummation of the IPO (including in relation to exercise of the over-allotment option by the underwriters) for an aggregate purchase price of $7,060,000 will also expire worthless. ION’s directors and executive officers also have a direct or indirect economic interest in such Private Placement Warrants and in the 6,325,000 ION Class B Ordinary Shares owned by the Sponsor, and directors Gabriel Seligsohn, Rinat Gazit and Lior Shemesh each own 25,000 ION Class B Ordinary Shares. The 6,325,000 ION Class A Ordinary Shares into which the 6,325,000 ION Class B Ordinary Shares held by the Sponsor and the directors will automatically convert in connection with the Mergers (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of

$62,870,500 based upon the closing price of $9.94 per Public Share on the NYSE on October 22, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such ION Class A Ordinary Shares will be subject to certain restrictions, including those described elsewhere in this proxy statement/prospectus, ION believes such shares have less value. The 7,060,000 Innovid Corp. Warrants into which the 7,060,000 Private Placement Warrants held by the Sponsor will automatically convert in connection with the Mergers (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $8,754,400 based upon the closing price of $1.24 per Public Warrant on the NYSE on October 22, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.
•The Sponsor owns 7,060,000 Private Placement Warrants (valued at $31,790,225, based on a valuation as of June 30,2021, the most recent date for which a valuation is available), all of which will become worthless if an initial business combination is not completed by February 16, 2023. The Sponsor purchased Private Placement Warrants from ION on February 10, 2021 for $1.00 per warrant, amounting to an aggregate purchase price of $7,060,000.
•ION’s existing directors and officers will be eligible for continued indemnification and continued coverage under ION’s directors’ and officers’ liability insurance after the Mergers and pursuant to the Merger Agreement.
•In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to ION if and to the extent any claims by a third party for services rendered or products sold to ION, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, less taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.
•ION’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination. However, if ION fails to consummate a business combination by February 16, 2023, they will not have any claim against the Trust Account for reimbursement. Accordingly, ION may not be able to reimburse these expenses if the Proposed Transaction or another business combination is not completed by such date. As of October 22, 2021, the total aggregate amount of out-of-pocket expenses expected to be repaid by ION upon consummation of the business combination is $20,000.
•Pursuant to the Investor Rights Agreement, the Sponsor and certain of the directors will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Innovid Corp. Common Stock and Warrants held by such parties following the consummation of the Proposed Transaction.
•The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to the Public Shareholders rather than liquidating ION.
•We agreed to pay our Sponsor a total of $10,000 per month for office space, administrative and support services and such arrangement will terminate upon the Closing. This amount totals approximately $70,000 as of October 1, 2021
•The Sponsor and our officers and directors have entered into agreements with us, pursuant to which they have agreed to waive their Redemption Rights with respect to their Founder Shares and any Public Shares they hold in connection with the completion of our initial business combination.

•Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.
•Given the difference in the purchase price our Sponsor paid for the Founder Shares as compared to the price of the units sold in the IPO and the substantial number of shares of Innovid Corp. Common Stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the Innovid Corp. Common Stock trades below the price paid for the units in the IPO and the Public Shareholders experience a negative rate of return following the completion of the Business Combination.
The Sponsor has agreed to vote in favor of the Proposed Transaction, regardless of how the Public Shareholders vote. As of the date of this proxy statement/prospectus, the Sponsor and certain members of the ION Board own 20% of the issued and outstanding ION Shares. As a result, ION would need only 9,487,501, or approximately 37.5%, of the Public Shares not held by affiliates, to be voted in favor of the Business Combination in order to approve the Business Combination Proposal (assuming all outstanding shares are voted); or 1,581,251, or approximately 6.25% of Public Shares not held by affiliates (assuming only the minimum number of shares representing a quorum are voted).
At any time at or prior to the Proposed Transaction, during a period when they are not then aware of any material non-public information regarding ION or ION’s securities, the Sponsor, Innovid, our or their respective directors, officers, advisors or respective affiliates may purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of ION Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Sponsor, Innovid or their respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption Rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ION Shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Business Combination Proposal, the Stock Issuance Proposal, the Innovid Corp. Incentive Plan Proposal, the Director Election Proposal and the Shareholder Adjournment Proposal, (2) satisfaction of the requirement that holders of a majority of at least two-thirds of the ION Shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Advisory Organizational Documents Proposals, (3) satisfaction of the Available Cash Condition, and (4) otherwise limiting the number of Public Shares electing to redeem.
The existence of financial and personal interests of one or more of ION’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ION and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and ION’s officers also have interests in the Proposed Transaction that may conflict with your interests as a shareholder.
The personal and financial interests of the Sponsor as well as ION’s directors and officers may have influenced their motivation in identifying and selecting Innovid as a business combination target, completing an initial business combination with Innovid and influencing the operation of the business following the Closing. In considering the recommendations of the ION Board to vote for the proposals, its shareholders should consider these interests.
Regulatory Matters
Neither ION nor Innovid are aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than the regulatory notices and approvals discussed in “The Business

Combination Proposal — Merger Agreement — Closing Conditions — Conditions to the Obligations of Each Party”. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (“ FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Proposed Transaction is subject to these requirements and could not be completed until the expiration of a 30-day waiting period following the two filings of the required Notification and Report Forms with the Antitrust Division and the FTC. On July 9, 2021, ION and Innovid filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC. On August 9, 2021, the applicable 30-day waiting period under the HSR Act relating to the Business Combination expired.
Recommendation to Shareholders of ION
The ION Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of ION’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Innovid Corp. Incentive Plan Proposal, “FOR” the approval of the Innovid Corp. Employee Stock Purchase Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Shareholder Adjournment Proposal, if presented to the extraordinary general meeting.
Sources and Uses of Funds for the Proposed Transaction
The following tables summarize the sources and uses for funding the Proposed Transaction. The first table assumes that none of the Public Shareholders exercise their Redemption Rights. The second table assumes that Public Shareholders exercise their Redemption Rights with respect to Public Shares valued at an aggregate of approximately $194 million, representing the maximum amount of Public Shares that can be redeemed while still satisfying the Available Cash Condition. Each table assumes that Innovid Corp issues an aggregate of 74,397,491 shares of Innovid Corp. Common Stock (including (i) 66,953,106 shares of Innovid Corp. Common Stock received by all of the stockholders and warrant holders of Innovid prior to the Closing (“Innovid Equity Holders”) and (ii) 7,444,385 shares of common stock issuable upon exercise of newly issued and vested Innovid Corp. options received by holders of vested options prior to the Closing). Furthermore, Innovid Corp. will issue 4,186,021 unvested options to existing Innovid option holders. If the actual facts are different from these assumptions, the below figures will be different.
Estimated Sources and Uses (No Redemptions)

Sources		Uses
	($ in millions)		($ in millions)
Cash and investments held in the Trust Account(1)	$253	Innovid Equity Holders stock consideration(2)	$ 844
Innovid Equity Holders stock consideration(2)	844	Transaction fees(3)	40
PIPE Investment	$200	Cash to balance sheet(4)	150
Sponsor Promote	$63	Sponsor Promote	63
		Secondary Sale Amount(5)	263
Total sources	$1,360	Total uses	$ 1,360

Estimated Sources and Uses (Maximum Redemptions)

Sources		Uses
	($ in millions)		($ in millions)
Cash and investments held in the Trust Account(1)	$59	Innovid Equity Holders stock consideration(2)	938
Innovid Equity Holders stock consideration(2)	938	Transaction fees(3)	40
PIPE Investment	$200	Cash to balance sheet(4)	150
Sponsor Promote	$63	Sponsor Promote	63
		Secondary Sale Amount	69
Total sources	$1,260	Total uses	1,260
______________
(1)Calculated as of June 30, 2021. Assumes that the maximum number of shares of Innovid Corp. Common Stock that can be redeemed are redeemed, while still satisfying the Available Cash Condition.
(2)ION Class A Ordinary Shares to be issued at a deemed value of $10.00 per share (including the ION Class A Ordinary Shares issuable upon exercise of the vested ION Options).
(3)Includes deferred underwriting commission of approximately $8,855,000 and estimated transaction expenses.
(4)Cash retained by Innovid Corp. following the Business Combination is subject to an increase up to $200,000,000 at the discretion of the Innovid Board to the extent it determines to retain additional cash and reduce the size of the Secondary Sale Amount or if existing Innovid shareholders elect not to participate in the Secondary Sale Transactions. The impact of any increase in the cash retained by Innovid Corp. will be to increase Innovid Corp.’s cash on hand, reduce the size of any Secondary Sale Amount and increase the number of shares of Innovid Corp. Common Stock outstanding. As a result of the Secondary Sale Transactions, Innovid Corp. will have less cash on hand at Closing than it would if it did not consummate the Secondary Sale Transactions.
U.S. Federal Income Tax Considerations
For a discussion summarizing material U.S. federal income tax considerations of the Domestication and an exercise of Redemption Rights in connection with the Proposed Transaction, please see “U.S. Federal Income Tax Considerations”.
Risk Factors
In evaluating the proposals to be presented at the extraordinary general meeting, shareholders should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 44 of this proxy statement/prospectus. In particular, such risks include, but are not limited to, the following:
•Following the consummation of the Business Combination, ION’s only significant asset will be ownership of Innovid’s business. If Innovid’s business is not profitably operated, Innovid may be unable to pay us dividends or make distributions or loans to enable ION to pay any dividends on its common stock or satisfy its other financial obligations;
•Since the Sponsor and ION’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of ION’s shareholders, a conflict of interest may have existed in determining whether the Proposed Transaction with Innovid is appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if ION does not complete an initial business combination;
•The Public Shareholders will experience immediate dilution as a consequence of the issuance of Innovid Corp. Common Stock as consideration in the Proposed Transaction and the PIPE Investment and due to future issuances pursuant to the Innovid Corp. Incentive Plan. Having a minority share position may reduce the influence that ION’s current shareholders have on the management of Innovid Corp;
•Innovid’s business depends on its ability to maintain and expand relationships with advertisers;
•Innovid has a history of net losses in the previous years, and it anticipates increasing operating expenses in the future, and may not be able to achieve and, if achieved, maintain profitability.

•Decrease and/or changes in CTV audience viewership behavior may adversely affect Innovid’s business and growth potential;
•Innovid’s estimates of market opportunity, forecasts of market growth and projections of future financial performance may prove to be inaccurate;
•Innovid’s sales and marketing efforts may require significant investments and, in certain cases, involve long sales cycles, and may not yield the results Innovid seeks;
•Innovid’s revenue and results of operations are highly dependent on the overall demand for advertising;
•Innovid’s business depends on a limited number of advertising agencies and advertisers;
•If the use of digital advertising is rejected by consumers, through opt-in, opt-out or ad-blocking technologies or other means, it could have an adverse effect on Innovid’s business, results of operations, and financial condition;
•The extent to which the ongoing COVID-19 pandemic, including the resulting global economic uncertainty, and measures taken in response to the pandemic, could adversely affect Innovid’s business, results of operations, and financial condition will depend on future developments, which are highly uncertain and difficult to predict;
•If the ability to collect, use, and disclose data is limited by consumer tools, regulatory restrictions or technology limitations, certain advertising offerings could be impacted and Innovid’s business may be adversely affected;
•If the use of third-party “cookies,” mobile device IDs or other tracking technologies is restricted without similar or better alternatives, certain offerings could be impacted and Innovid’s business may be adversely affected;
•Market pressure may reduce Innovid’s revenue per impression;
•Innovid must scale its platform infrastructure to support anticipated growth and transaction volume and it may fail to do so;
•If advertisers, publishers and data providers do not obtain necessary and requisite consents from consumers for Innovid to process their personal data, Innovid could be subject to fines and liability;
•Seasonal fluctuations in advertising activity could have a negative impact on Innovid’s revenue, cash flow and operating results;
•Any interruptions or delays in services from third parties, including data center hosting facilities, cloud computing platform providers and other hardware and software vendors, or disruptions from Innovid’s inability to adequately plan for and manage service failures or infrastructure capacity requirements, could impair the delivery of Innovid’s services and harm its business;
•If CTV, mobile devices or their operating systems and Internet browsers develop in ways that prevent advertisements from being delivered to consumers, Innovid’s business, results of operations, and financial condition generally, could be adversely affected;
•The market in which Innovid participates is intensely competitive, and Innovid may not be able to compete successfully with its current or future competitors;
•If advertisers or publishers do not have sufficient rights to the content, technology, data, or other material that they provide or make available to Innovid, Innovid’s business and reputation may be harmed;
•Innovid’s platform relies on third-party open source software components, any failure to comply with the terms of underlying open source software licenses could negatively impact Innovid’s business; and

•Innovid is subject to legislation related to data privacy and data protection in a variety of jurisdictions, failure to comply with such laws may adversely effect Innovid’s business; and
•Any failure of Innovid’s platform to operate as expected, including as a result of system failures, security breaches or cyberattacks, may adversely effect Innovid’s business.

RISK FACTORS
You should carefully consider all the following risk factors, together with all of the other information in this proxy statement/prospectus, including the financial information, before deciding how to vote or instruct your vote to be cast to approve the Proposals described in this proxy statement/prospectus.
The value of your investment following the completion of the Proposed Transaction will be subject to significant risks affecting, among other things, the Company’s business, financial condition and results of operations. If any of the events described below occur, the Company’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of the Company’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of ION and Innovid.
Throughout this section, references to the “Company” refer to the Company and its consolidated subsidiaries as the context so requires.
Risks Related to the Domestication and the Business Combination
ION’s shareholders will experience dilution due to the issuance of shares of Innovid Corp. Common Stock to the Innovid Equity Holders as consideration in the Mergers, the issuance of shares to the PIPE Investors in the PIPE Investment and the issuance to the Innovid Equity Holders of securities entitling them to a significant voting stake in the Company.
Based on Innovid’s and ION’s current capitalization (and the assumptions regarding the Merger Consideration paid at the Closing described under the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages”, we anticipate issuing to the Innovid Equity Holders an aggregate of shares of Innovid Corp. Common stock pursuant to the Merger Agreement and with the holders of Innovid Warrants to receive a portion of shares in exchange for their canceled warrants. See “The Business Combination Proposal — Merger Agreement — Merger Consideration” for additional information.
Furthermore, if the Innovid Corp. Incentive Plan Proposal is approved, a number of shares equal to 10% of the number of the fully-diluted shares of Innovid Corp. outstanding following the Closing will be authorized for issuance under the Innovid Corp. Incentive Plan, which using the assumptions described under the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages” would be shares of Innovid Corp. Common Stock. In addition, the Company will issue 20,000,000 shares of Innovid Corp. Common Stock to the PIPE Investors pursuant to the PIPE Investment simultaneously with or immediately prior to the Closing, including 4,200,000 shares of Innovid Corp. Common Stock purchased by affiliates of the Sponsor. Based on the assumptions described under the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages”, ION’s current shareholders would hold in the aggregate approximately 28% of the outstanding Innovid Corp. Common Stock (20% held by the Public Shareholders and 8% held by the Sponsor and its affiliates, including 4,200,000 shares purchased in the PIPE Investment, the PIPE Investors are expected to own approximately 13% of the Company’s outstanding Innovid Corp. Common Stock, excluding 4,200,000 shares purchased by affiliates of the Sponsor, and the current Innovid Equity Holders holding approximately 59% of the outstanding Innovid Corp. Common Stock. Without limiting the other assumptions described under the section entitled “Frequently Used Terms — Share Calculations and Ownership Percentages”, these ownership percentages do not take into account:
•warrants which would have an aggregate market value of approximately $8,754,400 based upon the closing price of $1.24 per warrant as of October 22, 2021;
•options to purchase the Innovid Corp. Common Stock that will be outstanding following the Mergers; or
•any other equity awards that may be issued under the proposed Innovid Corp. Incentive Plan following the Merger (See the section entitled “The Innovid Corp. Incentive Plan Proposal” and the section entitled “Executive Compensation of Innovid”).

If any of the Public Shares are redeemed in connection with the Mergers, the percentage of the outstanding ION Class A Ordinary Shares held by the Public Shareholders will decrease and the percentages of the outstanding Innovid Corp. Common Stock held immediately following the Business Combination by the Sponsor and the percentage of voting power of Innovid Corp. Common Stock issuable to the Innovid Equity Holders will increase. To the extent that any of the outstanding Public Warrants are exercised for shares of Innovid Corp. Common Stock, or additional awards are issued under the proposed Innovid Corp. Incentive Plan, ION’s existing shareholders may experience substantial dilution. Such dilution could, among other things, limit the ability of ION’s current shareholders to influence the Company’s management through the election of directors following the Closing.
The ability of ION’s shareholders to exercise Redemption Rights with respect to the Innovid Corp. Common Stock may prevent ION from completing the Business Combination or optimizing its capital structure.
ION does not know how many shareholders will ultimately exercise their Redemption Rights in connection with the Business Combination. As such, the Business Combination is structured based on ION’s expectations (and those of the other parties to the Merger Agreement) as to the number of shares that will be submitted for Redemption. In addition, if a larger number of shares are submitted for Redemption than ION initially expected, ION may need to seek to arrange for additional third-party financing to be able to deliver the Available Cash at the Closing (or such lower cash amount designated by Innovid if Innovid waives the condition).
Although ION has obtained the Subscription Agreements in respect of the PIPE Investment, if too many Public Shareholders elect to redeem their shares, the PIPE Investment alone may be insufficient to complete the Mergers, and additional third-party financing may not be available to ION. Even if such third-party financing is available, ION’s ability to obtain such financing is subject to restrictions set forth in the Merger Agreement, including the consent of Innovid. For information regarding the parameters of such restrictions, please see the sections of this proxy statement/prospectus entitled “The Business Combination Proposal — Merger Agreement — Covenants and Agreements” and “The Business Combination Proposal — Merger Agreement — Closing Conditions”.
Furthermore, raising such additional financing, or increasing the equity portion of the Merger Consideration, in either case, if so authorized by Innovid, may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. For information on the consequences if the Business Combination is not completed or must be restructured, see the section entitled “Risk Factors — Risks Related to ION” beginning on page 81 of this proxy statement/prospectus.
We may be forced to close the Business Combination even if we determine it is no longer in our shareholders’ best interest.
Our public shareholders are protected from a material adverse event of Innovid arising between the date of the Merger Agreement and the Closing primarily by the right to redeem their public shares for a pro rata portion of the funds held in the Trust Account and not previously released to us (net of taxes payable). Accordingly, if a material adverse event were to occur after approval of the Condition Precedent Proposals at the extraordinary general meeting, we may be forced to close the Business Combination even if we determine it is no longer in our shareholders’ best interest to do so (as a result of such material adverse event), which could have a significant negative impact on our business, financial condition or results of operations.
The ability of one of Innovid’s stockholders to terminate its Innovid Equity Holders Support Agreement if there is a material modification, amendment, or waiver of the Merger Agreement that reduces or alters the consideration payable to such Innovid stockholder may make it difficult for us to consummate the Business Combination.
An Innovid stockholder has a limited right to terminate its Innovid Equity Holders Support Agreement in the case of a material modification, amendment, or waiver of the Merger Agreement that reduces or alters the consideration payable to such Innovid stockholder, violates the termination provisions in the Merger Agreement, is adverse to such Innovid stockholder (or its Innovid Covered Shares) relative to other Innovid stockholders (or the Innovid Covered Shares held by such other Innovid stockholders), or results in the consummation of the Business Combination when the Available Cash Condition is not met. As a result of this right we may be unable to modify the or amend the Merger Agreement to consummate Business Combination.

Subsequent to or as a result of the Closing, the Company may be required to take write-downs or write-offs, restructuring and impairment or other charges or incur liabilities that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.
ION cannot assure you that the due diligence ION has conducted on Innovid will reveal all material issues that may be present with regard to Innovid, or that factors outside of ION’s or Innovid’s control will not later arise. As a result of unidentified issues, factors outside of ION’s or Innovid’s control or as a result of asset valuation determinations, the Company may be forced to later write down or write off assets, restructure operations, or incur impairment or other charges that could result in reporting losses or in cash liabilities, including with respect to taxes. Even if ION’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the preliminary risk analysis conducted by ION. Even though certain of these charges may be non-cash items that would not have an immediate impact on the Company’s liquidity, the fact that the Company reports charges of this nature could contribute to negative market perceptions about the Company or its securities. In addition, charges of this nature may cause the Company to violate leverage or other covenants to which it may be subject. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares from any such charges or liabilities.
The Company’s ability to be successful following the Business Combination will depend upon the efforts of the Company Board and Innovid’s key personnel and the loss of such persons could negatively impact the operations and profitability of the Company’s business following the Business Combination.
The Company’s ability to be successful following the Business Combination will be dependent upon the efforts of the Company Board and key personnel. ION cannot assure you that, following the Business Combination, the Company Board and the Company’s key personnel will be effective or successful or remain with the Company. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause the Company’s management to expend time and resources becoming familiar with such requirements.
Further, uncertainty about the effect of the Business Combination on Innovid’s business, employees, customers, third parties with whom Innovid has relationships, and other third parties, including regulators, may have an adverse effect on the Company. These uncertainties may impair the Company’s ability to attract, retain and motivate key personnel for a period of time after the Closing. The departure of key employees because of issues related to the uncertainty and difficulty of integration or a desire not to remain with the Company could have a negative effect on the Company’s business, financial condition or results of operations.
Directors and officers of ION have potential conflicts of interest in recommending that shareholders vote in favor of approval of the Business Combination and approval of the other proposals described in this proxy statement/prospectus.
The personal and financial interests of the Sponsor and ION’s officers and directors may influence or have influenced their motivation in identifying and selecting a target for the Business Combination, their support for completing the Business Combination and the operation of the Company following the Business Combination. When considering the ION Board’s recommendation that its stockholders vote in favor of the approval of the Business Combination, ION Stockholders should be aware that directors and officers of ION have interests in the Business Combination that may be different from, or in addition to, the interests of ION shareholders. ION’s directors were aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to ION shareholders they approve the Business Combination. Shareholders should take these interest into account in deciding whether to approve the Business Combination. These interests include, among others, the interests listed below:
•Prior to the IPO, the Sponsor purchased 5,750,000 ION Class B Ordinary Shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. On January 14, 2021, ION effected a share capitalization of 575,000 shares, resulting in 6,325,000 ION Class B Ordinary Shares issued and outstanding. As a result of the significantly lower investment per share of our Sponsor as compared with the investment per share of the Public Shareholders, a transaction which results in an increase in the value of the investment of the Sponsor may result in a decrease in the value of the investment of our Public Shareholders.
•If ION does not consummate a business combination by February 16, 2023 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the ION Board, liquidating and dissolving, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the Sponsor and ION’s officers and directors will lose their entire investment. The 6,325,000 ION Class B Ordinary Shares owned by the Sponsor and the members of the ION Board would be worthless because, following the redemption of the Public Shares, ION would likely have few, if any, net assets and because the Sponsor and ION’s directors and officers have agreed to waive their respective rights to liquidating distributions from the Trust Account in respect of any ION Class A Ordinary Shares and ION Class B Ordinary Shares held by it or them, as applicable, if ION fails to complete a business combination within the required period. Additionally, in such event, the Private Placement Warrants purchased by the Sponsor simultaneously with the consummation of the IPO (including in relation to exercise of the over-allotment option by the underwriters) for an aggregate purchase price of $7,060,000 will also expire worthless. ION’s directors and executive officers also have a direct or indirect economic interest in such Private Placement Warrants and in the 6,325,000 ION Class B Ordinary Shares owned by the Sponsor, and directors Gabriel Seligsohn, Rinat Gazit and Lior Shemesh each own 25,000 ION Class B Ordinary Shares. The 6,325,000 ION Class A Ordinary Shares into which the 6,325,000 ION Class B Ordinary Shares held by the Sponsor and the directors will automatically convert in connection with the Mergers (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $62, 870,500 based upon the closing price of $9.94 per Public Share on the NYSE on October 22, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such ION Class A Ordinary Shares will be subject to certain restrictions, including those described elsewhere in this proxy statement/prospectus, ION believes such shares have less value. The 7,060,000 Innovid Corp. Warrants into which the 7,060,000 Private Placement Warrants held by the Sponsor will automatically convert in connection with the Mergers (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $8,754,400 based upon the closing price of $1.24 per Public Warrant on the NYSE on October 22, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.
•The Sponsor owns 7,060,000 Private Placement Warrants (valued at $31,790,225, based on a valuation as of June 30,2021, the most recent date for which a valuation is available), all of which will become worthless if an initial business combination is not completed by February 16, 2023. The Sponsor purchased the Private Placement Warrants from ION on February 10, 2021 for $1.00 per warrant, amounting to an aggregate purchase price of $7,060,000.
•Gilad Shany, a current director of ION, is expected to be a Class II director of Innovid Corp. after the Closing. As such, in the future, Mr. Shany may receive fees for his service as a director, which may consist of cash or stock-based awards, and any other remuneration that the Company Board determines to pay to its non-employee directors.
•ION’s existing directors and officers will be eligible for continued indemnification and continued coverage under ION’s directors’ and officers’ liability insurance policy after the Mergers and pursuant to the Merger Agreement and indemnification agreements entered into with such directors and officers in connection with the IPO.
•In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to ION if and to the extent any claims by a third party (other than ION’s independent registered public accounting firm) for services rendered or products sold to ION, or a prospective target business with which ION has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (a) $10.00 per Public Share and (b) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.
•ION’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination. However, if ION fails to consummate a business combination by February 16, 2023, they will not have any claim against the Trust Account for reimbursement. Accordingly, ION may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by such date. As of October 22, 2021, the total aggregate amount of out-of-pocket expenses expected to be repaid by ION upon consummation of the business combination is $20,000.
•Pursuant to the Investor Rights Agreement, the Sponsor and certain members of the Sponsor will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the Innovid Corp. Common Stock and Innovid Corp. Warrants held by such parties following the consummation of the Business Combination.
•The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to the Public Shareholders rather than liquidating ION.
•We agreed to pay our Sponsor a total of $10,000 per month for office space, administrative and support services and such arrangement will terminate upon the Closing. This amount totals approximately $70,000 as of October 1, 2021
•Certain officers and members of the ION Board also participate in arrangements that may provide them with other interests in the Business Combination that are different from yours, including, among others, arrangements for the continued service as directors of the Company.
•The Sponsor and its officers and directors have, pursuant to the Sponsor Support Agreement (as defined below), each agreed (A) to vote any ION Shares owned by them in favor of the Business Combination and (B) to waive their Redemption Rights with respect to their Founder Shares and any Public Shares they hold in connection with the completion of our initial business combination
•Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination
•Given the difference in the purchase price our Sponsor paid for the Founder Shares as compared to the price of the units sold in the IPO and the substantial number of shares of Innovid Corp. Common Stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the Innovid Corp. Common Stock trades below the price paid for the units in the IPO and the Public Shareholders experience a negative rate of return following the completion of the Business Combination.
These interests, personal and financial, among others, may influence or have influenced the Sponsor and the officers and members of the ION Board and Innovid to support or approve the Business Combination. You should consider these interests when evaluating the Business Combination and recommendation of the ION Board to vote in favor of the Business Combination and other proposals to be presented to shareholders. For more information concerning the interests of ION’s officers and directors, see the section entitled “The Business Combination Proposal — Certain Interests of ION’s Directors and Officers and Others in the Business Combination” and the risk factor entitled “Risk Factors — Risks Related to ION — The Sponsor controls a substantial interest in ION and thus may exert a substantial influence on actions requiring a shareholder vote, potentially in a manner that you do not support” beginning on page 81 of this proxy statement/prospectus.
ION has not obtained an opinion from an independent investment banking firm or another independent firm, and consequently, you may have no assurance from an independent source that the terms of the Business Combination are fair to ION from a financial point of view.
The ION Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. ION is not required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from another independent firm that the price it is paying is fair to ION from a financial point of view. In analyzing the Business Combination, the ION Board and ION’s management conducted due diligence on Innovid and researched the industry in which Innovid operates and concluded that the Business Combination was in the best interest of its shareholders. Accordingly, ION’s shareholders will be relying solely on the judgment of the ION Board in determining the value of the Business Combination, and the ION Board may not have properly valued such business. The lack of third-party valuation or fairness opinion may also lead an increased number of shareholders to vote against the Business Combination or demand Redemption of their shares, which could potentially impact our ability to consummate the Business Combination. For more information about our decision-making process, see the section entitled “The Business Combination Proposal — The ION Board’s Reasons for the Approval of the Business Combination”.
The NYSE may delist the Company’s securities from trading on its exchange, which could limit investors’ ability to make transactions in the Company’s securities and subject the Company to additional trading restrictions.
The Public Shares and Public Warrants are currently listed on the NYSE and it is a condition to Innovid’s obligations to complete the Business Combination, that the Innovid Corp. Common Stock will have been listed on the NYSE and will be eligible for continued listing on the NYSE immediately following the Business Combination after giving effect to the Redemptions (as if it were a new initial listing by an issuer that had never been listed prior to the Closing). However, ION cannot assure you that the Company’s securities will continue to be listed on the NYSE in the future. It is possible that the Innovid Corp. Common Stock and Public Warrants will cease to meet the NYSE listing requirements following the Closing.
If the NYSE delists the Company’s securities from trading on its exchange and the Company is not able to list its securities on another national securities exchange, ION expects the Company’s securities could be quoted on an over-the-counter market. If this were to occur, the Company could face significant material adverse consequences, including:
•a limited availability of market quotations for its securities;
•reduced liquidity for its securities;
•a determination that the Innovid Corp. Common Stock is a “penny stock,” which will require brokers trading in the common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Company’s securities;
•a limited amount of news and analyst coverage; and
•decreased ability to issue additional securities or obtain additional financing in the future.
The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of the Company’s results if the Business Combination is completed.
ION and Innovid currently operate as separate companies and have had no prior history as a combined entity, and Innovid’s and the Company’s operations have not previously been managed on a combined basis. The pro forma financial information included in this proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the Company. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from ION’s and Innovid’s historical financial statements and certain adjustments and assumptions have been made regarding the Company after giving effect to the Business Combination. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this proxy statement/prospectus in respect of the estimated financial position and results of operations of the Company.
In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect the Company’s financial condition or results of operations following the Closing. Any potential decline in the Company’s financial condition or results of operations may cause significant variations in the stock price of the Company.
During the pendency of the Business Combination, ION will not be able to enter into a business combination with another party because of restrictions in the Merger Agreement. Furthermore, certain provisions of the Merger Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.
Covenants in the Merger Agreement impede the ability of ION to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Proposed Transaction. As a result, ION may be at a disadvantage to its competitors during that period. In addition, while the Merger Agreement is in effect, neither ION nor Innovid may solicit, assist, facilitate the making, submission or announcement of, or intentionally encourage any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other business combination, with any third party, even though any such alternative acquisition could be more favorable to ION’s shareholders than the Business Combination. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Merger Agreement due to the passage of time during which these provisions have remained in effect.
The exercise of ION’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in ION’s shareholders’ best interests.
In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require ION to agree to amend the Merger Agreement, to consent to certain actions taken by Innovid or to waive rights to which ION is entitled under the Merger Agreement. Such events could arise because of changes in the course of Innovid’s businesses or a request by Innovid to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement. In any of such circumstances, it would be at ION’s discretion, acting through the ION Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for ION and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, ION does not believe there will be any changes or waivers that ION’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, ION will circulate a new or amended proxy statement/prospectus and resolicit ION’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.

ION and Innovid will incur significant transaction and transition costs in connection with the Business Combination.
ION and Innovid have both incurred and expect to incur significant, nonrecurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. ION and Innovid may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by ION following the Closing.
If the conditions to the Merger Agreement are not met, the Business Combination may not occur.
Even if the Merger Agreement is approved by the shareholders of ION and Innovid, specified conditions must be satisfied or waived before the parties to the Merger Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Merger Agreement, see the section entitled “The Business Combination Proposal — Merger Agreement — Closing Conditions”. ION and Innovid may not satisfy all of the closing conditions in the Merger Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause ION and Innovid to each lose some or all of the intended benefits of the Business Combination.
Because ION is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.
Because ION is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. federal courts may be limited prior to the Domestication. ION is currently an exempted company under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon ION’s directors or officers, or enforce judgments obtained in the United States courts against ION’s directors or officers.
Until the Domestication is effected, ION’s corporate affairs are governed by the Cayman Constitutional Documents, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to ION under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of the courts of which are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of ION’s shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholder’s derivative action in a federal court of the United States.
ION has been advised by its Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (a) to recognize or enforce against ION judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (b) in original actions brought in the Cayman Islands, to impose liabilities against ION predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
The Public Shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the ION Board or controlling shareholders than they would as Public Shareholders of a U.S. company.
There is a risk that a U.S. Holder may recognize taxable gain with respect to its ION Shares and ION Warrants at the effective time of the Domestication.
As discussed more fully under “U.S. Federal Income Tax Considerations,” White & Case LLP has delivered an opinion that the Domestication will qualify as an F Reorganization. If the Domestication fails to qualify as an F Reorganization, a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations — U.S. Holders”) of ION Class A Ordinary Shares or ION Warrants generally would recognize gain or loss with respect to its ION Class A Ordinary Shares or ION Warrants in an amount equal to the difference, if any, between the fair market value of the corresponding common stock or warrants of Innovid Corp. received in the Domestication and the U.S. Holder’s adjusted tax basis in its ION Class A Ordinary Shares or ION Warrants surrendered. Because the Domestication will occur prior to the redemption of U.S. Holders that exercise Redemption Rights with respect to ION Class A Ordinary Shares, U.S. Holders exercising such Redemption Rights will be subject to the potential tax consequences of the Domestication. Additionally, Non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — Non-U.S. Holders”) may become subject to withholding tax on any amounts treated as dividends paid on Innovid Corp. common stock after the Domestication.
Based on the expected treatment of the Domestication as an F Reorganization, subject to the PFIC rules discussed below, U.S. Holders generally will be subject to Section 367(b) of the Code, and, as a result:
•a U.S. Holder who is a 10% U.S. Shareholder on the date of the Domestication must include in income as a dividend deemed paid by ION the “all earnings and profits amount” attributable to the ION Class A Ordinary Shares it directly owns within the meaning of Treasury Regulations under Section 367 of the Code;
•a U.S. Holder whose ION Class A Ordinary Shares have a fair market value of $50,000 or more and who, on the date of the Domestication, is not a 10% U.S. Shareholder will recognize gain (but not loss) with respect to its ION Class A Ordinary Shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s ION Class A Ordinary Shares; and
•a U.S. Holder whose ION Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, is not a 10% U.S. Shareholder, should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Domestication.
Additionally, even if the Domestication qualifies as an F Reorganization, proposed Treasury Regulations promulgated under Section 1291(f) of the Code (which have a retroactive effective date) generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging ION Warrants for newly issued Innovid Corp. Warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. As discussed more fully under “U.S. Federal Income Tax Considerations—U.S. Holders—Tax Effects of the Domestication to U.S. Holders—PFIC Considerations”, provided the Domestication is completed in 2021, ION believes that it is possible that it may not be classified as a PFIC for U.S. federal income tax purposes because it could qualify for an exception to the PFIC rules known as the “startup exception.” However, this position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. If ION were classified as a PFIC for U.S. federal income tax purposes, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of ION Class A Ordinary Shares to recognize gain under the PFIC rules on the exchange of ION Class A Ordinary Shares for Innovid Corp. Common Stock pursuant to the

Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s ION Class A Ordinary Shares. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. These proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges ION Warrants for newly issued Innovid Corp. Warrants; currently, however, the elections mentioned above do not apply to ION Warrants (for discussion regarding the unclear application of the PFIC rules to ION Warrants, see “U.S. Federal Income Tax Considerations — U.S. Holders — Tax Effects of the Domestication to U.S. Holders — PFIC Considerations”). Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of ION. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.
Upon the Closing, the rights of holders of the Innovid Corp. Common Stock arising under the DGCL will differ from and may be less favorable to the rights of holders of ION Shares arising under the Companies Act.
Upon the Closing, the rights of holders of Innovid Corp. Common Stock will arise under the DGCL. The DGCL contains provisions that differ in some respects from those in the Companies Act, and, therefore, some rights of holders of Innovid Corp. Common Stock could differ from the rights that holders of ION Shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under Delaware law. This change could increase the likelihood that the Company becomes involved in costly litigation, which could have a material adverse effect on the Company.
For a more detailed description of the rights of holders of the Innovid Corp. Common Stock under the DGCL and how they may differ from the rights of holders of ION Shares under the Companies Act, please see the section entitled “The Domestication Proposal — Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication”.
Delaware law and the Proposed Certificate of Incorporation and Proposed Bylaws will contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
The Proposed Certificate of Incorporation and Proposed Bylaws that will be in effect at the Closing differ from the Cayman Constitutional Documents. Among other differences, the Proposed Certificate of Incorporation, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Company Board and therefore depress the trading price of the Innovid Corp. Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Company Board or taking other corporate actions, including effecting changes in management. Among other things, the Proposed Certificate of Incorporation and Proposed Bylaws include provisions regarding:
•a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Company Board;
•the ability of the Company Board to issue shares of Innovid Corp. Preferred Stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
•the limitation of the liability of, and the indemnification of, the Company’s directors and officers;
•the right of the Company Board to elect a director to fill a vacancy created by the expansion of the Company Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the Company Board;

•the requirement that directors may only be removed from the Company Board for cause and upon the affirmative vote of the holders of a majority of at least 66 2/3% of the total voting power of then outstanding Innovid Corp. Common Stock;
•a prohibition on stockholder action by written consent (except for actions by the holders of future series of Innovid Corp. Preferred Stock), which forces stockholder action to be taken at an annual or special meeting of stockholders and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;
•the requirement that a special meeting of stockholders may be called only by the Company Board, the chairman of the Company Board or the Company’s chief executive officer, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;
•controlling the procedures for the conduct and scheduling of the Company Board and stockholder meetings;
•the requirement for the affirmative vote of holders of a majority of at least 66 2/3% of the total voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal certain provisions in the Proposed Certificate of Incorporation which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Company Board and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;
•the ability of the Company Board to amend the Proposed Bylaws, which may allow the Company Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Proposed Bylaws to facilitate an unsolicited takeover attempt;
•advance notice procedures with which stockholders of the Company must comply to nominate candidates to the Company Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Company Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Company;
•the federal courts having concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act of 1933 (the “Securities Act”), and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder; and
•the exclusive forum provisions of the Proposed Certificate as it relates to Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal courts of the United States have exclusive jurisdiction.
These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Company Board or management.
In addition, as a Delaware corporation, the Company will generally be subject to provisions of Delaware law, including the DGCL. See the section entitled “Description of ION’s and the Company’s Securities — Capital Stock of the Company after the Business Combination — Anti-Takeover Effects of the Proposed Certificate of Incorporation, the Proposed Bylaws and Certain Provisions of Delaware Law”.
Any provision of the Proposed Certificate of Incorporation, Proposed Bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of the Company’s capital stock and could also affect the price that some investors are willing to pay for Innovid Corp. Common Stock.
The Proposed Certificate of Incorporation is attached as Annex B to this proxy statement/prospectus and we urge you to read it.

The Proposed Certificate of Incorporation will designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between the Company and its stockholders, which could limit the Company’s stockholders’ ability to choose the judicial forum for disputes with the Company or its directors, officers, or employees.
The Proposed Certificate of Incorporation will provide that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, or if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim against the Company or its officers or directors arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or Proposed Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (d) any action to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws any provision thereof, or any provision of the DGCL (e) any action asserting a claim against the Company governed by the internal affairs doctrine of the law of the State of Delaware or (f) any action asserting an “internal corporate claim” as defined in Section 115 of the DGCL.
Any person or entity purchasing or otherwise acquiring any interest in any of the securities of the Company will be deemed to have notice of and consented to this provision. The federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. However, the exclusive forum selection provision of the Proposed Certificate of Incorporation shall not apply to actions brought under Exchange Act or any other actions for which the federal courts of the United States have exclusive jurisdiction. Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with the Company or its directors, officers, or other employees, which may discourage lawsuits against the Company and its directors, officers, and other employees. If a court were to find these exclusive-forum provisions to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm its results of operations.
Following the completion of the Mergers, the Company’s principal stockholders and management will exert significant influence over the Company and their interests may conflict with yours in the future.
Each share of Innovid Corp. Common Stock initially entitles its holders to one vote on all matters presented to stockholders generally. Accordingly, those owners, if voting in the same manner, will be able to control the election and removal of the directors of the Company and thereby determine corporate and management policies, including potential mergers or acquisitions, payment of dividends, asset sales, amendment of the Proposed Certificate of Incorporation and Proposed Bylaws and other significant corporate transactions of the Company for so long as they retain significant ownership. This concentration of ownership may delay or deter possible changes in control of the Company, which may reduce the value of an investment in the ION Class A Ordinary Shares. So long as they continue to own a significant amount of the combined voting power, even if such amount is less than 50%, they will continue to be able to strongly influence or effectively control decisions of the Company.
The Proposed Certificate of Incorporation will not limit the ability of the Sponsor to compete with us.
The Sponsor and its affiliates engage in a broad spectrum of activities. In the ordinary course of their business activities, the Sponsor and its affiliates may engage in activities where their interests conflict with the Company’s interests or those of its stockholders. The Proposed Certificate of Incorporation will provide that none of the Sponsor or any of its affiliates or any director who is not employed by the Company (including any non-employee director who serves as one of its officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which the Company operates. The Sponsor also may pursue acquisition opportunities that may be complementary to the Company’s business, and, as a result, those acquisition opportunities may not be available to the Company. In addition, the Sponsor may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you.
ION’s officers and directors and/or their affiliates may enter into agreements concerning ION’s securities prior to the extraordinary general meeting, which may have the effect of increasing the likelihood of completion of the Proposed Transaction or decreasing the value of the ION Shares.
At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material non-public information regarding ION or its securities, ION’s officers and directors and/or their affiliates may enter into a written plan to purchase ION’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time prior to the extraordinary general meeting, during a period when they are not then aware of any material non-public information regarding ION or its securities, ION’s officers and directors and/or their respective affiliates may (a) purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal or the other Shareholder Proposals, (b) execute agreements to purchase such shares from institutional and other investors in the future, and/or (c) enter into transactions with institutional and other investors to provide such persons with incentives to acquire Public Shares or vote their Public Shares in favor of the Business Combination Proposal or the other Shareholder Proposals. Such an agreement may include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that ION’s officers and directors or their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption Rights, such selling Public Shareholders would be required to revoke their prior elections to redeem their shares. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer of shares or Private Placement Warrants owned by the Sponsor for nominal value to such investors or holders.
The purpose of such share purchases and other transactions by ION’s officers and directors and/or their respective affiliates would be to increase the likelihood of satisfaction of the requirements that (a) the holders of the requisite number of ION Shares present and voting at the extraordinary general meeting vote in favor of the Business Combination Proposal and the other Shareholder Proposals and/or (b) that ION will (without regard to any assets or liabilities of the Target Companies) have at least $250,000,000 in net tangible assets immediately prior to the Closing or satisfy the Available Cash Condition after taking into account holders of Public Shares that properly demanded Redemption of their shares into cash, when, in each case, it appears that such requirements would otherwise not be met.
Entering into any such arrangements may have a depressive effect on the ION Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the extraordinary general meeting.
As of the date of this proxy statement/prospectus, except as noted above, ION’s directors and officers and their affiliates have not entered into any such agreements. ION will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the Redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
ION stockholders who do not redeem their ION Class A Ordinary Shares will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.
ION Shareholders who do not redeem their ION Class A Ordinary Shares will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Upon the issuance of Innovid Corp. Common Stock in connection with the Business Combination, the percentage ownership of Public Shareholders who do not redeem their ION Class A Ordinary Shares will be diluted. The percentage of the Innovid Corp. Common Stock that will be owned by Public Shareholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination. To illustrate the potential ownership percentages of Public Shareholders under different redemption levels, based on the number of issued and outstanding ION Class A Ordinary Shares and Innovid’s capital stock on June 30, 2021, and based on the Innovid Corp. Common Stock expected to be issued in the Business Combination and the PIPE Investment, non-redeeming Public Shareholders, as a group, will own:
•if there are no redemptions of Public Shares, approximately 20% of the Company’s common stock expected to be outstanding immediately after the Business Combination (the “Post-Combination Company”);
•if there are maximum redemptions of Public Shares such that the Available Cash Condition is still met after giving effect the PIPE Investment and settlement of the ION transaction costs, approximately 5% of the Post-Combination Company’s common stock; and
•if there are full redemptions of all outstanding ION public shares subject to redemption rights, 0% of the Post-Combination Company’s common stock.
Because of this, Public Shareholders, as a group, will have less influence on the board of directors, management and policies of the Post-Combination Company than they now have on the board of directors, management and policies of ION.
The ownership percentage with respect to the Post-Combination Company following the Business Combination does not take into account the following potential issuances of securities, which will result in further dilution to Public Shareholders who do not redeem their Public Shares:
•the issuance of up to 3,162,500 shares upon exercise of the Public Warrants at a price of $11.50 per share;
•the issuance of up to 7,060,000 shares upon exercise of the Private Placement Warrants held by the Sponsor at a price of $11.50 per share;
•the issuance of up to 11,630,406 shares upon exercise of Innovid Corp. vested and unvested options received by holders of Innovid options in connection with the Closing; and
•the issuance of shares available for issuance under the 2021 Omnibus Incentive Plan, equal to 10% of the fully diluted shares of Innovid Corp. at Closing.
If all such shares were issued immediately after the Business Combination, based on the number of issued and outstanding ION Class A Ordinary Shares and Innovid’s capital stock on June 30, 2021, and based on the ION Class A Ordinary Shares expected to be issued in the Business Combination and the PIPE Investment, non-redeeming Public Shareholders, as a group, would own:
•if there are no redemptions of Public Shares, approximately 20% of the Post-Combination Company’s common stock expected to be outstanding immediately after the Business Combination;
•if there are maximum redemptions of Public Shares such that the Available Cash Condition is still met after giving effect the PIPE Investment and settlement of the ION transaction costs, approximately 5% of the Post-Combination Company’s common stock; and
•if there are Full Redemptions of all outstanding ION public shares subject to redemption rights, 0% of the Post-Combination Company’s common stock.

Risks Related to Innovid’s Business
Following the Closing, the Company will be a holding company with no direct operations that relies on dividends, distributions, loans and other payments, advances and transfers of funds from the Target Companies to pay dividends, pay expenses and meet its other obligations. Accordingly, the Company’s stockholders and warrant holders will be subject to all of the risks of Innovid’s business following the Closing.
Throughout this section, unless otherwise noted, “Innovid” refers to Innovid, Inc. and its consolidated subsidiaries.
Risks Relating to Innovid’s Business and Industry
Innovid’s business depends on its ability to maintain and expand relationships with advertisers and agencies and continued resilience of ad spend among existing customers. If Innovid fails to grow its advertiser base or experience continued levels of ad spend among existing customers, its business may be adversely affected. Similarly, if Innovid’s services or employees fail to perform as expected, it may lose advertisers and its business, results of operations, and financial condition may be adversely affected.
Innovid’s business depends on its ability to maintain and expand relationships with advertisers and agencies. Innovid depends on advertisers and agencies to specify and utilize its offering. Innovid currently relies on and expects to continue to rely on approximately 90 core clients (which may include multiple paying customers) which accounted for in excess 80% of our 2020 revenue, with no single core client (brand/advertiser) accounting for more than 13% of our 2020 revenue. To support Innovid’s continued growth, it will seek to add additional advertisers to its platform and expand current utilization with its existing advertisers. However, there are no assurances it will be able to do so. Innovid has few advertising customers with minimum commitments so there is no guarantee that existing advertiser relationships will persist. Any disruptions in Innovid’s relationships with advertisers could adversely affect its business, results of operations, and financial condition. If Innovid cannot retain or add individual advertisers, or if existing advertisers reduce their use of its offering, it could adversely affect Innovid’s business, results of operations, and financial condition. Additionally, if Innovid’s offerings do not meet the current or future expectations of its advertisers or agencies or if Innovid’s services or employees fail to perform as expected, such advertisers or agencies may seek alternative options and Innovid’s results may suffer. Furthermore, if existing advertisers significantly reduce their ad spend in response to continued supply change disruptions, labor shortages or other macroeconomic trends, Innovid’s results will suffer.
Innovid has a history of net losses in the previous years, and it anticipates increasing operating expenses in the future, and may not be able to achieve and, if achieved, maintain profitability.
Innovid incurred net losses of $7.3 million and $0.8 million in fiscal years 2019 and 2020, respectively. Innovid may not achieve or maintain profitability in the future. Because the market for CTV advertisement, and the management and analytics tools Innovid offers, is rapidly evolving, it is difficult for Innovid to predict its future results of operations or the limits of its market opportunity. Innovid expects its operating expenses to increase over the next several years as it hires additional personnel, particularly in research and development and sales and marketing, expands it partnerships, operations, and infrastructure, both domestically and internationally and continues to develop and expand its platform’s features and capabilities. Innovid also intends to continue to build and enhance its platform through both internal research and development as well as selectively pursuing acquisitions that can uniquely contribute to its platform’s features and capabilities. In addition, as Innovid grows and becomes a public company, it will incur additional significant legal, accounting, and other expenses that it did not incur as a private company. If Innovid’s revenue does not increase to offset the expected increases in its operating expenses, it will not be profitable in future periods. In future periods, Innovid’s revenue growth could slow or its revenue could decline for a number of reasons, including any failure to increase the number of advertisers using its platform or to increase its volume of impressions or as a result of a decrease in the growth of its overall market, its failure, for any reason, to continue to capitalize on growth opportunities, slowing demand for CTV advertising or for its management and analytics tools, additional regulatory burdens, or increasing competition. As a result, Innovid’s past financial performance may not be indicative of its future performance. Any failure by Innovid to achieve or sustain profitability on a consistent basis could cause the value of Innovid Corp. Common Stock to decline.

Decrease and/or changes in CTV audience viewership behavior may adversely affect Innovid’s business and growth potential.
Technology and competition in Innovid’s industry continue to evolve rapidly. Changes to competitor’s products and solutions which may differ from Innovid’s current offerings could have a material impact on Innovid. Also, consumer behavior relating to changes in content distribution and technological innovation may affect Innovid’s economic model and viewership in ways that are not entirely predictable. Innovid’s growth is dependent upon the continued growth of CTV, and to the extent consumer behavior regarding CTV were to change in ways that reduce the effectiveness of Innovid’s offering, its growth prospects would be significantly impacted.
If Innovid fails to make the right investment decisions, or if it fails to innovate and develop new solutions that are adopted by advertisers, it may not attract advertisers, which could have an adverse effect on Innovid’s business, results of operations, and financial condition.
Innovid faces intense competition in the marketplace and is confronted by rapidly changing technology, industry standards, consumer preferences, and regulatory requirements, which require it to adapt and respond quickly. Innovid needs to continuously update its platform by investing and developing in new technology in order to attract advertisers and anticipate changes in technology, evolving industry standards and regulatory requirements. Innovid’s platform is complex and new solutions can require a significant investment of time and resources to develop, test, introduce, and enhance. These activities can take longer than expected. Moreover, Innovid may not make the right decisions regarding these investments. New formats and channels related to CTV advertising present unique challenges that Innovid must address in order to succeed. Innovid’s success depends upon its ability to integrate its platform with these new formats and channels. If Innovid’s solutions are not widely adopted by advertisers, it may not attract or retain advertisers. In addition, evolving demands from advertisers, superior offerings by competitors, changes in technology, and new industry standards or regulatory requirements could render Innovid’s platform or its existing solutions less effective and require Innovid to make unanticipated changes to its platform or business model. Innovid’s failure to adapt to a rapidly changing market or failure to anticipate advertiser demand and attract advertisers could cause its revenue or revenue growth rate to decline, and may adversely affect its business, results of operations, and financial condition.
While Innovid is working on a number of innovations and enhancements designed to improve the value to its clients, these innovations may prove to be unsuccessful which could have a material impact on Innovid’s business. Also, Innovid may need to restructure or expand its sales efforts in order to maintain or increase revenues from new and existing customers and to further penetrate the market. If such efforts are ineffective, this may have a material impact on Innovid’s operations.
Innovid’s estimates of market opportunity, forecasts of market growth and projections of future financial performance may prove to be inaccurate. If such forecasts related to market growth and market opportunity prove inaccurate, Innovid may not hire or staff appropriately and its business, results of operations, and financial condition may be adversely affected.
Innovid operates in a rapidly evolving industry. Innovid’s ability to forecast its future operating results is subject to a number of uncertainties, including its ability to plan for and model future growth in both its business and the digital advertising market. The continued unpredictability of the COVID-19 pandemic on Innovid’s customers makes projecting growth and market opportunity particularly difficult. For example, certain industries served by Innovid have experienced growth during the COVID-19 pandemic while others have struggled. Furthermore the COVID-10 pandemic has recently led to supply chain disruptions across the globe - the impact of these disruptions on Innovid’s customers and, ultimately, their use of Innovid’s services is inherently difficult to predict and subject to rapid change. Innovid is subject to risks and uncertainties frequently experienced by growing companies in rapidly evolving industries, including challenges in forecasting accuracy, determining the appropriate nature and levels of investments, assessing appropriate returns on investments, achieving market acceptance of its existing and future offerings, managing buyer implementations, and developing new solutions. If Innovid’s assumptions regarding these uncertainties, which it regularly uses to plan, are incorrect or fail to appropriately capture market changes, or if Innovid does not address these risks successfully, its operating and financial results could differ materially from its expectations and its business could suffer. Innovid’s past revenue growth is not indicative of its future performance.

In future periods, Innovid’s revenue could decline or grow more slowly than it expects. Innovid believes the growth of its revenue depends on a number of factors, including its ability to:
•attract new advertisers, and retain and expand its relationships with existing advertisers;
•leverage the growth of over-the-top (“OTT”) advertising and the proliferation of OTT advertising platforms, while remaining agile to advertisers’ needs or the possibility that OTT advertisers will revert to traditional advertising modes;
•hire or staff appropriately according to its growth needs;
•broaden its solutions portfolio to include additional marketing and monetization goals for advertisers;
•adapt its offering to meet evolving needs of, including to address market trends such as (i) the migration of consumers from desktop to mobile and from websites to mobile applications, (ii) the increasing percentage of sales that involve multiple digital devices, (iii) the growing adoption by consumers of “ad-blocking” software on web browsers on desktop and/or on mobile devices and use or consumption by consumers of advertising-free services, (iv) changes in the marketplace for and supply of advertising inventory, including the shift toward header bidding, (v) changes in the overall ecosystem such as Apple’s introduction of its Intelligent Tracking Prevention feature into its Safari browser, Microsoft’s Tracking Prevention feature in its Edge browser, and Mozilla’s introduction of Enhanced Tracking Protection into its Firefox browser; and (vi) changes in consumer acceptance of tracking technologies for targeted or behavioral advertising purposes; and
•continue to adapt to a changing regulatory landscape governing data protection and privacy matters.
Innovid’s sales and marketing efforts may require significant investments and, in certain cases, involve long sales cycles, and may not yield the results it seeks.
Innovid’s sales and marketing teams educate prospective advertisers about the use, technical capabilities, and benefits of its platform. Innovid’s sales cycle, from initial contact to contract execution and implementation, can take significant time with certain advertisers and agencies. Some of Innovid’s customers undertake an evaluation process that involves reviewing the offerings of Innovid’s competitors in addition to its platform. As a result, it is difficult to predict when a prospective customer will decide to execute an agreement and begin generating revenue for Innovid. Innovid is often required to explain how its platform can optimize the value of a premium publisher’s ad impressions or how a DSP can discover valuable ad impressions. Innovid may spend substantial time and resources searching for new business or responding to requests for proposals from potential advertisers and such efforts may not result in revenue. Following contract execution and implementation, ongoing sales cycles and account management can take significant time. Innovid is often required to explain how an additional platform integration can enhance incremental demand or engage multiple trading teams within an advertising agency to source ad campaigns and create additional demand. Innovid may not succeed in attracting new advertisers and agencies despite its significant investment in its business development, sales and marketing organizations. It may also be difficult to predict when new advertisers will begin generating revenue through Innovid’s platform, and the extent of that revenue. Innovid may not succeed in expanding relationships with existing advertisers, despite its significant investment in its sales, account management, and marketing organizations. Further, it may be difficult to predict when additional products will generate revenue through Innovid’s platform, and the extent of that revenue.
If Innovid does not manage its growth effectively, the quality of its platform and solutions may suffer, and its business, results of operations, and financial condition may be adversely affected.
The continued growth in Innovid’s business may place demands on its infrastructure and its operational, managerial, administrative, and financial resources. Innovid’s success will depend on the ability of its management to manage growth effectively. Among other things, this will require Innovid at various times to:
•strategically invest in the development and enhancement of its platform and data center infrastructure;
•improve coordination among Innovid’s engineering, product, operations, and other support organizations;

•manage multiple relationships with various partners, customers, and other third parties;
•manage international operations;
•develop its operating, administrative, legal, financial, and accounting systems and controls; and
•recruit, hire, train, and retain personnel.
If Innovid does not manage its growth well, the efficacy and performance of its platform may suffer, which could harm its reputation, reduce demand for its platform and solutions and have an adverse effect on its business, results of operations, and financial condition.
Innovid’s revenue and results of operations are highly dependent on the overall demand for advertising. Factors that affect the amount of advertising spending, such as economic downturns and the COVID-19 pandemic, can make it difficult to predict Innovid’s revenue and could adversely affect its business, results of operations, and financial condition.
Innovid’s business depends on the overall demand for advertising and on the economic health of its current and prospective advertisers. The market for internet advertising solutions is highly competitive and rapidly changing. New technologies and methods of advertising present a dynamic competitive challenge as market participants develop and offer multiple new products and services aimed at facilitating and/or capturing advertising spending. With the introduction of new technologies and the influx of new entrants to the market, including large established companies and companies that Innovid does not yet know about or do not yet exist, Innovid expects competition to persist and intensify in the future, which could harm its ability to increase sales and maintain its profitability. Large and established internet and technology companies may have the power to significantly change the very nature of the digital advertising marketplaces in ways that could materially disadvantage Innovid. These companies could leverage their positions to make changes to their web browsers, mobile operating systems, platforms, exchanges, networks or other solutions or services that could be significantly harmful to Innovid’s business and results of operations. These companies also have significantly larger resources than Innovid does, and in many cases have advantageous competitive positions in popular products and services like Gmail, YouTube, Chrome, Facebook and Instagram, which they can use to their advantage. Furthermore, Innovid’s competitors include large and established internet and technology companies that have invested substantial resources in innovation, which could lead to technological advancements that change the competitive dynamics of Innovid’s business in ways that it may not be able to predict. Competition could also hinder the success of new advertising solutions that Innovid offers in the future. If any of these risks were to materialize, Innovid’s ability to compete effectively could be significantly compromised and its results of operations could be harmed. Any of these developments would make it more difficult for Innovid to sell its offerings and could result in increased pricing pressure, reduced gross margins, increased sales and marketing expense and/or the loss of market share.
Also, various macroeconomic factors could cause advertisers to reduce the advertising budgets of Innovid’s customers, including adverse economic conditions, pandemics (including COVID-19), terrorism, and general uncertainty about economic recovery or growth, particularly in North America, Europe, and Asia, where Innovid does most of its business, instability in political or market conditions generally, and any changes in tax treatment of advertising expenses and the deductibility thereof. Reductions in overall advertising spending as a result of these factors could make it difficult to predict Innovid’s revenue and could adversely affect its business, results of operations, and financial condition. Recent supply chain disruptions and concerns regarding the continued pace of economic recovery following the COVID-10 pandemic have led some advertisers in certain industries, in particular the automotive industry, to reduce advertising spending. Any such reduction could negatively impact Innovid’s results of operations.
The extent to which the ongoing COVID-19 pandemic, including the resulting global economic uncertainty, and measures taken in response to the pandemic, could adversely affect Innovid’s business, results of operations, and financial condition will depend on future developments, which are highly uncertain and difficult to predict.
In March 2020, the World Health Organization characterized COVID-19 as a pandemic. Since then, the COVID-19 pandemic has disrupted the economy and put unprecedented strains on governments, health care systems, educational institutions, businesses, and individuals around the world and resulted in regional quarantines, labor shortages or stoppages, changes in consumer purchasing patterns, disruptions to service providers to deliver data on a timely basis, or at all, and overall economic instability. The impact on the global population and the duration of the COVID-19 pandemic is difficult to assess or predict. It is even more difficult to predict the impact on the global economic market, which will be highly dependent upon the actions of governments, businesses, and other enterprises in response to the pandemic and the effectiveness of those actions. The pandemic has already caused, and is likely to result in further, significant disruption of global financial markets and economic uncertainty. Initially, the advertising market and Innovid’s operations were affected by the COVID-19 pandemic. However, Innovid has since recovered from the economic effects of COVID-19, although the impact of future outbreaks or new variants of COVID-19 remains difficult to predict. Innovid continues to monitor its operations, the operations of advertisers and agencies, as well as government recommendations as the pandemic continues to impact the U.S. and global economy. In light of the uncertain and rapidly evolving situation relating to the spread of COVID-19, Innovid took temporary precautionary measures intended to help minimize the risk of the virus to its employees, its customers, and the communities in which it participates, which could adversely affect Innovid’s business, results of operations, or financial condition. Innovid has implemented hybrid/flexible work schedules for its employees and continues to monitor and evaluate company policies for work, company travel and company events in light of the ongoing COVID-19 pandemic. For instance, Innovid has implemented a business travel optional policy where a member of its team must get pre-approval to travel from an executive. Although Innovid continues to monitor the situation and may adjust its current policies as more information and guidance become available, temporarily suspending travel and doing business in-person could negatively impact its marketing efforts, sales cycles, contract terms, recruiting efforts, and create operational or other challenges, any of which could adversely affect Innovid’s business, results of operations, and financial condition. A recession, depression, or other sustained adverse market event resulting from the spread of COVID-19 or its variants could adversely affect Innovid’s business, results of operations, and financial condition, as well as the value of its common stock. Innovid’s customers or potential customers, particularly in industries most impacted by the COVID-19 pandemic including transportation, travel and hospitality, retail, and energy, may reduce their advertising spending or delay their advertising initiatives, which could adversely affect Innovid’s business, results of operations, and financial condition. Innovid may also experience curtailed customer demand, reduced customer spend or contract duration, delayed collections, lengthened payment terms, and increased competition due to changes in terms and conditions and pricing of its competitors’ products and services.
The COVID-19 pandemic also led to an increase in CTV viewership which caused an increase in advertising spending and thus, Innovid’s financials. This result, as well as those of other metrics such as revenues, operating margins, net income, net cash provided by operating activities and other financial and operating data, may not be indicative of results for future periods. In addition to the potential direct impacts to Innovid’s business, the advertising industry is likely to be significantly affected as a result of the actions taken in response to COVID-19. To the extent that such a response impacts consumers’ ability or willingness to pay for Innovid’s solution, could result negatively on Innovid’s business and results of operation.
Innovid’s business depends on a limited number of advertising agencies and advertisers.
Innovid derives a substantial portion of revenues from a limited number of advertising agencies and advertisers. There are inherent risks whenever a large percentage of revenues within any specific market or solution are concentrated within a limited number of advertising agencies and advertisers. Innovid cannot predict the future level of demand for its services and products that will be generated by these advertising agencies and advertisers. In addition, revenue from these advertising agencies and advertisers may fluctuate from time to time. Further, some of Innovid’s contracts with key advertising holding groups may permit such groups to terminate use of its products at any time (subject to notice and certain other provisions). If any of these advertising agencies and advertisers terminate or reduce use of Innovid’s products, its revenues or specific solutions may be negatively impacted.
If the use of digital advertising is rejected by consumers, through opt-in, opt-out or ad-blocking technologies or other means, it could have an adverse effect on Innovid’s business, results of operations, and financial condition.
Consumers can, with increasing ease, implement technologies that limit Innovid’s ability to collect and use data to deliver advertisements, or otherwise limit the effectiveness of its platform. Cookies may be deleted or blocked by consumers. Cookies have not been available on iPhone, nor across Safari or Firefox browsers for several years and we anticipate that other browsers, including Google Chrome and others will follow suit. While such limitations have not, to date, impacted Innovid’s business as a result of Innovid’s cross-channel, cross-device dynamic creative campaigns, which are not solely reliant on cookies or device IDs, Innovid’s ability to continue to respond to changes in ad-block technologies will have an impact on its business, results of operations, and financial condition.
To the extent Cookies remain relevant to Innovid’s business, most commonly used Internet browsers allow consumers to modify their browser settings to block first-party cookies (placed directly by the publisher or website owner that the consumer intends to interact with) or third-party cookies (placed by parties, like us, that have no direct relationship with the consumer), and some browsers block third-party cookies by default. For example, Apple recently announced its intention to move to “opt-in” privacy models, requiring users to voluntarily choose to receive targeted ads, which may reduce the value of ad impressions on its iOS mobile application platform. Many applications and other devices allow consumers to avoid receiving advertisements by paying for subscriptions or other downloads. Mobile devices using Android and iOS operating systems limit the ability of cookies to track consumers while they are using applications other than their web browser on the device. As a consequence, fewer of Innovid’s cookies or publishers’ cookies may be set in browsers or be accessible in mobile devices, which may adversely affect Innovid’s business. Some consumers also download free or paid “ad blocking” software on their computers or mobile devices, not only for privacy reasons, but also to counteract the adverse effect advertisements can have on the consumer experience, including increased load times, data consumption, and screen overcrowding. Ad-blocking technologies and other global privacy controls may prevent some third-party cookies, or other tracking technologies, from being stored on a consumer’s computer or mobile device.
If more consumers adopt these measures, and Innovid’s alternative approaches prove unsuccessful, Innovid’s business, results of operations, and financial condition could be adversely affected. Ad-blocking technologies could have an adverse effect on Innovid’s business, results of operations, and financial condition if they reduce the volume, effectiveness or value of advertising. In addition, some ad blocking technologies block only ads that are targeted through use of third-party data, while allowing ads based on first-party data (i.e., data owned by the publisher). Even if ad blockers do not ultimately have an adverse effect on Innovid’s business, investor concerns about ad blockers could cause Innovid’s stock price to decline.
If the ability to collect, use, and disclose data is limited by consumer tools, regulatory restrictions or technology limitations, certain advertising offerings could be impacted and Innovid’s business may be adversely affected.
As Innovid processes transactions through its platform, it collects large amounts of data about advertisements and where they are placed, such as advertiser preferences for media and advertising content. Innovid collects data on consumers that does not identify the individual, including browser, device location and characteristics, online browsing behavior, exposure to and interaction with advertisements, and inferential data about purchase intentions, and preferences. Innovid collects this data through various means, including from its own platform and measurement tracking capabilities. Innovid’s advertisers, publishers, and data providers may choose to provide Innovid with their proprietary data about consumers. Innovid aggregates this data and analyzes it in order to enhance its services, including the pricing, placement, and scheduling of advertisements. As part of Innovid’s real-time analytics service offering, it also shares the data, or analyses based on it, with its advertisers. There are many technical challenges relating to Innovid’s ability to collect, aggregate and associate the data, and Innovid cannot assure that it will be able to do so effectively. Evolving regulatory standards could place restrictions on the collection, management, aggregation and use of information, which could result in a material increase in the cost of collecting or otherwise obtaining certain kinds of data and could limit the ways in which Innovid may use or disclose information. Internet users can, with increasing ease, implement practices or technologies that may limit Innovid’s ability to collect and use data to deliver advertisements, or otherwise inhibit the effectiveness of its platform. Although Innovid’s advertisers generally permit it to aggregate and use data from advertising placements, subject to certain restrictions, advertisers might decide to restrict Innovid’s collection or use of their data. Any limitations on this ability could impair Innovid’s ability to deliver certain advertising offerings, which could adversely affect its business, results of operations, and financial condition.

If the use of third-party “cookies,” mobile device IDs or other tracking technologies is restricted without similar or better alternatives, certain offerings could be impacted and Innovid’s business may be adversely affected.
Innovid uses “cookies,” or small text files placed on consumer devices when an Internet browser is used, as well as mobile device identifiers, to gather data that enables its platform to be more effective. Innovid’s cookies and mobile device IDs do not identify consumers directly, but record information such as when a consumer views or clicks on an advertisement, when a consumer uses a mobile app, the consumer’s location, and browser or other device information. Publishers, advertisers and partners may also choose to share their information about consumers’ interests or give Innovid permission to use their cookies and mobile device IDs. Without cookies, mobile device IDs, and other tracking technology data, transactions processed through Innovid’s platform would be executed with less insight into consumer activity, reducing the precision of advertisers’ decisions about which impressions to purchase for an advertising campaign. This could make placement of advertising through Innovid’s platform less valuable, and harm its revenue. If Innovid’s ability to use cookies, mobile device IDs or other tracking technologies is limited, it may be required to develop or obtain additional applications and technologies to compensate for the lack of cookies, mobile device IDs and other tracking technology data, which could be time consuming or costly to develop, less effective, and subject to additional regulation.
Market pressure may reduce Innovid’s revenue per impression.
Innovid’s revenue may be affected by market changes, new demands by advertisers, and competitors. Innovid’s solutions may be priced too high or too low, either of which may carry adverse consequences. Innovid may receive requests from agencies and advertisers for volume discounts, fee revisions, and rebates. Any of these developments could adversely affect Innovid’s business, results of operations, or financial condition. Any failure of Innovid’s pricing approaches to gain acceptance could adversely affect its business, results of operations, and financial condition.
Innovid must scale its platform infrastructure to support anticipated growth and transaction volume. If Innovid fails to do so, it may limit its ability to process ad impressions, and it may lose revenue.
Innovid’s business depends on processing ad impressions in milliseconds, and it must handle an increasingly large volume of such transactions. The addition of new solutions, such as header bidding in mobile and the CTV and OTT formats, support for evolving advertising formats, handling, and use of increasing amounts of data, and overall growth in impressions, place growing demands upon Innovid’s platform infrastructure. If Innovid is unable to grow its platform to support substantial increases in the number of transactions and in the amount of data it processes, on a high-performance, cost-effective basis, its business, results of operations, and financial condition could be adversely affected. Innovid expects to continue to invest in its platform in order to meet these requirements, and that investment may adversely affect its business, results of operations, and financial condition.
If advertisers, publishers and data providers do not obtain necessary and requisite consents from consumers for Innovid to process their personal data, Innovid could be subject to fines and liability.
Because Innovid does not have direct relationships with consumers, it relies on advertisers, publishers and data providers, as applicable, to obtain the consent of the consumer on its behalf to process their data and deliver interest-based advertisements, and to implement any notice or choice mechanisms required under applicable laws, but if advertisers, publishers, or data providers do not follow this process (including as the legal requirements in this area continue to evolve and develop), Innovid could be subject to fines and liability. Innovid may not have adequate insurance or contractual indemnity arrangements to protect itself against any such claims and losses.
Advertisements on websites, applications and other digital media properties of publishers serviced through Innovid’s platform are viewed by consumers visiting the publishers’ digital media properties. Publishers often have terms of use in place with their consumers that disclaim or limit their potential liabilities to consumers, or pursuant to which consumers waive rights to bring class actions against the publishers. Innovid generally does not have terms of use in place with such consumers, so it cannot disclaim or limit potential liabilities to them through terms of use, which may expose it to greater liabilities than certain of its competitors.

Innovid faces intense and increasing competition for employee talent, and if it does not retain and continue to attract highly skilled talent or retain its senior management team and other key employees, it may not be able to sustain its growth or achieve its business objectives.
Innovid is led by a strong management team that has extensive experience leading technology and digital marketing companies. Innovid’s success and future growth depends to a significant degree on the leadership, knowledge, skills and continued services of its senior management team and other key personnel. The loss of any of these persons could adversely affect Innovid’s business.
Innovid’s future success also depends on its ability to retain, attract and motivate highly skilled technical, managerial, marketing, and customer service personnel. Innovid expects to continue its growth in the near term. Innovid may incur significant costs to attract and retain qualified employees, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards. New employees often require significant training and Innovid may lose new or existing employees to its competitors or other companies before it realizes the benefit of its investment in recruiting and training them. Competition for personnel is intense, particularly in the technology and software industries. A substantial majority of Innovid’s workforce are at-will employees, and Innovid may experience a loss of productivity due to the departure of key personnel and the associated loss of institutional knowledge. Innovid’s inability to retain and attract the necessary personnel could adversely affect its business, financial condition and results of operations.
Seasonal fluctuations in advertising activity could have a negative impact on Innovid’s revenue, cash flow and operating results.
Innovid’s revenue, cash flow, operating results and other key operating and performance metrics may vary from quarter to quarter due to the seasonal nature of its customers spending on advertising campaigns. For example, advertisers typically allocate the largest portion of their media budgets to the fourth quarter of the calendar year in order to coincide with increased holiday purchasing. As a result, the fourth quarter of the year typically reflects Innovid’s highest level of measurement activity while the first quarter reflects the lowest level of such activity. Innovid’s historical revenue growth has masked the impact of seasonality, but if its growth rate declines or seasonal spending becomes more pronounced, seasonality could have a more significant impact on its revenue, cash flow and operating results from period to period.
Innovid is subject to payment-related risks, and if its ability to accurately and timely collect payments is impaired, it’s business, financial condition and results of operations may be adversely affected.
Innovid has a large and diverse customer and integration partner base. At any given time, one or more of Innovid’s customers or partners may experience financial difficulty, file for bankruptcy protection or cease operations. Unfavorable economic and financial conditions could result in an increase in customer financial difficulties which could adversely affect Innovid. The direct impact on Innovid could include reduced revenues and write-offs of accounts receivable and expenditures billable to customers, and if these effects were severe enough, the indirect impact could include impairments of intangible assets and reduced liquidity. Furthermore, the payment risks Innovid faces are heightened since some of the media agencies Innovid deals with collects payments from their advertiser customers and then remit to Innovid such amounts on behalf of those advertiser customers, each of whom are subject to independent billing and payment risks as well. Although no core client (brand/advertiser) accounted for more than 13% of Innovid’s revenue in 2020, our approximately 90 core clients accounted for in excess of 80% of Innovid’s total revenue in 2020.
Any interruptions or delays in services from third parties, including data center hosting facilities, cloud computing platform providers and other hardware and software vendors, or disruptions from Innovid’s inability to adequately plan for and manage service failures or infrastructure capacity requirements, could impair the delivery of Innovid’s services and harm its business.
Innovid currently serves its customers from third-party data center hosting facilities and cloud computing platform providers located in the United States. Innovid also relies on computer hardware purchased or leased from, software licensed from, and cloud computing platforms provided by, third parties in order to offer its services, including database software, hardware and data from a variety of vendors. Any disruption or damage to, or failure of

Innovid’s systems generally, including the systems of its third-party platform providers, could result in interruptions in its services. Innovid has from time to time experienced interruptions in its services and such interruptions may occur in the future. Also, Innovid may contract with other third-party data centers outside of the United States, including China, which may carry risks that Innovid does not, or may not be able to, anticipate. In addition, the ongoing COVID-19 pandemic has disrupted and may continue to disrupt the supply chain of hardware needed to maintain these third-party systems or to run Innovid’s business. As Innovid increases its reliance on these third-party systems, particularly with respect to third-party cloud computing platforms, its exposure to damage from service interruptions may increase.
Innovid does not control the operation of any of these facilities, and it may be vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures and similar events. Innovid may also be subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct, as well as local administrative actions (including shelter-in-place or similar orders), changes to legal or permitting requirements and litigation to stop, limit or delay operation. Despite precautions taken at these facilities, such as disaster recovery and business continuity arrangements, the occurrence of a natural disaster or pandemic (including the COVID-19 pandemic), an act of terrorism, a decision to close the facilities without adequate notice or other unanticipated problems at these facilities could result in lengthy interruptions in Innovid’s services.
These hardware, software, data and cloud computing platforms may not continue to be available at reasonable prices, on commercially reasonable terms or at all. Any loss of the right to use any of these hardware, software or cloud computing platforms could significantly increase Innovid’s expenses and otherwise result in delays of its services until equivalent technology is either developed by Innovid, or is obtained through purchase or license and integrated into Innovid’s services.
Additionally, improving Innovid’s platform’s infrastructure and expanding its capacity in anticipation of growth in new channels and formats, as well as implementing technological enhancements to its platform to improve its efficiency and cost-effectiveness are key components of its business strategy, and if Innovid’s data centers are unable to keep up with its growing needs for capacity, this could have an adverse effect on its business. Any changes in third-party service levels at Innovid’s data centers or any errors, defects, disruptions, or other performance problems could adversely affect its reputation, expose it to liability, cause it to lose customers, or otherwise adversely affect its business, results of operations, and financial condition. Service interruptions might reduce Innovid’s revenue, trigger refunds, subject Innovid to potential liability, or adversely affect its business, results of operations, and financial condition.
If Innovid does not accurately plan for its infrastructure capacity requirements and it experiences significant strains on its data center capacity, its clients could experience performance degradation or service outages that may subject Innovid to financial liabilities, result in customer losses and harm its reputation and business. As Innovid adds data centers and capacity and continues to move to cloud computing platform providers, it may move or transfer its data and its customers’ data. Despite precautions taken during this process, any unsuccessful data transfers may impair the delivery of Innovid’s services, which may damage its business.
Innovid’s software platform could be susceptible to errors, defects, or unintended performance problems that could adversely affect its business, results of operations, and financial condition.
Innovid depends upon the sustained and uninterrupted performance of its platform to operate its business. Software bugs, faulty algorithms, technical or infrastructure problems, or system updates could lead to an inability to process data to place advertisements or price inventory effectively, or cause advertisements to display improperly or be placed in proximity to inappropriate content, which could adversely affect Innovid’s business, results of operations, and financial condition. These risks are compounded by the complexity of Innovid’s technology and the large amounts of data Innovid utilizes. Because Innovid’s software is complex, undetected material defects, errors and failures may occur. Despite testing, errors or bugs in Innovid’s software may not be found until the software is in its live operating environment. Errors or failures in Innovid’s solution, even if caused by the implementation of changes by advertisers, publishers, or partners to their systems, could also result in negative publicity, damage to its reputation, loss of or delay in market acceptance of its solution, increased costs, loss of revenue or loss of competitive position. In such an event, Innovid may be required or choose to expend additional resources to help mitigate any problems resulting from defects, errors and failures in its software. As a result, defects or errors in Innovid’s products or services could harm its reputation, result in significant costs, impair the ability of advertisers to sell and impair its ability to fulfill obligations with its clients. Any significant interruptions could adversely affect Innovid’s business, results of operations, and financial condition.
If CTV, mobile devices or their operating systems and Internet browsers develop in ways that prevent advertisements from being delivered to consumers, Innovid’s business, results of operations, and financial condition generally, could be adversely affected.
Innovid’s success in the mobile advertising industry depends upon the ability of its platform to provide advertising for mobile connected devices, the major operating systems or Internet browsers that run on them, and the thousands of applications that are downloaded onto them. The design of mobile devices and operating systems or browsers is controlled by third parties that may also introduce new devices and operating systems or modify existing ones, and network carriers may affect Innovid’s ability to access specified content on mobile devices. For example, Apple recently announced its intent to eliminate the Identifier for advertisers, which Innovid and other advertising firms have used to deliver targeted advertisements to consumers. While the effects of this development are uncertain and would not prevent Innovid from operating its header bidding technology on Apple products, it could reduce the value of the ad impressions it offers. If Innovid’s platform cannot operate effectively with popular devices, operating systems, or Internet browsers, including Apple devices and iOS, its business, results of operations, and financial condition could be adversely affected.
Also, as online video advertising continues to scale and evolve, the amount of online video advertising being bought and sold programmatically has increased dramatically. The online video advertising market continues to grow with the increased popularity of CTV. However, despite the opportunities created by programmatic advertising, programmatic solutions for CTV and OTT publishers are still nascent compared to desktop and mobile video solutions. Many CTV publishers have backgrounds in cable or broadcast television and have limited experience with digital advertising, and in particular programmatic advertising. For these publishers, it is extremely important to protect the quality of the viewer experience to maintain brand goodwill and ensure that online advertising efforts do not create sales channel conflicts or otherwise detract from their direct sales force. In this regard, programmatic advertising presents a number of potential challenges, including the ability to ensure that ads are brand safe, comply with business rules around competitive separation, are not overly repetitive, are played at the appropriate volume, and do not cause delays in load-time of content. Innovid believes that its platform is well-positioned to allow publishers the opportunity to achieve these goals and also reliably achieve “ad potting,” or the placement of the desired number of advertisements in commercial breaks. While Innovid believes that programmatic advertising will continue to grow as a percentage of overall CTV advertising, there can be no assurance that CTV publishers will adopt programmatic solutions such as Innovid’s, or the rate at which they may adopt such solutions, which could adversely affect Innovid’s business, results of operations, and financial condition.
The market in which Innovid participates is intensely competitive, and it may not be able to compete successfully with its current or future competitors.
Innovid’s industry and business is subject to rapid and frequent changes in technology, evolving client demands and frequent competitors with new and enhanced offerings. Innovid competes for both supply and demand with larger, well-established companies that may have technological advantages stemming from their experience in the market. Innovid’s future success will depend on its ability to continuously enhance and improve its offerings to meet client needs and address technological and industry advancements. If Innovid is unable to enhance its solutions to meet market demand in a timely manner, it may not be able to maintain its existing clients or attract new clients. Innovid has made, and intends to continue to make, substantial investments in order to further advance its brand and scale its technology capabilities. However, these investments are inherently risky and may not be successful. Addressing broader marketing and monetization goals, is relatively new to Innovid and it has had to invest in substantial resources to adapt its model, pricing and organization to support this expansion. Similarly, Innovid does not have a long or established track record of competing successfully in this space. If Innovid is not successful in expanding its solutions along broader marketing goals, its results of operations could be adversely affected. Furthermore, Innovid believes that the importance of brand recognition will increase as competition in its market increases. However, if Innovid is unable to continuously enhance and improve its offerings, it may be unable to respond effectively to changes in its industry, technology or user preferences, and its solutions may become less competitive or obsolete. Furthermore, brand promotion activities may not yield any increased revenue, and even if they do, any increased revenue may not offset the expenses Innovid incurred in building its brand.
Innovid’s business depends on the overall demand for advertising and on the economic health of Innovid’s current and prospective advertisers. The market for internet advertising solutions is highly competitive and rapidly changing. New technologies and methods of advertising present a dynamic competitive challenge as market participants develop and offer multiple new products and services aimed at facilitating and/or capturing advertising spending. With the introduction of new technologies and the influx of new entrants to the market, including large established companies and companies that Innovid does not yet know about or do not yet exist, Innovid expects competition to persist and intensify in the future, which could harm its ability to increase sales and maintain its profitability. Large and established internet and technology companies may have the power to significantly change the very nature of the digital advertising marketplaces in ways that could materially disadvantage Innovid. These companies could leverage their positions to make changes to their web browsers, mobile operating systems, platforms, exchanges, networks or other solutions or services that could be significantly harmful to Innovid’s business and results of operations. These companies also have significantly larger resources than Innovid does, and in many cases have advantageous competitive positions in popular products and services like Gmail, YouTube, Chrome, Facebook and Instagram, which they can use to their advantage. Furthermore, Innovid’s competitors include large and established internet and technology companies that have invested substantial resources in innovation, which could lead to technological advancements that change the competitive dynamics of Innovid’s business in ways that it may not be able to predict. Competition could also hinder the success of new advertising solutions that Innovid offers in the future. If any of these risks were to materialize, Innovid’s ability to compete effectively could be significantly compromised and its results of operations could be harmed. Any of these developments would make it more difficult for Innovid to sell its offerings and could result in increased pricing pressure, reduced gross margins, increased sales and marketing expense and/or the loss of market share.
Innovid relies on advertisers and publishers to abide by contractual requirements and relevant laws, rules, and regulations when using its platform. Legal claims or enforcement actions resulting from their actions could expose Innovid to liabilities, damage its reputation, and be costly to defend. In addition, in certain instances Innovid’s campaigns are dependent upon the performance of third-parties hired by its clients. Any failure of such parties to meet expected performance benchmarks could have a negative impact on the success of Innovid’s services.
The advertisers and publishers engaging in transactions through Innovid’s platform impose various requirements upon each other, and Innovid and the underlying advertisers are subject to regulatory requirements by governments and standards bodies applicable to their activities. Innovid may assume responsibility for satisfying or facilitating the satisfaction of some of these requirements through the contracts it enters into with advertisers or publishers transacting business through its platform under applicable laws, regulations or common law duties, even if Innovid has not assumed responsibility contractually. These responsibilities could expose Innovid to significant liabilities, perhaps without the ability to impose effective mitigating controls upon, or to recover from, advertisers and publishers.
Innovid contractually requires its advertisers, publishers and data providers to abide by relevant laws, rules and regulations, and restrictions by their counterparties, when transacting on Innovid’s platform, and it generally attempts to obtain representations from advertisers that the advertising they place through its platform complies with applicable laws and regulations and does not violate third-party intellectual property rights. Innovid also generally receives representations from advertisers, publishers and data providers about their data privacy practices and compliance with applicable laws and regulations, including their maintenance of adequate privacy policies that disclose and permit Innovid’s data collection practices. Nonetheless, there are many circumstances in which it is difficult or impossible for Innovid to monitor or evaluate its compliance. For example, Innovid cannot control the content of advertisers and/or publisher’s media properties.
If advertisers, publishers or data providers fail to abide by relevant laws, rules and regulations, or contract requirements when transacting over Innovid’s platform or after such a transaction is completed, or if such parties fail to provide proper notice to and obtain proper consent from individuals that permit Innovid’s data collection practices where applicable, Innovid could potentially face liability to consumers for such misuse. Further, Innovid could face potential liability to consumers in the event such parties engage in malicious activities, such as the introduction of malware into consumers’ computers through advertisements served through Innovid’s platform, and code that redirects consumers to sites other than the ones consumers sought to visit, potentially resulting in malware downloads or use charges from the redirect site. Advertisers often have terms of use in place with their consumers that disclaim or limit their potential liabilities to such consumers, or pursuant to which consumers waive rights to bring class-action lawsuits against the publishers related to advertisements, which could make Innovid a more likely target for certain lawsuits. Similarly, if such misconduct results in enforcement action by a regulatory body or other governmental authority, Innovid could become involved in a potentially time-consuming and costly investigation or it could be subject to some form of sanction or penalty and face reputational damage. Innovid may not have adequate indemnities to protect itself against, and its policies of insurance may not cover, all such claims and losses.
If advertisers or publishers do not have sufficient rights to the content, technology, data, or other material that they provide or make available to Innovid, Innovid’s business and reputation may be harmed.
If advertisers or publishers do not have sufficient rights to the content, technology, data, or other material that they provide or make available to Innovid, or if it infringes or is alleged to infringe the intellectual property rights of third parties, Innovid could be subject to claims from those third parties, which could adversely affect its business, results of operations, and financial condition. For example, channel partners may aggregate ad impressions across several publishers, and Innovid may not be able to verify that these aggregators own or have rights to all of their digital ad impressions. As a result, Innovid may face potential liability for copyright, patent, trademark or other intellectual property infringement, or other claims. Litigation to defend these claims could be costly and have an adverse effect on Innovid’s business, results of operations, and financial condition. While Innovid does include indemnity provisions covering customer content in its service agreements, it can provide no assurance that it is adequately insured to cover claims related to customer content or that its indemnification provisions will be adequate to mitigate all liability that may be imposed on it as a result of claims related to customer content.
Innovid’s platform relies on third-party open source software components. Failure to comply with the terms of the underlying open source software licenses could expose Innovid to liabilities, and the combination of open source software with code that it develops could compromise the proprietary nature of its platform.
Innovid’s platform utilizes software licensed to it by third-party authors under “open source” licenses and Innovid expects to continue to utilize open source software in the future. The use of open source software may entail greater risks than the use of third-party commercial software, as open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. To the extent that Innovid’s platform depends upon the successful operation of the open source software it uses, any undetected errors or defects in this open source software could prevent the deployment or impair the functionality of Innovid’s platform, delay new solutions introductions, result in a failure of its platform, and injure its reputation. For example, undetected errors or defects in open source software could render Innovid vulnerable to breaches or security attacks, and, in conjunction, make its systems more vulnerable to data breaches. Furthermore, some open source licenses contain requirements that Innovid make available source code for modifications or derivative works Innovid creates based upon the type of open source software Innovid uses. If Innovid combines its proprietary software with open source software in a specific manner, it could, under some open source licenses, be required to release the source code of its proprietary software to the public. This would allow Innovid’s competitors to create similar solutions with lower development effort and time and ultimately put Innovid at a competitive disadvantage.
Although Innovid monitors its use of open source software, it cannot be sure that the process for controlling the use of open source software in its platform will be effective. If Innovid is held to have breached the terms of an open source software license, it could be required to seek licenses from third parties to continue operating using its solutions on terms that are not economically feasible, to re-engineer its solutions or the supporting computational infrastructure, to discontinue use of the code or to make generally available, in source code form, portions of its proprietary code.

Innovid’s business is subject to the risk of catastrophic events such as pandemics, earthquakes, flooding, fire, and power outages, and to interruption by man-made problems such as terrorism.
Innovid’s business is vulnerable to damage or interruption from pandemics, earthquakes, flooding, fire, power outages, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins and similar events. In particular, the COVID-19 pandemic, including the reactions of governments, markets, and the general public, may result in a number of adverse consequences for Innovid’s business, results of operations, and financial condition, many of which are beyond Innovid’s control. A significant natural disaster could have a material adverse effect on Innovid’s business, results of operations, and financial condition, and Innovid’s insurance coverage may be insufficient to compensate Innovid for losses that may occur. In addition, acts of terrorism, which may be targeted at metropolitan areas that have higher population density than rural areas, could cause disruptions in Innovid’s or its customers businesses or the economy as a whole. Innovid may also be subject to cyber security incidents – see “—Risks Relating to Information Technology, Cybersecurity and Intellectual Property—System failures, security breaches, or cyberattacks could interrupt the operation of Innovid’s platform and data centers and significantly harm its business, financial condition and results of operations” below for more details. Innovid may not have sufficient protection or recovery plans in some circumstances, such as natural disasters affecting areas in which it operates. As Innovid relies heavily on technology such as computers, communications systems and the Internet to conduct its business and provide high-quality customer service, these disruptions could negatively impact Innovid’s ability to run its business and either directly or indirectly disrupt its customers businesses, which could have an adverse effect on Innovid’s business, results of operations, and financial condition.
Innovid relies on integrations with demand- and supply-side advertising platforms, ad servers and social platforms. A decrease in demand for advertising and public criticism of digital advertising technology in the U.S. and internationally, could adversely affect the demand for and use of Innovid’s solutions.
Innovid’s business depends, in part, on the demand for digital advertising technology. The digital advertising industry has been and may in the future be subject to reputational harm, negative media attention and public complaint relating to, among other things, the alleged lack of transparency and anti-competitive behavior among advertising technology companies. This public criticism could result in increased data privacy and anti-trust regulation in the digital advertising industry in the U.S. and internationally. In addition, Innovid’s services are delivered in web browsers, mobile apps and other software environments where online advertising is displayed, and certain of these environments have announced future plans to phase out or end the use of cookies and other third-party tracking technology on their operating systems in order to provide more consumer data privacy. While Innovid’s technology and solutions do not rely on persistent identifiers or cookie-based or cross-site tracking, these changes and other updates to software functionality in these environments could hurt Innovid’s ability to effectively deliver its services.
Innovid may not be able to accurately predict changes in overall advertiser demand for the channels in which it operates and cannot assure that its investment in formats will correspond to any such changes. Advertisers may change the fees they charge users or otherwise change their business model in a manner that slows the widespread acceptance of advertisements. In order for Innovid’s services to be successful, there must be a large base of advertisers to deliver content. Innovid has limited or no control over the availability or acceptance of those advertisements, and any change in the licensing terms, costs, availability or user acceptance of these advertisements could adversely affect its business. Any decrease in the use of mobile, display, and video advertising, whether due to customers losing confidence in the value or effectiveness of such channels, regulatory restrictions, public criticism or other causes, or any inability to further penetrate CTV or enter new and emerging advertising channels, could adversely affect Innovid’s business, results of operations, and financial condition. Any change or decrease in the demand for digital advertising, including on social media platforms as a result of avoidance campaigns or similar events, may negatively affect the demand for and use of Innovid’s solutions. If Innovid’s customers significantly reduce or eliminate their digital ad spend in response to the public criticism of the digital advertising industry or its related effects, its business, financial condition and results of operations could be adversely affected.

Innovid’s international operations and expansion expose it to several risks.
Innovid’s current global operations and future initiatives involve a variety of risks, including, in addition to risks described elsewhere in this section:
•operational and execution risk, including localization of the product interface and systems, translation into foreign languages, adaptation for local practices, adequate coordination of timing to onboard local clients and advertisers, difficulty of maintaining Innovid’s corporate culture, challenges inherent to hiring and efficiently managing an increased number of employees over large geographic distances, and the increasing complexity of the organizational structure required to support expansion and operations into multiple geographies and regulatory systems;
•insufficient, or insufficiently coordinated, demand for and supply of advertising inventory in specific geographic markets, which could impair Innovid’s ability to accurately predict user engagement in that market;
•compliance with (and liability for failure to comply with) applicable local laws and regulations, including, among other things, laws and regulations with respect to data protection, data/user privacy, tax and withholding, labor regulations, anti-corruption, consumer protection, spam and content, which laws and regulations may be inconsistent across jurisdictions;
•intensity of local competition for digital advertising budgets and internet display inventory;
•changes in a specific country’s or region’s political or economic conditions;
•risks related to pricing structure, payment and currency, including aligning Innovid’s pricing model and payment terms with local norms, higher levels of credit risk and payment fraud, difficulties in invoicing and collecting in foreign currencies and associated foreign currency exposure, restrictions on foreign ownership and investments, and difficulties in repatriating or transferring funds from or converting; currencies; and
•limited or unfavorable intellectual property protection.
Innovid currently operates in Europe through a subsidiary located in the United Kingdom and may expand to other global regions including China, other SEA countries as well as Latin America. It remains unclear what impact Brexit will have on Innovid’s business in the United Kingdom, European Union and elsewhere globally. Brexit may adversely affect economic conditions in the United Kingdom, European Union and elsewhere across the globe, and could contribute to volatility in foreign exchange markets with respect to the British Pound and Euro, which Innovid may not be able to effectively manage, and its financial results could be adversely affected. Further, Brexit may add additional complexity to potential European operations. Accordingly, Innovid cannot predict the additional expense, impact on revenue, or other business impact that may stem from Brexit. Additionally, operating in international markets also requires significant management attention and financial resources. Innovid cannot be certain that the investment and additional resources required in establishing operations in other countries will produce desired levels of revenue or profitability. Foreign currency exchange risk exposure also arises from intra-company transactions and financing with subsidiaries that have a functional currency different than the euro. While Innovid is engaging in hedging transactions to minimize the impact of uncertainty in future exchange rates on intra-company transactions and financing, it may not hedge all of its foreign currency exchange rate risk. In addition, hedging transactions, to the extent Innovid engages in hedging, carries its own risks and costs, and could expose it to additional risks that could harm its financial condition and operating results.
Changes in tax laws or tax rulings could materially affect Innovid’s effective tax rates, financial position and results of operations.
The tax regimes Innovid is subject to or operates under may be subject to significant change. Changes in tax laws (including in response to the COVID-19 pandemic) or changes in interpretations of existing laws could cause Innovid to be subject to additional income-based taxes and non-income based taxes (such as payroll, sales, use, value-added, digital services and excise, net worth, property, and goods and services taxes), which in turn could materially affect Innovid’s financial position and results of operations. For example, in December 2017, the U.S. federal government enacted the Tax Cuts and Jobs Act, or the 2017 Tax Act. The 2017 Tax Act significantly changed the existing U.S. corporate income tax laws by, among other things, lowering the corporate tax rate, implementing a partially territorial tax system, and imposing a onetime deemed repatriation toll tax on cumulative undistributed foreign earnings. Many of the provisions of the 2017 Tax Act are highly complex and may be subject to further interpretive guidance from the Internal Revenue Service, or IRS, or others. Some of the provisions of the 2017 Tax Act may be changed by a future Congress and may face future challenges by the World Trade Organization, or WTO. Although Innovid cannot predict the nature or outcome of such future interpretive guidance, or actions by a future Congress or WTO, they could adversely impact the consolidated results of Innovid’s operations and financial position. In addition, many countries in the EU, as well as a number of other countries and organizations such as the Organization for Economic Cooperation and Development, have recently proposed or recommended changes to existing tax laws or have enacted new laws that could impact Innovid’s tax obligations. Any significant changes to Innovid’s future effective tax rate may materially and adversely affect Innovid’s business, financial condition, results of operations, or cash flows.
Innovid could be required to collect additional sales, value added or similar taxes or be subject to other tax liabilities that may adversely affect its results of operations.
One or more U.S. states or countries may seek to impose incremental or new sales, value added taxes or use or other tax collection obligations on Innovid. An increasing number of states have considered or adopted laws that impose sales tax collection obligations on out-of-state companies. This is also the case in respect of the European Union, where value added taxes may be imposed on non-European Union companies making digital sales to consumers within the European Union. In addition, the U.S. Supreme Court ruled in South Dakota v. Wayfair, Inc., or Wayfair, that online sellers can be required to collect sales and use tax despite not having a physical presence in the customer’s state. In response to Wayfair, or otherwise, state and local governments may adopt, or begin to enforce, laws requiring Innovid to calculate, collect and remit sales taxes in their jurisdictions. Similarly, many foreign jurisdictions have considered or adopted laws that impose value added, digital services or similar indirect taxes on companies despite not having a physical presence in the foreign jurisdiction.
A successful assertion by one or more states, or other countries or jurisdictions, requiring Innovid to collect taxes where it presently does not do so, or to collect more taxes in a jurisdiction in which it currently collects some taxes, could result in substantial liabilities, including taxes on past sales as well as penalties and interest. Innovid continually monitors the ever-evolving tax landscape in the jurisdictions in which it operates and those jurisdictions where its customers reside. The requirement to collect sales, value added or similar indirect taxes by foreign, state or local governments for sellers that do not have a physical presence in the jurisdiction could also create additional administrative burdens for Innovid, put it at a competitive disadvantage if they do not impose similar obligations on its competitors or decrease its future sales, which may materially and adversely affect its business and results of operations.
Innovid may have exposure to greater than anticipated tax liabilities.
Innovid’s income tax obligations are based in part on its corporate operating structure and intercompany arrangements. The tax laws applicable to Innovid’s business, including the laws of the U.S. and other jurisdictions, are subject to interpretation, and certain jurisdictions are aggressively interpreting their laws in new ways in an effort to raise additional tax revenue. Innovid’s existing corporate structure and intercompany arrangements have been implemented in a manner Innovid believes is in compliance with current prevailing tax laws. However, the taxing authorities of the jurisdictions in which Innovid operates may challenge Innovid’s methodologies for intercompany arrangements, which could impact Innovid’s worldwide effective tax rate and harm its financial position and results of operations. In addition, changes to Innovid’s corporate structure and intercompany agreements, including through acquisitions, could impact Innovid’s worldwide effective tax rate and harm its financial position and results of operation.

Innovid may not be able to effectively integrate the businesses it acquires, which may adversely affect its ability to achieve its growth and business objectives.
Innovid explores, on an ongoing basis, potential acquisitions of additional businesses, products, solutions, technologies or teams. If Innovid identifies an appropriate acquisition candidate, it may not be successful in negotiating the terms and/or financing of the acquisition, and its due diligence may fail to identify all of the problems, liabilities or other shortcomings or challenges of an acquired business, product, solution or technology, including issues related to intellectual property, product quality or architecture, employees or clients, regulatory compliance practices or revenue recognition or other accounting practices. Any acquisition or investment may require Innovid to use significant amounts of cash, issue potentially dilutive equity securities or incur debt, contingent liabilities or amortization of expenses, or impairment of goodwill and/or purchased long-lived assets, and restructuring charges, any of which could harm its financial condition or results. In addition, acquisitions, including Innovid’s recent acquisitions, involve numerous risks, any of which could harm its business, including:
•difficulties in integrating the operations, technologies, services and personnel of acquired businesses, especially if those businesses operate outside of Innovid’s core competency;
•the need to integrate operations across different geographies, cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries;
•cultural challenges associated with integrating employees from the acquired company into Innovid’s organization;
•ineffectiveness, lack of scalability, or incompatibility of acquired technologies or services;
•potential loss of key employees of acquired businesses;
•inability to maintain the key business relationships and the reputation of acquired businesses;
•failure to successfully further develop the acquired technology in order to recoup Innovid’s investment;
•unfavorable reputation and perception of the acquired product or technology by the general public;
•diversion of management’s attention from other business concerns;
•liability or litigation for activities of the acquired business, including claims from terminated employees, clients, former shareholders or other third parties;
•implementation or remediation of controls, practices, procedures and policies at acquired businesses, including the costs necessary to establish and maintain effective internal controls; and
•increased fixed costs.
There can be no assurance that Innovid will be able to successfully integrate the businesses that it acquires or that it will be able to leverage the acquired commercial relationships, products or technologies in the manner it anticipates. If Innovid is unable to successfully integrate the businesses it has acquired or any business, product, solution or technology it acquires in the future, its business and results of operations could suffer, and it may not be able to achieve its business and growth objectives.
Innovid has substantial client concentration in certain local markets and solutions, with a limited number of clients accounting for a substantial portion of its revenues in those areas.
Although Innovid’s overall customer base is well-diversified, in certain of its local markets and specific solutions, it derives a substantial portion of revenues from a limited number of clients. There are inherent risks whenever a large percentage of revenues within any specific market or solution are concentrated within a limited number of clients. Innovid cannot predict the future level of demand for its services and products that will be generated by these clients. In addition, revenues from these clients may fluctuate from time to time. Further, some of Innovid’s contracts with these clients may permit them to terminate use of its products at any time (subject to notice and certain other provisions). If any of these clients terminate or reduce use of Innovid’s products, its revenues within local markets or specific solutions may be negatively impacted.
Innovid experiences fluctuations in its results of operations due to a number of factors, which make Innovid’s future results difficult to predict and could cause its operating results to fall below expectations or guidance.
Innovid’s quarterly and annual results of operations fluctuate due to a variety of factors, many of which are outside of its control. As a result, comparing Innovid’s results of operations on a period-to-period basis may not be meaningful. Fluctuations in Innovid’s results of operations could cause its performance to fall below the expectations of analysts and investors, and adversely affect the price of its services. Innovid’s past results are not an indication of its future performance. Factors that may affect Innovid’s quarterly results of operations include:
•the nature of Innovid’s clients’ products or services, including the seasonal nature of its clients’ advertising spending;
•lengthy implementation cycles resulting in substantial expenses incurred without any guarantee of revenue generation;
•demand for Innovid’s offering and the size, scope and timing of digital advertising campaigns;
•the relative lack of long-term agreements with Innovid’s clients and advertisers;
•client and advertisers retention rates;
•market acceptance of Innovid’s offering and future solutions and services (i) in current industry verticals and new industry verticals, (ii) in new geographic markets, (iii) in new advertising channels, or (iv) for broader marketing goals;
•the timing of large expenditures related to expansion into new solutions, new geographic markets, new industry verticals, acquisitions and/or capital projects;
•the timing of adding support for new digital devices, platforms and operating systems;
•Innovid’s clients’ budgeting cycles;
•changes in the competitive dynamics of Innovid’s industry, including consolidation among competitors;
•consumers’ response to Innovid’s clients’ advertisements, to online advertising in general and to tracking technologies for targeted or behavioral advertising purposes;
•Innovid’s ability to control costs, including its operating expenses;
•network outages, errors in Innovid’s technology or security breaches and any associated expense and collateral effects;
•foreign currency exchange rate fluctuations, as some of Innovid’s foreign sales and costs are denominated in its local currencies;
•failure to successfully manage any acquisitions; and
•general economic and political conditions in Innovid’s domestic and international markets.
As a result, Innovid may have a limited ability to forecast the amount of future revenue and expense, and its results of operations may from time to time fall below its estimates or the expectations of public market analysts and investors.

Risks Relating to Compliance with Law, Government Regulation and Litigation
Innovid is subject to anti-bribery, anti-corruption, and similar laws and non-compliance with such laws can subject it to criminal penalties or significant fines and harm its business and reputation.
Innovid is subject to anti-bribery and similar laws, such as the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the USA PATRIOT Act, U.S. Travel Act, the U.K. Bribery Act 2010 and Proceeds of Crime Act 2002, and possibly other anti-corruption, anti-bribery, and anti-money laundering laws in countries in which it conducts activities. Anti-corruption laws have been enforced with great rigor in recent years and are interpreted broadly and prohibit companies and their employees and their agents from making or offering improper payments or other benefits to government officials and others in the private sector. The FCPA or other applicable anti-corruption laws may also hold Innovid liable for acts of corruption or bribery committed by its third-party business partners, representatives, and agents, even if Innovid does not authorize such activities. As Innovid increases its international sales and business, and increase its use of third parties, Innovid’s risks under these laws will increase. Innovid operates in jurisdictions that present a high risk for bribery and corruption according to the Transparency International Corruption Perceptions Index, and Innovid’s current policies and procedures may not be sufficient to mitigate Innovid’s anti-corruption risks. As a public company, the FCPA separately requires that Innovid keep accurate books and records and maintain internal accounting controls sufficient to assure management’s control, authority, and responsibility over its assets. Innovid has adopted policies and procedures and conducted training designed to prevent improper payments and other corrupt practices prohibited by applicable laws, but cannot guarantee that improprieties will not occur. Noncompliance with these laws could subject Innovid to investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with specified persons, the loss of export privileges, reputational harm, adverse media coverage, and other collateral consequences. Any investigations, actions, and/or sanctions could have an adverse effect on Innovid’s business, results of operations, and financial condition.
Innovid is subject to economic and trade sanctions laws and regulations and export and import controls that could impair its ability to compete in international markets or subject it to liability if it is not in compliance with applicable laws
Innovid is subject to various U.S. export control laws and regulations, including the Export Administration Regulations administered by the U.S. Department of Commerce, and trade and economic sanctions laws and regulations, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce (collectively, “Trade Controls”). U.S. Trade Controls prohibit or restrict transactions and dealings, including the shipment of products and the provision of services to or involving certain countries, territories, governments, and persons. Although Innovid endeavors to conduct its business in compliance with Trade Controls, its failure to successfully comply may expose it to negative legal and business consequences, including civil or criminal penalties, governmental investigations, loss of export privileges, disgorgement of profits, significant fines, damages, suspension and/or debarment from contracting with certain persons, adverse media coverage, and other reputational harm.
Furthermore, if Innovid exports its technology or software, such exports may require authorization from U.S. regulators, including prior licensing from the U.S. Department of Commerce or other appropriate government authorization. Obtaining such authorization and otherwise complying with Trade Controls may be time-consuming and may result in the delay or loss of opportunities.
In addition, various countries regulate the import of encryption technology, including the imposition of import permitting and licensing requirements, and have enacted laws that could limit Innovid’s ability to offer its platform or could limit its customers’ ability to use Innovid’s platform in those countries. Changes in Innovid’s platform or future changes in export and import regulations may create delays in the introduction of Innovid’s platform in international markets or prevent Innovid’s customers with international operations from deploying its platform globally. Any change in export or import regulations, economic sanctions or related legislation, or change in the countries, governments, persons, or technologies targeted by such regulations, could result in decreased use of Innovid’s platform by, or in its decreased ability to export its technology and services to, existing or potential customers. Any decreased use of Innovid’s platform or limitation on its ability to export its platform would likely adversely affect its business, results of operations, and financial condition.
Failure to comply with applicable legislation and regulation on data privacy and data protection and changes in laws and regulations that result in changes to Innovid’s data collection and storage practices may adversely affect its business.
There are a growing number of data privacy and protection laws and regulations in the digital advertising industry that apply to Innovid’s business. Innovid has dedicated, and expects to continue to dedicate, significant resources in its efforts to comply with such laws and regulations. For example, Innovid has implemented policies and procedures to comply with applicable data privacy laws and regulations, and relies on contractual representations made to it by customers and partners that the information they provide to it and their use of its solutions do not violate these laws and regulations or their own privacy policies. If Innovid’s customers’ and partners’ representations are false or inaccurate, or if its customers and partners do not otherwise comply with applicable privacy laws, Innovid could face adverse publicity and possible legal or regulatory action. Conversely, Innovid’s partners and communications services providers have adopted their own policies based on their own perceptions of legal requirements or other policy determinations, and these policies have in the past temporarily prevented Innovid, and may again in the future prevent it, from operating on their platforms and possibly result in loss of business or litigation. The application, interpretation and enforcement of data privacy and protection laws and regulations are often uncertain and continue to evolve, particularly in the new and rapidly evolving industry in which Innovid operates, and may be interpreted and applied inconsistently between states within a country or between countries, and Innovid’s current policies and practices may be found not to comply.
In the U.S., federal and state laws impose limits on, or requirements regarding the collection, distribution, use, security and storage of personal information of individuals. For example, the Children’s Online Privacy Protection Act applies to websites and other online services that collect personal information about children under thirteen (13) years of age. The Federal Trade Commission (FTC) Act grants the FTC authority to enforce against unfair or deceptive practices, which the FTC has interpreted to require companies’ practices with respect personal information comply with the commitments posted in their privacy policies. With respect to the use of personal information for direct marketing purposes, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or the CAN-SPAM Act, establishes specific requirements for commercial email messages and specifies penalties for the transmission of commercial email messages that are intended to deceive the recipient as to source or content, and obligates, among other things, the sender of commercial emails to provide recipients with the ability to opt out of receiving future commercial emails from the sender. Further, the Telephone Consumer Protection Act, or the TCPA, restricts telemarketing and the use of technologies that enable automatic calling and/or messaging without proper customer consent, and is a particularly highly litigated issue.
There has also been increased regulation of data privacy and security in the U.S. particularly at the state level. For example, in 2018, California enacted the California Consumer Privacy Act, or the CCPA, which came into effect in January 2020 and places increased obligations on businesses. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is used. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. Further, in November 2020, California voters passed the California Privacy Rights Act, or the CPRA, which significantly expands the CCPA. The CPRA, which takes effect January 1, 2023 (and applies to data collected during the prior year), introduces additional obligations such as data minimization and storage limitations, granting additional rights to consumers, such as correction of personal information and additional opt-out rights, and creates a new entity, the California Privacy Protection Agency, to implement and enforce the law. The CCPA has marked the beginning of a trend toward more stringent state data privacy legislation in the U.S., which could increase Innovid’s potential liability and adversely affect its business. For example, Virginia has adopted a new state data protection act referred to as the Virginia Consumer Data Protection Act, or CDPA, which is set to take effect on January 1, 2023. Further, Colorado has adopted a new state data protection act titled the Colorado Privacy Act, which is set to take effect on July 1, 2023. The potential effects of legislation are far-reaching and may require Innovid to modify its processing practices and policies and to incur substantial costs and expenses in an effort to comply.

Further, foreign data privacy laws are also rapidly changing and have become more stringent in recent years. In the European Economic Area (“EEA”) and the United Kingdom (“UK”), the EEA General Data Protection Regulation (the “GDPR”), the UK General Data Protection Regulation, and the UK Data Protection Act 2018 impose strict obligations on the ability to collect, analyze, use, transfer and otherwise process personal data. This includes requirements with respect to accountability, transparency, obtaining individual consent, international data transfers, security and confidentiality and personal data breach notifications, which may restrict our processing activities. Separate, restrictive obligations relating to electronic marketing and the use of cookies which may limit our ability to advertise or analyze user behavior online. In the EU and UK, informed consent is required for the placement of most cookies or similar technologies on a user’s device and for direct electronic marketing. The EEA privacy laws on cookies and e-marketing are also subject to change as they are likely to be replaced by the European Commission’s Regulation on Privacy and Electronic Communications, or the ePrivacy Regulation. The ePrivacy Regulation may introduce more stringent requirements for using cookies and similar technologies for direct marketing and significantly increase fines for non-compliance in-line with the GDPR. In addition, there is an increasing regulatory focus on cookies in Europe recently following a recent court decision, privacy activists’ campaigns and various guidance issued by supervisory authorities, which has in some cases led to significant monetary penalties. If regulators start to enforce the strict approach in recent guidance, this could lead to substantial costs, require significant systems changes, limit the effectiveness of our marketing activities, divert the attention of our technology personnel, adversely affect our margins, increase costs and subject us to additional liabilities.
Innovid expects that there will continue to be new proposed laws, regulations, and industry standards concerning data privacy, data protection, and information security in the United States and other jurisdictions at all levels of legislature, governance, and applicability. These federal, state and foreign laws and regulations, which in some cases can be enforced by private parties in addition to government entities, are increasingly restricting the collection, processing and use of personal data. Innovid continues to monitor changes in laws and regulations, and the costs of compliance with, and the other burdens imposed by, these and other new laws or regulatory actions increase our costs. Although Innovid takes reasonable efforts to comply with all applicable laws and regulations, laws are constantly evolving, can be subject to significant change or interpretive application, and may be inconsistent from one jurisdiction to another.
Any perception of Innovid’s practices, platform or solutions delivery as a violation of data privacy rights may subject it to public criticism, loss of customers or partners, class action lawsuits, reputational harm, or investigations or claims by regulators, industry groups or other third parties, all of which could significantly disrupt its business and expose it to liability in ways that negatively affect its business, results of operations and financial condition. Innovid or its third-party service providers could be adversely affected if legislation or regulations are expanded to require changes in Innovid’s or its third-party service providers’ business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect Innovid’s or Innovid’s third-party service providers’ business, results of operations or financial condition. In addition, failure to comply with these and other laws and regulations may result in, among other things, administrative enforcement actions and significant fines, class action lawsuits, significant legal fees, and civil or criminal liability. Any regulatory or civil action that is brought against Innovid, even if unsuccessful, may distract its management’s attention, divert its resources, negatively affect its public image or reputation among its customers and partners and within its industry, and, consequently, harm its business, results of operations and financial condition.
Legal uncertainty and industry unpreparedness for new regulations may mean substantial disruption and inefficiency, demand constraints, and reduced value.
Some of Innovid’s advertisers may be unprepared to comply with evolving regulatory guidance under the CCPA, CPRA, CDPA, GDPR, or other new regulations, and may therefore remove personal data from their inventory before passing it into the bid stream, at least temporarily. This may lower customer inventory, resulting in loss of ad spend and revenue for Innovid. Further, since Innovid does not have direct relationships with end users, it relies on advertisers to obtain such consents as required. Even well-prepared advertisers may be confronted with difficult choices and administrative and technical hurdles as they implement their compliance programs and integrate with multiple other parties in the ecosystem. While Innovid can and does provide training and guidance on compliance, the nature of the ecosystem and technology does not support 100% verification that consent from end users has been obtained, when required, and it may unknowingly pass on consumer personal information when it should not. This exposes Innovid to potential regulatory scrutiny, investigations, fines, penalties, and other legal and financial exposure. Additionally, data privacy and data protection laws are evolving, and it is possible that these laws may be interpreted and applied in a manner that is inconsistent with Innovid’s safeguards and practices that could result in fines, lawsuits and other penalties, and significant changes to its client’s businesses practices and inventory. Further, compliance program design and implementation will be an ongoing process as understanding of new regulations increase and industry compliance standards evolve. The resulting process friction could result in substantial inefficiency and loss of inventory and demand, as well as increased burdens upon Innovid’s organization as it seeks to assist customers and adapt its own technology and processes as necessary to comply with the law and industry practice. The uncertain regulatory environment may disadvantage Innovid in comparison to large, integrated competitors such as Google and Facebook, which have greater compliance resources and can take advantage of their direct relationships with end users to secure consents. Changes in the business practices of such large integrated competitors could impose additional requirements with respect to the retention and security of Innovid’s handling or ability to handle customer and end user data, could limit its marketing and core business activities, and have an adverse effect on its business, results of operations, and financial condition.
Risks Relating to Information Technology, Cybersecurity and Intellectual Property
An assertion from a third party that Innovid is infringing its intellectual property rights, whether such assertion is valid or not, could subject it to costly and time-consuming litigation, expensive licenses or other impacts to its business.
There is significant intellectual property development activity in the measurement and authentication of digital ads. Third-party intellectual property rights may cover significant aspects of Innovid’s technologies or business methods or block Innovid from expanding its platform and delivering new solutions, and it cannot be certain that its current operations do not infringe the rights of a third party. Innovid has on one occasion received and may in the future receive allegations and/or claims from third parties that Innovid’s technology infringes or violates such third parties’ intellectual property rights. The cost of defending against such claims, whether or not the claims have merit, is significant and could divert the attention of management, technical personnel and other employees from Innovid’s business operations. Litigation regarding intellectual property rights is inherently uncertain due to the complex issues involved, and Innovid may not be successful in defending itself in such matters. Additionally, Innovid may be obligated to indemnify its customers or partners in connection with any such litigation. Intellectual property claims could harm Innovid’s relationships with its customers and deter future customers from buying its solutions or expose Innovid to litigation. If Innovid is found to infringe intellectual property rights, it could potentially be subject to injunctive or other relief that could affect Innovid’s ability to provide its solutions. Innovid may also be required to develop alternative non-infringing technology and may be unable to do so, or such development may require significant time and expense and may not be successful. In addition, Innovid could be required to pay royalty payments, either as a one-time fee or ongoing, as well as damages for past use that was deemed to be infringing. If Innovid cannot license or develop technology for any allegedly infringing aspect of its business, this may limit its platform and solutions, and Innovid may be unable to compete effectively. Any of these results could adversely affect Innovid’s business, financial condition and results of operations.
Innovid’s intellectual property rights may be difficult to enforce and protect, which could enable others to copy or use aspects of its technology without compensation, thereby eroding its competitive advantages and having an adverse effect on its business, results of operations, and financial condition.
Innovid relies upon a combination of trade secrets, third-party confidentiality, non-disclosure agreements, contractual restrictions on disclosure and use, and trademark, copyright, patent, and other intellectual property laws to establish and protect its proprietary technology and intellectual property rights. Innovid currently owns trademark registrations and applications for the “Innovid” name and variants thereof and other product-related marks in the United States and certain foreign countries. Innovid has also registered numerous Internet domain names related to its business.
Innovid also relies on copyright laws to protect computer programs related to its platform and its proprietary technologies, although to date Innovid has not registered for statutory copyright protection. In order to bring a copyright infringement lawsuit in the United States, the copyright must be registered. Accordingly, the remedies and damages available to Innovid for unauthorized use of its software may be limited. Some of Innovid’s proprietary technology, technology architecture, trade secrets and engineering roadmap have not been patented. As a result, Innovid cannot look to patent enforcement rights to protect some of Innovid’s proprietary technology. Furthermore, Innovid’s patent strategy is still in its early stages. Innovid may not be able to obtain any further patents, and Innovid’s pending application may not result in the issuance of a patent. Any issued patents may be challenged, invalidated, or circumvented, and any rights granted under these patents may not actually provide adequate defensive protection or competitive advantages to Innovid. Additionally, the process of obtaining patent protection is expensive and time-consuming, and Innovid may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner.
While it is Innovid’s policy to protect and defend its rights to its intellectual property, it cannot predict whether steps taken by it to protect its intellectual property will be adequate to prevent infringement, misappropriation, dilution, or other violations of its intellectual property rights. Third parties may knowingly or unknowingly infringe Innovid’s intellectual property rights, third parties may challenge intellectual property rights held by Innovid, and pending and future trademark and patent applications may not be approved. These claims may result in restrictions on Innovid’s use of its intellectual property or the conduct of its business. In any of these cases, Innovid may be required to expend significant time and expense to prevent infringement or to enforce its rights. Innovid also cannot guarantee that others will not independently develop technology with the same or similar functions to any proprietary technology Innovid relies on to conduct its business and differentiate itself from its competitors. Unauthorized parties may also attempt to copy or obtain and use Innovid’s technology to develop applications with the same functionality as its solutions, and policing unauthorized use of its technology and intellectual property rights is difficult and may not be effective. In addition, the laws of some foreign countries may not be as protective of intellectual property rights as those of the United States, and mechanisms for enforcement of Innovid’s intellectual property rights in such countries may be inadequate. If Innovid is unable to protect its intellectual property rights (including in particular, the proprietary aspects of its platform) Innovid may find itself at a competitive disadvantage to others who have not incurred the same level of expense, time and effort to create, and protect their intellectual property.
Innovid’s customer agreements generally restrict the use of its confidential information solely to use in connection with the use of its services and restrict the reverse engineering of its technology. In spite of such limitations, reverse engineering Innovid’s software or the theft or misuse of Innovid’s confidential information could occur by customers or other third parties who have access to its technology. Innovid also endeavors to enter into agreements with its employees and contractors in order to limit access to and disclosure of its confidential information, as well as to clarify rights to intellectual property and technology associated with Innovid’s business. These agreements may not effectively grant all necessary rights to any inventions that may have been developed by the employees or consultants party thereto. In addition, these agreements may not effectively prevent unauthorized use or disclosure of Innovid’s confidential information, intellectual property or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of Innovid’s confidential information, intellectual property, or technology. Furthermore, protecting Innovid’s intellectual property is particularly challenging after its employees or its contractors end their relationship with Innovid, and, in some cases, decide to work for Innovid’s competitors. Also, enforceability of the non-compete agreements that Innovid has in place is not guaranteed, and contractual restrictions could be breached without discovery or adequate remedies.
Innovid relies on licenses to use the intellectual property rights of third parties to conduct its business.
Innovid relies on products, technologies, and intellectual property that it licenses from third parties, for use in operating its business. Innovid cannot assure that these third-party licenses, or support for such licensed products and technologies, will continue to be available to Innovid on commercially reasonable terms, if at all. Innovid cannot be certain that its licensors are not infringing the intellectual property rights of others or that its suppliers and licensors have sufficient rights to the technology in all jurisdictions in which Innovid may operate. Some of Innovid’s license agreements may be terminated by its licensors for convenience. If Innovid is unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against its suppliers and licensors or against it, or if Innovid is unable to continue to obtain the technology or enter into new agreements on commercially reasonable terms, its ability to operate and expand its business could be harmed.

If Innovid fails to detect malware intrusion into its systems or devices, advertisers could lose confidence in its platform, and Innovid could face legal claims that could adversely affect its business, results of operations, and financial condition.
Innovid may be subject to fraudulent or malicious activities undertaken by persons seeking to use its platform for improper purposes. For example, someone may attempt to divert or artificially inflate advertiser purchases through Innovid’s platform, or to disrupt or divert the operation of the systems, and devices of its advertisers, and their consumers in order to misappropriate information, generate fraudulent billings or stage cyberattacks, or for other illicit purposes. For example, sophisticated bot-nets and other complex forms of click fraud might be used to generate fraudulent impressions and divert advertising revenue from legitimate websites of publishers. Those activities could also introduce malware through Innovid’s platform in order to commandeer or gain access to information on consumers’ computers. Innovid uses third-party tools and proprietary technology to identify non-human traffic and malware, and it may reduce or terminate relationships with advertisers that Innovid finds to be engaging in such activities. Although Innovid continuously assesses the quality and performance of advertising on digital media properties, it may be difficult to detect fraudulent or malicious activity, and Innovid relies on its own and third-party tools, as well as the controls of advertisers. Further, perpetrators of fraudulent impressions and malware frequently change their tactics and may become more sophisticated over time, requiring both Innovid and third parties to improve processes for assessing the quality of advertiser inventory and controlling fraudulent activity. If Innovid fails to detect fraudulent or malicious activity of this sort, its reputation could be damaged, advertisers may contest payment, demand refunds, or fail to give Innovid future business, or Innovid could face legal claims from advertisers. Even if Innovid is not directly involved in fraud or malicious activity, any sustained failures of others in its industry to adequately detect and prevent fraud could generate the perception that programmatic trading is unsafe, harm its reputation, and lead its advertisers to avoid programmatic advertising.
System failures, security breaches or cyberattacks could interrupt the operation of Innovid’s platform and data centers and significantly harm its business, financial condition and results of operations.
Innovid’s success depends on the efficient and uninterrupted operation of its platform. In delivering Innovid’s solutions, it is dependent on the operation of third-party data and cloud computing platforms centers, which are vulnerable to damage or interruption from computer viruses, computer denial of service attacks or other attempts to harm Innovid’s system and similar events. In the future, in particular due to the increasingly evolving methods of bad actors, Innovid may need to expand its systems at a significant cost and at a more rapid pace than Innovid has to date. Innovid may be unable to provide its solutions on a timely basis or experience performance issues with its platform if Innovid fails to adequately expand or maintain its system capabilities to meet future requirements and address future threats. Some of Innovid’s systems are not fully redundant, and its disaster recovery planning cannot account for all eventualities. The occurrence of any issues or failures at Innovid’s data centers could result in interruptions in the delivery of its solutions to its customers. Additionally, certain of Innovid’s third-party service providers and other vendors have access to portions of its IT system. Performance failures or acts of negligence by these service providers may cause material disruptions to Innovid’s IT systems. A failure or disruption of Innovid’s computer systems, or those of its demand-side integration partners, could impede access to its platform, interfere with its data analytics and prevent the timely delivery of Innovid’s solutions.
Outside parties may also attempt in the future to fraudulently induce Innovid’s employees or users of its platform to disclose sensitive information via illegal electronic spamming, phishing or other tactics. Any breach of Innovid’s security measures or the accidental loss, inadvertent disclosure or unauthorized dissemination of proprietary information or sensitive, personal or confidential data about us, Innovid’s employees or its customers or integration partners, including the potential loss or disclosure of such information or data as a result of hacking, fraud, trickery or other forms of deception, could expose Innovid, its employees, its’s customers or its integration partners to risks of loss or misuse of this information.
Any such breach, loss, disclosure or dissemination may also result in potential liability or fines, governmental inquiry or oversight, litigation or a loss of customer confidence, any of which could harm Innovid’s business and damage its reputation, possibly impeding its ability to retain and attract new customers, and cause a material adverse effect on Innovid’s operations and financial condition. The cost of investigating, mitigating and responding to potential security breaches and complying with applicable breach notification obligations to individuals, regulators, partners and others can be significant and the risk of legal claims in the event of a security breach is increasing. For example, the CCPA creates a private right of action for certain data breaches. Further, defending a suit, regardless of its merit, could be costly, divert management attention and harm Innovid’s reputation. The successful assertion of one or more large claims against Innovid that exceed available insurance coverage, or the occurrence of changes in its insurance policies, including premium increases or the imposition of large deductibles or co-insurance requirements, could adversely affect Innovid’s reputation, business, financial condition, results of operations and cash flows. Any material disruption or slowdown of Innovid’s systems or those of its third-party vendors or business partners, could have a material adverse effect on Innovid’s business, financial condition, results of operations and cash flows.
Risks Relating to Innovid’s Capital Resources
In the future, Innovid may need to obtain additional financing that may not be available or may reduce its profitability or result in dilution to its stockholders.
Innovid may require additional capital in the future to develop and execute Innovid’s long-term growth strategy. Innovid may need to raise additional funds in the future in order to, among other things:
•finance working capital requirements, capital investments or refinance existing or future indebtedness;
•acquire complementary businesses, technologies or products;
•develop or enhance its technological infrastructure and its existing platform and solutions;
•fund strategic relationships; and
•respond to competitive pressures.
If Innovid incurs additional indebtedness, its profitability may be reduced. Any future indebtedness could be at higher interest rates and may require Innovid to comply with restrictive covenants, which could place limitations on its business operations. Further, Innovid may not be able to maintain sufficient cash flows from its operating activities to service its existing and any future indebtedness. If Innovid’s operating results are not sufficient to service any future indebtedness, it will be forced to take actions such as reducing or delaying its business activities, investments or capital expenditures, selling assets or issuing equity. If Innovid issues additional equity securities, its stockholders may experience significant dilution and the price of its common stock may decline. Alternatively, if adequate funds are not available or are not available on acceptable terms, Innovid’s ability to fund its strategic initiatives, take advantage of unanticipated opportunities, develop or enhance its technology or services or otherwise respond to competitive pressures could be significantly limited.
Risks Related to ION
You have limited rights or interests in funds in the Trust Account. To liquidate your investment, therefore, you may be forced to sell your Public Shares or warrants, potentially at a loss.
Public Shareholders will be entitled to receive funds from the Trust Account only upon (a) such shareholder’s exercise of Redemption Rights in connection with ION’s initial business combination (which will be the Business Combination should it occur) and then only in connection with those ION Shares that such shareholder properly elected to redeem, subject to the limitations described herein, (b) the Redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to (i) modify the substance or timing of ION’s obligation to redeem 100% of the Public Shares if ION does not complete an initial business combination by February 16, 2023 or (ii) with respect to any other provision relating to shareholders’ rights or pre-business combination activity and (c) the Redemption of Public Shares if ION is unable to complete an initial business combination by February 16, 2023, subject to applicable law and as further described herein. In addition, if ION’s plan to redeem its Public Shares if it is unable to complete an initial Business Combination by February 16, 2023 is not completed for any reason, compliance with applicable law and the Cayman Constitutional Documents may require that ION submit a plan of dissolution to its then-existing shareholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, Public Shareholders may be forced to wait beyond February 16, 2023 before they receive funds from the Trust Account.
ION’s ability to complete the Business Combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein, including as a result of terrorist attacks, natural disaster or a significant outbreak of infectious diseases. For example, the COVID-19 pandemic has resulted in a widespread health crisis that has and may continue to adversely affect the economies and financial markets worldwide and, while the extent of the impact of the pandemic on ION will depend on future developments, it could limit ION’s ability to complete the Business Combination, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to ION or at all. Additionally, the ongoing COVID-19 pandemic and other events (such as terrorist attacks, natural disasters or a significant outbreak of other infectious diseases) may negatively impact the business of Innovid following the Business Combination.
If ION is not able to complete the Business Combination with Innovid by February 16, 2023, nor able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, ION will: (a) cease all operations except for the purpose of winding up; (b) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the Public Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (c) as promptly as reasonably possible following such redemption, subject to the approval of ION’s remaining shareholders and the ION Board, dissolve and liquidate, subject in each case to ION’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, the Public Shareholders may be forced to wait beyond February 16, 2023 before they receive funds from the Trust Account, receive only approximately $10.00 per share and the Public Warrants will expire worthless. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or warrants, potentially at a loss.
If you or a “group” of shareholders are deemed to hold in excess of 20% of the Public Shares, you will lose the ability to redeem all such shares in excess of 20% of the Public Shares.
The Cayman Constitutional Documents provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking Redemption Rights with respect to more than an aggregate of 20% of the shares sold in the IPO, which is referred to as the “Excess Shares.” However, such shareholders may vote all their shares (including Excess Shares) for or against the Business Combination. Your inability to redeem the Excess Shares will reduce your influence over ION’s ability to complete the Business Combination and you could suffer a material loss on your investment in ION if you sell Excess Shares in open market transactions. Additionally, you will not receive Redemption distributions with respect to the Excess Shares if ION completes the Business Combination. As a result, you will continue to hold that number of Public Shares exceeding 20% and, in order to dispose of such shares, would be required to sell such shares in open market transactions, potentially at a loss.
ION’s shareholders may be held liable for claims by third parties against ION to the extent of distributions received by them upon Redemption of their shares.
If ION is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, ION was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by ION’s shareholders. Furthermore, ION’s directors may be viewed as having breached their fiduciary duties to ION or ION’s creditors and/or having acted in bad faith, and thereby expose themselves and ION to claims, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against ION for these reasons. ION and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of the Trust Account while ION was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of approximately $18,293 and to imprisonment for five years in the Cayman Islands.
Although ION seeks to have all vendors, service providers (other than its independent auditors), prospective target businesses or other entities with which it does business execute agreements with ION waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, as well as distributions to Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Public Shareholders or claims challenging the enforceability of the waiver.
If third parties bring claims against ION, the proceeds held in the Trust Account could be reduced and the Redemption Price received by Public Shareholders may be less than $10.00 per share.
ION’s placing of funds in the Trust Account may not protect those funds from third-party claims against ION. Although ION seeks to have all vendors, service providers (other than its independent auditors), prospective target businesses or other entities with which it does business execute agreements with ION waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against ION’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, ION’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to ION than any alternative.
Examples of possible instances where ION may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with ION and will not seek recourse against the Trust Account for any reason. Upon Redemption of the Public Shares, if ION is unable to complete its initial business combination within the prescribed time frame, or upon the exercise of a Redemption Right in connection with the Business Combination, ION will be required to provide for payment of claims of creditors that were not waived that may be brought against ION within the ten years following Redemption. Accordingly, the Redemption Price received by Public Shareholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.
None of ION’s officers or directors will indemnify ION for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
If, before distributing the proceeds in the Trust Account to its Public Shareholders, ION files a bankruptcy petition or an involuntary bankruptcy petition is filed against ION that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of ION’s shareholders and the per share amount that would otherwise be received by our shareholders in connection with its liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to the Public Shareholders, ION files a bankruptcy petition or an involuntary bankruptcy petition is filed against ION that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in ION’s bankruptcy estate and subject to the claims of third parties with priority over the claims of ION’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by ION’s shareholders in connection with our liquidation may be reduced.
If, after ION distributes the proceeds in the Trust Account to its Public Shareholders, ION files a bankruptcy or insolvency petition or an involuntary bankruptcy petition is filed against ION that is not dismissed, a bankruptcy court may seek to recover such proceeds and the members of the ION Board may be viewed as having breached their fiduciary duties to ION’s creditors, thereby exposing the members of the ION Board and ION to claims of punitive damages.
If, after ION distributes the proceeds in the Trust Account to its Public Shareholders, ION files a bankruptcy or insolvency petition or an involuntary bankruptcy petition is filed against ION that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by ION’s shareholders. In addition, the ION Board may be viewed as having breached its fiduciary duty to ION’s creditors and/or having acted in bad faith, thereby exposing itself and ION to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.
Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect the business, investments and results of operations of ION.
ION is subject to laws and regulations enacted by national, regional and local governments. In particular, ION is required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on the business, investments and results of operations of ION. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on ION’s business and results of operations.
The Sponsor controls a substantial interest in ION and thus may exert a substantial influence on actions requiring a shareholder vote, potentially in a manner that you do not support.
The Sponsor has the ability to vote the Founder Shares it holds, constituting 20% of the issued and outstanding ION Shares. Control of the Founder Shares entitles the Sponsor to elect all of ION’s directors prior to an initial business combination, including in the Director Election Proposal in connection with the Business Combination. Holders of Public Shares will have no right to vote on the election of directors during such time. The provisions of the Cayman Constitutional Documents that grant the holders of the Founder Shares the ability to elect directors may only be amended by a special resolution passed by at least 90% of ION Shares voting in an extraordinary general meeting. Accordingly, the Sponsor may exert a substantial influence on actions requiring a shareholder vote, including the matters to be considered at the extraordinary general meeting, potentially in a manner that you do not support. If the Sponsor and any ION directors or officers (or their affiliates) purchase any additional ION Shares in the aftermarket or in privately negotiated transactions, this would increase their control of ION. Neither the Sponsor nor, to ION’s knowledge, any of ION’s officers or directors, have any current intention to purchase additional securities. Factors that would be considered in making such additional purchases would include consideration of the current trading price of ION’s Class A Ordinary Shares. ION will not hold an annual extraordinary general meeting to elect new directors prior to the completion of the Proposed Transaction, in which case all of the current directors will continue in office until at least the completion of the Proposed Transaction. Accordingly, the Sponsor will continue to exert control at least until the completion of the Proposed Transaction. For more information, see the risk factor entitled “ — Risks Related to the Domestication and Business Combination — Some of ION’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether Innovid is appropriate for ION’s initial business combination.”

ION has identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect its ability to report its results of operations and financial condition accurately and in a timely manner.
On April 12, 2021, the staff of the SEC (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). In the SEC Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Following the issuance of the SEC Statement ION’s management and its audit committee concluded that, in light of the SEC Statement, it was appropriate to restate ION’s previously issued and audited balance sheet as of February 16, 2021 (the “Affected Period”).
ION’s management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. ION’s management is likewise required, on a quarterly basis, to evaluate the effectiveness of its internal controls and to disclose any changes and material weaknesses identified through such evaluation of those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
ION identified a material weakness in its internal control over financial reporting related to the accounting for a significant transaction related to the ION Warrants that it issued in connection with its IPO. As a result of this material weakness, ION’s management concluded that its internal control over financial reporting was not effective as of March 31, 2021. This material weakness resulted in a material misstatement of its derivative warrant liabilities, change in fair value of derivative warrant liabilities, ION Class A Ordinary Shares subject to possible redemption, accumulated deficit and related financial disclosures for the Affected Period.
ION has performed additional analyses as deemed necessary to ensure that its financial statements were prepared in accordance with U.S. generally accepted accounting principles, and ION has implemented a remediation plan to remediate the material weakness. However, if it is unable to remediate its material weakness in a timely manner or it identifies additional material weaknesses, it may be unable to provide required financial information in a timely and reliable manner and it may incorrectly report financial information. Likewise, if ION’s financial statements are not filed on a timely basis, it could be subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities. Failure to timely file will cause ION or, after the Closing, Innovid Corp., to be ineligible to utilize short form registration statements on Form S-3, which may impair its ability to obtain capital in a timely fashion to execute its business strategies or issue shares to effect an acquisition. In either case, there could result a material adverse effect on its business. The existence of material weaknesses or significant deficiencies in internal control over financial reporting could adversely affect ION’s reputation or investor perceptions of ION, which could have a negative effect on the trading price of its securities or, after the Closing, Innovid Corp.’s securities. In addition, ION will incur additional costs to remediate the material weakness in its internal control over financial reporting.
ION can give no assurance that the measures it has taken and plans to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if ION is successful in strengthening its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of its, or Innovid Corp.’s financial statements.
ION may face litigation and other risks as a result of the material weakness in its internal control over financial reporting.
Following the issuance of the SEC Staff Statement on April 12, 2021, ION’s management and its audit committee concluded that, in light of the SEC Statement, it was appropriate to restate its previously issued and audited balance sheet as of February 16, 2021. See “— ION has identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect its ability to report its results of operations and financial condition accurately and in a timely manner.” As part of the restatement, ION identified a material weakness in its internal controls over financial reporting.
As a result of such material weakness, the restatement, the change in accounting for the ION Warrants, and other matters raised or that may in the future be raised by the SEC, ION and, after the Closing, Innovid Corp. may face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in ION’s internal control over financial reporting and the preparation of its financial statements. As of the date of this proxy statement/prospectus, ION has no knowledge of any such litigation or dispute. However, ION can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on its business, results of operations and financial condition or its ability to complete the Business Combination.
Pursuant to the terms of the Warrant Agreement, a Public Warrant Holder will only be permitted to exercise its warrants for a whole number of ION Class A Ordinary Shares.
Pursuant to the terms of the Warrant Agreement, a Public Warrant Holder may exercise its warrants only for a whole number of ION Class A Ordinary Shares. This means only a whole warrant may be exercised by a Public Warrant Holder. Accordingly, if a Public Warrant Holder holds one-quarter of one warrant to purchase an ION Class A Ordinary Share, such quarter-warrant will not be exercisable. However, if a Public Warrant Holder holds four quarters of one warrant, together they will constitute one whole warrant and will be exercisable for one ION Class A Ordinary Share.
The terms of the Warrants may be amended in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then outstanding Public Warrants.
The ION Warrants were issued pursuant to the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and ION. The Warrant Agreement requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of the Public Warrants. Accordingly, the terms of the Public Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment. ION or the Company may amend the terms of the Public Warrants with the consent of at least 50% of the then outstanding Public Warrants to effect any change thereto, including to increase the exercise price of the Warrants, shorten the exercise period or decrease the number of shares of ION or the Company purchasable upon exercise of a Warrant.
The Warrants may have an adverse effect on the market price of the Innovid Corp. Common Stock.
ION issued Public Warrants to purchase 3,162,500 ION Class A Ordinary Shares as part of the ION Units offered in its IPO, and, simultaneously with the closing of the IPO, ION issued in a private placement an aggregate of 7,060,000 Private Placement Warrants to the Sponsor, each exercisable to purchase one ION Class A Ordinary Share at $11.50 per share. Upon the Domestication, the Innovid Corp. Warrants will entitle the holders to purchase shares of Innovid Corp. Common Stock. Such Innovid Corp. Warrants, when exercised, will increase the number of issued and outstanding shares and may reduce the market price of the Innovid Corp. Common Stock.
Our Warrants are accounted for as derivative liabilities and are recorded at fair value with changes in fair value for each period reported in earnings, which may have an adverse effect on the market price of our common stock or may make it more difficult for us to consummate an initial business combination.
ION is accounting for both the public warrants and the private placement warrants as a warrant liability. At each reporting period (1) the accounting treatment of the warrants will be re-evaluated for proper accounting treatment as a liability or equity and (2) the fair value of the liability of the public and private warrants will be remeasured and the change in the fair value of the liability will be recorded as other income (expense) in our income statement. Changes in the inputs and assumptions for the valuation model we use to determine the fair value of such liability may have a material impact on the estimated fair value of the embedded derivative liability. The share price of our common stock represents the primary underlying variable that impacts the value of the liability related to the warrants, which are accounted for as derivative instruments. Additional factors that impact the value of the warrants as derivative instruments include the volatility of our stock price, interest rates and expected term. As a result, our financial statements and results of operations will fluctuate quarterly, based on various factors, such as the share price of our common stock, many of which are outside of our control. In addition, we may change the underlying assumptions used in our valuation model, which could in result in significant fluctuations in our results of operations. If our stock price is volatile, we expect that we will recognize non-cash gains or losses on our warrants or any other similar derivative instruments each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earnings may have an adverse effect on the market price of our common stock.
Your unexpired Innovid Corp. Warrants may be redeemed prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.
Outstanding Innovid Corp. Warrants may be redeemed at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Innovid Corp. Warrant, provided that the last reported sales price of the Innovid Corp. Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date the Company sends the notice of Redemption to the Innovid Corp. Warrant holders. If and when the warrants become redeemable by the Company, the Company may exercise its Redemption Rights even if the issuance of ION Class A Ordinary Shares upon exercise of the Innovid Corp. Warrants is not exempt from registration or qualification under applicable state blue sky laws or ION is unable to effect such registration or qualification, subject to the Company’s obligation in such case to use its best efforts to register or qualify the ION Class A Ordinary Shares under the blue sky laws of the state of residence in those states in which the ION Warrants were initially offered by ION in its IPO. Redemption of the outstanding Innovid Corp. Warrants could force you (a) to exercise your Innovid Corp. Warrants and pay the exercise price at a time when it may be disadvantageous for you to do so, (b) to sell your Innovid Corp. Warrants at the then-current market price when you might otherwise wish to hold your Innovid Corp. Warrants or (c) to accept the nominal Redemption Price which, at the time the outstanding Innovid Corp. Warrants are called for Redemption, is likely to be substantially less than the market value of your Innovid Corp. Warrants.
In addition, outstanding Innovid Corp. Warrants may be redeemed at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that the closing price of the Innovid Corp. Common Stock equals or exceeds $10.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met, including that holders will be able to exercise their Innovid Corp. Warrants prior to redemption for a number of ION Class A Ordinary Shares determined based on the redemption date and the fair market value of the Innovid Corp. Common Stock. The value received upon exercise of the Innovid Corp. Warrants (1) may be less than the value the holders would have received if they had been able to exercise their Innovid Corp. Warrants at a later time when the underlying share price was higher and (2) may not compensate the holders for the value of the Innovid Corp. Warrants, including because the number of ION Class A Ordinary Shares that could be received is capped at 0.361 shares of Innovid Corp. Common Stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants.
Historical trading prices for ION’s Class A common stock have from time to time exceeded $10.00 per share but have not remained at the $10.00 per share threshold for 20 trading days within a 30 trading-day period at which point the Public Warrants would become redeemable. In the event the Company determined to redeem the Public Warrants, holders of our redeemable warrants would be notified of such redemption as described in our warrant agreement. Specifically, in the event that the Company elects to redeem all of the redeemable warrants as described above, the Company will fix a date for the redemption (the “Redemption Date”). Notice of redemption will be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via the Company’s posting of the redemption notice to DTC.

Except as described under “Description of ION’s and the Company’s Securities,” none of the Private Placement Warrants will be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees.
ION has no obligation to net cash settle the Public Warrants.
In no event will ION have any obligation to net cash settle the Public Warrants. Furthermore, if ION is unable to complete the Business Combination and ION liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from ION’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
Public Shareholders who wish to redeem their Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their Redemption Rights prior to the deadline. If a Public Shareholder fails to receive notice of ION’s offer to redeem Public Shares in connection with the Business Combination or fails to comply with the redemption requirements specified in this proxy statement/prospectus, such Public Shareholder will not be entitled to redeem such Public Shares for a pro rata portion of the funds held in the Trust Account.
A Public Shareholder will be entitled to receive cash for any Public Shares to be redeemed only if such Public Shareholder completes the procedures for electing to redeem their Public Shares prior to                         , Eastern Time, on                         , 2021 (two business days before the scheduled extraordinary general meeting) by (A) submitting a written request to the Transfer Agent to redeem all or a portion of their Public Shares for cash; and (B) delivering the certificates (if any) for the Public Shares, either physically or electronically along with the redemption forms (as applicable) to the Transfer Agent through DTC. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered to the Transfer Agent (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. The Transfer Agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.
If, despite ION’s compliance with the proxy rules, a Public Shareholder fails to receive ION’s proxy materials, such ION shareholder may not become aware of the opportunity to redeem his, her or its Public Shares. In addition, this proxy statement/prospectus that ION is furnishing to holders of Public Shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the Public Shares. In the event that a Public Shareholder fails to comply with these procedures, its Public Shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of ION — Redemption Rights” for additional information on how to exercise your Redemption Rights.
If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to the Transfer Agent, ION will redeem such Public Shares for the Redemption Price. There is no guarantee that a Public Shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.
ION can give no assurance as to the price at which a Public Shareholder may be able to sell its Public Shares in the future after the Closing or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in ION’s share price, and may result in a lower value realized now than a Public Shareholder of ION might realize in the future had the Public Shareholder not redeemed its shares. Similarly, if a Public Shareholder does not redeem its shares, the Public Shareholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a Public Shareholder can sell its shares in the future for a greater amount than the Redemption Price set forth in this proxy statement/prospectus. A Public Shareholder should consult his, her or its own financial advisor for assistance on how this may affect his, her or its individual situation.

ION is an emerging growth company within the meaning of the Securities Act and ION has taken advantage of certain exemptions from disclosure requirements available to emerging growth companies; this could make the Company’s securities less attractive to investors and may make it more difficult to compare the Company’s performance with other public companies.
ION (and the Company following the Business Combination) is an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and has taken advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in ION’s periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on certain executive compensation matters. As a result, ION’s shareholders may not have access to certain information they may deem important. ION and the Company may be an emerging growth company for up to five years from the IPO, although circumstances could cause the loss of that status earlier, including if the market value of the Innovid Corp. Common Stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case the Company would no longer be an emerging growth company as of the following December 31. ION cannot predict whether investors will find its (or the Company’s) securities less attractive because ION (or the Company) relies on these exemptions. If some investors find the securities less attractive as a result of reliance on these exemptions, the trading prices of the Company’s securities may be lower than they otherwise would be, there may be a less active trading market for the Company’s securities and the trading prices of the securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. ION has elected not to opt out of such extended transition period. Accordingly, when a standard is issued or revised and it has different application dates for public or private companies, ION (or the Company following the Business Combination), as an emerging growth company, will adopt the new or revised standard at the time private companies adopt the new or revised standard, unless early adoption is permitted by the standard. This may make comparison of ION’s and the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for ION to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing an acquisition.
Section 404 of the Sarbanes-Oxley Act requires that ION evaluate and report on its system of internal controls beginning with our Annual Report on Form 10-K for the year ending December 31, 2021. Following the initial Business Combination, if the Company is deemed to be a large accelerated filer or an accelerated filer, it will be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting. If the Company remains an emerging growth company, it will not be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting. Further, following the Business Combination, the Company will be required to assure that it is in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The need to develop the internal control system to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete the Business Combination as well as impose obligations of the Company following the Business Combination.
During the evaluation process of the Company’s internal controls, if the Company identifies one or more material weaknesses in its internal control over financial reporting, the Company will be unable to certify that its internal control over financial reporting is effective. The Company cannot assure you that there will not be material weaknesses or significant deficiencies in its internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit the Company’s ability to accurately report its financial condition or results of operations. If the Company is unable to conclude that its internal control over financial reporting is effective, or if its independent registered public accounting firm determines the Company has a material weakness or significant deficiency in its internal control over financial reporting, the Company could lose investor confidence in the accuracy and completeness of its financial reports, the market price of ION Class A Ordinary Shares could decline, and the Company could be subject to sanctions or investigations by the SEC or other regulatory authorities. Failure to remedy any material weakness in the Company’s internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict the Company’s future access to the capital markets.
Investors may not have the same benefits as an investor in an underwritten public offering.
Innovid Corp. will become a publicly listed company upon the completion of the Business Combination. The Business Combination is not an underwritten initial public offering of Innovid Corp.’s securities and differ from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:
Like other business combinations and spin-offs, in connection with the Business Combination, investors will not receive the benefits of the diligence performed by the underwriters in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings. Innovid Corp. investors must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, there could be a heightened risk of an incorrect valuation of Innovid Corp.’s business or material misstatements or omissions in this proxy statement/prospectus.
In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on the trading day immediately following the closing, there will be no traditional “roadshow” or book building process, and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of Innovid Corp.’s securities will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of Innovid Corp.’s securities or helping to stabilize, maintain or affect the public price of Innovid Corp.’s securities following the closing. Moreover, Innovid Corp. will not engage in, and have not and will not, directly or indirectly, request financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the Innovid Corp. securities that will be outstanding immediately following the closing. In addition, since Innovid Corp. will become public through a merger, securities analysts of major brokerage firms may not provide coverage of Innovid Corp. since there is no incentive to brokerage firms to recommend the purchase of its common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on Innovid Corp.’s behalf. All of these differences from an underwritten public offering of Innovid Corp.’s securities could result in a more volatile price for the Innovid Corp.’s securities.
In addition, the Sponsor, certain members of the ION Board and its officers, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to those of holders of Innovid Corp.’s securities following completion of the Business Combination, and that would not be present in an underwritten public offering of Innovid Corp.’s securities. Such interests may have influenced the ION Board in making their recommendation that ION shareholders vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.
Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if Innovid Corp. became a publicly listed company through an underwritten initial public offering instead of upon completion of the merger.
General Risk Factors
The Company may have to constrain its business activities to avoid being deemed an investment company under the Investment Company Act.
In general, a company that is or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities may be deemed to be an investment company under the Investment Company Act. The Investment Company Act contains substantive legal requirements that regulate the manner in which “investment companies” are permitted to conduct their business activities. The Company believes it has conducted, and intends to continue to conduct, its business in a manner that does not result in the Company being characterized as an investment company. To avoid being deemed an investment company, the Company may decide not to broaden its offerings, which could require the Company to forgo attractive opportunities. If the Company is deemed to be an investment company under the Investment Company Act, it may be required to institute burdensome compliance requirements and its activities may be restricted, which would adversely affect the Company’s business, financial condition, and results of operations. In addition, the Company may be forced to make changes to its management team if it is required to register as an investment company under the Investment Company Act.
The Company’s business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause the Company to incur significant expense, hinder execution of business and growth strategy and impact its stock price.
In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the Innovid Corp. Common Stock or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the Company Board’s attention and resources from the Company’s business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to the Company’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, the Company may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters.
Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

EXTRAORDINARY GENERAL MEETING OF ION
General
ION is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the ION Board for use at the extraordinary general meeting to be held virtually at                         a.m. Eastern Time, on                         , 2021 and at any adjournment or postponement thereof. This proxy statement/prospectus provides ION shareholders with information they need to know to be able to vote or direct their vote to be cast at the extraordinary general meeting.
Date, Time and Place of the Extraordinary General Meeting
The extraordinary general meeting will be held virtually at                         a.m. Eastern Time, on                         , 2021. In light of ongoing developments related to COVID-19, after careful consideration, the Company has determined that the extraordinary general meeting will be a virtual meeting conducted via live webcast at https://www.cstproxy.com/ionacquisitioncorp2/2021/ in order to facilitate shareholder attendance and participation while safeguarding the health and safety of our shareholders, directors and management team. For the purposes of Cayman Islands law and the Cayman Constitutional Documents, the physical location of the extraordinary general meeting will be at the offices of White & Case LLP at 1221 Avenue of the Americas, New York, New York 10020.
Purpose of the Extraordinary General Meeting
At the extraordinary general meeting, ION is asking holders of ION Shares to consider and vote upon:
•the Business Combination Proposal. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A;
•the Domestication Proposal. The Proposed Certificate of Incorporation is attached to this proxy statement/prospectus as Annex B;
•the Stock Issuance Proposal;
•the Organizational Documents Proposal. The Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex B and Annex C, respectively;
•the Advisory Organizational Documents Proposals;
•the Innovid Corp. Incentive Plan Proposal and the Innovid Corp. Employee Stock Purchase Plan Proposal (collectively with the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal and the Organizational Documents Proposal, the “Condition Precedent Proposals”). The Innovid Corp. ESPP and the Innovid Corp. Incentive Plan are attached to this proxy statement/prospectus as Annex D and Annex E;
•the Director Election Proposal; and
•the Shareholder Adjournment Proposal.
Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Shareholder Adjournment Proposal and the Advisory Organizational Documents Proposals are not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
Recommendation of the ION Board
The ION Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of ION’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the

Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Innovid Corp. Incentive Plan Proposal, “FOR” the approval of the Innovid Corp. Employee Stock Purchase Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Shareholder Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of ION’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ION and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and ION’s officers also have interests in the Proposed Transaction that may conflict with your interests as a shareholder and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating ION. See the section entitled “The Business Combination Proposal — Certain Interests of ION’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.
Record Date; Who is Entitled to Vote
ION shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ION Shares at the close of business on November 3, 2021, which is the “Record Date” for the extraordinary general meeting. Shareholders will have one vote for each ION Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. ION Warrants do not have voting rights. As of the close of business on the Record Date, there were 32,390,635 ION Shares issued and outstanding, of which 19,005,635 were issued and outstanding Public Shares.
The Sponsor and each director and each officer of ION have agreed to, among other things, vote in favor of the Proposed Transaction, and to waive their Redemption Rights in connection with the consummation of the Proposed Transaction with respect to any ION Shares held by them. None of our Sponsor, directors or officers received separate consideration for their waiver of Redemption Rights. The ION Shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the date of the accompanying proxy statement/prospectus, the Sponsor and certain of the members of the ION Board own 20% of the issued and outstanding ION Shares.
Quorum
A quorum of ION shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ION Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the Record Date for the extraordinary general meeting, 16,195,318 ION Shares would be required to achieve a quorum.
Abstentions and Broker Non-Votes
Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to ION but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. ION believes all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction.
Vote Required for Approval
The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ION Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ION Shares who, being in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Domestication Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Domestication Proposal will have no effect, even if approved by holders of ION Shares.
The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ION Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Stock Issuance Proposal is conditioned on approval of the Business Combination Proposal and the Domestication Proposal. Therefore, if the Business Combination Proposal or the Domestication Proposal is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ION Shares.
The approval of the Organizational Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ION Shares who, being in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Organizational Documents Proposal is conditioned on the approval of the Stock Issuance Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal and the Domestication Proposal. Therefore, if the Business Combination Proposal, the Domestication Proposal or the Stock Issuance Proposal are not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of ION Shares.
The approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ION Shares who, being in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Advisory Organizational Documents Proposals are not conditioned upon any other proposal.
The approval of the Innovid Corp. Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ION Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Innovid Corp. Incentive Plan Proposal is conditioned on the approval of the Organizational Documents Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal, the Domestication Proposal and the Stock Issuance Proposal. Therefore, if the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal or the Organizational Documents Proposal is not approved, the Innovid Corp. Incentive Plan Proposal will have no effect, even if approved by holders of ION Shares.
The approval of the Innovid Corp. Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ION Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Innovid Corp. Employee Stock Purchase Plan Proposal is conditioned on the approval of the Organizational Documents Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal and the Employee Stock Purchase Plan Proposal. Therefore, if the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal or the Employee Stock Purchase Plan Proposal is not approved, the Innovid Corp. Employee Stock Purchase Plan Proposal will have no effect, even if approved by holders of ION Shares.
The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the holders of a majority of the ION Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Director Election Proposal is conditioned on the approval of the Innovid Corp. Incentive Plan Proposal, and the Employee Stock Purchase Plan Proposal and, therefore, also conditioned on approval of the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal and the Organizational Documents Proposal. Therefore, if the Business Combination Proposal, the Domestication Proposal, the Stock Issuance Proposal, the

Organizational Documents Proposal or the Innovid Corp. Incentive Plan Proposal is not approved, the Director Election Proposal will have no effect, even if approved by holders of ION Shares.
The approval of the Shareholder Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ION Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The Shareholder Adjournment Proposal is not conditioned upon any other proposal.
Voting Your Shares
Each ION Class A Ordinary Share that you own in your name entitles you to one vote. Your proxy card shows the number of ION Shares that you own.
If you are a record owner of your shares, there are two ways to vote your ION Shares at the extraordinary general meeting:
You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the ION board “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Innovid Corp. Incentive Plan Proposal, “FOR” the approval of the Innovid Corp. Employee Stock Purchase Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Shareholder Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.
You Can Attend the Extraordinary general meeting and Vote in Person.
•If your shares are registered in your name with the Transfer Agent and you wish to attend the extraordinary general meeting, go to https://www.cstproxy.com/ionacquisitioncorp2/2021/, enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended but is not required in order to attend.
•Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. After contacting the Transfer Agent, a beneficial holder will receive an e-mail prior to the extraordinary general meeting with a link and instructions for entering the extraordinary general meeting. Beneficial shareholders should contact the Transfer Agent at least five (5) business days prior to the extraordinary general meeting date in order to ensure access.
If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person or online and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way ION can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy
If you are an ION shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
•sending another proxy card with a later date;
•notifying Jonathan Kolber, Chairman of ION, in writing before the extraordinary general meeting that you have revoked your proxy; or
•attending the extraordinary general meeting, revoking your proxy, and voting as described above.
If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.
Who Can Answer Your Questions about Voting Your Shares
If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ION Shares, you may call Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing IACB.info@investor.morrowsodali.com.
Redemption Rights
Pursuant to the Cayman Constitutional Documents, a Public Shareholder may request of ION that Innovid Corp. redeem all or a portion of its Innovid Corp. Common Stock for cash if the Proposed Transaction is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Innovid Corp. Common Stock to be redeemed only if you:
•(i) hold Public Shares or (ii) hold Public Shares through ION Units and elect to separate your ION Units into the underlying Public Shares and Public Warrants prior to exercising your Redemption Rights with respect to the Public Shares;
•submit a written request to the Transfer Agent that Innovid Corp. redeem all or a portion of your Innovid Corp. Common Stock for cash; and
•deliver the certificates for your Public Shares (if any) along with the redemption forms (as applicable) to the Transfer Agent, physically or electronically through DTC.
Holders must complete the procedures for electing to redeem their Innovid Corp. Common Stock in the manner described above prior to                         , Eastern Time, on                         , 2021 (two business days before the scheduled extraordinary general meeting) in order for their shares to be redeemed. As such, the election to exercise Redemption Rights occurs prior to the Domestication, even though the Redemption is with respect to the Innovid Corp. Common Stock that an electing Public Shareholder holds after the Domestication. For the purposes of the Cayman Constitutional Documents, the exercise of Redemption Rights will be treated as an election to have such Innovid Corp. Common Stock redeemed for cash and references in this proxy statement/prospectus to “redemption” or “redeeming”will be interpreted accordingly. Immediately following the Domestication and the consummation of the Proposed Transaction, Innovid Corp. will satisfy the exercise of Redemption Rights by redeeming the corresponding Innovid Corp. Common Stock issued to the Public Shareholders that validly exercised their Redemption Rights.
Each ION Unit then issued and outstanding as of immediately prior to the Domestication will automatically be separated into the underlying ION Class A Ordinary Share and one-eighth (1/8) of an ION Warrant. Public Shareholders may elect to redeem all or a portion of the Innovid Corp. Common Stock held by them, regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Proposed Transaction is consummated, and if a Public Shareholder properly exercises its Redemption Rights to redeem all or a portion of the Innovid Corp. Common Stock that it holds and timely delivers the certificates for its shares (if any)

along with the Redemption forms (as applicable) to the Transfer Agent, Innovid Corp. will redeem such Innovid Corp. Common Stock for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Proposed Transaction. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per issued and outstanding Public Share. If a Public Shareholder exercises its Redemption Rights in full, then it will be electing to exchange its Innovid Corp. Common Stock for cash and will no longer own Innovid Corp. Common Stock. The Redemption takes place following the Domestication and, accordingly, it is ION Class A Ordinary Shares that will be redeemed immediately after consummation of the Proposed Transaction.
If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. ION Class A Ordinary Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. The Transfer Agent will typically charge the tendering broker $80 and it would be up to the broker to decide whether to pass this cost on to the redeeming shareholder. In the event the Proposed Transaction is not consummated this may result in an additional cost to shareholders for the return of their shares.
An ION shareholder may withdraw a request to redeem once submitted to ION at any time until the deadline for submitting redemption requests which is two business days prior to the date of the scheduled extraordinary general meeting, and thereafter, with ION’s consent, until the Closing. Furthermore, if a holder of a Public Share delivers its share certificates (if any) along with the Redemption forms (as applicable) in connection with an election of its Redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that ION permit the withdrawal of the Redemption request and instruct the Transfer Agent to return the certificate (physically or electronically). The holder can make such request by contacting the Transfer Agent at the address or email address listed in this proxy statement/prospectus.
Any corrected or changed written exercise of Redemption Rights must be received by the Transfer Agent prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for Redemption will be honored unless the holder’s Public Shares have been delivered (either physically or electronically) to the Transfer Agent at least two business days prior to the vote at the extraordinary general meeting.
Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Innovid Corp. Common Stock with respect to more than an aggregate of 20% of the Innovid Corp. Common Stock. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the Innovid Corp. Common Stock, then any such shares in excess of that 20% limit would not be redeemed for cash.
The Sponsor and each director and each officer of ION have agreed to, among other things, vote in favor of the Proposed Transaction, and to waive their Redemption Rights in connection with the consummation of the Proposed Transaction with respect to any ION Shares held by them. None of our Sponsor, directors or officers received separate consideration for their waiver of Redemption Rights. The ION Shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the date of the accompanying proxy statement/prospectus, the Sponsor and certain members of the ION Board own 20% of the issued and outstanding ION Shares.
Holders of the warrants will not have Redemption Rights with respect to the warrants.
The closing price of Public Shares on October 22, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, was $9.94. As of June 30, 2021, funds in the Trust Account totaled $253,025,091.65 and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, or approximately $10.00 per issued and outstanding Public Share.

Prior to exercising Redemption Rights, Public Shareholders should verify the market price of the Public Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their Redemption Rights if the market price per share is higher than the Redemption Price. ION cannot assure its shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
Appraisal Rights
Neither ION’s shareholders nor ION’s warrant holders have appraisal rights in connection with the Proposed Transaction or the Domestication under Cayman Islands law or under the DGCL.
Proxy Solicitation
ION is soliciting proxies on behalf of the ION Board. This solicitation is being made by mail but also may be made by telephone or in person. ION and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. ION will file with the SEC all scripts and other electronic communications as proxy soliciting materials. ION will bear the cost of the solicitation.
ION has engaged Morrow to assist in the solicitation process and will pay Morrow a fee of $32,500, plus disbursements.
ION will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. ION will reimburse them for their reasonable expenses.
ION Shareholders
As of the date of this proxy statement/prospectus, there are 31,625,000 ION Shares issued and outstanding, which includes the 6,325,000 Founder Shares held by the Sponsor and the directors and the 25,300,000 Public Shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 10,222,500 warrants, which includes the 7,060,000 Private Placement Warrants held by the Sponsor and the 3,162,500 Public Warrants.
At any time at or prior to the Proposed Transaction, subject to applicable securities laws (including with respect to material non-public information), the Sponsor, the existing equityholders of Innovid or ION or their respective directors, officers, advisors or respective affiliates may (a) purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, Public Shares, (b) execute agreements to purchase such ION Shares from such investors in the future, or (c) enter into transactions with such investors and others to provide them with incentives to acquire Public Shares, vote their Public Shares in favor of the Condition Precedent Proposals or not redeem their Public Shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of ION Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that the Sponsor, the existing equityholders of Innovid or ION or their respective directors, officers, advisors, or respective affiliates purchase ION Shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption Rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such ION Share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ION Shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Business Combination Proposal, the Stock Issuance Proposal, Innovid Corp. Incentive Plan Proposal, Innovid Corp. Employee Stock Purchase Plan Proposal, the Director Election Proposal and the Shareholder Adjournment Proposal, (2) satisfaction of the requirement that holders of a majority of at least two-thirds of the ION Shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Advisory Organizational Documents Proposals, (3) satisfaction of the Available Cash Condition, and (4) otherwise limiting the number of Public Shares electing to redeem. Entering into any such arrangements may have a depressive effect on the ION Shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Proposed Transaction).
If such transactions are effected, the consequence could be to cause the Proposed Transaction to be consummated in circumstances where such consummation could not otherwise occur. Purchases of ION Shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

THE BUSINESS COMBINATION PROPOSAL
Merger Agreement
This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Mergers.
The Merger Agreement contains representations, warranties and covenants that the respective parties thereto made to each other as of the date of the Merger Agreement and/or other specific dates. The assertions and obligations embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties thereto in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure schedules (the “Disclosure Schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about ION, the Merger Subs, Innovid, or any other matter.
Structure of the Merger
On June 24, 2021, ION entered into the Merger Agreement with Inspire Merger Sub 1, Inc., a Delaware corporation and a direct, wholly owned subsidiary of ION (“Merger Sub 1”), Inspire Merger Sub 2, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of ION (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”), and Innovid.
Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, ION will change its jurisdiction of incorporation from the Cayman Islands to the State of Delaware and migrate to and domesticate as a Delaware corporation (the “Domestication”) prior to the consummation of the Mergers (as defined below) (the “Closing”). At the Closing and following the Domestication, Merger Sub 1 will merge with and into Innovid (the “First Merger” and the effective time of such First Merger, the “First Effective Time”), with Innovid continuing as the surviving company of the First Merger (the “Surviving Corporation”). The Surviving Corporation will then merge with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers” and the effective time of such Second Merger, the “Second Effective Time”), with Merger Sub 2 continuing as the surviving entity of the Second Merger (the “Surviving Entity”), and ION will change its name to “Innovid Corp.” As a result of the Mergers and the other transactions contemplated by the Merger Agreement (the “Transactions” or the “Business Combination”), the Surviving Entity will remain a direct, wholly-owned subsidiary of ION. The Merger Agreement and the Transactions have been approved by the board of directors of each of ION, Merger Sub 1, and Innovid and the managing member of Merger Sub 2. For more information, see “The Domestication Proposal”.
Pursuant to the Merger Agreement, immediately prior to the Domestication, each issued and outstanding Class B ordinary share, par value $0.0001 per share, of ION (“ION Class B Ordinary Shares”) will be automatically converted, on a one-for-one basis, into one (1) Class A ordinary share, par value $0.0001 per share, of ION (“ION Class A Ordinary Shares”) in accordance with the terms of ION’s organizational documents. Immediately following such conversion, upon the Domestication, (i) each then issued and outstanding ION Class A Share will automatically be converted, on a one-for-one basis, into a share of common stock of ION (after the Domestication) (“ION Domesticated Common Stock”), (ii) each issued and outstanding warrant to purchase one (1) ION Class A Share at a price of $11.50 per share (“ION Warrants”) will automatically be converted into one corresponding warrant to acquire one (1) share of ION Domesticated Common Stock (“ION Domesticated Warrant”) and (iii)

each then issued and outstanding unit representing one (1) ION Class A Share and one-eighth (1/8) of an ION Warrant will be automatically converted into one (1) unit of ION (after the Domestication) representing one (1) ION Domesticated Common Stock and one-eighth (1/8) of an ION Domesticated Warrant. No fractional ION Domesticated Warrants will be issued in connection with such conversion such that if a holder of such units would be entitled to receive a fractional ION Domesticated Warrant, the number of ION Domesticated Warrants to be issued to such holder upon such conversion will be rounded down to the nearest whole number of ION Domesticated Warrants.
The Transactions are targeted to be consummated in the fourth quarter of 2021, after receipt of the required approval by the shareholders of ION (the “ION Shareholder Approval”), the required approval by the stockholders of Innovid (the “Innovid Stockholder Approval”), and the fulfillment of certain other terms and conditions to completion set forth in the Merger Agreement.
The following diagrams illustrate in simplified terms the current structure of ION and Innovid and the expected structure of Innovid Corp. upon the Closing.
Simplified Pre-Closing Structure

Simplified Post-Closing Structure

Sponsor
Public Shareholders
Innovid Stockholders
PIPE Investors
No Redemptions: 8%
Max Redemptions: 8%
No Redemptions: 20%
Max Redemptions: 5%
No Redemptions: 59%
Max Redemptions: 74%
No Redemptions: 13%
Max Redemptions: 13%
Innovid Corp., a Delaware corporation
Inspire Merger Sub 2, LLC, a Delaware limited liability company

Merger Consideration
At the First Effective Time, each issued and outstanding share of Innovid’s capital stock immediately prior to the First Effective Time (other than any shares subject to options or award in respect of Innovid’s equity securities, any shares held in treasury, dissenting shares, and secondary sale shares) will be cancelled and converted into the right to receive the applicable portion of ION Domesticated Common Stock equal to (A) the quotient obtained by dividing (i) the amount that is (I) $1,007,000,000, less (II) the amount determined by Innovid for purposes of the secondary sale based on the Available Cash (the “Secondary Sale Amount”), by (ii) $10.00, minus (B) the number of shares of ION Domesticated Common Stock equal to the excess of (a) the number of shares that will be subject to vested options to purchase shares of ION Domesticated Common Stock (“ION Options”) as of immediately after the First Effective Time (as reflected on an option conversion schedule to be delivered by Innovid shortly prior to the Closing (a draft of which is attached to the Merger Agreement) which sets forth the number, exercise price and holders of each such option(s)) (the “Option Conversion Schedule”) over (b) (i) the aggregate exercise price of all vested ION Options that will be outstanding as of immediately after the First Effective Time divided by (ii) 10 (the “Merger Consideration”).
Effective as of the First Effective Time, each option to purchase shares of Innovid’s common stock that is outstanding and unexercised and granted under its incentive plan (excluding warrants to purchase Innovid’s capital stock) will be converted into the right to receive ION Options upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the First Effective Time, including with respect to vesting and termination-related provisions. The number of shares of ION Domesticated Common Stock subject to, and the exercise price of, the ION Options will be set forth in the Option Conversion Schedule.
Effective as of the First Effective Time, each warrant to purchase Innovid’s capital stock that is issued and outstanding immediately prior to the First Effective Time will be terminated and converted into the right to receive a portion of the Merger Consideration allocated in accordance with the Allocation Schedule (defined below), with fractional shares rounded down to the nearest whole share.
For purposes of the exchange procedures relating to the Business Combination, ION will appoint an exchange agent or another agent reasonably acceptable to Innovid to act as the agent for purposes of paying the Merger Consideration to Innovid Equityholders. ION or Innovid will send, or instruct the exchange agent to send, to the Innovid Stockholders a form of letter of transmittal providing for instructions relating to the surrender of Innovid’s capital stock by the stockholders of Innovid.
At the First Effective Time, each issued and outstanding share of common stock of Merger Sub 1 will be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. Each holder of shares of Innovid’s capital stock immediately prior to the First Effective Time will be entitled to receive a portion of the Merger Consideration based upon Innovid’s organizational documents and allocated in accordance with a detailed schedule of the Merger Consideration and Secondary Sale Amount to the stockholders of Innovid to be delivered by Innovid shortly prior to the Closing (a draft of which is attached to the Merger Agreement) (the “Allocation Schedule”), in book entry form, with fractional shares rounded down to the nearest whole share.
At the Second Effective Time, (i) each issued and outstanding share of common stock of the Surviving Corporation immediately prior to the Second Effective Time will be cancelled and automatically extinguished without any conversion or payment, and (ii) the limited liability company interests of Merger Sub 2 outstanding immediately prior to the Second Effective Time will be converted into and become the limited liability company interests of the Surviving Entity.
Closing
Unless ION and Innovid mutually agree or the Merger Agreement is otherwise terminated pursuant to its terms, the Closing will take place no later than two (2) business days following the date on which all of the closing conditions set forth in the Merger Agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing of the Merger) (such date, the “Closing Date”). See “Closing Conditions” for a more complete description of the conditions that must be satisfied prior to closing.

As of the date of this proxy statement/prospectus, the parties expect that the Business Combination will be effective during the fourth quarter of 2021. However, there can be no assurance as to when or if the Business Combination will occur.
Secondary Sale Transaction
Pursuant to the Merger Agreement, immediately prior to the First Merger, ION will utilize the Secondary Sale Amount to purchase, and one or more Innovid Stockholders will sell, in accordance with the Secondary Purchase and Sale Agreements, an aggregate amount of shares of common stock of Innovid, as determined by Innovid. The Secondary Sale Amount will be determined by Innovid based on the Available Cash minus $150,000,000, except if the amount is equal to or less than $150,000,000, the Secondary Sale Amount will equal zero.
Representations and Warranties
Representations and Warranties of Innovid
The Merger Agreement contains representations and warranties of Innovid and its subsidiaries relating to, among other things, proper organization and qualification; subsidiaries; capitalization; due authorization, performance and enforceability against Innovid of the Merger Agreement and the requisite shareholder approval; absence of conflicts; governmental consents and filings; compliance with laws and possession of requisite governmental permits, approvals and orders; financial statements; absence of undisclosed liabilities; absence of certain changes; litigation and proceedings; company benefit plans; labor matters; real and tangible property; tax matters; environmental matters; broker’s fees; intellectual property and information technology security; data privacy and security; material contracts; insurance; related party transactions; TID U.S. Business status; international trade and anti-corruption; top customers and top suppliers; and government loans.
Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect”. For purposes of the Merger Agreement, a “material adverse effect” with respect to Innovid means any change, event, occurrence, effect or circumstance whether known or unknown, that, individually or in the aggregate, has, would or reasonably would be expected to have a materially adverse effect on the business, assets, financial condition or results of operations of Innovid and its subsidiaries (taken as a whole); provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “material adverse effect” on or in respect of Innovid and its subsidiaries under clause (ii) of this definition: (a) any change in law, regulatory policies, accounting standards or principles (including GAAP) or any guidance (including from the SEC or any other governmental authority) relating thereto or interpretation thereof; (b) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets); (c) any change affecting any of the industries in which Innovid or its subsidiaries or any of their respective customers operate or the economy as a whole; (d) any epidemic, pandemic or disease outbreak (including COVID-19), or any Law, directive, guidelines or recommendations issued by a governmental authority, the Centers for Disease Control and Prevention, the World Health Organization, any other governmental authority or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19), or certain measures in response thereto, or any change in such Law, directive, guidelines, recommendations or interpretation thereof; (e) the announcement or the execution of the Merger Agreement, the pendency of the Transactions, or the performance of the Merger Agreement, including losses or threatened losses of employees, customers, suppliers, vendors, distributors or others having relationships with Innovid and its subsidiaries resulting therefrom (provided that this clause (e) will not be deemed to apply to references to “material adverse effect” in the representation or warranty set forth in certain limited representations and warranties of Innovid relating to absence of conflicts, benefit plans, and intellectual property, and the conditions to the obligation of ION and the Merger Subs related thereto); (f) any action taken or not taken at the written request of ION; (g) any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event; (h) any acts of terrorism, sabotage, war, riot, the outbreak or escalation of hostilities, or change in geopolitical conditions; (i) any failure of Innovid and its subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates or business plans (provided, however, that this clause (i) will not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a “material adverse effect” (to the extent such change or effect is not otherwise excluded from this definition); (j) any action taken by ION, the Sponsor or any of their respective affiliates; or (k) any matter to which ION has consented in writing; provided that, in the case of clauses (a), (b), (c), (d), (g) or (h) above, such change, event, occurrence, effect or circumstance may be taken into account to the extent (but only to the extent) that any such change, event, occurrence, effect or circumstance has a disproportionate and adverse effect on the business, assets, liabilities, financial condition and results of operations of Innovid and its subsidiaries relative to other similarly situated businesses in the industries in which the Innovid and its subsidiaries operate; provided that in determining whether a “material adverse effect” has occurred or would occur, any rights to proceeds from insurance or other third party contribution or indemnification in respect of the event giving rise thereto available to Innovid and its subsidiaries will be taken into account solely to the extent that such proceeds have been actually paid to Innovid and its subsidiaries (net of all reasonable costs and expenses incurred by Innovid and its subsidiaries in recovering such proceeds), or, with respect to such insurance, the carrier has acknowledged in writing that such events or occurrences give rise to a covered claim under the applicable insurance policy.
Representations and Warranties of ION and Merger Sub
The Merger Agreement contains representations and warranties of ION and its subsidiaries, including each of the Merger Subs, relating to, among other things, proper organization and qualification; capitalization; due authorization; performance and enforceability against ION of the Merger Agreement; absence of conflicts; required consents and filings; compliance with laws and possession of requisite governmental permits, approvals and orders; reports filed with the SEC, financial statements, and compliance with the Sarbanes-Oxley Act; litigation and proceedings; business activities; NYSE listing; absence of undisclosed liabilities; trust account; tax matters; board approval and the requisite shareholder approval; related party transactions; absence of certain changes; status under the Investment Company Act of 1940, as amended, and the Jumpstart Our Business Startups Act of 2012; broker’s fees; and the PIPE Investment.
Certain of these representations and warranties are qualified as to “materiality” or “impairment effect.” For purposes of the Merger Agreement, an “impairment effect” with respect to ION and the Merger Subs means any change, event, occurrence, effect or circumstance that, individually or in the aggregate, would or would reasonably be expected to, prevent, materially delay or materially impede (i) the performance by any of ION and the Merger Subs of their respective obligations under the Merger Agreement, the Sponsor Support Agreement, the Subscription Agreements, the Investor Rights Agreement, certain organizational documents of ION to be filed in connection with the Domestication, the Innovid Equity Holders Support Agreements, the Secondary Purchase and Sale Agreement, that certain letter agreement, dated as of March 11, 2021, by and between the Innovid and ION (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”)), and all the agreements, documents, instruments and certificates entered into in connection therewith and any and all exhibits and schedules thereto (collectively, the “Transaction Agreements”), (ii) the consummation of the Transactions or (iii) otherwise have a material adverse effect on the Transactions.
Survival of Representations, Warranties and Covenants
None of the representations, warranties, covenants, obligations or other agreements of ION, the Merger Subs, and Innovid contained in the Merger Agreement will survive the Closing other than (i) those limited representations and warranties relating to no outside reliance and no other representations and warranties and (ii) those covenants and agreements that require performance after the Closing.
Covenants and Agreements
Conduct of Business by Innovid prior to the Closing
Innovid has agreed that, prior to closing of the Business Combination, it will use reasonable best efforts to operate its and its subsidiaries’ business in the ordinary course consistent with past practice in all material respects and to preserve its relationships with governmental authorities, material suppliers, customers, vendors, lessors and other parties having material business relationships with Innovid and its subsidiaries.

In addition to the general covenants above, Innovid has agreed that prior to the Closing of the Business Combination, subject to specified exceptions, it will not, and will cause its subsidiaries not to engage in certain activities or conduct, including, but not limited to:
a.changing or amending the governing documents of Innovid or any of its subsidiaries;
b.making, declaring, setting aside, or paying any dividend, return of capital or other distribution of profits or assets (whether in cash, stock or property or other combination thereof), other than any dividends, return of capital or other distributions from any wholly owned subsidiary of Innovid either to Innovid or any of its wholly owned subsidiaries;
c.entering into any material contract or any real property lease or modifying or amending, terminating, or waiving, any material right under any material contract or real property lease, in each case, other than in the ordinary course of business;
d.issuing, delivering, selling, transferring, pledging or disposing of or otherwise placing any lien (other than certain permitted liens) on, any equity securities of Innovid and its subsidiaries, other than the issuance of new award of options up to a cap of 0.5% of the total number of shares of Innovid’s capital stock outstanding as of the date of the Merger Agreement and shares of capital stock of Innovid upon exercise of any warrants or options of Innovid that are outstanding as of the date of the Merger Agreement;
e.selling, transferring, leasing, licensing, abandoning, allowing to lapse or expire, placing any lien (other than certain permitted liens) on, or otherwise disposing of, any material assets, rights or properties (including Innovid’s material intellectual property), subject to customary exclusions;
f.making capital expenditures in excess of $2,000,000 other than any capital expenditures that is materially consistent with Innovid’s annual capital expenditures budget for periods after the date of the Merger Agreement and made available to ION;
g.(i) acquiring by merger or consolidation with, or merge or consolidate with, or purchasing substantially all of the assets of or a controlling equity interest in, any entity or business division thereof, (ii) making any acquisition of any assets, business, equity securities or other properties in excess of $5,000,000 in the aggregate or (iii) adopting or entering into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Innovid or its subsidiaries;
h. except as required by the terms of any existing Innovid benefit plans as in effect on the date of the Merger Agreement or as required by law, (i) amending, modifying, or terminating any Innovid benefit plan except in the ordinary course of business consistent with past practice, in such manner as is not targeted at officers or directors and as would not materially increase compensation or benefits costs, (ii) increasing the compensation or benefits payable to any director, manager, officer, employee, independent contractor or other service provider of Innovid or its subsidiaries other than increases to any such individuals who are not directors of Innovid in the ordinary course of business consistent with past practice that do not exceed 5% in the aggregate (in respect of all employees of Innovid and its subsidiaries), (iii) accelerating any payment, vesting or benefit payable to any director, manager, officer, employee, independent contractor or other service provider of Innovid or its subsidiaries, (iv) hiring or engaging any new employee or independent contractor with annual target compensation in excess of $500,000, (v) agreeing to pay any change in control payments, transaction bonuses, success bonuses, retention bonuses, severance, and other payments made to employees, officers, managers, directors, and other service providers other than in the ordinary course of business consistent with past practice, (vi) implementing or announcing any closings, employee layoffs, furloughs, reductions-in-force, reduction in terms and conditions of employment, or other personnel actions, in each case that could implicate the federal Worker Adjustment and Retraining Notification Act of 1988 or any similar law, or (vii) entering into, amending or terminating any collective bargaining agreement or other agreement with a labor union, works council or similar organization; ;
i.making any loans or advancing any money to any person, other than prepayments and deposits paid to suppliers, trade credit extended to customers in the ordinary course of business, advances or payments among Innovid and its subsidiaries, and advances for out-of-pocket expenses to employees, directors, or officers in the ordinary course of business consistent with past practice;
j.redeeming, repurchasing or acquiring any equity securities of Innovid or any of its subsidiaries other than transactions among Innovid and its subsidiaries, or effecting any adjustment, split, combination, subdivision, recapitalization, reclassification or otherwise other change in respect of any equity securities of Innovid or any of its subsidiaries;
k.making any change in accounting principles, or methods of financial accounting materially affecting the reported consolidated assets, liabilities or results of operations of Innovid and its subsidiaries, other than as may be required by GAAP or applicable law;
l.(i) incurring indebtedness in excess of $5,000,000 other than draws under Innovid’s existing credit facility pursuant to the Amended and Restated Loan and Security Agreement, dated of December 26, 2018, by and between Innovid and Silicon Valley Bank (the “Credit Facility”) or in the ordinary course of business and consistent with past practices, or (ii) modifying the terms of the Credit Facility in any respect that is material and adverse to Innovid;
m.making, changing or revoking any material tax election, adopting, changing or revoking any material accounting method with respect to taxes, file any material tax return in a manner materially inconsistent with past practice, settling or compromising any material tax claim or tax liability, entering into any closing agreement with respect to any material tax, entering into any tax sharing or similar agreement (other than any such agreement solely between Innovid and its subsidiaries and customary commercial contracts not primarily related to taxes), surrendering or knowingly allowing to expire any right to claim a material refund of taxes, or consenting to any extension or waiver of the limitation period applicable to any material tax claim, action or assessment;
n.settling litigation in excess of $1,000,000, individually or $5,000,000 in the aggregate;
o.entering into any agreement that materially restricts Innovid or its subsidiaries to engage or compete in any line of business or from entering into a new line of business, other than in the ordinary course of business;
p. accelerating any annual or other bonuses or cash incentive payments ahead of the date on which such bonuses or cash incentive payments would have been paid in the ordinary course of business for fiscal year 2021;
q.forming a non-wholly owned subsidiary;
r.entering into agreements or arrangements with affiliates;
s. subject any material owned intellectual property to any copyleft license;
t.entering into any contracts with brokers, finders, investment bankers entitling such persons to brokerage, finders’ or other commission payments in connection with the Transactions; and
u.making Restricted Payments (as defined in the Merger Agreement) generally covering dividends, distributions, or other payments in respect of the equity securities of Innovid, payments to any stockholders of Innovid or their affiliates, payments to third parties to discharge, indemnify or guaranty a liability or obligation of any stockholders of Innovid or their affiliates, and other bonus, incentive, retention, change in control, transaction based, or discretionary payments to directors or officers (other than (i) payments to any portfolio company of any investment fund affiliated with, advised or managed by any certain listed sponsors of Innovid (the “Company Sponsors”) or any of their affiliates, or limited partners or other direct or indirect investors in any investment fund affiliated with, advised or managed by any Company Sponsor or any of its affiliates, or any of the respective affiliates of any such limited partners or investors, in each case to the extent such payments constitute compensation for services or products provided by such persons to Innovid or its subsidiaries; (ii) any amounts payable to the stockholders of Innovid or their affiliates as director fees or director or officer expense reimbursement in amounts and frequency made in the ordinary course of business consistent with past practice (or any other reasonable and customarily reimbursable fees and expenses of any director or officer); (iii) any payment by the Innovid or its subsidiaries in respect of salary or other ordinary course compensation, reimbursement or advancement of reasonable expenses, or other benefits due to an individual in his or her capacity as a director, officer, employee or other service provider of the Innovid or its subsidiaries, in the ordinary course of business consistent with past practice; (iv) transaction bonuses and change in control payments payable to officers of Innovid or its subsidiaries in certain aggregate amount set forth in Innovid’s Disclosure Schedules; (v) any payments (including in respect of interest, expense reimbursement, indemnities or otherwise) made pursuant to the terms of the contracts governing the Credit Facility or other indebtedness of Innovid or its subsidiaries (whether paid directly to the counterparties to such contracts or indirectly through or by stockholders of Innovid or their affiliates); or (vi) specifically disclosed by Innovid in its Disclosure Schedules, including certain promissory notes, option grants, and transaction bonuses to the founders and key individuals of Innovid).
Conduct of Business of ION prior to the Closing
ION has agreed that, prior to closing of the Business Combination, it will comply with and continue performing under, its organizational documents, the Trust Agreement (defined below), the Transaction Agreements, and all other contracts to which ION and/or any of the Merger Subs are a party, as applicable.
ION has agreed that prior to the Closing of the Business Combination, subject to specified exceptions including those set forth in the confidential Disclosure Schedules delivered by ION, it will not, and will cause the Merger Subs not to engage in certain activities or conduct, including, but not limited to:
a.amending the Investment Management Trust Agreement, dated February 10, 2021 (the “Trust Agreement”), by and between ION and the Continental Stock Transfer & Trust Company (“Trustee”) or organizational documents of ION or the Merger Subs;
b.declaring, setting aside, paying any dividend, or making any distribution in respect of the outstanding equity securities of ION, reclassifying any equity securities of ION, or repurchasing, redeeming, or otherwise acquiring any equity securities of ION other than in connection with ION’s existing shareholders redemption (the “ION Shareholder Redemption”);
c.making, changing or revoking any material tax election, adopting, changing or revoking any material accounting method with respect to taxes, file any material tax return in a manner materially inconsistent with past practice, settling or compromising any material tax claim or tax liability, entering into any closing agreement with respect to any material tax, entering into any tax sharing or similar agreement, surrendering or allowing to expire any right to claim a material refund of taxes, or consenting to any extension or waiver of the limitation period applicable to any material tax claim, action or assessment;
d.entering into, renewing, or amending in any material respect, any transaction or contract with an affiliate;
e.waiving, releasing, compromising, settling or satisfying any pending or threatened material claim or litigation or compromise or settle any material liability;
f.incurring, guaranteeing or otherwise becoming liable for (whether directly, contingently or otherwise) any indebtedness for borrowed money other than such indebtedness not exceeding $100,000 that is necessary and advisable in order to consummate the Transactions;
g.offering, issuing, delivering, granting or selling, or authorizing any equity securities of ION other than issuance of ION Class A Ordinary Shares in connection with the exercise of any ION Warrants outstanding on the date hereof; or issuing ION Domesticated Common Stock pursuant to the Subscription Agreements; or amending, modifying or waiving any of the material terms or rights set forth in, any ION Warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein;

h.entering into or adopting any benefit plan or any benefit or compensation plan, policy, program or arrangement; and
i.entering into, amending, supplementing or otherwise modifying any contract with any broker, finder or investment banker.
Covenants of ION
The Merger Agreement contains certain covenants of ION, including:
a.From and after the effective time of the Business Combination, ION agrees to and to cause the Surviving Entity to, indemnify and hold harmless each present and former director, officer and employee of (i) Innovid and each of its subsidiaries and (ii) each of ION and the Merger Subs (collectively, the “D&O Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, claims damages or losses incurred in connection with any claim arising out of matters existing or occurring at or prior to the First Effective Time, to the fullest extent permitted under applicable law;
b.On the Closing Date, ION will enter into customary indemnification agreements reasonably satisfactory to Innovid with the post-Closing directors and officers of ION to be effective following the Closing;
c.ION will, and will cause each of its subsidiaries to, honor and perform under all indemnification agreements entered into by it, Innovid or any of its subsidiaries with any D&O Indemnitee;
d.ION will, and will cause the Surviving Entity and each of its subsidiaries to maintain for at least six (6) years from the Closing provisions in their organizational documents concerning indemnification and exoneration of the D&O Indemnitees that are no less favorable than the existing provisions in their organizational documents and to not repeal or modify such provisions in a manner that would adversely affect the rights of such persons thereunder;
e.ION will maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by Innovid’s or its subsidiaries’ directors’ and officers’ liability insurance policies and ION’s directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage for a period of six (6) years from the Closing; Innovid and ION may (each in its own discretion) purchase, prior to the Closing, a “tail” policy providing directors and officers liability insurance coverage in respect of acts or omissions existing or occurring prior to the First Effective Time for a period of six (6) years from the Closing for the benefit of the D&O Indemnities;
f.at the Closing, ION will deliver to the Trustee any required documents and to use its reasonable best efforts to effectuate the ION Shareholder Redemption and make certain payments to the underwriters and ION in accordance with the Trust Agreement;
g.ION will (i) take all actions and use reasonable best efforts to consummate the Subscription Agreements and to timely satisfy all conditions and covenants applicable to ION in the Subscription Agreements and (ii) not amend, supplement or otherwise modify or waive any provisions of the Subscription Agreements or enter into any side letters regarding the Subscription Agreements, in each case except with Innovid’s written consent;
h.ION will provide Innovid reasonable access to the properties, facilities, books, tax returns, records and appropriate officers and employees of ION prior to the Closing (subject to customary procedures and restrictions);
i.ION will take all commercially reasonable steps as may be required to cause any acquisition or disposition of ION Class A Share or ION Domesticated Common Stock that occurs pursuant to the Transactions by each person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act;

j.ION will approve and adopt an omnibus incentive plan and an employee stock purchase plan, intended to initially represent 10% and 2%, respectively, of the total number of shares of ION Domesticated Common Stock that would be issued and outstanding on a fully diluted basis following the First Effective Time, subject to customary annual increases up to 5% and 1% respectively, of the then outstanding shares of ION Domesticated Common Stock for up to ten (10) years;
k.ION will ensure that it remains listed as a public company on the NYSE, and to prepare and submit a listing application if necessary, and to obtain approval for the listing of ION Domesticated Common Stock and ION Domesticated Warrants;
l.ION will keep current and timely file all reports required to be filed with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities laws;
m.ION will ensure that prior to obtaining the ION Shareholder Approval, its board of directors will not change its recommendation to ION’s shareholders except under certain circumstances solely in response to certain intervening event as defined in the Merger Agreement and after compliance with certain procedural requirements; and
n.subject to the required ION Shareholder Approval, ION will cause the Domestication to become effective prior to the First Effective Time.
Covenants of Innovid
The Merger Agreement contains certain covenants of Innovid, including:
a.Innovid will provide ION reasonable access to the properties, facilities, books, tax returns, records and appropriate officers and employees of Innovid and its subsidiaries prior to Closing (subject to customary procedures and restrictions);
b.Innovid will waive any past, present or future claims of any kind against any funds in the Trust Account and agrees to not seek recourse against the Trust Account or any funds distributed therefrom relating in any way to this Merger Agreement or the Transactions with ION, in each case subject to certain customary exceptions (including fraud);
c.Innovid will use reasonable best efforts to deliver to ION certain financial statements which have been audited in accordance with the standards of the Public Company Accounting Oversight Board (collectively, the “PCAOB Financial Statements”) and certain other financial statements required to be included in the Proxy Statement/Registration Statement once the audited financial statements for the fiscal year ended December 31, 2020 become stale for purposes of Regulation S-X of the Securities Act and in any other filings to be made by ION with the SEC in connection with the Transactions (together with the PCAOB Financial Statements, the “Additional Financial Statements”);
d.Innovid will ensure that all such Additional Financial Statements will fairly present in all material respects the consolidated financial position of Innovid and its subsidiaries as at the date thereof, in conformity with GAAP, be audited in accordance with the standards of the PCAOB (in the case of any audited financial statements), and comply in all material respects with the applicable accounting requirements and the rules and regulations of the SEC, the Exchange Act and the Securities Act;
e.Innovid will deliver to ION a duly executed and valid certificate certifying that no interest in Innovid is, or has been during the relevant period specified in the Section 897(c)(1)(A)(ii) of the Code a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of the Treasury Regulations 1.897-2(h)(2);
f.Innovid will take all actions necessary to cause each certain agreements with its affiliates to be terminated with no further liability to Innovid or its subsidiaries;

g.Innovid will not, and will not direct its subsidiaries to, purchase or sell (or encourage a third party to purchase or sell) any securities of ION or take any other action with respect to ION in violation of U.S. federal securities laws while in possession of material non-public information;
h.Innovid will use reasonable best efforts to notify ION promptly of any breach to any covenant or agreement of Innovid, inaccuracy in any representation or warranty of Innovid, or material adverse effect with respect to Innovid, in each case if such breach, inaccuracy or effect would cause the closing conditions not to be satisfied; and
i.Innovid will obtain Innovid Stockholder Approval within five (5) Business Days after the effective date of the Proxy Statement/Registration Statement in the form of an irrevocable written consent or alternatively, by way of a meeting of the stockholders of Innovid. Joint Covenants of ION, Merger Sub and Innovid.
Joint Covenants of ION, Merger Sub and Innovid.
The Merger Agreement also contains additional covenants of the parties, including, (i) covenants requiring each of the parties to use reasonable best efforts to take all actions reasonably necessary or advisable to consummate the Transactions contemplated by the Merger Agreement, including, among other actions, obtaining, filing, delivering any consents or notices to any governmental authority necessary to consummate the Merger Agreement (including appropriate filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder (“HSR”)); (ii) a covenant providing for ION and Innovid to cooperate in the preparation of the registration statement on Form S-4 required to be prepared in connection with the Mergers, which shall include a proxy statement (the “Registration Statement” or “Proxy Statement/Registration Statement”); (iii) covenants prohibiting ION and Innovid from, among other things, directly or indirectly, soliciting, initiating, entering into or continuing discussions, negotiations or transactions with, or encouraging or responding to any inquiries or proposals by, or providing any information to, any person concerning, any alternative business combination; (iv) covenants providing for tax matters related to the consummation of the Transaction; (v) covenants relating to confidentiality and publicity with respect to the Merger Agreement and the Transactions contemplated thereby; and (vi) covenant providing for the composition of the post-Closing board of directors of ION as determined by Innovid; provided that ION has the right to designate one member of the post-Closing board of directors of ION.
Closing Conditions
The completion of the Business Combination is subject to various conditions. There can be no assurance as to whether or when all of the conditions will be satisfied or waived.
Conditions to the Obligations of Each Party
The consummation of the Transactions is conditioned upon the satisfaction of certain customary closing conditions by each of the parties, including among other things:
a.the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;
b.receipt of the Innovid Stockholder Approval and the ION Shareholder Approval;
c.ION having at least $5,000,001 of net tangible assets immediately after the First Effective Time;
d.the absence of any provision of any law or any order, judgment, injunction, decree, writ, stipulation, determination or award by any governmental authority prohibiting, enjoining or making illegal the consummation of the First Merger;
e.the approval for listing on the NYSE of ION Domesticated Common Stock to be issued in connection with the Closing, subject only to official notice of issuance thereof; and

f.effectiveness of the Registration Statement in accordance with the provisions of the Securities Act and the absence of any stop order or proceeding outstanding or threatened by the SEC which has not been withdrawn.
Conditions to the Obligations of ION and Merger Sub
The obligations of ION and the Merger Subs to consummate the Transactions are conditioned upon, among other things:
a.the accuracy of the representations and warranties of Innovid (subject to certain materiality standards set forth in the Merger Agreement);
b.material compliance by Innovid with its pre-closing covenants and agreements;
c.the absence of a “material adverse effect” with respect to Innovid (as set forth in the Merger Agreement); and
d.delivery of the Innovid Stockholder Approval.
Conditions to the Obligations of Innovid
The obligation of Innovid to consummate the Transactions are conditioned upon, among other things:
a.the accuracy of the representations and warranties of ION (subject to certain materiality standards set forth in the Merger Agreement);
b.material compliance by ION with its pre-closing covenants and agreements;
c.delivery of an executed Investor Rights Agreement;
d.a minimum of $250,000,000 of available cash (“Available Cash Condition”);
e.delivery to Innovid of written resignations of certain officers and directors of ION; and
f.consummation of the Domestication in accordance with the Merger Agreement.
Pursuant to the Merger Agreement, “Available Cash” means, without duplication, an amount equal to (i) all freely usable cash in ION’s trust account (after reduction for the aggregate amount of payments required to be made in connection with the ION Shareholder Redemption and payment of deferred underwriting commissions and taxes payable on interest earned), plus (ii) the aggregate amount of net cash proceeds that have been funded to, or that will be funded concurrently with the occurrence of the Closing (solely to the extent actually funded), and remains with, ION pursuant to the Subscription Agreements as of immediately prior to the Closing.
Termination; Effectiveness
ION and Innovid would be able to terminate the Merger Agreement by mutual written consent.
Either ION or Innovid would be able to terminate the Merger Agreement:
a.if the First Effective Time has not occurred by 11:59 p.m., New York City time, on December 24, 2021(the “Termination Date”), subject to automatic extension to February 24, 2022 if the SEC has not declared the Proxy Statement/Registration Statement effective on or prior to November 30, 2021; provided that such termination right will not be available to a party whose material breach of any provision in the Merger Agreement caused or resulted in the failure of the First Merger to be consummated by such time;
b.if ION fails to obtain the ION Shareholder Approval; provided that such termination right will not be available to a party in breach of its joint covenant with respect to the Proxy Statement/Registration Statement;

c.if a there is a law or any order, judgment, injunction, decree, writ, stipulation, determination or award by any governmental authority prohibiting, enjoining or making illegal the consummation of the First Merger, which is final and non-appealable.
Innovid would be able to terminate the Merger Agreement:
a.if ION, Merger Sub 1, or Merger Sub 2 has breached or failed to perform any of their respective representations and warranties, covenants or other agreements contained in the Merger Agreement, in each case which would result in the related closing conditions to fail and which is not capable of being cured by the Termination Date (or if curable, has not be cured within the time periods set forth in the Merger Agreement), provided that Innovid is itself not in material breach of the Merger Agreement.
ION would be able to terminate the Merger Agreement:
a.if Innovid has breached or failed to perform any of its respective representations and warranties, covenants or other agreements contained in the Merger Agreement, in each case which would result in the related closing conditions to fail and which is not curable (or if curable, has not be cured within the time periods set forth in the Merger Agreement), provided that ION is itself not in material breach of the Merger Agreement; or
b.if the Innovid Stockholder Approval has not been obtained within five (5) Business Days after the effective date of the Registration Statement; provided that, ION shall have no right to terminate the Merger Agreement following the delivery to ION of the Innovid Stockholder Approval, even if the Innovid Stockholder Approval is delivered following such five (5) Business Days period. .
Waiver and Amendments
Prior to the First Effective Time, ION and Innovid may (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant hereto; and (c) waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement applicable to such party.
The Merger Agreement may be amended or modified in whole or in part, only by an agreement in writing executed by each of the parties in the same manner as the Merger Agreement and which makes reference to the Merger Agreement. The approval of the Merger Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate the Merger Agreement or to amend the Merger Agreement.
Fees and Expenses
Each party shall generally bear its own expenses incurred in connection with the Merger Agreement and the Transactions, including all legal fees, financial advisors and accountants. If the Closing occurs, the Surviving Entity shall bear all such expenses incurred. If the Merger Agreement is duly terminated prior to the Closing, ION and Innovid shall each bear fifty percent (50%) of the filing and similar fees relating to (A) any filings under competition laws (including HSR), (B) any filings with the SEC (including the Proxy Statement/Registration Statement) and (C) if mutually agreed by ION and Innovid, obtaining an independent market research report for use in connection with the Transactions.
Specific Performance
The parties to the Merger Agreement agree that they shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to specific enforcement of the terms and provisions of the Merger Agreement, in addition to any other remedy to which any party is entitled under the Merger Agreement or any other Transaction Agreements.

Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement (the “Related Agreements”), but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders of ION and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.
Investor Rights Agreement
Concurrently with the Closing, certain former ION equityholders and certain former Innovid equityholders (collectively, the “Former Equityholders”) will enter into an Investor Rights Agreement, the form of which is attached hereto as Annex F (the “Investor Rights Agreement”), with the Company. Under the Investor Rights Agreement, “Registrable Securities” are defined as (a) any outstanding Innovid Corp. Common Stock, held by a Former Equityholder immediately following the Closing (including Innovid Corp. Common Stock distributable pursuant to the Merger Agreement), (b) any Innovid Corp. Common Stock that may be acquired by the Former Equityholders upon the exercise of a warrant or other right to acquire Innovid Corp. Common Stock held by a Former Equityholder immediately following the Closing, (c) any Innovid Corp. Common Stock or warrants to purchase Innovid Corp. Common Stock (including any Innovid Corp. Common Stock issued or issuable upon the exercise of any such warrant) of the Company otherwise acquired or owned by a Former Equityholder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company and for so long as the Former Equityholder may be deemed to be an underwriter pursuant to Rule 145(c), and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.
Pursuant to the Investor Rights Agreement, the Company will file a registration statement within 30 days of the Effective Time to register for resale under the Securities Act of (a) any outstanding Innovid Corp. Common Stock or warrants to purchase Innovid Corp. Common Stock (including any Innovid Corp. Common Stock issued or issuable upon the exercise of any such warrant) held by a Former Equityholders immediately following the Closing (including Innovid Corp. Common Stock distributable pursuant to the Merger Agreement), (b) any Innovid Corp. Common Stock that may be acquired by Former Equityholders upon the exercise of a warrant or other right to acquire Innovid Corp. Common Stock held by a Former Equityholder immediately following the Closing or (c) any Innovid Corp. Common Stock or warrants to purchase Innovid Corp. Common Stock (including any Innovid Corp. Common Stock issued or issuable upon the exercise of any such warrant) of the Company owned by a Former Equityholder or otherwise acquired following the date of the Investor Rights Agreement. The holders of Registrable Securities will have the right to sell all or any portion of its Registrable Securities in an underwritten offering or other coordinated offering that is registered pursuant to the shelf on Form S-3. However, the Company shall only be obligated to register the securities if such offering shall include Registrable Securities whose offering price is reasonably expected to exceed, in the aggregate, $25.0 million. The Former Equityholders of Registrable Securities will also be entitled to “piggyback” registration rights on all registration statements of the Company.
Indemnification
Under the Investor Rights Agreement, the Company has agreed to indemnify and hold harmless, to the extent permitted by law, each holder of Registrable Securities, and each of such holder’s officers, directors, trustees, employees, partners, managers, members, equityholders, beneficiaries, affiliates and agents and each Person, if any, who controls such Holder, within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation outside attorneys’ fees reasonably incurred) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law arising out of or based on (A) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, free writing prospectus or other similar document (including any related Registration Statement, notification, or the like) incident to any such Registration, qualification, compliance or sale, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, (B) any violation or alleged violation by the Company of any law applicable to the Company in connection with any such Registration, qualification, compliance or sale, or (C) any failure to register or qualify Registrable Securities in any state where the Company or its agents have affirmatively undertaken or agreed in writing that the Company will undertake such Registration or qualification on behalf of the Former Equityholders of such Registrable Securities, and will reimburse, as incurred, each such holder and each such director, officer, trustee, employee, partner, manager, member, equityholder, beneficiary, affiliate, agent and controlling person, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim.
Lock-up
Each Former Equityholder or its permitted transferees that holds Registrable Securities, agrees that it, he, or she will not transfer any Registrable Security until the expiration of the applicable lock-up period (unless otherwise stated) (as discussed in greater detail in the section entitled “The Business Combination Proposal—Related Agreements— Innovid Equity Holders Support Agreements”.
Proposed Certificate of Incorporation and Proposed Bylaws
At or prior to the Closing, Innovid Corp. will, subject to receipt of ION Shareholder Approval, adopt (a) the Proposed Certificate of Incorporation and (b) the Proposed Bylaws to establish a structure containing shares of ION Domesticated Common Stock, which will carry such economic and voting rights as set forth in the Proposed Certificate of Incorporation and Proposed Bylaws. See the sections entitled “The Domestication Proposal” and “The Organizational Documents Proposal”.
Sponsor Support Agreement
Concurrently with the execution and delivery of the Merger Agreement, ION, Innovid, the Sponsor, and certain members of the board of directors and management team of ION (the “Insiders”), entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”) pursuant to which the Sponsor and each Insider agreed, among other things, to:
a.vote all ION Class A Ordinary Shares, ION Class B Ordinary Shares and any other equity securities of ION (all such shares, “ION Covered Shares”) that it owns, in favor of the Business Combination and related proposals at an ION shareholder meeting;
b.appear at such ION shareholder meeting to establish a quorum;
c.vote (or execute and return an action by written consent, and cause such consent to be granted with respect to) all ION Covered Shares against any other business combination transaction other than the Business Combination contemplated by the Merger Agreement or any other action that would reasonably be expected to materially frustrate the purposes of, or adversely affect, impede, or delay the Proposed Transaction or result in a breach of any covenant, representation, or warranty of ION or the Merger Subs under the Merger Agreement or the other Transaction Agreements or result in any conditions to closing set forth in the Merger Agreement not being fulfilled, or result in a breach of any covenant, representation, or warranty of the Sponsor or the Insiders under the Sponsor Support Agreement and against any change in business, management or board of directors of ION or any recapitalization, reorganization, liquidation or winding up of ION (other than in connection with the Business Combination); and
d.not redeem any ION Covered Shares in connection with the required ION Shareholder Approval.
The Sponsor Support Agreement also provides that the Private Placement Warrants (or any ION Class A Ordinary Shares or shares of ION Domesticated Common Stock issued or issuable upon the exercise or conversion of such Private Placement Warrants) held by the Sponsor and each Insider after the Closing will be locked-up until thirty (30) days after the Closing Date. Additionally, the Sponsor Support Agreement provides that ION Class B Ordinary Shares (and the ION Class A Ordinary Shares issuable upon conversion of such shares) or other equity securities of ION held by the Sponsor and the Insiders after the Closing will be locked-up until the earlier of (i) the one year anniversary of the Closing Date, (ii) the date when the volume-weighted average price of shares of ION Domestication Common Stock exceeds $12.00 per share for any twenty (20) trading days within any thirty (30) trading day period commencing at least one hundred fifty (150) days after the Closing Date, or (iii) the date on which ION completes a liquidation, merger, share exchange or other similar transaction that results in all of ION’s shareholders having the right to exchange their shares of ION for cash, securities or other property (the earlier of (i), (ii), and (iii), the “Lock-Up Termination Date”). The lock-up obligations in the Sponsor Support Agreement described above are subject to certain customary exceptions (including transfer to any affiliates). Further, ION, the Sponsor, and the Insiders agreed to use reasonable best efforts not to solicit or engage in discussions or negotiations or other agreement concerning any alternative business transaction (other than the Business Combination).
The foregoing description of the Sponsor Support Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Sponsor Support Agreement, a form of which is attached as Exhibit D to the Merger Agreement.
Innovid Equity Holders Support Agreements
Concurrently with the execution and delivery of the Merger Agreement, Innovid, ION and certain Innovid stockholders entered into company stockholder support agreements (“Innovid Equity Holders Support Agreements”), pursuant to which each of those Innovid stockholders generally agreed, among other things, to:
a.vote all shares of Innovid Common Stock and Innovid Preferred Stock (all such shares, “Innovid Covered Shares”) that it owns, in favor of the Business Combination;
b.appear at any Innovid stockholder meeting to establish a quorum;
c.vote (or execute and return an action by written consent, and cause such consent to be granted with respect to) all Innovid Covered Shares against any other business combination transaction other than the Business Combination contemplated by the Merger Agreement or any other action or agreement that would reasonably be expected to materially frustrate the purposes of, impede or adversely affect, or delay the Proposed Transaction, or result in a breach of any covenant, representation, or warranty of Innovid or such Innovid stockholder under the Merger Agreement or cause certain conditions to closing set forth in the Merger Agreement to not be fulfilled and against any change in business, management or board of directors of Innovid or any recapitalization, reorganization, liquidation or winding up of Innovid (other than in connection with the Business Combination); and
d.not redeem any Innovid Covered Shares in connection with the Innovid Stockholder Approval .
The Innovid Equity Holders Support Agreement entered into with Special Situations Investing Group II, LLC, which is a related party of one of the investors (the “Additional Stockholder Support Agreement”) further provides for:
a.a limited right to terminate the agreement in the case of a material modification, amendment, or waiver of the Merger Agreement that reduces or alters the consideration payable to such Innovid stockholder, violates the termination provisions in the Merger Agreement, is adverse to such Innovid stockholder (or its Innovid Covered Shares) relative to other Innovid stockholders (or the Innovid Covered Shares held by such other Innovid stockholders), or results in the consummation of the Business Combination when the Available Cash Condition is not met;
b.certain rights to receive an allocation schedule setting forth the consideration payable to such Innovid stockholder;

c.restrictions on certain amendments to the Merger Agreement that has any of the effects described above as it relates to such Innovid stockholder (or its Innovid Covered Shares); and
d.rights to secondary sale amounts in favor of such Innovid stockholder or in accordance with a mutually agreed upon schedule attached to the Additional Stockholder Support Agreement based on the Available Cash.
The Innovid Equity Holders Support Agreements also provide that the equity securities of ION held by such Innovid stockholders immediately following the consummation of the Closing will be locked-up for the earlier of (i) one hundred eighty (180) days after the Closing Date; or (ii) the Lock-Up Termination Date (as defined above) except that the Additional Stockholder Support Agreement provides for a lock-up period solely of one hundred eighty (180) days following the Closing Date. The lock-up obligations in the Innovid Stockholder Support Agreements described above are subject to certain customary exceptions (including transfer to any affiliates). Further, Innovid and the Innovid stockholders that are parties to the Innovid Equity Holders Support Agreements generally agreed not to solicit or engage in discussions or negotiations or other agreement concerning any alternative business transaction (other than the Business Combination).
The foregoing descriptions of the Innovid Equity Holders Support Agreements do not purport to be complete and are qualified in their entirety by the terms and conditions of the applicable Innovid Equity Holders Support Agreements, forms of which are each attached as Exhibit C to the Merger Agreement.
Secondary Purchase and Sale Agreement
At the Closing, immediately prior to the First Merger, ION will purchase from one or more Innovid Stockholders in accordance with the Secondary Purchase and Sale Agreement, an aggregate amount of shares of common stock of Innovid equal to the Secondary Sale Amount. The Secondary Purchase and Sale Agreement include certain customary representations and warranties. A form of the Secondary Purchase and Sale Agreement is attached to this proxy statement/prospectus as Annex H.
Forward Purchase Agreement
In connection with the signing of the Merger Agreement, ION and the relevant parties terminated those certain forward purchase agreements dated as of January 26, 2021, pursuant to which (i) the Phoenix Insurance Company Ltd., The Phoenix Insurance Company Ltd. (Nostro) and The Phoenix Excellence Pension and Provident Fund Ltd. agreed to purchase, immediately prior to the closing of ION’s initial business combination transaction, an aggregate of 3,500,000 ION Class A Ordinary Shares, and (ii) ION Crossover Partners LP, had previously agreed to purchase, immediately prior to the closing of ION’s initial business combination transaction, an aggregate of 1,500,000 ION Class A Ordinary Shares.
Subscription Agreements
In connection with the execution of the Merger Agreement, ION entered into Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase shares of ION Domesticated Common Stock (“ION Domesticated Common Shares”) at $10.00 per share for an aggregate commitment amount of $200,000,000 (or 20,000,000 ION Domesticated Common Shares). The closings under the Subscription Agreements will occur substantially concurrently with the Closing.
The Subscription Agreements provide that ION is required to file with the SEC, within 30 days after the Closing (the “Filing Deadline”), a registration statement registering the resale of the ION Domesticated Common Shares to be issued to any PIPE Investor and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (a) the 60th calendar day (or 120th calendar day if the SEC notifies the ION that it will “review” such registration statement) following the Closing and (b) the 10th business day after the date ION is notified by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.

Additionally, pursuant to the Subscription Agreements, the PIPE Investors agreed to waive any claims that they may have at the Closing or in the future as a result of, or arising out of, the Subscription Agreements against ION with respect to the Trust Account (other than PIPE Investors’ right to distributions from the Trust Account from any redemptions by PIPE Investors in respect of ION Class A Ordinary Shares acquired by such PIPE Investors other than pursuant to the Subscription Agreements). The Subscription Agreements will terminate, and be of no further force and effect, upon the earlier to occur of (a) such date and time as the Merger Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of Innovid, ION and the applicable PIPE Investor, or (c) the Termination Date (without giving effect to any subsequent amendment, modification or waiver to such Termination Date provisions of the Merger Agreement), if the Closing has not occurred by such date other than as a result of any branch of ION or the applicable PIPE Investor’s obligations under the applicable Subscription Agreement.
Background of the Business Combination
ION is a blank check NYSE-listed company incorporated on November 23, 2020 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The proposed Business Combination was the result of an extensive search for potential transactions utilizing the network and industry expertise of ION’s management team and the ION Board.
On February 16, 2021, ION consummated its IPO of 25,300,000 units, which included the issuance of 3,300,000 units as a result of the underwriters’ exercise in full of their overallotment option. Each unit consisted of one ION Class A Ordinary Share, and one-eighth of one ION Warrant. Each whole ION Warrant entitles the holder thereof to purchase one ION Class A Ordinary Share at a price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds, before expenses, of $253,000,000. Prior to the consummation of the IPO, on December 1, 2020, the Sponsor received 5,750,000 Founder Shares in exchange for a capital contribution of $25,000, or $0.0040 per share. In January 2021, the Sponsor transferred 25,000 Founder shares of the Company to certain of its independent directors, each at the original purchase price paid by the Sponsor. In addition, in January 2021, the Company effected a share capitalization of 575,000 shares and, as a result, there are 6,325,000 Founder Shares issued and outstanding. Simultaneously with the consummation of the IPO, ION consummated the private sale of an aggregate of 7,060,000 warrants, each exercisable to purchase one ION Class A Ordinary Share at $11.50 per share, to the Sponsor at the time of the IPO at a price of $1.00 per warrant, generating gross proceeds, before expenses, of $7,060,000.
Prior to the consummation of the IPO, neither ION, nor anyone on its behalf, engaged in any substantive discussions with any business combination target regarding an initial business combination with ION.
Since the completion of the IPO, ION considered a number of potential target businesses with the objective of consummating a business combination. Representatives of ION contacted, and were contacted by, a number of individuals and entities with respect to potential business combination opportunities, including financial advisors and other companies and entrepreneurs. ION primarily considered businesses with compelling growth potential where ION could leverage its relationships with leading technology company founders, executives of private and public companies, venture capitalists and growth equity funds in sourcing potential targets that would materially benefit from ION’s unique expertise and extensive network, particularly in the Israel-related technology private company landscape.
Specifically, ION’s management looked to identify targets that match their investment philosophy and exhibit the following characteristics: (i) an Israel-related technology driven company that can benefit from ION’s extensive network and insights; (ii) an experienced, ambitious and dynamic management team; (iii) an ability to withstand the fast and accelerating pace of disruption; (iv) a promising growth trajectory in a very large addressable market; (v) an ability to add operational value through mentorship of management, knowledge of operating challenges, experience with industry dynamics, expertise in navigating public markets, and strategic relationships with investors; (vi) management and stakeholders that aspire to have their company become a public entity and generate substantial growth; and (vii) readiness for an initial public offering, which would support the ability to become a public company within the timeframe suitable for a SPAC business combination.

Promptly following its IPO, ION’s management team sought out potential target businesses based on internal research and through ION’s relationships with leading technology company founders, executives of private and public companies, venture capitalists and growth equity funds. ION evaluated, conducted preliminary due diligence based on publicly available information and other market research regarding, and engaged in various levels of discussions with, a number of potential business combination targets. In connection with such evaluation, preliminary due diligence and discussions, ION entered into discussions or negotiations with representatives of more than ten potential business combination targets. In each case, following these additional discussions, negotiations and due diligence, ION ultimately determined to abandon each of its other potential acquisition opportunities either because (i) the potential target pursued an alternative transaction or strategy or (ii) ION concluded that the target business would not be a suitable acquisition for ION at that time.
On March 10, 2021, representatives of ION and representatives of Evercore Group L.L.C. (“Evercore”) discussed, on a preliminary basis, whether ION had an interest in engaging in discussions with Innovid regarding a potential business combination to enable Innovid to gain access to the public markets. Prior to this discussion, ION Crossover Partners Fund Ltd. (“ION Crossover Partners”), an Israeli-based crossover fund co-founded by Gilad Shany, Chief Executive Officer and a director of ION, held discussions with certain members of the management of Innovid in the context of the business operations of ION Crossover Partners, which led to discussions between ION and Innovid.
On March 15, 2021, representatives of ION and representatives of Innovid held an initial discussion during which Innovid provided ION with an overview of Innovid’s market, products, business results and financial forecasts. During this discussion, ION also provided Innovid with information regarding ION’s structure and the parties discussed a potential process for conducting preliminary business and financial due diligence.
From March 15, 2021 to March 23, 2021, representatives of Innovid hosted a number of virtual and in-person meetings with representatives of ION to discuss Innovid’s business and operations, including its products, the competitive environment in which Innovid operates, its capital structure, certain financial aspects of its business and growth opportunities that could be available to Innovid. Innovid and ION also discussed potential structures for a business combination between Innovid and ION, which discussion included preliminary conversations regarding Innovid’s valuation expectations. As these discussions progressed, both parties agreed that the parties would continue to evaluate a potential business combination between Innovid and ION.
Between March 24, 2021 and April 7, 2021, ION conducted preliminary business, legal and financial due diligence with respect to Innovid and researched Innovid’s industry and outlook. During this period, Innovid also provided ION with access to an online data room which contained additional business, legal and financial information.
On March 28, 2021, ION convened a special meeting of the ION Board, with members of ION’s management in attendance, to discuss the potential business combination with Innovid and proceeding with negotiations regarding a non-binding letter of intent. During the meeting, ION’s management provided the ION Board with an update on the status of discussions with Innovid, including the potential principal terms of a proposed business combination, the proposed timing of a business combination and related information. Management of ION continued to apprise the ION Board regularly of any material developments regarding negotiations with Innovid, including developments in the principal terms of the proposed business combination, and any material matters relating to ION’s business, legal and financial due diligence review of Innovid, and otherwise regularly consulted with the ION Board regarding any such matters.
Between March 28, 2021 and April 14, 2021, representatives of ION, together with representatives of White & Case LLP (“White & Case”), ION’s outside U.S. counsel, and Goldfarb Seligman & Co. (“Goldfarb”), ION’s outside Israeli counsel, and representatives of Innovid, together with representatives of Latham & Watkins LLP (“Latham & Watkins”), Innovid’s outside U.S. counsel, and FWMK Law Offices (“FWMK”), Innovid’s outside Israeli legal counsel, held a number of discussions regarding potential structures of a business combination involving ION and Innovid.

In addition, between March 23, 2021 and April 14, 2021, representatives of ION and Innovid, together with their respective financial advisors, held a number of discussions regarding the proposed pre-money enterprise value of Innovid. These discussions included an evaluation of the potential enterprise value for Innovid as a new public market entrant and publicly available valuation metrics of companies that were viewed as relevant in connection with such evaluation, including advertising technology companies and software companies with similar business models and growth profiles, in each case taking into account such companies’ relative maturity in the public market. Through the course of these discussions, the range of potential enterprise values was narrowed to between $1 billion to $1.2 billion.
On March 29, 2021, representatives of ION provided representatives of Innovid with a form of non-binding letter of intent with respect to a potential business combination transaction. The non-binding letter of intent was provided as a framework for preliminary discussions regarding specific terms of a potential business combination transaction and contemplated that the parties would agree to binding exclusivity from the execution of the non-binding letter of intent. Such form of non-binding letter of intent provided a preliminary indication of enterprise value for Innovid of $1 billion while ION and Innovid continued to discuss a pre-money enterprise value for Innovid in the range of $1 billion to $1.2 billion and possible transaction terms to bridge that gap in potential enterprise values, through an earnout or otherwise.
Between March 29, 2021 and April 14, 2021, ION and Innovid exchanged multiple drafts of the non-binding letter of intent. The principal terms that were negotiated included the valuation ascribed to Innovid, the terms of exclusivity, closing conditions, the ability of the ION Board to change its recommendation to ION’s shareholders and the structure of the PIPE Investment and the Secondary Purchase.
On April 10, 2021, ION convened a special meeting of the ION Board, with members of ION’s management in attendance, to provide an update on the status of negotiations regarding the proposed terms of the non-binding letter of intent and on April 14, 2021, ION convened another special meeting of the ION Board, with members of ION’s management and representatives of White & Case in attendance, to continue discussions regarding the potential business combination with Innovid and the proposed terms of the non-binding letter of intent. During this meeting, members of ION’s management updated the ION Board on the status of negotiations regarding the terms of the non-binding letter of intent and representatives of White & Case discussed with the ION Board the proposed terms regarding the ability of the ION Board to change its recommendation of the business combination with Innovid to ION’s shareholders generally in the context of the ION directors’ fiduciary duties. After discussion, the consensus of the ION Board was to accept the terms proposed by Innovid regarding such ability to change the ION Board’s recommendation and to proceed with execution of the non-binding letter of intent on the terms otherwise described to the ION Board.
On April 14, 2021, ION and Innovid executed a non-binding letter of intent, which provided for, among other things, a binding exclusivity period of 45 days thereafter, subject to certain exceptions and extensions. Such executed non-binding letter of intent (i) indicated a pre-money enterprise value for Innovid of $1.1 billion and a pre-money equity value for Innovid of $1.11 billion with no earnout provision or other purchase price adjustments and (ii) contemplated the PIPE Investment and the Secondary Purchase. Given its exclusivity obligations, ION ceased contact with other potential business combination targets. Such exclusivity period was extended in accordance with the terms of the letter of intent from time to time.
On April 16, 2021, representatives of Innovid provided representatives of ION and its legal, tax, financial and other advisors with access to further information in the online data room for purposes of conducting further due diligence review of Innovid.
Between April 16, 2021 and June 23, 2021, representatives of ION conducted further financial and operational due diligence review of Innovid and, over the same period, ION’s legal, tax, financial, market research and other advisors conducted additional due diligence reviews of Innovid, in each case, based on information made available in the data room and through due diligence calls with Innovid’s management and legal advisors.

On April 16, 2021, representatives of Evercore delivered to ION a draft of the investor presentation for the PIPE Investors. From April 16, 2021 to May 24, 2021, ION, Innovid and their respective advisors held various calls and meetings to discuss and revise the investor presentation for the PIPE Investors.
On May 3, 2021, certain rumors of discussions between ION and several possible companies, including Innovid, regarding a potential business combination were reported by an Israeli tech-focused media outlet.
On May 13, 2021, ION entered into a Placement Agent Agreement with Morgan Stanley and Evercore to act as placement agents in connection with the PIPE Investment. Morgan Stanley, together with Goldman Sachs, also served as an underwriter in connection with the IPO. ION’s management consulted with Morgan Stanley and Goldman Sachs from time to time on certain financial aspects of Innovid and certain terms and other financial aspects of the potential transaction.
Also on May 13, 2021, on behalf of Innovid, Latham & Watkins provided to White & Case an initial draft of the Merger Agreement and the Sponsor Support Agreement. Later that day, representatives of Latham & Watkins and representatives of White & Case held a meeting to discuss next steps and timing. From May 13, 2021 through June 24, 2021, Latham & Watkins and White & Case, on behalf of Innovid and ION, respectively, negotiated and exchanged drafts of the Merger Agreement and drafts the related ancillary agreements and documents, including the Sponsor Support Agreement, the Innovid Equity Holders Support Agreements, the Investor Rights Agreement and the Secondary Purchase and Sale Agreement, and engaged in negotiations of such documents and agreements. Over the same period, representatives of ION and Innovid, together with, as applicable, their respective outside legal counsels and financial advisors, held numerous conference calls and came to agreement on various outstanding terms regarding the potential business combination, including, among others: (i) closing conditions; (ii) limitations on Innovid’s conduct of its business between the date of the Merger Agreement and the Closing; (iii) limitations on ION’s conduct of its business between the date of the Merger Agreement and the Closing; (iv) the overall suite of representations, warranties and covenants to be provided by each party under the Merger Agreement; (v) registration rights and lock-up periods for certain shareholders of ION and Innovid; and (vi) exclusivity and support obligations. For further information related to the final resolution of items (i) through (vi), please see the sections entitled “—Closing Conditions”, “—Representations and Warranties”, “—Covenants and Agreements”, “—Investor Rights Agreement”, “—Sponsor Support Agreement” and “—Innovid Equity Holders Support Agreements.”
Beginning in mid-May 2021, Innovid, ION, Morgan Stanley and Evercore held conversations with prospective investors to determine the demand for the PIPE Investment. Representatives of Latham & Watkins, White & Case and counsel for the placement agents subsequently exchanged drafts of the form of Subscription Agreement to be used in the PIPE Investment. On June 7, 2021, Morgan Stanley and Evercore made a draft of the Subscription Agreement available to the prospective PIPE Investors. From the date such agreements were made available to prospective PIPE Investors until June 24, 2021, representatives of ION and White & Case negotiated the terms of the Subscription Agreements with the prospective PIPE Investors (including the forward purchase investors party to ION’s existing Forward Purchase Agreements). In connection with the PIPE Investment, ION entered into Termination and Release Agreements with such forward purchase investors providing for the termination and release of ION’s existing Forward Purchase Agreements, effective as of immediately following, and conditioned upon the forward purchase investors’ participation in and the consummation of, the PIPE Investment. Also during this period, the prospective PIPE Investors conveyed to Morgan Stanley and Evercore their initial proposed subscription amounts. On June 22, 2021, the prospective PIPE Investors that had chosen to participate in the PIPE Investment indicated their final subscription amounts and delivered executed Subscription Agreements.
On June 20, 2021, ION convened a special meeting of the ION Board to review in detail the terms of the proposed Business Combination. At the invitation of the ION Board, representatives of ION’s management, together with representatives of White & Case and Maples & Calder (Cayman) LLP (“Maples”), counsel to ION with respect to matters of Cayman Islands law, were in attendance. At the meeting, members of ION management updated the ION Board on the status of negotiations with Innovid and referenced previous discussions among ION’s management and the ION Board regarding financial and other aspects of the Business Combination (including the potential benefits and the risks related thereto) and Maples advised the ION Board regarding directors’ fiduciary duties under Cayman Islands law. Representatives of White & Case then provided a detailed overview of the terms and conditions of the definitive documentation related to the Business Combination.

On June 24, 2021, ION convened a special meeting of the ION Board to consider approval of the Business Combination. At the invitation of the ION Board, representatives of ION’s management, together with representatives of White & Case were in attendance. At the meeting, members of ION’s management updated the ION Board on the status of negotiations with Innovid and representatives of White & Case provided an overview of the results of the negotiation of open points that remained or arose since the review provided by White & Case during the June 20, 2021 meeting of the ION Board, including with respect to limitations on leakage during the period between signing and closing and the additional terms of the Innovid Equity Holders Support Agreement required by one of the stockholders of Innovid. Based on the factors cited in “—The ION Board’s Reasons for Approval of the Business Combination,” the ION Board then adopted, among other things, resolutions (i) determining that the Domestication is in the best interests of ION; (ii) the form, terms and provisions of the Merger Agreement, including all exhibits and schedules attached thereto, including the Sponsor Support Agreement, the Innovid Equity Holders Support Agreements, the Secondary Purchase and Sale Agreement, the Subscription Agreement (in respect of the PIPE Investment), the Investor Rights Agreement, and certain organizational documents of ION to be filed in connection with the Domestication, and the change of ION’s name to “Innovid Corp.” are in the best interests of ION, (iii) adopting and approving the Merger Agreement and the Transactions (including the Domestication and Business Combination), (iv) recommending to ION’s shareholders that they approve and adopt the matters set forth in subclause (ii) above and the other matters proposed in this proxy statement/prospectus (including the adoption and approval of the Innovid Corp. Incentive Plan and the Innovid Corp. Employee Stock Purchase Plan and the election of the ION’s directors to be effective following the Business Combination), and (v) determining that the foregoing be submitted for consideration by ION’s shareholders at the Extraordinary General Meeting.
On June 24, 2021, the parties entered into the Merger Agreement and certain ancillary agreements, including the Sponsor Support Agreement and the Innovid Equity Holders Support Agreements, and ION and certain investors entered into definitive documentation with respect to the Initial PIPE Investment, which provide for binding subscriptions to purchase an aggregate of 15 million Innovid Corp. Common Stock at $10.00 per share.
Also on June 24, 2021, Innovid issued a press release announcing the execution of the Merger Agreement and ION filed a Current Report on Form 8-K with an investor presentation providing information on Innovid and a summary of certain key terms of the Business Combination and other ancillary agreements.
On October 18, 2021, ION entered into the Additional Subscription Agreements with certain PIPE Investors, including funds affiliated with ION, pursuant to which some of the PIPE Investors collectively subscribed for an additional 5,000,000 shares of Innovid Corp. Common Stock for an aggregate purchase price equal to $50,000,000.
The ION Board’s Reasons for the Approval of the Business Combination
At a meeting of the ION Board held on June 24, 2021, the ION Board unanimously adopted, among other things, resolutions (i) determining that the transfer of ION by way of continuation from the Cayman Islands and domestication as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended and the Cayman Islands Companies Act (As Revised) is in the best interests of ION; (ii) the form, terms and provisions of the Merger Agreement, including all exhibits and schedules attached thereto, including the Sponsor Support Agreement, the Company Stockholder Support Agreements, the Secondary Purchase and Sale Agreement, the Subscription Agreement (in respect of the PIPE Investment), the Investor Rights Agreement, and certain organizational documents of ION to be filed in connection with the Domestication, and the change of ION’s name to “Innovid Corp.” are in the best interests of ION, (iii) adopting and approving the Merger Agreement and the Transactions (including the Domestication and Business Combination), (iv) recommending to ION’s shareholders that they approve and adopt the matters set forth in subclause (ii) above and the other matters proposed in this proxy statement/prospectus (including the adoption and approval of the Innovid Corp. and the Innovid Corp. Employee Stock Purchase Plan and the election of the ION directors to be effective following the Business Combination), and (v) determining that the foregoing be submitted for consideration by ION’s shareholders at the Extraordinary General Meeting. When you consider the Board’s recommendation, you should be aware that the Sponsor and ION’s directors and officers may have interests in the Business Combination that may be different from, or in addition to, the interests of ION’s shareholders generally. These interests are described in the section entitled “—Certain Interests of ION’s Directors and Officers and Others in the Business Combination.”

After careful consideration, the ION Board has unanimously approved the Proposed Transaction and unanimously recommends that shareholders vote “FOR” the Business Combination Proposal, and “FOR” all other proposals presented to ION’s shareholders in this proxy statement/prospectus.
In evaluating the Business Combination, the ION Board consulted with ION’s management team and ION’s legal and financial advisors. The ION Board also reviewed various industry and financial data in order to determine that the consideration to be paid was reasonable and that the Business Combination was in the best interests of ION’s shareholders. The financial data reviewed included the historical and projected consolidated financial statements of Innovid, publicly available valuation metrics of companies that were viewed as relevant in connection with such evaluation, including advertising technology companies and software companies with similar business models and growth profiles, in each case taking into account such companies’ relative maturity in the public market, and the potential pro forma capital structure of the combined company.
In addition, ION’s management team, with the assistance of representatives of ION Asset Management Ltd. and each of ION’s legal, market research, and financial advisors, conducted an extensive due diligence review of Innovid, including the following:
•Extensive meetings and calls with Innovid’s management team and Innovid’s representatives regarding operations, major customers, financial prospects, and advertisement delivery infrastructure, among other customary due diligence matters;
•An industry assessment and investigation, including consultation with industry experts and Digital TV market participants;
•A review of the existing business model of Innovid and its historical audited and unaudited financial statements;
•A review of financial projections provided by Innovid’s management team and the assumptions underlying those projections;
•An assessment of Innovid’s readiness for an initial public offering, IT systems and technology;
•A due diligence review of, among other things, the material contracts, intellectual property, employee benefit plans and human resources policies, indebtedness, corporate governance, regulatory profile, and corporate structure and capitalization of Innovid; and
•Extensive review of other financial aspects of Innovid and the Business Combination.
ION’s management team, including its directors and advisors, has many years of experience in operational management as well as investment, financial management and analysis and, in the opinion of the ION Board, was suitably qualified to conduct the due diligence review and other investigations and analyses required in connection with the search for a business combination partner, and to evaluate the operating and financial merits of companies like Innovid. The ION Board believed, based on the operational, investment and financial experience and background of its directors, that the ION Board was qualified to conclude that the Business Combination was fair, from a financial point of view, to ION’s shareholders and to make other necessary assessments and determinations regarding the Business Combination. A detailed description of the experience of ION’s executive officers and directors is included in the section of this proxy statement/prospectus entitled “Directors, Officers, Executive Compensation and Corporate Governance of ION Prior to the Business Combination – Management and ION Board.”
In reaching its unanimous resolution as described above, the ION Board considered a range of factors, including but not limited to, the factors discussed below (although not weighted or in any order of significance). While the ION Board considered both potentially positive and potentially negative factors, the ION Board concluded that, overall, the potentially positive factors outweighed the potentially negative factors. The foregoing discussion is not intended to be an exhaustive list of the information and factors considered by the ION Board in its consideration of the Business Combination, but includes the material positive factors and material negative factors considered by the

ION Board in that regard. In view of the number and variety of factors and the amount of information considered, the ION Board did not find it practicable to, nor did it attempt to, make specific assessments of, quantify, or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, individual members of the ION Board may have each given different weights to different factors in their evaluation of the Business Combination. Based on the totality of the information presented, the ION Board collectively reached the unanimous decision of the determinations described above in light of the foregoing factors and other factors that the members of the ION Board felt were appropriate. This overview of ION Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “Market and Industry Data.”
a.Large Market. The size of the internet-connected TV advertising market, and the secular shift of audience and advertising dollars from linear to connected TV (“CTV”), provides Innovid the opportunity to grow its business for many years to come;
b.Unique Market Position. Innovid is well-positioned to be a market leader in a rapidly growing market for ad serving and advanced creative and measurement services for internet-connected TV advertising;
c.Strong Product Offering. Innovid is a differentiated software company which brings significant proprietary assets to its customers in the form of (i) a platform purpose-built for internet-connected TV, (ii) a massive scale of ads seen every day across the Innovid ecosystem, (iii) a scalable technology platform, (iv) a software-only business model with a usage-based pricing model, (v) independence from and thus conflict-free of any media buying decisions and (vi) a significant market share among the top global advertisers. This can help Innovid compete for ad dollars with their its competitor, Google, and other smaller competitors that currently exist or might exist in the future;
d.Existing Customer and Supplier Relationships. Innovid has significant market share, and exceptional logo retention, among top global advertisers, along with extensive integrations and deep commercial relationships across the large and fragmented internet-connected TV ecosystem of demand side platforms, supply side platforms, publishers and devices, including some of the most recognized players, such as Trade Desk, Magnite, Peacock, Hulu, YouTube, PubMatic and Roku;
e.Financial Performance. The vision, persistence and track record shown by Innovid’s management team of scaling a business to more than $60 million in revenue and net positive adjusted EBITDA in a highly capital efficient manner;
f.Experienced Leadership Team. Innovid is led by an experienced management team that has been working together for many years;
g.Platform for Future Development and Expansion. Innovid’s potential public company status following the consummation of the Business Combination and the additional capital to be provided from the PIPE Investment and possibly from ION’s trust account, is expected to provide Innovid with an optimal platform to further develop and expand its software platform; the types of advanced services, such as measurement and data-driven creative services, which it can offer its advertiser customers; and its global reach of advertiser clients. Additionally, the capital raised will provide Innovid with a strong financial foundation upon which it may undertake inorganic growth in the form of acquisitions;
h.Attractive Valuation. The ION Board’s belief that Innovid’s implied valuation following the Business Combination relative to the implied valuations of certain publicly traded companies in the advertising, marketing technology and usage based software sectors is favorable for ION and its shareholders;
i.Due Diligence. ION’s due diligence examinations of Innovid, including discussions with Innovid’s management team and input from financial, market research, and legal advisors;
j.Other Alternatives. The ION Board’s belief that, after a thorough review of other business combination opportunities reasonably available to ION, the Business Combination represents the best potential business combination reasonably available to ION and an attractive opportunity for ION’s management team to accelerate its business plan based upon the process utilized to evaluate and assess potential business combination targets, and the ION Board’s belief that such process has not presented a better alternative;
k.Negotiated Transaction. The financial and other terms of the Merger Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s-length negotiations between ION and Innovid (and their respective representatives, legal advisors, and financial advisors); and
l.Shareholder Approval. The ION Board considered the fact that in connection with the Business Combination, shareholders have the option to (i) remain shareholders of ION, (ii) sell their shares on the open market, or (iii) subject to certain shareholders that have agreed not to exercise Redemption Rights, redeem their shares for the per share amount held in the trust account.
The ION Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following (although not weighted or in any order of significance):
a.Market Growth. Whether audiences and advertisers will continue to shift from linear to CTV at the pace and to a size to support Innovid’s growth in the coming years;
b.Systems Update. The need to upgrade and maintain Innovid’s financial systems and operations as it scales into a larger public company;
c.Competition. Innovid faces competition and competitive pressures from Google, which is capable of cross-subsidizing pricing from its other offerings to advertisers, which may cause reductions in the prices that Innovid can charge for some of its products and services, thereby potentially lowering Innovid’s profits;
d.Loss of Key Personnel. Key personnel in the technology industry is vital and competition for such personnel is intense. The loss of any key personnel (including its founders, senior executives, or directors) could be detrimental to Innovid’s business and operations;
e.Macroeconomic Risks. Macroeconomic uncertainty and its potential effects on the combined company’s revenues;
f.Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe, which may have an adverse impact on Innovid’s business and operations;
g.ION Shareholders Receiving Minority Position. The fact that existing ION shareholders will hold a minority position in the combined company;
h.Liquidation of ION. The risks that the Business Combination might not be consummated, including the risk of diverting the management team’s focus and resources from other initial business combination opportunities, which could result in ION being unable to effect an initial business combination by February 16, 2023 and force ION to liquidate and the warrants to expire worthless;
i.Closing Uncertainty. The risk that the Business Combination might not be consummated in a timely manner or that consummation of the Business Combination might not occur despite ION’s efforts, including by reason of a failure to obtain requisite shareholder approval or failure to satisfy certain conditions to completion of the Business Combination as set forth in the Merger Agreement;
j.Other Risks. Various other risks associated with Innovid’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus; and
k.Conflicts of Interest. Potential conflicts of interest that the Sponsor and ION’s officers and directors might     have in recommending that ION shareholders vote in favor of approval of the Business Combination and approval of the other proposals described in this proxy statement/prospectus. These interests are described in the section entitled “—Certain Interests of ION’s Directors and Officers and Others in the Business Combination.”
Certain Interests of ION’s Directors and Officers and Others in the Business Combination
In considering the recommendation of the ION Board in favor of approval of the Business Combination, it should be noted that the Sponsor and ION’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. ION’s directors were aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to ION shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:
•Prior to the IPO, the Sponsor purchased 5,750,000 ION Class B Ordinary Shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. On January 14, 2021, ION effected a share capitalization of 575,000 shares, resulting in 6,325,000 ION Class B Ordinary Shares issued and outstanding. As a result of the significantly lower investment per share of our Sponsor as compared with the investment per share of the Public Shareholders, a transaction which results in an increase in the value of the investment of the Sponsor may result in a decrease in the value of the investment of our Public Shareholders. In addition, if ION does not consummate a business combination by February 16, 2023 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and the ION Board, liquidating and dissolving, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 6,325,000 ION Class B Ordinary Shares owned by the Sponsor and the members of the ION Board would be worthless because, following the redemption of the Public Shares, ION would likely have few, if any, net assets and because the Sponsor and ION’s directors and officers have agreed to waive their respective rights to liquidating distributions from the Trust Account in respect of any ION Class A Ordinary Shares and ION Class B Ordinary Shares held by it or them, as applicable, if ION fails to complete a business combination within the required period.
•Additionally, in such event, the Private Placement Warrants purchased by the Sponsor simultaneously with the consummation of the IPO (including in relation to exercise of the over-allotment option by the underwriters) for an aggregate purchase price of $7,060,000 will also expire worthless. ION’s directors and executive officers also have a direct or indirect economic interest in such Private Placement Warrants and in the 6,325,000 ION Class B Ordinary Shares owned by the Sponsor, and directors Gabriel Seligsohn, Rinat Gazit and Lior Shemesh each own 25,000 ION Class B Ordinary Shares. The 6,325,000 ION Class A Ordinary Shares into which the 6,325,000 ION Class B Ordinary Shares held by the Sponsor and the directors will automatically convert in connection with the Mergers (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $62,870,500 based upon the closing price of $9.94 per Public Share on the NYSE on October 22, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such ION Class A Ordinary Shares will be subject to certain restrictions, including those described elsewhere in this proxy statement/prospectus, ION believes such shares have less value. The 7,060,000 Innovid Corp. Warrants into which the 7,060,000 Private Placement Warrants held by the Sponsor will automatically convert in connection with the Mergers (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $8,754,400 based upon the closing price of $1.24 per Public Warrant on the NYSE on October 22, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.
•The Sponsor owns 7,060,000 Private Placement Warrants (valued at $31,790,225, based on a valuation as of June 30, 2021, the most recent date for which a valuation was available), all of which will become worthless if an initial business combination is not completed by February 16, 2023. The Sponsor purchased the Private Placement Warrants from ION on February 10, 2021 for $1.00 per warrant, amounting to an aggregate purchase price of $7,060,000.

•Gilad Shany, a current director of ION, is expected to be a Class II director of Innovid Corp. after the Closing. As such, in the future, Mr. Shany may receive fees for his service as a director, which may consist of cash or stock-based awards, and any other remuneration that the Company Board determines to pay to its non-employee directors.
•ION’s existing directors and officers will be eligible for continued indemnification and continued coverage under ION’s directors’ and officers’ liability insurance policy after the Mergers and pursuant to the Merger Agreement and indemnification agreements entered into with such directors and officers in connection with the IPO.
•In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to ION if and to the extent any claims by a third party (other than ION’s independent registered public accounting firm) for services rendered or products sold to ION, or a prospective target business with which ION has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (a) $10.00 per Public Share and (b) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in value of the trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.
•ION’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination. However, if ION fails to consummate a business combination by February 16, 2023, they will not have any claim against the Trust Account for reimbursement. Accordingly, ION may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by such date.
•Pursuant to the Investor Rights Agreement, the Sponsor and certain members of the Sponsor will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the Innovid Corp. Common Stock and Innovid Corp. Warrants held by such parties following the consummation of the Business Combination. As of October 22, 2021, the total aggregate amount of out-of-pocket expenses expected to be repaid by ION upon consummation of the business combination is $20,000.
•The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to the Public Shareholders rather than liquidating ION.
•We agreed to pay our Sponsor a total of $10,000 per month for office space, administrative and support services and such arrangement will terminate upon the Closing. This amount totals approximately $70,000 as of October 1, 2021.
•The Sponsor and our officers and directors have entered into agreements with us, pursuant to which they have agreed to waive their Redemption Rights with respect to their Founder Shares and any Public Shares they hold in connection with the completion of our initial business combination.
•Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.
•Given the difference in the purchase price our Sponsor paid for the Founder Shares as compared to the price of the units sold in the IPO and the substantial number of shares of Innovid Corp. Common Stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the

Innovid Corp. Common Stock trades below the price paid for the units in the IPO and the Public Shareholders experience a negative rate of return following the completion of the Business Combination.
Projected Financial Information
In connection with its consideration of the potential business combination, the ION Board was provided with prospective financial information prepared by Innovid’s management team (the “Projections”).
The Projections are included in this proxy statement/prospectus solely to provide ION’s shareholders access to information made available in connection with the ION Board’s consideration of the proposed Business Combination. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were prepared, which was April 28, 2021.
The Projections were prepared in good faith by Innovid’s management team with input from ION’s management team and are based on Innovid’s management’s reasonable estimates and assumptions with respect to the expected future financial performance of Innovid at the time the Projections were prepared and speak only as of that time.
The Projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Innovid’s business, all of which are difficult to predict and many of which are beyond Innovid’s and ION’s control. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than the Projections. Since the Projections cover multiple years, such information by its nature becomes less predictive with each successive year. These Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The Projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Innovid’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Innovid” and “Cautionary Note Regarding Forward-Looking Statements”.
In arriving at the Projections, the material assumptions considered, included, but were not limited to, the following:
•The primary driver of Innovid’s projections is the growth and scaling of CTV, which is in turn a key driver of Innovid’s revenue. Double-digit increases in CTV media investment, and the corresponding impact to CTV impression volume, are projected to have a complementary impact on Innovid revenue.
•Innovid projects CTV volume will continue to grow at a rate exceeding 50% year-over-year (“YoY”) growth rate for the projected period between 2021 and 2023.
•Innovid assumes incremental growth above its core ad delivery business in the areas of personalization and measurement. The digital delivery of CTV ads allows for data to be collected on viewers, which enables, advertisers to personalize an ad by delivering different versions to different viewers. The digital nature of CTV ads also permits Innovid to track various metrics that may be of value to advertisers. Innovid launched its first advanced measurement solution in 2020 and plans to continue to invest in the measurement space heavily. Innovid assumes that it will be able to recognize additional revenue by upselling customers on its ad personalization and measurement capabilities.
•Innovid assumes an increase in the volume of additional impressions served by the platform growing annually. Innovid expects this impression volume increase to come from a mix of new and existing recurring customers, with the potential for significant volume growth within its existing relationships with large TV advertisers who are migrating investment from linear TV to CTV.
•Innovid management assumed that there would not be any material changes in the fundamental economics of its business and overall cost structure.

The Projections were prepared solely for internal use and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Projections included in this document have been prepared by, and are the responsibility of, Innovid’s management. Neither the independent registered public accounting firms of Innovid or ION nor any other registered public accounting firms, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information their achievability, and the independent registered public accounting firms of Innovid and ION assume no responsibility for, and disclaim any association with, the Projections. The report of the independent registered public accounting firm included in this document relates to the historical financial information of Innovid. It does not extend to the Projections and should not be read to do so. Furthermore, the Projections do not take into account any circumstances or events occurring after the date they were prepared. Nonetheless, a summary of the Projections is provided in this proxy statement/prospectus because the Projections were made available to ION. The inclusion of the Projections in this proxy statement/prospectus should not be regarded as an indication that ION, the ION Board, or their respective affiliates, advisors or other representatives considered, or now considers, such Projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. No person has made or makes any representation or warranty to any ION shareholder regarding the information included in these Projections. The Projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on this information. The Projections should not be viewed as public guidance.
The Projections are not included in this proxy statement/prospectus in order to induce any ION shareholders to vote in favor of any of the proposals at the extraordinary general meeting.
ION encourages you to review the financial statements of Innovid included in this proxy statement/prospectus, as well as the financial information in the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and to not rely on any single financial measure.
Innovid uses certain financial measures in the Projections that are not prepared in accordance with GAAP as supplemental measures to evaluate operational performance. While Innovid believes that non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Innovid’s competitors and may not be directly comparable to similarly titled measures of Innovid’s competitors. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Financial measures included in the Projections provided to a board of directors or financial advisor in connection with a business combination transaction are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore the Projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, no reconciliation of the financial measures included in the Projections were prepared, and therefore none have been provided in this proxy statement/prospectus. The definitions of the non-GAAP measures included in the projections may not align with those underlying the non-GAAP measures presented in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Innovid.”
Below is a summary of the key Projections.

($ in millions)	2021E	2022E	2023E	Long-Term Margins
Annual Revenue	$94.80	$130.10	$177.30
YoY Growth - CTV	67%	60%	53%
YoY Growth – Other TV (Mobile/Desktop)	19%	16%	14%
YoY Growth – Total	37.8%	37.2%	36.3%
Cost of Revenue	$(18.00)	$(24.70)	$(33.70)
Gross Profit	$76.80	$105.40	$143.60

% Margin	81.0%	81.0%	81.0%	82% - 85%
Research & Development	$(23.00)	$(27.30)	$(32.80)	14%
Sales & Marketing	(35.8)	(46.9)	(56.7)	26%
General & Administrative	(10.8)	(15.6)	(19.5)	8%
Total OpEx	$(69.60)	$(89.80)	$(109.10)	48%
Adjusted EBITDA	$7.20	$15.60	$34.60
% Margin	7.6%	12%	19.5%	~35%

($ in millions)	Q3 2021E	Q4 2021E
Revenue	$24	$30
YoY Growth	30%	30%
EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF INTERNAL FINANCIAL PROJECTIONS, NONE OF ION, INNOVID OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR AFFILIATES UNDERTAKES ANY OBLIGATION TO, AND EACH EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO, UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS AND THEIR PRESENTATION TO THE ION BOARD, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.
Satisfaction of 80% Test
NYSE rules require that ION must consummate an initial business combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in trust) at the time of ION’s signing a definitive agreement in connection with its initial business combination. Based on the fully-diluted pre-money equity valuation of $1,110 million for Innovid compared to the approximately $253 million held in the Trust Account, the fact that the purchase price for Innovid was the result of an arm’s-length negotiation and all of the factors described in this section and the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Merger Agreement”, the ION Board determined that this requirement was met.
Expected Accounting Treatment of the Business Combination Proposal
The Domestication
There will be no accounting effect or change in the carrying amount of the assets and liabilities of ION as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of ION immediately following the Domestication will be the same as those immediately prior to the Domestication.
The Business Combination
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, ION will be treated as the “acquired” company for accounting purposes and the Business Combination will be treated as the equivalent of Innovid issuing stock for the net assets of ION, accompanied by a recapitalization. The net assets of ION will be stated at historical cost, with no goodwill or other intangible assets recorded.
Innovid has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
•Innovid’s existing equityholders will have the greatest voting interest in the combined entity under the no and Maximum Redemption scenarios with over 64% of the voting interest in each scenario;

•The largest individual minority equityholder of the combined entity is an existing equityholder of Innovid;
•Innovid’s directors will represent the majority Innovid Corp. board of directors;
•Innovid’s senior management will be the senior management of Innovid Corp.; and
•Innovid is the larger entity based on historical revenue and has the larger employee base.
The preponderance of evidence as described above is indicative that Innovid is the accounting acquiror in the Business Combination.
Regulatory Matters
Neither ION nor Innovid are aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than the regulatory notices and approvals discussed in “The Business Combination Proposal — Merger Agreement — Closing Conditions — Conditions to the Obligations of Each Party”. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Vote Required for Approval
The approval of the Business Combination Proposal requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of the holders of a majority of the ION Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Business Combination Proposal at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal.
The Business Combination Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Business Combination Proposal will have no effect, even if approved by holders of ION Shares.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Company’s entry into the Merger Agreement, dated as of June 24, 2021 (the “Merger Agreement”), by and among the Company, Inspire Merger Sub 1, Inc., a Delaware limited liability company and a direct wholly owned subsidiary of the Company (“Merger Sub 1”), Inspire Merger Sub 2, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of ION (“Merger Sub 2”) and Innovid, Inc., a Delaware corporation (“Innovid”), (a copy of which is attached to the proxy statement/prospectus as Annex A), pursuant to which, among other things, following the Domestication of the Company to Delaware as described below, (a) the merger of Merger Sub 1 with and into Innovid, with Innovid continuing as the surviving corporation (the “Surviving Corporation”), and the merger of the Surviving Corporation with and into Merger Sub 2, with Innovid Merger Sub 2 surviving the Mergers, as a wholly owned subsidiary of ION (ION to be renamed “Innovid Corp.”), in accordance with the terms and subject to the conditions of the Merger Agreement, be approved, ratified and confirmed in all respects.”
Recommendation of the ION Board
THE ION BOARD UNANIMOUSLY RECOMMENDS THAT ION SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
The ION Board believes that the Business Combination Proposal to be presented at the extraordinary general meeting is in the best interests of ION’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal.

The existence of financial and personal interests of one or more of ION’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ION and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and ION’s officers also have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Certain Interests of ION's Directors and Officers and Others in the Business Combination” for a further discussion.

THE DOMESTICATION PROPOSAL
Overview
As discussed in this proxy statement/prospectus, if the Business Combination Proposal is approved, then ION is asking its shareholders to approve the Domestication Proposal. Under the Merger Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Mergers. If, however, the Domestication Proposal is approved, but the Business Combination Proposal is not approved, then neither the Domestication nor the Mergers will be consummated.
As a condition to Closing the Mergers, the ION Board has unanimously approved a change of ION’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, ION will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file the Proposed Certificate of Incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which ION will be domesticated and continue as a Delaware corporation. In connection with the Domestication and simultaneously with the Proposed Transaction, the corporate name of ION will change to “Innovid Corp.”
Immediately prior to the Domestication, pursuant to the Cayman Constitutional Documents, each ION Class B Ordinary Share then issued and outstanding will automatically convert into one ION Class A Ordinary Share. Following such conversion, as a result of and upon the effective time of the Domestication, (a) each ION Unit then issued and outstanding as of immediately prior to the Domestication will automatically be separated into the underlying ION Class A Ordinary Share and one-eighth of an ION Warrant, (b) each ION Class A Ordinary Share issued and outstanding immediately prior to the Domestication will remain outstanding and will automatically convert into one share of Innovid Corp. Common Stock (provided that each ION Class A Ordinary Share owned by Public Shareholders who have validly elected to redeem their ION Class A Ordinary Shares will not be so converted and will entitle the holder thereof to receive only cash in an amount equal to the Redemption Price), (c) each ION Warrant will automatically convert into a redeemable Innovid Corp. Warrant on the same terms as the ION Warrants, and (d) each whole Private Placement Warrant issued and outstanding prior to the Domestication will automatically convert into a warrant exercisable for one Innovid Corp. Common Stock on the terms and subject to the conditions set forth in the applicable warrant agreement.
The Domestication Proposal, if approved, will approve a change of ION’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while ION is currently governed by the Companies Act, upon the Domestication, Innovid Corp. will be governed by the DGCL. ION encourages shareholders to carefully consult the information set out below under “—Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication”.
Reasons for the Domestication
The ION Board believes that it would be in the best interests of ION, simultaneously with the completion of the Proposed Transaction, to effect the Domestication. Further, the ION Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. One reason for the Domestication is to enable the Company to avoid certain taxes that would be imposed on the Company if the Company were to conduct an operating business in the United States as a foreign corporation following the Proposed Transaction. In addition, because the Company will operate within the United States following the Proposed Transaction, it was the view of the ION Board that the Company should be structured as a corporation organized in the United States.
The ION Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of ION and its shareholders. These additional reasons can be summarized as follows:
•Prominence, Predictability and Flexibility of Delaware Law. For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.
•Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to the Company, the Company Board and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for the Company’s stockholders from possible abuses by directors and officers.
•Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. The Company’s incorporation in Delaware may make the Company more attractive to future candidates for the Company Board, because many such candidates are already familiar with Delaware corporate law from their past business experiences. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws—especially those relating to director indemnification (as discussed below)—draw such qualified candidates to Delaware corporations. The ION Board therefore believes that providing the benefits afforded directors by Delaware law will enable the Company to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.
The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the Company to compete more effectively with other public companies in attracting and retaining new directors.
Reasons for the Name Change
The ION Board believes that it would be in the best interests of ION to, in connection with the Domestication and simultaneously with the Business Combination, change the corporate name to “Innovid Corp.” in order to more accurately reflect the business purpose and activities of the Company.

Regulatory Approvals; Third-Party Consents
ION is not required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries in order to complete the Domestication. However, because the Domestication must occur simultaneously with the Mergers, it will not occur unless the Mergers can be completed, which will require the approvals as described under the section entitled “The Business Combination Proposal”. ION must comply with applicable United States federal and state securities laws in connection with the Domestication, including the filing with NYSE of a press release disclosing the Domestication, among other things.
The Domestication will not breach any covenants or agreements binding upon ION and will not be subject to any additional federal or state regulatory requirements, except compliance with the laws of the Cayman Islands and Delaware necessary to effect the Domestication.
Proposed Certificate of Incorporation and Proposed Bylaws
Commencing with the effective time of the Domestication, which will be the effective time of the Business Combination, the Proposed Certificate of Incorporation and the Proposed Bylaws will govern the rights of stockholders in the Company.
A chart comparing your rights as a holder of ION Shares as a Cayman Islands exempted company with your rights as a holder of the ION Class A Ordinary Shares can be found in the section entitled “The Domestication Proposal—Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication”.
Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication
When the Domestication is completed, the rights of stockholders of the Company will be governed by Delaware law, including the DGCL, rather than by the laws of the Cayman Islands. Certain differences exist between the DGCL and the Companies Act that will alter certain of the rights of shareholders of ION and affect the powers of the Company Board and management following the Domestication.
Shareholders should consider the following summary comparison of the laws of the Cayman Islands, on the one hand, and the DGCL, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the DGCL and the Companies Act.
The owners of a Delaware corporation’s shares are referred to as “stockholders.” For purposes of language consistency, in certain sections of this proxy statement/prospectus, we may continue to refer to the share owners of the Company as “shareholders.”

Provision	Delaware	Cayman Islands

Applicable legislation	General Corporation Law of the State of Delaware	The Companies Act (As Revised) of the Cayman Islands

General Vote Required for Combinations with Interested Stockholders/Shareholders	Generally, a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder, unless the corporation opts out of the statutory provision.	No similar provision

Provision	Delaware	Cayman Islands
Appraisal Rights	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger. Stockholders of a publicly traded corporation do, however, generally have appraisal rights in connection with a merger if they are required by the terms of a merger agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) and (c) above.	Under the Companies Act, minority shareholders that dissent to a merger are entitled to be paid the fair market value of their shares, which, if necessary, may ultimately be determined by the courts of the Cayman Islands.

Requirements for Stockholder/ Shareholder Approval	Subject to the certificate of incorporation, stockholder approval of mergers, a sale of all or substantially all the assets of the corporation, dissolution and amendments of constitutional documents require a majority of outstanding shares; most other stockholder approvals require a majority of those present and voting, provided a quorum is present.	Subject to the articles of association, matters which require shareholder approval, whether under Cayman Islands statute or the company’s articles of association, are determined (subject to quorum requirements, the Companies Act, applicable law and the relevant articles of association) by ordinary resolution, being the approval of the holders of a majority of the shares, who, being present in person or proxy and entitled to vote, vote at the meeting of shareholders or by “special resolution” (such as the amendment of the company’s constitutional documents), being the approval of the holders of a majority of at least two-thirds of the shares who, being present in person or by proxy and entitled to vote, vote at the meeting of shareholders.

Requirement for Quorum	Quorum is a majority of shares entitled to vote at the meeting unless otherwise set in the constitutional documents, but cannot be less than one-third of shares entitled to vote at the meeting.	Quorum is set in the company’s memorandum and articles of association.

Provision	Delaware	Cayman Islands
Stockholder/Shareholder Consent to Action Without Meeting	Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent.	Shareholder action by written resolutions (whether unanimous or otherwise) may be permitted by the articles of association. The articles of association may provide that shareholders may not act by written resolutions.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of members or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per the Advisory Organizational Documents Proposal 5B).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances.

Removal of Directors;	Any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation with a classified board, stockholders may effect such removal only for cause; or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board. However, because the Company Board will be classified after the Closing, pursuant to the Proposed Certificate of Incorporation, a director may be removed from office only for cause and only by the affirmative vote of at least 66 2/3% of the total voting power of the outstanding shares of capital stock of the corporation entitled to vote in any annual election of directors or class of directors, voting together as a single class.	A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

Number of Directors	The number of directors is fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The bylaws may provide that the board may increase the size of the board and fill any vacancies.	Subject to the memorandum and articles of association, the board may increase the size of the board and fill any vacancies.

Provision	Delaware	Cayman Islands

Classified or Staggered Boards	Classified boards are permitted.	Classified boards are permitted.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.
A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.
In addition to fiduciary duties, directors owe a duty of care, diligence and skill.
Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify any person who was or is a party to any proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. If the action was brought by or on behalf of the corporation, no indemnification is made when a person is adjudged liable to the corporation unless a court determines such person is fairly and reasonably entitled to indemnity for expenses the court deems proper.	A Cayman Islands exempted company generally may indemnify its directors or officers, except with regard to fraud or willful default.

Limited Liability of Directors	Permits the limiting or eliminating of the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful stock repurchases or dividends, or improper personal benefit.	Liability of directors may be limited, except with regard to their own fraud or willful default.
Accounting Treatment of the Domestication
The Domestication is being proposed solely for the purpose of changing the legal domicile of ION. There will be no accounting effect or change in the carrying amount of the assets and liabilities of ION as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of ION immediately following the Domestication will be the same as those immediately prior to the Domestication.

Vote Required for Approval
The approval of the Domestication Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of a majority of at least two-thirds of the ION Shares who, being in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Because the Domestication Proposal involves a vote to continue ION outside the jurisdiction of the Cayman Islands, holders of the ION Class B Ordinary Shares will have ten votes per ION Class B Ordinary Share and holders of ION Class A Ordinary Shares will have one vote per ION Class A Ordinary Share for the purposes of the Domestication Proposal. Holders of ION Class B Ordinary Shares and ION Class A Ordinary Shares will have one vote per share on all other proposals. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal.
The Domestication Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Domestication Proposal will have no effect, even if approved by holders of ION Shares.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that the Company be de-registered in the Cayman Islands pursuant to Article 47 of the Amended and Restated Articles of Association of the Company (as amended) and be registered by way of continuation as a corporation in the State of Delaware and conditional upon, and with effect from, the registration of the Company in the State of Delaware as a corporation with the laws of the State of Delaware, the name of the Company be changed to Innovid Corp.”
Recommendation of the ION Board
THE ION BOARD UNANIMOUSLY RECOMMENDS THAT ION SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.
The existence of financial and personal interests of one or more of ION’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ION and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and ION’s officers also have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal—Certain Interests of ION's Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE STOCK ISSUANCE PROPOSAL
Overview
Assuming the Business Combination Proposal, the Domestication Proposal, the Innovid Corp. Incentive Plan Proposal are approved, ION’s shareholders are also being asked to approve, by ordinary resolution, the Stock Issuance Proposal.
Why ION Needs Shareholder Approval
We are seeking shareholder approval of the issuance of ION Class A Ordinary Shares to the Innovid Equity Holders and in the PIPE Investment in order to comply with NYSE Listing Rule 312.03(c).
Pursuant to Section 312.03(c) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock; or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. Additionally, under Section 312.03(d) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant.
Accordingly, the aggregate number of ION Class A Ordinary Shares that the Company will issue in connection with the Proposed Transaction is 93,255,615 and the PIPE Investment is 20,000,000, plus any additional shares pursuant to subscription agreements we may enter into prior to the Closing of the Business Combination. This number will exceed 20% of both the voting power and the shares of Innovid Corp. Common Stock outstanding before such issuance and may result in a change of control of the registrant under NYSE Listing Rule 312.03(d), and for these reasons, ION is seeking the approval of ION shareholders for the issuance of shares of Innovid Corp. Common Stock in connection with the Proposed Transaction and the PIPE Investment.
Vote Required for Approval
The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ION Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal.
The Stock Issuance Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ION Shares.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of shares of Innovid Corp. Common Stock pursuant to the Merger Agreement and the PIPE Investment, including to Innovid Equity Holders and the PIPE Investors, be approved in all respects.”

Recommendation of the ION Board
THE ION BOARD UNANIMOUSLY RECOMMENDS THAT ION SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.
The existence of financial and personal interests of one or more of ION’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ION and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and ION’s officers also have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal—Certain Interests of ION's Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE ORGANIZATIONAL DOCUMENTS PROPOSAL
Overview
If the Domestication Proposal is approved and the Business Combination is consummated, ION will replace the current amended and restated memorandum of association of ION (as may be amended from time to time) under the Companies Act (the “Existing Memorandum”) and the current amended and restated articles of association of ION (as may be amended from time to time) (the “Existing Articles” and, together with the Existing Memorandum, the “Cayman Constitutional Documents”), in each case, under the Companies Act, with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of Innovid Corp. in each case, pursuant to the DGCL.
ION’s shareholders are asked to consider and vote upon and to adopt the Proposed Organizational Documents (collectively, the “Organizational Documents Proposal”) in connection with the replacement of the Cayman Constitutional Documents. The Organizational Documents Proposal is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal and the Domestication Proposal are not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of ION Shares.
Reasons for the Amendments
The ION Board’s reasons for proposing the Proposed Organizational Documents are set forth below. The following is a summary of the key changes effected by the Proposed Organizational Documents, but this summary is qualified in its entirety by reference to the full text of the Proposed Certificate of Incorporation, a copy of which is included as Annex B, and by reference to the full text of the Proposed ByLaws, a copy of which is included as Annex C:
•To change the corporate name from “ION Acquisition Corp 2 Ltd.” to “Innovid Corp.”;
•To increase the total number of shares of our capital stock from (a) 500,000,000 ION Class A Ordinary Shares, 50,000,000 ION Class B Ordinary Shares and 5,000,000 preference shares, par value $0.0001 per share, of ION to (b) 500,000,000 shares of Innovid Corp. capital stock which consists of (A)             ION Class A Ordinary Shares, and (B) 500,000 shares of Innovid Corp. Preferred Stock.
•To authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively).
Resolution to be Voted Upon
The full text of the resolutions to be passed is as follows:
“RESOLVED, as a special resolution, that the Cayman Constitutional Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed Bylaws (copies of which are attached to the proxy statement/prospectus as Annex B and Annex C, respectively), with such principal changes as described in the Advisory Organizational Documents Proposals A through F.”
Vote Required for Approval
The approval of the Organizational Documents Proposal requires a special resolution under the Companies Act, being the affirmative vote of the holders of a majority of at least two-thirds of the ION Shares who, being present and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal.

The Organizational Documents Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of ION Shares.
Recommendation of the ION Board
THE ION BOARD UNANIMOUSLY RECOMMENDS THAT ION SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL.
The existence of financial and personal interests of one or more of ION’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ION and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and ION’s officers also have interests in the Proposed Transaction that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal—Certain Interests of ION's Directors and Officers and Others in the Business Combination” for a further discussion.

THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS
If the Domestication Proposal is approved and the Business Combination is consummated, ION will replace the Cayman Constitutional Documents, under the Companies Act, with the Proposed Organizational Documents of Innovid Corp., under the DGCL.
ION’s shareholders are asked to consider and vote upon and to approve on a non-binding advisory basis by special resolution six separate proposals (collectively, the “Advisory Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents. These six proposals are being presented separately to give shareholders the opportunity to present their separate views on important corporate governance provisions and will be voted upon on a non-binding advisory basis.
The Proposed Organizational Documents differ materially from the Cayman Constitutional Documents. The following table sets forth a summary of the principal changes proposed between the Cayman Constitutional Documents and the Proposed Organizational Documents. This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of ION, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms. Additionally, as the Cayman Constitutional Documents are governed by the Companies Act and the Proposed Organizational Documents will be governed by the DGCL, ION encourages shareholders to carefully consult the information set out under the section entitled “The Domestication Proposal” – Comparison of Shareholder Rights Under Applicable Corporate Law Before and After Domestication”.

	Cayman Constitutional Documents	Proposed Organizational Documents

Authorized Shares (Advisory Organizational Documents Proposal 5A)	The Cayman Constitutional Documents authorize 555,000,000 ION shares, consisting of 500,000,000 ION Class A Ordinary Shares, 50,000,000 Class B Ordinary Shares and 5,000,000 Preference Shares.	The Proposed Organizational Documents authorize 500,500,000 shares, consisting of 500,000,000 shares of Innovid Corp. Common Stock and 500,000 shares of Innovid Corp. Preferred Stock.

	See paragraph 5 of the Existing Memorandum.	See Article IV of the Proposed Certificate of Incorporation.

Exclusive Forum Provision (Advisory Organizational Documents Proposal 5B)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.
The Proposed Organizational Documents adopt (a) Delaware as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
These provisions will not address or apply to claims that arise under the Exchange Act; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.
See Article XI of the Proposed Certificate of Incorporation

	Cayman Constitutional Documents	Proposed Organizational Documents
Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents (Advisory Organizational Documents Proposal 5C)
The Cayman Constitutional Documents provide that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ION Shares represented in person or by proxy and entitled to vote at an extraordinary general meeting and who vote at the extraordinary general meeting.
See Article 18 of the Cayman Constitutional Documents.

The Proposed Certificate of Incorporation requires the affirmative vote of at least 66 2/3 % of the voting power of the outstanding shares to amend, alter, repeal or rescind Article V, Article VI, Article VIII, Article IX, Article X, Article XI and Article XII of the Proposed Certificate of Incorporation. For amendments to other provisions of the Proposed Certificate of Incorporation, the DGCL requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon.
See Article XIII of the Proposed Certificate of Incorporation.
The Proposed Certificate of Incorporation permits the Company Board to amend, alter, repeal or rescind the Proposed Bylaws without the consent or vote of the stockholders of the Company.
See Article V of the Proposed Certificate of Incorporation.

Removal of Directors (Advisory Organizational Documents Proposal 5D)
The Cayman Constitutional Documents provide that prior to the closing of an initial business combination, holders of ION Class B Ordinary Shares may remove any director, and that after the closing of an initial business combination, shareholders may by an ordinary resolution remove any director.
See Article 31 of the Cayman Constitutional Documents.

The Proposed Organizational Documents permit the removal of a director only for cause and only by the affirmative vote of the holders of a majority of at least 66 2/3% of the total voting power of all then-outstanding shares of the Company.
See Article VI, subsection (D) of the Proposed Certificate of Incorporation.

Action by Written Consent of Stockholders (Advisory Organizational Documents Proposal 5E)
The Cayman Constitutional Documents permit shareholders to approve matters by unanimous written resolution of all of the shareholders entitled to receive notice of and to attend and vote at general meetings.
See Article 22.3 of the Cayman Constitutional Documents.

The Proposed Organizational Documents require stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting; provided that any action required or permitted to be taken by the holders of Innovid Corp. Preferred Stock, voting separately as a class or separately as a class with one or more other such series, may be taken without a meeting if signed by the holders having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted in compliance with the DGCL.
See Article VIII subsection (A) of the Proposed Certificate of Incorporation and Section 2.11 of the Proposed Bylaws.

	Cayman Constitutional Documents	Proposed Organizational Documents

Other Changes In Connection With Adoption of the Proposed Organizational Documents (Advisory Organizational Documents Proposal 5F)
The Cayman Constitutional Documents include provisions related to ION’s status as a blank check company prior to the consummation of an initial business combination.
See Article 49 of the Cayman Constitutional Documents.
The Proposed Organizational Documents do not include such provisions related to ION’s status as a blank check company, which will no longer apply upon consummation of the Mergers, as ION will cease to be a blank check company at such time.
Overview
Advisory Organizational Documents Proposal 5A—Authorized Shares
ION’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize the change in the authorized capital stock of ION from (a) 500,000,000 ION Class A Ordinary Shares, 50,000,000 ION Class B Ordinary Shares and 5,000,000 preference shares, par value $0.0001 per share, of ION to (b) 500,500,000 shares of Innovid Corp. Capital Stock (consisting of (A) 500,000,000 shares of Innovid Corp. Common Stock and (B) 500,000 shares of Innovid Corp. Preferred Stock).
As of the date of this proxy statement/prospectus, there are (a) 25,300,000 ION Class A Ordinary Shares issued and outstanding, (b) 6,325,000 ION Class B Ordinary Shares issued and outstanding and (c) no ION Preference Shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there is an aggregate of (i) 3,162,500 ION Warrants and (ii) 7,060,000 Private Placement Warrants, in each case, issued and outstanding. Subject to the terms and conditions of the Warrant Agreement, the ION Warrants will be exercisable after giving effect to the Mergers for one share of Innovid Corp. Common Stock at an exercise price of $11.50 per share. No ION Warrants are exercisable until the later of (x) 12 months from the closing of the IPO and (y) 30 days after the Closing.
Pursuant to the Merger Agreement, Innovid Corp. will issue or, as applicable, reserve for issuance in respect of awards under the Innovid Corp. Incentive Plan and Innovid Corp. Employee Stock Purchase Plan outstanding as of immediately prior to the Closing that will be converted into awards based on Innovid Corp. Common Stock, an aggregate of shares of Innovid Corp. Common Stock to Innovid Corp. stockholders, and pursuant to the PIPE Investment, Innovid Corp. will issue 20,000,000 shares of Innovid Corp. Common Stock to the PIPE Investors, plus any additional shares pursuant to subscription agreements we may enter into prior to the Closing of the Business Combination .
In order to ensure that Innovid Corp. has sufficient authorized capital for future issuances, the ION Board has approved, subject to shareholder approval, that the Proposed Organizational Documents of Innovid Corp. change the authorized capital stock of ION from (a) 500,000,000 ION Class A Ordinary Shares, 50,000,000 ION Class B Ordinary Shares and 5,000,000 ION Preference Shares to (b) 500,000,000 shares of Innovid Corp. Common Stock and (B) 500,000 shares of Innovid Corp. Preferred Stock.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Innovid Corp., copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Resolution to be Voted Upon
The full text of the resolution to be considered and, if thought advisable, passed and approved is as follows:
“RESOLVED, as a special resolution, on an advisory non-binding basis, that the authorized share capital of ION be changed from 500,000,000 ION Class A Ordinary Shares, par value $0.0001 per share, 50,000,000 ION

Class B Ordinary Shares, par value $0.0001 per share, and 5,000,000 Preference Shares, par value $0.0001 per share, to 500,000,000 shares of Innovid Corp. Common Stock, par value $0.0001 per share, and500,000 shares of Innovid Corp. Preferred Stock, par value $0.0001 per share, as described in Advisory Organizational Documents Proposal 5A.”
Advisory Organizational Documents Proposal 5B—Exclusive Forum Provision
ION’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize adopting Delaware as the exclusive forum for certain stockholder litigation.
The Proposed Organizational Documents stipulate that the Court of Chancery for the State of Delaware (the “Court of Chancery”) be the sole and exclusive forum (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) for any stockholder (including a beneficial owner) for (a) any derivative action or proceeding brought on Innovid Corp.’s behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of Innovid Corp. to Innovid Corp. or Innovid Corp.’s stockholders, (c) any action asserting a claim against the Company or any director or officer of the Company (i) arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws or (ii) as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware (d) any action to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws or any of their provisions, (e) any action asserting a claim against the Company or any current or former director, officer, employee, stockholder or agent of the Company governed by the internal affairs doctrine of the law of the State of Delaware, or (f) any action asserting an “internal corporate claim” as defined in Section 115 of the DGCL. The Proposed Certificate of Incorporation further provides that unless Innovid Corp. consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolutions of any complaint asserting a cause of action arising under the Securities Act. This provision in the Proposed Certificate of Incorporation will not address or apply to claims that arise under the Exchange Act; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Innovid Corp., copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Resolution to be Voted Upon
The full text of the resolution to be considered and if thought advisable, passed and approved is as follows:
“RESOLVED, as a special resolution, on an advisory non-binding basis, that Delaware be adopted as the exclusive forum for certain stockholder litigation, as described in Advisory Organizational Documents Proposal 5B.”
Advisory Organizational Documents Proposal 5C—Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents
ION’s shareholders are being asked to approve provisions providing that (a) the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors will be required for stockholders to amend, alter, repeal or rescind Part B of Article V, Article VI, Article VIII, Article IX, Article X, Article XI or Article XII of the Proposed Certificate of Incorporation, and (b) the Company’s Board will have the power and authority to amend, alter, repeal or rescind the Proposed Bylaws without the consent or vote of the stockholders.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Innovid Corp., copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Resolution to be Voted Upon
The full text of the resolution to be considered and if thought advisable, passed and approved is as follows:
“RESOLVED, as a special resolution, on an advisory non-binding basis, that the provisions providing that the affirmative vote of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required for stockholders to amend, alter, repeal or rescind all or any portion of Part B of Article V, Article VI, Article VIII, Article IX, Article X, Article XI or Article XII of the Proposed Certificate of Incorporation, as described in Advisory Organizational Documents Proposal 5C, be approved.”
Advisory Organizational Documents Proposal 5D—Removal of Directors
ION’s shareholders are being asked to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of the holders of a majority of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Innovid Corp., copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Resolution to be Voted Upon
The full text of the resolution to be considered and if thought advisable, passed and approved is as follows:
“RESOLVED, as a special resolution, on an advisory non-binding basis, that the provisions permitting the removal of a director only for cause and only by the affirmative vote of the holders of a majority of at least 66 2/3% of the outstanding shares entitled to vote at an election of directors, voting together as a single class, as described in Advisory Organizational Documents Proposal 5D, be approved.”
Advisory Organizational Documents Proposal 5E—Action by Written Consent of Stockholders
ION’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to approve provisions requiring or permitting stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting; provided that any action required by the holders of Innovid Corp. Preferred Stock, voting separately as a class or separately as a class with one or more other such series, may be taken without a meeting if signed by the holders having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted in compliance with the DGCL.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Innovid Corp., copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Resolution to be Voted Upon
The full text of the resolution to be considered and if thought advisable, passed and approved is as follows:
“RESOLVED, as a special resolution, on an advisory non-binding basis, that the provisions requiring or permitting stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting; provided that any action required or permitted to be taken by the holders of Innovid Corp. Preferred Stock, voting separately as a class or separately as a class with one or more other such series, may be taken without a meeting if signed by the holders having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted in compliance with the DGCL, as described in Advisory Organizational Documents Proposal 5E, be approved.”
Advisory Organizational Documents Proposal 5F—Other Changes In Connection With Adoption of the Proposed Organizational Documents
ION’s shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize (a) making Innovid Corp.’s corporate existence perpetual, and (b) removing certain provisions related to ION’s status as a blank check company that will no longer be applicable upon Closing.
The Proposed Organizational Documents will not contain provisions related to a blank check company (including those related to operation of the Trust Account, winding up of ION’s operations should ION not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Cayman Constitutional Documents) because following the Closing, Innovid Corp., will not be a blank check company.
This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Innovid Corp., copies of which are attached to this proxy statement/prospectus as Annex B and Annex C. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Implementation of the provisions of the Proposed Organizational Documents will result, upon the Domestication, in the wholesale replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents. While certain material changes between the Cayman Constitutional Documents and the Proposed Organizational Documents have been unbundled into distinct organizational documents proposals or otherwise identified in this Advisory Organizational Documents Proposal 5F, there are other differences between the Cayman Constitutional Documents and the Proposed Organizational Documents (arising from, among other things, differences between the Companies Act and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Business Combination) if our shareholders approve the Organizational Documents Proposal.
Resolution to be Voted Upon
The full text of the resolution to be considered and if thought advisable, passed and approved is as follows:
“RESOLVED, as a special resolution, on an advisory non-binding basis, that certain additional changes, including, among other things, (i) making Innovid Corp.’s corporate existence perpetual and (ii) removing certain provisions related to ION’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which the ION Board believes is necessary to adequately address the needs of Innovid Corp. after the Closing, as described in Advisory Organizational Documents Proposal 5F, be approved.”
Reasons for Amendments
Advisory Organizational Documents Proposal 5A—Authorized Shares
The principal purpose of this proposal is to provide for an authorized capital structure of Innovid Corp. that will enable it to continue as an operating company governed by the DGCL. The ION Board believes that it is important for ION to have available for issuance a number of authorized shares of Innovid Corp. Common Stock and Innovid Corp. Preferred Stock sufficient to support our growth and to provide flexibility for future corporate needs.
Advisory Organizational Documents Proposal 5B—Exclusive Forum Provision
Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist Innovid Corp. in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. The ION Board believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, Innovid Corp. will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions. The ION Board further believes that providing that, unless we consent in writing to an alternative forum, the federal district courts of the United States of America will be the exclusive forum for resolving actions arising under the Securities Act, provides the flexibility to file such suits in any federal district court while providing the benefits of eliminating duplicative litigation and having such cases heard by courts that are well-versed in the applicable law.
In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make Innovid Corp.’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.
Advisory Organizational Documents Proposal 5C—Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents
The Cayman Constitutional Documents provide that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ION Shares who, being in person or by proxy and entitled to vote at an extraordinary general meeting, vote at the extraordinary general meeting. The Proposed Organizational Documents require the affirmative vote of at least 66 2/3% of the voting power of the outstanding shares to amend, alter, repeal or rescind Part B of Article V, Article VI, Article VIII, Article IX, Article X, Article XI or Article XII of the Proposed Certificate of Incorporation. The amendments are intended to protect certain key provisions of the Proposed Certificate of Incorporation from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.
Advisory Organizational Documents Proposal 5D—Removal of Directors
The Cayman Constitutional Documents provide that before a business combination, holders of ION Class B Ordinary Shares may remove any director, and that after a business combination, ION shareholders may by an ordinary resolution remove any director. The Proposed Organizational Documents permit the removal of a director only for cause and only by the affirmative vote of the holders of a majority of at least 66 2/3% of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors. The ION Board believes that such a standard will (i) increase board continuity and the likelihood that experienced board members with familiarity of Innovid Corp.’s business operations would serve on the board at any given time and (ii) make it more difficult for a potential acquiror or other person, group or entity to gain control of the Company Board.
Advisory Organizational Documents Proposal 5E—Action by Written Consent of Stockholders
Under the Proposed Organizational Documents, Innovid Corp.’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend the Proposed Organizational Documents outside of a duly called special or annual meeting of the stockholders of Innovid Corp.
In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the Company Board only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which ION is aware to obtain control of Innovid

Corp., and ION and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the ION Board does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of Innovid Corp. Inclusion of these provisions in the Proposed Organizational Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the Company Board and thereby help protect stockholders from the use of abusive and coercive takeover tactics.
Advisory Organizational Documents Proposal 5F—Provisions Related to Status as Blank Check Company
The ION Board believes that making corporate existence perpetual is desirable to reflect the Business Combination with Innovid and to clearly identify Innovid Corp. as the publicly traded entity. Additionally, perpetual existence is the usual period of existence for corporations, and the ION Board believes that it is the most appropriate period for ION following the Closing.
The elimination of certain provisions related to ION’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Organizational Documents do not include the requirement to dissolve Innovid Corp. and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and the ION Board believes it is the most appropriate period for Innovid Corp. following the Closing. In addition, certain other provisions in the Cayman Constitutional Documents require that proceeds from the IPO be held in the Trust Account until a business combination or liquidation of ION has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Organizational Documents.
Vote Required for Approval
The approval of the Advisory Organizational Documents Proposals requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the ION Shares who, being in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal.
The Advisory Organizational Documents Proposals are not conditioned upon any other proposal.
Recommendation of the ION Board
THE ION BOARD UNANIMOUSLY RECOMMENDS THAT ION SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS.
The existence of financial and personal interests of one or more of ION’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ION and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition,the Sponsor and ION’s officers also have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal—Certain Interests of ION's Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE INNOVID CORP. INCENTIVE PLAN PROPOSAL
The holders of ION Shares are being asked to approve the Innovid Corp. 2021 Omnibus Incentive Plan, referred to as the Innovid Corp. Incentive Plan. The ION Board intends to adopt the Innovid Corp. Incentive Plan, subject to approval from the holders of ION Shares. If approved, the Innovid Corp. Incentive Plan will become effective upon the Closing and will be used by the Company following the Closing. Where the interests of Innovid (before the Closing) and the interests of the Company (following the Closing) are the same with respect to the Innovid Corp. Incentive Plan, the term “Company” will be used.
The ION Board believes that the Company must offer a competitive equity incentive program if it is to successfully attract and retain the best possible candidates for positions of substantial responsibility within the Company. The ION Board expects that the Innovid Corp. Incentive Plan will be an important factor in attracting, retaining and rewarding high caliber employees who are essential to the Company’s success and in providing incentive to these individuals to promote the success of the Company.
Summary of the Innovid Corp. Incentive Plan
The following summary is not a complete statement of the Innovid Corp. Incentive Plan and is qualified in its entirety by reference to the complete text of the Innovid Corp. Incentive Plan, a copy of which is attached hereto as Annex E to this proxy statement/prospectus.
General
The purposes of the Innovid Corp. Incentive Plan are to attract, retain and motivate officers and key employees (including prospective employees), directors, consultants and others who may perform services for the Company to compensate them for their contributions to the long-term growth and profits of the Company and to encourage them to acquire a proprietary interest in the success of the Company. These incentives are provided through the grant of stock options (including incentive stock options intended to be qualified under Section 422 of the Code), stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights and other stock-based awards. Any of these awards may, but need not, be made as performance-based incentive awards.
Authorized Shares
A total number of Innovid Corp. Common Stock equal to 10% of the fully-diluted shares outstanding following the Closing will initially be authorized and reserved for issuance under the Innovid Corp. Incentive Plan, which using the assumptions described under the section entitled “Frequently Used Terms—Share Calculations and Ownership Percentages” would be 16,320,270 shares of Innovid Corp. Common Stock. The number of shares authorized and reserved for issuance will be subject to an annual increase for ten years on the first day of each calendar year beginning January 1, 2022, equal to the lesser of (A) 5% of the aggregate number of shares of Innovid Corp. Common Stock outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by the board of directors of Innovid Corp. The maximum number of shares of Post-Combination Company common stock that may be issued pursuant to the exercise of incentive stock options (“ISOs”) granted under the Incentive Plan will be equal to 30% of the total number of issued and outstanding shares of Innovid Corp. Common Stock on a fully diluted basis as of the Closing.
If shares covered by an award are not purchased or are forfeited or expire, or otherwise terminate without delivery of any shares subject thereto, then such shares will, to the extent of any such forfeiture, termination, cash-settlement or expiration, be available for future grant under the Innovid Corp. Incentive Plan. The payment of dividend equivalent rights in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the Innovid Corp. Incentive Plan, and shares tendered by a participant, repurchased by the Company using proceeds from the exercise of stock options or withheld by the Company in payment of the exercise price of a stock option or to satisfy any tax withholding obligation for an award will not again be available for future awards.

Adjustments to Shares Subject to the Innovid Corp. Incentive Plan
In the event of a recapitalization, stock split, reverse stock split, stock dividend, spinoff, split up, combination, reclassification or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation or any other change in the corporate structure or shares, including any extraordinary dividend or extraordinary distribution that results in any increase or decrease in the number of issued shares, the administrator (as defined below) has the authority to make appropriate adjustments to the aggregate number of shares and class of shares as to which awards may be granted, the limitations as to grants to non-employee directors, the number of shares covered by each outstanding award and the option price for each related outstanding option and stock appreciation right.
Administration
The compensation committee of the Company Board will administer the Innovid Corp. Incentive Plan (referred to as the “administrator”); provided that such committee consist of at least two members of the Company Board, each of whom qualifies as a non-employee director under Rule 16b-3 of the Exchange Act, and as an independent director under the rules of the stock exchange for so long as the Company is a publicly traded corporation. Subject to the provisions of the Innovid Corp. Incentive Plan, the administrator has the power to administer the Innovid Corp. Incentive Plan, including but not limited to, the authority to (i) construe, interpret and implement the Innovid Corp. Incentive Plan and each award, (ii) make all determinations necessary or advisable in administering the Innovid Corp. Incentive Plan, (iii) direct the Company to grant awards pursuant to the Innovid Corp. Incentive Plan, (iv) determine the grantees to whom and the times at which awards will be granted, (v) determine the price at which options are granted, (vi) determine the type of option to be awarded and the number of shares subject to such option, (vii) determine the number of shares granted pursuant to each award and (viii) approve the form and terms and conditions of the award documents and of each award. The administrator’s interpretation and construction of any provisions of the Innovid Corp. Incentive Plan or any award are final, binding and conclusive.
Eligibility
Awards may be granted to employees, non-employee directors, consultants and advisors of the Company and any parent or subsidiary corporation of the Company. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company. Following the effective date of the Innovid Corp. Incentive Plan, there are expected to be approximately            employees,            non-employee directors and            other consultants and advisors who will be eligible to receive awards under the Innovid Corp. Incentive Plan.
Stock Options
Stock options in the form of nonstatutory stock options or incentive stock options may be granted under the Innovid Corp. Incentive Plan. The administrator determines the number of shares subject to each option. The administrator determines the exercise price of options granted under the Innovid Corp. Incentive Plan; provided that the exercise price must at least be equal to the fair market value of the Innovid Corp. Common Stock on the date of grant. The term of a stock option may not exceed ten years, except that with respect to any participant who owns more than 10% of the voting power of all classes of the Company’s outstanding stock, the term of an incentive stock option must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The grantee may pay the exercise price of an option (i) by personal check, (ii) shares of the same class as those to be granted by exercise of the stock option, (iii) any other form of consideration approved by the Company and permitted by applicable law, or (iv) any combination of the foregoing. An option may not be exercised later than the expiration of its term. Subject to the provisions of the Innovid Corp. Incentive Plan, the administrator determines the other terms of options.
Stock Appreciation Rights
Stock appreciation rights may be granted under the Innovid Corp. Incentive Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of the Innovid Corp. Common Stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding ten years. The grant price for a stock appreciation right may not be less than 100% of the fair market value per share on the date of grant. Subject to the provisions of the, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable. Innovid Corp. Incentive Plan.
Restricted Stock Awards
Restricted stock may be granted under the Innovid Corp. Incentive Plan. Restricted stock awards are grants of shares of Innovid Corp. Common Stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director, consultant or advisor and, subject to the provisions of the Innovid Corp. Incentive Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting rights with respect to such shares upon grant unless the administrator provides otherwise. Unless the administrator determines otherwise, during the restricted period, all dividends or other distributions paid upon any restricted stock awards will be retained by the Company for the account of the Recipient. Such dividends or other distributions will revert to the Company if for any reason the restricted stock award upon which such dividends or other distributions were paid reverts to the Company. Upon the expiration of the restricted period, all such dividends or other distributions made on such restricted share and retained by the Company will be paid, without interest, to the Recipient.
Restricted Stock Units
Restricted stock units may be granted under the Innovid Corp. Incentive Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of Innovid Corp. Common Stock. Subject to the provisions of the Innovid Corp. Incentive Plan, the administrator determines the terms and conditions of restricted stock units, including the criteria and the form and timing of payment. A holder of restricted stock units will have only the rights of a general unsecured creditor of the Company, until the delivery of shares, cash or other securities or property. On the delivery date, the holder of each restricted stock unit not previously forfeited or terminated will receive one share, cash or other securities or property equal in value to one share or a combination thereof, as specified by the administrator.
Dividend Equivalent Rights
Dividend equivalent rights may be granted under the Innovid Corp. Incentive Plan. Dividend equivalent rights are entitlements to receive credits based on cash distributions that would have been paid on the shares of Innovid Corp. Common Stock subject to an equity-based award granted to an individual as though such shares had been issued to and held by the grantee. Subject to the terms of the Innovid Corp. Incentive Plan, the administrator determines the terms and conditions of dividend equivalent rights.
Other Stock-Based or Cash-Based Awards
Other types of stock-based, stock-related or cash-based awards (including the grant or offer for sale of unrestricted shares of Innovid Corp. Common Stock, performance share awards, or performance units settled in cash) in amounts and under terms and conditions determined by the administrator.
Transferability of Awards
Unless otherwise determined by the administrator in its sole discretion, no award (or any rights and obligations thereunder) granted to any person under the Innovid Corp. Incentive Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, and all such awards (and any rights thereunder) will be exercisable during the life of the recipient only by the recipient or the recipient’s legal representative.

Grants to Non-Employee Directors
Grants made to non-employee directors may be in any form other than incentive stock options. The fair value of any awards granted to a non-employee director, including cash compensation in respect of such director’s service, may not exceed $750,000 in any one calendar year, increased to $1,000,000 in the fiscal year in which the effective date of the Innovid Corp. Incentive Plan occurs or in the fiscal year of a non-employee director’s initial service as a non-employee director.
Change in Control
The Innovid Corp. Incentive Plan provides that in the event of a change in control, as defined under the Innovid Corp. Incentive Plan, each outstanding award will be treated as the administrator determines, including accelerating the expiration or termination date or the date of exercisability of an award, settling any award by means of a cash payment, or removing any restrictions from or imposing any additional restrictions on any outstanding awards.
Amendment; Termination
The Company Board has the authority to amend the Innovid Corp. Incentive Plan from time to time; provided that such amendment does not materially adversely impair the rights of the recipient of any award without the recipient’s consent. Stockholder approval also is required to the extent necessary to comply with any applicable laws, regulations or rules of a securities exchange or self-regulatory agency. The Company Board has also reserved the right to terminate the Innovid Corp. Incentive Plan at any time.
Summary of U.S. Federal Income Tax Consequences of the Innovid Corp. Incentive Plan
The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the Innovid Corp. Incentive Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.
Incentive Stock Options
An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.
The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. General rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options
Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special U.S. tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price, and such amount should be deductible by the Company for federal income tax purposes. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant.
Stock Appreciation Rights
In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares of Innovid Corp. Common Stock or cash received. Any additional gain or loss recognized upon any later disposition of the shares, if any, would be capital gain or loss.
Restricted Stock Awards
A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.
Section 409A
Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Certain states have enacted laws similar to Section 409A which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. The Company will also have withholding and reporting requirements with respect to such amounts.
Tax Effect for the Company
The Company generally will be entitled to a tax deduction in connection with an award under the Innovid Corp. Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). General rules limit the deductibility of compensation paid to the Company’s chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance.
THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF THE U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY UNDER THE INNOVID CORP. INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX

LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.
Number of Awards Granted to Employees, Consultants and Directors
As of the date hereof, no awards have been granted under the Innovid Corp. Incentive Plan.
Vote Required for Approval
The approval of the Innovid Corp. Incentive Plan requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the holders of a majority of the ION Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. If the Proposed Transaction is not approved, the Innovid Corp. Incentive Plan Proposal will not be presented at the extraordinary general meeting. The Innovid Corp. Incentive Plan will only become effective if the Proposed Transaction is completed.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that, the Innovid Corp. Incentive Plan be approved and adopted in all respects.”
Recommendation of the ION Board
THE ION BOARD UNANIMOUSLY RECOMMENDS THAT ION SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INNOVID CORP. INCENTIVE PLAN PROPOSAL.

THE INNOVID CORP. ESPP PROPOSAL
The holders of ION Shares are being asked to approve the Innovid Corp. ESPP, referred to as the ESPP. The ION Board intends to adopt the ESPP, subject to approval from the holders of ION Shares. If approved, the ESPP will become effective upon the Closing and will be used by the Company following the Closing. Where the interests of Innovid (before the Closing) and the interests of the Company (following the Closing) are the same with respect to the ESPP, the term “Company” will be used.
The ION Board believes that the Company must offer a competitive employee stock purchase program if it is to successfully attract and retain the best possible candidates for positions of substantial responsibility within the Company. The ION Board expects that the ESPP will be an important factor in attracting, retaining and rewarding high caliber employees who are essential to the Company’s success and in providing incentive to these individuals to promote the success of the Company.
Summary of the Innovid Corp. Employee Stock Purchase Plan
The following summary is not a complete statement of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Annex D to this proxy statement/prospectus.
General
The ESPP will be comprised of two distinct components in order to provide increased flexibility to grant options to purchase shares of Innovid Corp. Common Stock under the ESPP. Specifically, the ESPP will authorize (1) the grant of options to employees that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code (the “Section 423 Component”), and (2) the grant of options that are not intended to be tax-qualified under Section 423 of the Code to facilitate participation for employees who are not eligible to benefit from favorable U.S. federal tax treatment and, to the extent applicable, to provide flexibility to comply with non-U.S. laws and other considerations (the “Non-Section 423 Component”). The Non-Section 423 Component will generally be operated and administered on terms and conditions similar to the Section 423 Component, except as otherwise required by applicable law, rule or regulation.
Shares Available; Administration. A total of 2,997,601  shares of Innovid Corp. Common Stock will be initially reserved for issuance under our ESPP. The compensation committee of our board of directors will be the plan administrator of the ESPP and will have authority to interpret the terms of the ESPP and determine eligibility of participants. In addition, on the first day of each calendar year beginning on January 1, 2022 and ending on (and including) January 1, 2031, the number of shares available for issuance under the ESPP will be increased by a number of shares equal to the lesser of (i) 1% of the shares outstanding on the final day of the immediately preceding calendar year, and (ii) such smaller number of shares as determined by the board of directors. If any right granted under the ESPP terminates for any reason without having been exercised, the shares subject thereto that are not purchased under such right will again be available for issuance under the ESPP. Notwithstanding the foregoing, no more than 20,029,423 shares of common stock may be issued under the Section 423 Component of the ESPP.
Eligibility. The plan administrator may designate certain of our subsidiaries as participating “designated subsidiaries” in the ESPP and may change these designations from time to time. Employees of our company and our designated subsidiaries are eligible to participate in the ESPP if they meet the eligibility requirements under the ESPP established from time to time by the plan administrator. However, an employee may not be granted rights to purchase shares of Innovid Corp. Common Stock under the ESPP if such employee, immediately after the grant, would own (directly or through attribution) shares of Innovid Corp. Common Stock possessing 5% or more of the total combined voting power or value of all classes of Innovid Corp. Common Stock or other class of shares.
If the grant of a purchase right under the ESPP to any eligible employee who is a citizen or resident of a foreign jurisdiction would be prohibited under the laws of such foreign jurisdiction or the grant of a purchase right to such employee in compliance with the laws of such foreign jurisdiction would cause the ESPP to violate the requirements of Section 423 of the Code, as determined by the plan administrator in its sole discretion, such employee will not be permitted to participate in the Section 423 Component.

Eligible employees become participants in the ESPP by enrolling and authorizing payroll deductions by the deadline established by the plan administrator prior to the relevant offering date. Directors who are not employees, as well as consultants, are not eligible to participate in the ESPP. Employees who choose not to participate, or are not eligible to participate at the start of an offering period but who become eligible thereafter, may enroll in any subsequent offering period.
Participation in an Offering. Shares of Innovid Corp. Common Stock will be offered under the ESPP during offering periods. The length of offering periods under the ESPP will be determined by the plan administrator and may be up to 27 months long. Employee payroll deductions will be used to purchase shares on the last day of each offering period (or such other date as set forth in the offering document). Offering periods under the ESPP will commence when determined by the plan administrator. The plan administrator may, in its discretion, modify the terms of future offering periods. To the extent applicable, in non-U.S. jurisdictions where participation in the ESPP through payroll deductions is prohibited, the plan administrator may provide that an eligible employee may elect to participate through contributions to the participant’s account under the ESPP in a form acceptable to the plan administrator in lieu of or in addition to payroll deductions.
The ESPP will permit participants to purchase shares of Innovid Corp. Common Stock through payroll deductions of up to 15% of their eligible compensation, which will include a participant’s gross base compensation for services to us. The maximum number of shares that may be purchased by a participant during any offering period or purchase period is 100,000 shares. In addition, no employee will be permitted to accrue the right to purchase shares under the Section 423 Component at a rate in excess of $25,000 worth of shares during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of Innovid Corp. Common Stock as of the first day of the offering period).
On the first trading day of each offering period, each participant automatically will be granted an option to purchase shares of Innovid Corp. Common Stock. The option will be exercised on the applicable purchase date(s) during the offering period, to the extent of the payroll deductions accumulated during the applicable purchase period. The purchase price of the shares, in the absence of a contrary determination by the plan administrator, will be 85% of the lower of the fair market value of a share of Innovid Corp. Common Stock on the first trading day of the offering period or on the applicable purchase date, which will be the final trading day of the applicable purchase period.
Participants may voluntarily end their participation in the ESPP at any time at least one week prior to the end of the applicable offering period (or such longer or shorter period specified by the plan administrator), and will be paid their accrued payroll deductions that have not yet been used to purchase shares of Innovid Corp. Common Stock. Participation ends automatically upon a participant’s termination of employment.
Transferability. A participant may not transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided in the ESPP.
Certain Transactions. In the event of certain transactions or events affecting shares of Innovid Corp. Common Stock, such as any share dividend or other distribution, change in control, reorganization, merger, consolidation or other corporate transaction, the plan administrator will make equitable adjustments to the ESPP and outstanding rights. In addition, in the event of the foregoing transactions or events or certain significant transactions, including a change in control, the plan administrator may provide for (i) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (ii) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, (iii) the adjustment in the number and type of shares subject to outstanding rights, (iv) the use of participants’ accumulated payroll deductions to purchase shares on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (v) the termination of all outstanding rights.
Plan Amendment; Termination. The plan administrator may amend, suspend or terminate the ESPP at any time. However, shareholder approval of any amendment to the ESPP must be obtained for any amendment which increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the ESPP or changes the corporations or classes of corporations whose employees are eligible to participate in the ESPP.

Summary of U.S. Federal Income Tax Consequences of the Innovid Corp. Employee Stock Purchase Plan
The following is a general summary under current law of the principal United States federal income tax consequences related to participation in the ESPP. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
Section 423 Component. The Section 423 Component of the ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.
For federal income tax purposes, a participant in the Section 423 Component of the ESPP generally will not recognize taxable income on the grant of an option under the ESPP, nor will we be entitled to any deduction at that time. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise.
If stock acquired upon exercise of an option acquired under the Section 423 Component of the ESPP is held for a minimum of two years from the date of grant and one (1) year from the date of exercise, the participant (or the participant’s estate) will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price or (ii) the excess of the fair market value of the shares on the date the option was granted over the purchase price. Any additional gain will be treated as long-term capital gain.
If the holding period requirements are not met, the participant will recognize ordinary income at the time of the disposition equal to the excess of the fair market value of the shares on the date the option is exercised over the purchase price, with any remaining gain or loss being treated as capital gain or capital loss. However, if the holding period requirements are not met and the amount realized at the time of disposition is less than the fair market value of the shares at the time of exercise, the participant will recognize ordinary income to the extent of the excess of the fair market value of such shares on the date the option was exercised over the purchase price for such shares, and a capital loss to the extent the fair market value of such shares on the exercise date exceeds the amount realized upon disposition.
We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an option or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.
Non-Section 423 Component. The Non-Section 423 Component of the ESPP is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, certain tax benefits available to participants in a Section 423 plan are not available under the Non-Section 423 Component of the ESPP.
For federal income tax purposes, a participant in the Non-Section 423 Component of the ESPP generally will not recognize taxable income on the grant of an option under the ESPP, nor will we be entitled to any deduction at that time. Upon the exercise of an ESPP option, a participant will recognize ordinary income, and we will be entitled to a corresponding deduction, in an amount equal to the difference between the fair market value of the shares of Innovid Corp. Common Stock on the exercise date and the purchase price paid for the shares. A participant’s basis in shares of Innovid Corp. Common Stock received on exercise, for purposes of determining the participant’s gain or loss on subsequent disposition of such shares of Innovid Corp. Common Stock, generally, will be the fair market value of the shares of Innovid Corp. Common Stock on the date the participant exercises his or her option.
Upon the subsequent sale of the shares of Innovid Corp. Common Stock acquired upon the exercise of an option acquired under the Non-Section 423 Component of the ESPP, the participant will recognize capital gain or loss (long-term or short-term, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them).
We or our subsidiaries or affiliates will generally be entitled to a federal income tax deduction upon the exercise of the option to the extent that the participant recognizes ordinary income.

New Plan Benefits
Because the number of shares of Innovid Corp. Common Stock that may be purchased under the ESPP will depend on each employee’s voluntary election to participate and on the fair market value of our common stock at various future dates, the actual number of shares that may be purchased by any individual cannot be determined in advance.
Vote Required for Approval
The approval of the Innovid Corp. Employee Stock Purchase Plan requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the holders of a majority of the ION Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. If the Proposed Transaction is not approved, the Innovid Corp. Employee Stock Purchase Plan Proposal will not be presented at the extraordinary general meeting. The Innovid Corp. Employee Stock Purchase Plan will only become effective if the Proposed Transaction is completed.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that, the Innovid Corp. Employee Stock Purchase Plan be approved and adopted in all respects.”
Recommendation of the ION Board
THE ION BOARD UNANIMOUSLY RECOMMENDS THAT ION SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INNOVID CORP. EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

THE DIRECTOR ELECTION PROPOSAL
Election of Directors
Pursuant to the Merger Agreement, ION has agreed to take all necessary action, including causing the members of the ION Board to resign, so that effective at the Closing, the entire Company Board will consist of six (6) individuals, a majority of whom will be independent directors in accordance with the requirements of the NYSE. The directors will be classified into three classes, with each director holding office for a three-year term or until the next annual meeting of stockholders at which such director’s class is up for election and where his or her successor is elected and qualified.
ION is proposing the approval by ordinary resolution of the election of the following six (6) individuals, who will take office immediately following the Closing and who will constitute all the members of the Company Board: (i) Jonathan Saacks and Steven Cakebread as Class I directors, (ii) Gilad Shany and Rachel Lam as Class II directors, and (iii) Zvika Netter and Michael DiPiano as Class III directors.
If elected, the Class I directors will serve until the first annual meeting of stockholders of the Company to be held following the date of Closing; the Class II directors will serve until the second annual meeting of stockholders of the Company following the date of Closing; and the Class III directors will serve until the third annual meeting of stockholders of the Company to be held following the date of Closing. In addition, it is anticipated that Zvika Netter will be designated as Chairman of the Company Board. Each of Gilad Shany, Steven Cakebread, Rachel Lam, Jonathan Saacks and Michael DiPiano are expected to qualify as an independent director under NYSE listing standards.
There are no family relationships among any of the Company’s directors and executive officers.
Subject to other provisions in the Proposed Certificate of Incorporation, the number of directors that constitutes the entire Company Board will be fixed solely by resolution of the Company Board, but will not exceed seven (7). Each director of the Company will hold office until the expiration of the term for which he or she is elected and until his or her successor has been duly elected and qualified or until his or her earlier resignation, death, disqualification or removal.
Under the Proposed Certificate of Incorporation, and subject to the rights of holders of Innovid Corp. Preferred Stock with respect to the election of directors, the directors of the Company will be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Company Board may assign members of the Company Board already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors of Company will expire at the first regularly-scheduled annual meeting of its stockholders, the term of office of the initial Class II directors of Company will expire at the second annual meeting of its stockholders, and the term of office of the initial Class III directors of Company will expire at the third annual meeting of its stockholders. At each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders, each of the successors elected to replace the directors of a class of director whose term will have expired at such annual meeting will be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor will have been duly elected and qualified.
If the number of directors is hereafter changed, any increase or decrease in directorships will be so apportioned among the classes by the Company Board as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Company Board will shorten the term of any incumbent director.
Subject to the rights of holders of any series of Innovid Corp. Preferred Stock with respect to the election of directors for so long as the Company Board is classified, any director may be removed from office by the stockholders of the Company only for cause. Vacancies occurring on the Company Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Company Board, although less than a quorum, or by a sole remaining director, and not by stockholders of the Company. A person so elected by the Company Board to fill a vacancy or newly created directorship will hold office until the next election of the class for which such director will have been chosen and until his or her successor will be duly elected and qualified.
The Director Election Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Director Election Proposal will have no effect, even if approved by holders of ION Shares.
The ION Board knows of no reason why any of the nominees will be unavailable or decline to serve as a director. The information presented below is as of the record date and is based in part on information furnished by the nominees and in part from the Company’s and Innovid’s records.
Information about Officers, Directors and Nominees
At the effective time of the Proposed Transaction, in accordance with the terms of the Merger Agreement and assuming the election of the nominees set forth in this section, the members of the Company Board and officers of the Company will be as follows:

Name	Age	Position
Zvika Netter	49	Chief Executive Officer; Class III Director
Gilad Shany	44	Class II Director
Steven Cakebread	70	Class I Director
Michael DiPiano	63	Class III Director
Rachel Lam	54	Class II Director
Jonathan Saacks	52	Class I Director

There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.
Steven Cakebread is currently the Chief Financial Officer of Yext, Inc. since October 2014. Prior to joining Yext, Mr. Cakebread served in various senior executive roles, including as Chief Financial Officer and Chief Accounting Officer of D-Wave Systems, a quantum computing company, from March 2013 to September 2014 and as Chief Financial Officer of Pandora Media Inc., a provider of personalized internet radio and music discovery service, from March 2010 to December 2012. From February 2009 to December 2009, Mr. Cakebread served as Senior Vice President, Chief Accounting Officer, and Chief Financial Officer of Xactly Corporation, a provider of on-demand sales performance management software. Mr. Cakebread also served as President and Chief Strategy Officer of Salesforce, a customer relationship management service provider, from March 2008 to February 2009, and as Chief Financial Officer of Salesforce from May 2002 to March 2008. Mr. Cakebread currently serves on the board of directors of Bill.com and Tunein.com. He previously served as a member of the board of directors of Service Source, Solar Winds, and eHealth.com. Mr. Cakebread holds a B.S. in Business from the University of California, Berkeley, and an M.B.A. from Indiana University.
Michael DiPiano, is currently a member of the Board of Directors of Innovid, Inc. Since December 2001, Mr. DiPiano has been the Chairman of NewSpring Capital where he manages the firm’s investment decisions. Mr. DiPiano currently serves as a director for a number of private companies, including aPriori, Dstillery, Energage, and Interactions where he provides oversight for corporate governance and other business matters. Previously, Mr. DiPiano also served on the Governance and Compensation Committees of NutriSystems. Mr. DiPiano holds a B.S. in Marketing from Penn State University and an MBA from New York University.
Rachel Lam is the Co-Founder and Managing Partner of Imagination Capital, an early-stage venture capital firm founded in 2017. From 2003 to 2017, Ms. Lam served as SVP and Group Managing Director of the Time Warner Investments Group, the strategic investing arm of Time Warner Inc. She managed Time Warner's investments in numerous digital media companies and served on the board of directors of privately held Maker Studios and Bluefin Labs prior to their sales to the Walt Disney Company and Twitter, respectively. Ms. Lam has previously served on twenty boards of directors over the years and currently serves on the board of Magnite

(NASDAQ: MGNI), the leading, independent omni-channel sell-side software platform, empowering programmatic ad sales at a truly global scale, as well as on the non-profit board of The Center for Reproductive Rights. She also spent several years in investment banking within the M&A group at Morgan Stanley and the Media and Telecommunications group at Credit Suisse. Ms. Lam received a B.S. in industrial engineering and operations research from U.C. Berkeley in 1989 and an M.B.A. from Harvard Business School in 1994.
Jonathan Saacks is currently Managing Partner of F2 Venture Capital. Mr. Saacks was Managing Partner at Genesis Partners and brings extensive early stage investment experience from his roles at operational companies and venture capital funds. Mr. Saacks invested and served on the boards of many successful Israeli companies including Monday.com, PrimeSense, Neebula and Innovid. Mr. Saacks also served for ten years in the Intelligence Corps of the Israeli Defense Forces where he commanded large operational teams. Mr. Saacks was a Lieutenant Colonel in the IDF and holds an MBA from Oxford University and a BA in Economics and Management from Tel Aviv University.
For more information about Zvika Netter, see the section entitled “Management of the Company Following the Business Combination—Officers, Directors and Key Employees”; and Gilad Shany, see the section entitled “Directors, Officers, Executive Compensation and Corporate Governance of ION prior to the Business Combination”.
Vote Required for Approval
The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ION Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. If the Proposed Transaction is not approved, the Director Election Proposal will not be presented at the extraordinary general meeting. The Director Election Proposal will only become effective if the Proposed Transaction is completed.
Although the Cayman Constitutional Documents indicate that, prior to the Closing, holders of ION Class A Ordinary Shares shall have no right to vote on the appointment or removal of any director, the Director Election Proposal is being voted on by all holders of ION Shares.
In the event that one or more nominees is not elected under the Director Election Proposal, the ION Board is permitted under Article 31 of the Cayman Constitutional Documents to appoint any person to be a director.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on the Company Board upon the Closing of the Business Combination:
Zvika Netter
Gilad Shany
Steven Cakebread
Michael DiPiano
Rachel Lam
Jonathan Saacks

Recommendation of the ION Board
THE ION BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE COMPANY BOARD.
The existence of financial and personal interests of ION’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of ION and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and ION’s officers also have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Certain Interests of ION's Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE SHAREHOLDER ADJOURNMENT PROPOSAL
The Shareholder Adjournment Proposal allows the ION Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. The purpose of the Shareholder Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor, ION and their members and shareholders, respectively, to make purchases of ION Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the extraordinary general meeting. See “The Business Combination Proposal — Certain Interests of ION’s Directors and Officers and Others in the Business Combination”.
Consequences if the Shareholder Adjournment Proposal is Not Approved
If the Shareholder Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the ION Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Proposed Transaction would not be completed.
Vote Required for Approval
The approval of the Shareholder Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ION Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal.
The Shareholder Adjournment Proposal is not conditioned upon any other proposal.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved.”
Recommendation of the ION Board
THE ION BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SHAREHOLDER ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of ION’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of ION and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and ION’s officers also have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Certain Interests of ION's Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of material U.S. federal income tax considerations (i) for U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) of ION Class A Ordinary Shares and ION Warrants (each, an “ION Security”) of the Domestication and (ii) for Holders of ION Class A Ordinary Shares that elect to have the Innovid Corp. Common Stock they receive in connection with the Domestication redeemed for cash if the Business Combination is completed. This section applies only to Holders that hold their ION Securities as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). For purposes of this discussion, because the components of an ION Unit are generally separable at the option of the Holder, the Holder of an ION Unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying ION Class A Ordinary Share and ION Warrant components of the ION Unit. Accordingly, the separation of an ION Unit into the ION Class A Ordinary Share and the one-eighth of one ION Warrant underlying the ION Unit generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of ION Securities are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Domestication and the Business Combination (including any redemption of the Innovid Corp. Common Stock) with respect to any ION Class A Ordinary Shares and ION Warrants held through ION Units (including alternative characterizations of ION Units).
This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:
• financial institutions or financial services entities;
•broker-dealers;
• taxpayers that are subject to the mark-to-market accounting rules with respect to the ION Securities;
• tax-exempt entities;
•governments or agencies or instrumentalities thereof;
•insurance companies;
•regulated investment companies or real estate investment trusts;
•partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or pass-through entities (including S Corporations), or persons that will hold the ION Securities through such an entity;
•U.S. expatriates or former long-term residents of the United States;
•persons that actually or constructively own five percent or more (by vote or value) of ION Class A Ordinary Shares (except as specifically provided below);
•the Sponsor or its affiliates, officers or directors, or holders of Private Placement Warrants;
•persons that acquired their ION Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;
•persons that hold their ION Securities as part of a straddle, constructive sale, hedging, wash sale, conversion or other integrated or similar transaction;
•U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

•“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.
If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds ION Securities, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any ION Securities and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Domestication and the exercise of Redemption Rights with respect to their ION Class A Ordinary Shares.
This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein.
We have not sought, and do not intend to, seek any rulings from the IRS as to any U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.
THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE DOMESTICATION AND EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO THE CLASS A ORDINARY SHARES. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION AND THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL NON-INCOME, STATE AND LOCAL AND NON-U.S. TAX LAWS.
U.S. HOLDERS
As used herein, a “U.S. Holder” is a beneficial owner of an ION Security who or that is, for U.S. federal income tax purposes:
•an individual who is a citizen or resident of the United States;
•a corporation that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;
•an estate whose income is subject to U.S. federal income tax regardless of its source; or
•a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.
Tax Effects of the Domestication to U.S. Holders
Generally
The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.
Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected.” Pursuant to the Domestication, ION will change its jurisdiction of incorporation from the Cayman Islands to Delaware, and, in connection with the Closing, will change its name to “Innovid Corp.”
White & Case LLP has delivered an opinion that the Domestication will qualify as an F Reorganization. Such opinion is filed by amendment as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus forms part and is based on customary assumptions, representations and covenants. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected. An opinion of counsel is not binding on the IRS or any court. ION has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Domestication. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each U.S. Holder of ION Securities is urged to consult its tax advisor with respect to the particular tax consequence of the Domestication to such U.S. Holder.
Based on the expected treatment of the Domestication as an F Reorganization, U.S. Holders of ION Securities generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided below under the sections entitled “—Effects of Section 367 of the Code to U.S. Holders of ION Class A Ordinary Shares” and “—PFIC Considerations”, and the Domestication should be treated for U.S. federal income tax purposes as if ION (i) transferred all of its assets and liabilities to Innovid Corp. in exchange for all of the outstanding common stock and warrants of Innovid Corp.; and (ii) then distributed the common stock and warrants of Innovid Corp. to the holders of securities of ION in liquidation of ION. The taxable year of ION will be deemed to end on the date of the Domestication.
Subject to the discussion below under the section entitled “—PFIC Considerations”, if the Domestication fails to qualify as an F Reorganization, a U.S. Holder of ION Securities generally would recognize gain or loss with respect to its ION Securities in an amount equal to the difference, if any, between the fair market value of the corresponding common stock and warrants of Innovid Corp. received in the Domestication and the U.S. Holder’s adjusted tax basis in its ION Securities surrendered.
Because the Domestication will occur prior to the redemption of U.S. Holders that exercise Redemption Rights with respect to ION Class A Ordinary Shares, U.S. Holders exercising such Redemption Rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising Redemption Rights with respect to ION Class A Ordinary Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of Redemption Rights.
Following the Domestication, a U.S. Holder generally would be required to include in gross income as U.S. source dividend income the amount of any distribution of cash or other property paid on the Innovid Corp. Common Stock to the extent the distribution is paid out of Innovid Corp.’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). U.S. Holders are urged to consult with their tax advisors regarding this and any other tax considerations of owning stock and warrants of a U.S. corporation, i.e., Innovid Corp., rather than a non-U.S. corporation following the Domestication.
Basis and Holding Period Considerations
Based on the expected treatment of the Domestication as an F Reorganization, subject to the discussion below under the section entitled “—PFIC Considerations”: (i) the tax basis of a share of Innovid Corp. Common Stock or Innovid Corp. Warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the ION Class A Ordinary Share or ION Warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a share of Innovid Corp. Common Stock or an Innovid Corp. Warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the ION Class A Ordinary Share or ION Warrant surrendered in exchange therefor.
If the Domestication fails to qualify as an F Reorganization, the U.S. Holder’s basis in the common stock and warrants of Innovid Corp. would be equal to the fair market value of such common stock and warrants of Innovid Corp. on the date of the Domestication, and such U.S. Holder’s holding period for such common stock and warrants of Innovid Corp. would begin on the day following the date of the Domestication. Shareholders who hold different blocks of ION Securities (generally, shares of ION Securities purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of ION Securities.

Effects of Section 367 of the Code to U.S. Holders of ION Class A Ordinary Shares
Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as an F Reorganization. Subject to the discussion below under the section entitled “—PFIC Considerations”, Section 367 of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-deferred. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur prior to the redemption of U.S. Holders that exercise Redemption Rights with respect to their ION Class A Ordinary Shares, U.S. Holders exercising such Redemption Rights will be subject to the potential tax consequences of Section 367 of the Code and the PFIC rules, as discussed below under the section entitled “—PFIC Considerations” as a result of the Domestication. Because of the inherently factual nature of the tests under the applicable Treasury Regulations to determine the applicability of Section 367(b) of the Code to any particular U.S. Holder, and the fact that these tests are generally applied based on the relevant facts at the time of the completion of the Domestication, White & Case LLP is unable to opine on the application of Section 367(b) of the Code to a U.S. Holder on the receipt of Innovid Corp. Common Stock in exchange for ION Class A Ordinary Shares in the Domestication.
U.S. Holders Who Own 10 Percent or More (By Vote or Value) of ION Shares
Subject to the discussion below under the section entitled “—PFIC Considerations”, a U.S. Holder who is a 10% U.S. Shareholder on the date of the Domestication must include in income as a dividend deemed paid by ION the “all earnings and profits amount” attributable to the ION Class A Ordinary Shares it directly owns within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of ION Warrants will be taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.
A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its ION Class A Ordinary Shares is the net positive earnings and profits of ION (as determined under Treasury Regulations under Section 367 of the Code) attributable to such ION Class A Ordinary Shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such ION Class A Ordinary Shares. Treasury Regulations under Section 367 of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
ION does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If ION’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its ION Class A Ordinary Shares. However, the determination of earnings and profits is a complex determination and may be impacted by numerous factors. It is possible that the amount of ION’s cumulative net earnings and profits could be positive through the date of the Domestication, in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend deemed paid by ION under Treasury Regulations under Section 367 of the Code as a result of the Domestication.
U.S. Holders Whose ION Class A Ordinary Shares Have a Fair Market Value of $50,000 or More But Who Own Less Than 10% (By Vote or Value) of ION Shares
Subject to the discussion below under the section entitled “—PFIC Considerations”, a U.S. Holder whose ION Class A Ordinary Shares have a fair market value of $50,000 or more and who, on the date of the Domestication, is not a 10% U.S. Shareholder will recognize gain (but not loss) with respect to its ION Class A Ordinary Shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s ION Class A Ordinary Shares as described below.

Subject to the discussion below under the section entitled “—PFIC Considerations”, unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to Innovid Corp. Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such Innovid Corp. Common Stock over the U.S. Holder’s adjusted tax basis in the ION Class A Ordinary Shares deemed surrendered in exchange therefor. U.S. Holders who hold different blocks of ION Class A Ordinary Shares (generally, ION Class A Ordinary Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.
In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income as a deemed dividend paid by ION of the “all earnings and profits amount” attributable to its ION Class A Ordinary Shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:
(i)a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);
(ii)a complete description of the Domestication;
(iii)a description of any stock, securities or other consideration transferred or received in the Domestication;
(iv)a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;
(v)a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from ION establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s ION Class A Ordinary Shares and (B) a representation that the U.S. Holder has notified ION (or Innovid Corp.) that the U.S. Holder is making the election; and
(vi)certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.
In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to ION or Innovid Corp. no later than the date such tax return is filed. In connection with this election, ION may in its discretion provide each U.S. Holder eligible to make such an election with information regarding ION’s earnings and profits upon written request.
ION does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that ION had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its ION Class A Ordinary Shares, and thus could be required to include that amount in income as a deemed dividend deemed paid by ION under applicable Treasury Regulations as a result of the Domestication.
EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING AN ELECTION TO INCLUDE IN INCOME THE “ALL EARNINGS AND PROFITS AMOUNT” ATTRIBUTABLE TO ITS ION CLASS A ORDINARY SHARES UNDER SECTION 367(b) OF THE CODE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH AN ELECTION.
U.S. Holders that Own ION Class A Ordinary Shares with a Fair Market Value of Less Than $50,000 and Who Own Less Than 10% (By Vote or Value) of ION Shares
A U.S. Holder who is not a 10% U.S. Shareholder and whose ION Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Domestication. However, such U.S. Holder may be subject to taxation under the PFIC rules as discussed below under the section entitled “—PFIC Considerations”.
Tax Consequences for U.S. Holders of ION Warrants
Based on the expected treatment of the Domestication as an F Reorganization, subject to the considerations described under the section entitled “—Effects of Section 367 of the Code to U.S. Holders of ION Class A Ordinary Shares—U.S. Holders Who Own 10 Percent or More (By Vote or Value) of ION Shares” above relating to a U.S. Holder’s ownership of ION Warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below under the section entitled “—PFIC Considerations” relating to the PFIC rules, a U.S. Holder of ION Warrants should not be subject to U.S. federal income tax with respect to the exchange of their ION Warrants for Innovid Corp. Warrants in the Domestication.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.
PFIC Considerations
Regardless of whether the Domestication qualifies as an F Reorganization (and, if the Domestication qualifies as an F Reorganization, in addition to the discussion under the section entitled “—Effects of Section 367 of the Code to U.S. Holders of ION Class A Ordinary Shares” above), the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code if ION is considered a PFIC.
Definition of a PFIC
A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business received from unrelated persons) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually. Pursuant to a “startup exception,” a foreign corporation will not be a PFIC for the first taxable year the foreign corporation has gross income (the “startup year”) if (1) no predecessor of the foreign corporation was a PFIC; (2) the foreign corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the startup year; and (3) the foreign corporation is not in fact a PFIC for either of those years.
PFIC Status of ION
Based upon the composition of its income and assets, and upon a review of its financial statements, ION believes that, but for application of the startup exception described above, it likely would be classified a PFIC for the taxable year which ends as a result of the Domestication. Although ION was formed in 2020, ION believes that its “startup year” for purposes of the startup exception is 2021, and, accordingly, provided the Domestication is completed in 2021, ION believes that it is possible that it may not be classified as a PFIC for U.S. federal income tax purposes under the startup exception. However, this position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Additionally, because of the uncertainty in the application of the start-up exception, and the inherently factual nature of the PFIC determination, including due to the fact that the determination is an annual one based on the income and assets of ION in each year, White & Case LLP is unable to opine on the application of the start-up exception or ION’s PFIC status for any taxable year.

Effects of PFIC Rules on the Domestication
In the event the Domestication is not completed in 2021, or ION otherwise does not qualify for the startup exception, as discussed above, ION believes that it likely would be classified as a PFIC for U.S. federal income tax purposes. In such case, U.S. Holders could be subject to adverse PFIC rules as a result of the Domestication. These rules are discussed in the immediately following paragraphs.
Even if the Domestication qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants of a PFIC for newly issued warrants in connection with a domestication transaction) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition to U.S. Holders of ION Class A Ordinary Shares and ION Warrants as a result of the Domestication if:
(i)ION were classified as a PFIC at any time during such U.S. Holder’s holding period in such ION Class A Ordinary Shares or ION Warrants; and
(ii)the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such ION Class A Ordinary Shares or in which ION was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) an MTM Election (as defined below) with respect to such ION Class A Ordinary Shares. Currently, applicable Treasury Regulations provide that neither a QEF Election nor an MTM Election can be made with respect to warrants.
The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of ION. Under these rules:
•the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s ION Class A Ordinary Shares or ION Warrants;
•the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which ION was a PFIC, will be taxed as ordinary income;
•the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and
•an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year (described in the third bullet above) of such U.S. Holder.
In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) requires the U.S. Holder to recognize gain or include an amount in income as a deemed dividend deemed paid by ION, the gain realized on the transfer is taxable as an excess distribution under these rules, and the excess, if any, of the amount to be included in income under Section 367(b) over the gain realized under these rules is taxable as provided under Section 367(b). See the discussion above under the section entitled “—Effects of Section 367 of the Code to U.S. Holders of ION Class A Ordinary Shares”.
It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. Therefore, U.S. Holders of ION Class A Ordinary Shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election (each as defined below) may, pursuant to the proposed

Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their ION Class A Ordinary Shares and ION Warrants in the manner set forth above. A U.S. Holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election with respect to its ION Class A Ordinary Shares is referred to herein as an “Electing Shareholder” and a U.S. Holder that is not an Electing Shareholder is referred to herein as a “Non-Electing Shareholder.” Due to the uncertainty regarding the application of Section 1291(f) of the Code, White & Case LLP is unable to opine on the application of the PFIC rules to a U.S. Holder on the receipt of Innovid Corp. Common Stock in exchange for ION Class A Ordinary Shares in the Domestication.
The application of the PFIC rules to U.S. Holders of ION Warrants is unclear. Proposed Treasury Regulations issued under the PFIC rules generally treat an “option” (which would include an ION Warrant) to acquire the stock of a PFIC as stock of the PFIC, while final Treasury Regulations issued under the PFIC rules provide that the QEF Election does not apply to options and no MTM Election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of ION Warrants for Innovid Corp. Warrants pursuant to the Domestication.
Any gain recognized by a Non-Electing Shareholder of ION Class A Ordinary Shares or a U.S. Holder of ION Warrants as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder and taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.
As noted above, the Domestication could be a taxable event under the PFIC rules regardless of whether the Domestication qualifies as an F Reorganization if ION is considered a PFIC. If the Domestication fails to qualify as an F Reorganization, absent a QEF Election (or a QEF Election along with a purging election) or an MTM Election, a U.S. Holder would be taxed under the PFIC rules in the manner set forth above.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.
QEF Election and Mark-to-Market Election
The impact of the PFIC rules on a U.S. Holder of ION Class A Ordinary Shares will depend on whether the U.S. Holder has made a timely and effective election to treat ION as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of ION Class A Ordinary Shares during which ION qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s ION Class A Ordinary Shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its ION Class A Ordinary Shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its ION Class A Ordinary Shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.
A U.S. Holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to ION is contingent upon, among other things, the provision by ION of a “PFIC Annual Information Statement” to such U.S. Holder. ION will endeavor to provide PFIC Annual Information Statements, upon written request, to U.S. Holders of ION Class A Ordinary Shares with respect to each taxable year for which ION determines it is a PFIC. There is no assurance, however, that ION will timely provide such information. As discussed further above, a U.S. Holder is not able to make a QEF Election with respect to ION Warrants under applicable final Treasury Regulations. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their ION Class A Ordinary Shares. As a result, such an Electing Shareholder generally should not recognize gain or loss as a result of the Domestication except to the extent described under “—Effects of Section 367 of the Code to U.S. Holders of ION Class A Ordinary Shares” and subject to the discussion above under “—Tax Effects of the Domestication to U.S. Holders”, but rather would be required to include annually in gross income its pro rata share of the ordinary earnings and net capital gain of ION (i.e., ordinary earnings and net capital gain with respect to taxable years of ION ending on or prior to the Domestication), whether or not such amounts are actually distributed.
The impact of the PFIC rules on a U.S. Holder of ION Class A Ordinary Shares may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including the NYSE (an “MTM Election”). No assurance can be given that the ION Class A Ordinary Shares are considered to be marketable stock for purposes of the MTM Election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the adverse PFIC rules discussed herein with respect their ION Class A Ordinary Shares in connection with the Domestication. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its ION Class A Ordinary Shares at the end of its taxable year over its adjusted basis in its ION Class A Ordinary Shares. The U.S. Holder also would recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its ION Class A Ordinary Shares over the fair market value of its ION Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The U.S. Holder’s basis in its ION Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its ION Class A Ordinary Shares will be treated as ordinary income. However, if the MTM Election is not made by a U.S. Holder with respect to the first taxable year of its holding period for the PFIC stock, then the Section 1291 rules discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to ION Class A Ordinary Shares, including in connection with the Domestication. An MTM Election is not available with respect to warrants, including the ION Warrants.
THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, INCLUDING THE APPLICATION OF THE RULES ADDRESSING OVERLAPS IN THE PFIC RULES AND THE SECTION 367(b) RULES AND THE RULES RELATING TO CONTROLLED FOREIGN CORPORATIONS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), AN MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER AND HOW ANY OVERLAP RULES APPLY, AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION OR OVERLAP RULE AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.
Tax Effects to U.S. Holders of Exercising Redemption Rights
Generally
The U.S. federal income tax consequences to a U.S. Holder of ION Class A Ordinary Shares (which will be exchanged for Innovid Corp. Common Stock in the Domestication) that exercises its Redemption Rights with respect to its ION Class A Ordinary Shares to receive cash in exchange for all or a portion of its Innovid Corp. Common Stock received in the Domestication will depend on whether the redemption qualifies as a sale of shares of Innovid Corp. Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of Innovid Corp. Common Stock by a U.S. Holder, the tax consequences to such U.S. Holder are as described below under the section entitled “—Taxation of Redemption Treated as a Sale of Innovid Corp. Common Stock.” If the redemption does not qualify as a sale of shares of Innovid Corp. Common Stock, a U.S. Holder will be treated as receiving a corporate distribution with the tax consequences to such U.S. Holder as described below under the section entitled “—Taxation of Redemption Treated as a Distribution.”
Whether a redemption of shares of Innovid Corp. Common Stock qualifies for sale treatment will depend largely on the total number of shares of Innovid Corp. stock treated as held by the redeemed U.S. Holder before and after the redemption (including any Innovid Corp. stock constructively owned by the U.S. Holder as a result of owning Innovid Corp. Warrants and any Innovid Corp. stock that a U.S. Holder would directly or indirectly acquire pursuant to the Business Combination or the PIPE Investment) relative to all of the Innovid Corp. stock outstanding both before and after the redemption. The redemption of Innovid Corp. Common Stock generally will be treated as a sale of Innovid Corp. Common Stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in Innovid Corp. or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.
In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a U.S. Holder takes into account not only shares of Innovid Corp. stock actually owned by the U.S. Holder, but also shares of Innovid Corp. stock that are constructively owned by it under certain attribution rules set forth in the Code. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Innovid Corp. Common Stock which could be acquired pursuant to the exercise of Innovid Corp. Warrants. Moreover, any Innovid Corp. stock that a U.S. Holder directly or constructively acquires pursuant to the Business Combination or the PIPE Investment generally should be included in determining the U.S. federal income tax treatment of the redemption.
In order to meet the substantially disproportionate test, the percentage of Innovid Corp.’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of shares of Innovid Corp. Common Stock must, among other requirements, be less than eighty percent (80%) of the percentage of Innovid Corp.’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption (taking into account both redemptions by other holders of Innovid Corp. Common Stock and the Innovid Corp. Common Stock to be issued pursuant to the Business Combination or the PIPE Investment). There will be a complete termination of a U.S. Holder’s interest if either (1) all of the shares of Innovid Corp. stock actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares of Innovid Corp. stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares of Innovid Corp. stock (including any stock constructively owned by the U.S. Holder as a result of owning Innovid Corp. Warrants). The redemption of Innovid Corp. Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Innovid Corp. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Innovid Corp. will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the foregoing tests is satisfied, then the redemption of shares of Innovid Corp. Common Stock will be treated as a corporate distribution to the redeemed U.S. Holder and the tax effects to such a U.S. Holder will be as described below under the section entitled “—Taxation of Redemption Treated as a Distribution.” After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Innovid Corp. Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining Innovid Corp. stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Innovid Corp. Warrants or possibly in other Innovid Corp. stock constructively owned by it.
Taxation of Redemption Treated as a Distribution
If the redemption of a U.S. Holder’s shares of Innovid Corp. Common Stock is treated as a corporate distribution, as discussed above under the section entitled “—Generally,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from Innovid Corp.’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Innovid Corp.’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of Innovid Corp. Common Stock. Any remaining excess will be treated as gain realized on the sale of Innovid Corp.

Common Stock and will be treated as described below under the section entitled “—Taxation of Redemption Treated as a Sale of Innovid Corp. Common Stock.”
Taxation of Redemption Treated as a Sale of Innovid Corp. Common Stock
If the redemption of a U.S. Holder’s shares of Innovid Corp. Common Stock is treated as a sale, as discussed above under the section entitled “—Generally,” a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the shares of Innovid Corp. Common Stock redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Innovid Corp. Common Stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
U.S. Holders who hold different blocks of Innovid Corp. Common Stock (including as a result of holding different blocks of ION Class A Ordinary Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.
Because the Domestication will occur prior to the redemption of U.S. Holders that exercise Redemption Rights, U.S. Holders exercising Redemption Rights will be subject to the potential tax consequences of Section 367 of the Code and the PFIC rules as a result of the Domestication (discussed further above).
U.S. Holders who actually or constructively own at least five percent (5%) (or, if Innovid Corp. Common Stock is not then publicly traded, at least one percent (1%)) or more of Innovid Corp. Common Stock may be subject to special reporting requirements with respect to a redemption of Innovid Corp. Common Stock, and such holders should consult with their tax advisors with respect to their reporting requirements.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR INNOVID CORP. COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.
Information Reporting and Backup Withholding
Payments of cash to a U.S. Holder as a result of the redemption of Innovid Corp. Common Stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and the U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
NON-U.S. HOLDERS
As used herein, a “Non-U.S. Holder” is a beneficial owner of an ION Security who or that is, for U.S. federal income tax purposes:
•a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;
•a foreign corporation; or
•an estate or trust that is not a U.S. Holder.
Effects of the Domestication to Non-U.S. Holders
The Domestication is not expected to result in any U.S. federal income tax consequences to Non-U.S. Holders of ION Securities.

The following describes U.S. federal income tax considerations relating to the ownership and disposition of Innovid Corp. Common Stock and Innovid Corp. Warrants by a Non-U.S. Holder after the Domestication.
Distributions
In general, any distributions (including constructive distributions, but not including certain distributions of Innovid Corp. stock or rights to acquire Innovid Corp. stock) made to a Non-U.S. Holder of shares of Innovid Corp. Common Stock, to the extent paid out of Innovid Corp.’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, Innovid Corp. will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such Non-U.S. Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of Innovid Corp. Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Innovid Corp. Common Stock, which will be treated as described under “—Sale, Taxable Exchange or Other Taxable Disposition of Innovid Corp. Common Stock and Warrants” below.
The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).
Sale, Taxable Exchange or Other Taxable Disposition of Innovid Corp. Common Stock and Warrants
A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its Innovid Corp. Common Stock or Innovid Corp. Warrants (including an expiration or redemption of the Innovid Corp. Warrants, as described under “Exercises, Lapse or Redemption of an Innovid Corp. Warrant” or a redemption of Innovid Corp. Common Stock that is treated as a sale or exchange as described under “—Tax Effects to Non-U.S. Holders of Exercising Redemption Rights”) unless:
(i)the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder);
(ii)such Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition (as such days are calculated pursuant to Section 7701(b)(3) of the Code) and certain other requirements are met; or
(iii)Innovid Corp. is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held Innovid Corp. Common Stock and, in the case where shares of Innovid Corp. Common Stock are “regularly traded” on an “established securities market,” as such terms are defined under applicable Treasury Regulations, the Non-U.S. Holder has owned, directly or constructively, more than five percent (5%) of Innovid Corp. Common Stock or more than five percent (5%) of the total fair market value of Innovid Corp. Warrants (provided such warrants are considered to be “regularly traded”) at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. Holder’s holding period for the shares of Innovid Corp. Common Stock. There can be no assurance that Innovid Corp. Common Stock or Innovid Corp. Warrants are or will be treated as regularly traded on an established securities market for this purpose. It is unclear how the rules for determining the 5% threshold for this purpose would be applied with respect to Innovid Corp. Common Stock or Innovid Corp. Warrants, including how a Non-U.S. Holder’s ownership of Innovid Corp. Warrants impacts the 5% threshold determination with respect to Innovid Corp. Common Stock and whether the 5% threshold determination with respect to Innovid Corp. Warrants must be made with or without reference to the Private Placement Warrants. In addition, special rules may apply in the case of a disposition of Innovid Corp. Warrants if Innovid Corp. Common Stock is considered to be regularly traded, but Innovid Corp. Warrants are not considered to be regularly traded.
Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. Holder may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a Non-U.S. Holder, such Non-U.S. Holder will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of thirty percent (30%).
If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, Innovid Corp. may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption. While we do not believe that Innovid Corp. is a United States real property holding corporation, and we do not expect Innovid Corp. to become a United States real property holding corporation for the foreseeable future, there can be no assurance regarding Innovid Corp.’s future status as a United States real property holding corporation.
Exercise, Lapse or Redemption of an Innovid Corp. Warrant
A Non-U.S. Holder generally will not recognize taxable gain or loss on the acquisition of Innovid Corp. Common Stock upon exercise of an Innovid Corp. Warrant for cash. The Non-U.S. Holder’s tax basis in the share of Innovid Corp. Common Stock received upon exercise of the Innovid Corp. Warrant generally will be an amount equal to the sum of the Non-U.S. Holder’s initial investment in the Innovid Corp. Warrant and the exercise price. It is unclear whether the Non-U.S. Holder’s holding period for the Innovid Corp. Common Stock received upon exercise of the Innovid Corp. Warrants will begin on the date following the date of exercise or on the date of exercise of the Innovid Corp. Warrants; in either case, the holding period will not include the period during which the Non-U.S. Holder held the Innovid Corp. Warrants. If an Innovid Corp. Warrant is allowed to lapse unexercised, a Non-U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Innovid Corp. Warrant and generally will be taxed as described above under “—Sale, Taxable Exchange or Other Taxable Disposition of Innovid Corp. Common Stock and Warrants.” The tax consequences of a cashless exercise of an Innovid Corp. Warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a Non-U.S. Holder’s basis in the Innovid Corp. Common Stock received would equal the holder’s basis in the Innovid Corp. Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a Non-U.S. Holder’s holding period in the Innovid Corp. Common Stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the Innovid Corp. Warrant; in either case, the holding period would not include the period during which the Non-U.S. Holder held the Innovid Corp. Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Innovid Corp. Common Stock would include the holding period of the Innovid Corp. Warrants exercised therefor.
It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a Non-U.S. Holder could be deemed to have surrendered a number of warrants equal to the number of shares of Innovid Corp. Common Stock having a value equal to the exercise price for the total number of warrants to be exercised. In such case, the consequences would be similar to those described above in “—Sale, Taxable Exchange or Other Taxable Disposition of Innovid Corp. Common Stock and Warrants.” It is unclear whether a Non-U.S. Holder’s holding period for the Class A common stock would commence on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period would not include the period during which the Non-U.S. Holder held the warrant.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a Non-U.S. Holder’s holding period would commence with respect to the Innovid Corp. Common Stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, Non-U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.
If we redeem Innovid Corp. Warrants for cash or if we purchase Innovid Corp. Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the Non-U.S. Holder, taxed as described above under “—Sale, Taxable Exchange or Other Taxable Disposition of Innovid Corp. Common Stock and Warrants.”
Non-U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise, lapse, or redemption of an Innovid Corp. Warrant.
Tax Effects to Non-U.S. Holders of Exercising Redemption Rights
The U.S. federal income tax consequences to a Non-U.S. Holder of ION Class A Ordinary Shares that exercises its Redemption Rights to receive cash from the trust account in exchange for all or a portion of its Innovid Corp. Common Stock received in the Domestication will depend on whether the redemption qualifies as a sale of the Innovid Corp. Common Stock redeemed, as described above under “U.S. Holders—Tax Effects to U.S. Holders of Exercising Redemption Rights—Generally.” If such a redemption qualifies as a sale of Innovid Corp. Common Stock, the U.S. federal income tax consequences to the Non-U.S. Holder will be as described above under “—Sale, Taxable Exchange or Other Taxable Disposition of Innovid Corp. Common Stock and Warrants.” If such a redemption does not qualify as a sale of Innovid Corp. Common Stock, the Non-U.S. Holder will be treated as receiving a corporate distribution, the U.S. federal income tax consequences of which are described above under “—Distributions.”
Because it may not be certain at the time a Non-U.S. Holder is redeemed whether such Non-U.S. Holder’s redemption will be treated as a sale of shares or a corporate distribution, and because such determination will depend in part on a Non-U.S. Holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. Holder in redemption of such Non-U.S. Holder’s Innovid Corp. Common Stock, unless (i) the applicable withholding agent has established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. Holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. Holders are not treated as receiving a dividend under the Section 302 tests described above under the section entitled “U.S. Holders—Tax Effects to U.S. Holders of Exercising Redemption Rights—Generally”). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. Holder, such Non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.
Possible Constructive Distributions
The terms of each Innovid Corp. Warrant provide for an adjustment to the number of shares of Innovid Corp. Common Stock for which the Innovid Corp. Warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. A Non-U.S. Holder of the Innovid Corp. Warrants would, however, be treated as receiving a constructive distribution from Innovid Corp. if, for example, the adjustment increases the warrant holders’ proportionate interest in Innovid Corp.’s assets or earnings and profits (for example, through an increase in the number of shares of Innovid Corp. Common

Stock that would be obtained upon exercise or through a decrease in the exercise price of the Innovid Corp. Warrant), which adjustment is made as a result of a distribution of cash or other property, such as other securities, to the holders of shares of Innovid Corp. Common Stock, or as a result of the issuance of a stock dividend to holders of shares of Innovid Corp. Common Stock, in each case, which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described under “—Distributions” in the same manner as if the Non-U.S. Holders of the warrants received a cash distribution from Innovid Corp. equal to the fair market value of such increased interest. Generally, a Non-U.S. Holder’s adjusted tax basis in its warrant would be increased to the extent any such constructive distribution is treated as a dividend.
Information Reporting Requirements and Backup Withholding
Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of Innovid Corp. Common Stock and Innovid Corp. Warrants. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on Innovid Corp. Common Stock and Innovid Corp. Warrants to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Non-U.S. Holders should consult their tax advisors regarding the effects of FATCA on their ownership and disposition of Innovid Corp. Common Stock and Innovid Corp. Warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction:
On June 24, 2021, ION Acquisition Corp 2 Ltd., a Cayman Islands exempted company (“ION”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Inspire Merger Sub 1, Inc., a Delaware corporation and a direct, wholly owned subsidiary of ION (“Merger Sub 1”). The following unaudited pro forma condensed combined financial statements are provided to aid you in your analysis of the financial aspects of the consummation of the Merger and the PIPE Investment (collectively referred to as the “Transaction”).
The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and should be read in conjunction with the accompanying notes. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the transactions described in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information presents the pro forma effects of the acquisition of Innovid by ION and other agreements entered into as part of the Merger Agreement, as though such transactions occurred on January 1, 2020.
ION is a blank check company incorporated on November 23, 2020 (inception) as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar transaction with one or more businesses. On December 1, 2020, the Founder Shares (an aggregate of 5,750,000 ION Class B Ordinary Shares) were sold to the Sponsor at a price of approximately $0.004 per share, for an aggregate price of $25,000. In January 2021, the Sponsor transferred 25,000 Founder Shares to each of Mr. Seligsohn, Ms. Gazit and Mr. Shemesh at their original purchase price. Prior to the initial investment in the company of $25,000 by the Sponsor, ION had no assets, tangible or intangible. In January 2021, ION effected a share capitalization of 575,000 shares and, as a result, there are 6,325,000 Founder Shares issued and outstanding. On February 16, 2021, ION completed its IPO of 25,300,000 ION Units, including the issuance of 3,300,000 ION Units as a result of the underwriters’ exercise in full of their over-allotment option. Each ION Unit consists of one ION Class A Ordinary Share and one-eighth of one warrant, with each whole warrant entitling the holder thereof to purchase one ION Class A Ordinary Share for $11.50 per share. The ION Units were sold at a price of $10.00 per ION Unit, generating gross proceeds to ION of $253,000,000. In addition, prior to the closing of the IPO, ION completed the sale of the Private Placement Warrants (7,060,000 warrants at a price of $1.00 per warrant) in a private placement to the Sponsor, generating gross proceeds of $7,060,000. A total of $253,000,000 of the net proceeds from the IPO and the Private Placement Warrants were deposited in the Trust Account established for the benefit of the Public Shareholders and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective transactions and continuing general and administrative expenses. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest except those certain amounts withdrawn in order to pay tax obligations. As of June 30, 2021, there was approximately $253,000,000 held in the Trust Account.
Founded in 2007, Innovid is an independent software platform that provides critical technology infrastructure for the creation, delivery, and measurement of TV ads across connected TV (“CTV”), mobile TV and desktop TV environments. Innovid’s purpose-built CTV infrastructure platform is comprised of three key offerings: Ad Serving Solutions, Creative Personalization Solutions and Measurement Solutions. Innovid’s software-based platform provides an open technology infrastructure that tightly integrates with the highly fragmented advertising technology and media ecosystem including Demand Side Platforms (DSPs) such as The Trade Desk and Amobee; Supply Side Platforms (SSP) such as Magnite and Verizon Media; publishers such as Hulu and Peacock; and end user devices such as Amazon Fire and Samsung Smart TV. Innovid’s offering encompasses independent global ad serving, data-driven personalization, and new forms of measurement designed to connect all channels in a clean, comparable, and privacy-compliant manner.
The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of ION and Innovid for the applicable periods included in this proxy statement/prospectus. The pro forma financial statements have been presented for information purposes only and are not necessarily indicative of what Innovid Corp.’s balance sheet or statement of operations actually would have been had the Transaction been completed as of the dates indicated, nor do they purport to project the future financial position or operating results of Innovid Corp. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The pro forma financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Transaction.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and for the six months ended June 30, 2021 present the pro forma effect of the Transaction as if the Closing occurred on January 1, 2020.
The unaudited pro forma condensed combined balance sheet combines the Innovid unaudited historical condensed consolidated balance sheet as of June 30, 2021 and the ION unaudited historical consolidated balance sheet as of June 30, 2021, giving effect to the Transaction as if it had been consummated on June 30, 2021.
We refer to the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations as the pro forma financial statements.
The unaudited pro forma condensed combined financial data below presents two redemption scenarios as follows:
•Assuming No Redemptions: This presentation assumes that no Public Shareholders exercise their right to have their Public Shares converted into their pro rata share of the Trust Account;
•Assuming Maximum Redemptions: This presentation assumes that 19,417,009 Public Shares, the maximum redemption of the outstanding Public Shares, are redeemed, resulting in an aggregate payment of $194,170,090 out of the Trust Account, which is derived from the number of shares that could be redeemed in connection with the Transaction at an assumed Redemption Price of $10 per share based on the Trust Account balance as of June 30, 2021 in order to satisfy the Available Cash Condition after giving effect to the PIPE Financing and settlement of the ION transaction costs.
•Assuming Full Redemptions: This presentation assumes that ION Public Shareholders holding all outstanding 25,300,000 of ION’s public shares exercise their redemption rights and that such shares are redeemed for their pro rata share ($10.00 per share) of the funds in the Trust Account for aggregate redemption proceeds of $253,025,092. This scenario presents a situation where ION Public Shareholders redeem all available shares in excess of the Available Cash Condition after giving effect to the PIPE Financing and settlement of the Ion transaction costs and assumes waiver of the Available Cash Condition in connection with Closing.
Description of the Transaction
On June 24, 2021, ION, Innovid, Merger Sub 1 and Merger Sub 2 entered into the Merger Agreement. The Merger Agreement will be effectuated in the following principal steps:
•Merger Sub 1 will merge with and into Innovid, the separate corporate existence of Merger Sub 1 will cease and Innovid will be the surviving corporation (the “Surviving Corporation”),
•immediately thereafter, the Surviving Corporation will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity, which will remain a direct wholly owned subsidiary of ION,
•ION will change its name to “Innovid Corp.”, pursuant to the terms and subject to the conditions set forth in the Merger Agreement, as more fully described elsewhere in the accompanying proxy statement/prospectus,
•the domestication of ION as a Delaware corporation in accordance with the Delaware General Corporation Law, the Cayman Islands Companies Act (As Revised) and the amended and restated memorandum and articles of association of ION , in which ION will effect a deregistration under the Companies Act and a domestication under Section 388 of the DGCL (by means of filing a certificate of corporate domestication with the Secretary of State of Delaware), and
•the consummation of other transactions contemplated by the Merger Agreement and documents related thereto.
Immediately prior to the Domestication, pursuant to the Cayman Constitutional Documents, each ION Class B Ordinary Share, par value $0.0001 per share (each an “ION Class B Ordinary Share”) then issued and outstanding will automatically convert into one ION Class A Ordinary Share, par value $0.0001 per share (each an “ION Class A Ordinary Share” together with the ION Class B Ordinary Shares, the “ION Shares”). Following such conversion, as a result of the Domestication and the Mergers, (a) each unit of ION issued in the IPO (as defined in the accompanying proxy statement/prospectus) (each an “ION Unit”) issued and outstanding as of immediately prior to the First Merger will automatically be separated into the underlying ION Class A Ordinary Share, par value $0.0001 per share, and one-eighth (1/8) of a redeemable warrant, only whole warrants being exercisable for an ION Class A Ordinary Share (“ION Warrants”), (b) each ION Class A Ordinary Share issued and outstanding immediately prior to the Domestication will remain outstanding and will automatically convert into one share of Innovid Corp. Common Stock, par value $0.0001 per share (provided that each ION Class A Ordinary Share owned by Public Shareholders who have validly elected to redeem their ION Class A Ordinary Shares will be redeemed for cash in an amount equal to the Redemption Price), (c) each ION Warrant will automatically convert into a redeemable warrant exercisable for one share of Innovid Corp. Common Stock on the same terms as the ION Warrants, and (d) each whole Private Placement Warrant (as defined in the accompanying proxy statement/prospectus) issued and outstanding prior to the Domestication will automatically convert into a warrant exercisable for one share of Innovid Corp. Common Stock on the terms and subject to the conditions set forth in the applicable warrant agreement. No fractional Innovid Corp. Warrants will be issued upon separation of the ION Units.
As a result of the Mergers, among other things, the aggregate consideration to be received in respect of the Mergers by all of the stockholders and warrant holders of Innovid prior to the Closing will be an aggregate of 66,953,106 shares of Innovid Corp. Common Stock. In addition, pursuant to the Merger Agreement, at the Closing, immediately prior to the First Merger, ION will purchase, and one or more stockholders of Innovid will sell to ION , in accordance with a share purchase agreement, an aggregate amount of shares of common stock of Innovid, as determined by Innovid and for an aggregate purchase price determined by Innovid   The Secondary Sale Amount will be determined by Innovid based on the amount of cash ION has on hand at the Closing minus $150,000,000, except if the amount of cash ION has on hand at the closing is equal to or less than $150,000,000, the Secondary Sale Amount will equal zero. The allocation of the Secondary Sale Amount among Innovid Equity Holders and the amount of the Secondary Sale Amount in excess of $150,000,000, to the extent ION’s cash on hand exceeds $150,000,000, is subject to the discretion of the Innovid Board and compliance with the Innovid Equity Holders Support Agreements and each applicable Maximum Secondary Sale Transaction Amount. In the case of no redemptions, the unaudited pro forma condensed combined financial information assumes $150,000,000 of Available Cash is retained by Innovid Corp. following the Transaction, however, such amount may be increased up to $200,000,000 at the discretion of the Innovid Board to the extent it determines to retain additional cash and reduce the size of the Secondary Sale Amount or if existing Innovid shareholders elect not to participate in the Secondary Sale Transactions. As a result of the Secondary Sale Transactions, Innovid Corp. will have less cash on hand at Closing than it would if it did not consummate the Secondary Sale Transactions. The impact of any increase in the cash retained by Innovid Corp. will be to increase Innovid Corp.’s cash on hand, reduce the size of any Secondary Sale Amount and increase the number of shares of Innovid Corp. Common Stock outstanding.

The following summarizes the pro forma ownership of Innovid Corp. Common Stock following the Closing, under the two scenarios:

	Assuming No Redemptions		Assuming Maximum Redemptions(1)		Assuming Full Redemptions(2)
Equity Capitalization Summary (shares in thousands)	Shares	%	Shares	%	Shares	%
ION Shareholders(3)	31,627,509	27%	12,210,500	10%	6,325,000	5%
PIPE Investors(4)	20,000,000	17%	20,000,000	17%	20,000,000	17%
Innovid Equity Holders’ interests in ION(5)	66,953,106	56%	86,370,115	73%	92,255,615	78%
Total common stock in Innovid Corp.	118,580,615		118,580,615		118,580,615
__________________
(1)Assumes that 19,417,009 Public Shares (the estimated maximum number of Public Shares that could be redeemed in connection with the Transaction based on a per share Redemption Price of $10.00 per share in order to satisfy the Available Cash Condition after giving effect to the PIPE Financing and settlement of the ION transaction costs) are redeemed in connection with the Transaction. The economic ownership and voting power of the existing Innovid Equity Holders would increase proportionally following the Closing. Under the maximum and Full Redemptions scenarios the economic ownership and voting power of the existing Innovid Equity Holders changes from 56% to 73% and to 78%, respectively.
(2)This presentation assumes that ION stockholders holding 25,300,000 Public Shares exercise their redemption rights at a value of $10.00 per share for $253,025,092 of funds in the Trust Account.
(3)Excluding 4,200,000 shares of Innovid Corp. Common Stock to be purchased by affiliates of the Sponsor in connection with the PIPE Investment.
(4)Represents the PIPE Investment pursuant to which ION entered into Subscription Agreements with certain PIPE Investors whereby such investors have agreed to subscribe for shares of Innovid Corp. Common Stock at a purchase price of $10.00 per share. The PIPE Investors participating in the PIPE Investment, have agreed to purchase an aggregate of 20,000,000 shares of Innovid Corp. Common Stock, including 4,200,000 shares of Innovid Corp. Common Stock to be purchased by affiliates of the Sponsor.
(5)Represents existing Innovid Equity Holders’ interest in shares of Innovid Corp. Common Stock. In a no redemption scenario, this presentation assumes that the Secondary Sale Amount equals $263,025,092, in a maximum redemption scenario, the Secondary Sale Amount equals $68,855,000, and all options to purchase shares of Innovid Cop. Common Stock are exercised, in each case with a per share repurchase price of $10, and in a Full Redemption scenario, the Secondary Sale Amount equals $10,000,000.
Accounting Treatment for Transaction
The Transaction will be accounted for as a reverse recapitalization in accordance with U. S. GAAP. Under this method of accounting, ION will be treated as the “acquired” company for accounting purposes and the Transaction will be treated as the equivalent of Innovid issuing stock for the net assets of ION, accompanied by a recapitalization. The net assets of ION will be stated at historical cost, with no goodwill or other intangible assets recorded. The public warrants and the private placement warrants of ION have been reported as liability-classified instruments that will be subsequently remeasured at fair value in future reporting periods, with changes in fair value recognized in earnings. The final accounting of the Transaction including ION’s Warrants is expected to be finalized by the Closing.
Innovid has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
•Innovid’s existing equity holders will have the greatest voting interest in the combined entity under the no, maximum, and Full Redemption scenarios, 56%, 73%, and 78% of the voting interest accordingly;
•The largest individual minority equity holder of the combined entity is an existing equity holder of Innovid;
•Innovid’s directors will represent the majority Innovid Corp. board of directors;
•Innovid’s senior management will be the senior management of Innovid Corp.; and
•Innovid is the larger entity based on historical revenue and has the larger employee base.
The preponderance of evidence as described above is indicative that Innovid is the accounting acquiror in the Transaction.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of June 30, 2021
(in thousands, except stock and per stock amounts)

			Scenario 1			Scenario 2			Scenario 3
			Assuming No			Assuming Maximum			Assuming Full
	Historical	Historical	Redemptions into Cash			Redemptions into Cash			Redemptions into Cash
	ION	Innovid	Transaction Accounting Adjustments		Pro Forma Balance Sheet	Transaction Accounting Adjustments		Pro Forma Balance Sheet	Transaction Accounting Adjustments		Pro Forma Balance Sheet
ASSETS
CURRENT ASSETS:

Cash and cash equivalents	290	16,441	253,025	(a)	166,731	(194,170)	(j)	166,731	(58,855)	(l)	166,731
			200,000	(b)		194,170	(k)		58,855	(m)
			(31,105)	(c)
			(8,895)	(d)
			(263,025)	(h)
Trade receivables, net	—	32,199			32,199			32,199			32,199
Prepaid expenses and other current assets	628	1,860			2,488			2,488			2,488
Due from Sponsor	395	—	(395)	(d)	—			—			—
Total current assets	1,313	50,500	149,605		201,418	—		201,418	—		201,418
NON-CURRENT ASSETS:
Cash and marketable securities held in Trust Account	253,025	—	(253,025)	(a)	—			—			—
Long-term lease and other deposit	—	314			314			314			314
Long-term restricted deposits	—	439			439			439			439
Property and equipment, net	—	2,311			2,311			2,311			2,311
Goodwill	—	4,555			4,555			4,555			4,555
Prepaid offering cost	—	1,640	(1,640)	(d)	—			—			—
Other non-current assets	—	581			581			581			581
Total non-current assets	253,025	9,840	(254,665)		8,200	—		8,200	—		8,200
TOTAL ASSETS	254,338	60,340	(105,060)		209,618	—		209,618	—		209,618

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET (CONT.)
As of June 30, 2021
(in thousands, except stock and per stock amounts)

			Scenario 1			Scenario 2			Scenario 3
			Assuming No			Assuming Maximum			Assuming Full
	Historical	Historical	Redemptions into Cash			Redemptions into Cash			Redemptions into Cash
	ION	Innovid	Transaction Accounting Adjustments		Pro Forma Balance Sheet	Transaction Accounting Adjustments		Pro Forma Balance Sheet	Transaction Accounting Adjustments		Pro Forma Balance Sheet
LIABILITIES AND STOCKHOLDERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES:
Trade payables	—	2,092			2,092			2,092			2,092
Employees and payroll accruals	—	6,690			6,690			6,690			6,690
Accrued expenses and other current liabilities	111	1,995	(111)	(d)	1,995			1,995			1,995
Accrued offering costs	324	—	(324)	(d)	—			—			—
Current portion of long-term debt	—	—			—			—			—
Deferred offering cost accrual	—	1,640	(1,640)	(d)	—			—			—
Total current liabilities	435	12,417	(2,075)		10,777	—		10,777	—		10,777
NON-CURRENT LIABILITIES:
Long-term debt	—	6,000			6,000			6,000			6,000
Other non-current liabilities	—	2,937			2,937			2,937			2,937
Warrants liability	31,791	3,227	(3,227)	(i)	31,791			31,791			31,791
Deferred underwriting fee payable	8,855	—	(8,855)	(d)	—			—			—
Total non-current liabilities	40,646	12,164	(12,082)		40,728	—		40,728	—		40,728
TOTAL LIABILITIES	41,081	24,581	(14,157)		51,505	—		51,505	—		51,505
COMMITMENTS AND CONTINGENT LIABILITIES
Innovid preferred stocks	—	131,801	(131,801)	(i)	—			—			—
ION Class A ordinary shares subject to possible redemption	208,257	—	(208,257)	(f)	—			—			—
STOCKHOLDERS’ EQUITY/(DEFICIT):
ION preference shares	—	—	—		—			—			—
ION Class A ordinary shares	—	—	—		—			—			—
ION Class B ordinary shares	1	—	(1)	(e)	—			—			—
Innovid common stocks	—	13	(13)	(i)	—			—			—
Innovid treasury stocks	—	(1,629)	1,629	(i)	—			—			—
Innovid Corp. Class A common Stock	—	—	2	(b)	12	(2)	(j)	12	(1)	(l)	12
			2	(f)		2	(k)		1	(m)
			1	(e)
			9	(i)
			(2)	(h)

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET (CONT.)
As of June 30, 2021
(in thousands, except stock and per stock amounts)

			Scenario 1			Scenario 2			Scenario 3
			Assuming No			Assuming Maximum			Assuming Full
	Historical	Historical	Redemptions into Cash			Redemptions into Cash			Redemptions into Cash
	ION	Innovid	Transaction Accounting Adjustments		Pro Forma Balance Sheet	Transaction Accounting Adjustments		Pro Forma Balance Sheet	Transaction Accounting Adjustments		Pro Forma Balance Sheet
Additional paid-in capital	7,623	—	(31,105)	(c)	252,527	(194,168)	(j)	252,527	(58,854)	(l)	252,527
			199,998	(b)		194,170	(k)		58,854	(m)
			208,255	(f)		(2)	(k)
			(2,624)	(g)
			(263,023)	(h)
			133,403	(i)
Accumulated deficit	(2,624)	(94,426)	2,624	(g)	(94,426)			(94,426)			(94,426)
Total stockholders’ equity/(deficit)	5,000	(96,042)	249,155		158,113	—		158,113	—		158,113
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY /(DEFICIT)	254,338	60,340	(105,060)		209,618	—		209,618	—		209,618

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2020
(in thousands, except stock and per stock amounts)

			Scenario 1				Scenario 2			Scenario 3
			Assuming No				Assuming Maximum			Assuming Full
	Historical	Historical	Redemptions into Cash				Redemptions into Cash			Redemptions into Cash
	ION	Innovid	Transaction Accounting Adjustments		Pro Forma Statement of Operations		Transaction Accounting Adjustments	Pro Forma Statement of Operations		Transaction Accounting Adjustments	Pro Forma Statement of Operations
Revenues	—	68,801			68,801			68,801			68,801
Cost of revenues	—	12,365			12,365			12,365			12,365
Gross profit	—	56,436	—		56,436		—	56,436		—	56,436
Operating expenses:
Research and development	—	18,283			18,283			18,283			18,283
Sales and marketing	—	28,810			28,810			28,810			28,810
General and administrative	—	8,221	6,000	(ac)	14,221			14,221			14,221
Operating costs	5	—			5			5			5
Total operating expenses	5	55,314	6,000		61,319		—	61,319		—	61,319
Operating (loss) profit	(5)	1,122	(6,000)		(4,883)		—	(4,883)		—	(4,883)
Finance expenses, net	—	734			734			734			734
Income (loss) before taxes	(5)	388	(6,000)		(5,617)		—	(5,617)		—	(5,617)
Taxes on Income	—	1,200			1,200			1,200			1,200
Net loss	(5)	(812)	(6,000)		(6,817)		—	(6,817)		—	(6,817)

Net loss per stock attributable to common stockholders - basic and diluted	—	(0.07)			(0.06)	(ab)		(0.06)	(ab)		(0.06)

Weighted average common stock used to compute net loss per stock attributable to common stockholders	5,500,000	11,986,185			118,580,615	(ab)		118,580,615	(ab)		118,580,615

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Six Months Ended June 30, 2021
(in thousands, except stock and per stock amounts)

			Scenario 1			Scenario 2			Scenario 3
			Assuming No			Assuming Maximum			Assuming Full
	Historical	Historical	Redemptions into Cash			Redemptions into Cash			Redemptions into Cash
	ION	Innovid	Transaction Accounting Adjustments	Pro Forma Statement of Operations		Transaction Accounting Adjustments	Pro Forma Statement of Operations		Transaction Accounting Adjustments	Pro Forma Statement of Operations
Revenues	—	40,855		40,855			40,855			40,855
Cost of revenues	—	7,849		7,849			7,849			7,849
Gross profit	—	33,006	—	33,006		—	33,006		—	33,006
Operating expenses:
Research and development	—	11,506		11,506			11,506			11,506
Sales and marketing	—	14,799		14,799			14,799			14,799
General and administrative	—	6,600		6,600			6,600			6,600
Operating costs	620	—	—	620			620			620
Total operating expenses	620	32,905	—	33,525		—	33,525		—	33,525
Operating (loss) profit	(620)	101	—	(519)		—	(519)		—	(519)
Finance expenses, net	—	3,171		3,171			3,171			3,171
Interest income on marketable securities held in Trust Account	(25)	—	25	—			—			—
Underwriting discounts and transactions costs attributed to warrants liability	300	—		300			300			300
Change in fair value of the Warrant Liabilities	1,725	—		1,725			1,725			1,725
Loss before taxes	(2,620)	(3,070)	(25)	(5,715)		—	(5,715)		—	(5,715)
Taxes on Income	—	525					—			—
Net loss	(2,620)	(3,595)	(25)	(5,715)		—	(5,715)		—	(5,715)

Net loss per stock attributable to common stockholders - basic and diluted	(0.28)	(0.28)		(0.05)	(ab)		(0.05)	(ab)		(0.05)

Weighted average common stock used to compute net loss per stock attributable to common stockholders	9,386,872	12,679,830		118,580,615	(ab)		118,580,615	(ab)		118,580,615

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021
The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
Pro forma Transaction Accounting Adjustments:
(a)Reflects the reclassification of the Trust Account to cash and cash equivalents that becomes available at the time of the Transaction, assuming no ION Public Shareholders exercise their right to have their ION Public Shares redeemed for their pro rata share of the Trust Account.
(b)Reflects the proceeds of $200.0 million from the issuance and sale of 20,000,000 stocks of Innovid Corp.’s Common Stock at a par value of $0.0001 in the PIPE Investment pursuant to the Subscription Agreement.
(c)Reflects the payment of transaction costs incurred by Innovid and ION for legal, financial advisory and other professional fees reflected as a decrease in additional paid-in capital.
(d)Reflects the settlement of estimated ION and Innovid’s obligations, including $8.9 million in deferred underwriting fees, $0.1 million in accrued expenses, $0.3 million in accrued offering costs, receipt of $0.4 million due from Sponsor and deferred offering cost of $1.6 million.
(e)Reflects the conversion of ION’s Class B ordinary shares into 6,325,000 Innovid Corp’ Class A Common Stock at a par value of $0.0001.
(f)Reflects the reclassification of ordinary shares subject to redemption of $208.3 million to common stock of $2 thousand with the difference to additional paid in capital in Scenario 1, which assumes no ION public shareholders exercise their redemption rights.
(g)Reflects the elimination of ION’s historical accumulated deficit.
(h)Represents the Cash Consideration of $263.0 million paid to the Sellers as part of the Secondary Sale Transaction with adjustment to common stock for the par value of the shares assumed to be repurchased and additional paid in capital.
(i)To reflect the recapitalization of Innovid through the contribution of all outstanding common and preferred stock of Innovid to ION and the issuance of 93.2 million shares of Innovid Corp, subsequently reduced to 67.0 million as a result of the Secondary Sale (see note h). As a result of the recapitalization, the carrying value of Innovid’s preferred stocks of $131.8 million, common stock of $0.013 million, treasury stock of $1.6 million, and the warrants liability of $3.2 million were derecognized. Innovid Corp.'s stocks issued as part of the recapitalization were recorded to common stock in the amount of $9.0 thousand and additional paid in capital in amount of $133.4 million.
(j)To reflect, in Scenario 2, the assumption that ION’s public shareholders exercise their redemption rights with respect to a maximum of 19.4 million shares of ION common shares prior to the consummation of the Transaction at a redemption price of approximately $10.00 per share, or $194.2 million in cash. The $194.2 million or 19.4 million shares of common stock represent the Maximum Redemption amount under which the Available Closing Acquiror Cash is at least $250.0 million.
(k)In Scenario 2, management expects the Cash Consideration paid to the Sellers as part of the Secondary Sale Transaction to be reduced from $263.0 million to $68.9 million, resulting in an increase to cash and cash equivalents of $194.2 million and the issuance of an additional 19.4 million shares of stock consideration.
(l)To reflect, in Scenario 3, the assumption that ION’s public shareholders exercise their redemption rights with respect to a full 25.3 million shares of ION common shares prior to the consummation of the Business Combination at a redemption price of approximately $10.00 per share, or an aggregate of $253.0 million in cash. The $58.9 million or 5.8 million shares of common stock represent additional shares to the Maximum Redemption amount which is the $194.2 million or 19.4 million shares of common stock, to get to the Full Redemption amount which is $253.0 million or 25.3 million shares of common stock.
(m)In Scenario 3, management expects the Cash Consideration paid to the Sellers as part of the Secondary Sale Transaction to be reduced from $68.9 million in Scenario 2 to $10.0 million, resulting in an increase to cash and cash equivalents of $58.9 million and the issuance of and additional 5.9 million shares of stock consideration.
Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2020 and for the Six Months Ended June 30, 2021
The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
Pro forma Transaction Accounting Adjustments:
(aa)To reflect an adjustment to eliminate the interest earned on marketable securities held in the Trust Account of ION.
(ab)The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of Innovid Corp. shares outstanding at the closing of the Transaction, assuming the Transaction occurred on January 1, 2020. As the unaudited pro forma condensed combined statements of operation are in a loss position, anti-dilutive instruments were not included in the calculation of diluted weighted average number of common shares outstanding.
(ac)To reflect an accrual for transaction bonuses of $6.0 million to be paid to certain executives upon the completion of the Transaction within selling, general and administrative expense. This one-time adjustment was made only to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020.

INFORMATION ABOUT ION
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to ION prior to the consummation of the Business Combination.
General
ION Acquisition Corp 2 Ltd. is a blank check company incorporated on November 23, 2020 as a Cayman Islands exempted company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar Business Combination, one or more businesses or entities. ION has neither engaged in any operations nor generated any revenue to date. Based on ION’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.
Significant Activities Since Inception
On December 1, 2020, the Sponsor paid $25,000, or approximately $0.004 per share, to cover ION’s offering costs in consideration for 5,750,000 ION Class B Ordinary Shares. In January 2021, the Sponsor transferred 25,000 Founder Shares to each of Mr. Seligsohn, Ms. Gazit and Mr. Shemesh at their original purchase price. Prior to the initial investment in the company of $25,000 by the Sponsor, the company had no assets, tangible or intangible. In January 2021, ION effected a share capitalization of 575,000 shares and, as a result, there are 6,325,000 Founder Shares issued and outstanding. On February 16, 2021, ION completed its IPO of 25,300,000 ION Units, including the issuance of 3,300,000 ION Units as a result of the underwriters’ exercise in full of their over-allotment option. Each ION Unit consists of one ION Class A Ordinary Share and one-eighth of one warrant, with each warrant entitling the holder thereof to purchase one ION Class A Ordinary Share for $11.50 per share. The ION Units were sold at a price of $10.00 per ION Unit, generating gross proceeds to ION of $253,000,000. In addition, prior to the closing of the IPO, ION completed the sale of the Private Placement Warrants (7,060,000 warrants at a price of $1.00 per warrant) in a private placement to the Sponsor, generating gross proceeds of $7,060,000. Following the closing of the IPO, a total of $253,000,000 ($10.00 per ION Unit) of the net proceeds from the IPO and the sale of the Private Placement Warrants was placed in the Trust Account. The proceeds held in the Trust Account may be invested by the trustee only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. As of June 30, 2021, funds in the Trust Account totaled $253,025,091.65. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes and up to $100,000 to pay dissolution expenses, as applicable, if any, until the earliest of (1) the completion of the initial business combination, (2) the Redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of ION’s obligation to redeem 100% of the Public Shares if it does not complete a business combination by February 16, 2023, and (3) the Redemption of all of the Public Shares if ION is unable to complete a business combination by February 16, 2023, subject to applicable law.
The ION Units, ION Class A Ordinary Shares and Public Warrants are currently listed on NYSE under the symbols “IACB.U,” “IACB” and “IACB WS,” respectively.
Effecting a Business Combination
General
ION is not presently engaged in, and ION will not engage in, any substantive commercial business until it completes the Business Combination with Innovid or another target business.
Fair Market Value of Target Business
NYSE listing rules require that ION must consummate an initial business combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in trust) at the time of ION’s signing a definitive agreement in connection with its initial business combination. The ION Board determined that this test was met in connection with the proposed Business Combination.
Shareholder Approval of the Proposed Transaction
ION is seeking shareholder approval of the Proposed Transaction at the extraordinary general meeting to which this proxy statement/prospectus relates and, in connection with such extraordinary general meeting, holders of Public Shares may redeem their shares for cash in accordance with the procedures described in this proxy statement/prospectus. Such Redemption Rights will be effected under the Cayman Constitutional Documents and the laws of the Cayman Islands. The Sponsor and its directors and officers have agreed pursuant to the Sponsor Support Agreement (i) to vote (A) the Founder Shares (all of which are held by the Sponsor) and (B) any other ION Shares owned by the Sponsor or ION’s directors and officers, in favor of the Business Combination; and (ii) not to redeem any ION Shares in connection with a shareholder vote to approve the Business Combination. If the Business Combination is not completed, then Public Shareholders electing to exercise their Redemption Rights will not receive such payments and their shares will not be redeemed.
ION will complete the Business Combination (or any other proposed business combination, if the Business Combination is not completed) only if, among other conditions, ION has raised, after giving effect to the Redemptions, Available Cash in an amount equal to at least $250,000,000.
To ensure that it can meet the Available Cash Condition at the Closing, ION may seek additional equity financing in connection with the Business Combination involving the issuance of additional equity securities of ION. In the event that ION issues additional equity in connection with such equity financing or, in the event Innovid waives the Available Cash Condition so that a larger portion of the Merger Consideration is payable in the Surviving Corporation Membership Interest, the ownership percentage in the Company belonging to the Public Shareholders will be reduced.
Despite the Available Cash Condition, ION may be able to complete the Business Combination even if a majority of the Public Shareholders do not agree with the Business Combination and have redeemed their shares or if ION has entered into privately negotiated agreements for investors to sell their shares to the Sponsor, directors and officers, advisors or their affiliates.
Please refer to the section entitled “Risk Factors – Risks Related to ION” beginning on page 81 of this proxy statement/prospectus for more information.
Liquidation if No Business Combination
Unless ION submits and ION shareholders approve an extension, if the Business Combination (or combination with another target business) is not completed by February 16, 2023, such condition will trigger ION’s automatic winding up, dissolution and liquidation pursuant to the terms of the Cayman Constitutional Documents. As a result, this has the same effect as if ION had formally gone through a voluntary liquidation procedure under the Companies Act. Accordingly, no vote would be required from ION’s shareholders to commence such a voluntary winding up, dissolution and liquidation.
The amount in the Trust Account (less approximately $2,530 representing the aggregate nominal par value of the Public Shares) under the Companies Act will be treated as share premium which is distributable under the Companies Act provided that immediately following the date on which the proposed distribution is proposed to be made, ION is able to pay its debts as they fall due in the ordinary course of business. If ION is forced to liquidate the Trust Account, ION anticipates that it would distribute to its Public Shareholders the amount in the Trust Account calculated as of the date that is two business days prior to the distribution date (including any accrued interest). Prior to such distribution, ION would be required to assess all claims that may be potentially brought against it by its creditors for amounts they are actually owed and make provision for such amounts, as creditors take priority over the Public Shareholders with respect to amounts that are owed to them. ION cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, shareholders could potentially be liable for any claims of creditors to the extent of distributions received by them as an unlawful payment in the event ION enters an insolvent liquidation. Furthermore, while ION has obtained and it will continue to seek to have all vendors, service providers (other than its independent auditors), prospective target businesses or other entities with which it does business and prospective target businesses execute agreements with ION waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. Nor is there any guarantee that, even if such entities execute such agreements with ION, they will not seek recourse against the Trust Account or that a court would conclude that such agreements are legally enforceable.
The Sponsor and ION’s directors and officers have agreed to waive their rights to participate in any liquidation of the Trust Account or other assets with respect to the Founder Shares held by them and to vote their Founder Shares in favor of any dissolution and plan of distribution which ION submits to a vote of shareholders. There will be no distribution from the Trust Account with respect to ION’s warrants, which will expire worthless.
Pursuant to the Merger Agreement, Innovid has agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in the Trust Account held for its Public Shareholders, and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom) except, in each case with respect to claims that Innovid or its affiliates may have in the future against ION’s assets or funds that are not held in the Trust Account (other than distributions to the Public Shareholders) and claims against any other Person (or any affiliate thereof) that is party to an alternative business combination consummated by ION.
If ION is unable to complete the Business Combination and expends all of the net proceeds of the IPO, other than the proceeds deposited in the Trust Account and without taking into account interest, if any, earned on the Trust Account, the per-share distribution from the Trust Account would be approximately $10.00 based on the value of the Trust Account as of June 30, 2021.
The proceeds deposited in the Trust Account could, however, become subject to the claims of ION’s creditors which would be prior to the claims of the Public Shareholders. Although ION has obtained and will continue to seek to have all vendors, including lenders for money borrowed, prospective target businesses or other entities ION engages execute agreements with ION waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with a claim against ION’s assets, including the funds held in the Trust Account.
The Sponsor has agreed that it will be liable to ION if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which ION has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share (or such higher amount then held in trust) or (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under ION’s indemnity of the underwriters of the initial offering against certain liabilities, including liabilities under the Securities Act. However, ION has not asked its Sponsor to reserve for such indemnification obligations, nor has it independently verified whether its Sponsor has sufficient funds to satisfy its indemnity obligations and ION believes that its Sponsor’s only assets are securities of ION. Therefore, ION cannot assure you that ION’s Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for ION’s initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, ION may not be able to complete its initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of ION’s officers or directors will indemnify ION for claims by third parties, including claims by vendors and prospective target businesses.

Employees
ION has three officers who are its only employees. These individuals are not obligated to devote any specific number of hours to ION’s matters and intend to devote only as much time as they deem necessary to its affairs. ION does not intend to have any full-time employees prior to the completion of a business combination. Upon completion of the Proposed Transaction, the employment of these officers will terminate.
Facilities
ION maintains its principal executive offices at 89 Medinat Hayehudim Street, Herzliya 4676672, Israel. ION considers its current office space, combined with the other office space otherwise available to its officers, adequate for its current operations. Upon completion of the Proposed Transaction, the principal executive offices of the Company will be located at 30 Irving Place, 12th Floor, New York, NY 10003.
Legal Proceedings
There are no legal proceedings pending against ION.

DIRECTORS, OFFICERS, EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE OF ION PRIOR TO THE BUSINESS COMBINATION
Management and ION Board
ION’s current directors and officers are as follows:

Name	Age	Title
Jonathan Kolber	59	Chairman of the Board of Directors
Gilad Shany	44	Chief Executive Officer and Director
Avrom Gilbert	47	President and Chief Operating Officer
Anthony Reich	56	Chief Financial Officer
Gabriel Seligsohn	55	Director
Rinat Gazit	52	Director
Lior Shemesh	51	Director
Jonathan Kolber, Chairman of the Board of Directors. Since August 2020, Mr. Kolber has also served as Chairman of the Board of Directors of IACA. Mr. Kolber has extensive experience across the technology ecosystem in Israel and has served as Chairman, Chief Executive Officer and Director of over 80 public and private companies in Israel and North America. Mr. Kolber currently divides his time between managing his family office in Canada and serving as a Partner and Senior Advisor of Viola Growth, a technology buyout and growth capital (an affiliate of the Viola Group which has over $3.0BN under management and where he served as a General Partner of Viola Growth from 2008 to 2018). Additionally, Mr. Kolber currently serves as the Chairman of the board of directors of ION Asset Management, an Israeli investment management group, Panaxia Pharmaceutical Industries Ltd. and Panaxia Labs Israel Ltd. (TASE: PNAX). He also sits on the board of Itamar Medical Ltd. (NASDAQ: ITMR) and Optimax Investments Ltd. (known as GlassesUSA.com), both of which are Viola Group portfolio companies, as well as on the board of Fiverr International Ltd. (NYSE: FVRR). Mr. Kolber is an active angel investor and has invested in numerous Israeli tech companies, including Eyeclick Ltd., Vi Labs, REAL Matters Inc. (TSX: REAL) and Moon Active Ltd. In 1998, Mr. Kolber became Chief Executive Officer of Koor Industries (NYSE: KOR), one of Israel’s largest conglomerates, leading multiple mergers, acquisitions and divestitures, including the sale of Telrad Networks’ public switching systems to Nortel Networks, the acquisition of multiple companies by ADAMA Ltd. (formerly known as Makhteshim-Agan Chemicals) and the sale of Elisra Electronic Systems to Elbit Systems. While Chief Executive Officer of Koor Industries, he also led the privatization of Tadiran Communications (and subsequent sales of its subsidiaries to numerous private equity and industry buyers) and the sale of its stake in Sheraton Moriah Israel Ltd. Prior to that, working with the Canadian Bronfman family, Mr. Kolber founded and managed Claridge Israel from 1986 to 1998. For many years, Claridge Israel was the largest foreign private equity firm in Israel, having made a series of highly successful investments in Teva Pharmaceutical Industries Ltd. (NYSE: TEVA), ECI Telecom Group Ltd. (NASDAQ: ECI), Osem Investments Ltd. (TASE: OSEM) and Optrotech Ltd. (NASDAQ: ORBK). Mr. Kolber holds a B.A. in Near Eastern Language and Literature from Harvard University in Cambridge, Massachusetts.
Gilad Shany, Chief Executive Officer and Director. Since August 2020, Mr. Shany has also served as Chief Executive Officer and a director of IACA. In 2018, Mr. Shany co-founded ION Crossover Partners, an Israeli-based crossover fund, where he currently serves as the Managing Partner. Prior to co-founding ION Crossover Partners, Mr. Shany served as General Partner of Magma Venture Partners. He previously served as Vice President of Baron Capital, where he gained over 10 years of experience investing in innovative growth companies in public and private markets. He led investments with various international companies, including Tesla Inc. (NASDAQ: TSLA), Mobileye N.V. (NYSE: MBLY) (acquired by Intel Corporation (NASDAQ: INTC) $15.3BN), Mellanox Technologies (acquired by Nvidia $6.9BN), Varonis Systems Inc. (NASDAQ: VRNS), Fiverr (NYSE: FVRR), BlueVine Capital Inc. and Monday.com Ltd, among others. Prior to that Mr. Shany spent 14 years with the Israel Air Force and served as Head of Aerial Defense in the Israel Air Force from 2007 to 2008. Mr. Shany holds a B.S. in Physics, Astronomy and Philosophy from Tel Aviv University in Israel and an MBA from the Wharton School at the University of Pennsylvania in Philadelphia, Pennsylvania.

Avrom Gilbert, President and Chief Operating Officer. Since August 2020, Mr. Gilbert has also served as President and Chief Operating Officer of IACA. Mr. Gilbert has over 20 years of business experience as an operational leader, startup founder and equities analyst. Since November 2020, he has served as a director of GettaCar Inc. and GettaCar Ltd.Mr. Gilbert has also served as a Director of Balderdash, Inc. since June 2021. In addition, Mr. Gilbert has served as a director since January 2019 and the Chief Operating Officer since October 2018 of Coin Sciences Ltd., a blockchain technology company. Prior to joining Coin Sciences Ltd., Mr. Gilbert served as the Chief Operating Officer of Similar Web from 2015 to 2018. He previously served as the Chief Operating Officer of Seeking Alpha from November 2008 to August 2014, where he worked with the marketing, growth, business development and technology teams to help drive the growth of the company. In addition, he previously held roles as a venture capitalist and equities analyst at investment banks, including UBS and Flemings (now J.P. Morgan). Mr. Gilbert holds a B.A. in Natural Sciences from the University of Cambridge in England.
Anthony Reich CA(SA), Chief Financial Officer. Since August 2020, Mr. Reich has also served as Chief Financial Officer of IACA. Mr. Reich has over 30 years of finance and business development experience. He has served as the Chief Financial Officer and Compliance Officer of ION Asset Management, an Israeli-based fund manager for approximately 15 years. Prior to joining ION Asset Management, Mr. Reich served as an independent consultant in the telecommunications, hi-tech and software sectors from 2000 to 2006. He previously held several key finance and business development roles at Cable & Wireless in London and Israel from 1990 to 2000. Mr. Reich holds a Bachelor of Commerce degree, a Graduate Diploma in Accounting and an Honours degree in Information Systems from the University of Cape Town in South Africa. He is a member of the South African Institute of Chartered Accountants.
Gabriel Seligsohn, Director. Since October 2020, Mr. Seligsohn has also served as a director of IACA. Mr. Seligsohn has served as a board member of Radware Ltd. (NASDAQ: RDWR) since May 2020, PubPlus since August 2019 and DSP Group, Inc. (NASDAQ: DSPG) since July 2013. In addition, Mr. Seligsohn has served as a board member of Kornit Digital Ltd. (NASDAQ: KRNT), a technology company specializing in digital printing on textiles, since March 2015. Mr. Seligsohn led Kornit’s successful IPO in 2015 while serving as Kornit’s Chief Executive Officer from April 2014 until August 2018. During his tenure, Kornit grew from a successful startup with revenues of $50MM to a highly profitable company with revenues of approximately $150MM. Prior to that, Mr. Seligsohn served as the President and Chief Executive Officer of Nova Measuring Instruments Ltd. (NASDAQ: NVMI), a designer, developer and producer of optical metrology solutions, from August 2006 to August 2014. In 2010, Mr. Seligsohn was voted Chief Executive Officer of the year by the Israeli Institute of Management for hi-tech industries in the large company category. Mr. Seligsohn holds an LL.B. from the University of Reading in England.
Rinat Gazit, Director. Since October 2020, Ms. Gazit has also served as a director of IACA. Ms. Gazit has over 20 years of experience in private equity investments, mergers and acquisitions and international capital markets. Since 2015, she has served as head of mergers and acquisitions at Ormat Technologies Inc. (NYSE: ORA). While at Ormat, Ms. Gazit gained broad international experience working with large international investment groups on large cross-border transactions in the natural resources, renewable energy, water, technology and homeland security sectors. Prior to that, Ms. Gazit served as a vice president at Poalim Capital Markets from January 2008 to February 2010. Over the past 12 years, Ms. Gazit has also served as a board member for several public and private companies including Delta Galil Industries Ltd., Excellence Investment House Ltd., Melisron Ltd., Ratio Petroleum Energy Ltd., Aeronautics Ltd. and companies affiliated with the Caesarea Edmond Benjamin de Rothschild Development Asset Corp. Ms. Gazit holds an MSc. from the Coller School of Management — Leon Recanati Graduate School of Business Administration at Tel Aviv University in Israel and a B.A. in Political Science and B.A. in Sociology and Anthropology from Haifa University in Israel.
Lior Shemesh, Director. Since October 2020, Mr. Shemesh has also served as a director of IACA. Mr. Shemesh has served as Chief Financial Officer at Wix since March 2013. Since July 2012, Mr. Shemesh has served as a member of the board of directors, compensation committee and financial statements committee, as well as chairman of the audit committee of Aspen Group Ltd., a real estate company traded on the Tel-Aviv Stock Exchange. From December 2010 to January 2013, he served as Chief Financial Officer at Alvarion Ltd., a provider of optimized wireless broadband solutions. From October 2008 to December 2010 he served as Alvarion’s Vice President of Finance. From May 2003 to October 2008, Mr. Shemesh served as Vice President of Finance at Veraz Networks Inc., a provider of softswitch, media gateway and digital compression solutions. Prior to this, Mr. Shemesh served as

Controller, and later as Associate Vice President of Finance of the Broadband division, for ECI Telecom Ltd., a network infrastructure provider. Mr. Shemesh holds a B.A. in Accounting and Economics and an MBA from Bar-Ilan University in Israel.
Corporate Governance
Number, Terms of Office and Election of Officers and Directors
The ION Board currently consists of five members and is divided into three classes with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to the first general meeting) serving a three-year term. The term of office of the first class of directors, consisting of Rinat Gazit will expire at the first annual general meeting. The term of office of the second class of directors, consisting of Lior Shemesh and Gabriel Seligsohn will expire at the second annual general meeting. The term of office of the third class of directors, consisting of Jonathan Kolber and Gilad Shany will expire at the third annual general meeting.
The ION officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. The ION Board is authorized to appoint officers as it deems appropriate pursuant to ION’s amended and restated memorandum and articles of association. The directors and officers following the Business Combination will be changed pursuant to the Merger Agreement as is described above under the section of this proxy statement/prospectus entitled “Management of the Company Following the Business Combination”.
Director Independence
The rules of the NYSE require that a majority of the ION Board be independent within one year of ION’s initial public offering. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The ION Board has determined that Mr. Seligsohn, Ms. Gazit and Mr. Shemesh are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. The ION independent directors have regularly scheduled meetings at which only independent directors are present.
Officer and Director Compensation
None of ION’s officers or directors have received any cash compensation for services rendered to ION. Until the earlier of the consummation of ION’s initial business combination and ION’s liquidation, ION will pay the Sponsor $10,000 per month for office space, utilities and administrative and support services provided to members of ION’s management team. In addition, ION’s Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. ION’s audit committee will review on a quarterly basis all payments that were made to ION’s Sponsor, officers or directors, or ION’s or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, ION does not have any additional controls in place governing its reimbursement payments to ION’s directors and officers for their out-of-pocket expenses incurred in connection with ION’s activities on behalf of ION in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to ION’s Sponsor, officers and directors, or any of their respective affiliates, prior to completion of the initial business combination.
After the completion of the initial business combination, directors or members of ION’s management team who remain with ION may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in proxy solicitation materials or tender offer materials furnished to ION’s shareholders in connection with a proposed initial business combination. ION has not established any limit on the amount of such fees that may be paid by the combined company to its directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to ION’s officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the ION Board.
ION does not intend to take any action to ensure that members of ION’s management team maintain their positions with ION after the consummation of ION’s initial business combination, although it is possible that some or all of ION’s officers and directors may negotiate employment or consulting arrangements to remain with ION after its initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with ION may influence ION’s management’s motivation in identifying or selecting a target business but ION does not believe that the ability of its management to remain with ION after the consummation of the initial business combination will be a determining factor in ION’s decision to proceed with any potential business combination. ION is not party to any agreements with its officers and directors that provide for benefits upon termination of employment.
Committees of the ION Board
The ION Board currently has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter that has been approved by the ION Board and has the composition and responsibilities described below. Subject to phase-in rules and a limited exception, NYSE rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and NYSE rules require that the compensation committee of a listed company be comprised solely of independent directors.
Audit Committee
The ION Board has established an Audit Committee. Ms. Gazit, Mr. Seligsohn, and Mr. Shemesh serve as the members of the audit committee. Mr. Shemesh chairs the audit committee.
Each member of the audit committee is financially literate and the ION Board has determined that Mr. Shemesh qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
ION has adopted an audit committee charter, which details the principal functions of the audit committee, including:
•assisting board oversight of (1) the integrity of ION’s financial statements, (2) ION’s compliance with legal and regulatory requirements, (3) ION’s independent registered public accounting firm’s qualifications and independence, and (4) the performance of ION’s internal audit function and independent registered public accounting firm; the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by ION;
•pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by ION, and establishing pre-approval policies and procedures; reviewing and discussing with the independent registered public accounting firm all relationships the firm has with ION in order to evaluate their continued independence;
•setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;
•meeting to review and discuss ION’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing ION’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ION”;

•reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to ION entering into such transaction; and
•reviewing with management, the independent registered public accounting firm, and ION legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding ION’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.
Compensation Committee
The ION Board has established a Compensation Committee. The members of the Compensation Committee are Ms. Gazit, Mr. Seligsohn and Mr. Shemesh. Ms. Gazit serves as chairwoman of the compensation committee. ION has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
•reviewing and approving on an annual basis the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of the Chief Executive Officer’s based on such evaluation;
•reviewing and making recommendations to the ION Board with respect to the compensation, and any incentive compensation and equity based plans that are subject to board approval of all other officers;
•reviewing executive compensation policies and plans;
•implementing and administering incentive compensation equity-based remuneration plans;
•assisting management in complying with proxy statement and annual report disclosure requirements;
•approving all special perquisites, special cash payments and other special compensation and benefit arrangements for officers and employees;
•producing a report on executive compensation to be included in the annual proxy statement; and
•reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
The charter provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by NYSE and the SEC.
Nominating and Corporate Governance Committee
The ION Board has established a Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are Ms. Gazit, Mr. Seligsohn, and Mr. Shemesh. Mr. Seligsohn serves as chair of the Nominating and Corporate Governance Committee. ION has adopted a Nominating and Corporate Governance Committee charter, which details the principal functions of the Nominating and Corporate Governance Committee, including:
•identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the ION Board, and recommending to the ION Board candidates for nomination for election at the annual extraordinary general meeting or to fill vacancies on the board of directors;
•developing and recommending to the ION Board and overseeing implementation of corporate governance guidelines;

•coordinating and overseeing the annual self-evaluation of the ION Board, its committees, individual directors and management in the governance of the company; and
•reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.
The charter provides that the Nominating and Corporate Governance Committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms. In general, in identifying and evaluating nominees for directors, the ION Board considers educational background, diversity of professional experience, knowledge of ION’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of ION shareholders.
Compensation Committee Interlocks and Insider Participation
None of the officers of ION currently serves, and in the past year has not served, (i) as a member of the compensation committee or the board of directors of another entity, one of whose officers served on the compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose officers served on the ION Board.
Code of Ethics
ION has adopted a Code of Ethics applicable to its directors, officers and employees.
How to Obtain the Code of Ethics and Committee Charters
ION has filed copies of its Code of Ethics, Audit Committee charter, Compensation Committee charter and Nominating and Corporate Governance Committee charter as exhibits to its registration statement filed in connection with its IPO. You may review these documents by accessing its public filings at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. See the section entitled “Where You Can Find More Information”.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ION
Cautionary Note Regarding Forward-Looking Statements
All statements other than statements of historical fact included in this section regarding ION’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. When used in this section, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or ION’s management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, ION’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in our filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on ION’s behalf are qualified in their entirety by this paragraph.
Overview
ION is a blank check company incorporated on November 23, 2020 as a Cayman Islands exempted company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. ION intends to effectuate its initial business combination using cash from the proceeds of the IPO and the private placement of the Private Placement Warrants, the proceeds of the sale of its securities in connection with an initial business combination (pursuant to forward purchase agreements or backstop agreements it may enter into in connection with an initial business combination), shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, other securities issuances, or a combination of the foregoing.
Results of Operations
ION has neither engaged in any operations (other than searching for a Business Combination after its IPO) nor generated any revenues to date. ION’s only activities from inception to March 31, 2021 were organizational activities, those necessary to prepare for the IPO, described below, and, after the IPO, identifying a target company for a business combination. ION does not expect to generate any operating revenues until after the completion of the Business Combination. ION generates non-operating income in the form of interest income on marketable securities held in the Trust Account. ION incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a Business Combination.
For the period from January 1, 2021 through March 31, 2021, ION had a net loss of $1,880,581, offset by interest earned on investments held in the Trust Account of $16,975.
Liquidity and Capital Resources
Until the consummation of the IPO, ION’s only source of liquidity was an initial purchase of ION Shares by the Sponsor and loans from the Sponsor.
On February 16, 2021, ION completed its IPO of 25,300,000 ION Units, including the issuance of 3,300,000 ION Units as a result of the underwriters’ exercise in full of their over-allotment option. Each ION Unit consists of one ION Class A Ordinary Share and one-eighth of one warrant, with each warrant entitling the holder thereof to purchase one ION Class A Ordinary Share for $11.50 per share. The ION Units were sold at a price of $10.00 per ION Unit, generating gross proceeds to ION of $253,000,000. In addition, prior to the closing of the IPO, ION completed the sale of the Private Placement Warrants (7,060,000 warrants at a price of $1.00 per warrant) in a private placement to the Sponsor, generating gross proceeds of $7,060,000. A total of $253,000,000 of the net proceeds from the IPO and the Private Placement Warrants were deposited in the Trust Account established for the benefit of the Public Shareholders and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. ION incurred $14,438,150 in transaction costs, including $5,060,000 of underwriting fees, $8,855,000 of deferred underwriting fees and $523,150 of other offering costs.
For the period from November 23, 2020 (inception) through March 31, 2021, net cash used in operating activities was $(1,491,690), which consisted of ION’s net loss of $1,880,581, interest earned on investments of $16,975, formation expenses paid by the Sponsor of $395,000 and changes in operating assets and liabilities, which used $1,407,156 of cash from operating activities.
On March 31, 2021, ION had investments held in the Trust Account of $254,826,955. ION intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account, which interest will be net of taxes payable and excluding deferred underwriting commissions, to complete a Business Combination. ION may withdraw interest from the Trust Account to pay taxes, if any. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete a Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
On March 31, 2021, ION had cash of $640,630 held outside of the Trust Account. ION intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a Business Combination.
In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of ION’s officers and directors may, but are not obligated to, loan ION funds, as may be required. If ION completes a Business Combination, ION may repay such loaned amounts out of the proceeds of the Trust Account released to ION. In the event that a Business Combination does not close, ION may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant, at the option of the lender. The warrants would be identical to the Private Placement Warrants.
ION does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if ION’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, ION may have insufficient funds available to operate its business prior to the initial Business Combination. Moreover, ION may need to obtain additional financing either to complete the Business Combination or because ION becomes obligated to redeem a significant number of its Public Shares upon completion of the Proposed Transaction, in which case ION may issue additional securities or incur debt in connection with such Business Combination.
Off-Balance Sheet Financing Arrangements
ION has no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2021. ION does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. ION has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Contractual Obligations
ION does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor a monthly fee of $10,000 for office space, utilities, secretarial and administrative support services, provided to ION. ION began incurring these fees on February 10, 2021 and will continue to incur these fees monthly until the earlier of the completion of a Business Combination and ION’s liquidation.

The IPO underwriters are entitled to a deferred fee of $0.35 per ION Unit, or $8,855,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that ION completes a business combination, subject to the terms of the underwriting agreement.
Critical Accounting Policies
The preparation of condensed financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
ION Class A Ordinary Shares Subject to Possible Redemption
ION accounts for its ION Class A Ordinary Shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” ION Class A Ordinary Shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features Redemption Rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. ION Shares feature certain Redemption Rights that are considered to be outside of ION’s control and subject to occurrence of uncertain future events. Accordingly, ION Class A Ordinary Shares subject to possible redemption is presented as temporary equity, outside of the shareholders’ equity section of ION’s condensed balance sheet.
Warrant Liability
ION evaluated the Public Warrants and Private Placement Warrants (collectively, “Warrants”) in accordance with ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”, and concluded that a provision in the Warrant Agreement related to certain tender or exchange offers as well as provisions that provided for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant, precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815 and are not eligible for an exception from derivative accounting, the Warrants are recorded as derivative liabilities on the Balance Sheet and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the Statement of Operations in the period of change.
Net Gain (Loss) Per Ordinary Share
We apply the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per ordinary share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. Our net income (loss) is adjusted for the portion of income that is attributable to ordinary shares subject to redemption, as these shares only participate in the earnings of the Trust Account and not our income or losses.
Recent Accounting Standards
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on ION’s financial statements.
Quantitative and Qualitative Disclosures About Market Risk
We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item.

Holders of ION Securities
As of November 5, 2021, there was 1 holder of record of the ION Units, 1 holder of record of the ION Class A Ordinary Shares, 4 holders of record of the ION Class B Ordinary Shares and 2 holders of record of the ION Warrants. ION believes the number of beneficial holders of the ION Class A Ordinary Shares to be in excess of 300 persons.

DESCRIPTION OF ION’S AND THE COMPANY’S SECURITIES
Description of ION Capital Stock Prior to the Business Combination
General
ION is authorized to issue 555,000,000 shares, consisting of 500,000,000 ION Class A Ordinary Shares, par value $0.0001 per share, 50,000,000 ION Class B Ordinary Shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share. As of the Record Date,             ION Class A Ordinary Shares are outstanding, held by shareholders of record and              ION Class B Ordinary Shares are outstanding, held by shareholders of record, and no preference shares are outstanding.
ION Units
Each ION Unit consists of one ION Class A Ordinary Share and one-eighth of one Public Warrant. Each Public Warrant entitles the holder to purchase one ION Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as described in this proxy statement/prospectus.
Ordinary Shares
ION’s shareholders of record are entitled to one vote for each ION Share held on all matters to be voted on by shareholders. In connection with any vote held to approve an initial business combination, the Sponsor, as well as ION’s directors and officers, have agreed to vote their respective Founder Shares and any other ION Shares held by them in favor of the business combination.
Prior to the Closing, only holders of the ION Class B Ordinary Shares are eligible to vote for the appointment of directors. Directors may only be appointed by an ordinary resolution, being the affirmative vote of the holders of a majority of the ION Class B Ordinary Shares who, being present in person or by proxy and entitled to vote, vote at a meeting.
Pursuant to the Cayman Constitutional Documents, if ION does not complete a business combination by February 16, 2023, it will trigger ION’s automatic winding up, dissolution and liquidation, unless ION submits and its shareholders approve an extension. The Sponsor and the directors and officers of ION have agreed to waive their rights to share in any distribution from the Trust Account with respect to their Founder Shares upon ION’s winding up, dissolution and liquidation.
ION’s shareholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares, except that Public Shareholders have the right to have their shares redeemed for cash if they vote on the Business Combination, properly demand Redemption of their shares as described in this proxy statement/prospectus and the Business Combination is completed. Public Shareholders who redeem their shares still have the right to exercise the warrants that they received as part of the ION Units.
For additional information with respect to the Redemption Rights of ION’s shareholders, see the section entitled “Questions and Answers for Shareholders of ION—Q. Do I have Redemption Rights?”
Preference Shares
ION’s amended and restated memorandum and articles of association authorize 5,000,000 preference shares and provide that preference shares may be issued from time to time in one or more series. The ION Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The ION Board may, without shareholder approval, issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. The ability of the ION Board to issue preference shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of ION or the removal of existing management. ION has no preference shares outstanding at the date hereof. Although ION does not currently intend to issue any preference shares, it cannot assure you that it will not do so in the future.

Warrants
As of the Record Date,               warrants were outstanding, including               Public Warrants and               Private Placement Warrants. Each Public Warrant entitles the registered holder to purchase one ION Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing upon the later of 12 months from the closing of the IPO or 30 days after the completion of a business combination, provided, in each case, that ION has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or ION permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Class A ordinary shares. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, at least eight units must be purchased in order to be able to receive or trade a whole warrant. The Public Warrants will expire at 5:00 p.m., Eastern Time on the earlier to occur of: (i) five years from the completion of an initial business combination, (ii) the liquidation of ION, if ION fails to complete a business combination, or (iii) the redemption date as fixed by ION pursuant to the Warrant Agreement, if ION elects to redeem all warrants.
The Private Placement Warrants are identical to the Public Warrants except that, so long as they are held by ION’s Sponsor or its permitted transferees, the Private Placement Warrants (i) will not be redeemable by ION, (ii) may not (including the Class A ordinary shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights.
Once the warrants become exercisable and the price per Class A ordinary share equals or exceeds $18.00, ION may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and
•if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three business days before ION sends the notice of redemption to the warrant holders.
Once the warrants become exercisable and the price per Class A ordinary share equals or exceeds $10.00, ION may redeem the outstanding warrants (except with respect to the Private Placement Warrants):
•in whole and not in part;
•at a price of $0.10 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of our Class A ordinary shares except as otherwise described below; and
•if, and only if, the closing price of our Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending three business days before ION sends the notice of redemption to the warrant holders.
Beginning on the date the notice of redemption is given and until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of ION Class A Ordinary Shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by ION pursuant to this redemption feature, based on the “fair market value” of the ION Class A Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the volume-weighted average price of the ION Class A Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. ION will provide warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

	Redemption Fair Market Value of Ordinary Shares (period to expiration of warrants)
Redemption Date	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of ION Class A Ordinary Shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of ION Class A Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 ION Class A Ordinary Shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of the ION Class A Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 ION Class A Ordinary Shares for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 ION Class A Ordinary Shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by ION pursuant to this redemption feature, since they will not be exercisable for any ION Class A Ordinary Shares.
Historical trading prices for ION’s Class A common stock have from time to time exceeded $10.00 per share but have not remained at the $10.00 per share threshold for 20 trading days within a 30 trading-day period at which point the Public Warrants would become redeemable. In the event the Company determined to redeem the Public Warrants, holders of our redeemable warrants would be notified of such redemption as described in our warrant agreement. Specifically, in the event that the Company elects to redeem all of the redeemable warrants as described above, the Company will fix a date for the redemption (the “Redemption Date”). Notice of redemption will be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via the Company’s posting of the redemption notice to DTC.
The redemption criteria for the warrants have been established at a price which is intended to provide Public Warrant Holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of a redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.
If ION (or after the business combination, the Company) calls the warrants for redemption as described above, its management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless. The warrants are issued under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent and ION. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (a) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant Agreement set forth in this prospectus, (b) adjusting the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the Warrant Agreement or (c) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders of Public Warrants. Accordingly, ION may amend the terms of the public warrants in a manner adverse to a holder of Public Warrants if holders of at least 50% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or shares, shorten the exercise period or decrease the number of Class A ordinary shares purchasable upon exercise of a warrant.
The exercise price and number of ION Class A Ordinary Shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or ION’s recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of ION Class A Ordinary Shares at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or Class A equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 10 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The ION Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to ION, for the number of warrants being exercised. The Warrant Holders do not have the rights or privileges of holders of ION Class A Ordinary Shares and any voting rights until they exercise their ION Warrants and receive ION Class A Ordinary Shares. After the issuance of ION Class A Ordinary Shares upon exercise of the ION Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
Except as described above, no Public Warrants will be exercisable and ION will not be obligated to issue ION Class A Ordinary Shares unless at the time of exercise (i) a registration statement covering the Ordinary Shares to be issued upon exercise is effective under the Securities Act of 1933, as amended, and (ii) a prospectus thereunder relating to the Ordinary Shares is current, except through “cashless exercise” as provided for in the Warrant Agreement. Under the terms of the Warrant Agreement, ION has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the ION Class A Ordinary Shares issuable upon exercise of the ION Warrants until the expiration of the ION Warrants. However, ION cannot assure you that it will be able to do so and, if it does not maintain a current prospectus relating to the ION Class A Ordinary Shares issuable upon exercise of the warrants, holders will be unable to exercise their ION Warrants and ION will not be required to settle any such ION Warrant. If the prospectus relating to the ION Class A Ordinary Shares issuable upon the exercise of the ION Warrants is not current or if the ION Class A Ordinary Shares is not qualified or exempt from qualification in the jurisdictions in which the holders of the ION Warrants reside, ION will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.
Public Warrant Holders may elect, at their sole option and discretion, to be subject to a restriction on the exercise of their ION Warrants such that an electing Public Warrant Holder (and his, her or its affiliates) would not be able to exercise their ION Warrants to the extent that, after giving effect to such exercise, such holder (and his, her or its affiliates) would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the ION Class A Ordinary Shares outstanding. Notwithstanding the foregoing, any person who acquires a warrant with the purpose or effect of changing or influencing the control of ION, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying ION Class A Ordinary Shares and not be able to take advantage of this provision.
No fractional shares will be issued upon exercise of the ION Warrants. If, upon exercise of the ION Warrants, a holder would be entitled to receive a fractional interest in a share (as a result of a subsequent share dividend payable in shares of common stock, or by a split up of the ION Class A Ordinary Shares or other similar event), ION will, upon exercise, round down to the nearest whole number the number of ION Class A Ordinary Shares to be issued to the Public Warrant Holder.

In addition to the Public Warrants and Private Placement Warrants discussed above, pursuant to the Warrant Agreement, the Sponsor or an affiliate of the Sponsor or certain of ION’s officers and directors may, but are not obligated to, loan ION funds as may be required, of which up to $1,500,000 of such loans may be convertible into up to an additional 1,500,000 warrants at a price of $1.00 per warrant. However, pursuant to the Merger Agreement, ION is subject to certain restrictions in respect of any equity issuances prior to the completion of the Proposed Transaction. For more information, see the section entitled “The Business Combination Proposal—Covenants and Agreements”.
Dividends
ION has not paid any cash dividends on the ION Shares to date and does not intend to pay cash dividends prior to the Business Combination. The payment of cash dividends in the future, including after the Business Combination with Innovid, will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Proposed Transaction. The payment of any dividends subsequent to the Business Combination will be within the discretion of the Company Board.
If ION incurs any indebtedness, including in connection with the initial business combination, ION’s ability to declare dividends may be limited by restrictive covenants it may agree to in connection therewith.
Transfer Agent, Rights Agent and Warrant Agent
The Transfer Agent for ION Shares and warrant agent for ION Warrants is Continental Stock Transfer & Trust Company, One State Street, 30th Floor, New York, NY 10004.
Listing of ION’s Securities
ION’s Units, ION Class A Ordinary Shares and Warrants are listed on NYSE under the symbols “IACB.U”, “IACB” and “IACB WS”, respectively. At the Closing, the ION Units will separate into their component ION Class A Ordinary Shares and Warrants so that the ION Units will no longer trade separately under “IACB.U.” ION cannot assure you that the Company’s securities will continue to be listed on NYSE as the Company might not in the future meet certain continued listing standards.
Certain Differences in Corporate Law
Companies incorporated in the Cayman Islands are governed by the Companies Act. The Companies Act differs from laws applicable to U.S. corporations and their shareholders. A description of the differences between the laws of the Cayman Islands and Delaware law are set forth in the section entitled “The Domestication Proposal – Comparison of Shareholder Rights under Applicable Corporate Law Before and After Domestication”.
Cayman Constitutional Documents
The Cayman Constitutional Documents contain provisions designed to provide certain rights and protections to its shareholders prior to the completion of a Business Combination. The following are the material rights and protections contained in the Cayman Constitutional Documents:
•the right of Public Shareholders to exercise Redemption Rights and redeem or have repurchased their shares in lieu of participating in a proposed business combination;
•a prohibition against completing a business combination unless ION has net tangible assets of at least $5,000,001 upon completion of such business combination (or if the Advisory Organizational Documents Proposals are approved, immediately prior to the completion of such business combination without regard to the assets or liabilities of the target company of such business combination and its subsidiaries);
•a requirement that if ION seeks shareholder approval of any business combination, the affirmative vote must be obtained of the holders of a majority of the outstanding ION Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting;

•a prohibition, prior to a business combination, against ION issuing (i) any ION Shares or (ii) any other securities which participate in or are otherwise entitled in any manner to any of the proceeds in the Trust Account or which vote as a class with the Public Shares on a business combination; and
•a limitation on shareholders’ rights to receive a portion of the Trust Account.
The Companies Act permits a company incorporated in the Cayman Islands to amend its memorandum and articles of association with the approval of a special resolution, being the approval of the holders of a majority of at least two-thirds of the ION Shares who, being present in person or by proxy and entitled to vote at an extraordinary general meeting, vote at the extraordinary general meeting. A company’s memorandum and articles of association may specify that the approval of a higher majority is required but, provided the approval of the required majority is obtained, any Cayman Islands company may amend its memorandum and articles of association regardless of whether its memorandum and articles of association provides otherwise. Accordingly, although ION could amend any of the provisions relating to its structure and business plan which are contained in its Cayman Constitutional Documents, ION views all of these provisions as binding obligations to its shareholders and neither ION, nor its officers or directors, will take any action to amend or waive any of these provisions prior to the completion of an initial business combination.
Capital Stock of the Company after the Business Combination
The following summary sets forth the material terms of the Company’s securities following the completion of the Proposed Transaction. The following summary is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Proposed Certificate of Incorporation, a form of which is attached as Annex B to this proxy statement/prospectus, and the Proposed Bylaws, a form of which is attached as Annex C to this proxy statement/prospectus. We urge you to read the Proposed Certificate of Incorporation and Proposed Bylaws in their entirety for a complete description of the rights and preferences of the Company’s securities following the Business Combination.
Authorized and Outstanding Stock
The Proposed Certificate of Incorporation will authorize the issuance of               shares, consisting of:
•               shares of preferred stock, par value $0.0001 per share (“Innovid Corp. Preferred Stock”); and
•               shares of Common Stock, par value $0.0001 per share (“Innovid Corp. Common Stock”).
Innovid Corp. Common Stock
Upon completion of the Business Combination, we expect that there will be                shares of Innovid Corp. Common Stock outstanding, assuming that (i) no ION Class A Ordinary Shares are redeemed in connection with the Business Combination. All shares of Innovid Corp. Common Stock are fully paid and non-assessable. In connection with the Business Combination, the ION Class B Ordinary Shares held by the Sponsor will be converted into shares of Innovid Corp. Common Stock.
Voting rights. Each holder of Innovid Corp. Common Stock is entitled to one vote for each share of Innovid Corp. Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. The holders of Innovid Corp. Common Stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. See the section entitled “Anti-Takeover Effects of the Proposed Certificate of Incorporation, the Proposed Bylaws and Certain Provisions of Delaware Law—Supermajority Provisions” for the list of matters of the Company that will require approval of a supermajority of the then outstanding shares of the Company’s stock.
Dividend Rights. Subject to preferences that may be applicable to any outstanding Innovid Corp. Preferred Stock, the holders of shares of Innovid Corp. Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Company Board out of funds legally available for such purposes.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Innovid Corp. Common Stock are entitled to share ratably in all assets remaining after payment of the Company’s debts and other liabilities, subject to prior distribution rights of Innovid Corp. Preferred Stock or any class or series of stock having a preference over the Innovid Corp. Common Stock, then outstanding, if any.
Other rights. The holders of Innovid Corp. Common Stock have no pre-emptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Innovid Corp. Common Stock. The rights, preferences and privileges of holders of the Innovid Corp. Common Stock will be subject to those of the holders of any shares of the Innovid Corp. Preferred Stock the Company may issue in the future.
Innovid Corp. Preferred Stock
No shares of Innovid Corp. Preferred Stock will be issued or outstanding immediately after the completion of the Proposed Transaction. The Proposed Certificate of Incorporation will authorize the Company Board to establish one or more series of Innovid Corp. Preferred Stock. Unless required by law or any stock exchange, the authorized shares of Innovid Corp. Preferred Stock will be available for issuance without further action by the holders of Innovid Corp. Common Stock. The Company Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, Redemption privileges and liquidation preferences, of each series of Innovid Corp. Preferred Stock. The issuance of Innovid Corp. Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. Additionally, the issuance of Innovid Corp. Preferred Stock may adversely affect the holders of the Innovid Corp. Common Stock by restricting dividends on the Innovid Corp. Common Stock, diluting the voting power of the Innovid Corp. Common Stock or subordinating the liquidation rights of the Innovid Corp. Common Stock. As a result of these or other factors, the issuance of Innovid Corp. Preferred Stock could have an adverse impact on the market price of the Innovid Corp. Common Stock. At present, we have no plans to issue any Innovid Corp. Preferred Stock.
Warrants
Immediately prior to the Domestication, pursuant to the Cayman Constitutional Documents, each ION Class B Ordinary Share then issued and outstanding will automatically convert into one ION Class A Ordinary Share. Following such conversion, as a result of and upon the effective time of the Domestication and the Business Combination, (a) each ION Unit ION Unit then issued and outstanding as of immediately prior to the Domestication will automatically be separated into the underlying ION Class A Ordinary Share and one-eighth of an ION Warrant, (b) each ION Class A Ordinary Share issued and outstanding immediately prior to the Domestication will remain outstanding and will automatically convert into one share of Innovid Corp. Common Stock (provided that each ION Class A Ordinary Share owned by Public Shareholders who have validly elected to redeem their ION Class A Ordinary Shares will be converted and but will be redeemed for cash in an amount equal to the Redemption Price), and (c) each ION Warrant will automatically convert into a Innovid Corp. Warrant on the same basis as the ION Warrants. No fractional Innovid Corp. Warrants will be issued upon separation of the ION Units. For more information on the terms of such warrants, see the above section entitled “—Description of ION Capital Stock Prior to the Business Combination—Warrants”.
Dividends
The payment of future dividends on the shares of Innovid Corp. Common Stock will depend on the financial condition of the Company after the completion of the Proposed Transaction subject to the discretion of the Company Board. There can be no guarantee that cash dividends will be declared. The ability of the Company to declare dividends may be limited by the terms and conditions of other financing and other agreements entered into by the Company or any of its subsidiaries from time to time.
In addition, Innovid is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of Innovid (with certain exceptions) exceed the fair value of its assets. Subsidiaries of Innovid are generally subject to similar legal limitations on their ability to make distributions to Innovid.

Anti-Takeover Effects of the Proposed Certificate of Incorporation, the Proposed Bylaws and Certain Provisions of Delaware Law
The Proposed Certificate of Incorporation, the Proposed Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of the Company Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of the Company Board to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Innovid Corp. Common Stock. The Proposed Certificate of Incorporation will provide that any action required or permitted to be taken by the Company’s stockholders must be effected at a duly called annual or extraordinary general meeting of such stockholders and may not be effected by any consent in writing by such holders except that any action required or permitted to be taken by holders of Innovid Corp. Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, are signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and are delivered to the Corporation in the manner forth in Section 228 of the DGCL. See also “Risk Factors—Risks Related to the Domestication and the Business Combination—Delaware law and the Proposed Certificate of Incorporation and Proposed Bylaws will contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable”.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NYSE, which would apply if and so long as the Innovid Corp. Common Stock remains listed on NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Innovid Corp. Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved Innovid Corp. Common Stock may be to enable the Company Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Innovid Corp. Common Stock at prices higher than prevailing market prices.
Election of Directors and Vacancies
The Proposed Certificate of Incorporation will provide that the Company Board will determine the number of directors who will serve on the board. The exact number of directors will be fixed from time to time by a majority of the Company Board. Upon adoption of the Proposed Certificate of Incorporation, the Company Board will be divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the Closing. Class II and Class III directors will initially serve for a term expiring at the second and third annual meeting of stockholders following the Closing, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There will be no limit on the number of terms a director may serve on the Company Board.
In addition, the Proposed Certificate of Incorporation will provide that any vacancy on the Company Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office, subject to any rights of the holders of Innovid Corp. Preferred Stock.
Quorum
The Proposed Bylaws will provide that at any meeting of the Company Board, a majority of the total number of directors then in office constitutes a quorum for the transaction of business.
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation expressly authorizes cumulative voting. The Proposed Certificate of Incorporation does not authorize cumulative voting.
General Stockholder Meetings
The Proposed Certificate of Incorporation will provide that special meetings of stockholders may be called only by or at the direction of the Company Board, the Chairman of the Board or the Chief Executive Officer.
Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals
The Proposed Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Company Board or a committee of the Company Board. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders (for the purposes of the first annual meeting of the stockholders of the Company following the adoption of the Proposed Bylaws, the date of the preceding annual meeting will be deemed to be                      , 2021). The Proposed Bylaws allow the Company Board to adopt rules and regulations for the conduct of a meeting of the stockholders as it deems appropriate, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.
Supermajority Provisions
The Proposed Certificate of Incorporation and the Proposed Bylaws will provide that the Company Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the Proposed Bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or the Proposed Certificate of Incorporation.
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. The Proposed Certificate of Incorporation will provide that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of a majority of at least 66 2/3% in voting power all the then outstanding shares of the Company’s stock entitled to vote thereon, voting together as a single class:
•the provision regarding the Company Board being authorized to amend the Proposed Bylaws without a stockholder vote;
•the provisions providing for a classified Company Board (the election and term of directors);
•the provisions regarding filling vacancies on the Company Board and newly created directorships;
•the provisions regarding resignation and removal of directors;

•the provisions regarding calling special meetings of stockholders;
•the provisions regarding stockholder action by written consent;
•the provisions eliminating monetary damages for breaches of fiduciary duty by a director;
•the provisions regarding competition and corporate opportunities;
•the provisions regarding exclusivity of forum; and
•the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.
These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of the Company or its management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Company Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are designed to reduce the Company’s vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Innovid Corp. Common Stock and, as a consequence, may inhibit fluctuations in the market price of the Innovid Corp. Common Stock that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.
Exclusive Forum
The Proposed Certificate of Incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, or if such court does not have subject matter jurisdiction, any other court located in the State of Delaware with subject matter jurisdiction, will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company or any director or officer of the Company (a) arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws or (b) as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws or any of their provisions, (v) any action asserting a claim against the Company or any current or former director, officer, employee, stockholder or agent of the Company governed by the internal affairs doctrine of the law of the State of Delaware, or (vi) any action asserting an “internal corporate claim” as defined in Section 115 of the DGCL. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company will be deemed to have notice of and consented to the forum provisions in the Proposed Certificate of Incorporation. However, it is possible that a court could find the Company’s forum selection provisions to be inapplicable or unenforceable. Although the Company believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Company’s directors and officers. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act or any other claims for which United States federal courts have exclusive jurisdiction.
Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Proposed Certificate of Incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that the Company has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to directors, principals, officers, employees, equityholders and other representatives of Sponsor and ICE, or the Company’s non-employee directors or his or her affiliates. The Proposed Certificate of Incorporation also provides that, to the fullest extent permitted by law, none of directors, principals, officers, employees, equityholders and other representatives of Sponsor and Innovid or the Company’s non-employee directors or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which the Company or its affiliates will engage or propose to engage or (ii) otherwise competing with the Company or its affiliates. In addition, to the fullest extent permitted by law, in the event that directors, principals, officers, employees, equityholders and other representatives of Sponsor and Innovid or any of the Company’s non-employee director or any of his or her affiliates acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or herself and the Company or its affiliates or stockholders, will not be liable to the Company or its stockholders or to any affiliates of the Company for breach of any duty as a stockholder, director or officer of the Company solely by reason of the fact that such person pursues or acquires such corporate opportunity of itself, himself or herself, or offers or directs such corporate opportunity to another person or does not present such corporate opportunity to the Company or any of its affiliates or stockholders. The Proposed Certificate of Incorporation does not renounce the Company’s interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. No business opportunity will be deemed to be a potential corporate opportunity for the Company unless (x) it would be permitted to undertake the opportunity, financially, legally and contractually, (y) the opportunity would be in line with the Company’s business or (z) the opportunity is one in which the Company has interest or reasonable expectancy.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or Redemptions or derived an improper benefit from his or her actions as a director.
The Proposed Bylaws provide that the Company must indemnify and advance expenses to directors and officers to the fullest extent authorized by the DGCL. The Company is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, indemnification and advancement provisions in the Proposed Certificate of Incorporation and the Proposed Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The Company believes that these provisions, liability insurance and any indemnity agreements that may be entered into are necessary to attract and retain talented and experienced directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of the ION’s or Innovid’s respective directors, officers or employees for which indemnification is sought.
Investor Registration Rights
Upon the completion of the Proposed Transaction, the Company will enter into an Investor Rights Agreement, a form of which is attached as Annex F to this proxy statement/prospectus with ION and the other Innovid Equity Holders and the holders of the Founder Shares, Private Placement Warrants and warrants issued upon conversion of working capital loans (if any) pursuant to which such parties will have specified rights to require the Company to register all or a portion of their shares under the Securities Act. This Investor Rights Agreement will terminate and replace the registration rights agreement entered into by ION with respect to the Founder Shares, Private Placement Warrants and warrants issued upon conversion of working capital loans (if any), at the closing of the IPO. See the section entitled “The Business Combination Proposal—Related Agreements—Investor Rights Agreement”. In addition, in connection with the PIPE Investment, ION has agreed to file a registration statement covering the shares purchased by the PIPE Investors. See the section entitled “The Business Combination Proposal—Related Agreements—Subscription Agreements”.
Transfer Agent and Registrar
The Transfer Agent and registrar for the shares of Innovid Corp. Common Stock will be Continental Stock Transfer & Trust Company.
Listing
Following the Closing Innovid Corp. Common Stock and Warrants will continue to be listed under the symbols “CTV” and “CTV.WS”, respectively.

MARKET PRICE AND DIVIDENDS OF SECURITIES
Market Price of ION Units, ION Ordinary Shares and Public Warrants
The ION Units, ION Class A Ordinary Shares and Public Warrants are traded on NYSE under the symbols “IACB.U,” “IACB” and “IACB WS,” respectively. The ION Units began public trading on February 11, 2021 and the ION Class A Ordinary Shares and Public Warrants began public trading on April 5, 2021.
Market price information regarding the ION Class B Ordinary Shares is not provided here because there is no established public trading market for the ION Class B Ordinary Shares.
The closing price of the ION Units, ION Class A Ordinary Shares and Public Warrants on June 23, 2021 the last trading day before announcement of the execution of the Merger Agreement, was $10.11, $9.92 and $1.40, respectively. As of , 2021, the last trading day immediately prior to the date of this proxy statement/prospectus, the closing price for each ION Unit, ION Class A Ordinary Share and Public Warrant was $, $ and $, respectively.
Holders of the ION Units, ION Class A Ordinary Shares and Public Warrants should obtain current market quotations for their securities. The market price of ION’s securities could vary at any time before the Closing.
Dividends of ION Securities
Please refer to the section entitled “Description of ION’s and the Company’s Securities—Description of ION Capital Stock Prior to the Business Combination—Dividends”.
Innovid
Market Price of Innovid Securities
Market price information regarding Innovid is not provided because there is no public market for Innovid’s securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Innovid—Liquidity and Capital Resources”.
Dividend Policy of the Company Following the Business Combination
The payment of cash dividends after the Business Combination, will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Proposed Transaction. The payment of any dividends subsequent to the Business Combination will be within the discretion of the Company Board.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding the beneficial ownership of (a) ION as of September 30, 2021 (pre-Business Combination) and (b) the Company immediately following the Closing, assuming that no ION Class A Ordinary Shares are redeemed, and alternatively that 19,417,009 ION Class A Ordinary Shares are redeemed, by:
•each person known by ION to be the beneficial owner of more than 5% of the shares of ION Shares on September 30, 2021 (pre-Business Combination) or the beneficial owner of more than 5% of the shares of Innovid Corp. Common Stock upon Closing;
•each of ION’s officers and directors;
•each person who will become an officer or is nominated to become a director of the Company upon the Closing; and
•all officers and directors of the Company as a group following the Closing.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of the ION Shares pre-Business Combination is based on 24,588, 141 ION Shares issued and outstanding as of September 30, 2021.
The expected beneficial ownership of Innovid Corp. Common Stock immediately following the Closing has been determined based on the following assumptions: (a) (i) assuming no redemptions, there will be an aggregate of 31,627,509 issued and outstanding immediately prior to the Closing (after giving effect to the Domestication but prior to the PIPE Investment and the Second Merger) and (ii) assuming the redemption of 19,417,009 ION Shares, there will be an aggregate of 12,210,500 ION Shares issued and outstanding immediately prior to the Closing, which shares will have been converted into shares of Innovid Corp. Common Stock upon Closing, and (b) each of the other assumptions set forth under the section entitled “Frequently Used Terms—Share Calculations and Ownership Percentages”.
The beneficial ownership information below excludes the shares underlying the Public Warrants and the Private Placement Warrants, and the shares expected to be issued or reserved under the Innovid Corp. Incentive Plan.
Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Unless otherwise noted, the business address of each of the following entities or individuals is 89 Medinat Hayehudim Street Herzliya 4676672, Israel.
The information in the table below for pre-Business Combination ION Shares does not include shares underlying the Private Placement Warrants held or to be held by ION’s officers or the Sponsor because these securities are not exercisable within 60 days of this proxy statement/prospectus and are contingent upon the occurrence of the Closing.

Name and Address of Beneficial Owner	ION Shares			Innovid Corp. Common Stock Post-Business Combination(2)
				Assuming No Redemption		Assuming Maximum Share Redemptions
	Number of Shares Beneficially	% of Voting		Innovid Corp Class A	% of Total Voting	Innovid Corp. Class A		% of Total Voting
	Owned(1)	control		Shares	Power(5)	Shares		Power(3)
ION Holdings 2, LP(6)(10)	6,325,000	19.76		10,525,000	8.9%	10,525,000		8.9%
Gabriel Seligsohn	25,000	*		25,000	*	25,000		*
Rinat Gazit	25,000	*		25,000	*	25,000		*
Lior Shemesh	25,000	*		25,000	*	25,000		*
All pre-Business Combination directors and officers as a group (three individuals)	75,000	*
Director Nominees and Named Executive Officers of the Company Post-Business Combination(5)
Gilad Shany	—	—		—	—	—		—
Rachel Lam	—	—	—	—	—	—	—	—
Jonathan Saacks	—	—	—	—	—	—	—	—
Steven Cakebread	—	—	—	—	—	—	—	—
Michael DiPiano	—	—	—	—	—	—	—	—
Zvika Netter(3)	—	—		5,715,252	4.8%	6,998,338		5.9%
Tal Chalozin(4)	—	—		3,875,461	3.3%	4,832,838		4.1%
Tanya Andreev-Kaspin(5)	—	—		588,286	0.5%	672,499		0.5%
All post-Business Combination Director Nominees and Executive Officers as a Group (five persons):	—	—		10,178,999	8.6%	12,503,675		10.5%
Greater than Five Percent Holders:
ION Holdings 2, LP(6)	6,325,000	19.76		10,525,000	8.9%	10,525,000		8.9%
Genesis Partners III L.P.(7)	—	—		16,997,140	14.3%	19,359,383		16.8%
Sequoia Capital Israel IV Holdings L.P.(8)	—	—		15,058,460	12.7%	17,705,277		15.5%
Special Situations Investing Group II, LLC(9)	—	—		4,459,878	3.8%	9,882,001		8.3%
__________________
*Less than one percent.
(1)Interests shown consist solely of Founder Shares, which are ION Class B Ordinary Shares. Such shares will automatically convert into ION Class A Ordinary Shares as a result of and upon the effective time of the Domestication on a one-for-one basis.
(2)Represents percentage of voting power of the holders of Innovid Corp. Common Stock and Innovid Corp. Preferred Stock of the Company voting together as a single class.
(3)Reflects assumed sale of securities in the Secondary Sale Transactions by Mr. Netter equal to the maximum aggregate dollar amount of securities approved for sale of approximately $17.4 million in the No Redemption Scenario and approximately $4.6 million in the Maximum Redemption Scenario.
(4)Reflects assumed sale of securities in the Secondary Sale Transaction by Mr. Chalozin equal to the maximum aggregate dollar amount of securities approved for sale of approximately $13.0 million in the No Redemption Scenario and approximately $3.4 million in the Maximum Redemption Scenario.
(5)Reflects assumed sale of securities in the Secondary Sale Transactions by Ms. Andreev-Kaspin equal to the maximum aggregate dollar amount of securities approved for sale of approximately $1.1 million in the No Redemption Scenario and approximately $0.3 million in the Maximum Redemption Scenario.
(6)ION Holdings 2, LP is the record holder of such shares. As the general partner of ION 2 LP, ION Acquisition Corp GP Ltd. (“ION GP”) has voting and investment discretion with respect to the ordinary shares held by ION 2 LP. An investment committee comprised of five individuals — Jonathan Kolber, Gilad Shany, Avrom Gilbert, Stephen Levey and Jonathan Half — makes voting and investment decisions in the ordinary shares indirectly owned by ION GP. As a result, ION GP may be deemed to have beneficial ownership of the shares held directly by ION 2 LP. However, none of the ION GP investment committee’s members is deemed a beneficial owner of the shares held by ION 2 LP under Section 13(d) of the Exchange Act, due to the approval standard for committee action. Thus, each such investment committee member disclaims any beneficial ownership of the shares held by ION 2 LP, other than to the extent of any pecuniary interest therein.
(7)Genesis Partners III L.P. is controlled by Eyal Kishon and Eddy Shalev. Kishon and Shalev otherwise disclaim beneficial ownership over the shares beneficially owned by Genesis Partners III L.P. The address for Genesis Partners III L.P. is 13 Basel st., Herzeliya, Israel, 4666013. Reflects assumed sale of securities in the Secondary Sale Transactions by Genesis Partners III L.P. equal to the maximum aggregate dollar amount of securities approved for sale of $29.7 million in the No Redemption Scenario and $6.1 million in the Maximum Redemption Scenario.
(8)SC ISRAEL IV GENPAR, LTD is the general partner of SC ISRAEL IV MANAGEMENT, L.P., which is the general partner of SEQUOIA CAPITAL ISRAEL IV L.P. , which owns 100% of SEQUOIA CAPITAL ISRAEL IV HOLDINGS, L.P. As such, SC ISRAEL IV GENPAR, LTD shares voting and dispositive power with respect to the shares held by SEQUOIA CAPITAL ISRAEL IV HOLDINGS, L.P. The directors and stockholders of SC ISRAEL IV GENPAR, LTD. who exercise voting and investment discretion with respect to the shares held by SEQUOIA CAPITAL ISRAEL IV HOLDINGS, L.P. are Shmuel Levy and Haim Sadger. As a result, and by virtue of the relationship described in this footnote, each such person may be deemed to share voting and dispositive power with respect to the shares held by the Sequoia Capital Israel IV Holdings, L.P. The address for these entities is 50 Eli Landau Blvd, Herzelia, Israel 4685150.

Reflects assumed sale of securities in the Secondary Sale Transactions by Sequoia Capital Israel IV Holdings L.P. equal to the maximum aggregate dollar amount of securities approved for sale of $33.3 million in the No Redemption Scenario and $6.8 million in the Maximum Redemption Scenario.
(9)The shares are held of record by Special Situations Investing Group II, LLC, which is an affiliate of Goldman Sachs & Co. LLC, a New York limited liability company and a broker-dealer. Goldman Sachs & Co. LLC is a member of the New York Stock Exchange and other national exchanges. Goldman Sachs & Co. LLC is a direct and indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. (“GS Group”). GS Group is a public entity and its common stock is publicly traded on the New York Stock Exchange and it is managed by its board of directors. The shares of common stock held by Special Situations Investing Group II, LLC were acquired in the ordinary course of its investment business and not for the purpose of resale or distribution. GS Group may be deemed to beneficially own the securities held by Special Situations Investing Group II, LLC. GS Group disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein. The mailing address for Special Situations Investing Group II, LLC is 200 West Street, New York, New York 10282. Reflects assumed sale of securities in the Secondary Sale Transactions by Special Situations Investing Group II, LLC equal to the maximum aggregate dollar amount of securities approved for sale of $84.2 million in the No Redemption Scenario and $30.0 million in the Maximum Redemption Scenario.
(10)ION Holdings 2, LP’s maximum total potential ownership immediately following the Closing would be 10.06%, assuming the conversion and exercise of all Private Placement Warrants, but no Public Warrants, once the warrants become exercisable after the Business Combination; and 9.82% assuming the conversion and exercise of all Public Warrants and Private Placement Warrants once the warrants become exercisable, after the Business Combination in accordance with their terms.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
ION Related Person Transactions
On December 1, 2020, the Sponsor paid $25,000, or approximately $0.0040 per share, to cover certain of ION’s formation and offering costs in exchange for 5,750,000 Founder Shares. Such securities were issued in connection with ION’s organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. In January 2021, the Sponsor transferred 25,000 Founder Shares to each of Mr. Seligsohn, Ms. Gazit and Mr. Shemesh at their original purchase price. Prior to the initial investment in the company of $25,000 by the Sponsor, the company had no assets, tangible or intangible. On January 14, 2021, ION effected a share capitalization of 575,000 shares, resulting in 6,325,000 Founder Shares issued and outstanding. The Sponsor owns 19.76% of the issued and outstanding ION Shares and has the right to elect all of ION’s directors prior to the initial business combination. Pursuant to the Sponsor Support Agreement, the Sponsor, officers and directors have agreed to vote all ION Shares owned by them, including the Founder Shares, in favor of the Business Combination.
The Sponsor purchased an aggregate of 7,060,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per warrant for an aggregate purchase price of $7,060,000 in a private placement that closed simultaneously with the closing of the IPO. Each whole Private Placement Warrant entitles the holder upon exercise to purchase one ION Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as provided herein. The Private Placement Warrants (including the ION Class A Ordinary Shares that will be issuable upon exercise of the Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of the initial business combination. ION has entered into an Administrative Services Agreement with the Sponsor pursuant to which ION pays a total of $10,000 per month for office space, administrative and support services to such affiliate. Upon completion of the initial business combination or the liquidation of ION, ION will cease paying these monthly fees. Accordingly, in the event the completion of the initial business combination takes the maximum 24 months, the Sponsor will be paid a total of $240,000 ($10,000 per month) for office space, administrative and support services and will be entitled to be reimbursed for any out-of-pocket expenses.
The Sponsor, officers and directors of ION, or any of their respective affiliates, are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on behalf of ION, such as identifying potential target businesses and performing due diligence on suitable business combinations. The Audit Committee reviews on a quarterly basis all payments that were made to the Sponsor, officers, directors or their affiliates and determines which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on behalf of ION. If ION fails to complete a Business Combination within the required period, the Sponsor and ION’s officers and directors and their respective affiliates will not have any claim against the Trust Account for reimbursement.
The Sponsor loaned ION $300,000, which was used for a portion of the expenses of the IPO. This loan was repaid upon the closing of the IPO.
Upon the completion of the Proposed Transaction, the Company will enter into an Investor Rights Agreement with ICE, the other Innovid Equity Holders and the holders of the Founder Shares, Private Placement Warrants and warrants issued upon conversion of working capital loans (if any), pursuant to which such parties will have specified rights to require the Company to register all or a portion of their shares under the Securities Act. This Investor Rights Agreement will terminate and replace the registration rights entered into by ION with respect to the Founder Shares, Private Placement Warrants and warrants issued upon conversion of working capital loans (if any), at the closing of ION’s IPO. For more information, please refer to the section entitled “The Business Combination Proposal—Related Agreements—Investor Rights Agreement”.

Innovid Related Person Transactions
Amended & Restated Stockholders Agreement
Innovid, Inc. is party to that certain Amended & Restated Stockholders Agreement, dated as of January 7, 2019, by and among Innovid Inc., Zvika Netter, Tal Chalozin and certain other holders of equity interests of Innovid, Inc. This Agreement will be terminated upon the Closing.
Amended & Restated Investors’ Rights Agreement
Innovid, Inc. is party to that certain Amended & Restated Investors’ Rights Agreement, dated as of January 7, 2019, by and among Innovid, Inc., Genesis Partners III L.P., Goldman Sachs & Co. LLC, Sequoia Capital Israel IV Holdings L.P., Lauderdale GmbH & Co. KG, NewSpring Growth Capital III, L.P., Zvika Netter, Tal Chalozin, Vintage Venture Partners III (Israel) L.P., Vintage Investment Partners V (Cayman) L.P., Vintage Investment Partners VI (Cayman) L.P., Vintage Venture Partners III (Cayman) L.P., Vintage Investment Partners VI (Israel) L.P., Vintage Investment Partners V (Israel) L.P. and other stockholder parties thereto. and certain other parties thereto. This agreement will be terminated upon the Closing.
Promissory Note
On April 2021, the Innovid Board approved the entry into of that certain Secured Full Recourse Promissory Note in the total aggregate amount of $1,199,250, with Mr. Zvika Netter, and Mr. Tal Chalozin (the “Founders Promissory Note”). On June 7, 2021, Innovid granted Mr. Netter a loan in the amount of $1,076,250 pursuant to the Founder Promissory Note (“Zvika Netter Loan”). On June 23, 2021, Innovid granted Mr. Chalozin a loan in the amount of $123,000 pursuant to the Found Promissory Note (the “Tal Chalozin Loan”) The Zvika Netter Loan and the Tal Chalozin Loan are expected to be repaid in full in connection with Closing and the Founders Promissory Note will be terminated.
Series F Preferred Stock Purchase Agreement
On January 7, 2019, Innovid, Inc. entered into that certain Series F Preferred Stock Purchase Agreement, by and among Innovid, Inc. and Goldman Sachs & Co. LLC, pursuant to which Goldman Sachs & Co. LLC purchased 9,628,964 shares of Series F Preferred Stock for an aggregate of $30,000,000. Innovid, Inc. remains subject to certain representations and warranties pursuant to such agreement.
Sequoia Management Rights Letter
On August 4, 2011, Innovid, Inc. entered into that certain Management Rights Letter by and between Innovid, Inc. and Sequoia Capital Israel IV Holdings LLP. This agreement will terminate upon the Closing.
Lauderdale GMBH Management Rights Letter
On July 28, 2014, Innovid, Inc. entered into that certain Management Rights Letter by and between Innovid, Inc., as assigned to Lauderdale GMBH & CO.KG on April 12, 2018. This agreement will terminate upon the Closing.
Vintage Management Rights Letter
On December 3, 2015, Innovid, Inc. entered into that certain Management Rights Letter by and among Innovid, Inc., Vintage Venture Partners III (Cayman), L.P., Vintage Venture Partners III (Israel), L.P., Vintage Investment Partners V (Cayman), L.P., Vintage Investment Partners (Israel), L.P., Vintage Investment Partners VI (Cayman), L.P. and Vintage Investment Partners VI (Israel), L.P. This agreement will terminate upon the Closing.
Genesis Partners Management Rights Letter
On December 3, 2015, Innovid, Inc. entered into that certain Management Rights Letter by and between Innovid, Inc. and Genesis Partners II L.P. This agreement will terminate upon the Closing.

NewSpring Management Rights Letter
On December 3, 2015, Innovid, Inc. entered into that certain Management Rights Letter by and between Innovid, Inc. and NewSpring Growth Capital III, L.P. This agreement will terminate upon the Closing.
Goldman Management Rights Letter
On January 7, 2019, Innovid, Inc. entered into that certain Management Rights Letter by and between Innovid, Inc. and Goldman Sachs & Co. LLC. This agreement will terminate upon the Closing.
SSIG Grant
In May 2020, the Company received $0.5 million from Special Situations Investing Group II, LLC (“SSIG”), related party of one of its investors, for the purpose of a partial repayment of the PPP Loan. It was treated as capital contribution for accounting purposes.
Director and Officer Indemnification
The current Innovid organizational documents and the indemnification agreements with current directors and officers provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by DGCL, subject to customary exceptions. Following the Closing, Innovid Corp. will enter into new indemnification agreements for each director of the Company Board and officer of Innovid Corp. See the section entitled “Description of ION’s and the Company’s Securities—Anti-Takeover Effects of the Proposed Certificate of Incorporation, the Proposed Bylaws and Certain Provisions of Delaware Law—Limitations on Liability and Indemnification of Officers and Director”.
Secondary Sale Transactions
Certain existing equity holders of Innovid, including members of management, will participate in the Secondary Sale Transactions. The primary purpose of the Secondary Sale Transactions is to provide liquidity to existing Innovid equity holders. The maximum amount of proceeds allocated by the board to the Secondary Sale Transactions is approximately $263 million, $69 million and $10 million in each of the No Redemption, Maximum Redemption and Full Redemption Scenarios. For additional information on the impact of the Secondary Sale Transactions on Innovid Corp.’s named executive officers and significant shareholders including the maximum amount available for allocation to each such entity (each a “Maximum Secondary Sale Transaction Amount”) see “Beneficial Ownership of Securities.”
Post-Business Combination Arrangements
In connection with the Business Combination, certain agreements were entered into or will be entered into pursuant to the Merger Agreement. The agreements described in this section, or forms of such agreements as they will be in effect substantially concurrently with the completion of the Proposed Transaction, are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference thereto. These agreements include:
•Sponsor Support Agreement (see the section entitled “The Business Combination Proposal—Related Agreements—Innovid Equity Holders Support Agreements”);
•Subscription Agreements (see the section entitled “The Business Combination Proposal—Related Agreements—Subscription Agreements”);
•Investor Support Agreements (see the section entitled “The Business Combination Proposal—Related Agreements—Innovid Equity Holders Support Agreements”);
•Investor Rights Agreement (see the section entitled “The Business Combination Proposal—Related Agreements—Investor Rights Agreement”);

•Innovid Corp. ESPP (see the section entitled “The Innovid Corp. ESPP Proposal—Summary of the Innovid Corp. Employee Stock Purchase Plan”);
•Innovid Corp. Incentive Plan (see the section entitled “The Innovid Corp. Incentive Plan Proposal—Summary of the Innovid Corp. Incentive Plan”); and
•Secondary Purchase and Sale Agreement (see the section entitled “The Business Combination Proposal – Merger Agreement – Secondary Purchase and Sale Agreement”).
Statement of Policy Regarding Transactions with Related Persons
The Company will adopt a formal written policy that will be effective upon the Closing providing that the Company’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of the Company’s capital stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with the Company without the approval of the Company’s nominating and corporate governance committee, subject to certain exceptions. For more information, see the section entitled “Management of the Company Following the Business Combination—Related Person Policy of the Company”.
Indemnification of Directors and Officers
The Bylaws will provide that the Company will be required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). In addition, the Proposed Certificate of Incorporation will provide that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.
There is no pending litigation or proceeding naming any of ION’s or Innovid’s respective directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

INFORMATION ABOUT INNOVID
Unless the context otherwise requires, all references in this section to “we,” “us” or “our” refer to Innovid and its subsidiaries prior to the consummation of the Business Combination.
Vision
Innovid was founded with a simple vision: to transform video experiences. Our name stands for innovation in video, and originated from our desire to change how the world engages with video advertisements. Our mission is to provide the infrastructure empowering advertisers to connect with consumers in a more personalized, data-driven and interactive manner.
Overview
We are a leading independent software platform that provides critical technology infrastructure for the creation, delivery, and measurement of TV ads across connected TV (“CTV”), mobile TV and desktop TV environments. As of June 30, 2021, over 40% of the top 200 brands by TV U.S. advertising spend according to Kantar Media and Winmo are utilizing our platform in their advertisement delivery infrastructure. Innovid’s revenue has grown alongside the growth of CTV advertising. We believe our open platform and purpose-built technology for CTV, combined with our position as a media-independent provider, has allowed us to win a large and growing market share, while the growth of CTV combined with our usage-based revenue model has further contributed to our rapid growth. In 2020, CTV accounted for 40% of all video impressions served by Innovid, up from 31% in 2019, a year-over-year increase of almost 60%. In 2020, the year-over-year change in impressions for Mobile TV was an increase of 15% and for Desktop TV was a decrease of 3%. For the six months ended June 30, 2021, impressions for CTV, Mobile TV and Desktop TV increased 71%, 48% and 35%, respectively compared to the comparable prior year period. An impression is the metric used to quantify the number of views of an advertisement. Impressions are measured by cost per mile (CPM), where mile refers to 1,000 impressions (or cost per thousand). For example, a CTV ad might have a CPM of $25, meaning that the content owner, receives $25 every time an ad is displayed 1,000 times within a designated program. Ad servers, such as Innovid, provide a pixel that is implemented within an ad. When an ad with that pixel loads, an impression is counted. Counting impressions is essential to how digital advertising is measured, accounted and paid for. We serve many of the top TV advertisers, including Anheuser-Busch InBev, Kellogg’s, Mercedes-Benz, Volvo and many more, with such clients representing key verticals we serve and Anheuser-Busch InBev, Kellogg’s and Volvo each a core client (brand/advertiser).
A key driver of CTV growth has been the evolving preferences of consumers. Consumers are increasingly cutting the cord and streaming TV content “Over the Top” (“OTT”) through internet-connected devices rather than traditional broadcast, satellite or cable TV. We believe OTT content, which is typically delivered on-demand, seeks to provide a better user experience, and often saves the consumer money over traditional paid TV services. Advertisers seeking to engage these audiences are rapidly shifting dollars away from traditional TV mediums towards increasing budgets for CTV. Advertisers also can benefit from the shift to CTV as the digitally delivered ads can be personalized and measured in real time, similar to other digital advertising mediums such as internet browser-based formats. As a result, TV advertisers have better transparency, control and ultimately potential return on investment from their CTV advertising.
Innovid’s purpose-built CTV infrastructure platform is comprised of three key offerings: Ad Serving Solutions, Creative Personalization Solutions and Measurement Solutions. Our software-based platform provides an open technology infrastructure that tightly integrates with the highly fragmented advertising technology and media ecosystem including Demand Side Platforms (DSPs) such as The Trade Desk and Amobee; Supply Side Platforms (SSP) such as Magnite and Verizon Media; publishers such as Hulu and Peacock; and end user devices such as Amazon Fire and Samsung Smart TV. Our offering encompasses independent global ad serving, data-driven personalization, and new forms of measurement designed to connect all channels in a clean, comparable, and privacy-compliant manner. Although we work closely with the vendors who buy and sell media, our platform only facilitates the creation, delivery and measurement of advertisements and campaigns and we do not make purchasing decisions or facilitate the purchasing of advertisement inventory. Because we do not make ad buying or selling decisions we are able to maintain our independence and remain free of potential buying conflicts.

We target clients comprised of the largest global TV advertisers. In 2020, our blue-chip advertiser client base includes over 40% of the top 200 brands by TV U.S. advertising spend according to Kantar Media and Winmo. In addition we work closely with the top advertising agency holding companies such as WPP, Publicis Groupe, Omnicom, Interpublic Group of Cos. and Dentsu. Our clients are diversified across all major industry verticals, including consumer packaged goods, pharmaceutical and healthcare, financial services, automotive and technology. We believe Innovid’s independence is critical to advertisers seeking an interoperable and open partner that is primarily focused on technology infrastructure. We define a core client as an advertiser that generates at least $100,000 of annual revenue. We have a history of strong growth in our core client base, with over 90 core clients as of December 31,2020. No individual core client (brand/advertiser) represented more than 13% of 2020 revenue. Innovid serves customers globally through a delivery footprint covering over 70 countries, including the United States, United Kingdom, Mexico, Argentina, Colombia, Israel, Singapore, Japan and Australia. In 2020 approximately 8% of Innovid’s revenue was generated by our customers outside of the US. During the six month period ended on June 30, 2021 our non-U.S. customers generated approximately 10% of the total revenue.
Our revenue model is based on impressions volume and the cost per impression for our various ad serving services. For our core ad serving platform, we generate revenue from our advertising customers based on the volume of advertising impressions delivered, enabling us to grow as our customers increase their digital ad spend and corresponding ad impressions. Additionally, we generate revenue from creative services based on flat fee per projects and measurement solutions based on the volume of advertising impressions measured. As we introduce new products such as advanced measurement and creative capabilities including personalization and interactivity, we expect to be able to charge higher prices per impression volume.
Industry Overview
As consumers rapidly shift their viewing from traditional linear TV to streaming TV, marketers and agencies are recognizing the need to make CTV a strategic focus. We believe that our business benefits from many of the most significant trends in digital marketing and advertising, including:
•Digitalization of TV Advertising. The advertising industry continues to see traditional mediums such as linear TV, radio, and Out of Home (“OOH”) transition to digital channels and platforms. This has created a new environment where the operational silos that existed historically between linear and digital are being removed with new open software and technology platforms enabling this evolution. In particular, according to Dentsu, TV advertising is gravitating toward CTV due to its ability to provide the reach, addressability, interactivity, and measurability most commonly associated with digital media.
•Consumers Are “Cutting the Cord” and Adopting Streaming Services with Advertisers Quickly Following Suit. According to Nielsen, CTV consumption has grown at one of the fastest rates for any sector of the ad market, driven by cord cutters moving from traditional pay TV services to OTT and CTV experiences. According to Nielsen, time spent watching CTV increased to 1 hour and 5 minutes per day during Q3 2020, up from 55 minutes in the third quarter of 2019 and 47 minutes in the third quarter of 2018. According to a 2020 study by Roku, the number of households that don’t have traditional pay TV make up approximately 32% of total TV households in the U.S., additionally cord-cutters and cord-nevers are expected by eMarketer to outnumber pay TV subscribers by 2024. Ad dollars are following suit with spending migrating from traditional TV to CTV. According to eMarketer, CTV advertising spending is expected to reach $13.41 billion in 2021—a figure that is projected to more than double by 2025. Over 60% of CTV ad dollars will come from traditional TV budgets in 2021, according to a November 2020 poll by the Interactive Advertising Bureau (IAB) of US agencies and brand marketers with digital video in their 2021 media budgets.
•Rise of Advertising-Supported Content. Free, ad-supported video-on-demand (“AVOD”) services have emerged as a cost-effective alternative for price-conscious TV viewers. According to eMarketer, thirty-four percent of U.S. streaming households used ad-supported streaming services in January 2021, up 6% from January 2020. Major streaming services who offer both ad-free and ad-supported tiers have seen the majority of subscribers, with 70% in the case of Hulu opting for the cheaper, ad-supported tier, according to a 2020 Decider article. According to Digiday, the market is seeing ad-supported services like The Roku

Channel, Hulu, and Pluto TV gaining share. We believe this trend, combined with the rapid introduction of new ad-supported streaming services such as Peacock, HBO Max, Discovery+, and Paramount+, indicates that the move to AVOD is here for the long-term.
•Fragmentation Fuels Technology Consolidation. As of December 2020, there were more than 200 streaming services in the market, according to Gazette, presenting a significant challenge for advertisers trying to reach a large audience at scale. The growing ecosystem of disparate partners, each with their own unique formats, infrastructure and operating procedures has fueled increased demand for open and independent technology platforms that are able to connect and simplify workflows across the various closed ecosystems, or walled gardens, that restrict access to applications, content and/or media and an increasing universe of other media providers. Innovid has built an open and independent software platform with a wide moat driven by deep and exclusive integrations across the fragmented CTV ecosystem, allowing advertisers to consolidate the creation, delivery and measurement of digital TV ads on a single platform, independent of the large technology walled garden players who dominate many other parts of the digital world.
•Renewed Focus on User Experience. We believe untargeted ads served at a high frequency have lost favor to a new model focused on fewer, better ads. Marketers are adopting data-driven advertising strategies to improve creative relevance through personalized ads while at the same time optimizing ad delivery against key metrics such as reach and frequency in real-time. Technology plays a critical role in empowering advertisers to leverage data to improve relevance and provide the infrastructure for real-time optimization of ad delivery based on accurate measures across consumers.
Market Opportunity
We believe there is strong global demand across the advertising ecosystem for independent third-party ad serving and measurement of digital ads. Advertisers, programmatic platforms, social media networks and digital publishers are collectively placing increased emphasis on the quality and effectiveness of digital ad spend across all channels, formats and devices. According to eMarketer, there was over $378 billion of global digital ad spend in 2020. Innovid solutions are directly applicable against the portion of this spend focused on digital ad personalization, delivery and measurement across digital channels and devices. Furthermore, we benefit from the fact that every TV ad, regardless of whether it is bought directly from the publisher or programmatically, needs to be served. Direct buying refers to the traditional mode of media buying in which advertisers, or their agency partners, work directly with publishers to negotiate for the purchase of advertising space at a fixed price. Programmatic media buying allows advertisers to buy based on audience(s) and is an automated form of media buying facilitated through demand side platforms (DSPs) where ads are bought and sold on a dynamic pricing model based on real-time metrics. Our ability to support both programmatic and direct buying models allows Innovid to recognize revenue against every digital TV ad impression whereas many technology providers are only able to capture the smaller, programmatic portion of an advertising buy. There is a direct link between the increase in digital TV ad buying, corresponding growth in ad impressions delivered and Innovid revenue. Innovid revenue is based on volume of impressions served with a sliding fee scale based on adoption of advanced feature, such as personalized or interactive ads, garnering a higher rate.
According to eMarketer, CTV ad spend has accelerated in 2021 with spend forecasted to reach $13.41 billion - a figure that eMarketer projects will more than double by 2025. We believe our market leadership positions us well to generate significant growth across this large, underserved market. Our growth is primarily driven by the fastest growing segments of digital ad spend, including CTV, programmatic and social.

About Innovid

INNOVID
CTV Ad Delivery & Measurement
INNOVID INTEGRATES ACROSS AD TECH
Demand Side Platforms (DSP)
Programmatic Media Buying
Supply Side Platforms (SSP)
Programmatic Media Selling
Publisher Apps
Streaming Content Apps
Connected TV Devices
Connecting TV to the internet
Delivery
Measurement
CTV

CTV is a large and growing industry with significant upside potential, but also its own set of challenges. Innovid’s solutions are designed to solve for three core areas of disruption for large advertisers shifting investment to CTV; the streaming and delivery of creative, personalization of creative, and measurement. Our solutions starts with the workflow for personalizing and delivering ads, a process that allows us to collect relevant information such as IP or device ID within our system to enable measurement of advertising. In the middle of this workflow loop are a complex ecosystem of providers Innovid supports through collaboration and integration, but does not compete with. This includes Demand Side Platforms (DSPs) who enable programmatic ad buying.
The Innovid Platform
Innovid powers many of the leading TV advertisers globally through its integrated solutions across CTV, mobile TV, desktop TV, display and other channels. The Innovid platform consists of three core offerings: Ad Serving, Creative Personalization and Measurement. Together, these offerings allow brands and advertisers to effectively deliver personalized ads to audiences and measure effectiveness across all major TV mediums.
Ad Serving Solutions
Innovid’s ad serving platform consists of three primary offerings:
•Campaign Submission Form (CSF). Our CSF is a web-based portal used by clients to submit all advertising campaign information and creative assets. The CSF allows marketers to upload assets, which are then automatically validated and subjected to quality assurance (“QA”) procedures to ensure compliance with approximately 55 different delivery format specifications. Validated assets are then automatically encoded to deliver multiple publisher-specific versions off a single base asset delivered by our customers. The CSF also allows advertisers to submit relevant vendor integrations (e.g., viewability and verification) and to set up creative ad rotation and swap strategies. We integrate with third-party APIs to seamlessly pass ad creative where third-party ad serving is not allowed
•Campaign Management Tool (CMT). The CMT is our platform portal for campaign implementation and management. The CMT is our central hub for managing partner integrations, publisher tag generation, click-through and tracking management, as well as supporting QA. This workflow tool leverages multiple integrations and verification partners to streamline day-to-day operations, eliminate unnecessary work, expedite campaign launches and minimize reporting discrepancies.
•Analytics Dashboard: Our analytics dashboard provides a unified visualization of ad performance filterable by delivery, audience reach, device breakdown, viewability, verification and more. Within the user interface (“UI”), our custom report building feature allows users to customize and save their own templated reports, scheduling them for automatic delivery if desired. Our platform also provides several templates to guide users in their report building as well as integrating with third-party data visualization partners.

Creative Personalization Solutions
Our Dynamic Creative Optimization (“DCO”) solution enables advertisers to generate millions of personalized ad versions from a single asset. Multiple tools within our creative optimization solution are proprietary to Innovid.
•Software Development Kit (“SDK”). Our proprietary SDK allows CTV publishers to execute advanced video formats across all CTV devices and enables advanced measurement. The Innovid SDK is integrated with many of the leading CTV apps and devices, including a device-level integration in the Roku Ad Framework, a direct integration with Hulu, as well as integrations with a growing list of publishers and app developers, providing advanced video capabilities into more than 100 apps on all the leading devices.
•Creative Composer Suite: We provide flexibility for designers and developers to author ads through any combination of internal, external, and/or code-based tools. Our ad authoring solutions allow clients to handle the design and development of interactive and personalized templates in tandem, which saves time and allows focus on the creative. Our proprietary suite features CTV Composer, an intuitive tool that enables the design of custom or templated interactive and dynamic CTV ads. We also offer Adobe and Google Web Designer plug-ins to streamline ad creation and data feed mapping, in addition to an open creative Application Programming Interface (“API”) for a code-based solution.

•Decision Trees. Our decision trees provide flexibility to create and visualize strategies using boolean logic across multiple data sets. Users can combine and prioritize across first-and third-party data sets such as geo, weather, date/time, audience, frequency, sequencing, publisher data, retargeting, and ISP. Within each decision tree branch, creatives can be managed via ad rotation, sequencing, and optimization. We can also connect directly to client APIs to build a custom strategy.
•Dynamic Rendering Engine. Our proprietary dynamic rendering engine is robust, and uses automation to streamline workflows. It is designed to seamlessly pre-render dynamic static images, animations, and videos. These ads are assembled server-side (cloud) and in real-time upon ad request. Our proactive certification includes automated spec compliance and video encoding, ensuring that ads are served at the highest possible quality across all publishers and devices, including 4K CTV.

Measurement Solutions
Our Media Rating Council (“MRC”) accredited measurement solutions are designed to provide holistic and granular household-level analysis for the TV and digital ecosystem. In addition to standard measurement and reporting included within Innovid’s ad serving solutions, we provide two advanced measurement solutions: TV Reach and Frequency, and Innovid Insights. These two solutions can be used individually or in tandem to improve efficiency and return on investment (“ROI”) as well as to power in-flight optimizations for TV marketers. Measurement Solutions is a new offering that we are planning to further develop and scale in the future.
•Real-Time Analysis. Unlike traditional TV panels or legacy measurement providers, Innovid’s pixel-less solutions provide always-on analysis enabling marketers to execute optimizations while campaigns are live in market.
•Frequency Monitoring and Management. Ensure publishers and activation partners are adhering to frequency caps with always-on monitoring.
•Cost-Efficiency Optimizations. Improve ROI and reach efficiency for campaigns with in-flight optimizations based on live effective CPMs.
•Future Planning. View reach, frequency, and cost-based performance goals, aggregated over time for data-backed planning and benchmarking initiatives.
What We Do
We Are TV-Centric, with Omnichannel Reach
Our name Innovid stands for “Innovation in Video” based on our vision that one day the majority of video advertising would be delivered digitally, primarily to CTV devices. Our solutions were purpose-built with TV at the center to bridge the gap between linear TV and CTV, while providing for integrated customer experiences across video, display, social, audio, and more. The world’s leading advertisers have chosen Innovid to expand their CTV expertise while seamlessly managing advertising experiences across CTV, mobile TV, desktop TV, display, social, and audio.
We Are Independent with No Media Buying Conflicts
Innovid provides unbiased, independent data measurement without media buying conflicts. Marketers are able to secure a window into walled garden performance with our preferred measurement solutions. Our independence allows us to work across all parties as a Facebook Preferred Measurement Partner, Google Measurement Partner, and YouTube ADH and Contextual Partner.

We Provide Infrastructure To Improve Advertising
Our goal is to allow customers to do more in less time, with easy-to-use AI-powered workflows that eliminate manual dependencies on individuals. Our easy-to-implement workflows, triggers and machine learning technology reduce reliance on manual processes to optimize investments. By removing tedious tasks that monopolize marketers’ time and energy, effort is able to be refocused on higher-impact strategic areas.
We Unify and Activate Data Across Channels
Data connectivity sets the foundation for addressable marketing. Innovid surfaces an integrated view of customer interactions through a single platform so advertisers can reach customers with true omni-channel messaging regardless of device. Our open platform connects with and unlocks numerous identity solutions, in concert with our proprietary household ID, in a privacy-safe manner to map signals a across partners and approaches to enable an accurate and persistent method of identity in support of data-driven advertising natives.
We Integrate Across the Ecosystem
Innovid solutions are designed to solve for the heavily fragmented CTV ecosystem which is not dominated by specific providers. We provide comprehensive coverage across all key digital channels where our customers advertise. Our technology is integrated into major platforms that support programmatic media buying, measurement, viewability, verification and attribution, including Google, Comscore, DoubleVerify and The Trade Desk. As new media formats emerge, we believe the strength of our solutions and the flexibility of our software platform will allow us to seamlessly onboard new integration partners and secure new partnerships. For example, as CTV continues to become an increasingly prominent advertising channel, we have secured partnership agreements with multiple leading CTV platforms, including Roku and NBCU’s Peacock, that have certified our ad serving solutions for use on their platforms. We believe that we provide the broadest integration and partnership coverage across the industry.
We Personalize Advertising On Every Addressable Screen
We strive to optimize personalized ad delivery everywhere our customers’ audiences are, in any format required. Whether taking full advantage of the combined power of sight, sound and motion through TV ads, or opting into display or audio formats, our solutions span the entire omni-channel universe. Innovid supports interactive and data-driven personalized ads on all digital platforms including connected devices, mobile, tablet, desktop, and DOOH, including access into traditional walled gardens such as Facebook and YouTube.
We Provide Transparent Measurement
We provide transparent, comprehensive measurement across all addressable media. We believe our platform represents the widest breadth of MRC accredited metrics of any buy-side ad server, with accreditations spanning CTV, video, and display. Our measurement solutions reach across an expansive certified video publisher footprint, 25+ devices—including CTV, and all channels. Innovid is also a preferred measurement partner of major walled gardens and has invested in proprietary measurement solutions including reach and frequency reporting across connected and linear TV to consolidate measurement and provide integrated insights to global marketers.
Go-To-Market Strategy
Our go-to-market strategy for new customers is focused on driving awareness for our solutions and fostering relationships with senior executives of leading brands and their agency partners. We employ a global sales team as well as a dedicated account management support team in order to contract with new customers and grow existing relationships. Our team is deployed around the world with sales hubs in New York, Chicago, Detroit, Los Angeles, London, Singapore, Tokyo, Mexico City, Buenos Aires, and Bogota. Our sellers are supported by regional account management support offices in order to best serve our geographically diverse client base.
•Sales. We sell to advertisers through our global sales team. Our sales team is organized by audience: Brand Solutions sellers are focused on engaging directly with advertiser brand teams, and Agency Solutions sellers partner with the agencies and agency holding companies that are driving or influencing technology platform decisions. We onboard new customers through direct outreach from our account management team that operate as the primary point of contact for any campaign support needs. Advertisers can also choose our self-service platform to deliver and measure campaigns.
•Marketing. To support our global sales force, our marketing team’s objectives are to build brand leadership, drive sales empowerment through lead generation and top-of-funnel pipeline growth, and support customer retention and up-sell through industry insights, thought leadership and analysis of customer data.
As of June 30, 2021, we had 131 employees in our sales and marketing organization, including brand solutions, agency solutions, publisher solutions, business development, sales operations, sales strategy and marketing personnel. We intend to continue to invest in our sales and marketing capabilities to capitalize on our market opportunity.
Competitive Strengths
We believe the following attributes and capabilities form our core strengths and provide us with competitive advantages:
A Market-Leading CTV Software Platform
We offer a comprehensive cross-channel TV advertising technology infrastructure spanning publishers, partners, and channels. Our platform maintains a robust global publisher certification footprint with an entire team dedicated to publisher certifications. We are certified to run on all major device types including CTV, mobile TV, desktop TV, and the open web across all major publishers and walled gardens. Our tags provide expansive measurable reach across 25+ connected devices including: Roku, tvOS, Amazon Fire, Samsung, Smart TVs, PS, XBox.
Focus on CTV Innovation
Since inception we have pioneered infrastructure required to support the growth of CTV advertising. We have achieved a growing list of industry first and key milestones including being the first automated content recognition (ACR) integration with Roku, the first buy-side ad server with MRC certification for CTV measurement, the first and only platform delivering ads into NBCU’s Peacock, the exclusive ad delivery platform supporting the 2020 Tokyo Olympic Games, as well as the first interactive Super Bowl ad.
Open and Independent Platform
We are a software infrastructure solution, providing technology that supports and facilitates CTV advertising across a wide footprint of publishers, channels and devices. We do not buy or sell media, which means we do not compete with media providers or other technology platforms who recognize revenue based on a percentage of spend, nor are we incentivized to direct advertising spend based on company interests. Our media independence allows us to take a neutral stance and partner across the ad tech landscape, including with closed ecosystems such as Amazon, Facebook, and YouTube, as well as emerging CTV players like Peacock, where we are the exclusive third-party ad serving partner. Innovid’s independence is critical to advertisers seeking an interoperable, open partner who offers transparent solutions and can work across the fragmented CTV market currently dominated by providers who largely compete with one another.
Deep Technical Expertise and Industry Certifications
Innovid has met the rigorous technical demands of third-party ad serving in live TV viewing experiences, which has led to forging exclusive partnerships with some of the largest streaming providers and events in the market. We have successfully set a new standard for creative quality control in CTV advertising. This has culminated in Innovid being named the exclusive third-party ad server for NBCU’s Peacock as well as for the 2020 Tokyo Olympic Games. These partners and events are using our platform exclusively for the delivery, personalization and measurement of CTV ads.

Growth Strategy
We intend to continue penetrating the advertising market through the following key growth areas, which we believe will help us continue to gain market share in the markets we serve.
Growing with Our Current Customers
As TV investment continues to shift from linear to CTV, we expect to continue to benefit from the natural volume growth of CTV impressions. We have driven consistent positive net revenue retention of our core client base, those that spend $100,000 or more annually, largely through increased CTV advertising volume. As legacy TV budgets migrate from linear TV to CTV we anticipate there will be significant growth upside in the coming years.
Upsell Additional Products and Solutions to Our Existing Customers
We will continue to invest in cross-selling and upselling existing customers. We cross-sell our personalized creative solutions to primary ad serving customers, who, for example, launch with standard TV ads then introduce personalized formats over time. We believe there is an opportunity to cross-sell our advanced measurement solutions to provide real-time metrics to inform optimization of TV campaigns while in market, a departure from the traditional delayed post-campaign reporting widely available in market.
Expand Our International Presence
The majority of our clients are global advertisers and operate at a significant scale. We intend to continue to grow our footprint in international markets in order to meet the needs of our global customer base and accelerate new customer acquisition in key geographies outside of North America.
Win New Client Accounts
We intend to continue targeting new brand, media agency and digital publisher customers who are currently utilizing solutions provided by our competitors or point solutions. We see a significant opportunity to grow our customer base by introducing enhanced capabilities with an emphasis on data, identity resolution and cross-channel measurement.
Pursue M&A Opportunities
Our management team has a proven track record of identifying, evaluating, executing and integrating strategic acquisitions. Innovid completed the acquisition of Dynamo Creative S.R.L., a leading creative management platform, in 2019. Through this acquisition we expanded our technology and solutions offerings to enable the personalization, delivery and measurement of display ads alongside TV ads through our consolidated global platform. Additionally, the acquisition added approximately 40 employees with expertise in dynamic display and R&D while broadening our geographic footprint in Latin America. We maintain an active pipeline of potential M&A targets and intend to continue evaluating add-on opportunities to bolster our current solutions suite and complement our organic growth initiatives.
Partnerships and Integrations
In a market that has been trending towards walled garden consolidation, we believe our independence allows us to work with any publisher or partner, without media bias or ad-buying conflicts of interest. Because of this open platform approach, we have been able to develop deep integrations with partners across the ad tech ecosystem.

Innovid’s integrations are designed to automate workflow and streamline the development and distribution of advertisements, all while saving marketers time and money. Innovid integrations include:
•Campaign Workflow Integrations. Campaign management and trafficking integrations with DSPs like The Trade Desk, digital asset management vendors such as AdStream and billing partners such as Mediaocean (Prisma), streamline day-to-day workflow by eliminating unnecessary work, expediting campaign launches, and minimizing reporting discrepancies.
•Brand Safety and Ad Fraud Integrations. Innovid supports deep verification, viewability, and ad blocking capabilities with vendors such as Moat, IAS, DV, Nielsen, and Comscore.
•Media Providers and Walled Garden Integrations. Innovid’s independent third-party ad tags are accepted by media providers and content platforms globally. Innovid is a Google Preferred Measurement Partner and is fully integrated with Google’s Ads Data Hub. Innovid is also a Preferred Measurement and Creative Partner of Facebook and Instagram.
•Data and Creative Personalization Integrations. Innovid maintains server-to-server integrations to enable ad decisioning from audience segments and/or IDs passed from partners. We integrate with leading DMPs such as LiveRamp, Oracle, Neustar, Salesforce, and Adobe. Innovid also supports creative decision-making based on audience data passed directly from the brand’s choice of DSP platform. Examples include, but are not limited to Adobe, Verizon Media and The Trade Desk.
•Creative Ad Authoring Integrations. Innovid provides full flexibility for designers and developers to curate ads through any combination of internal, external, and/or code-based tools. Integrations include Adobe Photoshop, After Effects, and Google Web Designer.
•Brand Research and Attribution Integrations. Brand study partners directly integrated with Innovid include Comscore, Nielsen DAR, and Kantar (Millward Brown). Innovid is also able to implement third-party pixels to support direct tracking or pursue deeper integrations with other third-party measurement providers.
•Data Visualization Integrations. Third-party data processing and analytics tools can tap into Innovid’s Data API or connect to a raw data feed to receive Innovid data for further analysis.
•Third Party Ad Server Integrations. Innovid enables brands to leverage the power of our omni-channel ad serving and analytics platform through 1x1 pixels, while continuing to use other ad servers to manage their search campaigns and multi-touch attribution goals.

Certifications and Accreditations
As an independent ad server, Innovid is deeply invested in ensuring the accuracy of our ad delivery and measurement on behalf of our clients. Proactive publisher certification prior to campaign launch can significantly reduce the number of data discrepancies and/or errors with the rendering of tags.
Innovid’s publisher certification process is supported via a dedicated certification team that maintains a database of thousands of publishers, networks, and exchanges. The process is made up of both a functional and discrepancy test to ensure all ads are rendered at their highest possible quality, all pixels are firing correctly, and reporting is as expected. Our team certifies publishers pre-campaign, verifying compliance with Interactive Advertising Bureau (IAB) and Media Rating Council (MRC) standards. When ads are uploaded to our platform our system automatically references Innovid’s publisher certification database. Our automatic encoding engine then instantly resizes ads to individual publisher specs, from a single asset, to meet the requirements for each partner on a media plan.
Innovid also holds industry-leading MRC accreditations, a common standard for media transacting with leading advertisers, spanning CTV, video and display ad formats. The MRC establishes industry standards for valid, reliable and effective media measurement. Innovid has been accredited with the MRC since 2013 for impressions and viewable impressions on desktop, mobile web, and mobile app. In 2018, the MRC granted Innovid the first ever MRC accreditation for OTT video ad impression measurement, cementing an important milestone in the industry’s ongoing evolution in this space. As a result of this accreditation, Innovid’s accredited metrics and methodologies have been independently vetted by the MRC to confirm they are valid, reliable and effective.
Customers
As of June 30, 2021 Innovid served as the ad delivery platform for over 40% of the top 200 TV advertisers in the US including Anheuser-Busch InBev, Kellogg’s, Mercedes-Benz, Volvo and many more, with such clients representing key verticals we serve and Anheuser-Busch InBev, Kellogg’s and Volvo each a core client (brand/advertiser). Our clients are comprised of the largest TV advertisers, with the majority of our customers typically coming from large global enterprises. We define a customer as an entity that generated revenue during a certain period of time. A single organization with multiple divisions, segments or subsidiaries is treated as a single customer, even though we may enter into commercial agreements with multiple parties within that organization.
We define a core client as an advertiser that generates at least $100,000 of annual revenue. Looking at our core clients on an annual basis and presenting related metrics only on an annual basis rather than also on an interim basis helps us avoid overstating or understating the importance of certain customers to our overall business based on their spending in any particular period. We also believe analyzing customers and revenue retention on an annual basis allows investors to better evaluate the long term performance of our business.
We have a history of strong growth in our core client base. Together our core clients have typically generated more than 80% of our annual revenue from 2018 through 2020 demonstrating our continued focus on large enterprise customers.
The number of advertisers that generated more than $100,000 of annual revenue has increased sequentially year-over-year, driven by our existing customers’ retention as a result of their continued success using our solutions and the growing adoption of our business platform by existing customers for additional use cases, additionally we experienced growth in the number of new advertiser customers that contributed more than $100,000 of revenue.
Our clients are diversified across all major industry verticals, including consumer packaged goods, pharmaceutical and healthcare, financial services, automotive and technology. No single advertiser accounted for more than 13% of our revenue in 2019 or 2020, with such advertisers representing brands that contract with us directly, or through third party agencies and publishers, or some combination thereof.

Competition
We primarily compete with Google, specifically their technology platforms and digital content monetization services. While the markets we serve are highly competitive and rapidly evolving, most of our competitors offer point solutions that represent a subset of the solutions that are available on our business platform. Additional competitors include vendors focused on dynamic creative personalization (DCO); we also compete with advertising measurement point solutions.
Our industry faces the following competitive dynamics:
•the ability to reach and engage with viewers in CTV environments enabled through exclusive premium publisher partnerships and proprietary SDK technology;
•the ability to holistically manage the personalization and delivery of ads dynamically across all addressable formats and channels;
•the ability to automate the ad delivery workflow to reduce rejection rates and decrease manual resources required to deliver TV and other digital ads into addressable environments;
•the ability to provide unified and consistent MRC-accredited measurement of digital ads across all available formats and channels;
•the ability to innovate and adapt product offerings to emerging addressable media technologies and offer products that meet changing customer needs;
•the ability to support large, global customers and develop and maintain complex integrations with key partners across the advertising ecosystem;
•the ability to achieve and maintain industry accreditations; and
•the ability to collect advertising data across platforms and provide independent analytics to our customers.
Talent and Culture
Company Values
Our values are the fundamental beliefs we share at Innovid that unite us and drive our company culture. This culture has led to notable achievements, including Innovid being named to Inc. magazine’s annual list of the Best Workplaces for 2021, in addition to being named a winner in the Established Excellence: 5-14 years in business category.
Our company values are to:
Be DARING, adventurous and bold. Always ready for what’s next.
Technology, brands and life in general are evolving at incredible speeds. That creates new opportunities and also risks for us, our partners and our clients. While we appreciate what we have achieved together so far we focus on pushing the envelope on what’s possible next.
Be GENEROUS, we are people first; united through the knowledge, care and passion we share.
We achieve more when we share more with each other. Give your advice; give your energy; give your time; give your help. Be generous. Be open to kindness, debate and inspiration.
Be UNBEATABLE, with a powerful positive spirit that embraces challenges and change.
We operate in a world where the market forces are strong, sometimes swift and fierce, always changing. Sometimes it shines and sometimes it’s cloudy, that’s nature. At our best we’re tenacious, relentless, unshakable and unbeatable.

Employees
As of June 30, 2021, we had 306 full time employees across 8 offices in 5 countries, with 109 employees in research and development and related activities. In response to the COVID-19 pandemic, we implemented changes that we determined were in the best interest of our employees and the communities in which we operate, and which comply with government regulations. This includes enabling the vast majority of our employees to work from home, while implementing additional safety measures for employees continuing on-site work where legally possible.
Talent Acquisition and Development
We are focused on recruiting and retaining talented employees across the organization, with a particular focus on unique talent in CTV, product, analytics and many other areas that are critical to our success. We continue to invest to hire and retain top talent in all of our offices. We were named to Inc. magazine’s annual list of the Best Workplaces for 2021. Innovid was also named by Inc. as a winner in the Established Excellence: 5-14 years in business category. Our strong reputation has contributed to over 10,000 candidates applying to work at Innovid in 2021. For new hires, we have a robust onboarding program tailored towards individual roles and responsibilities. On an ongoing basis, we invest in training and development programs that help our employees achieve their career goals and build management skills. We have two formal career feedback discussions per year where managers and their employees discuss progress and feedback for each other. We believe in developing and promoting top talent from within: in 2021, one out of every 5 of our employees was offered an opportunity for career advancement within the company.
Diversity, Equity and Inclusion
Innovid is committed to fostering, cultivating and preserving a culture of diversity, equity and inclusion. We embrace and encourage our employees’ differences in age, color, disability, ethnicity, family or marital status, gender identity or expression, language, national origin, physical and mental ability, race, religion, sexual orientation, socio-economic status, veteran status, and other characteristics that make our employees unique.
Innovid’s policies are applicable—but not limited—to our practices and policies on recruitment and selection, compensation and benefits, professional development and training, promotions, transfers, social and recreational programs, layoffs, terminations, and the ongoing development of a work environment built on the premise of diversity equity and inclusion that encourages and enforces:
•Respectful communication and cooperation among all employees;
•Teamwork and employee participation, permitting the representation of all individuals and employee perspectives;
•Work/life balance through flexible work schedules to accommodate employees’ varying needs; and
•Contributions to the communities we serve to promote a greater understanding and respect for diversity, equity and inclusion.
All employees of Innovid have a responsibility to treat others with dignity and respect at all times. All employees deserve a work environment free from all forms of discrimination. Innovid similarly prohibits retaliation against employees who file complaints under this policy or who participate in complaint investigations. Any employee found to have exhibited any inappropriate conduct or behavior against others may be subject to disciplinary action. Employees who believe they have been subjected to any kind of discrimination are required to advise HR, their department’s VP or a member of the management team.
Innovid’s commitment to diversity, equity, and inclusion achieved measurable results in 2020. During the second half of 2020 Innovid’s new talent pipeline was comprised 53% of Black and Indigenous people of color (BIPOC) candidates and 43% women candidates. New employees hired during this timeframe were 50% BIPOC and 60% women. Existing employee promotions across 2020 were granted to women 50% of the time and BIPOC employees 27% of the time. Additionally several other diversity-focused initiatives including mandatory inherent bias training, compensation audits and a formal employee mentorship program were implemented during calendar year 2020.
Regulatory Matters
Data Privacy and Data Protection Laws
Data privacy and data protection legislation and regulation play a significant role in our business. We and our clients use personal data about Internet users collected through our platform to manage and execute digital advertising campaigns in a variety of ways, including delivering advertisements to Internet users based on their particular geographic locations, the type of device they are using, or their interests as inferred from their web browsing or app usage activity. We do not use this data to further identify specific individuals, and we do not seek to associate this data with information that can be used to further identify specific individuals. We take all required steps to comply with applicable data protection and privacy laws, including encryption of personal data and deletion of personal data upon request and automatically after one year. The definitions of personally identifiable information, personal information, personal data and similar terms, however, vary by jurisdiction and are evolving. As a result, our platform and business practices must be assessed regularly in each jurisdiction where we do business to avoid violating applicable legislation and regulation.
Data Privacy Regulation in the U.S.
In the United States, at both the federal and state level, there are laws that govern activities such as the collection and use of data by companies. At the federal level, online advertising activities are subject to regulation by the Federal Trade Commission, which has primarily relied upon Section 5 of the Federal Trade Commission Act, which prohibits companies from engaging in "unfair" or "deceptive" trade practices, including alleged violations of representations concerning privacy protections and acts that allegedly violate individuals’ privacy interests. There are also other data privacy laws that apply. For example, we send marketing emails and are therefore subject to the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or the CAN-SPAM Act, which established specific requirements for commercial email messages, specifies penalties for the transmission of commercial email messages that are intended to deceive the recipient as to source or content, and obligates, among other things, the sender of commercial emails to provide recipients with the ability to opt out of receiving future commercial emails from the sender.
Some proposed and newly enacted legislation at the state level has affected and will continue to affect our operations and those of our industry partners. For example, the California Consumer Privacy Act of 2018, or CCPA, which came into effect in January 2020, defines “personal information” broadly enough to include online identifiers provided by individuals’ devices, such as IP addresses, and establishes a new privacy framework for covered businesses. The CCPA imposes more stringent obligations on companies regarding the level of information and control they provide to users about the collection and sharing of their data. Moreover, the California Privacy Rights Act, or CPRA, was approved by California voters in November 2020 and will further modify and expand the CCPA, including by expanding consumers’ rights with respect to certain personal information and creating a new state agency to oversee implementation and enforcement efforts. The CPRA will come into effect on January 1, 2023. Further, Virginia has adopted a new state data protection act referred to as the Virginia Consumer Data Protection Act, which is also set to take effect on January 1, 2023. Additionally, Colorado has adopted a new state data protection act titled the Colorado Privacy Act, which is set to take effect on July 1, 2023.
Data Privacy Regulation in Europe
Our business activities are also subject to foreign legislation and regulation. In the EEA, separate laws and regulations (and member states’ implementations thereof) govern the processing of personal data, and these laws and regulations continue to impact us. Like the CCPA, the EEA General Data Protection Regulation, or EEA GDPR, defines “personal data” broadly, and it significantly enhances data protection obligations for controllers of such data and for service providers, called “processors,” processing the data. It also provides certain rights, such as access and deletion, to the individuals about whom the personal data relates and we have adapted our services to accommodate such rights. From January 1, 2021, we have been subject to the EEA GDPR and also the UK GDPR, which, together with the amended UK Data Protection Act 2018, retains the GDPR in UK national law. The UK GDPR mirrors the fines under the GDPR, e.g. fines up to the greater of €20 million / £17.5 million or 4% of global turnover. The European Commission has adopted an adequacy decision in favor of the United Kingdom, enabling data transfers from EU member states to the United Kingdom without additional safeguards. However, the UK adequacy decision will automatically expire in June 2025 unless the European Commission re-assesses and renews/ extends that decision, and remains under review by the Commission during this period. The relationship between the United Kingdom and the European Union in relation to certain aspects of data protection law remains unclear, and it is unclear how UK data protection laws and regulations will develop in the medium to longer term, and how data transfers to and from the United Kingdom will be regulated in the long term. These changes will lead to additional costs and increase our overall risk exposure.
In any event, we are subject to laws, rules, and regulations regarding cross-border transfers of personal data, including laws relating to the transfer of personal data outside the EEA and the UK. For the transfer of personal data from the EEA to the U.S., we rely upon direct contractual agreements between Innovid’s U.S. corporate entity and our customers. These contractual agreements obligate Innovid’s U.S. operations to uphold adequate data protection measures (appropriate safeguards, enforceable data subject rights, and effective legal remedies for data subjects) on all data that Innovid transfers to the U.S. from the EEA or UK on its own behalf and on behalf of its clients and partners. Recent legal developments in the EEA and the UK have created complexity and uncertainty regarding transfers of personal information from the EEA and the UK to “third countries”, especially the United States. For example, a recent decision of the Court of Justice of the European Union (“Schrems II”) invalidated the EU-U.S. Privacy Shield Framework (a mechanism for the transfer of personal information from the EEA to the U.S.) and made clear that reliance on standard contractual clauses (another mechanism for the transfer of personal data outside the EEA) may not be sufficient, on their own, to provide appropriate safeguards for transfers of personal data from the European Union to the United States (and other non-EEA countries) and that companies that engage in these transfers, like Innovid, need to undertake data transfer risk assessments and implement any “supplementary measures” necessary to address any risks identified in order to ensure that the data they transfer continues to be protected to a standard that is essentially equivalent with the GDPR. We currently rely on standard contractual clauses and these changes are therefore causing us to review our current compliance approach and may result in additional compliance costs or the inability to transfer personal data outside of the EEA and/or the United Kingdom. As supervisory authorities issue further guidance on personal data transfer mechanisms, including circumstances where the standard contractual clauses cannot be used, and/or start taking enforcement action, we could suffer additional costs, complaints and/or regulatory investigations or fines, and/or if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results.
We are also subject to evolving EEA and UK privacy laws on cookies and e-marketing which require informed consent is required for the placement of most cookies or similar technologies on a user’s device and for direct electronic marketing. In the EEA and the UK, regulators are increasingly focusing on compliance with these requirements in the online behavioral advertising ecosystem and are increasingly taking action to enforce them. The EEA GDPR and UK GDPR also impose conditions on obtaining valid consent, such as a prohibition on pre-checked consents and a requirement to ensure separate consents are sought for each type of cookie or similar technology. In addition, the current national laws in the EEA that implement the e-Privacy Directive are highly likely to be replaced by an EU regulation known as the e-Privacy Regulation which will significantly increase fines for noncompliance. The text of the e-Privacy Regulation is still under development, and recent EU regulatory guidance and court decisions have created uncertainty about the level to which such laws and regulations will be enforced, which may require us to review our compliance approach and increase compliance costs.
Data Privacy Regulation in the Asia-Pacific Region
Our business activities are also subject to legislation and regulation in the Asia-Pacific region. Following the implementation of the GDPR, many jurisdictions have moved to amend, release, review and strengthen their existing data privacy and cyber-security laws, and there has been a progressive effort in the region to work towards coordination of their otherwise disparate laws. Many countries have also sought out adequacy decisions from the EU. New Zealand’s updated Privacy Act and South Korea’s amendments to its Personal Information Protection Act, went into effect in 2020, largely aligning with requirements of the GDPR. Thailand and Japan’s new similar updates and regulations will also become effective in 2021 and 2022, respectively. Other jurisdictions, such as India, Singapore, Malaysia and Hong Kong, are reviewing their existing privacy regimes, with an eye toward similar data protection developments.
To address this range of developments, Innovid’s data protection program is largely rooted in the GDPR and SOC2 security standards, and any international data transfers from the Asia-Pacific region are governed by direct contractual agreements between the regional entities and Innovid’s U.S. parent corporate entity, Innovid, Inc. Otherwise, our compliance team works to oversee compliance with these Asia-Pacific regional requirements and to address compliance with our region-specific clients and business teams.
Innovid’s General Data Protection and Consumer Privacy Practices
Innovid is dedicated to a high standard of consumer privacy and data protection, while maintaining quality online advertising services to various advertisers, agencies, publishers and other businesses across various third party websites and online media.
Innovid has restrictive policies for the collection, use and sharing of consumer data. We maintain membership with the Network Advertising Initiative (the “NAI”), a self-regulatory association dedicated to responsible data collection and its use for digital advertising, and the Digital Advertising Alliance (the “DAA”), an independent organization led by advertising and marketing trade associations that has established self-regulatory principles enforcing responsible privacy practices for digital advertising and consumer transparency. Innovid also maintains accreditation with the MRC.
Innovid’s collection of consumer data generally consists of basic data elements associated with advertisements served or measured by Innovid, such as impressions, clicks, viewing duration, IP address, date and time of interaction, information about the general geographical location from which a consumer is viewing an advertisement, device type, and other generic identifiers made available by the browser or device. Innovid collects these data elements on behalf of its clients in a data privacy-compliant manner, in order to effectively measure and evaluate the performance of the client’s advertising campaigns, deliver, schedule and sequence ads, administer the client’s account, and provide the client with engagement analysis.
At a client’s request, Innovid may assist the client with targeting its ads based on the client’s first-party data or based on data from the client’s selected data management platform. Innovid also offers frequency and ad personalization features such as ad sequencing and creative decisioning based on factors such as general geographic location. Innovid receives user segments from its customers to conduct real-time ad decisioning, but does not create or retain such segments itself. Innovid also does not collect any categories of data deemed sensitive under applicable laws or NAI standards. In a limited number of use cases, the client also has the option to have Innovid collect consumer email addresses or phone numbers on its behalf from selected advertising formats; in these cases, such opt-in data is used solely to fulfill the client’s request.
Innovid upholds consumer choice. Innovid believes consumers should have the right to control how they are targeted across online media. Innovid respects the consumer’s choice to opt-out of interest-based advertising.
Data Security and Compliance with Applicable Laws and Regulations
Innovid is committed to data security and takes a variety of measures in line with industry practice to safeguard the data in its possession from unauthorized alteration, destruction, access or misuse. We maintain tight controls over all the data we collect, retaining it in firewalled and secured databases with strictly limited and controlled access rights, designed to ensure that the data is secure. Additional security measures include encryption of personal information at rest and in transit, maintaining a strict password policy, the use of multi-factor authentication for key systems, maintaining antivirus measures and vulnerability management policies, and the use of various security technologies designed to prevent unauthorized activity.
Innovid maintains compliance with the EU GDPR and UK GDPR. Innovid has in place the EU-approved Standard Contractual Clauses with data exporters from the EU. Innovid has appointed a data protection officer, has a process for responding in a timely manner to data subjects seeking to exercise their rights under GDPR, and takes a proactive approach to putting the necessary contractual provisions in place with its vendors and clients.
Innovid has taken a comprehensive approach to CCPA compliance and will continue to monitor and adjust its approach as the law continues to evolve, to ensure we maintain compliance with the latest regulations, requirements and best practices. As between Innovid and its clients, Innovid is a service provider and does not sell personal information as contemplated under CCPA.
Data policy and privacy regulations are dynamic and constantly changing. In addition to performing yearly internal audits, Innovid continues to monitor its compliance with applicable laws and regulations.
Intellectual Property
We consider our trademarks, trade dress, copyrights, trade secrets, patent and other intellectual property rights, including those in our know-how and the software code of our proprietary technology, to be important components of our success. We rely on intellectual property laws, including trade secret, copyright and trademark laws in the United States and abroad, and use contracts, confidentiality procedures, non-disclosure agreements, employee disclosure and invention assignment agreements and other contractual rights to protect our intellectual property.
As of July 16, 2021, we have thirteen granted patents, two pending patent applications, and six trademark applications covering a variety of interactive and contextual analysis capabilities. We also have registered domain names for websites that we use in our business, such as www.innovid.com.
We design, test and update our products, services and websites regularly, and we have developed our proprietary solutions in-house. Our know-how is an important element of our intellectual property. The development and management of our platform requires sophisticated coordination among many specialized employees. We take steps to protect our know-how, trade secrets and other confidential information, in part, by entering into confidentiality agreements with our employees, consultants, developers and vendors who have access to our confidential information, and generally limiting access to and distribution of our confidential information. To protect our technology against unauthorized access, we also implement multiple layers of security. Access to our platform, other than to obtain basic information, requires system usernames and passwords.
We intend to pursue additional intellectual property protection to the extent we believe it would advance our business objectives and maintain our competitive position.
Facilities
Our principal facilities are located in New York City and consist of approximately 17,000 square feet (approximately 1,580 square meters) of leased office space. These facilities currently accommodate our principal executive offices, account management, sales, marketing, creative services, business development, finance, user support and other administrative activities. As of June 30, 2021 approximately 96 of our employees were located in New York. The lease for these facilities expires on December 31, 2028, with an option to terminate on December 31, 2023.
We also lease offices in Tel Aviv, Los Angeles, Chicago, Detroit, London, Sydney and Buenos Aires. We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available to accommodate any such expansion of our operations.
Legal Proceedings
We are not presently party to any legal proceedings the resolution of which we believe would have a material adverse effect on our consolidated business prospects, financial condition, liquidity, results of operation, cash flows or capital levels. We may from time to time be party to litigation and subject to claims incident to the ordinary course of business.

Our History
Our company was founded in 2007 as an interactive video enterprise focused on publisher direct relationships. Innovid represents “Innovation in Video”, which represents our core sole focus of innovative video advertising. We introduced our first video ad serving platform in 2012 and have since enabled over 1,000 of the world’s leading brands and advertisers to transform the TV viewing experience with dynamic creative, ad delivery and measurement across all modes of TV consumption. Several key milestones since our company was founded include:
•2007:     Founded Innovid
Patented ability to insert interactive objects into video content
•2009:     Collaborated with IAB on launch of VPAID
•2012:     Built our first video ad serving platform
•2013:     Introduced first cross-screen interactive ad experience including CTV
•2015:     Launched proprietary SDK - embedded in Roku Ad Framework
•2017:     Acquired real-time data intelligence technology from Taykey
•2018:     First MRC accreditation for CTV ad impression measurement
Launched CTV Composer self-service authoring tool
•2019:     First interactive ad in a live streaming event, Super Bowl LIII
Expansion into omnichannel including display creative via Herolens Acquisition
Exclusive Roku TV Reach & Frequency partnership launch
•2020:     Launched enhanced CTV Insights reporting
Introduced new ad creative quality control infrastructure
Named first/exclusive third-party ad server for NBCU’s Peacock
Expanded MRC accreditation to span CTV, video, and display
Named a leader in the Forrester Wave: Creative Ad Tech Report
•2021:     Launched programmatic interactive CTV consortium
Expansion into audio ad serving
Named first/exclusive third-party ad server for the Olympic games

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF INNOVID
The following discussion and analysis should be read in conjunction with the unaudited condensed financial statements and audited financials statements and related notes of Innovid included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections of this proxy statement/prospectus entitled “Risk Factors” and “General Information-Cautionary Note Regarding Forward-Looking Statements.”
Unless the context otherwise requires, all references in this section to “we,” “us,” “our” or the “Company” refer to Innovid and its subsidiaries prior to the consummation of the Business Combination.
Company Overview
We are a leading independent software platform that provides critical technology infrastructure for the creation, delivery, and measurement of TV ads across connected TV (“CTV”), mobile TV and desktop TV environments. As of June 30, 2021, over 40% of the top 200 brands by TV U.S. advertising spend according to Kantar Media and Winmo are utilizing our platform in their advertisement delivery infrastructure. Innovid’s revenue has grown alongside the growth of CTV advertising. We believe our open platform and purpose-built technology for CTV, combined with our position as a media-independent provider, has allowed us to win a large and growing market share, while the growth of CTV combined with our usage-based revenue model has further contributed to our rapid growth. CTV accounted for 46%, 40% and 31% of all video impressions served by Innovid during the six months ended June 30, 2021, the year ended December 31, 2020 and the year ended December 31, 2019. During the year ended December 31, 2020, this represented a year-over-year increase of almost 60%. The balance of video impressions served by Innovid during such periods were attributable to Mobile, 40%, 43% and 48%, respectively, and PC, 14%, 16% and 21%, respectively. In 2020, the year-over-year change in impressions for Mobile TV was an increase of 15% and for Desktop TV was a decrease of 3%. For the six months ended June 30, 2021, impressions for CTV, Mobile TV and Desktop TV increased 71%, 48% and 35%, respectively compared to the comparable prior year period. An impression is the metric used to quantify the number of views of an advertisement. Impressions are measured by cost per mile (CPM), where mile refers to 1,000 impressions (or cost per thousand). For example, a CTV ad might have a CPM of $25, meaning that the content owner, receives $25 every time an ad is displayed 1,000 times within a designated program. Ad servers, such as Innovid, provide a pixel that is implemented within an ad. When an ad with that pixel loads, an impression is counted. Counting impressions is essential to how digital advertising is measured, accounted and paid for. We serve many of the top TV advertisers, including Anheuser-Busch InBev, Kellogg’s, Volvo and many more, with such clients representing key verticals we serve and Anheuser-Busch InBev, Kellogg’s and Volvo each a core client.
A key driver of CTV growth has been the evolving preferences of consumers. Consumers are increasingly cutting the cord and streaming TV content “Over the Top” (“OTT”) through internet-connected devices rather than traditional broadcast, satellite or cable TV. We believe OTT content, which is typically delivered on-demand, seeks to provide a better user experience, and often saves the consumer money over traditional paid TV services. Advertisers seeking to engage these audiences are rapidly shifting dollars away from traditional TV mediums towards increasing budgets for CTV. Advertisers also can benefit from the shift to CTV as the digitally delivered ads can be personalized and measured in real time, similar to other digital advertising mediums such as internet browser-based formats. As a result, TV advertisers have better transparency, control and ultimately potential return on investment from their CTV advertising.
Innovid’s purpose-built CTV infrastructure platform is comprised of three key offerings: Ad Serving Solutions, Creative Personalization Solutions and Measurement Solutions. Our software-based platform provides an open technology infrastructure that tightly integrates with the highly fragmented advertising technology and media ecosystem including Demand Side Platforms (DSPs) such as The Trade Desk and Amobee; Supply Side Platforms (SSP) such as Magnite and Verizon Media; publishers such as Hulu and Peacock; and end user devices such as

Amazon Fire and Samsung Smart TV. Our offering encompasses independent global ad serving, data-driven personalization, and new forms of measurement designed to connect all channels in a clean, comparable, and privacy-compliant manner. Although we work closely with the vendors who buy and sell media, our platform only facilitates the creation, delivery and measurement of advertisements and campaigns and we do not make purchasing decisions or facilitate the purchasing of advertisement inventory. Because we do not make ad buying or selling decisions we are able to maintain our independence and remain free of potential buying conflicts.
We target clients comprised of the largest global TV advertisers. In 2020, our blue-chip advertiser client base includes over 40% of the top 200 brands by TV U.S. advertising spend according to Kantar Media and Winmo. In addition we work closely with the top advertising agency holding companies such as WPP, Publicis Groupe, Omnicom, Interpublic Group of Cos. and Dentsu. Our clients are diversified across all major industry verticals, including consumer packaged goods, pharmaceutical and healthcare, financial services, automotive and technology. We believe Innovid’s independence is critical to advertisers seeking an interoperable and open partner that is primarily focused on technology infrastructure. We define a core client as an advertiser that generates at least $100,000 of annual revenue. We have a history of strong growth in our core client base, with over 90 core clients as of December 31, 2020. No individual core client (brand/advertiser) represented more than 13% of 2020 revenue. Together our core clients have typically generated more than 80% of our annual revenue from 2018 through 2020 demonstrating our continued focus on large enterprise customers. In the years 2018, 2019 and 2020 we had 77, 85, and 95 “core clients”, that generated 84%, 86%, and 89% of the total company revenue in the corresponding periods. We do not include the number of core clients or percentage of revenue attributable to core clients for any interim periods as the calculation of customers that constitute core clients is calculated only at year end based on annual revenue (see the section entitled “Information About Innovid – Customers”).
Innovid serves customers globally through a delivery footprint covering over 70 countries, including the United States (U.S.), United Kingdom (U.K.), Mexico, Argentina, Colombia, Israel, Singapore, Japan and Australia. Approximately 8% of Innovid’s revenue was generated by our customers outside of the U. S. for the year ended December 31, 2020. Our non-U.S. customers generated approximately 10% of the total revenue for six months ended June 30, 2021.
Our revenue model is based on impressions volume and the cost per impression for our various ad serving services. For our core ad serving platform, we generate revenue from our advertising customers based on the volume of advertising impressions delivered, enabling us to grow as our customers increase their digital ad spend and corresponding ad impressions. Additionally, we generate revenue from creative services based on flat fee per projects and measurement solutions based on the volume of advertising impressions measured. As we introduce new products such as advanced measurement and creative capabilities including personalization and interactivity, we expect to be able to charge higher prices per impression volume.
The Business Combination
On June 24, 2021, ION, entered into the Merger Agreement with Merger Sub 1, Merger Sub 2, and Innovid. Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, ION will complete the Domestication prior to the Closing, and Merger Sub 1 will merge with and into Innovid, with Innovid continuing as the Surviving Corporation. The Surviving Corporation will then merge with and into Merger Sub 2, with Merger Sub 2 continuing as the Surviving Entity, and ION will change its name to “Innovid Corp.” As a result of the Mergers and the other transactions contemplated by the Merger Agreement, the Surviving Entity will remain a direct, wholly-owned subsidiary of the Company.
The Business Combination is anticipated to be accounted for as a reverse recapitalization. Innovid will be deemed the accounting predecessor and the combined entity will be the successor SEC registrant, meaning that Innovid’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, ION will be treated as the acquired company for financial statement reporting purposes.

Impact of COVID-19
The novel coronavirus (“COVID-19”) pandemic has created, and may continue to create significant uncertainty in macroeconomic conditions, and the extent of its impact on our operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and the impact on our customers. Based on public reporting and our observations, some advertisers in certain industries, such as the automotive industry, decreased their short-term advertising spending in light of supply chain disruptions and/or labor shortage. This in turn could negatively impact our revenues from such advertisers.
We have considered the impact of COVID-19 on our estimates and assumptions and determined that there were no material adverse impacts on the consolidated financial statements for the six months ended June 30, 2021 and year ended December 31, 2020. As events continue to evolve and additional information becomes available, our estimates and assumptions may change materially in future periods.
We obtained an unsecured loan of $3.5 million in April 2020 due to uncertainties related to COVID-19. The loan was obtained through Silicon Valley Bank (“SVB”) under the Paycheck Protection Program (the “PPP Loan”) pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and the Paycheck Protection Program Flexibility Act (the “Flexibility Act”). In May 2020, we received $0.5 million from Special Situations Investing Group II, LLC (“SSIG”), a related party of one of our investors, for the purpose of a partial repayment of the PPP Loan. We have since repaid the PPP Loan in the amount of $3.0 million in June 2021. For more detail refer to our audited consolidated financial statement presented elsewhere in this proxy statement/prospectus.
Key Factors Affecting Our Performance
There are a number of factors that have impacted, and we believe will continue to impact, our results of operations and growth. These factors include:
Continued market demand. Our performance is dependent on continued global demand across the advertising ecosystem for independent third-party ad serving and measurement of digital ads. Advertisers, programmatic platforms, social media channels and digital publishers are collectively placing increased emphasis on the quality and effectiveness of digital ad spend across all channels, formats and devices.
Our growth is primarily driven by the fastest growing segments of digital ad spend, mostly CTV, and our results depend on our ability to capture continued market growth.
Growth of volume of CTV ad impressions of existing customers. Our results also depend on our ability to retain our existing customers and on our customers’ continued investment in CTV advertising. Customer retention will continue to impact our results as TV investment continues to shift from linear to CTV and the volume of CTV impressions grows.
Upsell of additional services. An additional contributor to our efforts in expanding revenue generated by our customers is our investment in cross-selling our solutions. We cross-sell our personalized creative solutions to primary ad serving customers, who, for example, begin using our services with standard TV ads and then introduce personalized formats over time. We also have cross-selling efforts related to our advanced measurement solutions, which provide real-time metrics to inform optimization of TV campaigns while in market. The success of these efforts will impact our results of operations.
Global expansion
The majority of our clients are global advertisers and operate at a significant scale. Innovid serves customers globally through a delivery footprint covering over 70 countries, including the United States, the United Kingdom, Mexico, Argentina, Colombia, Israel, Singapore, Japan, Australia, and China. In 2020, less than 10% of Innovid’s revenue was generated outside of the US and Canada.
We intend to continue to grow our footprint in international markets in order to meet the needs of our global customer base and to accelerate new customer acquisition in key geographies outside of North America. Our results of operations will be impacted by the success of our geographic expansion, and whether the expected ad spend growth in these markets materializes.
New client accounts: We intend to continue targeting new brand, media agency and digital publisher customers who are currently utilizing solutions provided by our competitors or point solutions. Our results of operations will be impacted by our ability to attract new customers.
Seasonality: We experience fluctuations in revenues that coincide with seasonal fluctuations in the digital ad spending of our customers, in particular television ad spending patterns. Advertisers often allocate the largest portion of their media budgets to the fourth quarter of the calendar year in order to coincide with increased holiday purchasing. As a result, the fourth quarter of the year typically reflects our highest level of revenues while the first quarter typically reflects our lowest level of revenues. We expect our revenues to continue to fluctuate based on seasonal factors that affect the advertising industry as a whole and for these seasonal fluctuations in ad spend to impact quarter-over-quarter results. We believe that the year-over-year comparison of results more appropriately reflects the overall performance of our business. However, this traditional seasonality may also be impacted by certain external factors or major events that impact traditional television advertising patterns, such as the COVID-19 pandemic, which led to a lower industry spend in the first half of 2020 than we would have expected based on traditional seasonality of television advertising spend. In the first half of 2021 we observed more traditional seasonality in television advertising spend relative to the corresponding period of 2020 and full year of 2020.
Public company costs: We will incur additional legal, accounting and other expenses that we did not previously incur, including costs associated with SEC reporting and corporate governance requirements. These requirements include compliance with the Sarbanes-Oxley Act as well as other rules implemented by the SEC and the NYSE. Our financial statements will reflect the impact of these expenses in the future periods.
Components of Results of Operations
The period to period comparisons of our results of operations have been prepared using the historical periods included in our consolidated financial statements. The following discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus.
Revenues
We generate revenues from providing Advertising Services to our customers: advertisers, media agencies and publishers. We focus on standard, interactive and data driven digital video advertising. Our major revenue streams are ad serving and creative services. Ad Serving services relate to utilizing Innovid’s platform to serve advertising impressions to various digital publishers across CTV, mobile TV, desktop TV, display, and other channels. Creative services relate to the design and development of interactive data-driven and dynamic ad formats by adding data, interactivity and dynamic features to standard ad units. We also have a new offering , which is focused on measurement of the efficiency of CTV advertising and in-flight optimizations for TV marketers. We are planning to further develop and scale it in the future.
We generate the majority of our revenues from the sale and delivery of our products within the U. S. For information with respect to sales by geographic markets, refer to “—Revenue Recognition.” Our chief operating decision maker (our Chief Executive Officer) does not evaluate the profit or loss from any separate geography.
We anticipate that revenues from our U.S. sales will continue to constitute a substantial portion of our revenues in future periods.
Cost of revenues
Cost of revenues consists primarily of costs to run our ad serving and creative services. These costs include hosting fees, personnel costs including stock-based compensation, professional services costs and facility related costs. We allocate overhead, including rent and other facility related costs, communication costs and depreciation expense, based on headcount.

Research and development
Research and development expenses consist primarily of personnel costs, including stock-based compensation, professional services costs and facility related costs. We allocate overhead including rent and other facility related costs, communication costs and depreciation expenses based on headcount. We expect research and development expenses to increase in future periods to support our growth, including continuing to invest in optimization, accuracy and reliability of our platform and other technology improvements to support and drive efficiency in our operations. These expenses may vary from period to period as a percentage of revenue, depending primarily upon when we choose to make more significant investments.
Sales and marketing
Sales and marketing expenses consist primarily of personnel costs, including stock-based compensation, professional services costs and facility related costs, as well as costs related to advertising, promotional materials, public relations, other sales and marketing programs. We allocate overhead, including rent and other facility related costs, communication costs and depreciation expense, based on headcount.
General and administrative
General and administrative expenses consist primarily of personnel costs, including stock-based compensation, for executive management, finance, accounting, human capital, legal and other administrative functions as well as professional services costs and facility related costs. We allocate overhead, including rent and other facility related costs, communication costs and depreciation expense, based on headcount.
Results of Operations
Six months ended June 30, 2021 compared to six months ended June 30, 2020
The following table sets forth our unaudited consolidated quarterly results of operations for the six months ended June 30, 2021 and 2020. Our results of operations for the interim periods have been prepared on the same basis as our audited consolidated financial statements, and we believe reflect all normal recurring adjustments necessary for the fair presentation of our results of operations for these periods. This information should be read in conjunction with our audited consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. These results of operations for the interim periods are not necessarily indicative of our results of operations for a full year or any future period.

	Six months ended June 30,
	2021		2020
	(in thousands)	% of Revenue	(in thousands)	% of Revenue
Revenues	$40,855	100%	$27,179	100%
Cost of revenues	7,849	19%	5,695	21%
Gross profit	33,006	81%	21,484	79%
Operating expenses:
Research and development	11,506	28%	9,420	35%
Sales and marketing	14,799	36%	15,649	58%
General and administrative	6,600	16%	3,927	14%
Total operating expenses	32,905	81%	28,996	107%
Operating profit/ (loss)	101	—%	(7,512)	(28)%
Finance expenses, net	3,171	8%	353	1%
Loss before taxes	(3,070)	(8)%	(7,865)	(29)%
Taxes on income	525	1%	721	3%
Net loss	$(3,595)	(9)%	$(8,586)	(32)%

Revenues
The growth and scaling of CTV was the key driver of Innovid’s revenue growth. As TV ad spend continues to shift from linear to CTV, we continue to benefit from the natural volume growth of CTV impressions we delivered for our existing and new customers. We have driven consistent positive net revenue retention of our core client base, largely through increased CTV advertising volume, as legacy TV budgets migrate from linear TV to CTV.
Total revenue increased by $13.7 million, or 50%, from $27.2 million for the six months ended June 30, 2020 as compared to $40.9 million for the six months ended June 30, 2021, driven primarily by growth in ad impressions delivered on our platform for both existing and new clients. There was no meaningful impact of changes in average cost per impression on total revenue.
Cost of revenues

	Six months ended June 30,
	2021		2020
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
Cost of revenues	$7,849	19%	$5,695	21%	$2,154	38%
Cost of revenues increased by $2.1 million, or 38%, from $5.7 million for six months ended June 30, 2020 to $7.8 million for the six months ended June 30, 2021, primarily driven by a $0.9 million increase in serving and hosting fees and a $1.2 million increase in personnel costs due to a higher headcount, both to support our increased volumes.
Research and development

	Six months ended June 30,
	2021		2020
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
Research and development	$11,506	28%	$9,420	35%	$2,086	22%
Research and development expenses increased by $2.1 million, or 22%, from $9.4 million in the six months ended June 30, 2020 to $11.5 million for the six months ended June 30, 2021. The increase was primarily due to an increase of $1.6 million in personnel costs along with an increase in serving and hosting fees of $0.4 million both to support our platform enhancement and maintenance work as well as our product research efforts.
Sales and marketing

	Six months ended June 30,
	2021		2020
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
Sales and marketing	$14,799	36%	$15,649	58%	$(850)	(5)%
Sales and marketing expenses decreased by $0.8 million, or 5%, from $15.6 million for the six months ended June 30, 2020 to $14.8 million for the six months ended June 30, 2021 primarily due to cost savings measures related to COVID-19.

General and administrative

	Six months ended June 30,
	2021		2020
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
General and administrative	$6,600	16%	$3,927	14%	$2,673	68%
General and administrative expenses increased by $2.7 million, or 68%, from $3.9 million for the six months ended June 30, 2020 to $6.6 million for the six months ended June 30, 2021. This increase was driven primarily by a $1.2 million increase in share-based compensation due to changes in headcount, value of our underlying common stock and vesting acceleration for several awards, an increase in personnel costs of $0.5 million, and $0.8 million increase in professional fees.
Finance expenses, net

	Six months ended June 30,
	2021		2020
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
Finance expenses, net	$3,171	8%	$353	1%	$2,818	798%
Finance expenses increased by $2.8 million, or 798%, from $0.4 million for the six months ended June 30, 2020 to $3.2 million for the six months ended June 30, 2021. The increase was driven primarily by warrants valuation as a result of significantly increased valuation of the Company due to the announced SPAC merger transaction, improved market conditions and growth projections.
Taxes on income

	Six months ended June 30,
	2021		2020
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
Taxes on income	$525	1%	$721	3%	$(196)	(27)%
Taxes on income decreased by $0.2 million from $0.7 million for the six months ended June 30, 2020 to $0.5 million for the six months ended June 30, 2021. The decrease is primarily attributable to uncertain tax positions related to our operations in Israel.
Year ended December 31, 2020 compared to year ended December 31, 2019`
The period to period comparisons of our results of operations have been prepared using the historical periods included in our audited consolidated financial statements. The following discussion should be read in conjunction with the audited consolidated financial statements and related notes included elsewhere in this proxy statement/

prospectus. We have derived this data from our annual consolidated financial statements included elsewhere in this proxy statement/prospectus.

	Year ended December 31,
	2020		2019
	Dollars	% of Revenue	Dollars	% of Revenue
Revenues	$68,801	100%	$56,338	100%
Cost of revenues	12,365	18%	10,583	19%
Gross profit	56,436	82%	45,755	81%
Operating expenses:
Research and development	18,283	27%	14,766	26%
Sales and marketing	28,810	42%	29,409	52%
General and administrative	8,221	12%	7,625	14%
Total operating expenses	55,314	80%	51,800	92%
Operating profit (loss)	1,122	2%	(6,045)	(11)%
Finance expenses, net	734	1%	387	1%
Income (loss) before taxes	388	1%	(6,432)	(11)%
Taxes on income	1,200	2%	902	2%
Net loss	$(812)	(1)%	$(7,334)	(13)%
Revenues
The growth and scaling of CTV, as described in the analysis of our quarter results was the main driver of an increase in revenues.
Total revenue increased by $12.5 million, or 22%, from $56.3 million in the year ended December 31, 2019 to $68.8 million in the year ended December 31, 2020, driven primarily by growth in ad impressions delivered on our platform for both existing and new clients. A significant contributor to our revenue growth is the ongoing conversion of advertising investment from linear TV to CTV, both in the market and among our clients. There was no meaningful impact of changes in average cost per impression on total revenue.
For each of the years ended December 31, 2019 and 2020, we generated 97% of our revenues from ad serving services. Our customers use our platform and ad serving services to deliver advertising content across various device types and digital formats across various geographic regions.
Cost of revenues

	Year ended December 31,
	2020		2019
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
Cost of revenues	$12,365	18%	$10,583	19%	$1,782	17%
Cost of revenue increased by $1.8 million, or 17%, from $10.6 million in the year ended December 31, 2019 to $12.4 million in the year ended December 31, 2020. The increase was primarily due to increased personnel costs and serving and hosting costs to support our increased volumes.

Research and development

	Year ended December 31,
	2020		2019
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
Research and development	$18,283	27%	$14,766	26%	$3,517	24%
Research and development expenses increased $3.5 million, or 24%, from $14.8 million in the year ended December 31, 2019 to $18.3 million in the year ended December 31, 2020. The increase was primarily due to an increase in personnel , which reflects our continued hiring of resources to support our platform enhancement and maintenance efforts.
Sales and marketing

	Year ended December 31,
	2020		2019
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
Sales and marketing	$28,810	42%	$29,409	52%	$(599)	(2)%
Sales and marketing expenses decreased by $0.6 million, or 2%, from $29.4 million in the year ended December 31, 2019 to $28.8 million in the year ended December 31, 2020. The decrease was primarily due to a $1.2 million reduction in travel and entertainment as well as a reduction of marketing expenses of $0.8 million, both primarily as a result of the COVID-19 environment. These reductions were partially offset by increases in personnel costs of $1.4 million to support our long-term growth strategy.
General and administrative

	Year ended December 31,
	2020		2019
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
General and administrative	$8,221	12%	$7,625	14%	$596	8%
General and administrative expenses increased $0.6 million, or 8%, from $7.6 million in the year ended December 31, 2019 to $8.2 million in the year ended December 31, 2020. The increase was primarily due to increased personnel costs of $0.6 million due to hiring related to expansion of our operations.
Finance expenses, net

	Year ended December 31,
	2020		2019
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
Finance expenses, net	$734	1%	$387	1%	$347	90%
Finance expenses increased by $0.3 million, or 90%, from $0.4 million in the year ended December 31, 2019 to $0.7 million in the year ended December 31, 2020. The increase was primarily due to increase in bank fees and charges, as well as decrease in interest income.

Taxes on income

	Year ended December 31,
	2020		2019
	(in thousands)	% of Revenue	(in thousands)	% of Revenue	$ Variance	% Variance
Taxes on income	$1,200	2%	$902	2%	$298	33%
Tax expense increased by $0.3 million, or 33%, from $0.9 million in the year ended December 31, 2019 to $1.2 million in the year ended December 31, 2020. The increase was primarily due to changes in U. S. state and foreign income taxes and changes in uncertain tax positions related to our Israel subsidiary. The changes in U.S. state and foreign income taxes are attributable to an increase in pre-tax booked income.
Liquidity and Capital Resources
We have financed our operations and capital expenditures primarily through utilization of cash generated from operations, as well as borrowings under our credit facilities. As of June 30, 2021, we had cash, cash equivalents and restricted cash of $16.9 million and net working capital, consisting of current assets less current liabilities, of $38.1 million. As of June 30, 2021, we had accumulated deficit of $94.4 million, $44.8 million thereof results from accretion of preferred stock to redemption value driven by an increase of our common stock value due to possible SPAC transaction.
As of December 31, 2020, we had cash, cash equivalents and restricted cash of $16.1 million and net working capital, consisting of current assets less current liabilities, of $40.6 million. As of December 31, 2020, we had an accumulated deficit of $48.1 million.
We believe our existing cash and cash equivalents, together with anticipated net cash provided by operating activities and available borrowings under our credit facility, will be sufficient to meet our working capital requirements for at least the next 12 months. However, if our operating performance during the next 12 months is below our expectations, our liquidity and ability to operate our business could be adversely affected. In light of the COVID-19 pandemic, we are closely monitoring the effect that current economic conditions may have on our working capital requirements. To date, the COVID-19 pandemic has not had a material negative impact on our cash flow or liquidity. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth under “Risk Factors.”
In the future, we may attempt to raise additional capital through the sale of equity securities or through equity-linked or debt financing arrangements. If we raise additional funds by issuing equity or equity-linked securities, the ownership of our existing stockholders will be diluted. If we raise additional financing by the incurrence of additional indebtedness, we may be subject to increased fixed payment obligations and could also be subject to additional restrictive covenants, such as limitations on our ability to incur additional debt, and other operating restrictions that could adversely impact our ability to conduct our business. Any future indebtedness we incur may result in terms that are unfavorable to equity investors. We cannot guarantee that we will be able to raise additional capital in the future on favorable terms, or at all. Any inability to raise capital could adversely affect our ability to achieve our business objectives.
Revolving Line of Credit
In 2016, we entered into additional modifications to the credit line agreement dated 2012 (the “Agreement”), pursuant to which to which certain conditions were amended, the Maturity Date was extended to October 21, 2018 and the line of credit was increased from $6.5 million to $10 million.
On April 7, 2017 we utilized $5 million of the line of credit. The credit installments bear U.S. dollar denominated interest at an annual rate equal to .75%-1% plus a prime rate on the outstanding principal of each credit installment. The balance owing as of December 31, 2017 was $5 million.

On October 20, 2018, we entered into additional modifications to the Agreement, pursuant to which certain conditions were amended and the Maturity Date was extended to December 31, 2018.
On December 26, 2018, we entered into an amended and restated Agreement (the “A&R Agreement”), pursuant to which certain conditions were amended, the Maturity Date was extended to December 26, 2020 and the line of credit was increased to from $10 million to $12 million.
On September 1, 2018 we utilized an additional $1 million of the line of credit. The credit installments bore U.S. dollar denominated interest at an annual rate equal to .75%-1% plus a prime rate on the outstanding principal of each credit installment. The Maturity Date was December 26, 2020. The balance owing as of December 31, 2018 was $6 million.
On November 30, 2019, we fully repaid the outstanding balance of the credit line in the amount of $6 million.
During 2020, the we fully drew down on our $12 million credit line. As of December 31, 2020, we had repaid $6 million, leaving a balance of $6 million. On December 29, 2020, we entered into additional modifications to the A&A Agreement, pursuant to which certain conditions were amended and the Maturity Date was extended to December 29, 2022, and the line of credit increased to $15 million.
As of June 30, 2021 the outstanding balance of the credit line was in the amount of $6 million. The credit installments bear U.S. dollar denominated interest at an annual rate equal to .75%-1% plus a prime rate on the outstanding principal of each credit installment. We were in compliance with all the covenants, including by maintaining an adjusted quick ratio of at least 1.20:1.00. As defined in the A&R Agreement “adjusted quick ratio” is the ratio of (a) quick assets to (b) current liabilities minus the current portion of deferred revenue. “Quick assets” determines as our unrestricted cash plus accounts receivable, net, determined according to U.S. GAAP.
During six months ended June 2021, we continued utilizing $6 million of a $15 million credit line which was drawn during 2020. Expenses for the six months ended June 30, 2021 and 2020 were $0.1 million and $0.2 million, respectively. They were recorded in finance expenses, net in the unaudited condensed consolidated financial statements of operations. As of June 30, 2021, the covenants under the Agreement were not changed from the amended Agreement. We are in compliance with all the covenants.
PPP Loan
In April 2020, we obtained an unsecured loan of $3.5 million through SVB under the PPP Loan.
In May 2020, we entered into a grant agreement (the “Grant Agreement”) to receive a grant of $0.5 million from SSIG, a related party of one of our investors, for the purpose of repayment of a portion of the PPP Loan. The PPP loan was partially repaid in May 2020, according to the Grant Agreement.
In June 2021, we repaid the outstanding balance of the PPP Loan of $3.0 million
Cash Flows
Six months ended June 30, 2021 compared to six months ended June 30, 2020
The following table summarizes our cash flows for the six months ended June 30, 2021 and 2020:

	Six months ended June 30,
	2021	2020
Net cash provided by/ (used in) operating activities	$4,347	$(2,628)
Net cash used in investing activities	(767)	(839)
Net cash (used in)/ provided by financing activities	(2,792)	15,349
Increase in cash, cash equivalents and restricted cash	$788	$11,882

Operating Activities
Our cash flows from operating activities are primarily influenced by growth in our operations, increases or decreases in collections from our customers and payments to our vendors, as well as increases in personnel costs as we scale up our business. The timing of cash receipts from customers and payments to vendors and providers can significantly impact our cash flows from operating activities. In addition, we expect seasonality to impact quarterly cash flows from operating activities.
Cash provided by/ (used in) operating activities is calculated by adjusting our net loss for changes in working capital, as well as by excluding non-cash items such as depreciation and amortization, stock-based compensation and changes in fair value of warrants.
For the six months ended June 30, 2021, net cash provided by operating activities was $4.3 million compared to net cash used of $2.6 million for the six months ended June 30, 2020. The decrease in net cash used in operating activities during 2021 as compared to 2020 was primarily attributable to a decrease in net loss. Our non-cash adjustments increased by $4.1 million mostly driven by valuation of warrants as a result of significantly increased valuation of the Company due to possible SPAC transaction, improved market conditions and growth projections.
The change in our working capital in the amount of $2.1 million was primarily driven by a decrease in trade receivables due to shorten collection period driven by improvement in our processes. This was partially offset by an increase in trade payables related to increased operating activity.
Investing Activities
For the six months ended June 30, 2021, we used $0.8 million of net cash in investing activities, primarily driven by the loan in the amount of $0.5 million issued to our founder.
For the six months ended June 30, 2020, we used $0.8 million of net cash in investing activities, primarily consisting of leasehold improvements for our office in Israel.
Financing Activities
For the six months ended June 30, 2021, net cash used in financing activities of $2.8 million was primarily due to repayment of PPP loan in the amount of $3.0 partially offset by proceeds received for exercises of options in the amount of $0.4.
For the six months ended June 30 2020, net cash provided by financing activities of $15.3 million was primarily due to proceeds received under our credit line agreement.
Year ended December 31, 2020 compared to year ended December 31, 2019
The following table summarizes our cash flows for the periods presented:

	Year ended December 31,
	2020	2019
Net cash used in operating activities	$(4,159)	$(8,982)
Net cash used in investing activities	(948)	(6,222)
Net cash provided by financing activities	9,002	23,791
Increase in cash, cash equivalents and restricted cash	$3,895	$8,587
Operating Activities
Our cash flows from operating activities are primarily influenced by growth in our operations, increases or decreases in collections from our customers and payments to our vendors, as well as increases in personnel related expenses as we scale up our business. The timing of cash receipts from customers and payments to vendors and providers can significantly impact our cash flows from operating activities. In addition, we expect seasonality to impact quarterly cash flows from operating activities.
Cash used in operating activities is calculated by adjusting our net loss for changes in working capital, as well as by excluding non-cash items such as depreciation and amortization, stock-based compensation and changes in fair value of warrants.
For the year ended December 31, 2020, net cash used in operating activities was $4.2 million compared to net cash used of $9.0 million for the year ended December 31, 2019. The decrease in net cash used in operating activities during 2020 as compared to 2019 was primarily attributable to a decrease in net loss. Our non-cash adjustments increased by $0.7 million due to an increase in stock-based compensation related to an increase in headcount as well as increase in amortization related to intangible assets acquired as a part of our business combination related to our Argentinian subsidiary.
The change in our working capital in the amount of $2.4 million was primarily driven by an increase in trade receivables related to an increase in our revenues. This was partially offset by decrease in trade payables.
Investing Activities
Our investing activities primarily included investments in leasehold improvements and the acquisition of our Argentinian subsidiary conducted in September 2019.
For the year ended December 31, 2020, we used $0.9 million of net cash in investing activities, primarily consisting of purchases of property and equipment.
For the year ended December 31, 2019, we used $6.2 million of net cash in investing activities, consisting of $1.7 million in purchases of property and equipment, $4.2 million related to the acquisition of our Argentinian subsidiary.
Financing Activities
For the year ended December 31, 2020, net cash provided by financing activities of $9.0 million was primarily due to proceeds received under the A&R Agreement in the net amount of $6.0 million and the PPP Loan in the net amount of $3.0 million.
For the year ended December 31, 2019, net cash provided by financing activities of $23.8 million was primarily due to proceeds of $30 million related to issuance of preferred stock, offset by repayment of a $6 million loan.
Contractual Obligations and Future Cash Requirements
Lease commitments:
We rent our facilities and certain motor vehicles under operating lease agreements that expire on various dates, the latest of which is in 2025. The minimum rental payments under operating leases for rental of premises as of June 30, 2021 for the next five years totaled $6.6 million. The minimum rental payments under operating leases for rental of premises as of December 31, 2020 for the next five years totaled $7.8 million. Other operating leases are immaterial.
Pledges and bank guarantees:
In connection with the Agreement, we pledged 65,000 shares of common stock of our Israeli Subsidiary, NIS 0.01 par value each.
We have a total of $0.7 million of pledged bank deposits as of June 30, 2021 and December 31, 2020. We obtained bank guarantees in an aggregate amount of $0.3 million in connection with our office lease agreements in the U.S as of June 30, 2021 and December 31, 2020.

Key Metrics and Non-GAAP Financial Measures
Adjusted EBITDA
In addition to our results determined in accordance with U. S. GAAP, we believe that certain non-GAAP financial measures, including Adjusted EBITDA and Adjusted EBITDA Margin, are useful in evaluating our business. We calculate Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under U.S. GAAP. In addition, other companies in our industry may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure. The following table presents a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to the most directly comparable financial measure prepared in accordance with GAAP.

	Three months ended June 30,		Six months ended June 30,		Year ended December 31,
	2021	2020	2021	2020	2020	2019
Net loss	$(1,660)	$(3,243)	$(3,595)	$(8,586)	$(812)	$(7,334)
Net loss margin	(7)%	(24)%	(9)%	(32)%	(1)%	(13)%
Depreciation and amortization	149	127	331	298	730	431
Stock-based compensation	1,440	189	1,720	363	584	378
Finance expense, net (a)	1,602	253	3,171	353	734	387
Other (b)	—	153	—	153	153	—
Taxes on income	346	379	525	721	1,200	902
Adjusted EBITDA	$1,877	$(2,142)	$2,152	$(6,698)	$2,589	$(5,236)
Adjusted EBITDA margin	8%	(16)%	5%	(25)%	4%	(9)%
________________
(a)Finance expense, net consists mostly of remeasurement expense related to our Argentinian subsidiary’s monetary assets, liabilities and operating results, our interest expense and revaluation of our warrants.
(b)Other consists predominantly of the loss related to a one time loss from sale of fixed assets in our Israel subsidiary.
We use Adjusted EBITDA and Adjusted EBITDA Margin as measures of operational efficiency to understand and evaluate our core business operations. We believe that these non-GAAP financial measures are useful to investors for period to period comparisons of our core business and for understanding and evaluating trends in our operating results on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.
These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Some of the limitations of these measures are:
•they do not reflect changes in, or cash requirements for, our working capital needs;
•Adjusted EBITDA does not reflect our capital expenditures or future requirements for capital expenditures or contractual commitments;
•they do not reflect income tax expense or the cash requirements to pay income taxes;

•they do not reflect our interest expense or the cash requirements necessary to service interest or principal payments on our debt; and
•although depreciation and amortization are non-cash charges related mainly to intangible assets, certain assets being depreciated and amortized will have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.
In addition, other companies in our industry may calculate these non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure. You should compensate for these limitations by relying primarily on our U. S. GAAP results and using the non-GAAP financial measures only supplementally. We calculate Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue.
Operational Metrics
In addition, Innovid’s management considers Net Revenue Retention and Core Client Retention in evaluating the performance of the business. Net Revenue Retention is defined as the percentage of revenue retained from existing core platform customers (core customers that use our platform as an ad server of record) as compared to the prior year period. Innovid’s management believes that Net Revenue Retention is a useful metric for management and investors in evaluating Innovid’s value proposition to customers and its ability to retain customers. For the years ended December 31, 2018, 2019 and 2020, Innovid’s Net Revenue Retention was 110%, 114% and 121%, respectively. Core Client Retention is defined as the percentage of core platform clients retained by Innovid compared to the prior year period. Innovid’s management believes that Core Client Retention is a useful metric for management and investors in evaluating the strength of core customer relationships. For the years ended December 31, 2018, 2019 and 2020, Innovid’s Core Client Retention was 84%, 88% and 94%, respectively. See the section entitled “Information About Innovid – Customers” for a discussion of our core clients.

Off-Balance Sheet Arrangements
As of June 30, 2021 and December 31, 2020, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.
Critical Accounting Policies and Estimates
Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the U.S. (“GAAP”). The preparation of these financial statements requires us to make estimates, assumptions and judgments that affect the amounts reported in our consolidated financial statements and the accompanying notes to consolidated financial statements. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, including the ongoing and potential impacts of the COVID-19 pandemic and related government mandates and restrictions. Actual results may differ from these estimates.
While our significant accounting policies are described in more detail in Note 2 of our audited consolidated financial statements included elsewhere in this proxy statement/prospectus, we believe the following accounting policies to be the most critical to the judgments and estimates used in the preparation of our consolidated financial statements.
Revenue Recognition
The Company generates revenues from providing Advertising Services to advertisers, publishers and media agencies. The services focus on standard, interactive and data driven digital video advertising. The Company major revenue streams are ad serving and creative services. Ad Serving services relate to utilizing Innovid’s platform to serve advertising impressions to various digital publishers across CTV, mobile TV, desktop TV, display, and other channels. Creative services relate to the creation of interactive or dynamic ad units by adding interactivity and dynamic features to standard ad units.
The Company adopted ASC, Revenue from Contracts with Customers Topic 606 (“ASC 606”) with a date of initial application of January 1, 2018, using the modified retrospective transition method, applied to all open contracts.
The Company recognizes revenue when its customer obtains control of promised services in an amount that reflects the consideration that the company expects to receive in exchange for those services. The Company recognizes revenue in accordance with ASC Topic 606, Revenue from contracts with customers (“ASC 606”) and determines revenue recognition through the following steps: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when a performance obligation is satisfied.
For arrangements with multiple performance obligations, which represent promises within an arrangement that are capable of being distinct and are separately identifiable, the Company allocates the contract consideration to all distinct performance obligations based on their relative stand-alone selling price (“SSP”).
Revenues related to ad serving services are recognized at a point in time. The Company recognizes revenue from the display of impression-based ads in the contracted period in which the impressions are delivered. Impressions are considered delivered when an ad is displayed to users.
Revenues related to creative services are recognized at a point in time, when the Company delivers an ad unit, since the Company does not have enforceable right to payment before delivery. Creative services projects are usually delivered within a week.
The Company’s accounts receivable, consist primarily of receivables related to providing ad serving and creative services, in which the Company’s contracted performance obligations have been satisfied, amount billed and the Company has an unconditional right to payment. The Company typically bills customers on a monthly basis based on actual delivery. The payment terms vary, mainly with terms of net 60 days or less.
Typical contract term is twelve months or less for ASC 606 purposes. Some of the Company’s contracts can be cancelled without a cause. The Company has unconditional right to payment for the services provided as of the date of the termination of the contracts.
The Company applies the practical expedient in ASC 606 and does not adjust the promised amount of consideration for the effects of a significant financing component if the Company expects, at contract inception, that the period between when the Company transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.
Costs to obtain a contract
Contract costs include commission programs to compensate sales employees for generating sales orders with new customers or for new services with existing customers. The Company elected to apply the practical expedient and recognize incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the Company otherwise would have recognized is one year or less.
Warrants
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance. The assessment considers whether the warrants are freestanding financial instruments, meet the definition of a liability under ASC 480, and meet all of the requirements for equity classification, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding.

Warrants that meet all the criteria for equity classification, are required to be recorded as a component of additional paid-in capital. Warrants that do not meet all the criteria for equity classification, are required to be recorded as liabilities at their initial fair value on the date of issuance and remeasured to fair value at each balance sheet date thereafter. The liability-classified warrants are recorded under non-current liabilities. Changes in the estimated fair value of the warrants are recognized in “Financial expenses, net” in the consolidated statements of operations.
Fair value of financial instruments
The Company applies a fair value framework in order to measure and disclose its financial assets and liabilities. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy requires an entity to maximize the use of observable inputs, where available, and minimize the use of unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:
Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.
Level 3 - Unobservable inputs which are supported by little or no market activity.
The Company’s financial instruments consist of cash and cash equivalents, restricted deposits, trade receivables, net, and trade payables. Their historical carrying amounts are approximate fair values due to the short-term maturities of these instruments.
The Company measures its investments in money market funds classified as cash equivalents and warrants liability at fair value.
The warrants were classified as level 3 in the fair value hierarchy because some of the inputs used in the valuation (the stock price) were determined based on management’s assumptions. The Company estimates the fair value of the Warrants liability using Black-Scholes option pricing model. Gains and losses from the remeasurement of the warrants liability are recognized in finance expenses, net in the consolidated statements of operations.
Stock-based compensation
The Company estimates the fair value of stock-based awards on the date of grant. The fair value of stock options with only service conditions is determined using the Black-Scholes option pricing model. The grant date fair value of the stock-based awards with graded vesting is recognized on a straight-line basis over the requisite service period. The determination of the fair value of the Company’s stock option awards is based on a variety of factors including Company’s common stock price, risk-free interest rate, expected volatility, expected life of awards and dividend yield. The Company has limited option exercise history and has elected to estimate the expected life of the stock option awards using the “simplified method” with the continued use of this method extended until such time that the Company has sufficient exercise history. The expected volatility of the price of such stocks is based on volatility of similar companies whose stock prices are publicly available over a historical period equivalent to the option’s expected term. The expected term of options granted represents the period of time that options granted are expected to be outstanding, and is determined based on the simplified method, as adequate historical experience is not available to provide a reasonable estimate. The dividend yield is based on the Company’s historical and future expectation of dividends payouts. Historically, the Company has not paid cash dividends. Risk-free interest rates are based on the yield from U.S. Treasury zero-coupon bonds with a term equivalent to the expected term of the options.
The Company accounts for forfeitures as they occur.

Goodwill and intangible assets
Goodwill and certain other purchased intangible assets have been recorded in the Company’s consolidated financial statements as a result of the acquisition of the Argentinian Subsidiary. Goodwill represents the excess of the purchase price in a business combination over the fair value of identifiable tangible and intangible assets acquired and liabilities assumed.
The Company allocates goodwill to reporting units based on the expected benefit from the business combination. Reporting units are evaluated when changes in the Company’s operating structure occur, and if necessary, goodwill is reassigned using a relative fair value allocation approach. The Company currently has one reporting unit.
Goodwill is not amortized and is tested for impairment at least annually, on October 1, or more often if and when circumstances indicate that goodwill is not recoverable. The Company assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. Qualitative factors considered in the assessment include industry and market conditions, overall financial performance, and other relevant events and factors affecting the reporting unit. If, after assessing the qualitative factors, the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying value, then performing a quantitative impairment test is unnecessary. If the Company concludes otherwise, it performs a quantitative goodwill impairment test. The quantitative impairment test, compares the fair value of a reporting unit with its carrying amount. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired. If the carrying value of the reporting unit exceeds its fair value, any excess of the reporting unit goodwill carrying value over the respective fair value is recognized as an impairment loss.
Separately acquired intangible assets are measured on initial recognition at cost including directly attributable costs. Intangible assets acquired in a business combination are measured at fair value at the acquisition date.
Intangible assets with a finite useful life are amortized over their useful life and reviewed for impairment whenever there is an indication that the asset may be impaired.
Income taxes and tax contingencies
Income taxes are computed using a balance sheet approach reflecting both current and deferred taxes. Current and deferred taxes reflect the tax impact of all of the events included in the financial statements. The basic principles employed in the balance sheet approach are to reflect a current tax liability or asset that is recognized for the estimated taxes payable or refundable on tax returns for the current and prior years, a deferred tax liability or asset that is recognized for the estimated future tax effects attributable to temporary differences and carryforwards, the measurement of current and deferred tax liabilities and assets is based on provisions of the enacted tax law of which the effects of future changes in tax laws or rates are not anticipated, and the measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. There are certain situations in which deferred taxes are not provided. Some basis differences are not temporary differences because their reversals are not expected to result in taxable or deductible amounts.
The Company regularly evaluates deferred tax assets for future realization and establish a valuation allowance to the extent that a portion is not more likely than not to be realized. The Company considers whether it is more likely than not that the deferred tax assets will be realized, including existing cumulative losses in recent years, expectations of future taxable income, carryforward periods, and other relevant quantitative and qualitative factors. The recoverability of the deferred tax assets is evaluated by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. These sources of income rely on estimates.
ASC 740, Income Taxes (“ASC 740) contains a two-step approach to recognizing and measuring a liability for uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% (cumulative basis) likely to be realized upon ultimate settlement. The Company classifies interest related to unrecognized tax benefits in taxes on income.
On December 20, 2017, Congress passed the Tax Cuts and Jobs Act (the “U. S. Tax Act”). The U.S. Tax Act requires complex computations to be performed that were not previously required by U.S. tax law, significant judgments to be made in interpretation of the provisions of the U.S. Tax Act, significant estimates in calculations, and the preparation and analysis of information not previously relevant or regularly produced the Act provides that a person who is a U.S. shareholder of any controlled foreign corporation (“CFC”) is required to include its global intangible low-taxed income (“GILTI”) in gross income for the tax year in a manner generally similar to that for Subpart F inclusions. The term “global intangible low-taxed income” is defined as the excess (if any) of the U.S. shareholder’s net CFC tested income for that tax year, over the U.S. shareholder’s net deemed tangible income return for that tax year. The Company’s policy is to treat GILTI as a period expense in the provision for income taxes.
Functional currency
A majority of the Company’s revenues are generated in U.S. dollars. In addition, a substantial portion of the Company’s costs are incurred in U.S. dollars. The Company’s management believes that the U.S. dollar is the currency of the primary economic environment in which the Company and each of its subsidiaries operate. Thus, the functional and reporting currency of the Company and its subsidiaries is the U.S. dollar. Accordingly, accounts maintained in currencies other than the U.S. dollar are re-measured into U.S. dollars. All translation gains and losses resulting from the re-measurement of monetary assets and liabilities that are not denominated in the functional currency are recorded in Financial expenses, net on the consolidated statements of operations.
Recent Accounting Pronouncements
See Note 2 to our unaudited condensed consolidated financial statements and audited consolidated financial statements included elsewhere in this proxy statement/prospectus, for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted.
Quantitative and Qualitative Disclosures about Market Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables, net.
The majority of the Company’s cash and cash equivalents are invested in deposits with major banks in America and Israel. Such investments in the U. S. may be in excess of insured limits and are not insured in other jurisdictions. Generally, these investments may be redeemed upon demand and, therefore, bear minimal risk.
The Company’s trade receivables, net are mainly derived from sales to customers located in the U. S., Asia-Pacific region (“APAC”), Europe, the Middle East and Africa region (“EMEA”), and Latin America region (“LATAM”). The Company mitigates its credit risks by performing an ongoing credit evaluations of its customers' financial conditions.
The Company have no off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.
The Company has customer concentration and disclosed in Note 2 to our unaudited condensed consolidated financial statements and audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

EXECUTIVE COMPENSATION OF INNOVID
Throughout this section, unless otherwise noted, “Innovid” refers to Innovid, Inc. and its consolidated subsidiaries.
The following sets forth information about the compensation paid to or accrued by Innovid’s principal executive officer and its two other most highly compensated persons serving as executive officers as of December 31, 2020 (“Fiscal 2020”). These executives are referred to as the “named executive officers.”

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	Non-equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Zvika Netter
Chief Executive Officer	2020	305,600	14,400	1,242,500	225,000	11,400	1,798,900
Tanya Andreev-Kaspin
Chief Financial Officer	2020	257,850	12,150	106,500	110,502	11,400	498,402
Tal Chalozin
Chief Technology Officer	2020	214,875	10,125	142,000	127,277	1,155	495,432
______________
(1)Represents annual salary earned for 2020 after giving effect to temporary salary reductions implemented in April 2020. For additional information, see below under “—Elements of Compensation—Base Salary.”
(2)Amounts reflect discretionary bonus paid in December 2020 equal to the aggregate amount of the temporary reduction in base salary for each named executive officer that occurred during 2020.
(3)Amounts reflect the grant-date fair value of option awards granted during 2020 computed in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate the value of all stock awards made to named executive officers in Note 13 to the consolidated financial statements included in this prospectus.
(4)Represents annual bonuses earned for 2020. For additional information, see below under “—Elements of Compensation—Annual Bonus.”
(5)Represents employer matching contributions to the named executive officer’s 401(k) plan account.
Narrative Disclosure to Summary Compensation Table
Elements of Compensation
Base Salary
Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for Innovid named executive officers are designed to reflect each named executive officer’s scope of responsibility and accountability to Innovid. In April 2020, to address the economic uncertainty associated with the COVID-19 pandemic, we temporarily reduced our executives’ annual base salary by 18%. Base salaries were restored in July 2020. The base salary amounts shown in the “Summary Compensation Table,” above reflect the actual amounts earned by our named executive officers after giving effect to these reductions. Our named executive officers’ current base salaries, as of August 2, 2021 are as follows:

Name and Title	Current Annual Base Salary
Zvika Netter, Chief Executive Officer	$320,000
Tanya Andreev-Kaspin, Chief Financial Officer	$310,000
Tal Chalozin, Chief Technology Officer	$250,000

Annual Bonus
Innovid provides annual bonuses to its executive officers, including the named executive officers, based on performance for the completed fiscal year based on the Company financial performance for the year, primarily measured based on attainment of metrics relating to revenue and adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), and individual performance considerations. At the end of each fiscal quarter, the Board reviews and assesses Company and individual performance, including performance relative to the established revenue and EBITDA metrics and determines the earned amount of each executive’s bonus, which is paid on a quarterly basis. The target level annual bonus for each named executive officer for 2020 is set forth in the table below. The aggregate amount of bonuses earned for 2020 are provided in the “Summary Compensation Table” above.

Name and Title	2020 Target Annual Bonus
Zvika Netter, Chief Executive Officer	$180,000
Tanya Andreev-Kaspin, Chief Financial Officer	$140,000
Tal Chalozin, Chief Technology Officer	$150,000
Equity-based compensation
Innovid has historically granted equity awards in the form of stock options to its employees, including the named executive officers, as the long-term incentive component of Innovid’s compensation program. Stock options were granted pursuant to Innovid’s Global Share Incentive Plan, which is described below, and generally have an exercise price equal to fair market value on the date of grant and a term of ten years. Option grants generally vest over 4 years with 25% of the award after one year from the vesting commencement date and the remainder vesting quarterly thereafter. In 2020, the following named executive officers received stock option awards:

Name and Title	Number of Options Granted
Zvika Netter, Chief Executive Officer	1,750,000
Tanya Andreev-Kaspin, Chief Financial Officer	150,000
Tal Chalozin, Chief Technology Officer	200,000
Other Elements of Compensation
Retirement Plan
Innovid maintains a 401(k) retirement savings plan for its employees, including the named executive officers, who satisfy certain eligibility requirements. The named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. Under this plan, Innovid matches 100% of the participants’ first 3% of eligible contributions and 50% on the next 2% of eligible contributions. Innovid believes that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of Innovid’s executive compensation package and further incentivizes our employees, including the named executive officers, in accordance with Innovid’s compensation policies.
Health and Welfare Plans
During their employment, the named executive officers are eligible to participate in Innovid’s employee benefit plans and programs, including medical and dental benefits, to the same extent as other full-time employees, subject to the terms and eligibility requirements of those plans.

Outstanding Equity Awards as of December 31, 2020
The following table sets forth certain information about outstanding equity awards granted to Innovid’s named executive officers that remain outstanding as of December 31, 2020.

Name	Grant Date	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($)	Option expiration date
Zvika Netter	11-16-2020(1)	0	1,750,000	$0.82	11-15-2030
Tanya Andreev-Kaspin	9-4-2012	20,000	0	$0.31	9-3-2022
	11-21-2013	40,000	0	$0.61	11-20-2023
	2-27-2015	140,000	0	$0.46	2-26-2025
	7-14-2016	60,000	0	$0.62	7-13-2026
	11-16-2020(2)	0	150,000	$0.82	11-15-2030
Tal Chalozin	11-16-2020(2)	0	200,000	$0.82	11-15-2030
___________________
(1)25% of the shares subject to the option vested or will vest 12 months after the grant date, and l/12th of the shares subject to the options vested or will vest quarterly thereafter, subject to continued service through each vesting date. Upon a termination by Innovid without cause or by the named executive for good reason, 50% of all unvested option shall vest. In the event such qualifying termination occurs within 12 months following a qualifying corporate transaction, all unvested shares subject to the option will accelerate and vest.
(2)25% of the shares subject to the option vested or will vest 12 months after the grant date, and l/12th of the shares subject to the options vested or will vest quarterly thereafter, subject to continued service through each vesting date. Upon a termination by Innovid without cause or by the named executive for good reason, in each case, within 12 months following a qualifying corporate transaction, all unvested shares subject to the option will accelerate and vest.
Severance Arrangements with the Named Executive Officers of Innovid
Innovid has adopted the Innovid Executive Severance Plan and Executive Change in Control Severance Plan, pursuant to which Innovid’s named executive officers would be entitled to severance payments and benefits in the event their employment is involuntarily terminated without cause (as defined in the applicable plan) or, in the case of a termination within two years following a change in control transaction, the named executive officer resigns employment for a good reason (as defined in the applicable plan). For a qualifying termination not in connection with a change in control transaction, severance generally consists of a lump sum cash payment equal to six months of base salary and healthcare premium costs (12 months for the Chief Executive Officer). In the case of a qualifying termination within 24 months following a change in control transaction, severance consists of (i) a lump sum cash payment equal to six months of base salary and healthcare premium costs (12 months for the Chief Executive Officer), (ii) a lump sum cash payment equal to 50% of the named executive officer’s target annual bonus amount (100% for the Chief Executive Officer), and (iii) accelerated vesting of outstanding equity awards.

MANAGEMENT OF THE COMPANY FOLLOWING THE BUSINESS COMBINATION
The Merger Agreement provides that the Company Board will initially be comprised of six (6) directors, of whom the following have been identified: Zvika Netter, Gilad Shany, Steven Cakebread, Michael DiPiano, Rachel Lam and Jonathan Saacks.
Each director will hold office until his or her term expires at the next annual meeting of stockholders for such director’s class or until his or her death, resignation, removal or the earlier termination of his or her term of office.
The following table sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors, officers and significant employees following the completion of the Business Combination.

Name	Age		Position
Zvika Netter	49	49	Chief Executive Officer; Director Nominee
Tal Chalozin	40	40	Chief Technology Officer
Tanya Andreev-Kaspin	44		Chief Financial Officer
Gilad Shany(2)(3)	44		Director Nominee
Steven Cakebread(1)	70		Director Nominee
Michael DiPiano(1)(2)	63		Director Nominee
Rachel Lam(1)(3)	54		Director Nominee
Jonathan Saacks(3)	52		Director Nominee
___________________
(1)Member of the audit committee
(2)Member of the compensation committee
(3)Member of the nominating and corporate governance committee
The officers of the Company and the Company Board following the Business Combination are well qualified as leaders. In their prior positions they have gained experience in core management skills, such as strategic and financial planning, financial reporting, compliance, risk management, and leadership development. Several of the Company’s officers and directors following the Business Combination also have experience serving on boards of directors and board committees of other public companies and private companies, and have an understanding of corporate governance practices and trends, which provides an understanding of different business processes, challenges, and strategies. Further, certain officers and directors have other experience that makes them valuable, such as prior experience in mergers and acquisitions, in financial services, managing and investing in assets.
ION believes that the above-mentioned attributes, along with the leadership skills and other experiences of the officers and board members described below, will provide the Company with a diverse range of perspectives and judgment necessary to facilitate the goals of the Company and be good stewards of capital.
Officers, Directors and Key Employees
For more information about Gilad Shany, see the section entitled “Directors, Officers, Executive Compensation and Corporate Governance of ION prior to the Business Combination”. For more information about Steven Cakebread, Michael DiPiano, Rachel Lam, or Jonathan Saacks, see the section entitled “The Director Election Proposal – Information about Officers, Directors and Nominees”.
Zvika Netter. At Closing, Mr. Netter will serve as Chief Executive Officer of the Company and as a member of the Company’s Board. Mr. Netter is a co-founder and the Chief Executive Officer of Innovid, Inc., and was selected by TIME as one of the “Tech Pioneers Who Will Change Your Life.” He was also named as a World Economic Forum “Technology Pioneer,” as one of “Europe’s Young Entrepreneurs” by Businessweek, and as a 2016 SmartCEO Magazine Fast 50 CEO and he was featured in Business Insider’s 19 Most Interesting Ad-Tech Startups of 2017. Prior to co-founding Innovid, Inc. in 2007, Mr. Netter served in an elite computer unit in the Israeli Defense, and co-founded the non-profit organization GarageGeeks, an innovation hub with more than 8,000 members. Mr. Netter has authored several patents, and has spoken on stage at several industry events including IAB

Innovation Days at Internet Week, IAB Digital Video Marketplace, The Israel Conference, and ILovation. Mr. Netter is well qualified to serve on the Company’s Board because of his experience as a co-founder and the Chief Executive Officer of Innovid, Inc.
Tal Chalozin. At Closing, Mr. Chalozin will serve as Chief Technology Officer of the Company. Mr. Chalozin is a co-founder and the Chief Technology Officer of Innovid, Inc. Mr. Chalozin also serves as a board member for the Interactive Advertising Bureau’s Digital Video Center of Excellence and for the National Academy of Television Arts and Sciences. Additionally, Mr. Chalozin was named a 2018 inductee in the American Advertising Federation’s Advertising Hall of Achievement for his significant impact on the industry via mentorship, inspiration, volunteerism and training, a “Technology Pioneer” by the World Economic Forum, one of the “Best Young European Entrepreneurs” by Businessweek, a member of Multichannel News’ “40 Under 40” Class of 2016, and to Cynopsis Digital’s 2016 “It List.” Prior to co-founding Innovid, Inc. in 2007, Mr. Chalozin served as an officer in an elite computer unit in the Israeli Air Force, and co-founded GarageGeeks, an innovation hub with more than 8,000 members. Mr. Chalozin owns several global patents in digital video technology, and he is a regular speaker at global events, including Cannes Lion, CES, The Drum’s Programmatic Punch, IAB, MWC, NAB, TVOT, AdExchanger’s Programmatic I/O, Broadcasting & Cable’s Advanced TV, Wired Magazine’s NEXTFEST, Le Web’s Digital Innovation Conference, Ars Electronica, and eConsultancy’s Creative Programmatic.
Tanya Andreev-Kaspin. At Closing, Ms. Andreev-Kaspin will serve as Chief Financial Officer of the Company. Ms. Andreev-Kaspin has served as the Chief Financial Officer of Innovid, Inc. since January 2020 and prior to that served as Senior Vice President of Global Finance from 2016 through 2019 and as Vice President of Finance from 2012 through 2015. Prior to joining Innovid, Inc., Ms. Andreev-Kaspin held finance leadership positionsin a number of tech startup companies, and also served as a Public Auditor at PricewaterhouseCoopers. Ms. Andreev-Kapin received an MBA, Finance Management from Tel Aviv University and BA, Economics and Accounting from Tel Aviv University.
Corporate Governance Guidelines and Code of Business Conduct
The Company Board will adopt corporate governance guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and standards applicable. In addition, the Company Board will adopt a code of business conduct and ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of the Company’s corporate governance guidelines and its code of business conduct and ethics will be posted on the Corporate Governance portion of the Company’s website. The Company will post amendments to its code of business conduct and ethics or waivers of its code of business conduct and ethics for directors and officers on the same website.
Board Composition
The Company’s business affairs will be managed under the direction of the Company Board. The Proposed Bylaws provide that the total number of directors constituting the Board shall be determined from time to time by resolution of the Board.
The majority of the Company’s directors will qualify as “independent directors” under NYSE listing rules.
The Company Board will be divided into three staggered classes of directors. At each annual meeting of its stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows:
•the Class I directors, whose terms will expire at the annual meeting of stockholders to be held in 2022;
•the Class II directors, whose terms will expire at the annual meeting of stockholders to be held in 2023; and
•the Class III directors whose terms will expire at the annual meeting of stockholders to be held in 2024.
The Merger Agreement provides that Mr. Shany will be a Class II director effective as of the Closing.

The Proposed Certificate of Incorporation and Proposed Bylaws will provide that the Company Board will consist of one or more members, and the number of directors may be increased or decreased from time to time by a resolution of the Company Board. Each director’s term will continue until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the Company Board may have the effect of delaying or preventing changes in control of the Company.
Each of the Company’s officers will serve at the discretion of the Company Board and will hold office until his or her successor is duly appointed and qualified or until his or her earlier resignation or removal. There are no family relationships among any of the persons expected to be directors or officers of the Company upon the consummation of the Business Combination.
Director Independence
In connection with the Business Combination, the Innovid Corp. Common Stock will be listed on the NYSE. Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of the NYSE, a director will only qualify as an “independent director” if in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the rules of the NYSE. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of the NYSE.
In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of the NYSE, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee:  (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.
To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of the NYSE, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to:
(i)the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and
(ii)whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.
The ION Board has undertaken a review of the independence of each director and considered whether each director of the Company has a material relationship with the Company that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, ION anticipates that Gilad Shany, Steven Cakebread, Michael DiPiano, Rachel Lam, and Jonathan Saacks will be considered “independent directors” as defined under the listing requirements and rules of the NYSE and the applicable rules of the Exchange Act.
Board Leadership Structure
ION believes that the structure of the Company Board and its committees will provide strong overall management of the Company.

Committees of the Company Board
The Company Board will have an audit committee, compensation committee and nominating and corporate governance committee.  The composition and responsibilities of each of the committees of the Company Board is described below. Members will serve on these committees until their resignation or until as otherwise determined by the Company Board.
Audit Committee
Each of the members of the Company’s audit committee will satisfy the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and rules of the NYSE. The Company will also determine that a member of the audit committee will qualify as an “audit committee financial expert” as defined in the SEC rules and will satisfy the accounting or related financial management expertise requirements of the NYSE. The Company’s audit committee will be responsible for, among other things:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit the Company’s financial statements;
•helping to ensure the independence and performance of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, the Company’s interim and year-end financial statements;
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviewing the Company’s policies on and oversees risk assessment and risk management, including enterprise risk management;
•reviewing related person transactions;
•reviewing the adequacy and effectiveness of internal control policies and procedures and the Company’s disclosure controls and procedures; and
•approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.
The Company Board will adopt a written charter for the audit committee which will be available on the Company’s website upon the completion of the Business Combination.
Compensation Committee
Each of the members of the Company’s compensation committee will meet the requirements for independence under the under the applicable rules and regulations of the SEC and rules of the NYSE. The Company’s compensation committee will be responsible for, among other things:
•reviewing, approving and determining the compensation of the Company’s officers and key employees;
•reviewing, approving and determining compensation and benefits, including equity awards, to directors for service on the Company Board or any committee thereof;
•administering the Company’s equity compensation plans;
•reviewing, approving and making recommendations to the Company Board regarding incentive compensation and equity compensation plans; and

•establishing and reviewing general policies relating to compensation and benefits of the Company’s employees.
The Company Board will adopt a written charter for the compensation committee which will be available on its website upon the completion of the Business Combination.
Nominating and Corporate Governance Committee
Each of the members of the nominating and corporate governance committee will meet the requirements for independence under the applicable rules and regulations of the SEC and rules of the NYSE. The nominating and corporate governance committee is responsible for, among other things:
•identifying, evaluating and selecting, or making recommendations to the Company Board regarding, nominees for election to the Company Board and its committees;
•evaluating the performance of the Company Board and of individual directors;
•considering, and making recommendations to the Company Board regarding, the composition of the Company Board and its committees;
•reviewing developments in corporate governance practices;
•evaluating the adequacy of the corporate governance practices and reporting; and
•developing, and making recommendations to the Company Board regarding, corporate governance guidelines and matters.
The Company Board will adopt a written charter for the nominating and corporate governance committee which will be available on its website upon the completion of the Business Combination.
Code of Conduct and Ethics
Following the Business Combination, the Company intends to post its code of conduct and ethics and to post any amendments to or any waivers from a provision of its code of conduct and ethics on its website, and also intends to disclose any amendments to or waivers of certain provisions of its code of conduct and ethics in a Form 8-K.
Compensation Committee Interlocks and Insider Participation
None of the Company’s officers currently serves, and in the past year has not served, (a) as a member of the compensation committee or the board of directors of another entity, one of whose officers served on the Company’s compensation committee, or (b) as a member of the compensation committee of another entity, one of whose officers served on the Company Board.
Related Person Policy of the Company
The Company will adopt a formal written policy that will be effective upon the Business Combination providing that the Company’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of the Company’s capital stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with the Company without the approval of the Company’s nominating and corporate governance committee, subject to the exceptions described below.
A related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee or director are not covered by this policy.

Under the policy, the Company will collect information that the Company deems reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder, to enable the Company to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under the Company’s code of conduct and ethics, employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
The policy will require that, in determining whether to approve, ratify or reject a related person transaction, the Company’s audit committee, or other independent body of the Company Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the Company’s best interests and those of the Company’s stockholders, as the Company’s audit committee, or other independent body of the Company Board, determines in the good faith exercise of its discretion.
The Company’s audit committee has determined that certain transactions will not require the approval of the audit committee, including certain employment arrangements of officers, director compensation, transactions with another company at which a related party’s only relationship is as a director, non-executive employee or beneficial owner of less than 10% of that company’s outstanding capital stock, transactions where a related party’s interest arises solely from the ownership of the Innovid Corp. Common Stock and all holders of the Innovid Corp. Common Stock received the same benefit on a pro rata basis and transactions available to all employees generally.

SECURITIES ACT RESTRICTIONS ON RESALE OF THE COMPANY’S SECURITIES
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a Person who has beneficially owned restricted Innovid Corp. Common Stock or Company warrants for at least six months would be entitled to sell their securities, provided that (a) such Person is not deemed to have been an affiliate of the Company at the time of, or at any time during the three months preceding, a sale and (b) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as the Company was required to file reports) preceding the sale.
Persons who have beneficially owned restricted Innovid Corp. Common Stock or Company warrants for at least six months but who are affiliates of the Company at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•1% of the total number of Innovid Corp. Common Stock then outstanding (as of the date of this proxy statement/prospectus, ION has 31,550, 000 ION Shares outstanding); or
•the average weekly reported trading volume of the Innovid Corp. Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by affiliates of the Company under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Company.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result, the Sponsor will be able to sell its Founder Shares pursuant to Rule 144 without registration one year after the Closing.
ION anticipates that following the Closing, the Company will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.
Registration Rights
See the section entitled “Description of ION’s and the Company’s Securities—Investor Registration Rights”

SHAREHOLDER PROPOSALS AND NOMINATIONS
Stockholder Proposals
The Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (a) specified in the notice of such meeting given by or at the direction of the Company Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the Chairperson of the Board or (c) otherwise properly brought before the meeting by a stockholder present in person who (A)(1) was a record owner of shares of the Company both at the time of giving the and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has compiled with the advance notice procedure set forth in the Proposed Bylaws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for the Company’s annual meeting of stockholders, a stockholder’s notice must be delivered to the Company’s secretary at the Company’s principal executive offices:
•not later than the 90th day; and
•not earlier than the 120th day,
prior to the first anniversary of the preceding year’s annual meeting which, in the case of the first annual meeting of stockholders following the closing of the Company’s initial underwritten public offering of common stock, the date of the preceding year’s annual meeting shall be deemed to be June 8, 2021.
In the event that no annual meeting was held in the previous year or the Company holds its annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of a preceding year’s annual meeting, to be timely, notice of a stockholder proposal must be delivered not later than the 90th day prior to such annual meeting or, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Company.
We currently anticipate the 2022 annual meeting of stockholders of the Company will be held on June 8, 2022.  Notice of a nomination or proposal must be delivered to the Company’s secretary no later than the 90th day and not earlier than the 120th day, prior to June 8, 2022. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws.
Under Rule 14a-8 of the Exchange Act, a stockholder proposal (other than nominations) to be included in the proxy statement and proxy card for the 2021 annual extraordinary general meeting pursuant to Rule 14a-8 must be received at the Company’s principal office at a reasonable time before the Company begins to print and send its proxy materials and must comply with Rule 14a-8.
A stockholder will update and supplement its notice to the Company, if necessary, so that the information provided or required to be provided in such notice as described above will be true and correct as of the record date for stockholders entitled to vote at the annual meeting and as of the date that is 10 business days prior to the annual meeting or any adjournment or postponement thereof, and such update and supplement will be delivered to, or mailed and received by, the Company’s secretary not later than five (5) days after the record date for stockholders entitled to vote at the extraordinary general meeting(in the case of the update and supplement required to be made as of such record date), and not later than eight (8) days prior to the date for the extraordinary general meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the extraordinary general meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the extraordinary general meeting or any adjournment or postponement thereof).
Stockholder Director Nominees
The Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of the Proposed Certificate of Incorporation.  To nominate a director, the stockholder must provide the information required by the Proposed Bylaws. In addition, the stockholder must give timely notice to the Company’s secretary in accordance with the Proposed Bylaws, which, in general, require that the notice be received by the Company’s secretary within the time periods described above under the section of this proxy statement/prospectus entitled “—Stockholder Proposals”.

SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with the ION Board, any committee chairperson or the non-management directors as a group by writing to the ION Board or committee chairperson in care of ION Acquisition Corp 2 Ltd., 89 Medinat Hayehudim Street Herzliya 4676672, Israel. Following the Closing, such communications should be sent to Innovid Corp., 30 Irving Place, 12th Floor, New York, NY 10003. Each communication will be forwarded, depending on the subject matter, to the Company Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS
White & Case LLP will pass upon the validity of the securities of the Company to be issued in connection with the Domestication and upon certain U.S. federal income tax consequences to ION’s shareholders as a result of the Proposed Transaction and the Domestication.

OTHER MATTERS
As of the date of this proxy statement/prospectus, the ION Board does not know of any matters that will be presented for consideration at the extraordinary general meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the extraordinary general meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

EXPERTS
The financial statements of ION, as of December 31, 2020 and for the period from November 23, 2020 (the day of inception) through December 31, 2020, included in this proxy statement/prospectus have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as stated in their report thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Innovid and its subsidiaries as of December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, included in this proxy statement/prospectus, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as stated in their report thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Innovid and its subsidiaries as of December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, included in this proxy statement/prospectus, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as stated in their report thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of said firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, ION and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of ION’s annual report to shareholders and ION’s proxy statement.  Upon written or oral request, ION will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that ION deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that ION deliver single copies of such documents in the future. Shareholders may notify ION of their requests by calling or writing ION at its principal executive offices at 89 Medinat Hayehudim Street Herzliya 4676672, Israel or 972 (9) 970-3620.

ENFORCEABILITY OF CIVIL LIABILITY
ION is a Cayman Islands exempted company. If ION does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon ION. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against ION in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.  However, ION may be served with process in the United States with respect to actions against ION arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of ION’s securities by serving ION’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION
ION has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.
ION files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on ION at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.
Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.
All information contained in this proxy statement/prospectus relating to ION has been supplied by ION, and all such information relating to Innovid has been supplied by Innovid, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.
This document is a proxy statement/prospectus of ION for the extraordinary general meeting. ION has not authorized anyone to give any information or make any representation about the Business Combination, ION or Innovid that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.
If you would like additional copies of this proxy statement/prospectus, or if you have questions about the business combination, you should contact via phone or in writing:
Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200
Banks and brokers can call: (203) 658-9400
Email: IACB.info@investor.morrowsodali.com
If you are a shareholder of ION and would like to request documents, please do so no later than five business days before the extraordinary general meeting in order to receive them before the extraordinary general meeting. If you request any documents from ION, ION will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

INDEX TO FINANCIAL STATEMENTS

Page

ION ACQUISITION CORP 2 LTD. — UNAUDITED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets as of June 30, 2021 (Unaudited) and December 31, 2020	F-2

Condensed Consolidated Statement of Operations for the three and six months ended June 30, 2021 (Unaudited)	F-3

Condensed Consolidated Statement of Changes in Shareholders’ Equity for the three and six months ended June 30, 2021 (Unaudited)	F-4
Condensed Consolidated Statement of Cash Flows for the six months ended June 30, 2021 (Unaudited)	F-5

Notes to Unaudited Condensed Consolidated Financial Statements	F-6
ION ACQUISITION CORP 2 LTD. — AUDITED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-22

Consolidated Balance Sheet as of December 31, 2020	F-23

Consolidated Statement of Operations for the Period from November 23, 2020 (Inception) through December 31, 2020	F-24

Statement of Changes in Shareholders’ Equity for the Period from November 23, 2020 (Inception) through December 31, 2020	F-25

Consolidated Statement of Cash Flows for the Period from November 23, 2020 (Inception) through December 31, 2020	F-26

Notes to Consolidated Financial Statements	F-27

INNOVID, INC. — UNAUDITED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets as of June 30, 2021 (Unaudited) and December 31, 2020	F-36

Condensed Consolidated Statements of Operations for the six months ended June 30, 2021 (Unaudited) and 2020 (Unaudited)	F-37

 Condensed Statements of Changes in Temporary Equity and Stockholders’ Deficit for the periods from January 1, 2021 through June 30, 2021 (Unaudited) and from January 1, 2020 through June 30, 2020 (Unaudited)
F-38

Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2021 (Unaudited) and 2020 (Unaudited)	F-39

Notes to Condensed Consolidated Financial Statements	F-40
INNOVID, INC. — AUDITED FINANCIAL STATEMENTS

Report of Independent Auditors	F-52

Consolidated Balance Sheets as of December 31, 2020 and 2019	F-53

Consolidated Statements of Operations for the Years Ended December 31, 2020 and 2019	F-54

Statements of Changes in Temporary Equity and Stockholders’ Deficit for the Period from January 1, 2019 through December 31, 2020	F-55

Consolidated Statements of Cash Flows for the Years Ended December 31, 2020 and 2019	F-56

Notes to Consolidated Financial Statements	F-57

ION ACQUISITION CORP 2 LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	JUNE 30, 2021	DECEMBER 31, 2020
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents	$289,708	$—
Prepaid expenses and other current asset	628,181	—
Due from Sponsor	395,000	—
Total Current Assets	1,312,889	—

Deferred offering costs	—	165,778
Cash and marketable securities held in Trust Account	253,025,092	—
Total Assets	$254,337,981	$165,778

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$111,259	$—
Accrued offering costs	324,400	140,778
Promissory note - related party	—	5,000
Total Current Liabilities	435,659	145,778

Warrant Liabilities	31,790,225	—
Deferred underwriting fee payable	8,855,000	—
Total Liabilities	41,080,884	145,778
Commitments

Class A ordinary shares subject to possible redemption, 20,823,644 and no shares at redemption value as of June 30, 2021 and December 31, 2020, respectively	208,257,092	—

Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding as of June 30, 2021 and December 30, 2020	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 4,476,356 (excluding 20,823,644 and no shares subject to possible redemption) and no shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	448	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 6,325,000 shares issued and outstanding as of June 30, 2021 and December 31, 2020	633	633
Additional paid-in capital	7,623,373	24,367
Accumulated deficit	(2,624,449)	(5,000)
Total Shareholders’ Equity	5,000,005	20,000
Total Liabilities and Shareholders’ Equity	$254,337,981	$165,778
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

ION ACQUISITION CORP 2 LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Operating costs	$428,990	$619,620
Loss from operations	$(428,990)	(619,620)

Other expense:
Interest income on marketable securities held in Trust Account	8,117	25,092
Transactions costs attributed to warrants liability	—	(299,770)
Change in fair value of the Warrant Liabilities	(317,995)	(1,725,151)
Other expense, net	(309,878)	(1,999,829)

Net loss	$(738,868)	$(2,619,449)
Weighted average shares outstanding, basic and diluted (1)	10,726,807	9,386,872
Basic and diluted net loss per ordinary share	$(0.07)	$(0.28)
_________________
(1)Excluded an aggregate of up to 20,823,664 shares subject to possible redemption at June 30, 2021.
(2)The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

ION ACQUISITION CORP 2 LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY
THREE AND SIX MONTHS ENDED JUNE 30, 2021
(Unaudited)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance - January 1, 2021	—	$—	6,325,000	$633	$24,367	$(5,000)	$20,000

Sale of 25,300,000 Class A shares, net of underwriting discounts and offering costs	25,300,000	2,530	—	—	208,793,576	—	208,796,106

Sale of 7,060,000 Private Placement Warrants	—	—	—	—	7,060,000	—	7,060,000

Class A ordinary shares subject to possible redemption	(20,898,193)	(2,090)	—	—	(208,993,425)	—	(208,995,515)

Net loss	—	—	—	—	—	(1,880,581)	(1,880,581)

Balance - March 31, 2021	4,401,807	$440	6,325,000	$633	$6,884,518	$(1,885,581)	$5,000,010

Class A ordinary shares subject to possible redemption	74,549	8	—	—	738,855	—	738,863

Net Loss	—	—	—	—	—	(738,868)	(738,868)
Balance - June 30, 2021	4,476,356	$448	6,325,000	$633	$7,623,373	$(2,624,449)	$5,000,005
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

ION ACQUISITION CORP 2 LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2021
(Unaudited)

Cash Flows from Operating Activities:

Net loss	$(2,619,449)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(25,092)
Change in fair value of the Warrant Liabilities	1,725,151
Changes in operating assets and liabilities:
Prepaid expenses and other current asset	(628,181)
Due from Sponsor	(395,000)
Accounts payable and accrued expenses	111,259
Net cash used in operating activities	(1,831,312)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(253,000,000)
Net cash used in investing activities	(253,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	248,239,770
Proceeds from sale of Private Placement Warrants	7,060,000
Proceeds from promissory note - related party	70,000
Repayment of promissory note - related party	(75,000)
Payment of offering costs	(173,750)
Net cash provided by financing activities	255,121,020

Net Change in Cash and cash equivalents	289,708
Cash and cash equivalents - Beginning	—
Cash and cash equivalents- Ending	$289,708
Non-Cash Investing and Financing Activities:
Offering costs included in accrued offering costs	$431,700
Initial classification of Class A ordinary share subject to possible redemption	$240,641,840
Change in value of Class A ordinary share subject to possible redemption	$(32,384,748)
Deferred underwriting fee payable	$8,855,000
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

ION ACQUISITION CORP 2 LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2021
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
ION Acquisition Corp. 2 Ltd. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on November 23, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).
The Company has two direct, wholly owned subsidiaries: Inspire Merger Sub 1, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company, and Inspire Merger Sub 2, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company.
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of June 30, 2021, the Company had not commenced any operations. All activity for the period from November 23, 2020 (inception) through June 30, 2021, relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for the Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on February 10, 2021. On February 16, 2021, the Company consummated the Initial Public Offering of 25,300,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”) and one-eighth of one redeemable warrant included in the Units sold (the “Public Warrant”), which gives effect to the full exercise by the underwriters of their over-allotment option in the amount of 3,300,000 Units, at $10.00 per Unit, generating gross proceeds of $253,000,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7,060,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to ION Holdings 2, LP (the “Sponsor”), generating gross proceeds of $7,060,000, which is described in Note 4.
Transaction costs amounted to $14,438,150, consisting of $5,060,000 of underwriting fees, $8,855,000 of deferred underwriting fees and $523,150 of other offering costs.
Following the closing of the Initial Public Offering on February 16, 2021, an amount of $253,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended, (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below, except that the interest earned on the Trust Account can be released to the Company to pay its tax obligations.
The Company's management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully affect a Business Combination.

ION ACQUISITION CORP 2 LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2021
The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion.
The Public Shareholders will be entitled to redeem their Public Shares, for an amount equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including any interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. Such amount is initially anticipated to be $10.00 per Public Share. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). The Class A ordinary shares that are subject to redemption will be recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with Accounting Standards Codification (“ASC) Topic 480 “Distinguishing Liabilities from Equity.” There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company decides not to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against an Initial Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares, Private Placement Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.
The Company will have until February 16, 2023 to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions,

ION ACQUISITION CORP 2 LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2021
if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 3) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor will agree that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of trust assets, less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
On June 24, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Inspire Merger Sub 1, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub 1”), Inspire Merger Sub 2, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”), and Innovid, Inc., a Delaware corporation (“Innovid”). (See Note 6).
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows.
In management’s opinion, the Company has made all adjustments (consisting only of normal, recurring adjustments, except as otherwise indicated) necessary to fairly present its financial position, results of operations and cash flows. The Company’s interim period operating results do not necessarily indicate the results that may be expected for any other interim period or for the full fiscal year. These financial statements and accompanying notes should be read in conjunction with the 2020 financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2020 filed with the SEC on

ION ACQUISITION CORP 2 LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2021
March 29, 2021 (the “2020 Form 10-K”). There have been no changes in the significant accounting policies from those that were disclosed in the audited financial statements for the fiscal year ended December 31, 2020 included in the 2020 Form 10-K, unless otherwise stated.
Principles of Consolidation
The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries where the Company has the ability to exercise control. All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statement in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of expenses, assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term deposits with an original maturity of three months or less when purchased to be cash equivalents.  As of June 30, 2021, and December 31, 2020, the Company did not have any cash equivalents.
Deferred Offering Costs
Deferred offering costs consisted of legal, accounting and other expenses incurred through the balance sheet date that were directly related to the Initial Public Offering. On February 16, 2021, offering costs amounting to $14,438,150 were charged to shareholders’ equity upon the completion of the Initial Public Offering (see Note 1). As of June 30, 2021, there were $8,855,000 of deferred offering costs recorded in the accompanying balance sheet.

ION ACQUISITION CORP 2 LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2021
Marketable Securities Held in Trust Account
At June 30, 2021 and December 31, 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills.
Warrants liability
The Company evaluated the Public Warrants and Private Placement Warrants (collectively, “Warrants”, which are discussed in Note 7) in accordance with ASC 815-40, “Derivatives and Hedging” Contracts in Entity’s Own Equity”, and concluded that a provision in the Warrant Agreement related to certain tender or exchange offers, as well as provisions that provided for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant, preclude the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815 and are not eligible for an exception from derivative accounting, the Warrants are recorded as derivative liabilities on the Balance Sheet and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the Statement of Operations in the period of change.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.
Net loss per Ordinary Share
Net loss per ordinary share is computed by dividing net loss attributable to non redeemable Ordinary shares by the weighted average number of ordinary shares issued and outstanding during the period, excluding ordinary shares subject to redemption. At June 30, 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company.

	Three months ended June 30, 2021	Six months ended June 30, 2021
Net loss:
Net loss	$(738,868)	$(2,619,449)
Less-income attributable to shares subject possible to redemption	(6,681)	(20,653)
Net loss attributable to non redeemable Ordinary shares- Basic and Diluted	$(745,549)	$(2,640,102)
Shares:
Basic and Diluted weighted-average number of non redeemable Ordinary shares outstanding	10,726,807	9,386,872
Net income per Ordinary share, basic and diluted	$(0.07)	$(0.28)
Fair Value of Financial Instruments
The Company follows the guidance in ASC Topic 820, “Fair Value Measurement”, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the

ION ACQUISITION CORP 2 LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2021
transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.
See Note 9 for additional information on assets and liabilities measured at fair value.
The fair value of the Company’s assets and liabilities, other than the warrants liability described above, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximate the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature. As of June 30, 2021 and February 16, 2021, the Company reported Warrants issued at the consummation of its IPO as financial instruments recorded as liabilities at their respective fair values.
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2021 and December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statement.

ION ACQUISITION CORP 2 LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2021
NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 25,300,000 Units, which gives effect to the full exercise by the underwriters of their over-allotment option in the amount of 3,300,000 units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-eighth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share.
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased 7,060,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $7,060,000 in a private placement. Each whole Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering which are held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
The Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 5,750,000 Class B ordinary shares (the “Founder Shares”). On January 14, 2021, the Company effected a share capitalization of 575,000 shares and, as a result, there are 6,325,000 Founder Shares issued and outstanding. All share and per-share amounts have been retroactively restated to reflect the share capitalization. The Founder Shares included up to 825,000 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Promissory Note - Related Party
On December 1, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of June 30, 2021 and the completion of the Initial Public Offering. As of February 16, 2021, there was $5,000 outstanding under the Promissory Note, which was subsequently repaid in full during the three months ended March 31, 2021.
Administrative Services Agreement
The Company entered into an agreement commencing on February 10, 2021, pursuant to which it agreed to pay the Sponsor up to $10,000 per month for office space, utilities and administrative and support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the three and six months ended June 30, 2021, the Company incurred and paid $30,000 and $40,000 in fees for these services, respectively, of which $10,000 is included in accounts payable and accrued expenses in the accompanying balance sheets.

ION ACQUISITION CORP 2 LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2021
Forward Purchase Agreements
The Company entered into forward purchase agreements on January 26, 2021, pursuant to which the forward purchase investors agreed to purchase 5,000,000 Class A ordinary shares, at a purchase price of $10.00 per share, or up to $50,000,000 in the aggregate, in private placements that will close substantially concurrently with the closing of a Business Combination (the “Forward Purchase Shares”). Any reduction in the number of Forward Purchase Shares will be made in the Company’s sole discretion. The Forward Purchase shares will be identical to the Public Shares, except that the holders thereof will have certain registration rights. The Forward Purchase agreements and the registration rights agreement also provide that the Forward Purchase investors are entitled to registration rights with respect to the Forward Purchase Shares. The proceeds from the sale of the forward purchase shares may be used as part of the consideration to the sellers in a Business Combination, expenses in connection with a Business Combination or for working capital in the post-business combination company. The Forward Purchases will be required to be made regardless of whether any Class A ordinary shares are redeemed by the Public Shareholders and are intended to provide the Company with a minimum funding level for a Business Combination. No forward purchase investor will have the ability to approve the Business Combination prior to the signing of a material definitive agreement. The Forward Purchase shares will be issued only in connection with the closing of a Business Combination. As of June 30, 2021 as a result of the Merger Agreement with Innovid the Forward Purchase agreement is no longer applicable which is described in Note 6.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.  As of June 30, 2021, there were no Working Capital Loans.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management has evaluated the impact of the COVID-19 global pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, its results of operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration Rights
Pursuant to a registration rights agreement entered into on February 10, 2021, the holders of the Founder Shares, Forward Purchase Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register a sale of any of the Company’s securities held by them pursuant to a registration rights agreement. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The registration rights agreement will not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

ION ACQUISITION CORP 2 LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2021
Underwriting Agreement
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,855,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Merger Agreement
On June 24, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Inspire Merger Sub 1, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub 1”), Inspire Merger Sub 2, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”), and Innovid, Inc., a Delaware corporation (“Innovid”).
Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, the Company will migrate to and domesticate as a Delaware corporation (the “Domestication”) prior to the consummation of the Mergers (as defined below) (the “Closing”), and Merger Sub 1 will merge with and into Innovid (the “First Merger” and, the effective time of such First Merger, the “First Effective Time”), with Innovid continuing as the surviving company of the First Merger (the “Surviving Corporation”). The Surviving Corporation will then merge with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers”; the effective time of such Second Merger, the “Second Effective Time”), with Merger Sub 2 continuing as the surviving entity of the Second Merger (the “Surviving Entity”), and the Company will change its name to “Innovid Corp.” (the “Company”). As a result of the Merger and the other transactions contemplated by the Merger Agreement (the “Transactions” or the “Business Combination”), the Surviving Entity will remain a direct, wholly-owned subsidiary of the Company. The Merger Agreement and the Transactions have been approved by the board of directors of each of the Company and Innovid.
Pursuant to the Merger Agreement, immediately prior to the Domestication, each issued and outstanding Class B ordinary share, par value $0.0001 per share, of the Company will be automatically converted, on a one-for-one basis, into one (1) Class A ordinary share, par value $0.0001 per share, of the Company in accordance with the terms of the Company’s organizational documents. Immediately following such conversion, upon the Domestication, (i) each then issued and outstanding Company Class A Share will automatically be converted, on a one-for-one basis, into a share of common stock of the Company (after the Domestication) (“the Company Domesticated Common Stock”), (ii) each issued and outstanding warrant to purchase one (1) the Company Class A Share at a price of $11.50 per share (“the Company Warrants”) will automatically be converted into one corresponding warrant to acquire one (1) share of the Company Domesticated Common Stock (“the Company Domesticated Warrant”) and (iii) each then issued and outstanding unit representing one (1) Company Class A Share and one-eighth (1/8) of an the Company Warrant will be automatically converted into one (1) unit of the Company (after the Domestication) representing one (1) Company Domesticated Common Stock and one-eighth (1/8) of an the Company Domesticated Warrant. No fractional Company Domesticated Warrants will be issued in connection with such conversion such that if a holder of such units would be entitled to receive a fractional Domesticated Acquiror Warrant, the number of Domesticated Acquiror Warrants to be issued to such holder upon such conversion will be rounded down to the nearest whole number of Domesticated Acquiror Warrants.
The Transactions are targeted to be consummated in the fourth quarter of 2021, after receipt of the required approval by the shareholders of the Company (the “the Company Shareholder Approval”)the required approval by the stockholders of Innovid (the “Innovid Stockholder Approval”) and the fulfillment of certain other terms and conditions set forth in the Merger Agreement.
Covenants
The Merger Agreement includes customary covenants of the parties with respect to efforts to satisfy conditions to the consummation of the Transactions and for Innovid to conduct its business in the ordinary course through the Closing subject to certain restrictions, including to prevent leakage. The Merger Agreement also contains additional covenants of the parties, including, among others, (i) a covenant providing for the Company and Innovid to cooperate in the preparation of the Registration Statement on Form S-4 required to be prepared in connection with the Merger (the “Registration Statement”), (ii) covenants requiring the Company to duly call and give notice of, convene and hold a meeting of its shareholders, as promptly as reasonably practicable following the date that the Registration Statement is declared effective by the SEC under the Securities Act of 1933, as amended (the “Securities Act” and, such effective date, the “Registration Statement

ION ACQUISITION CORP 2 LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2021
Effective Date”), and in any event, within thirty (30) Business Days after the Registration Statement Effective Date, (iii) covenants requiring the board of directors of the Company to recommend to the shareholders of the Company the adoption and approval of the the Company transaction proposals contemplated by the Merger Agreement; (iv) covenants requiring the board of directors of the Company to recommend to the shareholders of the Company the adoption and approval of the the Company transaction proposals contemplated by the Merger Agreement; and (v) covenants prohibiting the Company and Innovid from, among other things, directly or indirectly, soliciting, initiating, entering into or continuing discussions, negotiations or transactions with, or encouraging or responding to any inquiries or proposals by, or providing any information to, any person concerning, any alternative business combination. The board of directors of the Company would be entitled to change its recommendation to the Company’s shareholders under certain circumstances unrelated to an alternative business combination, including after compliance with certain procedural requirements.
The Merger Agreement also includes certain covenants in respect of director and officer indemnification coverage, including obtaining “tail” directors’ and officers’ liability insurance policies in respect of acts or omissions of current and former directors, officers, and employees of the Company, the Company, and each of their respective subsidiaries occurring prior to the First Effective Time.
Conditions to Closing
In addition, the consummation of the Transactions is conditioned upon the satisfaction of certain customary closing conditions, including among other things:
•the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;
•receipt of the Innovid Stockholder Approval and the Company Shareholder Approval;
•the Company having at least $5,000,001 of net tangible assets immediately after the First Effective Time;
•the absence of any provision of any applicable legal requirement and any temporary, preliminary or permanent restraining order prohibiting, enjoining or making illegal the consummation of the Transactions;
•the approval for listing on the NYSE of the Company Domesticated Common Stock to be issued in connection with the Closing, subject only to official notice of issuance thereof; and
•effectiveness of the Registration Statement in accordance with the provisions of the Securities Act, the absence of any stop order issued by the SEC which remains in effect with respect to the Registration Statement, and the absence of any proceeding seeking such a stop order having been threatened or initiated by the SEC which remains pending.
The obligation of Innovid to consummate the Transactions are also conditioned upon, among other things:
•the accuracy of the representations and warranties of the Company (subject to certain materiality standards set forth in the Merger Agreement);
•material compliance by the Company with its pre-closing covenants and agreements;
•delivery of an executed Investor Rights Agreement;
•the freely usable cash contained in the Company’s trust account (after giving effect to the Company shareholder redemptions and the payment of deferred underwriting commissions and taxes), together with the aggregate amount of proceeds from the PIPE Investment (as defined below) funded and remaining with the Company (“Available Closing Cash”) equaling or exceeding $250,000,000;
•delivery to Innovid of written resignations of certain officers and directors of the Company; and
•consummation of the Domestication in accordance with the Merger Agreement.

ION ACQUISITION CORP 2 LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2021
The obligations of the Company and the Merger Subs to consummate the Transactions are also conditioned upon, among other things:
•the accuracy of the representations and warranties of Innovid (subject to certain materiality standards set forth in the Merger Agreement);
•material compliance by Innovid with its pre-closing covenants and agreements; and
•the absence of any change, event, state of facts, development or occurrence since the date of the Merger Agreement that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, assets, financial conditions, or results of operations of Innovid (subject to certain customary exceptions).
Termination
The Merger Agreement may be terminated:
•by mutual written consent of the Company and Innovid;
•by either the Company or Innovid, if the First Effective Time has not occurred by 11:59 p.m., New York City time, on December 24, 2021 (the “Termination Date”); provided, however, that if the SEC has not declared the Proxy Statement/Registration Statement effective on or prior to November 30, 2021, the Termination Date shall be automatically extended to February 24, 2022; provided, further, that the right to terminate the Merger Agreement will not be available to any Party whose material breach of any provision of therein caused or resulted in the failure of the First Merger to be consummated by such time;
•by either the Company or Innovid, if there is a law or a governmental entity has issued an order or decree or has taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Mergers, which order, decree or other action is final and nonappealable;
•by either the Company or Innovid, if, the Company fails to obtain the Company Shareholder Approval upon vote taken thereon at the Company shareholder meeting (or at a meeting of its shareholders following any adjournment or postponement thereof);
•by Innovid, if the Company has breached or failed to perform any of its covenants or representations and warranties or other agreements contained in the Merger Agreement in any material respect and has not cured such breach within the time periods provided for in the Merger Agreement;
•by the Company, if Innovid has breached or failed to perform any of its covenants or representations and warranties or other agreements contained in the Merger Agreement in any material respect and has not cured such breach within the time periods provided for in the Merger Agreement; or
•by the Company, by written notice to Innovid, if the Innovid Stockholder Approval has not have been obtained within five (5) Business Days after the Registration Statement Effective Date, except that the Company will have no right to terminate at any time following the delivery to the Company or its representatives on its behalf of the Innovid Stockholder Approval, even if the Innovid Stockholder Approval is delivered following such five (5) Business Days period after the Registration Statement Effective Date.
Subscription Agreements
In connection with the of the Merger Agreement, the Company entered into certain subscription agreements (the “Subscription Agreements”), with certain accredited and institutional investors, pursuant to which such investors have subscribed to purchase an aggregate of 15,000,000 shares of the Innovid Corp. Common Stock (together, the “Subscriptions”), for a purchase price of $10.00 per share, for an aggregate purchase price of $150,000,000, to be issued immediately prior to or substantially concurrently with the closing (the “PIPE Investment”). The obligations of each party to consummate the Subscriptions are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.

ION ACQUISITION CORP 2 LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2021
In addition, on June 24, 2021, the Company agreed to terminate the previously disclosed forward purchase agreements dated January 26, 2021 (the “Forward Purchase Agreements”), between the Company and a number of the forward purchase investors (the “FPA Subscribers”), pursuant to which the FPA Subscribers confirmed their intent to purchase, and the Company agreed to sell to the FPA Subscribers, an aggregate of 5,000,000 shares of the Company Class A Common Stock for a purchase price of $10.00 per unit and an aggregate of $50 million.
Pursuant to the Subscription Agreements, the Company agreed that, within 30 business days following the closing of the Business Combination, ION will file with the Securities and Exchange Commission (“SEC”) a registration statement registering the resale of the PIPE Shares and the New Class A Common Stock (the “Registration Statement”), and will use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 120th calendar day if the SEC notifies the Company that it will “review” the Registration Statement) following the closing and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review.
Secondary Share Purchase Agreements
The Merger Agreement contemplates that, at the closing, the Company (the “Buyer”) will purchase and one or more Innovid Stockholders (the “Sellers”) will sell in accordance with the share purchase agreement (the “Purchase and Sale Agreement”) an aggregate amount of shares determined by the Company and for an aggregate purchase price determined by the Company (“Secondary Sale Amount”). The Secondary Sale Amount will be determined by the Company based on the amount of cash the Company has on hand at the closing for the transaction minus $150,000,000; however if the amount equals or is less than $150,000,000, the Secondary Sale Amount shall equal zero. The closing of the Secondary Purchases is conditioned upon, among other things, the consummation of the transactions.
NOTE 7. SHAREHOLDERS’ EQUITY
Preference Shares - The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2021 and December 31, 2020, there were no preference shares issued or outstanding.
Class A Ordinary Shares - The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At June 30, 2021, there were 4,476,356 Class A ordinary shares issued and outstanding, excluding 20,823,644 subject to possible redemption. At December 31, 2020, there were no Class A ordinary shares issued or outstanding.
Class B Ordinary Shares - The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At June 30, 2021 and December 31, 2020, there were 6,325,000 founder shares issued and outstanding.
Only holders of Class B ordinary shares will be entitled to vote on the appointment of directors in any election held prior to or in connection with the completion of the Business Combination. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of a Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in connection with a Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-

ION ACQUISITION CORP 2 LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2021
linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
NOTE 8. WARRANTS
Warrants
Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon the exercise of the warrants is then effective and a current prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders; and
•If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

ION ACQUISITION CORP 2 LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2021
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•in whole and not in part;
•at a price of $0.10 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares; and
•if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.
If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or Class A equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 10 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchaser or its permitted transferees.

ION ACQUISITION CORP 2 LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2021
NOTE 9. FAIR VALUE MEASUREMENTS
Fair Value Hierarchy of Assets and Liabilities
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2021 and February 16, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	June 30, 2021	February 16, 2021
Assets:
Marketable securities held in Trust Account (1)(2)	1	$253,025,092	$253,000,000
Liabilities:
Private Placement Warrants(1)	3	$26,192,600	$24,812,195
Public Warrants(1)	3	$5,597,625	$5,252,879
______________
(1)Measured at fair value on a recurring basis. As of February 16, 2021 the public warrants were classified as Level 3
(2)The fair value of the marketable securities held in the Trust Account approximates the carrying amount primarily due to their short-term nature.
Warrants
The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrants liability on the Balance Sheets. The warrants liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrants liability in the Statements of Operations.
Measurement
The Company established the initial fair value for the Warrants as of February 16, 2021, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation model for the Public Warrants and a Black-Scholes simulation model for the Private Placement Warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one Class A ordinary share and one-eighth of one Public Warrant) and (ii) the sale of Private Placement Warrants first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A ordinary shares. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs. The Public Warrants began trading separately on April 5, 2021 and their value is based on the publicly traded price as of June 30, 2021. Due to the use of a quoted price in an active market, the Public Warrants are classified as Level 1 as of June 30, 2021. The Private Placement Warrants continue to be classified as Level 3 as of June 30, 2021 and continue to be valued based on a Black-Scholes simulation model.
The key inputs into the Monte Carlo simulation model for the Public Warrants were as follows at initial measurement:

Input	February 16, 2021 (Initial measurement)
Risk-free interest rate	0.73%
Expected term (years)	5.87
Expected volatility	23.2%
Exercise price	$11.50
Fair value of Unit	$10
Fair value of Class A ordinary share	$9.79

ION ACQUISITION CORP 2 LTD. AND ITS SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2021
The key inputs into the Black-Scholes model for the Private Placement Warrants were as follows:

Input	June 30, 2021	February 16, 2021 (Initial measurement)
Risk-free interest rate	0.93%	0.73%
Expected term (years)	5.38	5.87
Expected volatility	45.8%	42.6%
Exercise price	$11.50	$11.50
Fair value of Unit	$10	$10
Fair value of Class A ordinary share	$9.89	$9.79
Measurement
The Company’s use of a Monte Carlo simulation and Black-Scholes model required the use of subjective assumptions:
•The risk-free interest rate assumption was interpolated based on constant maturity U.S. Treasury rates over a term commensurate with the expected term of the warrants.
•The expected term was determined based on the expected date of the initial Business Combination, as the Warrants expire on the date that is 5 years from the completion of the initial Business Combination.
•The expected volatility assumption was based on the implied volatility from a set of comparable publicly-traded warrants as determined based on size and proximity.
•The fair value of the Units, which each consist of one Class A ordinary share and one-eighth of one Public Warrant, represents the price paid in the Initial Public Offering.
The following table presents the changes in the fair value of warrants liability:

	Private Placement	Public	Warrants Liability
Fair value as of February 16, 2021 (initial measurement)	$24,812,195	$5,252,879	$30,065,074
Change in fair value	1,380,405	344,746	1,725,151
Fair value as of June 30, 2021	$26,192,600	$5,597,625	$31,790,225
During the three month period ended June 30, 2021, the Company had transferred out of Level 3 and into Level 1 total amount of $5,597,625 when the company transferred all public warrant liabilities out of Level 3 and into Level 1.
NOTE 10.SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements except for, on October 18, 2021, ION entered into new subscription agreements (the “Additional Subscription Agreements”, and collectively with the Initial Subscription Agreements, the “Subscription Agreements”) with certain PIPE Investors., including funds affiliated with ION, pursuant to which some of the PIPE Investors collectively subscribed for an additional 5,000,000 shares of Innovid Corp. Common Stock for an aggregate purchase price equal to $50,000,000 (the “Additional PIPE Investment” and together with the Initial PIPE Investment the “PIPE Investment”). This includes an additional 200,000 shares purchased by funds affiliated with ION. The total anticipated proceeds from the PIPE Investment, after taking into account the Initial PIPE Investment and the Additional PIPE Investment, will total $200,000,000. The PIPE Investment will be consummated following the Domestication but immediately prior to the Closing.

REPORT OF REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of ION ACQUISITION CORP 2 LTD.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of ION ACQUISITION CORP 2 LTD. (the “Company”) as of December 31, 2020 and the related statement of operations, changes in shareholders’ equity and cash flows for the period from November 23, 2020 (the day of inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020, and the results of its operations and its cash flows for period from November 23, 2020 (the day of inception) to December 31, 2020, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global
Tel-Aviv, Israel
March 29, 2021
We have served as the Company’s auditor since 2020

ION ACQUISITION CORP 2 LTD.
BALANCE SHEET
DECEMBER 31, 2020

ASSETS
Deferred offering costs	$165,778
TOTAL ASSETS	$165,778

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued offering costs	$140,778
Promissory note — related party	5,000
Total Current Liabilities	145,778

Commitments and Contingencies

Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no shares issued and outstanding	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 6,325,000 shares issued and outstanding (1)	633
Additional paid-in capital	24,367
Accumulated deficit	(5,000)
Total Shareholders’ Equity	20,000
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$165,778
__________________
(1)Included an aggregate of up to 825,000 Class B ordinary shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised. On January 14, 2021, the Company effected a share capitalization of 575,000 shares and, as a result, there are 6,325,000 founder shares issued and outstanding. All share and per share amounts have been retroactively restated to reflect the share capitalization (see Note 3).
The accompanying notes are an integral part of the financial statements.

ION ACQUISITION CORP 2 LTD.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM NOVEMBER 23, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Formation and operating costs	$5,000
Net Loss	$(5,000)

Weighted average shares outstanding, basic and diluted (1)	$5,500,000
Basic and diluted net loss per ordinary share	$—
___________________
(1)Excluded an aggregate of up to 825,000 Class B ordinary shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised. On January 14, 2021, the Company effected a share capitalization of 575,000 shares and, as a result, there are 6,325,000 founder shares issued and outstanding. All share and per share amounts have been retroactively restated to reflect the share capitalization (see Note 3).
The accompanying notes are an integral part of the financial statements.

ION ACQUISITION CORP 2 LTD.
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE PERIOD FROM NOVEMBER 23, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	Class B Ordinary Shares		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Capital	Deficit	Equity
Balance — November 23, 2020 (inception)	$—	$—	$—	$—	$—

Issuance of Class B ordinary shares to Sponsor(1)	6,325,000	633	24,367	—	25,000
Net loss	—	—	—	(5,000)	(5,000)

Balance — December 31, 2020	6,325,000	633	24,367	(5,000)	20,000
__________________
(1)Included an aggregate of up to 825,000 Class B ordinary shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised. On January 14, 2021, the Company effected a share capitalization of 575,000 shares and, as a result, there are 6,325,000 founder shares issued and outstanding. All share and per share amounts have been retroactively restated to reflect the share capitalization (see Note 3).
The accompanying notes are an integral part of the financial statements.

ION ACQUISITION CORP 2 LTD.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM NOVEMBER 23, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Cash Flows from Operating Activities:
Net loss	(5,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Payment of formation costs through issuance of Class B ordinary shares	5,000
Net cash used in operating activities	—

Net Change in Cash	—
Cash – Beginning	—
Cash – Ending	$—

Non-cash Investing and Financing Activities:
Deferred offering costs included in accrued offering costs	$140,778
Deferred offering costs paid by Sponsor in exchange for the issuance of Class B ordinary shares	$20,000
Deferred offering costs paid through promissory note - related party	$5,000
The accompanying notes are an integral part of the financial statements.

ION ACQUISITION CORP 2 LTD.
NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2020

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
ION Acquisition Corp. 2 Ltd. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on November 23, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from November 23, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering became effective on February 10, 2021. On February 16, 2021, the Company consummated the Initial Public Offering of 25,300,000 Units (the “Public Units”) at $10.00 per Public Share, which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,300,000 Public Units, at $10.00 per Public Unit, generating gross proceeds of $253,000,000 which is described in Note 6.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7,060,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to ION Holdings 2, LP (the “Sponsor”), generating gross proceeds of $7,060,000, which is described in Note 6.
Transaction costs amounted to $14,438,150, consisting of $5,060,000 of underwriting fees, $8,855,000 of deferred underwriting fees and $523,150 of other offering costs.
Following the closing of the Initial Public Offering on February 16, 2021, an amount of $253,000,000 ($10.00 per Public Unit) from the net proceeds of the sale of the Public Unit in the Initial Public Offering and the sale of the Private Placement Units was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below, except that the interest earned on the Trust Account can be released to the Company to pay its tax obligations.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially anticipated

ION ACQUISITION CORP 2 LTD.
NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2020

to be $10.00 per Public Share), including any interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 4). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 3) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against an Initial Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares, Private Placement Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.
The Company will have until February 16, 2023 to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination

ION ACQUISITION CORP 2 LTD.
NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2020

within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 4) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor will agree that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of trust assets, less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statement has been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

ION ACQUISITION CORP 2 LTD.
NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2020

Use of Estimates
The preparation of financial statement in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.
Deferred Offering Costs
Deferred offering costs consisted of legal, accounting and other expenses incurred through the balance sheet date that were directly related to the Initial Public Offering. On February 16, 2021, offering costs amounting to $14,438,150 were charged to shareholders’ equity upon the completion of the Initial Public Offering (see Note 1). As of December 31, 2020, there were $165,778 of deferred offering costs recorded in the accompanying balance sheet.
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Net Loss Per Ordinary Share
Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares issued and outstanding during the period, excluding ordinary shares subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 825,000 Class B ordinary shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised (see Note 3). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of

ION ACQUISITION CORP 2 LTD.
NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2020

$250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statement.
NOTE 3 — RELATED PARTY TRANSACTIONS
Founder Shares
The Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 5,750,000 Class B ordinary shares (the “Founder Shares”). On January 14, 2021, the Company effected a share capitalization of 575,000 shares and, as a result, there are 6,325,000 founder shares issued and outstanding. The Founder Shares included up to 825,000 shares that are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.
Prior to the Initial Public Offering, the Sponsor will agree, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Promissory Note — Related Party
On December 1, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of June 30, 2021 and the completion of the Initial Public Offering. As of December 31, 2020, there was $5,000 outstanding under the Promissory Note.
Administrative Services Agreement
The Company entered into an agreement commencing on February 10, 2021, pursuant to which it will pay the Sponsor up to $10,000 per month for office space, utilities and administrative and support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees.
Forward Purchase Agreements
The Company entered into forward purchase agreements on January 26, 2021, pursuant to which the forward purchase investors will agree to purchase 5,000,000 Class A ordinary shares, at a purchase price of $10.00 per share, or up to $50,000,000 in the aggregate, in private placements that will close substantially concurrently with the closing of a Business Combination. Any reduction in the number of forward purchase shares will be made in the Company’s sole discretion. The forward purchase shares are identical to the Public Shares, except that the holders thereof will have certain registration rights. The forward purchase agreements and the registration rights agreement also provide that the forward purchase investors are entitled to registration rights with respect to the forward purchase shares. The proceeds from the sale of the forward purchase shares may be used as part of the consideration to the sellers in a Business Combination, expenses in connection with a Business Combination or for working capital in the post-business combination company. The forward purchases

ION ACQUISITION CORP 2 LTD.
NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2020

are required to be made regardless of whether any Class A ordinary shares are redeemed by the Public Shareholders and are intended to provide the Company with a minimum funding level for a Business Combination. No forward purchase investor will have the ability to approve the Business Combination prior to the signing of a material definitive agreement. The forward purchase shares will be issued only in connection with the closing of a Business Combination.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
NOTE 4 — COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 global pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, its results of operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration Rights
Pursuant to a registration rights agreement entered into on February 10, 2021, the holders of the Founder Shares, forward purchase shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants that may be issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register a sale of any of the Company’s securities held by them pursuant to a registration rights agreement. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The registration rights agreement will not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,855,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
NOTE 5 — SHAREHOLDERS’ EQUITY
Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were no Class A Ordinary Shares issued or outstanding.

ION ACQUISITION CORP 2 LTD.
NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2020

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 6,325,000 founder shares issued and outstanding.
Only holders of Class B ordinary shares will be entitled to vote on the appointment of directors in any election held prior to or in connection with the completion of the Business Combination. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of a Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in connection with a Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by public shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
Warrants
Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon the exercise of the warrants is then effective and a current prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

ION ACQUISITION CORP 2 LTD.
NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2020

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders; and
•If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•in whole and not in part;
•at a price of $0.10 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares; and
•if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.
If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or Class A equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 10 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private

ION ACQUISITION CORP 2 LTD.
NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2020

Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchaser or its permitted transferees.
NOTE 6 — SUBSEQUENT EVENTS
Initial Public Offering
On February 16, 2021, the Company consummated its initial public offering (the “Public Offering”), pursuant to which the Company sold 25,300,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 3,300,000 units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-eighth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 5).
Private Placement
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased 7,060,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $7,060,000 in a private placement. Each whole Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 5). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering which are held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
Other
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than as described in these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

INNOVID, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except stock and per stock data)

	June 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$16,441	$15,645
Trade receivables, net (allowance for doubtful accounts of $148 and $121 at June 30, 2021 and December 31, 2020, respectively)	32,199	34,804
Prepaid expenses and other current assets	1,860	1,174
Total current assets	50,500	51,623
NON-CURRENT ASSETS:
Long-term other deposit	314	348
Long-term restricted deposits	439	447
Property and equipment, net	2,311	2,325
Goodwill	4,555	4,555
Intangible assets, net	—	33
Deferred offering cost	1,640	—
Other non-current assets	581	127
Total non-current assets	9,840	7,835
TOTAL ASSETS	60,340	59,458
LIABILITIES, TEMPORARY EQUITY, AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Trade payables	2,092	1,854
Employees and payroll accruals	6,690	6,506
Accrued expenses and other current liabilities	1,995	1,155
Current portion of long-term debt	—	1,527
Deferred offering cost accrual	1,640	—
Total current liabilities	12,417	11,042
NON-CURRENT LIABILITIES:
Long-term debt	6,000	7,506
Other non-current liabilities	2,937	3,144
Warrants liability	3,227	499
Total non-current liabilities	12,164	11,149
TOTAL LIABILITIES	24,581	22,191
COMMITMENTS AND CONTINGENT LIABILITIES (Note 6)
TEMPORARY EQUITY
Preferred stocks - Authorized: 55,514,480 at June 30, 2021 (unaudited) and December 31, 2020; Issued and Outstanding: 55,105,773 at June 30, 2021 (unaudited) and December 31, 2020	131,801	86,997
STOCKHOLDERS’ DEFICIT:
Common stocks of $0.001 par value - Authorized: 75,254,333 at June 30, 2021 (unaudited) and December 31, 2020; Issued: 15,130,746 and 13,602,467 stocks at June 30, 2021 (unaudited) and December 31, 2020, respectively, and Outstanding: 13,699,208 and 12,170,929 stocks at June 30, 2021 (unaudited) and December 31, 2020, respectively	13	12
Treasury stocks, at cost (1,431,538 stocks at June 30, 2021 (unaudited) and December 31, 2020)	(1,629)	(1,629)
Accumulated deficit	(94,426)	(48,113)
Total stockholders’ deficit	(96,042)	(49,730)
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT	$60,340	$59,458
The accompanying notes are an integral part of the interim condensed consolidated financial statements.

INNOVID, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except stock and per stock data)

	Six months ended June 30,
	2021	2020
	(Unaudited)	(Unaudited)
Revenues	$40,855	$27,179
Cost of revenues	7,849	5,695
Gross profit	33,006	21,484
Operating expenses:
Research and development	11,506	9,420
Sales and marketing	14,799	15,649
General and administrative	6,600	3,927
Total operating expenses	32,905	28,996
Operating profit/ (loss)	101	(7,512)
Finance expenses, net	3,171	353
Loss before taxes	(3,070)	(7,865)
Taxes on income	525	721
Net loss	$(3,595)	$(8,586)

Accretion of preferred stock to redemption value	(44,804)	(450)
Net loss attributable to common stockholders	$(48,399)	$(9,036)
Net loss per stock attributable to common stockholders – basic and diluted	$(3.82)	$(0.76)
Weighted-average number of stocks used in computing net loss per stock attributable to common stockholders	12,679,830	11,965,914
The accompanying notes are an integral part of the unaudited interim condensed consolidated financial statements.

INNOVID, INC. AND ITS SUBSIDIARIES
CONDENSED STATEMENTS OF CHANGES IN TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
(In thousands, except stock data)

	Temporary equity		Common stocks		Treasury stocks		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Number	Amount	Number	Amount	Number	Amount
Balance as of January 1, 2021	55,105,773	$86,997	12,170,929	$12	1,431,538	$(1,629)	$—	$(48,113)	$(49,730)
Accretion of preferred stocks to redemption value	—	44,804	—	—	—	—	(2,086)	(42,718)	(44,804)
Stock-based compensation	—	—	—	—	—	—	1,720	—	1,720
Stock options exercised	—	—	1,528,279	1	—	—	366	—	367
Net loss	—	—	—	—	—	—	—	(3,595)	(3,595)
Balance as of June 30, 2021 (unaudited)	55,105,773	$131,801	13,699,208	$13	1,431,538	$(1,629)	$—	$(94,426)	$(96,042)

	Temporary Equity		Common stocks		Treasury stocks		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Number	Amount	Number	Amount	Number	Amount
Balance as of January 1, 2020	55,105,773	$79,700	11,941,841	$12	1,431,538	$(1,629)	$3,048	$(44,218)	$(42,787)
Accretion of preferred stocks to redemption value	—	450	—	—	—	—	(450)	—	(450)
Capital contribution	—	—	—	—	—	—	504	—	504
Stock-based compensation	—	—	—	—	—	—	363	—	363
Stock options exercised	—	—	70,213	*)	—	—	27	—	27
Net loss	—	—	—	—	—	—	—	(8,586)	(8,586)
Balance as of June 30, 2020 (unaudited)	55,105,773	$80,150	12,012,054	$12	1,431,538	$(1,629)	$3,492	$(52,804)	$(50,929)
The accompanying notes are an integral part of the interim condensed consolidated financial statements.
* Represents an amount less than $1.

INNOVID, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except stock and per stock data)

	Six months ended June 30,
	2021	2020
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(3,595)	$(8,586)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	331	298
Stock-based compensation	1,720	363
Change in fair value of warrants	2,728	16
Changes in operating assets and liabilities
Decrease in trade receivables, net	2,605	4,106
Increase in prepaid expenses and other assets	(623)	(130)
Increase/ (decrease) in trade payables	238	(890)
Increase in employees and payroll accruals	184	589
Increase in accrued expenses and other liabilities	759	1,606
Net cash provided by/ (used in) operating activities	4,347	(2,628)
Cash flows from investing activities:
Founders’ note receivable	(459)	—
Purchase of property and equipment	(284)	(792)
Increase in deposits	(24)	(47)
Net cash used in investing activities	(767)	(839)
Cash flows from financing activities:
Proceeds from loans	—	14,818
Repayment of loans	(3,033)	—
Proceeds from exercise of options	367	27
Capital contribution	—	504
Repayment of acquisition liability	(126)	—
Net cash (used in)/ provided by financing activities	(2,792)	15,349
Increase in cash, cash equivalents and restricted cash	788	11,882
Cash, cash equivalents and restricted cash at the beginning of the period	16,092	12,057
Cash, cash equivalents and restricted cash at the end of the period	$16,880	$23,939
Supplemental disclosure of cash flows activities:
(1) Cash paid during the year for:
Income taxes	$80	$236
Interest	$128	$106
(2) Non-cash transactions:
Accrued acquisition liability	$—	$126
Accretion of preferred stocks to redemption value	$44,804	$450
Deferred offering cost included in accrued liabilities	$1,640	$—
Reconciliation of cash, cash equivalents, and restricted cash reported within the statement of financial position
Cash and cash equivalents	$16,441	$23,523
Restricted cash in restricted deposits	439	416
Total cash, cash equivalents, and restricted cash shown in the consolidated statements of cash flows	$16,880	$23,939
The accompanying notes are an integral part of the interim condensed consolidated financial statements.

INNOVID, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
NOTE 1:- OVERVIEW
(a)Description of Business:
Innovid Inc. (“Innovid”, Innovid together with its subsidiaries the “Company”) was incorporated on June 21, 2007, under the General Corporation Law of the State of Delaware. The Company is a leading independent software platform that provides ad serving and creative services (together “Advertising Services”) for the creation, delivery, and measurement of TV ads across connected TV (“CTV”), mobile TV and desktop TV environments to advertisers, publishers and media agencies.
On July 5, 2007, the Company established a wholly-owned subsidiary in Israel, Innovid Media Ltd. (the “Israeli Subsidiary”), which is mainly engaged in research and development (“R&D”).
On November 12, 2012, the Company established a wholly-owned subsidiary in the United Kingdom (U.K.), Innovid EU Limited (the “U.K. Subsidiary”), which is engaged in business development, pre-sale and marketing services.
On October 21, 2013, the Company established a wholly-owned subsidiary in Australia, Innovid AU PTY LTD (the “the Australian Subsidiary”), which is engaged in business development, pre-sale and marketing services.
On September 12, 2019, the Company acquired 100% of the outstanding stocks of Dynamo Creative SRL (the “Argentinian Subsidiary” or “Dynamo Creative”), an Argentinian privately-held company which is engaged in R&D, business development and marketing services. The Argentinian subsidiary provides dynamic creative optimization services, a form of programmatic advertising that allows advertisers to optimize the performance of their creative services using real time technology.
(b)Description of Transaction:
On June 24, 2021, ION Acquisition Corp 2 Ltd., a Cayman Islands exempted company (“ION”), Innovid, Merger Sub 1 and Merger Sub 2 entered into the merger agreement (“Merger Agreement”). The Merger Agreement will be effectuated in the following principal steps:
•Merger Sub 1 will merge with and into Innovid, the separate corporate existence of Merger Sub 1 will cease and Innovid will be the surviving corporation (the “Surviving Corporation”),
•immediately thereafter, the Surviving Corporation will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity, which will remain a direct wholly owned subsidiary of ION,
•ION will change its name to “Innovid Corp.”, pursuant to the terms and subject to the conditions set forth in the Merger Agreement, as more fully described elsewhere in the accompanying proxy statement/prospectus,
•the domestication of ION (“Domestication”) as a Delaware corporation in accordance with the Delaware General Corporation Law (“DGCL”), the Cayman Islands Companies Act (As Revised) and the amended and restated memorandum and articles of association of ION , in which ION will effect a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL (by means of filing a certificate of corporate domestication with the Secretary of State of Delaware), and
•the consummation of other transactions contemplated by the Merger Agreement and documents related thereto.
Immediately prior to the Domestication, pursuant to the Cayman Constitutional Documents, each ION Class B Ordinary Stock, par value $0.0001 per stock (each an “ION Class B Ordinary Stock”) then issued and outstanding will automatically convert into one ION Class A Ordinary Stock, par value $0.0001 per stock (each an “ION Class A Ordinary Stock” together with the ION Class B Ordinary Stock, the “ION Stock”). Following such conversion, as a result of the Domestication and the mergers, (a) each ION Unit then issued and outstanding as of immediately prior to the first merger will automatically be separated into the underlying ION Class A Ordinary Stock and ION warrant , (b) each ION Class A Ordinary Stock issued and outstanding immediately prior to the Domestication will remain outstanding and will automatically convert into one stock of Innovid Corp. common stock (provided that each ION Class A Ordinary Stock owned by public shareholders who have validly elected to redeem their ION Class A Ordinary Stocks will be redeemed for cash in an amount

INNOVID, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
equal to the redemption Price), (c) each ION warrant will automatically convert into a redeemable warrant exercisable for one stock of Innovid Corp. common stock on the same terms as the ION warrants, and (d) each whole Private Placement Warrant (as defined in the accompanying proxy statement/prospectus) issued and outstanding prior to the Domestication will automatically convert into a warrant exercisable for one stock of Innovid Corp. common stock on the terms and subject to the conditions set forth in the applicable warrant agreement. No fractional Innovid Corp. warrants will be issued upon separation of the ION Units.
As a result of the mergers, among other things, the aggregate consideration to be received in respect of the mergers by all of the stockholders and warrant holders of Innovid prior to the closing of the Transaction will be an aggregate of 76,874,354 stocks of Innovid Corp. Common Stock. In addition, pursuant to the Merger Agreement, at the closing of the Transaction (as defined below), immediately prior to the first merger, ION will purchase, and one or more stockholders of Innovid will sell to ION, in accordance with a stock purchase agreement, an aggregate amount of stock of common stock of Innovid, as determined by Innovid and for an aggregate purchase price determined by Innovid. The secondary sale amount will be determined by Innovid based on the amount of cash ION has on hand at the closing of the Transaction minus $150,000, except if the amount of cash ION has on hand at the closing is equal to or less than $150,000, the secondary sale amount will equal zero. The allocation of the secondary sale amount among Innovid equity holders and the amount of the secondary sale amount in excess of $150,000, to the extent ION’s cash on hand exceeds $150,000, is subject to the discretion of the Innovid Board and compliance with the Innovid Equity Holders Support Agreements and each applicable maximum secondary sale amount.
In addition ION entered into certain subscription agreements (“Initial PIPE Investment”) with certain accredited and institutional investors, pursuant to which such investors have subscribed to purchase an aggregate of 15,000,000 stock of Innovid Corp. common stock, for a purchase price of $10.00 per stock, to be issued immediately prior to or substantially currently with the closing. The merger and the PIPE Investment are collectively referred to as the “Transaction”. On October 18, 2021, ION entered into new subscription agreements with certain PIPE Investors, including funds affiliated with ION, pursuant to which some of the PIPE Investors collectively subscribed for an additional 5,000,000 stocks of Innovid Corp. common stock for an aggregate purchase price equal to $50,000 (the “Additional PIPE Investment” and together with the Initial PIPE Investment the “PIPE Investment”). This includes an additional 200,000 stocks purchased by funds affiliated with ION. The total anticipated proceeds from the PIPE Investment, after taking into account the Initial PIPE Investment and the Additional PIPE Investment, will total $200,000. The PIPE Investment will be consummated following the Domestication but immediately prior to the closing of the Transaction.
The Transaction will be accounted for as a reverse recapitalization in accordance with U. S. GAAP. Under this method of accounting, ION will be treated as the “acquired” company for accounting purposes and the Transaction will be treated as the equivalent of Innovid issuing stock for the net assets of ION, accompanied by a recapitalization.
NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES
(a)Basis of presentation:
The unaudited interim condensed consolidated financial statements and accompanying notes have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). In management’s opinion, the unaudited condensed consolidated financial statements reflect all adjustments of a normal recurring nature that are necessary for a fair presentation of the results for the interim periods presented. The Company’s interim period results do not necessarily indicate the results that may be expected for any other interim period or for the full fiscal year. These unaudited interim condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements.
The significant accounting policies applied in the annual consolidated financial statements of the Company as of December 31, 2020, have been applied consistently in these unaudited interim condensed consolidated financial statements, unless otherwise stated.
(b)Use of estimates:
The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions. The Company’s management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made.

INNOVID, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
The novel coronavirus (“COVID-19”) pandemic has created, and may continue to create significant uncertainty in macroeconomic conditions, and the extent of its impact on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and the impact on the Company’s customers. The Company considered the impact of COVID-19 on the estimates and assumptions and determined that there were no material adverse impacts on the consolidated financial statements for the period ended June 30, 2021 (unaudited). As events continue to evolve and additional information becomes available, the Company’s estimates and assumptions may change materially in future periods.
The Company obtained an unsecured loan of $3,516 in April 2020 due to uncertainties related to COVID-19. The loan was obtained through Silicon Valley Bank (“SVB”) under the Paycheck Protection Program (the “PPP Loan”) pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and the Paycheck Protection Program Flexibility Act (the “Flexibility Act”). Under the terms of the CARES Act, recipients can apply for and receive forgiveness for all or a portion of loans granted under the PPP. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds for certain permissible purposes as set forth in the PPP, including, but not limited to, payroll costs (as defined under the PPP) and mortgage interest, rent or utility costs (collectively, “Qualifying Expenses”) and the maintenance of employee and compensation levels (“Other Conditions”). The Company has been using the proceeds of the PPP Loan, for Qualifying Expenses and complied with Other Conditions.
In May 2020, the Company has entered into grant agreement (“Grant Agreement”) with Special Situations Investing Group II, LLC (“SSIG”) to receive $504 from SSIG, related party of one of its investors, for the purpose of a partial repayment of the PPP Loan. The PPP loan was partially repaid in May 2020, according to the Grant Agreement.
The Company fully repaid the PPP loan in June, 2021 (unaudited).
(c)     Goodwill and intangible assets:
Goodwill and certain other purchased intangible assets have been recorded in the Company's financial statements as a result of acquisitions. Goodwill represents excess of the purchase price in a business combination over the fair value of identifiable tangible and intangible assets acquired. Goodwill is not amortized, but rather is subject to an impairment test.
The Company allocates goodwill to reporting units based on the expected benefit from the business combination. Reporting units are evaluated when changes in the Company’s operating structure occur, and if necessary, goodwill is reassigned using a relative fair value allocation approach. The Company currently has one reporting unit.
ASC 350, Intangible—Goodwill and other (“ASC 350”) requires goodwill to be tested for impairment at least annually and, in certain circumstances, between annual tests. The accounting guidance gives the option to perform a qualitative assessment to determine whether further impairment testing is necessary. The qualitative assessment considers events and circumstances that might indicate that a reporting unit's fair value is less than its carrying amount. If it is determined, as a result of the qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, a quantitative test is performed. The Company operates as one reporting unit. The Company elects to perform an annual impairment test of goodwill as of October 1 of each year, or more frequently if impairment indicators are present. For the six months ended June 30, 2021 and 2020, no impairments of goodwill were recorded.
Separately acquired intangible assets are measured on initial recognition at cost including directly attributable costs. Intangible assets acquired in a business combination are measured at fair value at the acquisition date.
Intangible assets with a finite useful life are amortized over their useful life and reviewed for impairment whenever there is an indication that the asset may be impaired. For the six months ended June 30, 2021 and 2020, no impairments of intangible assets were recorded.

INNOVID, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
(d)Fair value of financial instruments:
The Company applies a fair value framework in order to measure and disclose its financial assets and liabilities. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy requires an entity to maximize the use of observable inputs, where available, and minimize the use of unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:
Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.
Level 3 - Unobservable inputs which are supported by little or no market activity.
The Company’s financial instruments consist of cash and cash equivalents, restricted deposits, trade receivables, net, and trade payables. Their historical carrying amounts are approximate fair values due to the short-term maturities of these instruments.
The Company measures its investments in money market funds classified as cash equivalents and warrants liability at fair value.
The following table present information about the Company’s financial instruments that are measured at fair value on a recurring basis:

	June 30, 2021
	(Unaudited)
	Level 1	Level 2	Level 3
Assets:
Money market funds	$12,010	$—	$—
Liabilities:
Warrants liability	$—	$—	$3,227

	December 31, 2020
	Level 1	Level 2	Level 3
Assets:
Money market funds	$9,009	$—	$—
Liabilities:
Warrants liability	$—	$—	$499
The change in the fair value of the Warrants liability is summarized below:

	June 30,	December 31,
	2021	2020
	(Unaudited)
Beginning of the period	$499	$413
Change in fair value	2,728	86
End of the period	$3,227	$499
The warrants were classified as level 3 in the fair value hierarchy because some of the inputs used in the valuation (the stock price) were determined based on management’s assumptions. The Company estimates the fair value of the Warrants liability using Black-Scholes option pricing model. Gains and losses from the remeasurement of the warrants liability are recognized in finance expenses, net in the unaudited interim consolidated statements of operations. As of June 30, 2021 (unaudited), and December 2020, the risk-free rate used for the valuation of the warrants was 0.07% and 0.1%, volatility used was 77.5% and 75%. The time to liquidation were 1.0 years for warrants related to Series A preferred stocks and 0.9 years related to Series C as of

INNOVID, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
June 30, 2021 (unaudited). The time to liquidation were 1.6 years for warrants related to Series A preferred stocks and 1.5 years related to Series C as of December 31, 2020.
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.
(e)Concentrations of credit risks:
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables, net.
The majority of the Company’s cash and cash equivalents are invested in deposits with major banks in America and Israel. Generally, these investments may be redeemed upon demand and, therefore, bear minimal risk.
The Company’s trade receivables, net are mainly derived from sales to customers located in the U. S., Asia-Pacific region (“APAC”), Europe, the Middle East and Africa region (“EMEA”), and Latin America region (“LATAM”). The Company mitigates its credit risks by performing an ongoing credit evaluations of its customers’ financial conditions.
The Company have no off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.
During the six months ended June 30, 2021 (unaudited) and 2020 (unaudited), one of the Company’s customers accounted for the Company’s total revenues as presented below:

	Six months ended June 30,
	2021	2020
	(Unaudited)	(Unaudited)
Customer A	9%	10%
(f)Warrants:
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance. The assessment considers whether the warrants are freestanding financial instruments, meet the definition of a liability under ASC 480, and meet all of the requirements for equity classification, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding.
Warrants that meet all the criteria for equity classification, are required to be recorded as a component of additional paid-in capital. Warrants that do not meet all the criteria for equity classification, are required to be recorded as liabilities at their initial fair value on the date of issuance and remeasured to fair value at each balance sheet date thereafter. The liability-classified warrants are recorded under non-current liabilities. Changes in the estimated fair value of the warrants are recognized in “Financial expenses, net” in the consolidated statements of operations.
(g)Revenue recognition:
The Company generates revenues from providing Advertising Services to advertisers, publishers and media agencies. The services focus on standard, interactive and data driven digital video advertising. The Company major revenue streams are ad serving and creative services. Ad Serving services relate to utilizing Innovid’s platform to serve advertising impressions to various digital publishers across CTV, mobile TV, desktop TV, display, and other channels. Creative services relate to the design and development of interactive data-driven and dynamic ad formats by adding data, interactivity and dynamic features to standard ad units.
The Company adopted ASC 606, Revenue from Contracts with Customers (“ASC 606”) with a date of initial application of January 1, 2018, using the modified retrospective transition method, applied to all open contracts.

INNOVID, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
The Company recognizes revenue when its customer obtains control of promised services in an amount that reflects the consideration that the company expects to receive in exchange for those services. The Company recognizes revenue in accordance with ASC Topic 606, Revenue from contracts with customers (“ASC 606”) and determines revenue recognition through the following steps: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when a performance obligation is satisfied.
For arrangements with multiple performance obligations, which represent promises within an arrangement that are capable of being distinct and are separately identifiable, the Company allocates the contract consideration to all distinct performance obligations based on their relative stand-alone selling price (“SSP”).
Revenues related to ad serving services are recognized at a point in time. The Company recognizes revenue from the display of impression-based ads in the contracted period in which the impressions are delivered. Impressions are considered delivered when an ad is displayed to users.
Revenues related to creative services are recognized at a point in time, when the Company delivers an ad unit. Creative services projects are usually delivered within a week.
The Company’s accounts receivable, consist primarily of receivables related to providing ad serving and creative services, in which the Company’s contracted performance obligations have been satisfied, amount billed and the Company has an unconditional right to payment. The Company typically bills customers on a monthly basis based on actual delivery. The payment terms vary, mainly with terms of net 60 days or less.
Typical contract term is twelve months or less for ASC 606 purposes. Some of the Company’s contracts can be cancelled without a cause. The Company has unconditional right to payment for the services provided as of the date of the termination of the contracts.
The Company applies the practical expedient in ASC 606 and does not adjust the promised amount of consideration for the effects of a significant financing component if the Company expects, at contract inception, that the period between when the Company transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.
Ad serving services were 93.8% and 96.8% of the Company’s revenues for the six months ended June 30, 2021 (unaudited) and 2020 (unaudited), respectively. Creative services were 4.7% and 2.3% for the six months ended June 30, 2021 (unaudited) and 2020 (unaudited), respectively.
Costs to obtain a contract:
Contract costs include commission programs to compensate sales employees for generating sales orders with new customers or for new services with existing customers. The Company elected to apply the practical expedient and recognize incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the Company otherwise would have recognized is one year or less. The Company did not capitalize any contract costs during the six months ended June 30, 2021 (unaudited) and 2020 (unaudited).
(h)Recently issued accounting pronouncements not yet adopted by the Company:
As an “emerging growth company”, the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The Company have not adopted any new standards in the periods presented.
In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). The final guidance issued by the FASB for convertible instruments eliminates two of the three models in ASC 470-20 that require separate accounting for embedded conversion features. Separate accounting is still  required in certain cases. Additionally, among other changes, the guidance eliminates some of the conditions for equity classification in ASC 815-40-25 for contracts in an entity’s own equity. The guidance also requires entities to use the if-

INNOVID, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
converted method for all convertible instruments in the diluted earnings per share calculation and include the effect of share settlement for instruments that may be settled in cash or shares, except for certain liability-classified share-based payment awards. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The Company is currently evaluating the potential impact of this guidance on its condensed consolidated financial statements.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). The new guidance eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes.  ASU 2019-12 is effective for fiscal years beginning after December 15, 2021. The Company is currently evaluating the potential impact of this guidance on its condensed consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). The ASU 2016-13 requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The ASU 2016-13 requires enhanced qualitative and quantitative disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. ASU 2016-13 is effective for fiscal years beginning after December 15, 2022. The Company is currently evaluating the potential impact of this guidance on its condensed consolidated financial statements.
In February 2016, the FASB issued an ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASC 842 changes the current lease accounting standard by requiring the recognition of lease assets and lease liabilities for all leases, including those currently classified as operating leases. This new guidance is effective for fiscal years beginning after December 15, 2021. The Company is currently evaluating the potential impact of this guidance on its condensed consolidated financial statements.
Other issued new guidance is not expected to have impact on the Company’s consolidated financial statements.
NOTE 3:- OTHER NON-CURRENT LIABILITIES
Other non-current liabilities consist of the following:

	June 30, 2021	December 31, 2020
	Unaudited
Accrued lease liability	$1,214	$1,445
Tax provision	1,723	1,699
Total	$2,937	$3,144
NOTE 4:- WARRANTS LIABILITY
In connection with a loan and security agreement entered into on June 29, 2010 with SVB, the Company issued warrants to purchase up to 165,654 of the Company's Series A preferred stocks, $0.001 par value each, in the conversion ratio of 1:1 and at an exercise price of $0.3622 subject to adjustments on the occurrence of stock splits, stock dividend, recapitalization, other dividends or distributions. In the event of an acquisition of the Company in which the sole consideration is cash and/or marketable securities, SVB shall have the right to exercise its conversion or purchase right in respect of the warrants. The agreement was amended on September 21, 2020 with exercisable period being extended until June 29, 2022. In lieu of exercising the warrants, SVB may convert the warrants, in whole or in part, into a number of shares determined by dividing (a) the aggregate fair market value of the shares or other securities issuable upon exercise of the warrants minus the aggregate warrant price of such shares by (b) the fair market value of one share. The loan has fully been repaid in 2012. The Company has determined that the loan and the warrants are freestanding financial instruments, as they are legally detachable and separately exercisable. The warrants were classified as a liability and were subsequently measured at fair value through earnings pursuant to ASC 480 “Distinguishing Liabilities from Equity”. The loan was accounted for pursuant to ASC 470 “Debt”.

INNOVID, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
In connection with a loan agreement entered into on April 23, 2014 with TriplePoint Capital LLC (“TPC loan agreement”), the Company issued warrants to purchase up to 162,409 of the Company's Series C preferred stocks, $0.001 par value each, and at an exercise price of $1.339 per stock or lower, subject to the next financing round stock price and provided that in no event shall the exercise price be lower than $0.938. The warrants are exercisable for the later of (i) 7 years after date of issuance or (ii) 5 years of the effective date of the Company's initial public offering. The Company has determined that the loan and the warrants are freestanding financial instruments, as they are legally detachable and separately exercisable. The warrants were classified as a liability and were subsequently measured at fair value through earnings pursuant to ASC 480 “Distinguishing Liabilities from Equity”. The loan was accounted for pursuant to ASC 470 “Debt”.
On May 20, 2015 the Company entered into an amendment of the TPC loan agreement. In connection with the amendment, the Company issued warrants to purchase up to 80,645 of the Company's Series C preferred stocks $0.001 par value each, and at an exercise price of $1.339 per stock or lower subject to the next financing round stock price and provided that in no event shall the exercise price be lower than $0.938. The warrants are exercisable for the later of (i) 7 years after date of issuance or (ii) 5 years of the effective date of the Company's initial public offering. In the event of an acquisition of the Company in which the sole consideration is cash and/or marketable securities, the Lender shall have the right to exercise its conversion or purchase right in respect of the warrants issued to the TPC. The TPC loan has been fully repaid in 2018. The Company has determined that the loan and the warrants are freestanding financial instruments, as they are legally detachable and separately exercisable. The warrants were classified as a liability and were subsequently measured at fair value through earnings pursuant to ASC 480 “Distinguishing Liabilities from Equity”. The loan was accounted for pursuant to ASC 470 “Debt”.
The Warrants’ fair value remeasurement for the six months ended June 30, 2021 (unaudited) and 2020 (unaudited) were $2,728 and $16, respectively.
NOTE 5:- CREDIT LINE AND OTHER BORROWINGS
Credit Line:
In 2016, the Company entered into additional modifications to credit line agreement dated 2012 (the “Agreement”), pursuant to which certain conditions were amended, and the Maturity Date had been extended to October 21, 2018 and the line of credit increased from $6,500 to $10,000.
On April 7, 2017 the Company utilized $5,000 of the line of credit. The credit installments bear U.S. dollar denominated interest at an annual rate equal to .75%-1% plus a prime rate on the outstanding principal of each credit installment. The balance owing as of December 31, 2017 was $5,000.
On October 20, 2018, the Company entered into additional modifications to the Agreement, pursuant to which certain conditions were amended and the Maturity Date was extended to December 31, 2018.
On December 26, 2018, the Company entered into an amended and restated Agreement (the “A&A Agreement”), pursuant to which certain conditions were amended and the Maturity Date was extended to December 26, 2020 and the line of credit was increased to from $10,000 to $12,000.
On September 1, 2018 the Company utilized an additional $1,000 of the line of credit. The credit installments bear U.S. dollar denominated interest at an annual rate equal to .75%-1% plus a prime rate on the outstanding principal of each credit installment. The Maturity Date was December 26, 2020. The balance owing as of December 31, 2018 was $6,000.
On November 30, 2019, the Company fully repaid the outstanding balance of the credit line in the amount of $6,000.
During 2020, the Company fully drew down on its $12,000 credit line. As of December 31, 2020, the Company had repaid $6,000, leaving a balance of $6,000. On December 29, 2020, the Company entered into additional modifications to the A&A Agreement, pursuant to which certain conditions were amended and the Maturity Date was extended to December 29, 2022, and the line of credit increased to $15,000.
As of June 30 2021 (unaudited) the outstanding balance of the credit line was in the amount of $6,000. The credit installments bear U.S. dollar denominated interest at an annual rate equal to .75%-1% plus a prime rate on the outstanding principal of each credit installment. The Company was in compliance with all the covenants,

INNOVID, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
primarily maintaining an adjusted quick ratio of at least 1.20:1.00. As defined in the A&A Agreement “adjusted quick ratio” is the ratio of (a) quick assets to (b) current liabilities minus the current portion of deferred revenue. “Quick assets” determines as Company’s unrestricted cash plus accounts receivable, net, determined according to U.S. GAAP.
Interested expenses for the six months ended June 30, 2021 (unaudited) and 2020 (unaudited) were $136 and $152, respectively. They were recorded in finance expenses, net in the unaudited condensed consolidated financial statements of operations.
PPP Loan:
In April, 2020, the Company obtained an unsecured loan of $3,516 through SVB under the PPP Loan. For more information see Note 2 (b).
In May, 2020, the Company have received a grant of $504 from SSIG, related party of one of its investors, for the purpose of repayment of the portion of the PPP Loan. The PPP loan was partially repaid at in May 2020, according to the Grant Agreement.
In June, 2021, the Company has repaid the outstanding balance of PPP loan of $3,012.
Interested expenses for the six months ended June 30, 2021 (unaudited) and 2020 (unaudited) were $135 and $151, respectively and were recorded in finance expenses, net in the consolidated statements of operations.
NOTE 6:- COMMITMENTS AND CONTINGENT LIABILITIES
(a)Lease commitments:
The Company leases office space and motor vehicles, which expire on various dates, the latest of which is in 2025. Future minimum lease commitments under non-cancelable operating leases as of June 30, 2021 (unaudited), are as follows:

Year ended June 30,	Rental of premises	Lease of motor vehicles
	Unaudited	Unaudited
2021	$1,156	$13
2022	2,136	8
2023	1,790
2024	785
2025 and thereafter	732
Total	$6,599	$21
Operating lease expenses for the six months ended June 30, 2021 (unaudited) and 2020 (unaudited) totaled $1,004 and $1,241, respectively.
(b)Pledges and bank guarantees:
1.In conjunction with the Agreement and its amendments (see Note 9), Innovid pledged 65,000 common stocks of its Israeli Subsidiary, NIS 0.01 par value each.
2.Israeli Subsidiary pledged bank deposits in an aggregate amount of $670 in connection with an office rent agreement and credit cards.
3.Innovid obtained bank guarantees in an aggregate amount of $251 in connection with its office lease agreements.
NOTE 7:- STOCK-BASED COMPENSATION
Under the Company’s Stock Option Plan (the “Plan”), options may be granted to officers, directors, employees and non-employee consultants of the Company. Each option granted under the Plan expires no later than 10 years from the date of grant. The options vest usually over four years from commencement of employment or services. Any options, which are forfeited or not exercised before expiration, become available for future grants.

INNOVID, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
A summary of the employees’ stock option activity is as follows:

	Number of options	Weighted-average exercise price	Remaining contractual term	Aggregate intrinsic value
Outstanding at December 31, 2020	9,112,121	$0.49	7.20	$3,100
Granted	1,109,750	3.76		1,211
Exercised	(1,394,902)	0.71		7,750
Forfeited	(100,609)	0.84		573
Expired	(34,194)	0.78		193
Outstanding at June 30, 2021	8,692,166	$1.05	7.14	$33,046
Exercisable at June 30, 2021	5,070,350	$0.56	5.58	$21,751
A summary of the consultants’ stock option activity under the Plan is as follows:

	Number of options	Weighted-average exercise price	Remaining contractual term	Aggregate intrinsic value
Outstanding at December 31, 2020	762,248	$0.68	6.32	$213
Granted	154,502	3.76		169
Exercised	(133,377)	3.76		754
Outstanding at June 30, 2021	783,373	$1.27	6.30	$2,807
Exercisable at June 30, 2021	508,184	$1.09	5.22	$1,910
As of June 30, 2020, the Company had approximately $5,033 of total unrecognized compensation cost related to non-vested stock-based compensation. That cost is expected to be recognized over a weighted-average period of 2.82 years.
A summary of the employees’ stock option activity under the Plan for the six months ending June 30, 2021 (unaudited) and 2020 (unaudited) is as follows:

	Six months ended June 30,
	2021	2020
	Unaudited	Unaudited
Cost of goods sold	$20	$8
Research and development	229	93
Sales and marketing	272	201
General and administrative	1,140	25
Total	$1,661	$327
In connection with the options granted to service providers and non-employee consultants, during the six months ended June 30, 2021 (unaudited) and 2020 (unaudited), the Company recorded stock compensation expenses in the amount of $59 and $36, respectively. Majority of these expenses were recorded in general and administrative expenses.
In April 2021, the Company’s Board approved an amendment of two awards granted to the Company’s founders Mr. Zvika Netter, and Mr. Tal Chalozin (“Founders Awards”). According to amendments the Founders Awards will vest over three years (four years originally), with 75% of the options vesting upon expiration of one year from the original commencement date of April 1, 2020 and the remaining 25% of the options vesting ratably on a quarterly basis over the following 24 months. In addition, upon a consumption of the transaction as defined by the Plan, if the founders are terminated or leave for “good reason” within 12 months, the remaining unvested awards would vest. In addition, the amendment also included a provision in which any termination of employment (whether by the Company or by the founder), 50% of his unvested award will vest immediately. The amendments were accounted for as a modification. The Company determined that the amendments did not result in an increase in the fair value of the award. The modified vesting conditions resulted in an additional expense of $623.

INNOVID, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
In April 2021, the Company’s Board approved a transaction in which the Company granted $1,199 and received a secured full recourse promissory note in the total aggregate amount of $1,199, with Mr. Zvika Netter, and Mr. Tal Chalozin (the “Founders Promissory Note”). On June 7, 2021, Innovid granted Mr. Netter a loan in the amount of $1,076 pursuant to the Founder Promissory Note (“Zvika Netter Loan”). On June 23, 2021, Innovid granted Mr. Chalozin a loan in the amount of $123 pursuant to the Found Promissory Note (the “Tal Chalozin Loan”, together with Zvika Netter Loan the “Founders Loans”). The principal balances together with accrued interest is due and payable in full on the seventh anniversary of the date of the loans. The rate is 0.89% per annum, compound annually and is not less than the current minimum annual mid-term applicable federate rate established pursuant to Section 1274(d) of the Internal Revenue Code of 1986, as amended. Repayment of principal and interest may be made at any time without penalty. In addition, $740 of the Founders Loans was immediately used to exercise fully vested options held by the founders.
The Founders Loans are expected to be repaid in full in connection with Closing. This loan represents a recourse note as the Company has a contractual full recourse right against any real, personal, tangible or intangible assets of the Borrowers and intends to so if the loans amount will not be repaid in full.
The amount of $459 from the Founders Loans was not used by the founders to exercise stock options.
Under ASC 718, when a grantee purchases shares in exchange for a recourse loan, the exercise is considered to be a substantive exercise. A recourse note receivable for the issuance of equity should be presented in accordance with the guidance in ASC 505-10-45 as a component of equity; Thus, the Company recognized the note receivable for the purchase of shares as a component of additional paid in capital. The amount was discounted to its fair value and additional stock-based compensation expense in the amount of $47 was recorded predominantly in general and administrative expenses.
The amount of the loan not used to exercise stock options in the amount of $459 was accounted for as a standard loan and is presented as a non-current asset in these unaudited condensed consolidated financial statements.
NOTE 8: SEGMENT REPORTING
The Company operates as one operating segment, which primarily focuses on advertising and creative services. Our Chief Executive Officer (“CEO”), is the chief operating decision-maker, manages and allocates resources to the operations of the Company on an entity-wide basis. Managing and allocating resources on an entity-wide basis enables the CEO to assess the overall level of resources available and how to best deploy these resources across functions and R&D projects based on needs and, as necessary, reallocate resources among the Company’s internal priorities and external opportunities to best support the long-term growth of the business.
Revenue by geographical location are as follows:

	Six months ended June 30,
	2021	2020
	Unaudited	Unaudited
U.S.	$36,946	$24,843
Canada	454	254
APAC	1,392	948
EMEA	1,223	594
LATAM	840	540
Total	$40,855	$27,179

INNOVID, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
The Company’s property and equipment, net by geographical location are as follows:

	June 30, 2021	December 31, 2020
	Unaudited
Israel	$1,557	$1,625
U. S.	522	595
Rest of the World	232	105
Total	$2,311	$2,325
NOTE 9:- BASIC AND DILUTED NET LOSS PER SHARE
Basic and diluted net loss per share attributable to common stockholders was calculated as follows:

	Six months ended June 30,
	2021	2020
	Unaudited	Unaudited
Numerator:
Net loss	$(3,595)	$(8,586)
Accretion of preferred stocks to redemption value	(44,804)	(450)
Net loss attributable to common stockholders	$(48,399)	$(9,036)
Denominator:
Weighted-average number of stocks used in computing net loss per stock attributable to common stockholders	12,679,830	11,965,914
Net loss per stock attributable to common stockholders – basic and diluted	$(3.82)	$(0.76)
The Company’s potentially dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share attributable to common stockholders. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same.
The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:

	June 30,
	2021	2020
	Unaudited	Unaudited
Preferred stocks	55,105,773	55,105,773
Options outstanding	9,475,539	6,569,325
Warrants outstanding	508,708	508,708
NOTE 10:- SUBSEQUENT EVENTS
On October 18, 2021, ION entered into new subscription agreements with certain PIPE Investors, including funds affiliated with ION, pursuant to which some of the PIPE Investors collectively subscribed for an additional 5,000,000 stocks of Innovid Corp. Common Stock for an aggregate purchase price equal to $50,000. The total anticipated proceeds from the PIPE Investment will total $200,000. The PIPE Investment will be consummated following the Domestication but immediately prior to the closing of the Transaction. Refer to Note 1 for detailed description of the Transaction.
The Company has evaluated subsequent events from the balance sheet date through November 5, 2021, the date at which the consolidated financial statements were available to be issued.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of
INNOVID INC.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Innovid Inc. and its subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in temporary equity and stockholders' deficit, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Tel-Aviv, Israel	/s/ KOST FORER GABBAY & KASIERER
August 4, 2021	A Member of Ernst & Young Global

We have served as the Company’s auditor since 2007

INNOVID, INC. AND ITS SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except stock and per stock data)

	December 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,645	$11,641
Trade receivables, net (allowance for doubtful accounts of $121 and $151 at December 31, 2020 and 2019, respectively)	34,804	26,432
Prepaid expenses and other current assets	1,174	1,582
Total current assets	51,623	39,655
NON-CURRENT ASSETS:
Long-term deposit	348	333
Long-term restricted deposits	447	416
Property and equipment, net	2,325	1,901
Goodwill	4,555	4,555
Intangible assets, net	33	232
Other non-current assets	127	86
Total non-current assets	7,835	7,523
TOTAL ASSETS	$59,458	$47,178
LIABILITIES, TEMPORARY EQUITY, AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Trade payables	1,854	2,399
Employees and payroll accruals	6,506	4,591
Accrued expenses and other current liabilities	1,155	1,648
Current portion of long-term debt	1,527	—
Total current liabilities	11,042	8,638
NON-CURRENT LIABILITIES:
Long-term debt	7,506	—
Other non-current liabilities	3,144	1,214
Warrants liability	499	413
Total non-current liabilities	11,149	1,627
TOTAL LIABILITIES	22,191	10,265
COMMITMENTS AND CONTINGENT LIABILITIES (Note 12)
TEMPORARY EQUITY
Preferred stocks - Authorized: 55,514,480 at December 31, 2020 and 2019; Issued and Outstanding: 55,105,773 at December 31, 2020 and 2019	86,997	79,700
STOCKHOLDERS’ DEFICIT:
Common stocks of $0.001 par value - Authorized: 75,254,333 at December 31, 2020 and 2019; Issued: 13,602,467 and 13,373,379 at December 31, 2020 and 2019, respectively; Outstanding: 12,170,929 and 11,941,841 at December 31, 2020 and 2019, respectively	12	12
Treasury stocks, at cost (1,431,538 stocks at December 31, 2020 and 2019)	(1,629)	(1,629)
Additional paid-in capital	—	3,048
Accumulated deficit	(48,113)	(44,218)
Total stockholders’ deficit	(49,730)	(42,787)
TOTAL LIABILITIES, TEMPORARY EQUITY, AND STOCKHOLDERS’ DEFICIT	$59,458	$47,178
The accompanying notes are an integral part of the consolidated financial statements.

INNOVID, INC. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except stock and per stock data)

	Year ended December 31,
	2020	2019
Revenues	$68,801	$56,338
Cost of revenues	12,365	10,583
Gross profit	56,436	45,755
Operating expenses:
Research and development	18,283	14,766
Sales and marketing	28,810	29,409
General and administrative	8,221	7,625
Total operating expenses	55,314	51,800
Operating profit (loss)	1,122	(6,045)
Finance expenses, net	734	387
Income (loss) before taxes	388	(6,432)
Taxes on income	1,200	902
Net loss	(812)	(7,334)

Accretion of preferred stock to redemption value	(7,297)	(2,007)
Net loss attributable to common stockholders	$(8,109)	$(9,341)
Net loss per stock attributable to common stockholders – basic and diluted	$(0.68)	$(0.79)
Weighted-average number of stocks used in computing net loss per stock attributable to common stockholders	11,986,185	11,880,295
The accompanying notes are an integral part of the consolidated financial statements.

STATEMENTS OF CHANGES IN TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
(In thousands, except stock data)

	Temporary equity		Common stocks		Treasury stocks		Additional paid-in capital	Accumulated deficit	Total stockholders’ deficit
	Number	Amount	Number	Amount	Number	Amount
Balance as of January 1, 2019	45,476,809	$48,001	11,781,580	$12	1,431,538	$(1,629)	$4,578	$(36,884)	$(33,923)
Issuance of Series F preferred stocks, net of issuance cost	9,628,964	29,692	—	—	—	—	—	—	—
Accretion of preferred stocks to redemption value	—	2,007	—	—	—	—	(2,007)	—	(2,007)
Stock-based compensation	—	—	—	—	—	—	378	—	378
Stock options exercised	—	—	160,261	*)	—	—	99	—	99
Net loss	—	—	—	—	—	—	—	(7,334)	(7,334)
Balance as of December 31, 2019	55,105,773	79,700	11,941,841	12	1,431,538	(1,629)	3,048	(44,218)	(42,787)
Accretion of preferred stocks to redemption value	—	7,297	—	—	—	—	(4,214)	(3,083)	(7,297)
Capital contribution	—	—	—	—	—	—	504	—	504
Stock-based compensation	—	—	—	—	—	—	584	—	584
Stock options exercised	—	—	229,088	*)	—	—	78	—	78
Net loss	—	—	—	—	—	—	—	(812)	(812)
Balance as of December 31, 2020	55,105,773	$86,997	12,170,929	$12	1,431,538	$(1,629)	$—	$(48,113)	$(49,730)
The accompanying notes are an integral part of the consolidated financial statements.
* Represents an amount less than $1.

INNOVID, INC. AND ITS SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except stock and per stock data)

	Year ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(812)	$(7,334)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	730	431
Stock-based compensation	584	378
Loss on sale of property and equipment	127	—
Change in fair value of warrants	86	24
Non-cash interest expense	22	—
Changes in operating assets and liabilities
Increase in trade receivables, net	(8,372)	(5,174)
Decrease/ (increase) in prepaid expenses and other assets	78	(545)
(Decrease)/ increase in trade payables	(545)	721
Increase in employees and payroll accruals	1,914	1,579
Increase in accrued expenses and other liabilities	2,029	939
Net cash used in operating activities	(4,159)	(8,982)
Cash flows from investing activities:
Purchase of property and equipment	(1,030)	(1,657)
Proceeds from sale of property and equipment	6	—
Acquisitions of business, net of cash acquired (see Note 5)	—	(4,232)
Decrease/ (increase) in deposits	76	(333)
Net cash used in investing activities	(948)	(6,222)
Cash flows from financing activities:
Capital contributions	504	—
Proceeds from issuance of preferred stocks, net of issuance cost	—	29,692
Proceeds from loans	15,516	—
Loan repayment	(6,504)	(6,000)
Repayment of acquisition liability	(592)	—
Proceeds from exercise of options	78	99
Net cash provided by financing activities	9,002	23,791
Increase in cash, cash equivalents and restricted cash	3,895	8,587
Cash, cash equivalents and restricted cash at the beginning of the year	12,197	3,610
Cash, cash equivalents and restricted cash at the end of the year	$16,092	$12,197
Supplemental disclosure of cash flows activities:
(1) Cash paid during the year for:
Income taxes	$308	$208
Interest	$272	$328
(2) Non-cash transactions:
Accrued acquisition liability (see Note 5)	$126	$718
Accretion of preferred stocks to redemption value	$7,297	$2,007
The accompanying notes are an integral part of the consolidated financial statements.

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
NOTE 1:- OVERVIEW
(a)Description of Business:
Innovid Inc. (“Innovid”, Innovid together with its subsidiaries the “Company”) was incorporated on June 21, 2007, under the General Corporation Law of the State of Delaware. The Company is a leading independent software platform that provides ad serving and creative services (together “Advertising Services”) for the creation, delivery, and measurement of TV ads across connected TV (“CTV”), mobile TV and desktop TV environments to advertisers, publishers and media agencies.
On July 5, 2007, the Company established a wholly-owned subsidiary in Israel, Innovid Media Ltd. (the “Israeli Subsidiary”), which is mainly engaged in research and development (“R&D”).
On November 12, 2012, the Company established a wholly-owned subsidiary in the United Kingdom (U.K.), Innovid EU Limited (the “U.K. Subsidiary”), which is engaged in business development, pre-sale and marketing services.
On October 21, 2013, the Company established a wholly-owned subsidiary in Australia, Innovid AU PTY LTD (the “the Australian Subsidiary”), which is engaged in business development, pre-sale and marketing services.
On September 12, 2019, the Company acquired 100% of the outstanding stocks of Dynamo Creative SRL (the “Argentinian Subsidiary” or “Dynamo Creative”), an Argentinian privately-held company which is engaged in R&D, business development and marketing services. The Argentinian subsidiary provides dynamic creative optimization services, a form of programmatic advertising that allows advertisers to optimize the performance of their creative services using real time technology. For further information see Note 5.
NOTE 2:- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(a)Basis of presentation:
The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”). The consolidated financial statements reflect all adjustments, which are, in the opinion of management, necessary for a fair presentation of the consolidated balance sheets of the Company as of December 31, 2020 and 2019 and the consolidated results of operations and cash flows for the years ended December 31, 2020 and 2019.
(b)Use of estimates:
The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions. The Company’s management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
The novel coronavirus (“COVID-19”) pandemic has created, and may continue to create significant uncertainty in macroeconomic conditions, and the extent of its impact on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and the impact on the Company’s customers. The Company considered the impact of COVID-19 on the estimates and assumptions and determined that there were no material adverse impacts on the consolidated financial statements for the period ended December 31, 2020. As events continue to evolve and additional information becomes available, the Company’s estimates and assumptions may change materially in future periods.
The Company obtained an unsecured loan of $3,516 in April 2020 due to uncertainties related to COVID-19. The loan was obtained through Silicon Valley Bank (“SVB”) under the Paycheck Protection Program (the “PPP Loan”) pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and the Paycheck Protection Program Flexibility Act (the “Flexibility Act”). Under the terms of the CARES Act, recipients can apply for and receive forgiveness for all or a portion of loans granted under the PPP. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds for certain permissible

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
purposes as set forth in the PPP, including, but not limited to, payroll costs (as defined under the PPP) and mortgage interest, rent or utility costs (collectively, “Qualifying Expenses”) and the maintenance of employee and compensation levels (“Other Conditions”). The Company has been using the proceeds of the PPP Loan, for Qualifying Expenses and complied with Other Conditions.
In May 2020, the Company has entered into grant agreement (“Grant Agreement”) with Special Situations Investing Group II, LLC (“SSIG”) to receive $504 from SSIG, related party of one of its investors, for the purpose of a partial repayment of the PPP Loan. The PPP loan was partially repaid in May 2020, according to the Grant Agreement.
The Company has not filed an application for forgiveness of the reminder of the PPP Loan in the amount of $3,012 as of December 31, 2020. For further information see Note 18.
Principles of consolidation:
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated upon consolidation.
(c)Functional currency:
A majority of the Company’s revenues are generated in U.S. dollars. In addition, a substantial portion of the Company’s costs are incurred in U.S. dollars. The Company’s management believes that the U.S. dollar is the currency of the primary economic environment in which the Company and each of its subsidiaries operate. Thus, the functional and reporting currency of the Company and its subsidiaries is the U.S. dollar. Accordingly, accounts maintained in currencies other than the U.S. dollar are re-measured into U.S. dollars. All translation gains and losses resulting from the re-measurement of monetary assets and liabilities that are not denominated in the functional currency are recorded in Financial expenses, net on the consolidated statements of operations.
(d)Cash and cash equivalents:
Cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less, at the date acquired.
(e)Restricted deposits and restricted cash:
Restricted deposits presented in prepaid expenses and other current assets and in long-term restricted deposits are deposits used as security for the Company’s credit cards and for the rental of premises. As of December 31, 2020 and 2019, the Company’s restricted deposits were in New Israeli Shekels (“NIS”) and bore interest at weighted average interest rates of 0.01% and 0.03%, respectively. Restricted deposits are presented at their cost, including accrued interest.
The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the statement of financial position to the consolidated statements of cash flows.

	December 31,
	2020	2019
Cash and cash equivalents	$15,645	$11,641
Restricted cash included in prepaid expenses and other current assets	—	140
Restricted cash included in restricted deposits	447	416
Total cash, cash equivalents, and restricted cash shown in the consolidated statements of cash flows	$16,092	$12,197

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
(f)Property and equipment, net:
Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets, at the following annual rates:

Years
Computers and peripheral equipment	3
Office furniture and equipment	5-7
Lease improvements	The shorter of the lease term or the useful life of the asset
(g)Impairment of long-lived assets:
Long-lived assets, including property and equipment and finite-lived intangible assets, are reviewed for impairment whenever facts or circumstances either internally or externally may indicate that the carrying value of an asset may not be recoverable. If there are indications of an impairment, the Company tests for recoverability by comparing the estimated undiscounted future cash flows expected to result from the use of the asset to the carrying amount of the asset or asset group. If the asset or asset group is determined to be impaired, any excess of the carrying value of the asset or asset group over its estimated fair value is recognized as an impairment loss.
For the years ended December 31, 2020 and 2019, no impairments of long-lived assets were recorded.
(h)Business combinations:
The Company accounts for business combinations by applying the provisions of ASC 805, “Business Combination” and allocates the fair value of purchase consideration to the tangible assets acquired, liabilities assumed, and intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair values of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to intangible assets.
Acquisition-related expenses are expensed as incurred.
(i)Goodwill and intangible assets:
Goodwill and certain other purchased intangible assets have been recorded in the Company's financial statements as a result of acquisitions. Goodwill represents excess of the purchase price in a business combination over the fair value of identifiable tangible and intangible assets acquired. Goodwill is not amortized, but rather is subject to an impairment test.
The Company allocates goodwill to reporting units based on the expected benefit from the business combination. Reporting units are evaluated when changes in the Company’s operating structure occur, and if necessary, goodwill is reassigned using a relative fair value allocation approach. The Company currently has one reporting unit.
ASC 350, Intangible—Goodwill and other (“ASC 350”) requires goodwill to be tested for impairment at least annually and, in certain circumstances, between annual tests. The accounting guidance gives the option to perform a qualitative assessment to determine whether further impairment testing is necessary. The qualitative assessment considers events and circumstances that might indicate that a reporting unit's fair value is less than its carrying amount. If it is determined, as a result of the qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, a quantitative test is performed. The Company operates as one reporting unit. The Company elects to perform an annual impairment test of goodwill as of October 1 of each year, or more frequently if impairment indicators are present. For the years ended December 31, 2020 and 2019, no impairments of goodwill were recorded.
Separately acquired intangible assets are measured on initial recognition at cost including directly attributable costs. Intangible assets acquired in a business combination are measured at fair value at the acquisition date.

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
Intangible assets with a finite useful life are amortized over their useful life and reviewed for impairment whenever there is an indication that the asset may be impaired. For the years ended December 31, 2020 and 2019, no impairments of intangible assets were recorded.
Amortization is calculated over the estimated useful lives of the assets using straight-line amortization methods:

Years
Technology	3
Customer relationships	1.5
(j)Fair value of financial instruments:
The Company applies a fair value framework in order to measure and disclose its financial assets and liabilities. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy requires an entity to maximize the use of observable inputs, where available, and minimize the use of unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:
Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.
Level 3 - Unobservable inputs which are supported by little or no market activity.
The Company’s financial instruments consist of cash and cash equivalents, restricted deposits, trade receivables, net, and trade payables. Their historical carrying amounts are approximate fair values due to the short-term maturities of these instruments.
The Company measures its investments in money market funds classified as cash equivalents and warrants liability at fair value.
The following table present information about the Company’s financial instruments that are measured at fair value on a recurring basis:

	December 31, 2020
	Level 1	Level 2	Level 3
Assets:
Money market funds	$9,009	$—	$—
Liabilities:
Warrants liability	$—	$—	$499

	December 31, 2019
	Level 1	Level 2	Level 3
Assets:
Money market funds	$11,001	$—	$—
Liabilities:
Warrants liability	$—	$—	$413
The warrants were classified as level 3 in the fair value hierarchy because some of the inputs used in the valuation (the stock price) were determined based on management’s assumptions. The Company estimates the fair value of the Warrants liability using Black-Scholes option pricing model. Gains and losses from the remeasurement of the warrants liability are recognized in finance expenses, net in the consolidated statements of operations. As of December 31, 2020, and 2019, the risk free rate used for the valuation of the warrants was 0.1% and 1.2% volatility used was 75% and 70%. The time to liquidation were 1.6 years for warrants related to Series A preferred stocks and 1.5 years related to Series C as of December 31, 2020. The time to liquidation were less than a year for warrants related to Series A preferred stocks and 2.5 years related to Series C as of December 31, 2019. For further information see Note 10.

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
The change in the fair value of the Warrants liability is summarized below:

	December 31,
	2020	2019
Beginning of the year	$413	$389
Change in fair value	86	24
End of the year	499	413
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.
(k)Trade receivable, net:
The Company records trade receivable at the invoiced amount. The Company maintains an allowance for doubtful accounts to reserve for potentially uncollectible receivables. The expectation of collectability is based on a review of credit profiles of customers, contractual terms and conditions, current economic trends, and historical payment experience. The Company regularly reviews the adequacy of the allowance for doubtful accounts by considering the age of each outstanding invoice and the collection history of each customer to determine the appropriate amount of allowance for doubtful accounts. Trade receivables deemed uncollectible are charged against the allowance for doubtful accounts when identified.
(l)Accrued post-employment benefits:
i.401(k) profit sharing plans:
The Company has a 401(k) retirement savings plan with a safe harbor employer match with a maximum of 4% employer contribution for its eligible employees in the U.S. During the years ended December 31, 2020 and 2019, the Company recorded expenses for matching contributions in the amount of $705 and $569, respectively.
ii.Severance pay:
The Israeli Severance Pay Law, 1963 (“Severance Pay Law”), specifies that employees are entitled to severance payment, following the termination of their employment. Under the Severance Pay Law, the severance payment is calculated as one-month salary for each year of employment, or a portion thereof.
The Israeli Subsidiary’s liability for all of its Israeli employees is covered by the provisions of Section 14 of the Severance Pay Law (“Section 14”). Under Section 14 employees are entitled to monthly deposits, at a rate of 8.33% of their monthly salary, continued on their behalf to their insurance funds. Payments in accordance with Section 14 release the Company from any future severance payments in respect of those employees. As a result, the Company does not recognize any liability for severance pay due to these employees and the deposits under Section 14 are not recorded as an asset in the Company’s balance sheets.
Severance pay expenses for the years ended December 31, 2020 and 2019, amounted to approximately $600 and $579, respectively.
(m)Income taxes and tax contingencies:
Income taxes are computed using a balance sheet approach reflecting both current and deferred taxes. Current and deferred taxes reflect the tax impact of all of the events included in the financial statements. The basic principles employed in the balance sheet approach are to reflect a current tax liability or asset that is recognized for the estimated taxes payable or refundable on tax returns for the current and prior years, a deferred tax liability or asset that is recognized for the estimated future tax effects attributable to temporary differences and carryforwards, the measurement of current and deferred tax liabilities and assets is based on provisions of the enacted tax law of which the effects of future changes in tax laws or rates are not anticipated, and the measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. There are certain situations in which deferred taxes are not provided. Some basis differences are not temporary differences because their reversals are not expected to result in taxable or deductible amounts.

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
The Company regularly evaluates deferred tax assets for future realization and establish a valuation allowance to the extent that a portion is not more likely than not to be realized. The Company considers whether it is more likely than not that the deferred tax assets will be realized, including existing cumulative losses in recent years, expectations of future taxable income, carryforward periods, and other relevant quantitative and qualitative factors. The recoverability of the deferred tax assets is evaluated by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. These sources of income rely on estimates.
ASC 740, Income Taxes (“ASC 740) contains a two-step approach to recognizing and measuring a liability for uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% (cumulative basis) likely to be realized upon ultimate settlement. The Company classifies interest related to unrecognized tax benefits in taxes on income.
On December 20, 2017, Congress passed the Tax Cuts and Jobs Act (the “U. S. Tax Act”). The U.S. Tax Act requires complex computations to be performed that were not previously required by U.S. tax law, significant judgments to be made in interpretation of the provisions of the U.S. Tax Act, significant estimates in calculations, and the preparation and analysis of information not previously relevant or regularly produced the Act provides that a person who is a U.S. shareholder of any controlled foreign corporation (“CFC”) is required to include its global intangible low-taxed income (“GILTI”) in gross income for the tax year in a manner generally similar to that for Subpart F inclusions. The term “global intangible low-taxed income” is defined as the excess (if any) of the U.S. shareholder’s net CFC tested income for that tax year, over the U.S. shareholder’s net deemed tangible income return for that tax year. The Company’s policy is to treat GILTI as a period expense in the provision for income taxes.
(n)Concentrations of credit risks:
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables, net.
The majority of the Company’s cash and cash equivalents are invested in deposits with major banks in America and Israel. Generally, these investments may be redeemed upon demand and, therefore, bear minimal risk.
The Company’s trade receivables, net are mainly derived from sales to customers located in the U. S., Asia-Pacific region (“APAC”), Europe, the Middle East and Africa region (“EMEA”), and Latin America region (“LATAM”). The Company mitigates its credit risks by performing an ongoing credit evaluations of its customers’ financial conditions.
The Company have no off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.
During the years ended December 31, 2020 and 2019, two of the Company’s customers accounted for approximately 18% and 21%, respectively, of the Company’s total revenues as presented below:

	Year ended December 31,
	2020	2019
Customer A	8%	11%
Customer B	10%	10%
	18%	21%
(o)Stock-based compensation:
The Company estimates the fair value of stock-based awards on the date of grant. The fair value of stock options with only service conditions is determined using the Black-Scholes option pricing model. The grant date fair value of the stock-based awards with graded vesting is recognized on a straight-line basis over the requisite service period. The determination of the fair value of the Company’s stock option awards is based on a variety of factors including Company’s common stock price, risk-free interest rate, expected volatility, expected life of awards and dividend yield. The Company has limited option exercise history and has elected to estimate the

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
expected life of the stock option awards using the “simplified method” with the continued use of this method extended until such time that the Company has sufficient exercise history. The expected volatility of the price of such stocks is based on volatility of similar companies whose stock prices are publicly available over a historical period equivalent to the option’s expected term. The expected term of options granted represents the period of time that options granted are expected to be outstanding, and is determined based on the simplified method, as adequate historical experience is not available to provide a reasonable estimate. The dividend yield is based on the Company’s historical and future expectation of dividends payouts. Historically, the Company has not paid cash dividends. Risk-free interest rates are based on the yield from U.S. Treasury zero-coupon bonds with a term equivalent to the expected term of the options.
The Company accounts for forfeitures as they occur.
(p)Warrants:
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance. The assessment considers whether the warrants are freestanding financial instruments, meet the definition of a liability under ASC 480, and meet all of the requirements for equity classification, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding.
Warrants that meet all the criteria for equity classification, are required to be recorded as a component of additional paid-in capital. Warrants that do not meet all the criteria for equity classification, are required to be recorded as liabilities at their initial fair value on the date of issuance and remeasured to fair value at each balance sheet date thereafter. The liability-classified warrants are recorded under non-current liabilities. Changes in the estimated fair value of the warrants are recognized in “Financial expenses, net” in the consolidated statements of operations.
(q)Revenue recognition:
The Company generates revenues from providing Advertising Services to advertisers, publishers and media agencies. The services focus on standard, interactive and data driven digital video advertising. The Company major revenue streams are ad serving and creative services. Ad Serving services relate to utilizing Innovid’s platform to serve advertising impressions to various digital publishers across CTV, mobile TV, desktop TV, display, and other channels. Creative services relate to the design and development of interactive data-driven and dynamic ad formats by adding data, interactivity and dynamic features to standard ad units.
The Company adopted ASC, Revenue from Contracts with Customers Topic 606 (“ASC 606”) with a date of initial application of January 1, 2018, using the modified retrospective transition method, applied to all open contracts.
The Company recognizes revenue when its customer obtains control of promised services in an amount that reflects the consideration that the company expects to receive in exchange for those services. The Company recognizes revenue in accordance with ASC Topic 606, Revenue from contracts with customers (“ASC 606”) and determines revenue recognition through the following steps: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when a performance obligation is satisfied.
For arrangements with multiple performance obligations, which represent promises within an arrangement that are capable of being distinct and are separately identifiable, the Company allocates the contract consideration to all distinct performance obligations based on their relative stand-alone selling price (“SSP”).
Revenues related to ad serving services are recognized at a point in time. The Company recognizes revenue from the display of impression-based ads in the contracted period in which the impressions are delivered. Impressions are considered delivered when an ad is displayed to users.

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
Revenues related to creative services are recognized at a point in time, when the Company delivers an ad unit, since the Company does not have enforceable right to payment before delivery. Creative services projects are usually delivered within a week.
The Company’s accounts receivable, consist primarily of receivables related to providing ad serving and creative services, in which the Company’s contracted performance obligations have been satisfied, amount billed and the Company has an unconditional right to payment. The Company typically bills customers on a monthly basis based on actual delivery. The payment terms vary, mainly with terms of net 60 days or less.
Typical contract term is twelve months or less for ASC 606 purposes. Some of the Company’s contracts can be cancelled without a cause. The Company has unconditional right to payment for the services provided as of the date of the termination of the contracts.
The Company applies the practical expedient in ASC 606 and does not adjust the promised amount of consideration for the effects of a significant financing component if the Company expects, at contract inception, that the period between when the Company transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.
Ad serving services were 96.5% and 96.9% of the Company’s revenues for the years ended December 31, 2020 and 2019, respectively.
Costs to obtain a contract:
Contract costs include commission programs to compensate sales employees for generating sales orders with new customers or for new services with existing customers. The Company elected to apply the practical expedient and recognize incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the Company otherwise would have recognized is one year or less. The Company did not capitalize any contract costs during the periods ended December 31, 2020 and 2019, respectively.
(r)Cost of revenues:
Cost of revenues consists primarily of costs to run the ad serving and creative services. These costs include hosting fees and personnel costs including stock-based compensation, professional services costs and facility related costs. The Company allocates overhead including rent and other facility related costs, communication costs and depreciation expense based on headcount.
(s)Research and development:
Research and development costs are charged to the statements of comprehensive loss as incurred. ASC 350-40, Internal-Use Software (“ASC 350-40”), requires the capitalization of certain costs incurred only during the application development stage.
The Company evaluates periodically Research and development costs that may be eligible for capitalization. During the years ended December 31, 2020 and 2019 the Company did not capitalize any costs and concluded that all research and development cost should be expensed as incurred.
(t)Sales and marketing:
Sales and marketing expenses consist primarily of personnel costs, including stock-based compensation, professional services costs and facility related costs as well as costs related to advertising, product management, promotional materials, public relations, other sales and marketing programs. The Company allocates overhead including rent and other facility related costs, communication costs and depreciation expense based on headcount.
(u)General and administrative:
General and administrative expenses consist primarily of personnel costs, including stock-based compensation, for executive management, finance, accounting, human capital, legal and other administrative functions as well as professional services costs and facility related costs. The Company allocates overhead including rent and other facility related costs, communication costs and depreciation expense based on headcount.

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
(v)Net loss per common stock:
The Company computes net loss per stock using the two-class method required for participating securities. The two-class method requires income available to common stockholders for the period to be allocated between common stocks and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company considers its preferred stocks to be participating securities as the holders of the preferred stocks would be entitled to dividends that would be distributed to the holders of common stocks, on a pro-rata basis assuming conversion of all preferred stocks into common stocks.
These participating securities do not contractually require the holders of such stocks to participate in the Company’s losses. As such, net loss for the periods presented was not allocated to the Company’s participating securities.
The Company’s basic net loss per stock is calculated by dividing net loss attributable to common stockholders and by the weighted-average number of shares of common stocks outstanding for the period, without consideration of potentially dilutive securities. Diluted net loss per stock is the same as basic net loss per stock in periods when the effects of potentially dilutive stock of common stocks are anti-dilutive.
All outstanding preferred stocks, treasury stocks, warrants and options for the years ended December 31, 2020 and 2019 have been excluded from the calculation of the diluted net loss per stock, because all such securities are anti-dilutive for all periods presented. For further information see Note 18.
(w)Recently adopted accounting pronouncements:
As an “emerging growth company”, the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflect this election.
In January 2017, FASB issued ASU 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). The FASB issued final guidance that eliminates the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. Instead, entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value. The Company adopted ASU 2017-04 in the first quarter of 2019. The adoption did not have a material impact on the consolidated financial statements.
In June 2018, the FASB issued ASU 2018-07, Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). ASU 2018-07 supersedes Subtopic 505-50 by expanding the scope of Topic 718 to include nonemployee awards and generally aligning the accounting for nonemployee awards with the accounting for employee awards (with limited exceptions). The Company adopted ASU 2017-07 in the first quarter of 2018. The adoption did not have a material impact on the consolidated financial statements.
In August 2018, the FASB issued ASU 2018-13, Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). ASU 2018-13 improves the effectiveness of disclosures about fair value measurements required under ASC 820. The Company has adopted ASU 2018-13 on the first quarter of 2019. The adoption did not have a material impact on the consolidated financial statements.
In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230) (“ASU 2016-18”). The amendments require that a statement of cash flows explain the change during the period in restricted cash or restricted cash equivalents, in addition to changes in cash and cash equivalents. That is, restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. Consequently, transfers between cash and restricted cash will not be presented as a separate line item in the operating, investing or financing sections of the cash flow statement. Further, when cash, cash equivalents, restricted cash, and restricted cash equivalents are presented in more than one line item on the balance sheet, an entity must reconcile these amounts to the total shown on the statement of cash flows, either in narrative or tabular format. This information should be provided on the face of the cash flow statement or in the notes to the financial statements. The Company has adopted the requirements of ASU 2016-18 in the first quarter of 2019. The reconciliation information is provided in the notes to the consolidated financial statements.

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
(x)Recently issued accounting pronouncements not yet adopted by the Company:
In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). The final guidance issued by the FASB for convertible instruments eliminates two of the three models in ASC 470-20 that require separate accounting for embedded conversion features. Separate accounting is still  required in certain cases. Additionally, among other changes, the guidance eliminates some of the conditions for equity classification in ASC 815-40-25 for contracts in an entity’s own equity. The guidance also requires entities to use the if-converted method for all convertible instruments in the diluted earnings per share calculation and include the effect of share settlement for instruments that may be settled in cash or shares, except for certain liability-classified share-based payment awards. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The Company is currently evaluating the potential impact of this guidance on its consolidated financial statements.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). The new guidance eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes.  ASU 2019-12 is effective for fiscal years beginning after December 15, 2021. The Company is currently evaluating the potential impact of this guidance on its consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). The ASU 2016-13 requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The ASU 2016-13 requires enhanced qualitative and quantitative disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. ASU 2016-13 is effective for fiscal years beginning after December 15, 2022. The Company is currently evaluating the potential impact of this guidance on its consolidated financial statements.
In February 2016, the FASB issued an ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASC 842 changes the current lease accounting standard by requiring the recognition of lease assets and lease liabilities for all leases, including those currently classified as operating leases. This new guidance is effective for fiscal years beginning after 15 December, 2021. The Company is currently evaluating the potential impact of this guidance on its consolidated financial statements.
Other issued new guidance is not expected to have impact on the Company’s consolidated financial statements.
NOTE 3:- PREPAID AND OTHER CURRENT ASSETS
Prepaid and other current assets consist of the following:

	December 31,
	2020	2019
Prepaid expenses	$862	$888
Deposits	30	261
Government authorities	85	226
Other current assets	197	207
Total	$1,174	$1,582

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
NOTE 4:- PROPERTY AND EQUIPMENT
Property and equipment consist of the following:

	December 31,
	2020	2019
Cost:
Computers and peripheral equipment	$1,260	$1,083
Office furniture and equipment	633	577
Leasehold improvements	2,162	1,496
	4,055	3,156
Accumulated depreciation	(1,730)	(1,255)
Depreciated cost	$2,325	$1,901
The depreciation expense for the years ended December 31, 2020 and 2019 were $531 and $332, respectively.
NOTE 5:- BUSINESS COMBINATION
On September 12, 2019 (the “Closing Date”), the Company acquired all of the shares of Dynamo Creative for a total consideration of $5,000. Dynamo Creative provides dynamic creative optimization services to advertisers and media agencies and operates mainly in the LATAM region. The primary reason for the acquisition is access to a highly skilled talent pool. The consideration is to be paid in three installments over a period as follows: (i) $4,250 on the Closing Date, (ii) $250 to be paid within 45 days and (iii) $500 to be paid within fifteen months after the Closing Date. As of December 31, 2020 and 2019, the amounts remaining payable were $126 and $718, respectively.
The Company accounted for the transaction using the acquisition method, which requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their respective estimated fair values as of the acquisition date. The following table summarizes the fair values of the assets acquired and liabilities assumed:

Total value
Cash and cash equivalents	$50
Accounts receivables	417
Other current assets	7
Property and equipment	17
Other non-current assets	39
Total tangible assets	530
Customer relationships	198
Goodwill	4,555
Total asset acquired	5,283
Less: assumed liabilities	(283)
Net assets acquired	$5,000
Property and equipment - the fair values of property and equipment acquired from the acquisition were estimated by applying the cost approach. The key assumptions of the cost approach include replacement cost, physical deterioration, functional and economic obsolescence, economic useful life, remaining useful life, and age.
Intangible assets - the fair values of customer relationships acquired from these acquisitions were estimated from applying an income approach, by calculating the present value of estimated future operating cash flows generated from existing customers less costs to realize the revenue. The Company applied a discount rate of 33%, which reflects the nature of the assets as they relate to the risk and uncertainty of the estimated future operating cash flows, as well as the risk of the country within which the acquired business operates. Estimated useful lives are disclosed in Note 2 (j).

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
Goodwill - is attributable to the workforce of the acquired business, future R&D potential of the Argentinian technology hub and cost savings due to lower level of salaries of the acquired business. Goodwill is not deductible for income tax purposes.
Transaction costs - the Company incurred total transaction costs of $213 for the acquisition, which are included in general and administrative expenses for the year ended December 31, 2019. Acquisition related costs include legal, accounting and finder’s fees and other costs directly related to the acquisition.
Revenues and net loss from operations - during the years ended December 31, 2020 and 2019, the Company’s results of operations included revenues from Argentinian subsidiary in the amount of $273 and $549, respectively. It also included net losses in the amounts of $2,581 and $351 for the years ended December 31, 2020 and 2019.
NOTE 6:- INTANGIBLE ASSETS, NET
Intangible assets consist of the following:

	December 31,
	2020	2019
Cost:
Technology	$200	$200
Customer relationships	198	198
	398	398
Accumulated depreciation	(365)	(166)
Amortized cost	$33	$232
The amortization expense for the years ended December 31, 2020 and 2019 were $199 and $99, respectively.
NOTE 7:- ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
Accrued expenses and other current liability consist of the following:

	December 31,
	2020	2019
Accrued expenses	$317	$454
Tax payables	126	168
Customer advances	118	83
Accrued lease liability, current portion	391	66
Acquisition liability	126	718
Other current liabilities	77	159
Total	$1,155	$1,648
NOTE 8:- OTHER NON-CURRENT LIABILITIES
Other non-current liabilities consist of the following:

	December 31,
	2020	2019
Accrued lease liability	$1,445	$299
Uncertain tax position	1,699	915
Total	$3,144	$1,214
NOTE 9:- WARRANTS LIABILITY
In connection with a loan and security agreement entered into on June 29, 2010 with SVB, the Company issued warrants to purchase up to 165,654 of the Company’s Series A preferred stocks, $0.001 par value each, in the conversion ratio of 1:1 and at an exercise price of $0.3622 subject to adjustments on the occurrence of stock splits, stock dividend, recapitalization, other dividends or distributions. In the event of an acquisition of the

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
Company in which the sole consideration is cash and/or marketable securities, SVB shall have the right to exercise its conversion or purchase right in respect of the warrants. The agreement was amended on September 21, 2020 with exercisable period being extended by eighteen months until June 29, 2022. In lieu of exercising the warrants, SVB may convert the warrants, in whole or in part, into a number of shares determined by dividing (a) the aggregate fair market value of the shares or other securities issuable upon exercise of the warrants minus the aggregate warrant price of such shares by (b) the fair market value of one share. The loan has fully been repaid in 2012. The Company has determined that the loan and the warrants are freestanding financial instruments, as they are legally detachable and separately exercisable. The warrants were classified as a liability and were subsequently measured at fair value through earnings pursuant to ASC 480 “Distinguishing Liabilities from Equity”. The loan was accounted for pursuant to ASC 470 “Debt”.
In connection with a loan agreement entered into on April 23, 2014 with TriplePoint Capital LLC (“TPC loan agreement”), the Company issued warrants to purchase up to 162,409 of the Company’s Series C preferred stocks, $0.001 par value each, and at an exercise price of $1.339 per stock or lower, subject to the next financing round stock price and provided that in no event shall the exercise price be lower than $0.938. The warrants are exercisable for the later of (i) 7 years after date of issuance or (ii) 5 years of the effective date of the Company’s initial public offering. The Company has determined that the loan and the warrants are freestanding financial instruments, as they are legally detachable and separately exercisable. The warrants were classified as a liability and were subsequently measured at fair value through earnings pursuant to ASC 480 “Distinguishing Liabilities from Equity”. The loan was accounted for pursuant to ASC 470 “Debt”.
On May 20, 2015 the Company entered into an amendment of the TPC loan agreement. In connection with the amendment, the Company issued warrants to purchase up to 80,645 of the Company’s Series C preferred stocks $0.001 par value each, and at an exercise price of $1.339 per stock or lower subject to the next financing round stock price and provided that in no event shall the exercise price be lower than $0.938. The warrants are exercisable for the later of (i) 7 years after date of issuance or (ii) 5 years of the effective date of the Company’s initial public offering. In the event of an acquisition of the Company in which the sole consideration is cash and/or marketable securities, the Lender shall have the right to exercise its conversion or purchase right in respect of the warrants issued to the TPC. The TPC loan has been fully repaid in 2018. The Company has determined that the loan and the warrants are freestanding financial instruments, as they are legally detachable and separately exercisable. The warrants were classified as a liability and were subsequently measured at fair value through earnings pursuant to ASC 480 “Distinguishing Liabilities from Equity”. The loan was accounted for pursuant to ASC 470 “Debt”.
The Warrants’ fair value remeasurement expenses for the years ended December 31, 2020 and 2019 were $86 and $24, respectively.
NOTE 10:- CREDIT LINE AND OTHER BORROWINGS
In 2016, the Company entered into additional modifications to credit line agreement dated 2012 (the “Agreement”), pursuant to which to which certain conditions were amended and the Maturity Date had been extended to October 21, 2018 and the line of credit increased from $6,500 to $10,000.
On April 7, 2017 the Company utilized $5,000 of the line of credit. The credit installments bear U.S. dollar denominated interest at an annual rate equal to .75%-1% plus a prime rate on the outstanding principal of each credit installment. The balance owing as of December 31, 2017 was $5,000.
On October 20, 2018, the Company entered into additional modifications to the Agreement, pursuant to which certain conditions were amended and the Maturity Date was extended to December 31, 2018.
On December 26, 2018, the Company entered into an amended and restated Agreement (the “A&A Agreement”), pursuant to which certain conditions were amended and the Maturity Date was extended to December 26, 2020 and the line of credit was increased to from $10,000 to $12,000.
On September 1, 2018 the Company utilized an additional $1,000 of the line of credit. The credit installments bear U.S. dollar denominated interest at an annual rate equal to .75%-1% plus a prime rate on the outstanding principal of each credit installment. The Maturity Date was December 26, 2020. The balance owing as of December 31, 2018 was $6,000.

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
On November 30, 2019, the Company fully repaid the outstanding balance of the credit line in the amount of $6,000.
During 2020, the Company fully drew down on its $12,000 credit line. As of December 31, 2020, the Company had repaid $6,000, leaving a balance of $6,000. On December 29, 2020, the Company entered into additional modifications to the A&A Agreement, pursuant to which certain conditions were amended and the Maturity Date was extended to December 29, 2022, and the line of credit increased to $15,000.
The credit installments bear U.S. dollar denominated interest at an annual rate equal to .75%-1% plus a prime rate on the outstanding principal of each credit installment. The Company was in compliance with all the covenants, primarily maintaining an adjusted quick ratio of at least 1.20:1.00. As defined in the A&A Agreement “adjusted quick ratio” is the ratio of (a) quick assets to (b) current liabilities minus the current portion of deferred revenue. “Quick assets” determines as Company’s unrestricted cash plus accounts receivable, net, determined according to U.S. GAAP.
PPP Loan:
In April, 2020, the Company obtained an unsecured loan of $3,516 through SVB under the PPP Loan. For more information see Note 2 (b).
In May, 2020, the Company have received a grant of $504 from SSIG, related party of one of its investors, for the purpose of repayment of the portion of the PPP Loan. For further information see Note 15.
In June, 2021, the Company has repaid the outstanding balance of PPP loan of $3,012. For further information see Note 18.
Interested expenses for the years ended December 31, 2020 and 2019 were $328 and $298, respectively and were recorded in finance expenses, net in the consolidated statements of operations.
NOTE 11:- COMMITMENTS AND CONTINGENT LIABILITIES
(a)Lease commitments:
The Company leases office space and motor vehicles, which expire on various dates, the latest of which is in 2025. Future minimum lease commitments under non-cancelable operating leases as of December 31, 2020, are as follows:

Year ended December 31,	Rental of premises	Lease of motor vehicles
2020	$2,338	$27
2021	2,150	8
2022	1,804	—
2023	799	—
2024 and thereafter	745	—
Total	$7,836	$35
Operating lease expenses for the years ended December 31, 2020 and 2019 were $2,215 and $2,474, respectively.
(a)Pledges and bank guarantees:
1.In conjunction with the Agreement and its amendments (see Note 10), Innovid pledged 65,000 common stocks of its Israeli Subsidiary, NIS 0.01 par value each.
2.Israeli Subsidiary pledged bank deposits in an aggregate amount of $682 in connection with an office rent agreement and credit cards.
3.Innovid obtained bank guarantees in an aggregate amount of $251 in connection with its office lease agreements.

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
NOTE 12:- TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Preferred stocks (temporary equity):

	Authorized		Issued and outstanding		Carrying Value		Liquidation Preference/Redemption Value
	December 31,		December 31,		December 31,		December 31,
	2020	2019	2020	2019	2020	2019	2020	2019
Series A preferred stocks	8,447,654	8,447,654	8,282,000	8,282,000	$2,988,788	$2,988,788	3,000,000	3,000,000
Series A-1 preferred stocks	1,588,510	1,588,510	1,588,510	1,588,510	$986,529	$986,529	1,000,000	1,000,000
Series B preferred stocks	3,103,109	3,103,109	3,103,109	3,103,109	$1,500,000	$1,500,000	1,500,000	1,500,000
Series B-1 preferred stocks	1,588,511	1,588,511	1,588,511	1,588,511	$1,000,000	$1,000,000	1,000,000	1,000,000
Series B-2 preferred stocks	10,860,886	10,860,886	10,860,886	10,860,886	$6,971,930	$6,971,930	7,000,000	7,000,000
Series C preferred stocks	8,553,574	8,663,340	8,310,521	8,310,521	$9,445,233	$9,445,233	9,500,002	9,500,002
Series D preferred stocks	5,516,001	5,656,659	5,516,001	5,516,001	$9,972,537	$9,972,537	10,000,001	10,000,001
Series E preferred stocks	6,227,271	6,227,271	6,227,271	6,227,271	$15,000,000	$15,000,000	15,000,000	15,000,000
Series F preferred stocks	9,628,964	9,628,964	9,628,964	9,628,964	$39,131,983	$31,835,154	$39,131,983	31,835,154
Total	55,514,480	55,514,480	55,105,773	55,105,773	$86,997,000	$79,700,171	$87,131,986	79,835,157
Preferred A, A-1, B, B-1, B-2, C, D, E and F stocks have all rights as common stocks. In addition, they have rights of conversion into common stocks and preference in liquidation event.
On January 7, 2019, the Company issued 9,628,964 Series F preferred stocks in a par value of $0.001, resulting in $29,692 equity investments, net of issuance cost.
As of December 31, 2020, the Company’s preferred stocks was classified as temporary equity in the accompanying condensed consolidated balance sheets in accordance with authoritative guidance for the classification and measurement of potentially redeemable securities whose redemption is based upon certain change in control events outside of the Company’s control, including liquidation, sale or change of control of the Company.
The rights, preferences, and privileges of preferred stocks are as follows:
Voting Rights
Each share of the preferred stocks shall entitle the holder to the number of votes equal to the number of shares of common stocks into which such shares of preferred stocks could be converted. Until an initial public offering, written consent, or affirmative vote of the Series F majority, will be required for certain transactions by the Company, as mentioned in the certificate of incorporation.
Dividend Rights
Holders of preferred stocks shall be entitled to receive, when and if declared by the Board of Directors, out of any assets legally available, non-cumulative dividends in an amount equal to the original issuance price per share.
Preferred Stockholders are entitled to receive preference in terms of dividend distributions. Dividends for preferred stocks shall be distributed in the sequence listed below:
a.Series F preferred stocks
b.Series E preferred stocks
c.Junior preferred stocks i.e. all preferred stocks other than Series F and E Preferred Stock. These rank on an equal footing as and senior to the common stock and any other capital stock of the Company that is junior to the junior preferred stocks, as to dividends.
d.After all dividend preferences have been paid in full upon the shares of preferred stocks, any remaining dividends declared will be distributed to the holders of common stocks and preferred stocks, pro rata in proportion to the number of shares of common stocks held by each such holder on an as-if converted to common stock basis.

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
No dividends have been declared to date as of December 31, 2020.
Liquidation Preference
In the event of any liquidation event where liquidation event means liquidation, bankruptcy, dissolution, reorganization or winding up of the Company, either voluntary or involuntary, or any deemed liquidation event (including change in control), all of the holders of preferred stocks shall be entitled to receive, each with respect to its original issue price, an amount per share in accordance with the priorities and liquidation preferences as follows:
1.First, the holders of shares of Series F preferred stock shall be entitled to receive pro-rata, on a pari passu basis with each other, and prior and in preference to any distribution of any of the assets of the Company to the holders of common stock and the other holders of preferred stock, by reason of their ownership thereof, the Series F liquidation preference.
2.Second, the holders of shares of Series E preferred stock shall be entitled to receive pro-rata, on a pari passu basis with each other, and prior and in preference to any distribution of any of the assets of the Company to the holders of common stock and the other holders of preferred stock other than Series F preferred stock.
3.Third, the holders of shares of all other preferred stock, shall be entitled to receive pro-rata, on a pari passu basis with each other, and prior and in preference to any distribution of any of the assets of the Company to the holders of common stock.
If upon the occurrence of a liquidation event, the assets to be distributed among the holders of any class of preferred stocks are insufficient to permit the payment to such holders of their full preferred preference, then the entire assets of the Company legally available for distribution will be distributed ratably among the holders of that class of preferred stocks in proportion to the preferential amounts such holders are entitled to receive.
Conversion Rights
Each share of preferred stocks will be convertible, without payment of additional consideration at the option of the holder thereof, at any time after the date of issuance of such share into such number of fully paid and non-assessable shares of common stocks at any time after the date of issuance of such share into such number of fully paid and non-assessable shares of common stock according to a conversion ratio which is determined by dividing the original issue price (in effect on the date the certificate is surrendered for conversion) by the conversion price. The conversion price per share for shares of preferred stocks shall initially be equal to the original issue price, however, it shall be subject to adjustments pertaining to (i) certain splits and combinations (ii) other distributions (iii) recapitalizations, and (iv) adjustments for dilutive issues.
Each share of preferred stocks would automatically be converted into shares of common stocks at the conversion ratio upon the earlier of (i) the closing of an IPO with gross proceeds for the Company and any other participants in such IPO of at least $60,000 and a price per share reflecting an equity value of the Company of $500,000 or more and that is underwritten by investment bank acceptable to a majority of the outstanding shares of Series F preferred stocks; or (ii) a resolution approved by holders of at least a majority of the voting power underlying the Company’s issued and outstanding shares of preferred stocks and a majority of the outstanding shares of Series F preferred stocks.
Redemption Rights
Series F Preferred stock: At the election of Series F preferred stocks majority, within the five year anniversary of the Series F preferred stocks original issue date or upon occurrence of a liquidation event, each of the Series F preferred stocks unit will be subject to redemption at a price per unit equal to the greater of (i) Series F liquidation preference and (ii) the fair market value of a single share of Series F preferred stocks (or common stocks, as applicable) as of the Series F redemption date.
If the Company does not have sufficient funds legally available to redeem all shares of Series F preferred stocks and of any other class or series of stock to be redeemed, the Company will first redeem all shares of Series F Preferred stock and then redeem a pro rata portion of each other holder’s shares of such stock. As of December 31, 2020 and 2019 Series F redemption value was $38,824 and $31,835, respectively.

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
Series E Preferred stock: At the election of Series E preferred stocks majority, and subject to the prior payment in full due to the holders of shares of Series F preferred stocks, shares of Series E preferred stocks will be redeemed by the Company at a price equal to the Series E original issue price per share, plus all declared but unpaid dividends thereon in three annual installments commencing at any time on or after six year anniversary of the Series F preferred stocks original issue date. As of December 31, 2020 and 2019 the Series E redemption value was $15,000.
Balance Sheet Classification and Measurement
Series F preferred stocks are redeemable at the election of the holders within the five-year anniversary of the original issue date; thus, The Company classified the stock outside permanent equity pursuant to ASC 480-10-S99. Since redemption is probable, the Company recognized changes in the redemption value immediately as they occur and adjust the carrying amount of the Series F preferred stocks to equal the redemption value at the end of each reporting period. As of December 31, 2020 and 2019 the Company recorded an adjustment of $7,297 and $1,835 respectively. As there are no retained earnings, the 2019 adjustment was charged against additional paid in capital. The 2020 adjustment was charged against additional paid in capital and accumulated deficit, since the Company does not believe additional paid in capital can be recorded as a negative amount.
Series E preferred stocks are redeemable at the election of the holders if Series F preferred stock will be redeemed; thus, The Company classified the stock outside permanent equity pursuant to ASC 480-10-S99. Since redemption is probable, the Company recognized changes in the redemption value immediately as they occur and adjust the carrying amount of the Series E preferred stocks to equal the redemption value at the end of each reporting period. As of December 31, 2020, and 2019, the Company recorded an adjustment of 0$ and 172$ respectively. As there are no retained earnings, the 2019 adjustment was charged against additional paid in capital.
All other classes of preferred stocks are redeemable in a deemed liquidation event, which is not under the control of the Company; thus, the Company classified the stock outside permanent equity pursuant to ASC 480-10-S99. As of December 31, 2019, and 2020, the Company did not adjust the carrying values of the stock to the deemed liquidation values of such shares since a deemed liquidation event was not probable.
Stockholders’ deficit:

	Authorized		Issued		Outstanding
	December 31,		December 31,		December 31,
	2020	2019	2020	2019	2020	2019
Stocks of $0.001, par value each:
Common stocks	75,254,333	75,254,333	13,602,467	13,373,379	12,170,929	11,941,841
i.Common stocks:
The rights and privileges of the common stocks are as follows:
Voting Rights
The holders of the common stocks are entitled to one vote for each share of common stocks.
Dividend Rights
Subject to preferences that may be applicable to dividends of any outstanding preferred stocks, dividends may be paid on the common stocks as and when declared by the Board of Directors. Such dividends will be distributed among the holders of common stocks pro rata in proportion of the number of common stocks held by each.
Liquidation Rights
Upon the completion of the distribution of the applicable preferred preference in the event of any liquidation, bankruptcy, dissolution, reorganization or winding up of the Company, either voluntary or involuntary, or any deemed liquidation event , the remaining assets of the Company available for distribution (the “Remaining Distributable Amount”) will be distributed among the holders of common stocks and the holders of preferred

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
stocks pro rata in proportion to the number of shares of common stocks held by each such holder on an as-if converted to common stock basis.
Redemption Rights
The common stocks are not redeemable.
The Company has reserved the following shares of common stock for issuance:

	December 31,
	2020	2019
Options outstanding	9,874,369	7,443,587
Options available for future option grants	1,158,017	817,887
Total	11,032,386	8,261,474
ii.Treasury stocks:
On December 10, 2012, the Company purchased 1,431,538 common stocks of $0.001 par value each, for a total consideration of $1,629.
iii.Equity classified warrants:
iv.The Company issued 100,000 warrants to American Friends of Tmura, Inc. (the “Holder”) on February 25, 2010 to purchase an aggregate of 100,000 Company’s Common stock, $ 0.001 par value each, with an exercise price of $ 0.09 which is subject to an adjustment on the occurrence of certain events. The warrants are exercisable until March 1, 2029. In lieu of exercising the warrants, the Holder may convert the warrants, in whole or in part, into a number of shares determined by dividing (a) the aggregate fair market value of the shares or other securities issuable upon exercise of the warrants minus the aggregate warrant price of such shares by (b) the fair market value of one share. The warrants were recorded within equity based on their fair value on the date of issuance. These warrants are not remeasured.
NOTE 13:- STOCK-BASED COMPENSATION
Under the Company’s Stock Option Plan (the “Plan”), options may be granted to officers, directors, employees and non-employee consultants of the Company. Each option granted under the Plan expires no later than 10 years from the date of grant. The options vest usually over four years from commencement of employment or services. Any options, which are forfeited or not exercised before expiration, become available for future grants.
A summary of the employees’ stock option activity under the Plan for the years ended December 31, 2020 and 2019 is as follows:

	Year ended December 31, 2020
	Amount of options	Weighted average exercise price	Weighted average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding at beginning of year	6,721,339	$0.58	7.30	$1,758
Granted	3,698,500	0.82
Forfeited	(814,952)	0.85
Expired	(413,678)	0.55
Exercised	(79,088)	0.68
Outstanding at end of year	9,112,121	$0.49	7.20	$3,100
Exercisable options at end of year	4,567,670	$0.50	4.80	$2,301

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)

	Year ended December 31, 2019
	Amount of options	Weighted average exercise price	Weighted average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding at beginning of year	5,474,026	$0.52	7.42	$1,920
Granted	1,765,665	0.85
Forfeited	(213,705)	0.82
Expired	(144,386)	0.74
Exercised	(160,261)	0.62
Outstanding at end of year	6,721,339	$0.58	7.13	$1,758
Exercisable options at end of year	4,274,687	$0.45	6.02	$1,725
A summary of the consultants’ stock option activity under the Plan for the years ended December 31, 2020 and 2019 is as follows:

	Year ended December 31, 2020
	Amount of options	Weighted average exercise price	Weighted average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding at beginning of year	722,248	$0.57	5.30	$201
Granted	340,000	0.53
Expired	(150,000)	0.16
Exercised	(150,000)	0.16
Outstanding at end of year	762,248	$0.68	6.32	$213
Exercisable options at end of year	491,205	$0.65	5.20	$170

	Year ended December 31, 2019
	Amount of options	Weighted average exercise price	Weighted average remaining contractual term (in years)	Aggregate intrinsic value (in thousands)
Outstanding at beginning of year	682,248	$0.52	9.50	$1,920
Granted	40,000	0.85
Outstanding at end of year	722,248	$—	5.28	$201
Exercisable options at end of year	586,622	$—	4.56	$197
The aggregate intrinsic value is calculated as the difference between the exercise price of all outstanding and exercisable stock options and the fair value of the Company’s common stocks as of December 31, 2020. The weighted-average fair value of options granted during the years ended December 31, 2020 and 2019 were $0.71 and $0.47, respectively.
As of December 31, 2020, the Company had approximately $2,246 of total unrecognized compensation cost related to non-vested stock-based compensation. That cost is expected to be recognized over a weighted-average period of 2.65 years.
The Company estimated the fair value of each option on the date of grant using the Black-Scholes option pricing model applying the weighted-average assumptions in the following table:

	Year ended December 31,
	2020	2019
Expected volatility	79%	70%
Expected dividends	—%	—%
Expected term (in years)	6.11	6.11
Risk free interest	0.62%-0.82%	1.65%-1.91%

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
During the years ended December 31, 2020 and 2019, the Company recorded stock-based compensation expenses for the employees as follows:

	Year ended December 31,
	2020	2019
Cost of goods sold	$11	$6
Research and development	121	77
Sales and marketing	196	200
General and administrative	92	43
Total	$420	$326
In connection with the options granted to service providers and non-employee consultants, during the years ended December 31, 2020 and 2019, the Company recorded stock compensation expenses in the amount of $162 and $52, respectively. The majority of these expenses were recorded in general and administrative expenses.
NOTE 14:- INCOME TAXES
Income before taxes on income is comprised as follows:

	Year ended December 31,
	2020	2019
Domestic	$1,241	$(6,689)
Foreign	(853)	256
Total income (loss) before income taxes	$388	$(6,433)
Income taxes are comprised as follows:

	Year ended December 31,
	2020	2019
Current income tax provision (benefit):
Domestic	96	25
Foreign	1,104	877
Total current income tax (benefit) provision	1,200	902

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
A reconciliation of the U. S. statutory income tax rate to the Company’s effective income tax rate for continuing operations is as follows:

	Year ended December 31,
	2020	2019
Income (loss) before income taxes
Domestic	$1,241	$(6,689)
Foreign	(853)	256
Total income (loss) before income taxes	388	(6,433)

U.S. statutory rate	21%	21%
Income taxed computed at U. S. federal
statutory rate	81	(1,351)
Foreign rate differential	(155)	(52)
State and local income taxes	207	(464)
Non-deductible expenses	40	114
Share-based compensation	100	98
GILTI	—	261
Change in valuation allowance	159	1,661
Tax credits	(469)	(301)
Changes in uncertain tax positions	956	880
Foreign currency adjustment	187	22
Withholding tax	113	73
Other	(19)	(39)
Total income tax provision	$1,200	$902
Effective income tax rate	309%	(14)%
The Company’s effective tax rate is subject to significant variation due to several factors, including variability in pre-tax and taxable income (loss) and the mix of jurisdictions to which they relate, intercompany transactions, the applicability of special tax regimes, changes in the Company’s currently established valuation allowance, foreign currency gains (losses), and other laws and accounting rules in various jurisdictions, and relative changes of expenses or losses for which tax benefits are not recognized.
Additionally, the Company’s effective tax rate can be more or less volatile based on the amount of pre-tax income or loss. The impact of non-deductible expenses on the Company’s effective tax rate is greater when the Company’s pre-tax income is lower.
A significant factor that impacted the Company’s effective tax rate between 2020 and 2019 was global intangible low-taxed income (“GILTI”). Innovid Argentina generated a taxable loss in 2020 and therefore generated a tested loss for GILTI purposes. As a result, the tested income of the remaining foreign subsidiaries was offset entirely by the tested loss of Innovid Argentina. Thus, the Company does not have a GILTI inclusion for the 2020 tax year.
Deferred income taxes are provided for the effects of temporary differences between assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes. Significant components of deferred tax assets and deferred tax liabilities consisted of the following:

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
Deferred income taxes are provided for the effects of temporary differences between assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes. Significant components of deferred tax assets and deferred tax liabilities consisted of the following:

	December 31,
	2020	2019
Deferred tax assets
Loss carryforwards	$9,131	$9,483
Tax credits	891	587
Interest limitation carryforwards	—	79
Accrued expenses	716	512
Share-based compensation	106	87
Fixed assets and intangibles	176	105
Other	164	168
Total deferred tax assets, gross	11,184	11,021
Valuation allowance	(11,184)	(11,021)
Total deferred tax assets, net	—	—
A valuation allowance is provided when it is more likely than not that the deferred tax assets will not be realized. The Company has established a valuation allowance to offset certain deferred tax assets at December 31, 2020 and 2019 due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets.
The Israeli corporate tax rate was 23% in 2020 and 2019. The Company’s production facilities in Israel have been granted the status of a “Preferred Enterprise” under the Law for the Encouragement of Capital Investments Law, 1959 (“the Investment Law”). According to the provisions of the Investment Law, the Company has been granted a reduced tax rate. Preferred enterprise located in development area A will be subject to a tax rate of 7.5% instead of 9%. The tax rate applicable to preferred enterprises located in other areas remains at 16%. The Israeli corporate tax rate was 23% in 2020 and 2019.
Foreign withholding taxes and Internal Revenue Code Section 986(c) gains and losses have not been recorded on permanently reinvested earnings of certain subsidiaries aggregating $7,594 and $5,929 as of December 31, 2020 and 2019, respectively. The amount of deferred international withholding taxes and Internal Revenue Code Section 986(c) gains and losses relating to these subsidiaries is approximately $873 and $647 as of December 31, 2020 and 2019, respectively.
The Company’s gross NOLs for tax return purposes are as follows:

	Year ended December 31,
	2020	2019
Domestic NOLs (federal)	32,948	34,945
Domestic NOLs (state and local)	29,567	32,611
Foreign NOLs	1,740	241
Total	64,255	67,797
Domestic (federal and state) NOLs expire in various year starting from December 31, 2028 through an indefinite period. Foreign NOLs expire between December 31, 2025 and December 31, 2026. A portion of domestic (federal and state) NOLs are subject to Internal Revenue Code Section 382 or similar provisions, but the net operating loss carryforwards are expected to be fully realized. The table above reflects gross NOLs for tax return purposes which are different than financial statement NOLs, as the Company’s intention is to settle additional income taxes from tax contingencies with NOLs. The other tax credit carryforwards expire in various years beginning in 2032 through 2040. The Company’s intention is to settle the tax contingencies associated with the research and development credits with the attribute.

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
The Company’s unrecognized tax benefits are reconciled as follows:

	December 31,
	2020	2019
Gross unrecognized tax benefits as of January 1	1,438	586
Increases - current year tax positions	935	852
Gross unrecognized tax benefits as of December 31	2,373	1,438
The balances of unrecognized tax benefits as of December 31, 2020 and 2019 are $2,373 and $1,438 of which $2,373 and $1,438 represent amounts that, if recognized, impact the effective income tax rate in future periods.
The Company recognized interest related to unrecognized tax benefits in its income tax provision. The Company accrued $49 and $27 for interest as of December 31, 2020 and 2019, respectively.
The Company is subject to income taxes in the U. S. and several foreign jurisdictions including Australia, Argentina, United Kingdom and Israel. Significant judgment is required in evaluating the Company’s tax positions and determining the Company’s provision for income taxes. During the ordinary course of business there are many transactions and calculations for which the ultimate tax determination is uncertain. The Company establishes reserves for tax related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves are established when we believe that certain positions might be challenged despite the belief that the Company’s tax return positions are fully supportable. The Company adjusts these reserves in light of changing facts and circumstances, such as the outcome of tax audits. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate.
The Company estimates that it is reasonably possible that the balance in unrecognized tax benefits as of December 31, 2020 will increase by approximately $587 in the next twelve months. The unrecognized tax benefits relate to research and development credits and increases to currently established positions in Israel.
The Company is not currently under examination by the taxing authorities in the significant tax jurisdictions in which it operates. The last tax assessment that was received by the Company related to tax years through 2014 in Israel.
NOTE 15: RELATED PARTIES
As described in Note 11, SSIG, related party of one of the investors, has provided a grant of $504 to be used for a repayment of the PPP Loan. According to the Grant Agreement the grant proceeds were used in May 2020 for a partial repayment of the PPP loan. This grant has been treated as a capital contribution in equity.
There were no other transactions with related parties.
NOTE 16: SEGMENT REPORTING
The Company operates as one operating segment, which primarily focuses on advertising and creative services. Our Chief Executive Officer (“CEO”), is the chief operating decision-maker, manages and allocates resources to the operations of the Company on an entity-wide basis. Managing and allocating resources on an entity-wide basis enables the CEO to assess the overall level of resources available and how to best deploy these resources across functions and R&D projects based on needs and, as necessary, reallocate resources among Company’s internal priorities and external opportunities to best support the long-term growth of the business.

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
Revenue by geographical location are as follows:

	December 31,
	2020	2019
U.S.	$62,760	$50,837
Canada	518	311
APAC	2,636	2,657
EMEA	1,463	1,644
LATAM	1,424	888
Total revenues	$68,801	$56,337
The Company’s property and equipment, net by geographical location are as follows:

	Year ended December 31,
	2020	2019
Israel	$1,625	$997
U. S.	595	760
Rest of the World	105	144
Total	$2,325	$1,901
NOTE 17:- BASIC AND DILUTED NET LOSS PER SHARE
Basic and diluted net loss per share attributable to common stockholders was calculated as follows:

	Year ended December 31,
	2020	2019
Numerator:
Net loss	(812)	(7,334)
Accretion of preferred stocks to redemption value	(7,297)	(2,007)
Net loss attributable to common stockholders - basic and diluted	$(8,109)	$(9,341)
Denominator:
Weighted-average number of stocks used in computing net loss per stock attributable to common stockholders	11,986,185	11,880,295
Net loss per stock attributable to common stockholders – basic and diluted	$(0.68)	$(0.79)
The Company’s potentially dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share attributable to common stockholders. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same.
The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:

	Year ended December 31,
	2020	2019
Preferred stocks	55,105,773	55,105,773
Options outstanding	9,874,369	7,443,587
Warrants outstanding	508,708	508,708

INNOVID, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except stock and per stock data)
NOTE 18:- SUBSEQUENT EVENTS
The Company has evaluated subsequent events from the balance sheet date through August 4, 2021, the date at which the consolidated financial statements were available to be issued
i.On June 24, 2021, ION Acquisition Corp 2 Ltd., a Cayman Islands exempted company (“ION”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Inspire Merger Sub 1, Inc., a Delaware corporation and a direct, wholly owned subsidiary of ION (“Merger Sub 1”), Inspire Merger Sub 2, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of ION (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”), and the Company. Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, ION will migrate to and domesticate as a Delaware corporation (the “Domestication”) prior to the consummation of the Mergers (the “Closing”), and Merger Sub 1 will merge with and into Innovid (the “First Merger” and, the effective time of such First Merger, the “First Effective Time”), with Innovid continuing as the surviving company of the First Merger (the “Surviving Corporation”). The Surviving Corporation will then merge with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers”; the effective time of such Second Merger, the “Second Effective Time”), with Merger Sub 2 continuing as the surviving entity of the Second Merger (the “Surviving Entity”), and ION will change its name to “Innovid Corp.” (the “Future Company”). As a result of the Merger and the other transactions contemplated by the Merger Agreement, the Surviving Entity will remain a direct, wholly-owned subsidiary of the Future Company.
ii.In June 2021, the Company has made a decision to repay PPP loan which was repaid in full in the same month.

EXECUTION VERSION
CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER
by and among
ION ACQUISITION CORP 2 LTD.,
INSPIRE MERGER SUB 1, INC.,
INSPIRE MERGER SUB 2, LLC
and
INNOVID, INC.
dated as of
June 24, 2021

EXHIBITS

Exhibit A	–	Acquiror Restated Charter
Exhibit B	–	Acquiror Restated Bylaws
Exhibit C	–	Company Stockholder Support Agreement
Exhibit D	–	Sponsor Support Agreement
Exhibit E	–	Form of Subscription Agreement
Exhibit F	–	Investor Rights Agreement
Exhibit G	–	Allocation Schedule
Exhibit H	–	Form of First Certificate of Merger
Exhibit I	–	Form of Second Certificate of Merger
Exhibit J	–	Surviving Entity Certificate of Formation
Exhibit K	–	Surviving Entity Limited Liability Company Agreement
Exhibit L	–	Form of Letter of Transmittal
Exhibit M	–	Form of Secondary PSA
Exhibit N	–	Option Conversion Schedule
Exhibit O	–	Residency Declaration

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 24, 2021, by and among ION Acquisition Corp 2 Ltd., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined herein)) (including, for the avoidance of doubt, such entity following the Domestication (as defined herein), “Acquiror”), Inspire Merger Sub 1, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Acquiror (“Merger Sub 1”), Inspire Merger Sub 2, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Acquiror (“Merger Sub 2” and, together with Merger Sub 1, “Merger Subs”), and Innovid, Inc., a Delaware corporation (the “Company”). Acquiror, Merger Subs and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.
RECITALS
WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and formed to acquire one or more operating businesses through a Business Combination (as defined herein);
WHEREAS, prior to the First Effective Time (as defined herein) and subject to the conditions of this Agreement, Acquiror shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and the Cayman Islands Companies Act (As Revised) (the “Domestication”) ;
WHEREAS, concurrently with the Domestication, Acquiror shall file a certificate of incorporation with the Secretary of State of Delaware in the form attached as Exhibit A (the “Acquiror Restated Charter”) and adopt bylaws in the form attached as Exhibit B hereto (the “Acquiror Restated Bylaws”);
WHEREAS, in accordance with applicable Law and in accordance with the Organizational Documents of the Acquiror: (i) immediately prior to the Domestication, each then issued and outstanding Acquiror Class B Share (as defined herein) shall convert automatically, on a one-for-one basis, into an Acquiror Class A Share (as defined herein); and (ii) immediately following the conversion described in clause (i), upon the Domestication, (x) each then issued and outstanding Acquiror Class A Share shall convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001, per share of Acquiror (after the Domestication) (the “Domesticated Acquiror Common Stock”), (y) each then issued and outstanding whole Acquiror Warrant (as defined herein) shall convert automatically into one warrant to acquire one share of Domesticated Acquiror Common Stock (“Domesticated Acquiror Warrant”) pursuant to the Warrant Agreement, and (z) each then issued and outstanding unit of Acquiror (the “Acquiror Units”) shall convert automatically into a unit of Acquiror (after the Domestication) (the “Domesticated Acquiror Units”), with each Domesticated Acquiror Unit representing one share of Domesticated Acquiror Common Stock and one-eighth of one Domesticated Acquiror Warrant;
WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the Limited Liability Company Act of the State of Delaware (the “DLLCA”), at the Closing and following the Domestication, (x) Merger Sub 1 will merge with and into the Company (the “First Merger”), with the Company continuing as the surviving corporation of the First Merger and becoming a wholly owned Subsidiary of Acquiror (the Company, as the surviving corporation in the First Merger, is sometimes referred to herein as the “Surviving Corporation”), (y) immediately following the consummation of the First Merger and as part of the same overall transaction, the Surviving Corporation will merge with and into Merger Sub 2 (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub 2 continuing as the surviving entity of the Second Merger (Merger Sub 2, as the surviving entity of the Second Merger, is sometimes referred to herein as the “Surviving Entity”) and (z) Acquiror will change its name to “Innovid Corp.”;
WHEREAS, upon the terms and subject to the conditions of this Agreement, upon the consummation of the First Merger, the Company Stockholders and Company Warrantholders shall be entitled to receive, in respect of such Person’s shares of Company Capital Stock or Company Warrants, as applicable, a portion of the Aggregate Stock Consideration (as defined herein) allocated and payable thereto in accordance with this Agreement (including the Allocation Schedule (as defined herein));
WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), (i) the conversion contemplated by Section 7.11 qualifies as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code and that the Domestication qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (the “Conversion/Domestication Intended Tax Treatment”), and (ii) the Mergers, taken together, will constitute a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Acquiror, Merger Subs and the Company are parties under Section 368(b) of the Code (the “Mergers Intended Tax Treatment” and, together with the Conversion/Domestication Intended Tax Treatment, the “Intended Tax Treatment”), and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations thereunder;
WHEREAS, concurrently with the execution and delivery of this Agreement, each of the Specified Company Stockholders (as defined herein) has executed and delivered to Acquiror and the Company, a Company Stockholder Support Agreement in the forms attached hereto as Exhibit C (the “Company Stockholder Support Agreements”);
WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor, Acquiror, the Company and certain other Persons have entered into that certain letter agreement attached hereto as Exhibit D (the “Sponsor Support Agreement”);
WHEREAS, on or prior to the date hereof, Acquiror has obtained commitments from certain investors for a private placement of shares of Domesticated Acquiror Common Stock (the “PIPE Investment”) pursuant to the terms of and subject to the conditions set forth in the Subscription Agreements attached hereto as Exhibit E (each, a “Subscription Agreement” and collectively the “Subscription Agreements”), such private placement to be consummated following the Domestication and immediately prior to the First Effective Time;
WHEREAS, immediately prior to the First Effective Time, as contemplated herein, Acquiror will purchase the Secondary Sale Shares (as defined herein) from certain Company Stockholders (each, a “Secondary Selling Stockholders”, and collectively the “Secondary Selling Stockholders”) for an aggregate purchase price equal to the Secondary Sale Amount (the “Secondary Sale”) to be consummated immediately prior to the First Effective Time;
WHEREAS, the board of directors of Merger Sub 1 has approved this Agreement and the Transactions;
WHEREAS, Acquiror, as the sole stockholder of Merger Sub 1 has approved this Agreement and the Transactions;
WHEREAS, Acquiror, as the sole member of Merger Sub 2 has approved this Agreement and the Transactions;

WHEREAS, the board of directors of Acquiror has unanimously (i) determined that it is in the best interests of Acquiror and the Acquiror Shareholders, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the Transactions, including the Domestication and the Mergers, in accordance with the Organizational Documents of Acquiror, the Cayman Islands Companies Act (As Revised) and the DGCL, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending to the Acquiror Shareholders (as defined herein) the approval of the Acquiror Shareholder Matters (as defined herein) (the “Acquiror Board Recommendation”);
WHEREAS, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the Transactions, including the First Merger, in accordance with the Organizational Documents of the Company and the DGCL, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending to Company Stockholders (as defined herein) the approval of the Company Stockholder Matters (as defined herein) (the “Company Board Recommendation”); and
WHEREAS, in connection with the consummation of the First Merger, Acquiror and certain other Persons shall enter into an amended and restated registration rights agreement substantially in the form attached hereto as Exhibit F (the “Investor Rights Agreement”).
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.01Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:
“102 Trustee” shall mean ESOP Management and Trust Ltd., or any duly authorized successor thereto.
“Acquiror Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), each severance, gratuity, termination indemnity, incentive or bonus, retention, change in control, deferred compensation, profit sharing, retirement, welfare, post-employment welfare, vacation or paid-time-off, stock purchase, stock option or equity incentive plan, program, policy, Contract or arrangement and each other stock purchase, stock option or other equity or equity-based, termination, severance, transition, employment, individual consulting, retention, transaction, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan or other compensation or benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, that Acquiror or any of its Subsidiaries maintains, sponsors, contributes to or is required to contribute to, or under or with respect to which Acquiror or any of its Subsidiaries has any liability or with respect to which Acquiror or any of its Subsidiaries has or could reasonably be expected to have any liability, other than any plan required by applicable Law that is sponsored or maintained by a Governmental Authority.
“Acquiror Class A Shares” means the Class A ordinary shares, par value $0.0001 per share, of Acquiror prior to the Domestication.

“Acquiror Class B Shares” means the Class B ordinary shares, par value $0.0001 per share, of Acquiror prior to the Domestication.
“Acquiror Disclosure Schedules” means the disclosure schedules of Acquiror and Merger Subs, delivered by Acquiror to the Company concurrently with the execution of this Agreement.
“Acquiror Impairment Effect” means any change, event, occurrence, effect or circumstance that, individually or in the aggregate, would or would reasonably be expected to, prevent, materially delay or materially impede the performance by any Acquiror Party of its obligations under this Agreement or the other Transaction Agreements or the consummation of the transactions contemplated hereby or thereby, or otherwise have a material adverse effect on the Transactions.
“Acquiror Parties” means Acquiror, Merger Sub 1 and Merger Sub 2.
“Acquiror Shareholder Matters” means (i) the Domestication (including approval of the change in the jurisdiction of incorporation of Acquiror to the State of Delaware), (ii) the adoption and approval of the Acquiror Restated Charter attached as Exhibit A hereto and the Acquiror Restated Bylaws attached as Exhibit B hereto (with such changes as may be agreed in writing by Acquiror and the Company) (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement) in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing, (iii) approval of the change of Acquiror’s name to “Innovid Corp.”, (iv) the adoption and approval of this Agreement and the Transactions (the “Business Combination Proposal”), (v) approval of the issuance of shares of Domesticated Acquiror Common Stock in connection with the Domestication and the Mergers as may be required under the NYSE listing requirements (including issuance to a “related party” pursuant to the rules of the NYSE, as contemplated by the Subscription Agreements with the applicable PIPE Investors), (vi) the adoption and approval of the Acquiror Incentive Equity Plan and the Acquiror ESPP, (vii) the adoption or approval of each other proposal that the SEC (or its staff members) indicates is necessary in its comments to the Proxy Statement/Registration Statement or in correspondence related thereto, (viii) the adoption and/or approval of each other proposal reasonably agreed to by Acquiror and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements, (ix) the election of directors effective as of the Closing as contemplated by Section 8.06 and (x) the adoption and approval of a proposal for the adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.
“Acquiror Shareholder Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Organizational Documents) holder of Acquiror Class A Shares to redeem all or a portion of Acquiror Class A Shares held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including a pro rata share of any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Organizational Documents) in connection with the Acquiror Shareholder Matters.
“Acquiror Shareholders” means, as applicable, (i) prior to the Domestication, holders of Acquiror Shares or (ii) following the Domestication, holders of shares of Domesticated Acquiror Common Stock.
“Acquiror Shares” means Acquiror Class A Shares and Acquiror Class B Shares.
“Acquiror Warrant” means each warrant to purchase one Acquiror Class A Share at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement.

“Action” means any action, suit, complaint, demand, claim, citation, notice of violation, audit, arbitration or other legal, judicial, regulatory or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.
“Adjusted Purchase Price” means an amount equal to (i) the Base Purchase Price, minus (ii) the Secondary Sale Amount.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto; provided that, other than with respect to Section 4.26, Section 5.14, Section 5.17, Section 6.03, Section 10.02, Section 11.14, Section 11.16 and Section 11.17 and the definitions of “Affiliate Agreement” and “Stockholder Related Party,” (i) in no event shall Sponsor or any of its Affiliates be considered an Affiliate of Acquiror nor shall Acquiror be considered an Affiliate of Sponsor or any of its Affiliates, (ii) in no event shall the Company or any of its Subsidiaries be considered an Affiliate of any Company Sponsor or any of its Affiliates or any investment fund advised, managed or otherwise affiliated with any Company Sponsor or its Affiliates nor shall any Company Sponsor, its Affiliates or any investment fund advised, managed or otherwise affiliated with any Company Sponsor or its Affiliates, be considered an Affiliate of the Company or any of its Subsidiaries, and (iii) in no event shall the Company or any of its Subsidiaries be considered an Affiliate of any portfolio company (other than the Company and its Subsidiaries) of any such investment fund nor shall any such portfolio company (other than the Company and its Subsidiaries) of any such investment fund be considered an Affiliate of the Company or any of its Subsidiaries.
“Affiliate Agreement” means any Contract between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (other than the Company and its Subsidiaries), stockholder, officer or director of the Company or its Subsidiaries, or a member of the immediate family of the foregoing Persons, on the other hand, except in each case, for (i) employment agreements, employee confidentiality agreements, and fringe benefits and other compensation paid to directors, officers and employees, (ii) reimbursements of expenses in the ordinary course of business incurred in connection with their employment or service, and (iii) Company Benefit Plans.
“Allocation Schedule” means distributions to the Company Equityholders of the Aggregate Stock Consideration and the Secondary Sale Amount in the order and in the amounts set forth in Exhibit G attached hereto; provided that it is understood by the Parties that Exhibit G attached to this Agreement as of the date hereof is a form thereof that does not contain all of the detail required to be set forth in the Allocation Schedule and that the final form of Allocation Schedule delivered by the Company to Acquiror at least three (3) Business Days prior to the Closing Date shall serve as the Allocation Schedule for purposes of this Agreement.
“Aggregate Stock Consideration” means a number of shares of Domesticated Acquiror Common Stock equal to (A) the quotient obtained by dividing (i) the Adjusted Purchase Price, by (ii) $10.00, minus (B) the Aggregate Vested Option Consideration.
“Aggregate Vested Option Consideration” means a number of shares of Domesticated Acquiror Common Stock equal to the excess of (a) the number of shares that will be subject to vested Acquiror Options as of immediately after the First Effective Time (as reflected on the Option Conversion Schedule) over (b) (i) the aggregate exercise price of all vested Acquiror Options that will be outstanding as of immediately after the First Effective Time (as reflected on the Option Conversion Schedule) divided by (ii) 10.
“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, and any other applicable U.S. and non-U.S. Laws relating to the prevention of corruption or bribery, and (b) the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956-1957), the USA PATRIOT Act (Pub. L. No. 107-56), and the Bank Secrecy Act (31 U.S.C. §§ 5311-5332), and any other applicable U.S. and non-U.S. Laws related to money laundering, including financial recordkeeping and reporting requirements mandated by such Laws.
“Articles of Association” means the Amended and Restated Memorandum and Articles of Association of Acquiror, as in effect on the date hereof.
“Available Closing Acquiror Cash” means, without duplication, an amount equal to (i) all freely usable cash in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Acquiror Shareholder Redemption and payment of deferred underwriting commissions and taxes payable on interest earned), plus (ii) the aggregate amount of net cash proceeds that have been funded to, or that will be funded concurrently with the occurrence of the Closing (solely to the extent actually funded), and remains with, Acquiror pursuant to the Subscription Agreements as of immediately prior to the Closing.
“Base Purchase Price” means $1,007,000,000.
“Business Combination” has the meaning ascribed to such term in the Articles of Association.
“Business Combination Proposal” has the meaning set forth in the definition of “Acquiror Shareholder Matters”.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act and the Consolidated Appropriations Act of 2021, each as amended, or any similar applicable federal, state or local applicable Law (together with all regulations and guidance related thereto issued by a Governmental Authority).
“Code” means the Internal Revenue Code of 1986.
“Company Award” means as of any determination time, each Company Option and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company or any of its Subsidiaries of rights of any kind to receive any Equity Security of the Company under any Company Incentive Plan that is outstanding.
“Company Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), each severance, gratuity, termination indemnity, incentive or bonus, retention, change in control, deferred compensation, profit sharing, retirement, welfare, post-employment welfare, vacation or paid-time-off, stock purchase, stock option or equity incentive plan, program, policy, Contract or arrangement and each other stock purchase, stock option or other equity or equity-based, termination, severance, transition, employment, individual consulting, retention, transaction, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan or other compensation or benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, that the Company or any of its Subsidiaries maintains, sponsors, contributes to or is required to contribute to, or under or with respect to which the Company or any of its Subsidiaries has any liability or with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any liability, other than any plan required by applicable Law that is sponsored or maintained by a Governmental Authority.
“Company Capital Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.
“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.
“Company Disclosure Schedules” means the disclosure schedules of the Company and its Subsidiaries, delivered by the Company to Acquiror concurrently with the execution of this Agreement.
“Company Equityholders” means, collectively, the Company Stockholders, the Company Optionholders and the Company Warrantholders.
“Company Incentive Plan” means (a) the Innovid, Inc. Global Share Incentive Plan (2008), as amended (including its Appendix – Israeli Taxpayers), and (b) each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company and its Subsidiaries of rights of any kind to receive Equity Securities of the Company and its Subsidiaries or benefits measured in whole or in part by reference to Equity Securities of the Company or any of its Subsidiaries.
“Company Material Adverse Effect” means any change, event, occurrence, effect or circumstance whether known or unknown, that, individually or in the aggregate, has, would or reasonably would be expected to have a materially adverse effect on the business, assets, financial condition or results of operations of Company and its Subsidiaries (taken as a whole); provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” on or in respect of the Company and its Subsidiaries under clause (ii) of this definition: (a) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance (including from the SEC or any other Governmental Authority) relating thereto or interpretation thereof; (b) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets); (c) any change affecting any of the industries in which the Company or its Subsidiaries or any of their respective customers operate or the economy as a whole; (d) any epidemic, pandemic or disease outbreak (including COVID-19), or any Law, directive, guidelines or recommendations issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization, any other Governmental Authority or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19), or any other COVID-19 Measures, or any change in such Law, directive, guidelines, recommendations or interpretation thereof; (e) the announcement or the execution of this Agreement, the pendency of the Transactions, or the performance of this Agreement, including losses or threatened losses of employees, customers, suppliers, vendors, distributors or others having relationships with the Company or its Subsidiaries resulting therefrom (provided that this clause (e) shall not be deemed to apply to references to “Company Material Adverse Effect” in the representation or warranty set forth in Section 4.04, Section 4.14(e), and Section 4.19(c) and the conditions in Section 9.02 related thereto); (f) any action taken or not taken at the written request of Acquiror; (g) any weather conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event; (h) any acts of terrorism, sabotage, war, riot, the outbreak or escalation of hostilities, or change in geopolitical conditions; (i) any failure of the

Company or its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates or business plans (provided, however, that this clause (i) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)); (j) any action taken by Acquiror, the Sponsor or any of their respective Affiliates; or (k) any matter to which Acquiror has consented in writing; provided that, in the case of clauses (a), (b), (c), (d), (g) or (h) above, such change, event, occurrence, effect or circumstance may be taken into account to the extent (but only to the extent) that any such change, event, occurrence, effect or circumstance has a disproportionate and adverse effect on the business, assets, liabilities, financial condition and results of operations of the Company and its Subsidiaries relative to other similarly situated businesses in the industries in which the Company and its Subsidiaries operate; provided that in determining whether a Company Material Adverse Effect has occurred or would occur, any rights to proceeds from insurance or other third party contribution or indemnification in respect of the event giving rise thereto available to the Company or its Subsidiaries shall be taken into account solely to the extent that such proceeds have been actually paid to the Company or its Subsidiaries (net of all reasonable costs and expenses incurred by the Company or its Subsidiaries in recovering such proceeds), or, with respect to such insurance, the carrier has acknowledged in writing that such events or occurrences give rise to a covered claim under the applicable insurance policy.
“Company Option” means, as of any determination time, an option to purchase shares of Company Common Stock that is outstanding and unexercised, granted under a Company Incentive Plan. For the avoidance of doubt, Company Options shall not include any Company Warrants.
“Company Optionholder” means each Person who holds a Company Option as of immediately prior to the First Effective Time.
“Company Preferred Stock” means, collectively, (i) each issued and outstanding share of Series A Preferred Stock, par value $0.001 per share, (ii) each issued and outstanding share of Series A-1 Preferred Stock, par value $0.001 per share, (iii) each issued and outstanding share of Series B Preferred Stock, par value $0.001 per share, (iv) each issued and outstanding share of Series B-1 Preferred Stock, par value $0.001 per share, (v) each issued and outstanding share of Series B-2 Preferred Stock, par value $0.001 per share, (vi) each issued and outstanding share of Series C Preferred Stock, par value $0.001 per share, (vii) each issued and outstanding share of Series D Preferred Stock, par value $0.001 per share, (viii) each issued and outstanding share of Series E Preferred Stock, par value $0.001 per share, and (ix) each issued and outstanding share of Series F Preferred Stock, par value $0.001 per share, of the Company.
“Company Sponsors” means each of Amos and Daughters Investments and Properties Ltd., Cerca Partners L.P., Cisco Systems Inc., Genesis Partners III L.P., Goldman Sachs & Co. LLC, Ibex Israel Fund LLLP, Lauderdale GMBH & CO.KG, NewSpring Growth Capital III, L.P., Sequoia Capital Israel IV Holdings L.P., Silicon Valley Bank, TriplePoint Capital LLC, Vintage Co-Investment Fund I (Cayman) L.P., Vintage Co-Investment Fund I (Israel) L.P., Vintage Secondary Fund II (Cayman) L.P., Vintage Secondary Fund II (Israel) L.P., Vintage Secondary Fund III (Cayman) L.P., Vintage Secondary Fund III (Israel) L.P., and Zohar Gilon Ltd.
“Company Stockholder” means each Person who holds one or more shares of Company Capital Stock as of immediately prior to the First Effective Time.
“Company Stockholder Matters” means the adoption of this Agreement and the approval of the First Merger, by the affirmative vote or written consent of (a) the holders of a majority of the outstanding Company Common Stock and (b) the holders of a majority of the outstanding Company Preferred Stock

(voting together as a single class and not as a separate series, and on an as-converted basis), in accordance with Section 251 of the DGCL and the applicable Organizational Documents of the Company.
“Company Warrant” means warrants to purchase any shares of Company Capital Stock.
“Company Warrantholder” means each Person who holds Company Warrants as of immediately prior to the First Effective Time.
“Competition Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable, the Directorate General for Competition of the European Commission, and any other Governmental Authority that enforces Competition Laws in the jurisdictions set forth on Schedule 8.01(a) of the Company Disclosure Schedules.
“Competition Laws” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, abuse of dominance or restraint of trade or lessening competition through merger or acquisition, including all antitrust, competition, merger control and unfair Competition Laws.
“Confidential Information” has the meaning specified in the Confidentiality Agreement.
“Consent” means any approval, consent, clearance, waiver, exemption, waiting period expiration or termination, Governmental Order or other authorization issued by or obtained from any Governmental Authority.
“Contracts” means any contract, agreement, license, lease, note, indenture, mortgage, warrant, loan, instrument, obligation or other commitment, in each case, that is legally binding on the Person in question (including all amendment, supplements and modifications thereto).
“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, linked in or to, or used or distributed with such software subject to such license, as a result of the manner of such use, modification, distribution, incorporation, derivation or linking, as applicable, by the Company or any Subsidiary of the Company, (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or variants thereof or any other epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention, the World Health Organization or an industry group) in relation to, arising out of, in connection with or in response to an epidemic, pandemic or disease outbreak (including COVID-19), or any change in such Law, directive, guideline, recommendation or interpretation thereof.
“Credit Facility” means the Amended and Restated Loan and Security Agreement, dated of December 26, 2018, by and between the Company and Silicon Valley Bank.

“Data Protection Requirements” means, collectively, all applicable Laws and external Company policies relating to privacy, data security, data protection and the processing of Personal Data, including the Federal Trade Commission Act, the California Consumer Privacy Act (CCPA), the Children’s Online Privacy Protection Act (COPPA), Regulation (EU) 2016/679 and any Laws implementing that Regulation, the UK Data Protection Act 2018 and the UK General Data Protection Regulation as defined by the UK Data Protection Act 2018 as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019.
“Environmental Laws” means any and all applicable Laws relating to pollution, protection of the environment (including natural resources) or worker and public health and safety (solely to the extent related to exposure to Hazardous Materials), including those related to the manufacture, generation, use, storage, distribution, transport, importing, labeling, handling, Release, or cleanup of, or exposure of any Person to, Hazardous Materials.
“Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (iii) any warrants, calls, subscriptions, options or other rights (including preemptive rights) to subscribe for, purchase or acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock, or other voting securities of, or other ownership interests in, such Person, or (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities, profit participation, equity-based awards, or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to any Person, each business or entity that is a member of a “controlled group of corporations” under “common control” or a member of an “affiliated service group” with such Person within the meaning of Sections 414(b), (c), or (m) of the Code or Section 4001(b)(1) of ERISA, or required to be aggregated with such Person under Section 414(o) of the Code, or under “common control” with such Person within the meaning of Section 4001(a)(14) of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Foreign Benefit Plan” means each Company Benefit Plan maintained by the Company and its Subsidiaries for its current or former employees, officers, directors, owners or other individual service providers located outside of the United States.
“Fraud” means with respect to a Party, actual common law fraud with respect to the making of the express representations and warranties by such Party in Article IV or Article V, as applicable; provided, however, that such fraud of a Party shall only be deemed to exist if such Party had actual knowledge (and not imputed or constructive knowledge) at the time of making the applicable representations or warranties of a misrepresentation with respect to the representations and warranties made by such Party in Article IV or Article V, as applicable, as qualified by the Company Disclosures Schedules or the Acquiror Disclosure Schedules, as applicable, and such misrepresentation was made with the actual intention of deceiving the other Party who is relying on such representation or warranty. For the avoidance of doubt, and notwithstanding anything to the contrary, “Fraud” shall not include any fraud claims based on constructive knowledge, negligent misrepresentation, recklessness or any similar theory.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.
“Governmental Order” means any order, judgment, verdict, subpoena, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Hazardous Material” means any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, including petroleum or any fraction thereof, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.
“Intellectual Property” means all intellectual property rights anywhere in the world, including all: (i) issued patents, patent applications (including divisionals, continuations, continuations-in-part, extensions, reexaminations and reissues thereof), and intellectual property rights in inventions (whether or not patentable), (ii) trademarks, service marks, trade names and trade dress, slogans, indicia of origin, and all registrations, applications and renewals in connection therewith and all goodwill symbolized by the foregoing, (iii) copyrights, any other intellectual property rights in works of authorship, and all registrations and applications in connection therewith, (iv) internet domain names and social media handles, (v) intellectual property rights in software, computer applications, source codes and object codes, and (vi) trade secrets, and any other intellectual property rights in know-how, technologies, databases, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specifications and confidential information.
“Intellectual Property Registrations” means all Intellectual Property that is issued by or registered or applied-for with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain name registrations and copyright registrations, issued and reissued patents, and pending applications for any of the foregoing, in each case, that is included in Owned Intellectual Property.
“Intervening Event” means a material change, occurrence, or development that (i) has a material adverse effect on the Company and its Subsidiaries (taken as a whole) and (ii) was not known, or reasonably foreseeable, to the board of directors of Acquiror as of or prior to the date hereof; provided, however, that, notwithstanding anything herein or otherwise to the contrary, none of the following (or the result, consequences or effect of any of the following), each individually or when taken together, shall constitute, or be taken into account in determining whether there has been or will be, an Intervening Event: (i) any change in the price or trading volume of capital stock of Acquiror, (ii) any alternative transaction(s) to the

Transactions (including any SPAC Alternative Transactions), or the making or anticipated proposal thereof, (iii) any other market reaction (including by analysts, Acquiror actual or prospective equityholders, the media or otherwise) to the Transactions, or (iv) any other change, event, occurrence, effect or circumstance that is excluded when determining whether a Company Material Adverse Effect has occurred or would be expected to occur pursuant to the definition thereof.
“IT Systems” means all software, computer and information technology systems, servers, networks, databases, computer hardware and equipment, information, record keeping, communications, telecommunications, interfaces, platforms, and peripherals that are owned, used or controlled by or for the business of the Company or any of its Subsidiaries.
“ITA” means the Israel Tax Authority.
“ITO” means the Israeli Income Tax Ordinance (New Version), 1961, and all rules and regulations promulgated thereunder.
“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, right-of-way, charge, security interest, preemptive right, collateral assignment, option, right of first refusal, or other lien of any kind (other than, in the case of a security of a Person, (x) any restriction on transfer of such security arising under securities Laws or (y) restrictions under the Organizational Documents of the applicable Person).
“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.
“Named Parties” means with respect to this Agreement, the Parties.
“NYSE” means the New York Stock Exchange.
“OFAC” has the meaning specified in the definition of Sanctions Laws.
“Open Source Software” means any (a) software licensed or distributed as free software, open source software, or under similar licensing or distribution models, or (b) software that requires as a condition of use, modification or distribution that such software, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), Copyleft License, Common Public License, the Artistic License (e.g., PERL), BSD, MIT, the Mozilla Public License, the Netscape Public License, the Sun Community Source License (SCSL), Affero General Public License (AGPL), the Sun Industry Source License (SISL) and the Apache Software License.
“Option Conversion Schedule” means a schedule in the form attached hereto as Exhibit N setting forth the number of shares subject to, and the exercise price of, the vested and unvested Acquiror Options to be delivered to each holder of Company Options pursuant to Section 3.05(a), to be delivered by the Company to Acquiror at least three (3) Business Days prior to the Closing Date.
“Organizational Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example (and without limitation), the “Organizational Documents” of a corporation are its certificate of incorporation and bylaws, the “Organizational Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Organizational Documents” of a limited liability company are its operating agreement and certificate of formation and the “Organizational Documents” of an exempted company are its memorandum and articles of association.
“Owned Intellectual Property” means all Intellectual Property that is owned (or purported to be owned) by the Company or its Subsidiaries, individually or jointly with others.
“Paycheck Protection Program” means the Paycheck Protection Program from the U.S. Small Business Administration in connection with the CARES Act.
“PCAOB” means the Public Company Accounting Oversight Board.
“Permits” means all permits, licenses, franchises, approvals, consents, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions or that may thereafter be paid without penalty to the extent appropriate reserves have been established in accordance with GAAP, (ii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, defects or imperfections on title, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be discovered by a current, accurate survey or physical inspection of such real property or (C) do not materially interfere with the present uses of, or materially impair the value of, such real property affected thereby, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, such real property, (vi) non-exclusive licenses of Intellectual Property granted to customers entered into in the ordinary course of business consistent with past practices, (vii) Liens securing the Credit Facility, (viii) Liens that secure obligations that are reflected as liabilities on the Most Recent Balance Sheet, (ix) Liens that would not, individually or in the aggregate, have a material and adverse effect on the Company and its Subsidiaries, taken as a whole, (x) the interests of third party landlord’s and sublandlord’s under leases, subleases and similar agreements with respect to the Leased Real Property, and (xi) Liens described on Schedule 1.01(a) of the Company Disclosure Schedules.
“Person” means any individual, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
“Personal Data” means any information relating to an identified or identifiable natural person, and is defined as “personal data” or “personal information” under Data Protection Requirements.
“PPP Loan” means the U.S. Small Business Administration Paycheck Protection Program Note, by and between Silicon Valley Bank and the Company, dated April 21, 2020.
“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, abandonment, disposing or other release into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).
“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.
“Required Acquiror Shareholder Approval” means the approval of the Acquiror Shareholder Matters by the affirmative vote of the holders of the requisite number of Acquiror Shares entitled to vote thereon as described in Section 5.02(b), whether in person or by proxy at the Acquiror Shareholders’ Meeting (or any adjournment thereof), in accordance with Acquiror’s Organizational Documents and applicable Law.
“Restricted Payments” means any of the following: (i) any dividend or distribution or any similar payments (whether in cash, stock or property or any combination thereof) declared, paid or made by the Company in respect of its Equity Securities; (ii) any payments made by the Company or its Subsidiaries to any Stockholder Related Parties including in respect of management fees, monitoring fees, transaction advisory fees, supervisory or stockholder’s fees, or other similar fees; (iii) redemption, repurchase or repayment of Equity Securities of the Company other than redemptions of the Company Options or Company Warrants, or conversion thereof into other Equity Securities of the Company, in each case, in accordance with the terms thereof; (iv) any payments made by the Company or any of its Subsidiaries to a third-party to the extent made to discharge, indemnify or guaranty a liability or obligation of any Stockholder Related Party that is not otherwise a liability of the Company or its Subsidiaries; or (v) any bonus, incentive, retention, change in control, transaction-based or discretionary payment or right or other compensation or benefit (regardless of whether related to the Transactions contemplated by this Agreement or otherwise) (including, without duplication, Taxes payable by the payor of such amounts in connection with the payment of such amounts) to either (x) the directors of the Company or (y) officers of the Company or its Subsidiaries. Notwithstanding anything to the contrary, in no event shall “Restricted Payments” include (1) payments to any (A) portfolio company of any investment fund affiliated with, advised or managed by any Company Sponsor or any of its Affiliates, or (B) limited partners or other direct or indirect investors in any investment fund affiliated with, advised or managed by any Company Sponsor or any of its Affiliates, or any of the respective Affiliates of any such limited partners or investors, in each case to the extent such payments constitute compensation for services or products provided by such Persons to the Company or any of its Subsidiaries, (2) any amounts payable to the Stockholder Related Parties as director fees or director or officer expense reimbursement in amounts and frequency made in the ordinary course of business consistent with past practice (or any other reasonable and customarily reimbursable fees and expenses of any director or officer), (3) any payment by the Company or its Subsidiaries in respect of salary or other ordinary course compensation, reimbursement or advancement of reasonable expenses, or other benefits due to an individual in his or her capacity as a director, officer, employee or other service provider of the Company or its Subsidiaries, in the ordinary course of business consistent with past practice, (4) transaction bonuses and change in control payments payable to officers of the Company or any of its Subsidiaries in the aggregate amount set forth in Schedule 1.01(b)(i) of the Company Disclosure Schedules, (5) any payments (including in respect of interest, expense reimbursement, indemnities or otherwise) made pursuant to the terms of the Contracts governing the Credit Facility or other indebtedness of the Company or its Subsidiaries (whether paid directly to the counterparties to such Contracts or indirectly through or by any Stockholder Related Parties), or (6) any payments as set forth on Schedule 1.01(b)(ii) of the Company Disclosure Schedules.

“Sanctioned Country” means any country or territory that is the subject or target of a comprehensive embargo under Sanctions Laws (at the time of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).
“Sanctioned Person” means any Person that is (or was at the relevant time) (i) the subject or target of Sanctions Laws or Trade Control Laws, (ii) listed on any restricted or prohibited party list under Sanctions Laws or Trade Control Laws, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, OFAC’s Non-SDN Communist Chinese Military Companies List, BIS’ Entity List, BIS’ Denied Persons List, BIS’ Unverified List, the UN Security Council Consolidated List, UK Consolidated Financial Sanctions List, and the EU Consolidated List; (iii) incorporated, organized, located, or resident in a Sanctioned Country; or (iv) any Person owned or controlled by Person(s) described under clauses (i), (ii) or (iii).
“Sanctions Laws” means economic or trade sanctions Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, and the U.S. Department of Commerce), Her Majesty’s Treasury of the United Kingdom, the European Union, the United Nations Security Council or other applicable Governmental Authorities.
“SEC” means the United States Securities and Exchange Commission.
“Secondary Sale Amount” means an amount determined by the Company prior to the Closing; provided that such amount shall not be greater than (i) the Available Closing Acquiror Cash minus (ii) $150,000,000; provided, further, that, for the avoidance of doubt, if the Available Closing Acquiror Cash equals or is less than $150,000,000, the Secondary Sale Amount shall equal zero (0).
“Secondary Sale Shares” means such number and type of shares of Company Capital Stock determined by the Company, and treated, in connection with the Closing, as set forth in this Agreement.
“Section 102 Shares” means shares of Company Common Stock that have been issued upon the exercise of any Company 102 Options and are held by the 102 Trustee pursuant to the Israeli Tax Ordinance.
“Section 102 Options” means Company Options granted under Section 102 of the Israeli Tax Ordinance.
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Laws” means the securities Laws of any state, federal or foreign Governmental Authority and the rules and regulations promulgated thereunder.
“Specified Company Stockholder” means each Company Stockholder set forth on Schedule 1.01(c) of the Company Disclosure Schedules.
“Sponsor” means ION Holdings 2, LP, a Cayman Islands exempted limited partnership.
“Sponsor Side Letter” means that certain letter, dated February 10, 2021, by and among the Acquiror, the Sponsor and certain of the directors and officers of the Acquiror signatories thereto.
“Stockholder Related Party” means (i) the Company Stockholders or (ii) any Affiliate of the Company Stockholders other than the Company and its Subsidiaries.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the Equity Securities having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.
“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax, in each case imposed by any Governmental Authority, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof) by a Governmental Authority.
“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.
“Trade Control Laws” means (a) all U.S. and non-U.S. Laws relating to customs or import Laws, export control and trade Laws, including the Export Administration Regulations, the International Traffic in Arms Regulations and the customs and import Laws administered by U.S. Customs and Border Protection; and (b) U.S. Antiboycott Laws.
“Transaction Agreements” means this Agreement, the Sponsor Support Agreement, the Subscription Agreements, the Investor Rights Agreement, the Acquiror Restated Charter, the Acquiror Restated Bylaws, the Company Stockholder Support Agreements, the Secondary PSA, the Confidentiality Agreement and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.
“Transactions” means the transactions contemplated by this Agreement, including the Domestication, the PIPE Investment, the Secondary Sale and the Mergers.
“Treasury Regulations” means the regulations promulgated under the Code.
“Valid Withholding Certificate” means a valid certificate or ruling issued by the Israel Tax Authority in form and substance reasonably acceptable to the Paying Agent, the Company and Acquiror: (a) exempting from the duty to withhold Israeli Taxes with respect to the applicable payment; (b) determining the applicable rate of Israeli Taxes to be withheld from the applicable payment; or (c) providing any other instructions regarding the payment or withholding with respect to the applicable payment. A ruling, or interim ruling, issued by ITA under Section 104H or Section 102 of the ITO, providing (among other things) an exemption from Israeli Tax withholding, shall be considered a Valid Withholding Certificate.
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988 or any similar Law.
“Warrant Agreement” means the Warrant Agreement, dated as of February 10, 2021, by and between Acquiror and the Trustee.

“Willful Breach” means, with respect to a Party, a material breach of a representation, warranty, covenant or agreement set forth in this Agreement, as applicable, that is the consequence of a willful and intentional act or omission by such Party with the actual knowledge of such Party that such act or omission would result in such a material breach.
Section 1.02Construction.
(a)Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and have the meaning represented by the term “and/or”, and (vii) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”.
(b)Unless the context of this Agreement otherwise requires, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).
(c)Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.
(d)The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.
(e)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(f)The phrases “provided to Acquiror,” “delivered to Acquiror”, “furnished to Acquiror,” “made available to Acquiror” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been made available to Acquiror no later than 5:00 p.m. on the day prior to the date of this Agreement (i) in the virtual “data room” maintained by Datasite that has been set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.
(g)References to “$” or “dollar” or “US$” shall be references to United States dollars.
(h)all references to “or” shall be construed in the inclusive sense of “and/or.”
Section 1.03Table of Defined Terms.

Term	Section
“104H Tax Rulings”	Section 3.04(c)
“Acquiror”	Preamble
“Acquiror Board Recommendation”	Recitals

Term	Section
“Acquiror Designated Person”	Section 11.17(a)
“Acquiror ESPP”	Section 7.07
“Acquiror Incentive Equity Plan”	Section 7.07
“Acquiror Preferred Stock”	Section 5.11(a)
“Acquiror Prior Counsel”	Section 11.17
“Acquiror Restated Bylaws”	Recitals
“Acquiror Restated Charter”	Recitals
“Acquiror Shareholders’ Meeting”	Section 8.02(d),
“Additional Financial Statements”	Section 6.04
“Agreement”	Preamble
“Alternative Transaction Structure”	Section 2.06(b)
“Audited Financial Statements”	Section 4.08(a)
“CBA”	Section 4.13(a)(viii)
“Certificate of Domestication”	Section 2.01
“Change in Recommendation”	Section 7.10(a)
“Closing”	Section 3.03(a)
“Closing Date”	Section 3.03(a)
“Closing Press Release”	Section 8.05(c)
“Company”	Preamble
“Company Alternative Transaction”	Section 8.03(a)
“Company Board Recommendation”	Recitals
“Company Designated Person”	Section 11.17(a)
“Company Permits”	Section 4.12
“Company Prepared Returns”	Section 8.04(e)
“Company Stockholder Approval”	Section 6.09
“Company Stockholder Support Agreement”	Recitals
“Confidentiality Agreement”	Section 11.09
“Consideration Issuance”	Section 3.02(c)
“Consideration Period”	Section 7.10(b)
“Conversion/Domestication Intended Tax Treatment”	Recitals
“D&O Indemnitees”	Section 7.01(a)
“D&O Tail Policy”	Section 7.01(c)
“Designated Person”	Section 11.17(a)
“DGCL”	Recitals
“DLLCA”	Recitals
“Dissenting Shares”	Section 3.06
“Domesticated Acquiror Common Stock”	Recitals
“Domesticated Acquiror Unit”	Recitals
“Domesticated Acquiror Warrant”	Recitals
“Domestication”	Recitals
“Domestication Effective Time”	Section 2.01
“Electing Payees”	Section 3.04(c)
“Enforceability Exceptions”	Section 4.03
“Exchange Agent”	Section 3.02(a)
“Existing Representation”	Section 11.17(a)
“Financial Statements”	Section 4.08(a)
“First Certificate of Merger”	Section 2.02
“First Effective Time”	Section 2.02
“First Merger”	Recitals

Term	Section
“Insurance Policies”	Section 4.17
“Intended Tax Treatment”	Recitals
“Interim 104H Tax Ruling”	Section 3.04(c)
“Interim Financial Statements”	Section 4.08(a)
“Interim Period”	Section 6.01
“Intervening Event Notice”	Section 7.10(b)
“Investor Rights Agreement”	Recitals
“Israeli Payees”	Section 3.04(c)
“Leased Real Property”	Section 4.18(a)
“Letter of Transmittal”	Section 3.02(b)
“Merger Sub 1”	Preamble
“Merger Sub 2”	Preamble
“Mergers”	Recitals
“Mergers Intended Tax Treatment”	Recitals
“Most Recent Balance Sheet”	Section 4.08(a)
“NIS”	Section 3.04(b)
“Non-Recourse Party”	Section 11.14
“Options Tax Ruling”	Section 3.04(c)
“Party”	Preamble
“Payee”	Section 3.04(a)
“Paying Agent”	Section 3.04(b)
“PCAOB Financial Statements”	Section 6.04
“PIPE Investment”	Recitals
“PIPE Investment Amount”	Section 5.13
“PIPE Investors”	Section 5.13
“Post-Closing Matter”	Section 11.17(a)
“Post-Closing Representations”	Section 11.17(a)
“Pre-Closing Designated Persons”	Section 11.17(b)
“Pre-Closing Privileges”	Section 11.17(b)
“Prior Counsel”	Section 11.17(a)
“Privileged Materials”	Section 11.17(c)
“Proxy Statement”	Section 8.02(a)
“Proxy Statement/Registration Statement”	Section 8.02(a)
“Real Property Leases”	Section 4.18(a)
“Registration Statement Effective Date”	Section 8.02(a)
“Registration Statement Securities”	Section 8.02(a)
“Residency Declaration”	Section 3.04(b)
“SEC Reports”	Section 5.08(a)
“Second Certificate of Merger”	Section 2.02
“Second Effective Time”	Section 2.02
“Second Merger”	Recitals
“Secondary PSA”	Section 3.03(b)
“Secondary Sale”	Recitals
“Secondary Selling Stockholder”	Recitals
“SPAC Alternative Transaction”	Section 8.03(b)
“Specified Contracts”	Section 4.13(a)
“Specified Payee”	Section 3.04(b)
“Specified Representations”	Section 9.02(a)(i)
“Sponsor Support Agreement”	Recitals
“Subscription Agreement”	Recitals

Term	Section
“Surviving Corporation”	Recitals
“Surviving Entity”	Recitals
“Termination Date”	Section 10.01(c)
“Top Customer”	Section 4.24(a)
“Top Supplier”	Section 4.24(b)
“Transaction Litigation”	Section 8.01(f)
“Transfer Taxes”	Section 8.04(d)
“Trust Account”	Section 5.06(a)
“Trust Agreement”	Section 5.06(a)
“Trustee”	Section 5.06(a)
“Withholding Drop Date”	Section 3.04(b)
Section 1.04Equitable Adjustments. Without limiting anything contained in this Agreement (including Section 6.01(i), Section 6.01(j) and Section 7.02(a)(ii)), if, between the date of this Agreement and the Closing, the outstanding shares of Company Capital Stock or Acquiror Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split or combination or exchange of shares, then any number or amount contained herein which is based upon the number of shares of Company Capital Stock or Acquiror Shares, as applicable, will be appropriately adjusted to provide to the holders of Company Capital Stock or the holders of Acquiror Shares, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided that, for the avoidance of doubt, this Section 1.04 shall not be construed to permit any Acquiror Party or the Company to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement. For clarity, this Section 1.04 shall not apply to (i) the issuance of Acquiror Shares pursuant to the Subscription Agreements or (ii) the conversion of Acquiror Shares into Domesticated Acquiror Common Stock.
Section 1.05Knowledge. As used herein, (i) the phrase “to the Knowledge of” or “the Knowledge of” the Company shall mean the knowledge of the individuals identified on Schedule 1.05(a) of the Company Disclosure Schedules and (ii) the phrase “to the Knowledge” or “the Knowledge of” Acquiror shall mean the knowledge of the individuals identified on Schedule 1.05(b) of the Acquiror Disclosure Schedules, in each case, as such individuals would have actually acquired in the exercise of a reasonable inquiry of his, her or their direct reports, prior to the date of this Agreement.
ARTICLE II
THE MERGER
Section 2.01The Mergers; Domestication.
(a)After all of the conditions set forth in Article IX have been satisfied or waived (other than Section 9.03(g) (Domestication) and those conditions that by their terms or nature are to be satisfied at the Closing), but no later than one day prior to the Closing Date, Acquiror shall change its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by (i) deregistering as a Cayman Islands exempted company pursuant to and in accordance with Sections 206 through 209 of the Companies Act and (ii) continuing and domesticating as a Delaware corporation pursuant to and in accordance with Section 388 of the DGCL. Acquiror will effect the Domestication by (A) filing all applicable notices, undertakings and other documents required to be filed, in form and substance reasonably satisfactory to the Company, paying all applicable fees required to paid, and causing the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under Section 206 of the Companies Act and in accordance therewith and (B) filing a certificate of corporate domestication, in form and and substance reasonably acceptable to the Company (the “Certificate of Domestication”), and the Acquiror Restated Charter simultaneously with the Delaware Secretary of State in accordance with Section 388 of the DGCL. The Domestication shall become effective under the DGCL at the time the Certificate of Domestication and the Acquiror Restated Charter are accepted for filing by the Secretary of State of the State of Delaware or at such later time as may be mutually agreed by the Company and Acquiror and specified in each of the Certificate of Domestication and the Acquiror Restated Charter. The time at which the Domestication actually becomes effective under the DGCL is referred to herein as the “Domestication Effective Time”. At the Domestication Effective Time, the Organizational Documents of Acquiror shall be amended and restated such that (i) the Acquiror Restated Charter shall be the certificate of incorporation of Acquiror until thereafter amended, restated, supplemented or otherwise modified in accordance with the applicable provisions thereof and of the DGCL and (ii) the Acquiror Restated Bylaws shall be the bylaws of Acquiror until thereafter amended, restated, supplemented or otherwise modified in accordance with the applicable provisions thereof and of the Acquiror Restated Charter and the DGCL. At the First Effective Time, the Acquiror Restated Charter shall be amended to change Acquiror’s name to “Innovid Corp.”.
(b)At the First Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, Merger Sub 1 shall be merged with and into the Company, following which the separate corporate existence of Merger Sub 1 shall cease and the Company shall continue as the Surviving Corporation after the First Merger and as a direct, wholly owned Subsidiary of Acquiror (provided that references to the Company for periods after the First Effective Time until the Second Effective Time shall include the Surviving Corporation).
(c)At the Second Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL and DLLCA, the Surviving Corporation shall be merged with and into Merger Sub 2, following which the separate corporate existence of the Surviving Corporation shall cease and Merger Sub 2 shall continue as the Surviving Entity after the Second Merger and as a direct, wholly owned Subsidiary of Acquiror (provided that references to the Company for periods after the Second Effective Time shall include the Surviving Entity).
Section 2.02Effective Times. On the terms and subject to the conditions set forth herein, following the Domestication and at the Closing, Merger Sub 1 shall cause the First Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit H attached hereto (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, and the time of such filing, or such later time as may be agreed in writing by the Company and Acquiror and specified in the First Certificate of Merger, will be the effective time of and constitute the consummation of the First Merger (the “First Effective Time”). On the terms and subject to the conditions set forth herein, immediately following the consummation of the First Merger, Merger Sub 2 shall cause the Second Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit I attached hereto (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and DLLCA, and the time of such filing will be the effective time of and constitute the consummation of the Second Merger (the “Second Effective Time”).
Section 2.03Effect of the Mergers. The effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub 1 and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation. The effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second

Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub 2 and the Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity.
Section 2.04Organizational Documents. At the First Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to read the same as the certificate of incorporation and bylaws of Merger Sub 1 as in effect immediately prior to the First Effective Time (with such changes as may be agreed in writing by Acquiror and the Company) and, as so amended, such certificate of incorporation and bylaws shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL. At the Second Effective Time, the certificate of formation and limited liability company agreement of Merger Sub 2 as in effect immediately prior to the Second Effective Time substantially in the forms attached as Exhibits J and K hereto shall be the certificate of formation and limited liability company agreement of the Surviving Entity, until thereafter amended as provided therein and under the DLLCA, in each case subject to the obligations set forth in Section 7.01. The certificate of incorporation and bylaws of Acquiror as of immediately prior to the First Effective Time (which shall be in the form attached as Exhibits A and B hereto (with such changes as may be agreed in writing by Acquiror and the Company) upon effectiveness of the Domestication), shall be the certificate of incorporation and bylaws of Acquiror from and after the First Effective Time, until thereafter amended as provided therein and under the DGCL, in each case subject to the obligations set forth in Section 7.01.
Section 2.05Directors and Officers of Surviving Corporation, Surviving Entity and Acquiror.
(a)Immediately after the First Effective Time, the individuals who were the board of directors of the Company shall be installed as the board of directors of the Surviving Corporation and the officers of the Company immediately prior to the First Effective Time shall be the officers of the Surviving Corporation.
(b)Immediately after the Second Effective Time, the individuals who were the officers of the Surviving Corporation immediately prior to the Second Effective Time shall be the officers of the Surviving Entity.
(c)From and after the Second Effective Time, the Persons identified as the initial post-Closing directors of Acquiror in accordance with the provisions of Section 8.06 shall be the directors of Acquiror, each to hold office in accordance with the Organizational Documents of Acquiror (as in effect following the Domestication). Acquiror shall take all actions necessary to effect the foregoing.
Section 2.06Further Assurances.
(a)If, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the First Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub 1, the Parties and their respective directors, officers and members are fully authorized in the name of the applicable Party or its successor or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement. If, at any time after the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity following the Second Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Surviving Corporation and Merger Sub 2, the Parties and their respective directors, officers and members are fully authorized in the name of the applicable Party or its successor or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
(b)If, after the date hereof but prior to receipt of the Required Acquiror Shareholder Approval, the Company and Acquiror mutually determine (acting reasonably and in good faith) that the Mergers may result in material tax liabilities on the Company and its Subsidiaries, the Parties shall use commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to minimize such tax liabilities and any other expenses that may be incurred in connection with the Alternative Transaction Structure; provided, that no Alternative Transaction Structure shall (i) alter or change the amount, kind or allocation of the Aggregate Stock Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of any of the Parties pursuant to this Agreement or their respective shareholders or warrantholders, (iii) materially impede or delay the receipt of any consents or approvals of or the completion of any filings or registrations with any Governmental Authority in connection with the Transactions, or (iv) materially impede or delay consummation of the Transactions.
ARTICLE III
MERGER CONSIDERATION; CLOSING
Section 3.01Conversion of Securities.
(a)At the First Effective Time, by virtue of the First Merger and without any action on the part of any holder of Company Capital Stock, each share of Company Capital Stock, in each case, that is issued and outstanding immediately prior to the First Effective Time (other than (i) any shares of Company Capital Stock subject to Company Awards (which shall be subject to Section 3.05(a)), (ii) any shares of Company Capital Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the First Merger and shall not constitute “Company Capital Stock” hereunder (each such share, a “Treasury Share”), (iii) Dissenting Shares and (iv) Secondary Sale Shares), shall be canceled and converted into the right to receive the applicable portion of the Aggregate Stock Consideration as determined pursuant to Section 3.01(c). At the First Effective Time, all Company Capital Stock that have been converted into a right to receive the applicable portion of the Aggregate Stock Consideration as provided in this Section 3.01(a) shall no longer be outstanding, shall be extinguished automatically and shall cease to exist, and each former holder of such Company Capital Stock that were outstanding immediately prior to the First Effective Time will cease to have any rights with respect to such shares of Company Capital Stock, except for the right to receive the applicable portion of the Aggregate Stock Consideration as determined pursuant to Section 3.01(c).
(b)At the First Effective Time, each issued and outstanding share of common stock of Merger Sub 1 shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the First Effective Time. From and after the First Effective Time, all certificates representing the common stock of Merger Sub 1 (if any) shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
(c)Each holder of shares of Company Capital Stock as of immediately prior to the First Effective Time (other than in respect of (w) Secondary Sale Shares, (x) Treasury Shares, (y) Dissenting Shares, and (z) any shares of Company Common Stock subject to Company Awards (which shall be subject to Section 3.05(a)) shall be entitled to receive a portion of the Aggregate Stock Consideration (i) based upon the applicable liquidation preferences and other rights, preferences and privileges of such class or series of the Company Capital Stock as set forth in the Company’s Organizational Documents, and (ii) allocated in accordance with and subject to the Allocation Schedule, with fractional shares rounded down to the nearest whole share.
(d)Notwithstanding anything in this Agreement to the contrary, no fractional shares of Domesticated Acquiror Common Stock shall be issued in the First Merger.
(e)At the Second Effective Time, by virtue of the Second Merger and without any further action on the part of any Party or any other Person, (i) each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time will be cancelled and automatically extinguished without any conversion thereof or payment therefor and (ii) the limited liability company interests of Merger Sub 2 outstanding immediately prior to the Second Effective Time shall be converted into and become the limited liability company interests of the Surviving Entity.
Section 3.02First Merger Exchange Procedures.
(a)Prior to the Closing, Acquiror shall appoint Acquiror’s transfer agent or another agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Stock Consideration to the Company Stockholders and Company Warrantholders.
(b)The Company (if prior to the Closing) or Acquiror (if after the Closing) shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Capital Stock as of immediately prior to the First Effective Time a letter of transmittal and instructions substantially in the form attached to this Agreement as Exhibit L or such other form reasonably acceptable to the Company and Acquiror (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper surrender of the underlying shares to the Exchange Agent in customary form) for use in such exchange (each, a “Letter of Transmittal”).
(c)Simultaneously with the First Effective Time, Acquiror shall issue and deliver to the Exchange Agent (for distribution to the Company Stockholders and the Company Warrantholders in accordance with the term of this Agreement (including the Allocation Schedule) the Aggregate Stock Consideration, which such shares shall be newly and validly issued, credited as fully paid, rank pari passu in all respects with the other shares of Domesticated Acquiror Common Stock and be free and clear of any Liens (the “Consideration Issuance”). The Aggregate Stock Consideration so issued will be delivered in book entry form.
(d)Each holder of shares of Company Capital Stock that have been converted into the right to receive a portion of the Aggregate Stock Consideration pursuant to Section 3.01(c) shall be entitled to receive such portion of the Aggregate Stock Consideration pursuant to Section 3.01(c), upon receipt by the Exchange Agent of a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share of Company Capital Stock.
(e)Each Company Warrantholder shall be entitled to receive such portion of the Aggregate Stock Consideration pursuant to Section 3.05(b) and allocated in accordance with and subject to the Allocation Schedule, upon receipt of such documents as may reasonably be requested by the Company. No interest shall be paid or accrued upon the transfer of any share.
(f)Promptly following the one-year anniversary of the Closing Date, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Stock Consideration that remains unclaimed following the one-year anniversary of the Closing Date shall be returned to Acquiror, and any Person that was a holder of shares of Company Capital Stock as of immediately prior to the First Effective Time that has not exchanged such Company Capital Stock for the applicable portion of the Aggregate Stock Consideration in accordance with this Section 3.02 prior to the date that is the one-year anniversary of the Closing Date may transfer such shares of Company Capital Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Stock Consideration as set forth in Section 3.01(c) without any interest thereupon. None of Acquiror, Merger Subs, the Company, the Surviving Corporation, the Surviving Entity or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Stock Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.
Section 3.03Closing; Secondary Sale.
(a)Subject to the terms and conditions of this Agreement, the consummation of the Mergers (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 1271 Avenue of the Americas, New York, New York 10020 or electronically by the mutual exchange of electronic signatures (including portable document format on the date that is two (2) Business Days following the date on which all conditions set forth in Article IX have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place, time or date as Acquiror and the Company may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”
(b)At the Closing, immediately prior to the First Effective Time, Acquiror shall purchase from each Secondary Selling Stockholder the Secondary Sale Shares, for an aggregate purchase price equal to the Secondary Sale Amount in connection with the Secondary Sale. The Secondary Sale shall be effected pursuant to purchase and sale agreements, between Acquiror and the Selling Shareholders, each substantially in the form attached hereto as Exhibit M (the “Secondary PSA”). The Company, in its sole discretion, shall designate the Secondary Selling Stockholders and the number of Secondary Sale Shares to be sold by each such Secondary Selling Stockholder in the Secondary Sale. Acquiror shall duly execute and deliver to the Company each such Secondary PSA prior to the Closing Date.
(c)At the Closing, and simultaneously with the First Effective Time, Acquiror shall effect the Consideration Issuance.
(d)For the avoidance of doubt, the Closing, the First Effective Time and the Second Effective Time shall occur after the completion of the Domestication.
Section 3.04Withholding Rights.
(a)Notwithstanding anything in this Agreement to the contrary, Acquiror, Merger Subs, the Company, the Surviving Corporation, the Surviving Entity, and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any Person (such Person, a “Payee”), any amount required to be deducted and withheld with respect to the making of such payment under applicable Law. To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, prior to making any such deduction or withholding in respect of amounts payable to any Company Equityholders (other than any deduction or withholding (i) in respect of any payroll withholding in connection with any payments that are compensatory in nature for U.S. federal income tax purposes, (ii) in respect of backup withholding under Section 3406 of the Code or (iii) attributable to the Company’s failure to deliver the certification required under Section 6.05), Acquiror shall use reasonable best efforts to provide the applicable Company Equityholder a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings, and shall reasonably cooperate with such Company Equityholder to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. In the case of any such payment payable to employees of the Company or its Subsidiaries in connection with the Mergers treated as compensation, the Parties shall cooperate to pay such amounts through the Company’s or the relevant Subsidiary’s payroll to facilitate applicable withholding.
(b)Notwithstanding the provisions of Section 3.04(a), solely with respect to any Payee who is entitled to payments under this Agreement and (i) did not execute a declaration regarding its non-Israeli tax residence, in the form attached hereto as Exhibit O (a “Residency Declaration”), and (ii) did not provide a Valid Withholding Certificate, prior to the Closing Date (each, a “Specified Payee”), the consideration payable hereunder to such Specified Payee will be deposited with, and retained by, the a paying agent designated by the Company with reasonable consent of Acquiror (if so agreed, the 102 Trustee may also serve as the paying agent) (the “Paying Agent”) for the benefit of such Specified Payee for a period of up to 180 days from the Closing Date, or an earlier date requested in writing by the relevant Specified Payee (the “Withholding Drop Date”), and during which time unless otherwise requested by the ITA no payments shall be made to such Specified Payee and no amounts for Israeli Taxes shall be withheld from the payments deliverable pursuant to this Agreement, except as provided below and during which time such Specified Payee may provide a Residency Declaration or may obtain a Valid Withholding Certificate. In the event that no later than five (5) Business Days prior to the applicable Withholding Drop Date a Specified Payee submits a Residency Declaration or Valid Withholding Certificate then the Paying Agent shall release the payment to such Specified Payee in full, in the case a Residency Declaration is delivered by such Specified Payee, or, in the case a Valid Withholding Certificate is delivered by such Payee, act in accordance with such Valid Withholding Certificate (and in each such case, such Specified Payee shall no longer be considered a Specified Payee for the purpose of this Agreement). If a Specified Payee (A) does not provide the Paying Agent with a Residency Declaration or a Valid Withholding Certificate by no later than five (5) Business Days prior to the Withholding Drop Date, or (B) submits a written request to the Paying Agent to release his, her or its portion of the applicable payment prior to the Withholding Drop Date and fails to submit a Residency Declaration or a Valid Withholding Certificate at or before such time, then the amount of Israeli Tax to be withheld from such Specified Payee’s applicable payment shall be calculated according to the applicable withholding rate and such amount will be calculated in New Israeli Shekels (“NIS”) based on the most-recent US$:NIS exchange rate known on the date the payment is actually made to such Specified Payee, which amount shall be timely delivered or caused to be delivered to the ITA by the Paying Agent, and the Paying Agent shall pay to such Specified Payee the balance of the payment due to such Specified Payee that is not so withheld. Any currency conversion commissions will be borne by the applicable payment recipient and deducted from payments to be made to such payment recipient. The Paying Agent will provide the Company and Acquiror prior to the Closing Date with an undertaking as required under Section 6.2.4.3 of the Israeli Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates).
In the event that the Paying Agent holds insufficient cash funds in order to discharge the Israeli withholding tax, the Paying Agent may take any required action, in its reasonable discretion, in order to fulfill its obligation to withhold Israeli Tax as provided herein and subject to the terms hereof, including selling sufficient stock of Acquiror held by the Paying Agent for the benefit of such

Specified Payee (out of the consideration paid hereunder and deposited with the Paying Agent) for the purposes of using the proceeds of such sale to pay any Israeli tax obligation, but subject to prior written notice to the relevant Specified Payee.
(c)Following the date hereof, the Company or Payees who have not provided Residency Certificates (“Israeli Payees”) may, in the Company’s sole direction, prepare and file with the ITA an application for a ruling permitting any the Israeli Payees who elect to become a party to such a tax ruling (the “Electing Payees”), to defer any applicable Israeli tax with respect to any consideration in Domesticated Acquiror Common Stock that such Electing Payee will receive pursuant to this Agreement until the sale, transfer or other conveyance for cash of such Domesticated Acquiror Common Stock by such Electing Payee or such other date set forth in Section 104H of the Israeli Income Tax Ordinance (“104H Tax Ruling”). Acquirer shall reasonably cooperate with the Company and the Electing Payees and their respective counsel with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the 104H Tax Ruling or an interim approval confirming, among other matters, that Acquiror and anyone acting on its behalf shall be exempt from Israeli withholding Tax in relation to any payments made with respect to an Electing Payees (“Interim 104H Tax Ruling”); provided that all costs associated with the application for the 104H Tax Ruling shall be borne by the Company. Subject to the terms and conditions hereof, the parties shall use reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all reasonable things necessary, proper or advisable under applicable law to obtain the 104H Tax Ruling, as requested by the Company. For the avoidance of doubt, the Company and the Electing Payees shall not make any application to the ITA with respect to any matter relating to the 104H Tax Ruling without first consulting with the Acquirer’s legal counsel and allowing Acquirer’s legal counsel a reasonable opportunity to review and comment on the draft application, and will keep Acquirer’s counsel reasonably apprised of any discussions with the ITA related thereto. Notwithstanding anything herein to the contrary, if the 104H Tax Ruling or the Interim 104H Tax Ruling has been obtained prior to the applicable withholding date, then the provisions of the 104H Tax Ruling (or Interim 104H Tax Ruling, as applicable) shall apply and all applicable withholding and reporting procedures shall be made in accordance with the provisions of the 104H Tax Ruling (or Interim 104H Tax Ruling, as applicable) and Section 104H of the Israeli Income Tax Ordinance.
(d)Notwithstanding anything to the contrary in this Section 3.04, any consideration which a holder of Section 102 shares or Section 102 Options, has the right to receive pursuant to this Agreement in respect of such Section 102 Shares or Section 102 Options, shall be transferred (or caused to be transferred) by Acquirer directly to the 102 Trustee with respect to the Section 102 Shares and Section 102 Options, in accordance with the Options Tax Ruling (or the Israeli Options Interim Tax Ruling, as applicable), if obtained, and shall be held in the Section 102 Trustee, pursuant to the applicable provisions of the Israeli Income Tax Ordinance (including Section 102) and the Options Tax Ruling (or the Israeli Options Interim Tax Ruling, as applicable), if obtained. The Section 102 Trustee shall be responsible for holding such consideration, in accordance with the terms and conditions of Section 102 of the Israeli Income Tax Ordinance (as applicable), the Options Tax Ruling (or the Options Interim Tax Ruling, as applicable) and the trust documents governing the trust held by the Section 102 Trustee.
(e)The Company may, it its sole discretion, prepare and file with the ITA an application for a ruling (the “Options Tax Ruling”) in order to obtain that ITA’s confirmation that (i) the payment of the applicable consideration hereunder in respect of Section 102 Options and Section 102 Shares will not constitute a violation of the requirement of Section 102 of the ITO provided that the applicable payment is deposited with the 102 Trustee for the statutory minimum trust period under Section 102 of the ITO and will not result in a requirement for an immediate Israeli Tax payment or affect the Tax treatment of such Section 102 Options and Section 102 Shares and that the Israeli taxation will be deferred until completion of statutory holding period set out in Section 102 of the ITO, and release of such consideration, as applicable, and remain subject to the provisions of Section 102 of the ITO; and (ii) the payment of the consideration payable pursuant to this Agreement in respect of the Section 102 Options or any Section 102 Shares to the 102 Trustee is exempt from withholding obligations. Acquirer shall reasonably cooperate with the Company with respect to Company’s preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Options Tax Ruling, or any interim ruling as customarily granted by the ITA. Subject to the terms and conditions hereof, the parties shall use reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all reasonable things necessary, proper or advisable under applicable law to obtain the Options Tax Ruling, as requested by the Company.
Section 3.05Company Options; Company Warrants.
(a)Company Options. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Acquiror the Option Conversion Schedule. Effective as of the First Effective Time, each Company Option, whether vested or unvested, granted under any Company Award that is outstanding and unexercised immediately prior to the First Effective Time shall be converted into the right to receive, an option relating to shares of Domesticated Acquiror Common Stock upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the First Effective Time, including with respect to vesting and termination-related provisions (each, an “Acquiror Option”). The number of shares subject to, and the exercise price of, each Acquiror Option delivered pursuant to this Section 3.05(a) shall be set forth on the Option Conversion Schedule and shall be determined in a manner consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D); provided, however, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price of and number of shares subject to the Acquiror Option shall be subject to such adjustments as are necessary in order to satisfy the requirements of Treasury Regulation Section 1.424-1(a).
(b)Company Warrants. Effective as of the First Effective Time, each Company Warrant that is issued and outstanding immediately prior to the First Effective Time shall be terminated and converted into the right to receive a portion of the Aggregate Stock Consideration allocated in accordance with and subject to the Allocation Schedule, with fractional shares rounded down to the nearest whole share.
Section 3.06Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock issued and outstanding immediately prior to the First Effective Time and held by a holder who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost such holder’s appraisal rights under the DGCL (such shares of Company Capital Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise effectively waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Stock Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the First Effective Time, such holder fails to perfect, waives, withdraws, or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company

Capital Stock shall be treated as if they had been converted as of the First Effective Time into the right to receive the Aggregate Stock Consideration in accordance with Section 3.01 without interest thereon, upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Capital Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the First Effective Time that relates to such demand. Prior to the First Effective Time, the Company shall not, except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld or delayed), make any payment with respect to any demands for appraisal, or offer to settle or compromise or otherwise negotiate, or settle or compromise, any such demands, or approve any withdrawal or any such demands, or waive any failure to timely deliver a written demand for appraisal or otherwise to comply with the provisions under Section 262 of the DGCL.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Company Disclosure Schedules, the Company represents and warrants to Acquiror and Merger Subs as of the date of this Agreement and as of the Closing Date as follows:
Section 4.01Corporate Organization of the Company. The Company has been duly incorporated, is validly existing as a corporation and is in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. The Company has made available to Acquiror true and correct copies of its certificate of incorporation and bylaws as in effect as of the date hereof. The Company is duly licensed, registered or qualified and in good standing (or the equivalent thereof) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed, registered or qualified, except where failure to be so licensed, registered or qualified has not had and would not reasonably be expected to have, a Company Material Adverse Effect.
Section 4.02Subsidiaries. The Subsidiaries of the Company, together with details of their respective jurisdiction of incorporation or organization, are set forth on Schedule 4.02 of the Company Disclosure Schedules. The Subsidiaries of the Company have been duly formed or organized, are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite organizational power and authority to own, operate and lease their respective properties, rights and assets and to conduct their business as it is now being conducted, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Each Subsidiary of the Company is duly licensed, registered or qualified and in good standing (or the equivalent thereof) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be in good standing or so licensed, registered or qualified, except where the failure to be in good standing or so licensed, registered or qualified has not had, and would not reasonably be expected to have a Company Material Adverse Effect.
Section 4.03Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreements to which it is or will be a party and (subject to the Company Stockholder Approval and the approvals, authorizations and other requirements described in Section 4.05) to perform all obligations to be performed by it hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or any other Transaction Agreements or the Company’s performance hereunder or thereunder other than the Company Stockholder Approval. This Agreement has been, and each such other Transaction Agreement (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (x) obtaining the Company Stockholder Approval and (y) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).
Section 4.04No Conflict. Subject to the receipt of the consents, approvals, authorizations, the requirements set forth in Section 4.05 or on Schedule 4.04 of the Company Disclosure Schedules and obtaining the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not, (a) contravene or conflict with, or result in any breach of or default, under the Organizational Documents of the Company or its Subsidiaries, (b) contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, require a consent or constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, any of the terms, conditions or provisions of any Specified Contract or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of the Company or any of its Subsidiaries (other than any Permitted Liens) or result in a violation of, a termination (or right of termination) or cancellation of, or default under, or the creation or acceleration of any obligation or the loss or reduction of a benefit under, any provision of, the Credit Facility or any Specified Contract, except in the case of each of clauses (b) through (d) for such violations, contraventions, conflicts, creations, impositions, violations, terminations, breaches or defaults which would not have a Company Material Adverse Effect and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company or any of its Subsidiaries to enter into and perform its obligations under this Agreement.
Section 4.05Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Acquiror Parties contained in this Agreement and the other Transaction Agreements to which it is a party, no action by, consent, approval, Permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the execution, delivery and performance of this Agreement and the other Transaction Agreements by the Company to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, except for (i) obtaining the consents of, or submitting notifications, filings, notices or other submissions to, the Governmental Authorities listed on Schedule 4.05 of the Company Disclosure Schedules, (ii) the filing with the SEC of (A) the Proxy Statement/Registration Statement (and the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act or, in the event the preliminary Proxy Statement/Registration Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC) and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the other Transaction Agreements or the transactions contemplated hereby or thereby, (iii) the filing of the First Certificate of Merger in accordance with the DGCL and the filing of the Second Certificate of Merger in accordance the DGCL and DLLCA and (iv) any actions, consents, approvals, Permits or authorizations, the absence of which would not have a Company Material Adverse Effect and which would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the ability of the Company or any of its Subsidiaries to enter into and perform its obligations under this Agreement.
Section 4.06Capitalization.
(a)The authorized capital stock of the Company consists of 75,264,333 shares of Company Common Stock and 55,514,480 shares of Company Preferred Stock. All of the issued and outstanding Equity Securities of the Company as of the date of this Agreement are set forth on Schedule 4.06(a) of the Company Disclosure Schedules. The issued and outstanding Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of (i) the Organizational Documents of the Company, (ii) any preemptive, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights or (iii) applicable Law, including Securities Laws. The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list, as of the date of this Agreement, of, with respect to each Company Option and Company Warrant, the holder of such Company Option or Company Warrant, the number of shares of Company Common Stock or Company Preferred Stock subject thereto and, if applicable with respect to Company Options, the vesting schedule and the exercise price per Company Common Stock thereof.
(b)From the date of this Agreement, no Equity Securities of the Company have been granted or issued in violation of Section 6.01. Except as set forth on Schedule 4.06(a) of the Company Disclosure Schedules, as of the date of this Agreement, there are no issued and outstanding Equity Securities of the Company. Except for Company Preferred Stock, Company Options and Company Warrants, or as set forth in the Transaction Agreements, the Organizational Documents of the Company or the Affiliate Agreements listed on Schedule 4.22 of the Company Disclosure Schedules, as of the date hereof (i) no Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of the Company, (ii) there are no warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contract, in each case, that requires the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities of the Company, other than under the Company’s share incentive plans (including the Company Incentive Plan) and option and RSU agreements executed thereunder, and (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Stockholders may vote.
(c)Except as set forth on Schedule 4.06(c) of the Company Disclosure Schedules, (i) there are no declared but unpaid dividends or distributions in respect of any Equity Securities of the Company and (ii) since December 31, 2020 through the date of this Agreement, the Company has not made, declared, set aside, established a record date for or paid any dividends in respect of shares of Company Capital Stock.
Section 4.07Capitalization of Subsidiaries.
(a)The issued and outstanding Equity Securities of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. All of the issued and outstanding Equity Securities of each Subsidiary of the Company are owned as set forth on Schedule 4.02 of the Company Disclosure Schedules, free and clear of any Liens (other than the restrictions under applicable Securities Laws, the terms of the Organizational Documents of such Subsidiary, and Permitted Liens), and have not been issued in violation of (i) the Organizational Documents of the applicable Subsidiary, (ii) any preemptive, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights or (iii) applicable Law, including applicable Securities Laws.

(b)Except as set forth on Schedule 4.02 of the Company Disclosure Schedules, as of the date of this Agreement, there are no issued and outstanding Equity Securities of any Subsidiary of the Company. Except as set forth in the Transaction Agreements, the Organizational Documents of the respective Subsidiary of the Company and the Affiliate Agreements listed on Schedule 4.22 of the Company Disclosure Schedules, (i) no Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Subsidiary of the Company, (ii) there are no warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts, in each case, that require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities, and (iii) there are no outstanding bonds, debentures, notes or other indebtedness of any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiaries’ stockholders may vote.
Section 4.08Financial Statements.
(a)Attached as Schedule 4.08(a) of the Company Disclosure Schedules hereto are copies of (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2019, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year then ended, together with the auditor’s reports thereon (the “Audited Financial Statements”), (b) the unaudited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2020 and related consolidated statements of operations, changes in stockholders’ equity and cash flows for the 12-month period then ended, and (c) the unaudited consolidated condensed balance sheet of the Company and its Subsidiaries as of March 31, 2021 (the “Most Recent Balance Sheet”) and the related consolidated statements of income and cash flow for the three-month period ended March 31, 2021 (together with the financial statements in clause (b), the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).
(b)The Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows, income, changes in equity and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP during the periods involved (except in the case of the Interim Financial Statements for the absence of footnotes and other presentation items and for normal year-end adjustments, in each case, the impact of which is not material) and were derived from, the books and records of the Company and its Subsidiaries.
(c)Since the date of the Most Recent Balance Sheet, neither the Company nor any of its Subsidiaries has made any Restricted Payments.
Section 4.09Absence of Certain Changes. Except as set forth on Schedule 4.09 of the Company Disclosure Schedules, since the date of the Most Recent Balance Sheet through the date of this Agreement, (a) except as expressly contemplated by this Agreement, the other Transaction Agreements or in connection with the transactions contemplated hereby or thereby, the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course of business consistent with past practices, (b) there has not been (x) a Company Material Adverse Effect or (y) any event, change, state of facts, or effect, which would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the ability of the Company or any of its Subsidiaries to enter into and perform its obligations under this Agreement, and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without Acquiror’s consent, would constitute a material violation of Section 6.01 hereof.
Section 4.10Undisclosed Liabilities. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations, whether accrued, contingent, absolute,

determined, determinable or otherwise, that would be required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities or obligations (a) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (b) that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business of the Company and its Subsidiaries, (c) incurred or arising under or in connection with the Transactions, including expenses related thereto, (d) disclosed in the Company Disclosure Schedules, (e) under any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound (other than as a result of a breach thereof by the Company or such Subsidiary), or (f) that would not have a Company Material Adverse Effect.
Section 4.11Litigation and Proceedings. Except as set forth on Schedule 4.11 of the Company Disclosure Schedules, as of the date hereof, there are no and since January 1, 2018, there have been no, pending or, to the Knowledge of the Company, threatened (in writing) Actions by or against the Company or any of its Subsidiaries that, if adversely decided or resolved, would have, or would reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the business of the Company and its Subsidiaries, taken as a whole, or would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the ability of the Company or any of its Subsidiaries to enter into and perform its obligations under this Agreement. There is no Governmental Order specifically imposed upon the Company or any of its Subsidiaries, except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the business of the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the litigation matters that would be required to be listed on Schedule 4.11 of the Company Disclosure Schedules pursuant to the first sentence of this Section 4.11 and that contains any ongoing obligations, restrictions or liabilities or obligations, and that, in each case, would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the ability of the Company or any of its Subsidiaries to enter into and perform its obligations under this Agreement.
Section 4.12Compliance with Laws. The Company and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all applicable Laws, except where the failure to be, or to have been, in compliance with such Laws, individually or in the aggregate, has not had, and would not have a material and adverse effect on the Company and its Subsidiaries or their respective operations, taken as a whole. None of the Company or its Subsidiaries has received any written, or to the Knowledge of the Company, oral notice from any Governmental Authority of a violation of any applicable Law at any time since January 1, 2018, except for any such violation which has not had, and would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries hold, and since January 1, 2018 have held, all Permits necessary for the lawful conduct of the business of the Company as currently conducted, except for such Permits where the failure to so hold has not had, and would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its Subsidiaries, taken as a whole (the “Company Permits”). The Company and its Subsidiaries are, and since January 1, 2018 have been, in compliance with and not in default under such Company Permits, in each case except for such noncompliance which has not had, and would not, individually or in the aggregate, have a material and adverse effect on the Company and its Subsidiaries, taken as a whole.
Section 4.13Contracts; No Defaults.
(a)Schedule 4.13(a) of the Company Disclosure Schedules contains a true, correct and complete list of all Contracts described in clauses (i) through (xiii) of this Section 4.13(a) to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party other than Company Benefit

Plans and Real Property Leases (all such Contracts as described in clauses (i) through (xiii), collectively, the “Specified Contracts”).
(i)Each Contract with a Top Customer or Top Supplier;
(ii)Each Contract, other than a customer Contract, that involves aggregate payments or consideration furnished (x) by the Company or by any of its Subsidiaries of more than $250,000 or (y) to the Company or to any of its Subsidiaries of more than $1,000,000, in each case, in the calendar year ended December 31, 2020 or any future calendar year;
(iii)Each Contract relating to indebtedness for borrowed money having an outstanding principal amount in excess of $3,000,000;
(iv)Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof, in each case, involving payments in excess of $5,000,000 and with respect to which there are any material ongoing obligations;
(v)Each joint venture, partnership or similar Contract (other than Contracts between wholly-owned Subsidiaries of the Company) that is material to the Company and its Subsidiaries, taken as a whole;
(vi)Each Contract requiring capital expenditures after the date of this Agreement in an amount in excess of $500,000 in the aggregate;
(vii)Each license, sublicense, or other agreement under which the Company or any of its Subsidiaries (x) is a licensee or grantee with respect to any material Intellectual Property rights (excluding (A) click-wrap and shrink-wrap licenses and (B) off-the-shelf software licenses and other licenses of uncustomized software that is commercially available to the public generally, with one-time or annual aggregate fees of less than $300,000) or (y) is a licensor or otherwise grants to a third party any rights to use any item of material Intellectual Property, other than non-exclusive licenses or sublicenses granted to customers or vendors in the ordinary course of business consistent with past practices;
(viii)Each collective bargaining agreement or other Contract with any labor union, labor organization or works council or any arrangement with an employer organization (each a “CBA”);
(ix)Each employment or service agreement or similar Contract with any current director, employee or individual independent contractor of the Company or any of its Subsidiaries with an annual base salary or fee in excess of $310,000;
(x)Each Contract with any current or former employee, director or other service provider of the Company or any of its Subsidiaries that provides for change in control or transaction-based payments and/or benefits and triggered by the First Merger;
(xi)Each Contract which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company and its Subsidiaries, taken as a whole;

(xii)Each Contract containing covenants of the Company or any of its Subsidiaries expressly (A) prohibiting or limiting the right of the Company or any of its Subsidiaries to engage in or compete with any Person in any line of business or (B) prohibiting or restricting the Company’s and its Subsidiaries’ ability to conduct their business with any Person in any geographic area, in each case, that currently has or would reasonably be expected to have a material and adverse effect on the business of the Company and its Subsidiaries (taken as a whole) as currently operated, in each case other than, for the avoidance of doubt, customary non-solicitation and no-hire provisions entered into in the ordinary course of business;
(xiii)Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;
(xiv)Each Contract for the primary purpose of interest rate or foreign currency hedging; and
(xv)Each Contract that relates to the acquisition or disposition of any Equity Securities in, or assets or properties of, the Company or any of its Subsidiaries (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which (A) any deferred or contingent payment obligations, including “earn-outs” or other similar payment obligations, by or to the Company or any of its Subsidiaries remain outstanding or (B) any indemnification payment obligations remain outstanding (excluding acquisitions or dispositions in the ordinary course of business consistent with past practice or of assets that are obsolete, worn out, surplus or no longer used in the conduct of the Company’s business).
(b)The Company has made available to Acquiror complete and accurate copies of each Specified Contract as in effect as of the date of this Agreement. Except for each Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date or as would not have, individually or in the aggregate, a material and adverse effect on the Company and its Subsidiaries, taken as a whole, each Specified Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of the Company or one or more of its Subsidiaries party thereto and, to the Knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except, in each case, where the occurrence of such breach or default or failure to perform would not have a Company Material Adverse Effect, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Specified Contracts, and (y) none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in breach of or default of any Specified Contract and during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Specified Contract.
Section 4.14Company Benefit Plans.
(a)Schedule 4.14(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Company Benefit Plans (including, for each such Company Benefit Plan, its jurisdiction). With respect to each material Company Benefit Plan, the Company has provided Acquiror with true and complete copies of (as applicable): (i) all current plan documents pursuant to which the plan is maintained, funded and administered (including any trust agreement, insurance Contract or other funding instrument); (ii) the most recent IRS determination or opinion letter (or, for Company Benefit Plans maintained for the benefit of employees primarily performing services outside the United States, any similar determination by an applicable Governmental Authority), if applicable; (iii) the most recent summary plan description distributed to participations; (iv) the nondiscrimination and compliance testing results and Form 5500s for the three (3) most recent plan years; and (v) all material, non-ordinary course communications between the Company and any Governmental Authority sent or received in the last three years.
(b)Neither the Company nor any of its Subsidiaries nor any of their ERISA Affiliates has any liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Neither Company nor any of its Subsidiaries has any liabilities to provide any retiree or post-employment health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to Law for which the recipient pays the full cost of coverage. Neither Company nor any of its Subsidiaries has any liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.
(c)Each Company Benefit Plan has been administered in all material respects in accordance with its terms and applicable Law, including, to the extent applicable, ERISA and the Code, and all material contributions required to be made with respect to any Company Benefit Plan before the date hereof have been made. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service. Neither Company nor any of its Subsidiaries has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code, and no circumstance exists or event has occurred that could reasonably be expected to result in the imposition of any such material penalty or Tax.
(d)There are no pending or, to the Knowledge of the Company, threatened claims or Actions with respect to any Company Benefit Plan (other than routine claims for benefits). With respect to each Company Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made, or if not yet due, have been properly accrued in accordance with GAAP. Each Company Benefit Plan has been established, funded, administered and maintained, in form and in operation, in all material respects in compliance with its terms and all applicable Laws.
(e)Neither the execution and delivery of this Agreement nor the consummation of the Transactions (whether alone or in combination with any other event(s)) will (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any director, manager, officer, employee, individual independent contractor or other service providers of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries under any Company Benefit Plan, (ii) increase the amount or value of any compensation or benefits payable to any director, manager, officer, employee, individual independent contractor or other service providers of the Company or any of its Subsidiaries (whether current, former or retired or their beneficiaries) under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting, or trigger any payment or funding of any compensation or benefits to any director, manager, officer, employee, individual independent contractor or other service providers of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries, or (iv) create or otherwise result in liability with respect to any Company Benefit Plan.
(f)No amount that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any director, manager, officer, employee, individual independent contractor or other service providers of the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise as a result of the consummation of the Transactions could, separately or in the aggregate, be nondeductible under Section 280G of the Code (determined without regard to any exception set forth in Section 280G(b)(5) of the Code) or subjected to an excise Tax under Section 4999 of the Code.
(g)Neither Company nor any of its Subsidiaries has any current or contingent obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 or 409A of the Code.
(h)Each Company Benefit Plan that is required to be registered or intended to be Tax exempt or receive favorable tax treatment has been registered (and, where applicable, accepted for registration) and is Tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Authority. Except as set forth under Schedule 4.14(h) of the Company Disclosure Schedules, no Foreign Benefit Plan is a gratuity, termination indemnity or “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded liabilities, nor are such unfunded liabilities reasonably expected to arise in connection with the Transactions. All material contributions required to have been made by or on behalf of the Company and its Subsidiaries with respect to plans or arrangements maintained or sponsored by a Governmental Authority (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued. Without limiting the generality of the foregoing, except as set forth on Schedule 4.14(h) of the Company Disclosure Schedules, the Company’s and its Israeli subsidiaries’ liabilities to present or former employees in Israel regarding severance pay, accrued vacation, recreation pay and contributions to all pension plans and material Foreign Benefit Plans are either fully funded or are accrued for on the Company’s financial statements as of the date of such financial statements. Section 14 of the Israel Severance Pay Law, 1963 was properly applied in accordance with the terms of the general permit issued by the Israeli Minister of Labor regarding mandatory pension arrangements regarding all employees in Israel based on their full salaries and from the date of the commencement of their employment and, upon the termination of employment of any of the employees, the Company will not have to make any payment under the Severance Pay Law, 1963, except for release of the funds accumulated in accordance with an applicable Section 14 arrangement.
(i)Except as set forth in Schedule 4.14(i) of the Company Disclosure Schedules, the Company and its Subsidiaries have not made, and there are no facts that would reasonably be expected to give rise to, any material changes to the Company Benefit Plans resulting from disruptions caused by the COVID-19 pandemic or COVID-19 Measures, nor are any such changes currently contemplated.
(j)All Company Options have been issued in compliance in all material respects with the Company Incentive Plan and all applicable Laws and properly accounted for in all material respects in accordance with applicable accounting standards. The Company Incentive Plan has received a favorable determination or approval letter from, or is otherwise approved by or deemed approved by passage of time without objection by the ITA. All Company Options granted under Section 102 of the ITO have been granted in compliance in all material respects with the applicable requirements of Section 102 of the ITO and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the appointment of an authorized trustee, and the due and timely deposit of such securities with the trustee appointed by the Company from time to time in accordance with the provisions of the ITO, pursuant to the terms of Section 102 of the ITO and the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012, in each case, or as otherwise provided in tax rulings obtained by the Company or its subsidiaries from the ITA. The Company has made available to Acquiror accurate and complete copies of the Company Options database, the Company Incentive Plan and each standard form of award agreement pursuant to which any Company Options were granted thereunder. Each Company Option has been granted with an exercise price that is intended to be no less than the fair market value of the underlying Company Common Stock on the date of grant. Each Company Benefit Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and administered in all material respects in operational and documentary compliance with, or satisfies the requirements of an applicable exception to, all applicable requirements of, Section 409A of the Code and guidance promulgated thereunder and the terms of such Company Benefit Plan. All Company Options are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Option is subject to terms that are materially different from those set forth in such forms.
Section 4.15Labor Matters.
(a)Neither the Company nor any of its Subsidiaries (A) has any material liability for any arrears of wages or other compensation (including salaries, wage premiums, commissions, fees or bonuses) to their current or former employees and independent contractors under applicable Law, Contract or Company policy, or any fines, Taxes, interest, penalty or other sums for failure to comply with any of the foregoing, or (B) has any material liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of the Company and its Subsidiaries (other than routine payments to be made in the normal course of business and consistent with past practice). The Company and its Subsidiaries have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of the Company and its Subsidiaries, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.
(b)Neither the Company nor any of its Subsidiaries is party to or bound by any CBA or arrangements with a labor union, works council or labor organization. No employees of the Company and its Subsidiaries is represented by any labor organization, labor union, works council or other employee representative, employee delegate, representative or other employee collective group nor is there any duty on the part of the Company or any of its Subsidiaries to give notice, consult, seek the consent of, or bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group in connection with the Transactions. To the Company’s knowledge, neither the Company nor any of its Subsidiaries is subject to any extension orders (‘tzavei harchava’) except for extension orders which generally apply to all employees in Israel.
(c)The Company and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all Laws respecting labor and employment, including provisions thereof relating to fair employment practices, terms and conditions of employment, hours and days of work (including working during rest days and holidays), collective bargaining, unfair labor practices, reductions in force, equal employment opportunity, employment discrimination, harassment, civil rights, safety and health, disability, employee benefits, workers’ compensation, immigration, background checks, paid or unpaid leave, classification of employees and independent contractors, and wages and hours, and since January 1, 2021, have been in compliance with all Laws respecting COVID-19, except, in each case, as would not have a Company Material Adverse Effect.
(d)Since January 1, 2018, no charges or complaints of sexual or other unlawful harassment based on sex, race, or any other prohibited characteristic have been made against any current officer of the Company or any Subsidiary, except as would not reasonably be expected to result in, individually or in the aggregate, a material liability to the Company or any of its Subsidiaries, taken as a whole.

(e)No senior executive of the Company or any Subsidiary has provided written notice of his or her intention to terminate his or her employment as a result of or following the consummation of the Transactions contemplated by this Agreement. To the Knowledge of the Company, no senior executive of the Company or any of its Subsidiaries is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement with a third party that would materially restrict the performance of such Person’s employment duties with the Company or any of its Subsidiaries or the ability of the Company and/or any of its Subsidiaries to conduct its business in the ordinary course.
(f)As of the date hereof, the Company has not had, nor to the Knowledge of the Company are there any facts that are reasonably expected to give rise to, any material workforce changes resulting from disruptions due to COVID-19, any economic effect thereof, or COVID-19 Measures, whether directly or indirectly, including any actual or expected group terminations, layoffs, furlough or shutdowns, or any material changes to benefit or compensation programs, nor are any such changes currently contemplated as a result of COVID-19.
Section 4.16Taxes.
(a)Except as would not have a Company Material Adverse Effect:
(i)all Tax Returns required to be filed by the Company or its Subsidiaries have been timely filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all respects;
(ii)all Taxes required to be paid (whether or not shown on any Tax Return) by the Company or its Subsidiaries have been duly paid;
(iii)no Tax audit, examination or other proceeding with respect to Taxes of the Company or any of its Subsidiaries is pending or has been threatened in writing;
(iv)the Company and each of its Subsidiaries has complied in all respects with all applicable Laws relating to the collection and withholding of Taxes; and
(v)there are no assessments, deficiencies, adjustments or other claims with respect to Taxes that have been asserted or assessed in writing by any Governmental Authority against the Company or its Subsidiaries that have not been paid or otherwise resolved.
(b)Within the past two (2) years, neither the Company nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).
(c)Neither the Company nor any of its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(d)There are no Liens with respect to material Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.
(e)As of the date hereof, except as contemplated under this Agreement, neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any material Taxes.

(f)Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.
(g)No written and unresolved claim has been received by the Company or any of its Subsidiaries from a Governmental Authority in respect of Tax in a jurisdiction where the Company or such Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.
(h)Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made prior to the Closing, (ii) prepaid amount received or deferred revenue recognized or received prior to the Closing outside the ordinary course of business, (iii) change in method of accounting made or requested prior to the Closing for a taxable period ending on or prior to the Closing Date, (iv) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing or (v) election pursuant to Section 965(h) of the Code.
(i)Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement with respect to material Taxes (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).
(j)The Company is and has been treated as a C corporation for U.S. federal, state and local income tax purposes since the date of its formation. Section 4.16(j) of the Company Disclosure Schedules sets forth the U.S. federal income tax classification of each Subsidiary of the Company.
(k)The Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date.
(l)Neither the Company nor any of its Subsidiaries has an office, permanent establishment, branch or otherwise become resident for Tax purposes in any country outside the country of its organization.
(m)Neither the Company nor any of its Subsidiaries has taken any action that could reasonably be expected to prevent the Mergers from qualifying for the Mergers Intended Tax Treatment, and to the Knowledge of the Company there are not any facts or circumstances that could reasonably be expected to prevent the Mergers from qualifying for the Mergers Intended Tax Treatment.
(n)Based on the Company’s internal analysis, no more than 40% of the value of the Company is allocable to assets (including shares in Israeli companies) located in Israel. For purposes of this Section 4.16(o), any Person incorporated, organized or formed under the laws of Israel is considered as an asset located in Israel and any company treated as a tax resident in Israel is considered as an asset located in Israel. None of the equity rights in the Company are covered by Section 89(b)(3) of the ITO.

(o)Other than in respect of the PPP Loan, the Company and its Subsidiaries have not (i) deferred any Taxes under Section 2302 of the CARES Act or the Presidential Memorandum Deferring Payroll Tax Obligations dated August 8, 2020, which have not been paid, or (ii) obtained a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.
(p)The Company has duly accounted for all material credits received (if any) under Sections 7001 through 7005 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act.
Section 4.17Insurance. The Company has made available to Acquiror true and accurate copies of each material insurance policy currently in effect to which the Company or any of its Subsidiaries is a party (collectively, the “Insurance Policies”). With respect to each such Insurance Policy, except as set forth on Schedule 4.17 of the Company Disclosure Schedules and except as would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company and its Subsidiaries, taken as a whole: (a) the Insurance Policy is valid, binding and in full force and effect and enforceable in accordance with its terms, except for the Insurance Policies that have expired under their terms in the ordinary course of business; (b) all premiums with respect thereto have been timely paid; (c) neither the Company nor any of its Subsidiaries is in default under any such Insurance Policy; and (d) as of the date hereof, no written or, to the Knowledge of the Company, oral notice of cancellation or nonrenewal has been received by the Company or any of its Subsidiaries with respect to such Insurance Policy. To the Knowledge of the Company, no insurer has denied or disputed coverage of any material claim made by the Company or its Subsidiaries under any Insurance Policy within the last twelve (12) months.
Section 4.18Real Property.
(a)Schedule 4.18(a) of the Company Disclosure Schedules lists all real property leased, licensed or subleased by the Company or any of its Subsidiaries as the lessee, sublessee or licensee as of the date hereof (the “Leased Real Property”) and each Leased Real Property lease (the “Real Property Leases”). The Company has delivered or made available to Acquiror, complete, accurate and correct copies, in all material respects, of all Real Property Leases.
(b)Except as would not reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries, taken as a whole, the Company or its applicable Subsidiary has a valid, binding and enforceable leasehold, subleasehold or license interest (as applicable) in all Leased Real Property. All Real Property Leases under which the Company or any of its Subsidiaries is a lessee or sublessee are in full force and effect and are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions, except as would not reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries, taken as a whole. None of the Company or any of its Subsidiaries has received any written notice of any default, and neither the Company nor any of its Subsidiaries, and to the Knowledge of the Company, no counterparty thereto, is in default, under any such Real Property Lease, in each case except as would not reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries, taken as a whole. As of the date hereof, neither the Company nor any of its Subsidiaries has (i) exercised any termination rights with respect to any Real Property Lease, or (ii) received written notice from the landlord under any Real Property Lease indicating that the landlord has exercised a termination right with respect to such Real Property Lease. Except as set forth on Schedule 4.18(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has sublet any Leased Real Property, in whole or in part, to any third party.
(c)There does not exist any actual or, to the Knowledge of the Company, threatened condemnation or eminent domain proceedings that affect any interests of the Company or any of its

Subsidiaries in the Leased Real Property or any part thereof, and none of the Company nor its applicable Subsidiary have received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use any interest in the Leased Real Property or any part thereof or interest therein. Neither the Company nor any of its Subsidiaries have received any currently outstanding and uncured written notice alleging that the Leased Real Property is in violation of any applicable Law(s) in any material respect.
(d)None of the Company or any of its Subsidiaries (i) owns, or has ever owned, any real property, or (ii) is party to any obligation to purchase any real property.
Section 4.19Intellectual Property and IT Security.
(a)Schedule 4.19(a) of the Company Disclosure Schedules accurately lists all Intellectual Property Registrations as of the date of this Agreement. There is no Action pending, or, to the Knowledge of the Company, threatened challenging the validity, enforceability, ownership, registration, or use of any Intellectual Property Registrations.
(b)Except as set forth in Schedule 4.19(b) of the Company Disclosure Schedules, the Company or its applicable Subsidiary (i) is the sole, exclusive owner of all right, title, and interest in and to all Owned Intellectual Property, (ii) either owns or has the right to use all other Intellectual Property that is used in or necessary for the conduct of their respective businesses as currently conducted, free and clear of any Liens other than Permitted Liens, in each case, except as would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, have a material and adverse effect on the Company and its Subsidiaries, taken as a whole, all Persons who have participated in the creation or development of any material Intellectual Property for the Company or its Subsidiaries have executed and delivered to the Company or its Subsidiary, a written agreement (i) providing for the non-disclosure by such Person of any confidential information of the Company and its Subsidiaries and (ii) providing for the present assignment by such Person to the Company or its Subsidiary of any Intellectual Property arising out of such Person’s employment by, engagement by or Contract with the Company or a Subsidiary, except where such Intellectual Property would vest in the Company or its Subsidiary by operation of law. There are no currently pending or, to the Knowledge of the Company, threatened claims, from any Persons who have participated in the creation or development of any material Intellectual Property for the Company or its Subsidiaries for compensation or remuneration for inventions or copyright works created or invented by any such Person or any similar claim, including under the Israeli Patents Law, 1967. No Governmental Authority or academic institution owns any rights in or to any material Owned Intellectual Property, nor was any Owned Intellectual Property developed with any grant, incentive, subsidy, award, loan, participation, exemption, cost sharing arrangement, reimbursement arrangement specifically provided to the Company by the Israel Innovation Authority, the Investment Center of the Israeli Ministry of Economy and Industry, the Israel Tax Authority (solely with respect to “benefit” or “approved” enterprise status or similar programs), the State of Israel (including the BIRD foundation), the European Union, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Entity.
(c)The execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation by the Company of the transactions contemplated hereby and thereby will not result in the loss, termination or impairment of any right of the Company or any of its Subsidiaries in or to any Intellectual Property, except as would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d)Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the conduct of the business of the Company and its Subsidiaries as currently conducted is not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any third party, and has not infringed upon, misappropriated or otherwise violated any Intellectual Property rights of any third party since January 1, 2015, (ii) no third party is infringing upon, misappropriating or otherwise violating any Intellectual Property and (iii) the Company and its Subsidiaries have not received from any Person any written notice since January 1, 2015 that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person.
(e)The Company and its Subsidiaries have in place commercially reasonable measures to protect and maintain the confidentiality of any material trade secrets included in the Owned Intellectual Property. To the Knowledge of the Company, there has been no unauthorized access, use or disclosure of any such trade secrets included in the Owned Intellectual Property, except as would not be material to the Company and its Subsidiaries, taken as a whole.
(f)The Company and its Subsidiaries are in material compliance with all the terms and conditions of all licenses applicable to all Open Source Software used in any material software included in Owned Intellectual Property. None of the material Owned Intellectual Property is subject to any Copyleft License.
(g)The Company and its Subsidiaries have implemented commercially reasonable measures to protect the confidentiality, integrity, availability and security of the IT Systems. and the Personal Data and sensitive, business data thereon, including commercially reasonable back-up and disaster recovery procedures for the continued operation of their businesses in the event of a failure of the IT Systems. The Company and its Subsidiaries have used reasonable efforts to prevent the introduction into the IT Systems, any malware, ransomware, disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that would permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of the IT Systems. The IT Systems have not suffered any information security incident compromising the integrity or availability of the IT Systems, nor any failures, errors, breakdowns or other adverse events, in each case that have caused any material disruption in the operation of the business of the Company and its Subsidiaries since May 1, 2017. The IT Systems are in good working order in all material respects and are sufficient in all material respects for the needs of the business of the Company and its Subsidiaries as of the date hereof.
(h)The Company and its Subsidiaries are in material compliance, and since January 1, 2018 have been in material compliance, with all Data Protection Requirements. There is no Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, including by any Governmental Authority, with respect to their collection, retention, storage, security, disclosure, transfer, disposal, use, or other processing of any Personal Data. Since January 1, 2018, the Company and its Subsidiaries have not received any written notice of any claim, investigation or alleged violation of Law or Contract with respect to any Data Protection Requirement, nor has the Company notified in writing, or been required by applicable Law, regulation, or contract to notify in writing, any person or entity of any Personal Data or information security-related incident.
(i)Since January 1, 2018, to the Knowledge of the Company and its Subsidiaries have not experienced any material unauthorized or unlawful access, acquisition, exfiltration, manipulation, erasure, loss, use, or disclosure of Personal Data. To the Knowledge of the Company, no service provider (in the course of processing Personal Data on behalf of the Company and its Subsidiaries) has suffered any material security breach.

Section 4.20Environmental Matters.
(a)The Company and its Subsidiaries are, and since January 1, 2018 have been, in compliance with all Environmental Laws, which includes and has included holding and complying with all Permits required under Environmental Laws, in each case except where such failure to be, or to have been, in compliance with such Environmental Laws or Permits as has not had, and would not, individually or in the aggregate, have a material and adverse effect on the Company and its Subsidiaries, taken as a whole.
(b)Since January 1, 2018, none of the Company or its Subsidiaries has received any written notice from any Person regarding any actual or alleged violation of, or liability arising under, Environmental Law, except for any such matter which, individually or in the aggregate, has not had and would not reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries, taken as a whole.
(c)Since January 1, 2018, neither the Company nor any of its Subsidiaries has manufactured, distributed, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released, or exposed any Person to, or, to the Knowledge of the Company, owned or operated any property or facility which is or was contaminated by, any Hazardous Materials, except, in each case, which has not had and would not reasonably be expected to give rise to any liability under any Environmental Laws that would have a material and adverse effect on the Company and its Subsidiaries, taken as a whole.
(d)Neither the Company nor any of its Subsidiaries has retained or assumed, by contract, any liabilities or obligations of any other Person arising under Environmental Law, except as would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries.
Section 4.21Brokers’ Fees. Other than as set forth on Schedule 4.21 of the Company Disclosure Schedules, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions that is payable by the Company or any of its Subsidiaries, based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
Section 4.22Related Party Transactions. Except for the Contracts set forth on Schedule 4.22 of the Company Disclosure Schedules, there are no Affiliate Agreements.
Section 4.23International Trade; Anti-Corruption.
(a)The Company and its Subsidiaries are, and for the past five (5) years have been, in compliance in all material respects with all applicable Sanctions Laws and Trade Control Laws. Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or, to the Knowledge of the Company, employees agents or other third-party Representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or has been at any time in the past five (5) years: (i) a Sanctioned Person, (ii) engaged, directly or knowingly indirectly, in any dealings or transactions on behalf of, with, or otherwise involving any Sanctioned Person in violation of Sanctions Laws, or (iii) otherwise engaged, directly or knowingly indirectly, in any dealings or transactions in violation of applicable Sanctions Laws or Trade Control Laws. Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries (y) has assets, operations or business dealings located in, or otherwise directly or knowingly indirectly derives revenue from investments, activities, or transactions in or with any Sanctioned Country, or (z) directly or knowingly indirectly derives revenues from investments, activities or transactions in or with, any Sanctioned Person. In the past five (5) years, except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has exported, reexported, or transferred (in-country) any products, services, technology, technical data, or any other item for which a license, approval, license exception, registration, or similar authorization is or was required under applicable Trade Control Laws or Sanctions Laws or, to the Knowledge of the Company, by any other Governmental Authority.
(b)The Company and its Subsidiaries are, and in the past five (5) years have been, in compliance in all material respects with all Anti-Corruption Laws. Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, or, to the Knowledge of the Company, employees, agents or other third-party Representatives acting on behalf of the Company or any of its Subsidiaries, has in the past five (5) years (i) made any unlawful payment or unlawfully given, offered, promised, or authorized or agreed to give, solicited, or received, any money or thing of value, directly or indirectly, to or from any Government Official, any political party or official thereof or any candidate for political office; any member of any Governmental Authority; any private individual or commercial entity (including employees, agents, directors and officers of such commercial entity); or any other Person in any such case while knowing that all or a portion of such money or thing of value may be given, offered, promised, or authorized or agreed to be given, solicited, or received, directly or indirectly, to any Person or member of any Governmental Authority or any candidate for political office for the purpose of any of the following: (x) influencing any action or decision of such Person, in such Person’s official or commercial capacity, including a decision to fail to perform such Person’s official or commercial function; (y) inducing such Person to use such Person’s influence with any Governmental Authority, private individual or commercial entity to affect or influence any act or decision of such Governmental Authority, private individual or commercial entity to assist the Company or any of its Subsidiaries in obtaining or retaining business for, with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any of its Subsidiaries in obtaining or retaining business for, with, or directing business to, any Person; or (ii) otherwise violated any Anti-Corruption Laws. The Company and its Subsidiaries have maintained accurate books and records, practices and internal controls in all material respects in compliance with Anti-Corruption Laws and have had in place practices and internal controls reasonably designed to ensure that receipts and expenses were accurately recorded and were based on accurate and sufficient supporting documentation in all material respects.
(c)In the past five (5) years through the date hereof, except as would not be material to the Company and its Subsidiaries, taken as a whole (i) there has been no Action pending or, to the Knowledge of the Company, threatened (in writing), against the Company, or any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective officers, directors, employees or agents, that relates to an actual or potential violation of Sanctions Laws, Trade Control Laws, or Anti-Corruption Laws; and (ii) neither the Company nor any of its Subsidiaries has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; conducted any internal investigation or audit concerning, or has any Knowledge of any actual or potential violation or wrongdoing by the Company, its Subsidiaries, or any of their respective officers, directors, employees or agents, in each case of this Section 4.23(c) related to Trade Control Laws, Sanctions Laws, or Anti-Corruption Laws. The Company and its Subsidiaries have instituted and, at all times in the past five (5) years, maintained and enforced policies, procedures and internal controls reasonably designed to promote compliance by the Company, its Subsidiaries, and their respective officers, directors, employees, and agents, with Anti-Corruption Laws, Sanctions Laws, and Trade Control Laws.

Section 4.24Top Customers and Top Suppliers.
(a)Schedule 4.24(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of the names of the top ten (10) customers by dollar sales volume paid by such customers to the Company and its Subsidiaries for the year ended December 31, 2020 (each, a “Top Customer”). None of the Top Customers has (i) terminated or given written notice to the Company or any of its Subsidiaries expressly stating its intention to terminate its relationship with the Company or any of its Subsidiaries, (ii) given written notice to the Company or any of its Subsidiaries expressly stating that, following the date of this Agreement, it plans to reduce substantially the quantity of products or services that it purchases from the Company or any of its Subsidiaries or (iii) given written notice to the Company or any of its Subsidiaries expressly stating that, following the date of this Agreement, it desires to renegotiate any material terms of its Contract with the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries provides services to such Top Customer.
(b)Schedule 4.24(b) of the Company Disclosure Schedules sets forth, a true, correct and complete list of the names of the top ten (10) suppliers and vendors by dollar sales volume paid by the Company and its Subsidiaries to such supplier for the year ended December 31, 2020 (each, a “Top Supplier”). None of the Top Suppliers has (i) terminated or given written notice to the Company or any of its Subsidiaries expressly stating its intention to terminate its relationship with the Company or any of its Subsidiaries, (ii) given written notice to the Company or any of its Subsidiaries expressly stating that, following the date of this Agreement, it plans to reduce substantially the quantity of products or services that it provides to the Company or any of its Subsidiaries or (iii) given written notice to the Company or any of its Subsidiaries expressly stating that, following the date of this Agreement, that it desires to renegotiate any material terms of its Contract with the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries receives services or products from such Top Supplier.
Section 4.25PPP Loan. The PPP Loan was obtained by the Company in accordance, in all material respects, with all applicable Laws and all applicable eligibility requirements under the Paycheck Protection Program, in each case as existing as of the time of the Company’s final application for the PPP Loan. The Company has not received written notice from any Governmental Authority asserting or threatening that any portion of the PPP Loan is not or may not be eligible for forgiveness or that the PPP Loan does not comply with applicable Laws and requirements.
Section 4.26No Outside Reliance. Subject to and without limiting anything contained in Article V or any other provision hereof, the Company, on its own behalf and on behalf of its Affiliates and on behalf of its and their respective directors, managers, officers, employees and equityholders, acknowledge and agree that (i) such Person has made its own investigation of the Acquiror Parties and has been furnished with or given access to such documents and information about the Acquiror Parties and their businesses and operations as such Person has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby and (ii) that neither the Acquiror Parties nor any other Person is making any representation or warranty whatsoever, express or implied, in respect of the Acquiror Parties or their respective businesses or operation beyond those expressly made by the Acquiror Parties in Article V, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Acquiror Parties. Without limiting the generality of the foregoing, it is understood that any information, documents or other materials (whether or not accessed by the Company or its Representatives) or management presentations that have been or shall hereafter be provided to the Company or any of its Affiliates, agents or Representatives are not and will not be deemed to be representations or warranties of the Acquiror Parties, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article V.

Section 4.27TID U.S. Business. To the Knowledge of the Company, the Company is not a TID U.S. business as defined at 31 C.F.R. §800.248.
Section 4.28No Other Representations. Except as provided in this Article IV, neither the Company nor any other Person has made, or is making, any representation or warranty whatsoever in respect of the Company, the Company’s Subsidiaries or their respective businesses.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES
Except as set forth in the Acquiror Disclosure Schedules or in the SEC Reports filed or furnished by Acquiror through the date that is three (3) Business Days prior to the date of this Agreement (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” or other disclosures that are predictive, cautionary or forward-looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 5.06, Section 5.07 Section 5.10 or Section 5.11), each Acquiror Party represents and warrants to the Company as follows:
Section 5.01Corporate Organization. Prior to the Domestication, Acquiror has been duly incorporated and is validly existing as an exempted company in good standing under the Laws of the Cayman Islands, and from and after the Domestication, Acquiror will be duly incorporated and validly existing as a corporation in good standing under the Laws of the State of Delaware. Acquiror has the requisite company or corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Each of Merger Sub 1 and Merger Sub 2 is duly incorporated and is validly existing as a corporation or limited liability company in good standing under the Laws of the State of Delaware, and has the requisite corporate or limited liability company power and authority to own, lease or operate its assets and properties and to conduct its business. Acquiror has made available to the Company true, correct and complete copies of each of the Acquiror Parties’ Organizational Documents as in effect as of the date hereof. Each of the Acquiror Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective Organizational Documents. Each of the Acquiror Parties is duly licensed, registered or qualified and in good standing (or the equivalent thereof) as a foreign company or corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed, registered or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have an Acquiror Impairment Effect.
Section 5.02Due Authorization.
(a)Each of the Acquiror Parties has all requisite company, corporate or limited liability company power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors of each Acquiror Party and no other corporate or equivalent proceeding on the part of any Acquiror Party is necessary to authorize this Agreement or such other Transaction Agreements or any Acquiror Party’s performance hereunder or thereunder (except that obtaining the Required Acquiror Shareholder Approval is a condition to the consummation of the Mergers). This Agreement has been, and each such other Transaction Agreement (when executed and delivered by such Acquiror Party ) will be, duly and validly executed and delivered by such Acquiror Party and, assuming due authorization and execution by each other Party hereto and thereto (other than the other Acquiror Party), this Agreement constitutes, and each such other Transaction Agreement will constitute a legal, valid and binding obligation of such Acquiror Party, enforceable against each Acquiror Party in accordance with its terms, subject to the Enforceability Exceptions.
(b)(i) Each of those Acquiror Shareholder Matters identified in clauses (i) through (iii) of the definition of Acquiror Shareholder Matters shall require approval by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Organizational Documents) at a shareholders’ meeting duly called by the board of directors of Acquiror and held for such purpose. Each of those Acquiror Shareholder Matters identified in clauses (iv) and (x) of the definition of Acquiror Shareholder Matters shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Organizational Documents) at a shareholders’ meeting duly called by the board of directors of Acquiror and held for such purpose. Each of those Acquiror Shareholder Matters identified in clauses (v) through (ix) of the definition of Acquiror Shareholder Matters may be approved by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Organizational Documents) at a shareholders’ meeting duly called by the board of directors of Acquiror and held for such purpose.
(c)The only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, the consummation of the transactions contemplated hereby, including the Closing, and the approval of the Acquiror Shareholder Matters are as set forth in Section 5.02(b).
(d)At a meeting duly called and held, the board of directors of Acquiror has unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Acquiror Shareholders, (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof, (iii) approved the Transactions as a Business Combination and (iv) without limiting Section 8.03, resolved to recommend to the Acquiror Shareholders approval of each of the Acquiror Shareholder Matters.
Section 5.03No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 and obtaining the Required Acquiror Shareholder Approval, the execution, delivery and performance of this Agreement and any other Transaction Agreement to which any Acquiror Party is or will be a party, and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of any Acquiror Party’s Organizational Documents, (b) conflict with or result in any violation, in each case, of any provision of any Law or Governmental Order binding on or applicable to any Acquiror Party, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which any Acquiror Party is a party, or (d) result in the creation of any Lien upon any of the properties or assets of the Acquiror Parties (including the Trust Account), except in the case of each of clauses (b) through (d) as would not reasonably be expected to have, individually or in the aggregate, an Acquiror Impairment Effect.

Section 5.04Litigation and Proceedings. Since the dates of its organization, there has been no Action or, to the Knowledge of Acquiror, threatened (in writing) Actions by or against any Acquiror Party that, if adversely decided or resolved, has had, individually or in the aggregate, an Acquiror Impairment Effect. There is no Governmental Order imposed upon any Acquiror Party that has had, individually or in the aggregate, an Acquiror Impairment Effect. No Acquiror Party is party to any settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that has had, individually or in the aggregate, an Acquiror Impairment Effect.
Section 5.05Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company and its Subsidiaries contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of any Acquiror Party with respect to such Acquiror Party’s execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, except for (i) obtaining the consents of, or submitting notifications, filings, notices or other submissions to, the Governmental Authorities listed on Schedule 5.05 of the Acquiror Disclosure Schedules, (ii) the filing with the SEC of (A) the Proxy Statement/Registration Statement (and the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act or, in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC) and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the other Transaction Agreements or the transactions contemplated hereby or thereby, (iii) the filing of the First Certificate of Merger in accordance with the DGCL and the filing of the Second Certificate of Merger in accordance the DGCL and DLLCA, (iv) in connection with the Domestication, the applicable requirements and required approval of the Cayman Registrar, or (v) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, an Acquiror Impairment Effect.
Section 5.06Trust Account.
(a)As of the date hereof, there is at least $253,000,000 held in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York limited purpose trust company, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated February 10, 2021, by and between Acquiror and the Trustee on file with the SEC Reports of Acquiror as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror’s Organizational Documents and Acquiror’s final prospectus dated April 13, 2021. Amounts in the Trust Account are invested only in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement and the Trust Account, and to the Knowledge of Acquiror, no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending, or to the Knowledge of Acquiror, threatened with respect to the Trust Account or the funds contained therein. Acquiror has not released any money from the Trust Account (other than as permitted by the Trust Agreement). At the First Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror’s Organizational Documents shall terminate, and, as of the First Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror’s Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the Transactions. From and after the First Effective Time, no shareholder of Acquiror shall be entitled to receive any amount from, or any amount previously held in, the Trust Account except to the extent such shareholder shall have elected to tender its Acquiror Class A Shares for redemption pursuant to the Acquiror Shareholder Redemption prior to such time. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or otherwise modified, in any respect, and, to the Knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated or anticipated. There are no side letters or other Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than Acquiror Shareholders who shall have elected to redeem their Acquiror Class A Shares pursuant to the Acquiror Shareholder Redemption or the underwriters of Acquiror’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.
(b)As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.
Section 5.07Brokers’ Fees. Other than as set forth on Schedule 5.07 of the Acquiror Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions or any other potential Business Combination transaction considered or engaged in by or on behalf of any Acquiror Party based upon arrangements made by or on behalf of any Acquiror Party or any of its Affiliates or otherwise in respect of which any Acquiror Party, the Company or any of their Subsidiaries would have any liability or obligation.
Section 5.08SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities
(a)Acquiror has filed or furnished in a timely manner (giving effect to permissible extensions in accordance with Rule 12b-25 under the Exchange Act) all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC (collectively, as they have been amended since the time of its filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of the last such amendment or filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes as permitted by Form 10-Q of the SEC) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No Acquiror Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports.
(b)Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer. To the Knowledge of Acquiror, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s financial statements included in Acquiror’s periodic reports required under the Exchange Act.
(c)Acquiror has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements in accordance with GAAP.
(d)Acquiror has not identified or been made aware of any, and to the Knowledge of Acquiror, there is no (i) “significant deficiency” in the internal controls over financial reporting of Acquiror, (ii) “material weakness” in the internal controls over financial reporting of Acquiror or (iii) fraud, whether or not material, that involves management or other employees of Acquiror who have a significant role in the internal controls over financial reporting of Acquiror.
(e)To the Knowledge of Acquiror, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the Knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof nor has the Acquiror received any inquiries or other notices from the SEC with respect to any such SEC Reports.
(f)Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.
(g)There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror.
Section 5.09Business Activities.
(a)Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror’s Organizational Documents, there is no Contract or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which would not reasonably be expected to have an Acquiror Impairment Effect. Merger Subs were formed solely for the purpose of engaging in the Transactions, have not conducted any business and have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any other Transaction Agreement to which any Merger Sub is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable. Acquiror owns all of the issued and outstanding Equity Securities of Merger Subs.
(b)Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation (other than Merger Sub 1), limited liability company (other than Merger Sub 2), partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, no Acquiror Party has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c)Except for this Agreement and the other Transaction Agreements or as incurred in connection with or expressly contemplated by this Agreement and/or the Transactions, including with respect to professional fees for legal and accounting advisors incurred by any Acquiror Party in connection with the Transactions, no Acquiror Party is, and at no time has been, party to any Contract with any Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $300,000 in the aggregate.
(d)As of the date hereof, Acquiror has no liabilities or obligations, except for liabilities or obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet as of December 31, 2020 or disclosed in the notes thereto, (ii) that have arisen since the date of Acquiror’s consolidated balance sheet as of December 31, 2020 in the ordinary course of the operation of business of Acquiror, (iii) incurred in connection with or contemplated by this Agreement or the Transactions, including with respect to professional fees for legal and accounting advisors incurred by any Acquiror Party in connection with the Transactions; or (iv) which would not be, or would not reasonably be expected to be, material to Acquiror or have an Acquiror Impairment Effect.
Section 5.10Tax Matters.
(a)Except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Impairment Effect:
(i)all Tax Returns required to be filed by any Acquiror Party have been timely filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all respects;
(ii)all Taxes required to be paid (whether or not shown on any Tax Return) by any Acquiror Party have been duly paid;
(iii)no Tax audit, examination or other proceeding with respect to Taxes of any Acquiror Party is pending or has been threatened in writing;
(iv)each Acquiror Party has complied in all respects with all applicable Laws relating to the collection and withholding of Taxes; and
(v)there are no assessments, deficiencies, adjustments or other claims with respect to Taxes that have been asserted or assessed in writing by any Governmental Authority against any Acquiror Party that have not been paid or otherwise resolved.
(b)No Acquiror Party (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).
(c)No Acquiror Party has been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(d)There are no Liens with respect to material Taxes on any of the assets of any Acquiror Party, other than Permitted Liens.

(e)No Acquiror Party has made a request for an advance tax ruling, request for technical advice, request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any material Taxes.
(f)No Acquiror Party has any material liability for the Taxes of any Person (other than Acquiror or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.
(g)No written and unresolved claim has been received by any Acquiror Party from a Governmental Authority in respect of Tax in a jurisdiction where such Acquiror Party does not file Tax Returns that such Acquiror Party is or may be subject to taxation by that jurisdiction.
(h)No Acquiror Party will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, or open transaction disposition made prior to the Closing, (ii) prepaid amount received or deferred revenue recognized or received prior to the Closing outside the ordinary course of business, (iii) change in method of accounting made or requested prior to the Closing for a taxable period ending on or prior to the Closing Date, (iv) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, or (v) election pursuant to Section 965(h) of the Code. No Acquiror Party has deferred, pursuant to the CARES Act or the Presidential Memorandum Deferring Payroll Tax Obligations dated August 8, 2020, any Taxes which have not been paid.
(i)No Acquiror Party is a party to any Tax indemnification or Tax sharing or similar agreement with respect to material Taxes (other than any such agreement solely between the Acquiror Parties and customary commercial Contracts not primarily related to Taxes ).
(j)No Acquiror Party has taken any action that could reasonably be expected to prevent the conversion contemplated by Section 7.11 and the Domestication from qualifying for the Conversion/Domestication Intended Tax Treatment or prevent the Mergers from qualifying for the Mergers Intended Tax Treatment, and to the Knowledge of Acquiror there are not any facts or circumstances that could reasonably be expected to prevent the conversion contemplated by Section 7.11 and the Domestication from qualifying for the Conversion/Domestication Intended Tax Treatment or prevent the Mergers from qualifying for the Mergers Intended Tax Treatment.
(k)All of the membership interests in Merger Sub 2 are owned by Acquiror, and Merger Sub 2 is, and has been since formation, disregarded as an entity (within the meaning of Treasury Regulations Section 301.7701-3) separate from Acquiror for U.S. federal income tax purposes.
Section 5.11Capitalization.
(a)The authorized capital stock of Acquiror consists of 555,000,000 shares of capital stock, including (i) 500,000,000 Acquiror Class A Shares, (ii) 50,000,000 Acquiror Class B Shares and (iii) 5,000,000 shares of preferred stock, par value $0.0001 per share (“Acquiror Preferred Stock”). Schedule 5.11(a) of the Acquiror Disclosure Schedules sets forth the total number and amount of all of the issued and outstanding Equity Securities of each Acquiror Party (including Acquiror Warrants), and further sets forth the amount and type of Equity Securities of any Acquiror Party owned or held by each of Sponsor and each of Sponsor’s Affiliates. From the date of this Agreement, no Equity Securities of Acquiror have been granted or issued in violation of Section 7.02. No shares of Acquiror Preferred Stock have been issued or are outstanding. All of the issued and outstanding shares of Equity Securities of the Acquiror Parties (i)

have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in full compliance with applicable Law and the Acquiror Parties’ Organizational Documents and any other Contracts governing issuance of such Equity Securities and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror Parties’ Organizational Documents or any Contract which any Acquiror Party is a party to or otherwise bound by.
(b)There are no Equity Securities of Acquiror authorized, reserved, issued or outstanding. Except as contemplated by this Agreement or the other documents contemplated hereby, and other than the Subscription Agreements, no Acquiror Party has granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Equity Securities of any Acquiror Party or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of Equity Securities of any Acquiror Party, or the value of which is determined by reference to Equity Securities of any Acquiror Party, and there are no Contracts of any kind which may obligate any Acquiror Party to issue, purchase, redeem or otherwise acquire any of its Equity Securities. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in the SEC Reports and except for the Sponsor Support Agreement and the Company Support Agreement, Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to Acquiror Shares or any other Equity Securities of Acquiror.
(c)No Acquiror Party owns any Equity Securities in any other Person (other than Equity Securities of Merger Subs owned by Acquiror) or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any Equity Securities, or any securities or obligations exercisable or exchangeable for or convertible into Equity Securities of such Person.
(d)The Acquiror Warrants are not exercisable until the later of (x) February 16, 2022 and (y) thirty (30) days after the Closing. Subject to the terms of conditions of the Warrant Agreement, the Domesticated Acquiror Warrants will be exercisable after giving effect to the Mergers and the Domestication for one share of Domesticated Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share.
(e)The Aggregate Stock Consideration and the shares of Domesticated Acquiror Common Stock, when issued in accordance with the terms hereof, will be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Organizational Documents, or any Contract which Acquiror is a party to or otherwise bound by.
(f)No Acquiror Party has any indebtedness for borrowed money in excess of $50,000 in the aggregate.
Section 5.12NYSE Stock Market Listing. The issued and outstanding units of Acquiror, each such unit comprised of one Acquiror Class A Share and one-eighth of one Acquiror Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “IACB.U”. The issued and outstanding Acquiror Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “IACB”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “IACB WS”. As of the Closing, after giving effect to the Domestication and the other transactions contemplated by this Agreement (and by the other agreements contemplated hereby) to occur prior to the Closing, Domesticated Acquiror Common Stock and Domesticated Acquiror Warrants will be registered pursuant to Section 12(b) of the Exchange Act and listed for trading on the NYSE under the same symbols. There is no Action pending or, to the Knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister Acquiror Class A Shares (or following the Domestication, the Domesticated Acquiror Common Stock) or Acquiror Warrants (or following the Domestication, Domesticated Acquiror Warrant) or otherwise terminate the listing of such stock or warrant on the NYSE. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of Acquiror Class A Shares (or following the Domestication, Domesticated Acquiror Common Stock) or Acquiror Warrants (or following the Domestication, Domesticated Acquiror Warrant) under the Exchange Act except as contemplated by this Agreement. Acquiror has not received any notice from the NYSE or the SEC regarding the revocation of such listing or otherwise to the Knowledge of Acquiror, any notice regarding a threatened delisting of Acquiror Class A Shares (or following the Domestication, Domesticated Acquiror Common Stock) or the Acquiror Warrants (or following the Domestication, Domesticated Acquiror Warrant) from the NYSE or the SEC.
Section 5.13PIPE Investment. Acquiror has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Acquiror with the applicable investors named therein (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors have committed to provide equity financing to Acquiror in the aggregate amount of $150,000,000 (the “PIPE Investment Amount”). As of the date hereof, to the Knowledge of Acquiror, with respect to each PIPE Investor, the Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. Each Subscription Agreement is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, each PIPE Investor and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under any such Subscription Agreement violates any Laws. Each Subscription Agreement provides that the Company is a third party beneficiary to the extent specified in the Subscription Agreements. There are no side letters or other Contracts, or arrangements to which Acquiror, Sponsor (or any Affiliate of Sponsor) or any PIPE Investor is party or by which any of them is bound relating to any Subscription Agreement or the PIPE Investment and, as of the date hereof, Acquiror has no Knowledge of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Acquiror, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms thereof. Other than fees payable to the PIPE placement agents pursuant to those engagement letters set forth on Schedule 5.07 of the Acquiror Disclosure Schedules (as in effect as of the date hereof or as hereafter modified with the prior written consent of the Company), no fees, consideration or other discounts are payable or have been agreed by or on behalf of Acquiror or to any PIPE Investor in respect of its PIPE Investment.
Section 5.14Related Party Transactions. Except as expressly contemplated herein or as expressly set forth in the SEC Reports, the Sponsor Side Letter, and the Subscription Agreements, there are no Contracts, transactions, arrangements or understandings between any Acquiror Party, on the one hand, and Sponsor, any Affiliate of Sponsor or any director, officer, employee, stockholder, warrant holder or Affiliate of such Acquiror Party, on the other hand.

Section 5.15Investment Company Act; JOBS Act. No Acquiror Party is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case, within the meaning of the Investment Company Act of 1940, as amended. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.
Section 5.16Absence of Changes. Since December 31, 2020, (a) there has not been any event or occurrence that has had, individually or in the aggregate, an Acquiror Impairment Effect and (b) the Acquiror Parties have, except as expressly contemplated by this Agreement or, the other Transaction Agreements, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.
Section 5.17No Outside Reliance. Notwithstanding anything contained in Article IV or any other provision hereof, each Acquiror Party, on its own behalf and on behalf of its Affiliates (including Sponsor) and on behalf of its and their respective directors, managers, officers, employees and equityholders, acknowledge and agree that (i) such Person has made its own investigation of the Company and its Subsidiaries and has been furnished with or given access to such documents and information about the Company and its Subsidiaries and their businesses and operations as such Person has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby and (ii) that neither the Company nor any other Person is making any representation or warranty whatsoever, express or implied, in respect of the Company, its Subsidiaries or their respective businesses or operation beyond those expressly made by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its Representatives, or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV. Acquiror understands, acknowledges and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” with all faults and without any other representation or warranty of any nature whatsoever.
Section 5.18No Other Representations. Except as provided in this Article V, neither Acquiror, nor Merger Sub 1, nor Merger Sub 2 nor any other Person has made, or is making, any representation or warranty whatsoever in respect of the Acquiror Parties.
ARTICLE VI
COVENANTS OF THE COMPANY
Section 6.01Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement, or as required by applicable Law, or as consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld or delayed), use reasonable best efforts to (i) conduct and operate its business in the ordinary course of business consistent with past practices in all material respects, (ii) preserve intact the current business organization of the Company and its Subsidiaries and (iii) preserve its relationships with Governmental Authorities, material suppliers, customers, vendors, lessors and other Persons having material business relationships with the Company and its Subsidiaries. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, as set forth on Schedule 6.01 of the Company Disclosure Schedules or as consented to by Acquiror in writing (such consent not to be unreasonably conditioned, withheld or delayed), or as required by applicable Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:
(a)change or amend its certificate of formation, certificate of incorporation, bylaws, limited liability company agreement or other Organizational Documents in any material respects;
(b)make, declare, set aside, establish a record date for or pay any dividend, return of capital or other distribution of profits or assets (whether in cash, stock or property or other combination thereof), other than any dividends, return of capital or other distributions from any wholly owned Subsidiary of the Company either to the Company or any other wholly owned Subsidiaries of the Company;
(c)enter into a Contract that would be a Specified Contract or Real Property Lease if entered into prior to the date hereof, or modify, amend, terminate or waive any material right under any Specified Contract or any Real Property Lease, in each case other than in the ordinary course of business consistent with past practice;
(d)issue, deliver, sell, transfer, pledge or dispose of or otherwise place or suffer to exist any Lien (other than a Permitted Lien) on, any Equity Securities of the Company or any of its Subsidiaries, other than (i) the issuance of shares of capital stock of the Company upon the exercise of any Company Award outstanding as of the date of this Agreement in accordance with the terms of the applicable Company Incentive Plan and the underlying grant, award or similar agreement, (ii) the issuance of new awards of Company Options in the ordinary course of business consistent with past practice; provided, however, that in no event shall the number of shares of Company Capital Stock issuable upon the exercise of such newly issued Company Options individually or in the aggregate exceed 0.5% of the total number of shares of Company Capital Stock issued and outstanding on the date hereof, or (iii) the issuance of shares of capital stock of the Company upon exercise of any Company Warrants outstanding as of the date of this Agreement in accordance with the terms of the warrant agreements governing such Company Warrants;
(e)sell, assign, transfer, convey, lease, license, sublicense, covenant not to assert, abandon, allow to lapse or expire, subject to, grant or suffer to exist any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Intellectual Property), other than (i) the sale of goods and services to customers in the ordinary course of business consistent with past practice, (ii) the sale or other disposition of assets or equipment deemed by the Company in its reasonable business judgment to be obsolete or otherwise warranted in the ordinary course of business consistent with past practice, (iii) grants of non-exclusive licenses of Intellectual Property to customers in the ordinary course of business consistent with past practices, or (iv) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries;
(f)settle or compromise any pending or threatened Action, waive any material claims or rights, or enter into any consent decree or settlement agreement with any Governmental Authority against or affecting any of the Company or its Subsidiaries or any assets of the Company or its Subsidiaries, other than settlements or compromises where the amount paid in settlement or compromise does not exceed $1,000,000 individually or $5,000,000 in the aggregate;
(g)except as required by the terms of any existing Company Benefit Plans as in effect on the date hereof or as required by Law, (i) amend, modify, adopt, enter into or terminate any Company Benefit Plan or any other benefit or compensation plan, policy, program, agreement, trust, fund or Contract that would be a Company Benefit Plan if in effect as of the date of this Agreement, except in each case in the ordinary course of business consistent with past practice, in such manner as is not targeted at officers or directors and as would not materially increase compensation or benefits costs, (ii) increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company or any of its Subsidiaries other than increases to any such individuals who are not directors of the Company in the ordinary course of business consistent with past practice that do not exceed 5% in the aggregate (in respect of all employees of the Company and its Subsidiaries), (iii) accelerate by any action of the Company or any of its Subsidiaries, any payment, right to payment, vesting or benefit, or the funding of any payment, right to payment, vesting or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company or any of its Subsidiaries, (iv) hire or engage any new employee or independent contractor with annual target compensation in excess of $500,000, (v) agree to pay any change in control payments, transaction bonuses, success bonuses, retention bonuses, severance, and other payments made to employees, officers, managers, directors, and other service providers other than in the ordinary course of business consistent with past practice, (vi) implement or announce any closings, employee layoffs, furloughs, reductions-in-force, reduction in terms and conditions of employment, or other personnel actions, in each case that could implicate the WARN Act or which impacts a director or officer of the Company, or (vii) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;
(h)make any loans or advance any money to any Person, except (A) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business, (B) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business, (C) advances or other payments among the Company and its Subsidiaries and (D) advances in the ordinary course of business of the Company or its Subsidiaries and consistent with past practice to employees, officers or directors of the Company or any of its Subsidiaries for out-of-pocket expenses;
(i)redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of the Company any of its Subsidiaries other than transactions among the Company and its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company;
(j)adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of the Company or any of its Subsidiaries;
(k)make any change in accounting principles, or methods of financial accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than as may be required by GAAP or applicable Law;
(l)(i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of or a controlling equity interest in, any corporation, partnership, association, joint venture or other business organization or division thereof, (ii) make any acquisition of any assets, business, Equity Securities or other properties in excess of $5,000,000 in the aggregate or (iii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;
(m)make, change or revoke any material Tax election, adopt, change or revoke any material accounting method with respect to Taxes, file any material Tax Return in a manner materially inconsistent with past practice, settle or compromise any material Tax claim or Tax liability, enter into any closing agreement with respect to any material Tax, enter into any Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts not primarily related to Taxes), surrender or knowingly allow to expire any right to claim a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim, action or assessment;
(n)knowingly take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Mergers from qualifying for the Mergers Intended Tax Treatment;
(o)other than draws under the Credit Facility, and other than in the ordinary course of business and consistent with past practices, incur, create, assume or guarantee any indebtedness for borrowed money in excess of $5,000,000 in the aggregate;
(p)modify the terms of the Credit Facility in any respect that is material and adverse to the Company;
(q)other than in the ordinary course of business, enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business, enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to enter into a new line of business or enter into any new line of business;
(r)make any capital expenditures that in the aggregate exceed $2,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditures budget for periods following the date hereof, made available to Acquiror;
(s)accelerate any annual or other bonuses or cash incentive payments ahead of the date on which such bonuses or cash incentive payments would have been paid in the ordinary course of business for fiscal year 2021;
(t)enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions;
(u)form any non-wholly owned Subsidiary;
(v)enter into any Affiliate Agreement;
(w)make any Restricted Payment;
(x)subject any material Owned Intellectual Property to any Copyleft License; or
(y)authorize, agree or enter into any Contract to do any action prohibited under Section 6.01(a) through (y).
Notwithstanding anything to the contrary contained herein (including this Section 6.01, (x) nothing herein shall prevent the Company or any of its Subsidiaries from taking any COVID-19 Measures or any action that is taken in good faith in response to COVID-19, and no such action (or failure to act) shall serve as a basis for Acquiror to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied and (y) nothing in this Section 6.01 is intended to give any Acquiror Party or any of their respective Affiliates, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries prior to the Closing, and prior to the Closing, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.
Section 6.02Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) relates to the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, and with reasonable advance notice, in such manner as to not interfere unreasonably with the normal operation of the Company and its Subsidiaries and so long as reasonably feasible or permissible under applicable Law and subject to appropriate COVID-19 Measures, to the properties, facilities, books, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its reasonable best efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as Acquiror and its Representatives may reasonably request for purposes of the Transactions; provided that such access shall not include any invasive or intrusive investigations or testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries. The Parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement.
Section 6.03No Claim Against the Trust Account. Subject to and without limiting Section 11.05, (a) the Company acknowledges that it has read Acquiror’s final prospectus, dated April 13, 2021, the other SEC Reports and the Acquiror’s Organizational Documents and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement, (b) the Company further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by February 16, 2023 or such later date as approved by the Acquiror Shareholders to complete a Business Combination, Acquiror will be obligated to return to the Acquiror Shareholders the amounts being held in the Trust Account and (c) accordingly, the Company (on behalf of itself and its Affiliates and equityholders) hereby waives any past, present or future claims (whether based on contract, tort, equity or any other theory of legal liability) of any kind in or any right to access any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, in connection with or relating in any way to this Agreement or the Transactions with Acquiror, provided that notwithstanding anything herein or otherwise to the contrary (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Shareholder Redemption) to the Company in accordance with the terms of this Agreement and the Trust Agreement), or for Fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account (other than to its shareholders in connection with redemptions effected prior to a Business Combination) and any assets that have been purchased or acquired by Acquiror or any successor thereof or any of their respective Affiliates with any such funds or otherwise following a Business Combination). This Section 6.03 shall survive the termination of this Agreement for any reason.

Section 6.04Preparation and Delivery of Additional Company Financial Statements. As promptly as reasonably practicable following the date hereof, the Company shall use reasonable best efforts to deliver to Acquiror (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020 and December 31, 2019 and the related audited consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the years then ended, which have been audited in accordance with the standards of PCAOB (collectively, the “PCAOB Financial Statements”) and (ii) any other audited or unaudited consolidated balance sheets and the related unaudited or audited consolidated statements of income and comprehensive income, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year, as applicable that is required to be included in the Proxy Statement/Registration Statement once the audited financial statements for the fiscal year ended December 31, 2020 become stale for purposes of Regulation S-X of the Securities Act and in any other filings to be made by Acquiror with the SEC in connection with the Transactions (together with the PCAOB Financial Statements, the “Additional Financial Statements”); provided, that upon delivery of such PCAOB Financial Statements, such PCAOB Financial Statements shall be deemed “Audited Financial Statements” for the purposes of the representation and warranties set forth in Section 4.08. All such Additional Financial Statements (i) will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as at the date thereof, and the results of its operations, stockholder’s equity and cash flows for the respective periods then ended (subject, in the case of any unaudited or interim financial statements, to normal year-end audit adjustments and the absence of footnotes), (ii) will be prepared in conformity with GAAP, (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable). The Company shall use reasonable best efforts to deliver Additional Financial Statements for any required interim period as promptly as reasonably practicable after completion of such interim period. The auditor engaged to audit the PCAOB Financial Statements and any Additional Financial Statements, as applicable, and to review the unaudited financial statements is an independent registered public accounting firm with respect to the Company within the meaning of the Exchange Act and the rules and regulations promulgated thereunder adopted by the SEC and the PCAOB.
Section 6.05FIRPTA. At the Closing, the Company shall deliver to Acquiror a duly executed and valid certificate, dated no more than thirty (30) days prior to the Closing Date, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2). Notwithstanding the foregoing, the sole remedy available to any Person for any failure of the Company to provide the documentation described in this Section 6.05 shall be to make any Tax withholding (if any) that is required by applicable Law in connection with payments made pursuant to this Agreement as a result of the failure to deliver such documentation, it being understood that in no event shall any such failure to deliver the documentation described in this Section 6.05 constitute a failure of a condition to the Closing pursuant to Article IX or otherwise.
Section 6.06Termination of Affiliate Arrangements. As of immediately prior to the Closing, the Company shall take all actions necessary to cause each Affiliate Agreement set forth on Schedule 6.06 of the Company Disclosure Schedules (which shall continue to be in effect following the Closing), to be terminated without any further force and effect and with no further liability thereunder to the Company or its Subsidiaries following the Closing (other than such obligations that survive in accordance with the terms of such Affiliate Agreements).

Section 6.07No Acquiror Stock Transactions. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and, to the Knowledge of the Company, each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Acquiror, will be advised) of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and NYSE promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not (and that the Company’s Subsidiaries shall be directed not to), while any such party is in possession of such material nonpublic information, purchase or sell any securities of Acquiror (other than to engage in the Transactions), take any other action with respect to Acquiror in violation of such Laws, or cause or encourage any third party to do any of the foregoing.
Section 6.08Notification. During the Interim Period, the Company shall use reasonable best efforts to notify Acquiror, promptly upon gaining Knowledge thereof, in writing if there has occurred any event or occurrence that (i) causes any covenant or agreement of any of the Company contained in this Agreement to be breached, (ii) that renders inaccurate any representation or warranty of the Company contained in this Agreement or (iii) that would result in a Company Material Adverse Effect, in each case of clauses (i) - (iii), such that it would result in the failure of any of the conditions set forth in Section 9.02 to be satisfied on or before the Termination Date. The delivery of any such notice pursuant to this Section 6.08 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder. In addition to the foregoing, the Company shall promptly notify Acquiror in writing if it has Knowledge of a payment or transaction which constitutes a Restricted Payment. Notwithstanding anything to the contrary, the Company shall not be in breach of this Section 6.08 (including for purposes of the conditions set forth in Section 9.02 unless and to extent it has committed a Willful Breach of this Section 6.08.
Section 6.09Company Stockholder Approval. The Company shall, in accordance with Section 251 of the DGCL and the Organizational Documents of the Company, (i) promptly following the Registration Statement Effective Date (and in any event within five (5) Business Days after the Registration Statement Effective Date) use its reasonable best efforts to solicit and obtain the Company Stockholder Approval in the form of an irrevocable written consent (the “Written Consent”) of each of the Specified Company Stockholders (pursuant to the Company Stockholders Support Agreement) or (ii) in the event the Company is not able to obtain the Written Consent, the Company shall (A) duly and promptly convene a meeting of the Company Stockholders for the purpose of voting solely upon the Company Stockholder Matters (either of (i) or (ii), the “Company Stockholder Approval”). The Company shall promptly notify Acquiror upon receipt of the Company Stockholder Approval. If the Company Stockholder Approval is obtained, then as promptly as reasonably practicable following the receipt of the Written Consent, the Company will prepare and deliver to the Company Stockholders who have not consented, the notice required by Sections 228(e) and 262 of the DGCL; provided that, Acquiror shall be given a reasonable opportunity to review and comment on the contents of such notice before delivery to the applicable Company Stockholders.
ARTICLE VII
COVENANTS OF ACQUIROR
Section 7.01Indemnification and Directors’ and Officers’ Insurance.
(a)From and after the Closing, Acquiror shall, and (in the case of the Company Indemnitees) cause the Surviving Entity to, indemnify and hold harmless each present and former director, officer and employee of (i) the Company and each of its Subsidiaries (the “Company Indemnitees”); and (ii) the Acquiror Parties (the “Acquiror Indemnitees” and, together with the Company Indemnitees, the “D&O Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, claims, damages or losses incurred in connection with any claim, Action or threatened Action, whether civil, criminal, administrative, investigative or otherwise, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent permitted under applicable Law (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to the Company with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing. Acquiror agrees that it shall, and shall cause each of its Subsidiaries to, honor and perform under all indemnification agreements entered into by Acquiror, the Company or any of its subsidiaries with any D&O Indemnitee.
(b)Without limiting the foregoing, Acquiror shall, and shall cause the Surviving Entity and each of its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Closing provisions in its and their respective certificates of incorporation, bylaws and other Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the D&O Indemnitees that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws and other Organizational Documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.
(c)For a period of six (6) years from the Closing, Acquiror shall or shall cause one or more of its Subsidiaries to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by (i) the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies and (ii) the Acquiror Parties’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage; provided that if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.01 shall be continued in respect of such claim until the final disposition thereof. Without limiting the foregoing, the Company and the Acquiror may (each in its own discretion) purchase, prior to the Closing, a “tail” policy, (the “D&O Tail Policy”) providing directors and officers liability insurance coverage in respect of acts or omissions existing or occurring prior to the First Effective Time for a period of six (6) years after the Closing for the benefit of the Company Indemnitees and the Acquiror Indemnities, respectively, at a price not to exceed 300% of the amount per annum paid for any such insurance in the last twelve (12)-month period prior to the date of this Agreement. If purchased, Acquiror shall, and shall cause the Surviving Entity to maintain the D&O Tail Policy in full force and effect for its full term and cause all obligations thereunder to be honored by Acquiror and the Surviving Entity.
(d)Notwithstanding anything contained in this Agreement to the contrary, this Section 7.01 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Entity and all successors and assigns of Acquiror and the Surviving Entity. In the event that Acquiror or the Surviving Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 7.01.
(e)The D&O Indemnitees are express third-party beneficiaries of this Section 7.01 and the provisions of this Section 7.01 shall survive the Closing in accordance with their terms. The rights of each of the D&O Indemnitees hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under Organizational Documents of Acquiror, the Company or its Subsidiaries (as applicable), any other indemnification Contract or applicable Law.

Section 7.02Conduct of Acquiror During the Interim Period.
(a)During the Interim Period, except as set forth on Schedule 7.02 of the Acquiror Disclosure Schedules, as required by this Agreement (including in connection with the Domestication, the PIPE Investment, and the Secondary Sale), as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed, except in the case of clause (ix) below which consent will be granted or withheld in the Company’s sole discretion), or as required by applicable Law (including Laws that are COVID-19 Measures), Acquiror shall not and shall not permit Merger Subs to:
(i)change, amend, restate, supplement or otherwise modify any of the Trust Agreement or the Organizational Documents of Acquiror or Merger Subs;
(ii)(A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of Acquiror; (B) split, combine or reclassify any Equity Securities of Acquiror; or (C) other than in connection with the Acquiror Shareholder Redemption repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of Acquiror;
(iii)make, change or revoke any material Tax election, adopt, change or revoke any material accounting method with respect to Taxes, file any material Tax Return in a manner materially inconsistent with past practice, settle or compromise any material Tax claim or Tax liability, enter into any material closing agreement with respect to any material Tax, enter into any Tax sharing or similar agreement, surrender or allow to expire any right to claim a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim, action or assessment;
(iv)knowingly take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the conversion contemplated by Section 7.11 and the Domestication from qualifying for the Conversion/Domestication Intended Tax Treatment or prevent the Mergers from qualifying for the Mergers Intended Tax Treatment;
(v)enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);
(vi)waive, release, compromise, settle or satisfy any pending or threatened material claim or Action or compromise or settle any material liability;
(vii)incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness for borrowed money other than such indebtedness not exceeding $100,000 that is necessary and advisable in order to consummate the Transactions;
(viii)(A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities other than (x) issuance of Acquiror Class A Shares in connection with the exercise of any Acquiror Warrants outstanding on the date hereof, or (y) issuance of Domesticated Acquiror Common Stock pursuant to the Subscription Agreements or (B) amend, modify or waive any of the material terms or rights set forth in, any Acquiror Warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein;
(ix)grant any consent or waiver to any Person pursuant to, or in respect of the matters set forth in, the first sentence of Section 49.5 of the Articles of Association;
(x)enter into, amend, supplement or otherwise modify any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee, underwriting fee, transaction fee or other commission incurred in connection with the Transactions;
(xi)enter into or adopt any Acquiror Benefit Plan or any benefit or compensation plan, policy, program or arrangement that would be an Acquiror Benefit Plan if in effect as of the date of this Agreement; or
(xii)enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.02(a).
(b)During the Interim Period, each of the Acquiror Parties shall comply with, and continue performing under, as applicable, the Acquiror’s Organizational Documents, the Trust Agreement, the Transaction Agreements (to the extent in effect during the Interim Period) and all other Contracts to which an Acquiror Party is party.
Section 7.03Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in Article IX (other than Section 9.03(g) (Domestication) and those conditions that by their nature or terms are to be satisfied at the Closing) and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with and pursuant to the Trust Agreement, (a) at the Closing, Acquiror (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to (x) pay as and when due all amounts payable to the Acquiror Shareholders pursuant to the Acquiror Shareholder Redemption, (y) pay the amounts due to the underwriters of Acquiror’s initial public offering for their deferred underwriting commissions as, in the amount, and subject to the terms set forth in the Trust Agreement and (z) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement.
Section 7.04PIPE Investment. Except with the prior written consent of the Company in respect of each instance, no Acquiror Party shall permit, enter into, grant, consent to or otherwise effect (a) any amendment, supplement or other modification to be made to, or any waiver (in whole or in part) of any provision or remedy under, or any replacements of the Subscription Agreements, (b) any side letters or other Contracts, or arrangements to which Acquiror, Sponsor (or any Affiliate of Sponsor), or any PIPE Investor is party or by which any of them is bound relating to any Subscription Agreement, the PIPE Investment or the transactions contemplated by any of them, (c) any changes to the “Closing Date” (as defined in the Subscription Agreements) other than a date that is on or before three (3) Business Days prior to the Closing Date, or (d) or agree to, any alternative settlement procedures pursuant to Section 2(b) of the Subscription Agreements. Without limiting anything contained in this Agreement or the Subscription Agreements, Acquiror shall take, and, as applicable, cause to be taken, all actions and use reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the respective terms and subject to the conditions described therein, including maintaining in effect the Subscription Agreements and to (i) satisfy on a timely basis all conditions and covenants applicable to Acquiror in the Subscription Agreements and otherwise comply with its obligations thereunder, (ii) confer with the Company regarding timing for delivery of the Closing Notice (as defined in the Subscription Agreements), and (iii) enforce its rights under the Subscription Agreements subject to all the provisions thereof to cause the applicable PIPE Investors to pay to (or as directed by) Acquiror the full PIPE Investment Amount set forth in the Subscription Agreements in accordance with their terms. Without limiting the generality of the foregoing, Acquiror shall give the Company prompt written notice: (A) of any actual breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement to the Knowledge of Acquiror; (B) of the receipt or provision of any written notice or other written communication to or by Acquiror or any of its Representatives from or to any party to any Subscription Agreement pursuant to any such Subscription Agreement, including with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of any provisions of any Subscription Agreement; and (C) otherwise if Acquiror does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the PIPE Investors as contemplated by the Subscription Agreements.
Section 7.05Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror by third parties that may be in Acquiror’s possession from time to time, and except for any information which (x) relates to the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law, or (z) on the advice of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, and with reasonable advance notice, in such manner as to not interfere unreasonably with the normal operation of the Acquiror Parties and so long as reasonably feasible or permissible under applicable Law and subject to appropriate COVID-19 Measures, to the properties, facilities, books, Tax Returns, records and appropriate officers and employees of Acquiror, and shall use its reasonable best efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of any Acquiror Party, in each case as the Company and its Representatives may reasonably request for purposes of the Transactions. The Parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply.
Section 7.06Section 16 Matters. Prior to the First Effective Time, Acquiror shall take all commercially reasonable steps as may be required to cause any acquisition or disposition of the Acquiror Class A Share or Domesticated Acquiror Common Stock (as applicable) that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 7.07Incentive Equity Plans. Prior to the Registration Statement Effective Date, Acquiror shall approve and adopt an equity incentive plan (the “Acquiror Incentive Equity Plan”) and an employee stock purchase plan (the “Acquiror ESPP”), in the manner prescribed under applicable Laws, effective as of one (1) day prior to the Closing Date, initially reserving (A) with respect to the Acquiror Incentive Equity Plan, a number of shares of Domesticated Acquiror Common Stock for grant thereunder (exclusive of the number of shares of Domesticated Acquiror Common Stock subject to outstanding Company Awards as of such date of approval) equal to a number intended to represent approximately 10% of the total number of shares of Domesticated Acquiror Common Stock that would be issued and outstanding on a fully diluted basis following the First Effective Time, and (B) with respect to the Acquiror ESPP, a number intending to represent 2% of the total number of shares of Domesticated Acquiror Common Stock that would be issued and outstanding on a fully diluted basis following the First Effective Time. The Acquiror Incentive Equity Plan and the Acquiror ESPP will provide for customary annual increases to such share reserve not to exceed 5% and 1%, respectively, of the then outstanding shares of Domesticated Acquiror Common Stock for a period of up to ten (10) years. Acquiror shall file with the SEC a registration statement on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) relating to shares of Domesticated Acquiror Common Stock issuable pursuant to the Acquiror Incentive Equity Plan and the Acquiror ESPP. Such registration statement shall be filed as soon as reasonably practicable after registration of shares on Form S-8 (or any successor form or comparable form in another relevant jurisdiction) first becomes available to Acquiror, and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement for so long as any awards issued under the Acquiror Incentive Equity Plan and the Acquiror ESPP remain outstanding.
Section 7.08Acquiror NYSE Listing. From the date hereof through the Closing, Acquiror shall ensure Acquiror remains listed as a public company on the NYSE, and shall prepare and submit to the NYSE a listing application, if required under NYSE rules, covering shares of Domesticated Acquiror Common Stock and Domesticated Acquiror Warrants issuable in the Mergers and the Domestication to be listed on the NYSE, and shall obtain approval for the listing of such shares of Domesticated Acquiror Common Stock and Domesticated Acquiror Warrants.
Section 7.09Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely (giving effect to permissible extensions in accordance with Rule 12b-25 under the Exchange Act) file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.
Section 7.10Acquiror Board Recommendation.
(a)Neither Acquiror nor the board of directors of Acquiror shall (and no committee or subgroup thereof shall) change, withdraw, withhold, amend, qualify or modify, or publicly propose to change, withdraw, withhold, amend, qualify or modify, the Acquiror Board Recommendation for any reason (each, a “Change in Recommendation”). Unless the board of directors of Acquiror has effected a Change in Recommendation pursuant to, in strict compliance with and only as expressly permitted under Section 7.10(b), the board of directors of Acquiror shall publicly reaffirm the Acquiror Board Recommendation within five (5) Business Days of receipt of a written request therefor from the Company; provided that Acquiror shall be obligated to make only two (2) such public reaffirmations.
(b)Prior to obtaining approval of the Required Acquiror Shareholder Approval, solely in response to an Intervening Event, the board of directors of Acquiror may make a Change in Recommendation if (and only if) (i) an Intervening Event has occurred, (ii) the board of directors of Acquiror determines in good faith, after consultation with its outside counsel (which shall include Cayman counsel) that failure to make a Change in Recommendation in response to such Intervening Event would be a breach of applicable Law, (iii) Acquiror delivers to the Company a five (5) Business Days’ prior written notice written notice (an “Intervening Event Notice”) advising the Company that the board of directors of Acquiror proposes to make such Change in Recommendation and the rationale therefor (including the material facts underlying the board’s determination), (iv) during the five (5) Business Day period following the delivery of the Intervening Event Notice (the “Consideration Period”), Acquiror shall negotiate in good faith with the Company and its Representatives, if requested by the Company, regarding any adjustments or modifications to the terms of Transaction Agreements and the Transactions, and (v) at the end of the Consideration Period, the board of director of Acquiror again makes the determination in good faith, after consultation with its outside legal counsel (which shall include Cayman counsel) that failure to make a Change in Recommendation in response to such Intervening Event would be a breach of applicable Law (and after taking into account any adjustments or modifications proposed by the Company during the Consideration Period). For the avoidance of doubt, without limiting or qualifying the foregoing, in no event and under no circumstances shall Acquiror or the board of directors of Acquiror (or any other Person acting on behalf of any of them), directly or indirectly, effect or make any Change in Recommendation prior to the end of the Consideration Period. Notwithstanding the foregoing, Acquiror’s obligation to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting for the purpose of seeking approval of the Acquiror Shareholder Matters shall not be affected by any proposed or actual Change in Recommendation (or the delivery of an Intervening Event Notice), and Acquiror shall establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for the approval of Acquiror Shareholders the matters contemplated by the Proxy Statement/Registration Statement as contemplated by Section 8.02(d), regardless of whether or not there shall have occurred any proposed or actual Change in Recommendation (or whether or not an Intervening Event Notice has been delivered).
Section 7.11Domestication. Subject to receipt of the Required Acquiror Shareholder Approval, prior to the First Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror in the form attached as Exhibit A to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company), in each case, in accordance with the provisions thereof and applicable Law, and (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication. In accordance with applicable Law and in accordance with the Organizational Documents of the Acquiror, prior to the First Effective Time, without any action on the part of any Acquiror Shareholder, (i) immediately prior to the Domestication, each then issued and outstanding Acquiror Class B Share shall convert automatically, on a one-for-one basis, into one Acquiror Class A Share, and (ii) immediately following the conversion described in clause (i), upon the Domestication, (x) each then issued and outstanding Acquiror Class A Share shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock, (y) each then issued and outstanding Acquiror Warrant shall convert automatically into a Domesticated Acquiror Warrant, pursuant to the Warrant Agreement and (z) each then issued and outstanding Acquiror Unit shall convert automatically into a Domesticated Acquiror Unit.
ARTICLE VIII
JOINT COVENANTS
Section 8.01Efforts to Consummate.
(a)Subject to the terms and conditions herein, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions contemplated by this Agreement (including the satisfaction of the closing conditions set forth in Article IX). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of, or notices to, any Governmental Authorities (including any applicable Competition Authorities) or other Persons necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the Transactions promptly (and in any event within ten (10) Business Days) following the date of this Agreement, (ii) submit notifications (including draft notifications, as applicable), filings, notices and other required submissions pursuant to the Competition Laws of the other jurisdictions set forth on Schedule 8.01(a) of the Company Disclosure Schedules with respect to the transactions contemplated by this Agreement as promptly as practicable following the date of this Agreement (and any filing fees associated with any such filings shall be paid by Acquiror) and (iii) respond as promptly as reasonably practicable to any requests by any Governmental Authority (including any Competition Authorities) for additional information and documentary material that may be requested pursuant to any Competition Laws

(including the HSR Act). Acquiror shall promptly inform the Company of any communication between any Acquiror Party, on the one hand, and any Governmental Authority (including any Competition Authorities), on the other hand, and the Company shall promptly inform Acquiror of any communication between the Company, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement. Without limiting the foregoing, each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or any other Competition Laws or enter into any agreement with any Governmental Authority not to consummate the Transactions or by the other Transaction Agreements, except with the prior written consent of Acquiror and the Company.
(b)During the Interim Period, the Acquiror Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any Acquiror Party) or Acquiror (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority (including any Competition Authorities) relating to the Transactions or the Transaction Agreements. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Authority in connection with the Transactions unless it consults with, in the case of any Acquiror Party, the Company, or, in the case of the Company, Acquiror in advance and, to the extent not prohibited by such Competition Authority, gives, in the case of any Acquiror Party, the Company, or, in the case of the Company, Acquiror, the opportunity to attend and participate in such meeting or discussion.
(c)Notwithstanding anything to the contrary contained in this Agreement, Acquiror Parties shall cooperate in good faith with the Competition Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under the Competition Laws or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Competition Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Mergers, including (i) selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect the Acquiror’s or the Company’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company and its Subsidiaries, and (ii) contesting, defending, challenging and appealing any threatened or pending proceeding, or preliminary or permanent injunction, or other Law or Governmental Order that would adversely affect, delay or prevent the ability of any Party to consummate the transactions contemplated hereby, and taking any and all other actions to prevent the entry, enactment or promulgation thereof; provided, however, that Acquiror shall not, and shall cause its Subsidiaries and Affiliates not to, take any action described in subsection (i) of this Section 8.01(c) that relates to, or involves, impacts, burdens or restricts, the Company or its Subsidiaries or Affiliates, or any of their respective assets, businesses or product lines, without the Company’s prior written consent in respect of each instance; provided, further, that notwithstanding anything to the contrary contained herein, none of the Acquiror Parties shall be deemed to be in breach of this Section 8.01(c) for failure to take any such action described in this Section 8.01(c) as a result of any condition, delay, or withholding of the Company’s prior written consent in respect of such action.
(d)Acquiror shall not, and shall cause its Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Competition Authorities or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated hereby; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated hereby.
(e)Notwithstanding anything to the contrary in the Agreement, (i) in the event that this Section 8.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict and (ii) other than for de minimis costs and expenses, in no event shall Acquiror, Merger Subs, the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions; provided that any fees relating to any filings under Competition Laws (including HSR) shall be borne in accordance with Section 11.05.
(f)During the Interim Period, Acquiror, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any other Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Acquiror, any of the Acquiror Parties or any of their respective Representatives (in their capacity as a Representative of an Acquiror Party) or, in the case of the Company, any Subsidiary of the Company or any of their respective Representatives (in their capacity as a Representative of the Company or its Subsidiaries). Acquiror and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in (subject to a customary joint defense agreement), the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, (i) Acquiror and the Company shall jointly control the negotiation, defense and settlement of any such Transaction Litigation, (ii) in no event shall Acquiror (or any of its Representatives), settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), and (iii) in no event shall the Company (or any of its Representatives), settle or compromise any Transaction Litigation without the prior written consent of the Acquiror (not to be unreasonably withheld, delayed or conditioned).
Section 8.02Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.
(a)As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and, subject to receipt of the PCAOB Audited Financials, Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and Representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Domesticated Acquiror Common Stock, Domesticated Acquiror Warrants and units comprising such to be issued in exchange for the issued and outstanding Acquiror Class A Shares and Acquiror Warrants and units comprising such, respectively, in the Domestication, and (B) the shares of Domesticated

Acquiror Common Stock that constitute the Aggregate Stock Consideration (collectively, the “Registration Statement Securities”). The Registration Statement, to the extent permitted by applicable rules and regulations of the SEC, also will register the resale of the shares of Domesticated Acquiror Common Stock that constitute the Aggregate Stock Consideration, other than certain equity securities issuable under the Acquiror Incentive Equity Plan that are based on Domesticated Acquiror Common Stock and constitute a portion of the Aggregate Stock Consideration, which shall instead be registered pursuant to an effective registration statement on Form S-8 (or other applicable form, including Form S-1 or Form S-3). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. In the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Proxy Statement/Registration Statement, notwithstanding anything to the contrary, neither this provision nor any other provision in this Agreement shall require counsel to Acquiror, the Company, Merger Subs, as the case may be, or their respective tax advisors, to provide an opinion that the conversion contemplated by Section 7.11, the Domestication, or the Mergers qualify as a reorganization within the meaning of Section 368 of the Code or otherwise qualifies for the Intended Tax Treatment. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE) in connection with the Mergers and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act (the “Registration Statement Effective Date”).
(b)Prior to filing with the SEC, Acquiror will make available to the Company drafts of the Proxy Statement/Registration Statement, any Offer Document and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Proxy Statement/Registration Statement or such other document and will provide the Company with a reasonable opportunity to review and comment on such drafts and shall consider all such comments in good faith from the Company or its Representatives, and, except as otherwise contemplated by Section 8.05(b), Acquiror shall not file any such documents with the SEC that are prepared in connection with the Mergers and the other transactions contemplated hereby without the prior consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), in each case except in connection with a Change in Recommendation pursuant to, in strict compliance with and only as expressly permitted under Section 7.10(b). Acquiror will advise the Company reasonably promptly after it receives notice thereof, of: (A) the time when the Proxy Statement/Registration Statement has been filed; (B) in the event the preliminary Proxy Statement/Registration Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (C) the filing of any supplement or amendment to the Proxy Statement/Registration Statement; (D) any request by the SEC for amendment of the Proxy Statement/Registration Statement; (E) any comments (written or oral) from the SEC relating to the Proxy Statement/Registration Statement and responses thereto; and (F) requests by the SEC for additional information. Acquiror shall respond to any SEC comments on the Proxy Statement/Registration Statement as promptly as reasonably practicable and shall use its reasonable best efforts to have the Proxy Statement/Registration Statement cleared by the SEC under the Exchange Act as promptly as reasonably practicable; provided that, prior to responding to any requests or comments from the SEC, Acquiror will make available to the Company drafts of any such response and provide the Company and its

Representatives with a reasonable opportunity to review and comment on such drafts. Without limiting the generality of the foregoing, the Company shall use its reasonable best efforts in connection with Acquiror’s preparation for inclusion in the Proxy Statement/Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).
(c)Each of Acquiror and the Company shall use reasonable best efforts to ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement /Registration Statement will, at the date it is first mailed to the Acquiror Shareholders or Company Stockholders, as applicable and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(i)From and after the date on which the Proxy Statement/Registration Statement is mailed to the Acquiror Shareholders or Company Stockholders, as applicable, (i) the Company will give Acquiror prompt written notice of any development regarding the Company or its Subsidiaries and (ii) Acquiror will give the Company prompt written notice of any development regarding Acquiror, in either case which becomes known by the Company or Acquiror, as applicable, that would cause the Proxy Statement/Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained in the Proxy Statement/Registration Statement, in light of the circumstances under which they were made, not misleading; provided that if any such development shall otherwise occur, Acquiror and the Company shall use their reasonable best efforts to promptly cause an amendment or supplement to be made to the Proxy Statement/Registration Statement, such that the Proxy Statement/Registration Statement no longer contains an untrue statement of a material fact or omits to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading.
(ii)If, at any time prior to the Acquiror Shareholders’ Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement/Registration Statement so that the Proxy Statement/Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Acquiror shall promptly file an amendment or supplement to the Proxy Statement/Registration Statement containing such information. The Company will provide to Acquiror all information regarding the Company, its Affiliates and its business to the extent necessary for any filing contemplated by the immediately preceding sentence.
(iii)Acquiror shall use its reasonable best efforts to obtain all necessary state “blue sky” permits and approvals required to carry out the Transactions, and the Company shall furnish all information concerning the Company and any of its respective members or Company Stockholders as may be reasonably necessary in connection with any such action.

(d)Acquiror Shareholders’ Meeting. Provided that the Company complies in all material respects with is obligations under Section 6.04 hereof, Acquiror will use its reasonable best efforts to take, in accordance with applicable Law, NYSE rules and the Acquiror’s Organizational Documents, all action necessary to (i) duly call, give notice of, convene and hold a meeting of its shareholders (the “Acquiror Shareholders’ Meeting”) as promptly as reasonably practicable after the Registration Statement Effective Date (but in no event later than thirty (30) Business Days after the Registration Statement Effective Date) (and will disseminate the Proxy Statement/Registration Statement as promptly as practicable after the Registration Statement Effective Date), to consider and vote upon the approval of the Acquiror Shareholder Matters and to cause such vote to be taken and (ii) provide the Acquiror Shareholders with the opportunity to elect to effect an Acquiror Shareholder Redemption. Notwithstanding anything to the contrary contained in this Agreement, Acquiror may only elect (after reasonable consultation with the Company) to postpone or adjourn such Acquiror Shareholders’ Meeting: (w) to the extent such postponement or adjournment is required by applicable Law, (x) to allow reasonable additional time for the filing or mailing of any supplement or amendment to the Proxy Statement/Registration Statement that the board of directors of Acquiror has determined in good faith (after consultation with outside legal counsel (including Cayman counsel)) is required by applicable Law and for such supplement or amendment to be promptly disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting for Acquiror Shareholders, (y) as of the time for which the Acquiror Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement/Registration Statement) if there are insufficient shares of Acquiror Share represented (either in person or by proxy) and voting to approve the Acquiror Shareholder Matters or to constitute a quorum necessary to conduct the business of the Acquiror Shareholders’ Meeting or (z) if a postponement or adjournment is required to solicit additional proxies for the purpose of obtaining the Required Acquiror Shareholder Approval; provided that such meeting (I) may not be adjourned to a date that is more than fifteen (15) Business Days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (except to the extent required by applicable Law or otherwise agreed to by the Company in writing) and (II) shall not be held later than fifteen (15) Business Days prior to the Termination Date. Unless the board of directors of Acquiror has effected a Change in Recommendation pursuant to, in strict compliance with and only as expressly permitted under Section 7.10(b), Acquiror shall, following the Registration Statement Effective Date, use its reasonable best efforts to take all actions necessary (in its discretion or at the reasonable request of the Company) to obtain the approval of the Acquiror Shareholder Matters at the Acquiror Shareholders’ Meeting, including as such Acquiror Shareholders’ Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting from its shareholders proxies in favor of the Acquiror Shareholder Matters and including in the Proxy Statement/Registration Statement the Acquiror Board Recommendation. Each party shall keep the other party reasonably informed regarding all matters relating to the Acquiror Shareholder Matters and the Acquiror Shareholders’ Meeting, including by promptly furnishing any voting or proxy solicitation reports received by such party in respect of such matters and similar updates regarding any Acquiror Shareholder Redemptions.
Section 8.03Exclusivity.
(a)During the Interim Period, the Company will not, and the Company will cause its Subsidiaries not to, and shall instruct and use reasonable best efforts to cause its and their respective Representatives acting on its or their behalf not to, directly or indirectly, solicit or initiate, engage in or enter into discussions, negotiations or transactions with, or knowingly encourage, or provide any information to, any Person (other than Acquiror and its Representatives (including Sponsor)), or enter into or deliver any agreement (including any confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument), in each case concerning any merger, share exchange, asset acquisition, share purchase, reorganization or similar transaction involving the sale of the Equity Securities of the Company, or all or a material portion of the assets of the Company (on a consolidated basis) with any Person (other than Acquiror) (a “Company Alternative Transaction”);

provided that (i) the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions and (ii) issuance of Equity Securities that is permitted under Section 6.01(d), in either case, shall not be deemed a violation of this Section 8.03(a). The Company shall as promptly as practicable advise Acquiror of any inquiry or proposal regarding a Company Alternative Transaction it or its Representatives may receive following the date hereof (including the terms related thereto). The Company shall, and shall instruct and use its reasonable best effort to cause its Representatives (including the Company Stockholders and the Company Sponsor) to, immediately discontinue any discussions or negotiations relating to any Company Alternative Transaction.
(b)During the Interim Period, the Acquiror Parties will not, and the Acquiror Parties shall instruct and use reasonable best efforts to cause their Representatives (including Sponsor) acting on their behalf not to, solicit or initiate, engage in or enter into discussions, negotiations or transactions with, or knowingly encourage, or provide any information to, any Person (other than the Company and its Representatives), or enter into or deliver any agreement (including confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument), in each case concerning any merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with respect to any business combination transaction involving any Acquiror Party and all or a material portion of the assets and/or business of any Person (other than the Company) (each, a “SPAC Alternative Transaction”); provided that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(b). Acquiror shall as promptly as practicable advise the Company of any inquiry or proposal regarding a SPAC Alternative Transaction it or its Representatives may receive following the date hereof (including the terms related thereto). Acquiror shall, and shall instruct and use its reasonable best effort to cause its Representatives (including Sponsor) to, immediately discontinue any and all discussions or negotiations relating to any SPAC Alternative Transaction.
(c)Notwithstanding anything to the contrary, no Party shall be in breach of this Section 8.03 (including for the purposes of any of the conditions set forth in Section 9.02 or Section 9.03) unless and to extent such Party has committed a Willful Breach of this Section 8.03.
Section 8.04Tax Matters.
(a)For U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), each of Acquiror, Merger Subs and the Company intend that (i) the conversion contemplated by Section 7.11 and the Domestication qualify for the Conversion/Domestication Intended Tax Treatment and (ii) the Mergers, taken together, constitute a single integrated transaction that qualifies for the Mergers Intended Tax Treatment. Acquiror, Merger Subs and the Company will prepare and file all Tax Returns consistent with the Conversion/Domestication Intended Tax Treatment and the Mergers Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code. Each of Acquiror, Merger Subs and the Company agrees to promptly notify all other Parties of any challenge to the Conversion/Domestication Intended Tax Treatment or the Mergers Intended Tax Treatment by any Governmental Authority. Acquiror, Merger Subs and the Company shall use reasonable best efforts to cooperate with each other and their respective counsel to document and support the treatment of the Transactions in a manner consistent with the Conversion/Domestication Intended Tax Treatment and the Mergers Intended Tax Treatment, including by providing factual customary support letters reasonably acceptable to Acquiror, Merger Subs and the Company.
(b)None of Acquiror, Merger Subs or the Company shall knowingly take or cause to be taken, or knowingly fail to take or cause to be taken, any action which would reasonably be expected to prevent the Mergers from qualifying for the Mergers Intended Tax Treatment. None of Acquiror or any of its Affiliates (other than the Company and its Subsidiaries following the Closing Date) shall knowingly take or cause to be taken, or knowingly fail to take or cause to be taken, any action which would reasonably be expected to prevent the conversion contemplated by Section 7.11 or the Domestication from qualifying for the Conversion/Domestication Intended Tax Treatment.
(c)The Company, Acquiror and Merger Subs hereby adopt this Agreement as a “plan of reorganization” for purposes of Sections 354, 361, and 368 of the Code and within the meaning of Treasury Regulation Section 1.368-2(g).
(d)All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne and timely paid by the Surviving Entity. Each of Acquiror, Merger Subs, the Company, the Surviving Corporation and the Surviving Entity shall use reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed in connection with the transactions contemplated hereby.
(e)The Company shall prepare and file, or cause to be prepared and filed, all material Tax Returns for the Company and its Subsidiaries that are required to be filed prior to the Closing Date (collectively, the “Company Prepared Returns”). Each Company Prepared Returns shall be prepared in all material respects in a manner consistent with the past practices of the Company or the relevant Subsidiary, unless otherwise required by applicable Law. The Company shall cause each Company Prepared Return that is a U.S. federal or state income Tax Return for the taxable year ending December 31, 2020 to be provided to the Acquiror for review and comment as soon as reasonably practicable before the due date of each such Company Prepared Return (taking into account any applicable extensions), and shall consider in good faith any comments that the Acquiror may provide to any such Company Prepared Return.
Section 8.05Confidentiality; Publicity.
(a)Acquiror acknowledges that the information being provided to it in connection with this Agreement and the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. The Company acknowledges that, in connection with the PIPE Investment, Acquiror shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the PIPE Investors, which information may include Confidential Information; provided that Acquiror provides the Company with a reasonable opportunity to review and provide comments to such presentation and the Company consents to the contents thereof; and provided that nothing in this Section 8.05(a) shall relieve any PIPE Investor from any confidentiality obligations (pursuant to Contract or otherwise) to the Company or Acquiror or any of their respective Affiliates.
(b)None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) if such announcement or other communication is required by applicable Law, in which case, Acquiror or the Company, as applicable, shall use their reasonable best efforts to coordinate such announcement or communication with the other Party, prior to announcement or issuance; or (ii) in connection with a Change in Recommendation made pursuant to, in strict compliance with and only as expressly permitted under

Section 7.10(b), in which case, the consent of the Company shall not be required to issue a public announcement of, and related specifically to, such Change in Recommendation; provided that each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the Transactions to their respective Representatives and indirect current or prospective limited partners or investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential without the consent of any other Party; and provided, further, that the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent or with any Governmental Authorities under Section 8.01.
(c)Promptly after the execution of this Agreement, Acquiror and the Company shall issue a mutually agreed joint press release announcing the execution of this Agreement, which announcement will be attached to Acquiror’s Form 8-K to be filed with the SEC in connection with entering into this Agreement. Prior to Closing, the Company shall prepare a press release announcing the consummation of the Transactions hereunder, the form and substance of which shall be approved in advance by Acquiror, which approval shall not be unreasonably withheld, conditioned or delayed (“Closing Press Release”). Concurrently with the Closing, subject to the prior mutual consent of Acquiror and the Company (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall issue the Closing Press Release.
Section 8.06Post-Closing Directors. Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, Acquiror shall take all such action within its power as may be necessary or appropriate such that effective as of the First Effective Time, the board of directors of Acquiror will be comprised of such individuals determined by the Company prior to the Closing, subject applicable Law and the Acquiror Restated Charter and Acquiror Restated Bylaws; provided that Acquiror shall have the right to designate, as of the Closing, one individual (reasonably acceptable to the Company) as a Class II director (pursuant to the Acquiror Restated Charter); provided, further, that the individual set forth on Schedule 8.06 of the Acquiror Disclosure Schedules shall be deemed acceptable to the Company and appointed, as of the Closing Date, as a Class II director.
ARTICLE IX
CONDITIONS TO OBLIGATIONS
Section 9.01Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the First Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of the Parties:
(a)Competition Approvals. The applicable waiting period under the HSR Act in respect of the Transactions shall have expired or been terminated.
(b)No Prohibition. There shall not be in force and effect any (i) Law or (ii) Governmental Order by any Governmental Authority of competent jurisdiction, in either case, enjoining, prohibiting, or having the effect of making illegal the consummation of the First Merger.
(c)Net Tangible Assets. After giving effect to the Transactions (including the PIPE Investment), Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the First Effective Time.
(d)Acquiror Shareholder Approval. The Required Acquiror Shareholder Approval shall have been obtained.

(e)Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(f)Stock Exchange Approval. The shares constituting the Aggregate Stock Consideration shall have been authorized for listing on the NYSE, subject to official notice of issuance.
(g)Effectiveness of Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose are outstanding or threatened by the SEC and not withdrawn.
Section 9.02Additional Conditions to Obligations of Acquiror Parties. The obligations of the Acquiror Parties to consummate, or cause to be consummated, the First Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived (in whole or in part) in writing by Acquiror in its sole discretion:
(a)Representations and Warranties.
(i)Each of the representations and warranties of the Company, contained in Section 4.01 (Corporation Organization of the Company), Section 4.02 (Subsidiaries) Section 4.03 (Due Authorization), Section 4.08(c) (Restricted Payments) and Section 4.21 (Brokers’ Fees) (collectively, the “Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).
(ii)Each of the representations and warranties of the Company contained in Article IV (other than the Specified Representations and the representations and warranties of the Company contained in Section 4.06 (Capitalization) and in Section 4.09(b)(x) (Absence of Certain Changes)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
(iii)The representations and warranties of the Company contained in Section 4.06 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date, as though then made.
(iv)The representations and warranties of the Company contained in Section 4.09(b)(x) (Absence of Certain Changes) shall be true and correct in all respects as of the Closing Date, as though then made.
(b)Agreements and Covenants. The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred that is continuing.
(d)Officer’s Certificate. The Company shall have delivered to Acquiror a certificate, dated the Closing Date, to the effect that the conditions specified in Section 9.02(a) and Section 9.02(b) have been satisfied.
(e)Company Stockholder Approval. The Company shall have delivered, or caused to be delivered, to Acquiror the Company Stockholder Approval.
Section 9.03Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate or cause to be consummated the First Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived (in whole or in part) in writing by the Company in its sole discretion:
(a)Representations and Warranties.
(i)Each of the representations and warranties of the Acquiror Parties contained in Article V (other than representations and warranties set forth in Section 5.11 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).
(ii)The representations and warranties of the Acquiror Parties contained in Section 5.11 (Capitalization) shall be true and correct in all respects, other than de minimis inaccuracies, as of the Closing Date, as though then made.
(b)Agreements and Covenants. The covenants and agreements of the Acquiror Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.
(c)Officer’s Certificate. Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been satisfied.
(d)Investor Rights Agreement. Acquiror shall have delivered to the Company a copy of the Investor Rights Agreement duly executed by Acquiror, the Sponsor and the existing holders of shares of Acquiror Class B Share.
(e)Available Closing Acquiror Cash. The Available Closing Acquiror Cash is no less than $250,000,000.
(f)Resignations of Directors and Officers. Acquiror shall have delivered to the Company written resignations effective as of the First Effective Time, of the officers and directors of Acquiror set forth on Schedule 9.03(f) of the Acquiror Disclosure Schedules.
(g)Domestication. The Domestication shall have been consummated as provided in Section 7.11 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company.

ARTICLE X
TERMINATION/EFFECTIVENESS
Section 10.01Termination. This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):
(a)by mutual written agreement of Acquiror and the Company;
(b)by either Acquiror or the Company, if there shall be in effect any (i) Law or (ii) Governmental Order (other than, for the avoidance of doubt, a temporary restraining order), that (x) in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the First Merger, and (y) in the case of clause (ii) such Governmental Order shall have become final and non-appealable;
(c)by either Acquiror or the Company, if the First Effective Time has not occurred by 11:59 p.m., New York City time, on December 24, 2021 (the “Termination Date”); provided, however, that if the SEC has not declared the Proxy Statement/Registration Statement effective on or prior to November 30, 2021, the Termination Date shall be automatically extended to February 24, 2022; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(c) will not be available to any Party whose material breach of any provision of this Agreement caused or resulted in the failure of the First Merger to be consummated by such time;
(d)by either Acquiror or the Company, if Acquiror fails to obtain the Required Acquiror Shareholder Approval upon vote taken thereon at the Acquiror Shareholders’ Meeting (or at a meeting of its shareholders following any adjournment or postponement thereof); provided that the right to terminate this Agreement under this Section 10.01(d) shall not be available to any Party if such Party has breached any of its obligations under Section 8.02;
(e)by Acquiror, if the Company has breached or failed to perform any of its (i) representations or warranties or (ii) covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied at the Closing and (B) is not capable of being cured by the Company by the Termination Date or, if capable of being cured by the Company by the Termination Date, is not cured by the Company before the earlier of (x) the third (3rd) Business Day immediately prior to the Termination Date and (y) the forty fifth (45th) day following receipt of written notice from Acquiror of such breach or failure to perform: provided that Acquiror shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;
(f)by the Company, if any Acquiror Party has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in  Section 9.03(a) or Section 9.03(b) to be satisfied at the Closing and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the applicable Acquiror Party by the Termination Date, is not cured by the applicable Acquiror Party Sub, as the case may be, before the earlier of (x)  the third (3rd) Business Day immediately prior to the Termination Date and (y) the forty fifth (45th) day following receipt of written notice from the Company of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(f) if it is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement; or

(g)by Acquiror, by written notice to the Company, if the Company Stockholder Approval shall not have been obtained within five (5) Business Days after the Registration Statement Effective Date; provided that Acquiror shall have no right to terminate this Agreement pursuant to this Section 10.01(g) at any time following the delivery to the Acquiror or its Representatives on its behalf of the Company Stockholder Approval, even if the Company Stockholder Approval is delivered following such five (5) Business Days period after the Registration Statement Effective Date.
Section 10.02Effect of Termination. Except as otherwise set forth in this Section 10.02 or Section 11.13, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its Affiliates, or its Affiliates’ Representatives, other than liability of any Party for Fraud or any Willful Breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 8.05(a) (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI and the Confidentiality Agreement, shall in each case survive any termination of this Agreement.
ARTICLE XI
MISCELLANEOUS
Section 11.01Waiver. At any time and from time to time prior to the First Effective Time, Acquiror and the Company may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that Acquiror and Merger Subs shall each be deemed a single Party for purposes of this Section 11.01). Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.
Section 11.02Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
(a)If to Acquiror or Merger Subs, prior to the Closing, to:
ION Acquisition Corp. 2 Ltd.
89 Medinat Hayehudim Street
Herzliya 4676672, Israel
Attention: Anthony Reich
Email: anthony@ion-am.com
with a copy (which shall not constitute notice) to:
White & Case LLP
1221 Avenue of the Americas
New York, New York 10020

Attn: Colin Diamond and Robert Chung
E-mail: cdiamond@whitecase.com, robert.chung@whitecase.com
and
Goldfarb Seligman & Co.
Ampa Tower
98 Yigal Alon Street
Tel Aviv 6789141, Israel
Attention: Aaron M. Lampert
E-mail: aaron.lampert@goldfarb.com
(b)If to the Company, or, following the Closing, the Surviving Corporation, or the Surviving Entity, to:
Innovid, Inc.
30 Irving Place, 12th floor
New York, NY 10003
Attention: Nabilah Irshad
Email: nabilah@innovid.com
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10020
Attention: Eyal Orgad and Michael Vardanian
Email: Eyal.Orgad@lw.com; Michael.Vardanian@lw.com
with a copy (which shall not constitute notice) to:
Furth, Wilensky, Mizrachi, Knaani - Law Offices
1 Azrieli Center
Tel-Aviv 6701101, Israel
Attention: Erez Mizrachi and Nir Sadeh
E-mail: Erez@fwmk-law.co.il; nirs@fwmk-law.co.il
or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.
Section 11.03Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.
Section 11.04Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided that notwithstanding the foregoing (a) in the event the Closing occurs, D&O Indemnitees are intended third-party beneficiaries of, and may enforce, Section 7.01, (b) the Non-Recourse Parties are intended third-party beneficiaries of, and may enforce, Section 11.14 and Section 11.15 and (c) Prior Counsel and each Designated Person are intended third-party beneficiaries of, and may enforce, Section 11.17.
Section 11.05Expenses. Except as otherwise expressly provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisors and accountants; provided, that, if the Closing occurs, such expenses incurred in connection with this Agreement and the Transactions incurred by both Parties shall be borne by the Surviving Entity. Notwithstanding anything contained in Section 6.03, if this Agreement is duly terminated prior to the Closing, Acquiror and the Company shall each bear fifty percent (50%) of the filing and similar fees relating to (A) any filings under Competition Laws (including HSR), (B) any filings with the SEC pursuant to Section 8.02 (including the Proxy Statement/Registration Statement) and (C) if mutually agreed by Acquiror and the Company, obtaining an independent market research report for use in connection with the Transactions.
Section 11.06Governing Law. This Agreement, and all Actions or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction except that any matter relating to the fiduciary obligations of the board of directors of Acquiror shall be governed by the Laws of the Cayman Islands (without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction).
Section 11.07Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 11.08Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Certain information set forth in the Company Disclosure Schedules and the Acquiror Disclosure Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply to the extent the relevance of such disclosure to such other sections or schedules is reasonably apparent on the face of the disclosure in such Schedule.
Section 11.09Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the other Transaction Agreements and that certain letter agreement, dated as of March 11, 2021, by and between the Company and Acquiror (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and thereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions.

Section 11.10Amendments. This Agreement may be amended or modified in whole or in part, only by an agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.10.
Section 11.11Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law.
Section 11.12Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions shall be brought in the Delaware Court of Chancery, and if the Delaware Court of Chancery does not have or take jurisdiction over such Action, any other federal or state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.
Section 11.13Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including (x) failing to take such actions as are required of them hereunder to consummate this Agreement and (y) failing to take such actions as are required of Acquiror to consummate the PIPE Investment in accordance with the terms of the Subscription Agreements or otherwise failure by the Acquiror to comply with its obligations under Section 7.04) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement or any Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not allege, and each Party hereby waives the defense, that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction. The Parties hereby agree that, in the event that any Action is brought against either Party as contemplated by this Section 11.13, the Termination Date shall be extended until thirty (30) days following the date of resolution of such Action.

Section 11.14Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Named Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Named Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement) (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Subs under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions (each of the Persons identified in clauses (a) or (b), a “Non-Recourse Party”, and collectively, the “Non-Recourse Parties”). For the avoidance of doubt, this Section 11.14 shall not apply to any express obligation of any named party to any other Transaction Agreements under the express terms of such Transaction Agreement.
Section 11.15Non-Survival. Notwithstanding anything herein or otherwise to the contrary, none of the representations, warranties, covenants, obligations or other agreements of the Parties contained in this Agreement or in any certificate delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and, from and after the Closing, no Action shall be brought and no recourse shall be had against or from any Person in respect of such non-surviving representations, warranties, covenants or agreements, other than in the case of Fraud against the Party committing such Fraud; provided that the representations and warranties set forth in Section 4.26 (No Outside Reliance), Section 4.28 (No Other Representations), Section 5.17 (No Outside Reliance) and Section 5.18 (No Other Representations) shall survive, and shall not terminate at, the Closing. All such representations, warranties, covenants, obligations and other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof). Notwithstanding the foregoing, (a) those covenants and agreements contained herein that by their terms expressly require performance after the Closing shall survive the Closing but only with respect to that portion of such covenant or agreement that is expressly to be performed following the Closing, and (b) this Article XI shall survive the Closing. For the avoidance of doubt, the terms of the Investor Rights Agreement shall not be affected by this Section 11.15.
Section 11.16Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and, in the case of the Company, its Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties in respect of the Company and its Subsidiaries; (iii) the representations and warranties in Article V constitute the sole and exclusive representations and warranties in respect of Acquiror and Merger Subs; (iv) except for the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the Acquiror Parties, none of the Parties or any other Person (including any of the Non-Recourse Parties) makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (v) neither Party nor any of its Affiliates is relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by the Company and the representations and warranties in Article V by the Acquiror Parties. The foregoing does not limit any rights of any Party (or any other Person party to any other Transaction Agreements) pursuant to any other Transaction Agreement against any other Party (or any other Person party to any other Transaction Agreements) pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Nothing in this Section 11.16 shall relieve any Party of liability in the case of Fraud against the Party committing such Fraud.
Section 11.17Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.
(a)Conflicts of Interest. Each of the Parties acknowledge that on or prior to the Closing Date, Latham & Watkins LLP and Furth, Wilensky, Mizrachi, Knaani - Law Offices (collectively, the “Company Prior Counsel”), on the one hand, has represented the Company and its Subsidiaries and their respective Affiliates, and their respective officers, employees and directors (each such Person, in such pre-Closing capacity, a “Company Designated Person”) and White & Case LLP and Goldfarb Seligman & Co., Law Offices (collectively, the “Acquiror Prior Counsel” and together with the Company Prior Counsel, “Prior Counsel”), on the other hand, has represented the Acquiror Parties, the Sponsor, and their respective Affiliates, and their respective officers, employees and directors (each such Person, in such pre-Closing capacity, a “Acquiror Designated Person” and together with the Company Designated Persons, the “Designated Persons”) in one or more matters relating to this Agreement or any other Transaction Agreements or transactions contemplated hereby or thereby (including any matter that may be related a litigation, claim or dispute arising under or related to this Agreement or such other Transaction Agreements or in connection with such transactions) (each, an “Existing Representation”), and that, in the event of any Post-Closing Matters (x) relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other Transaction Agreements or in connection with such transactions), and (y) in which the Surviving Entity, its Subsidiaries, and the Acquiror Parties (for the purposes of this Section 11.17, in such post-Closing capacity, the “Post-Closing Group”), on the one hand, and one or more of the applicable Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), such Designated Persons reasonably anticipate that the applicable Prior Counsel of such Designated Persons will represent them in connection with such matters. Accordingly, each of the Parties (on its own behalf and on behalf of its Subsidiaries) hereby (i) waives and shall not assert any conflict of interest arising out of or relating to such representation by such Prior Counsel in connection with one or more Post-Closing Matters (the “Post-Closing Representations”), and (ii) agrees that, in the event that a Post-Closing Matter arises, the applicable Prior Counsel of such Designated Persons may represent one or more such Designated Persons (i.e., each or one of Company Prior Counsel may represent a Company Designated Person and each or one of the Acquiror Prior Counsel may represent an Acquiror Designated Person) in such Post-Closing Matter even though the interests of such Designated Person(s) may be directly adverse to the Post-Closing Group (or any member thereof) and even though the applicable Prior Counsel of such Designated Persons may have represented the Post-Closing Group (or any member thereof) in a matter substantially related to such dispute. Without limiting the foregoing, each of the Acquiror Parties and the Company (each on behalf of itself and its Affiliates) consents to the disclosure by applicable Prior Counsel, in connection with one or more Post-Closing Representations, to the applicable Designated Persons of any information learned by such applicable Prior Counsel in the course of one or more Existing Representations, whether or not such information is subject to the attorney-client privilege (or other privilege or protections) or such applicable Prior Counsel’s duty of confidentiality in favor of and with respect to the Company, its Subsidiaries, the Acquiror Parties, the Sponsor, and/or their respective Affiliates, as the case may be, and whether or not such disclosure is made before or after the Closing.
(b)Attorney-Client Privilege. Each of the Acquiror Parties and the Company (each on behalf of itself and its Affiliates) waives and shall not assert any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between the applicable Prior Counsel, on the one hand, and any corresponding Designated Person (that is not the waiving party hereunder), on the other hand, or any advice given to any such corresponding Designated Person by the applicable Prior Counsel, occurring during one or more applicable Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any such corresponding Designated Person and one or more members of the Post-Closing Group, it being the intention of the Parties that all rights to such Pre-Closing Privileges, and all rights to waiver or otherwise control such Pre-Closing Privilege, shall be retained by any such corresponding Designated Person, and shall not pass to or be claimed or used by Acquiror or the Company and its Subsidiaries, except as expressly provided in the last sentence of this Section 11.17(b). Notwithstanding the foregoing, in the event that a dispute arises between any member of the Post-Closing Group, on the one hand, and a third party other than a Designated Person, on the other hand, such member of the Post-Closing Group shall (and shall cause its Affiliates to) assert the Pre-Closing Privileges on behalf of the applicable Designated Persons to prevent disclosure of Privileged Materials to such third party; provided, however, that such privilege may be waived only with the prior written consent, and shall be waived upon the written instruction, of such applicable Designated Person.
(c)Privileged Materials. All such Pre-Closing Privileges, and all books and records and other documents of the Company and its Subsidiaries or of the Acquiror Parties or the Sponsor, as the case may be, containing any advice or communication that is subject to any Pre-Closing Privilege (“Privileged Materials”), shall be excluded from the Transactions and, notwithstanding anything herein or otherwise to the contrary, be distributed to the applicable Designated Persons (that are not Acquiror or the Company) immediately prior to the Closing with (in the case of such books and records) no copies retained by the Company and its Subsidiaries or by the Acquiror Parties or the Sponsor, as the case may be. Absent the prior written consent of the applicable Designated Persons (that are not Acquiror or the Company), neither Acquiror nor (following the Closing) the Company shall have a right of access to Privileged Materials. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with the Acquiror under a common interest agreement shall remain the privileged communications or information of the Surviving Entity.
[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

ION ACQUISITION CORP 2 LTD.

By:
Name:
Title:

INSPIRE MERGER SUB 1, INC.

By:
Name:
Title:

INSPIRE MERGER SUB 2, LLC

By:
Name:
Title:
[SIGNATURE PAGE TO MERGER AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

INNOVID, INC.

By:
Name:
Title:
[SIGNATURE PAGE TO MERGER AGREEMENT]

EXHIBIT A
[Attached as Annex B to this proxy statement/prospectus] see attached.
[SIGNATURE PAGE TO MERGER AGREEMENT]

EXHIBIT B
[Attached as Annex C to this proxy statement/prospectus] see attached.
[SIGNATURE PAGE TO MERGER AGREEMENT]

FINAL FORM
June 24, 2021
ION Acquisition Corp 2 Ltd.
89 Medinat Hayehudim Street
Herzliya 4676672, Israel
Innovid, Inc.
30 Irving Place, 12th floor
New York, NY 10003
Attention: Nabilah Irshad
Email: nabilah@innovid.com
Re: Company Stockholder Support Agreement
Ladies and Gentlemen:
This letter agreement (this “Company Stockholder Support Agreement”) is being delivered to ION Acquisition Corp 2 Ltd., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement)) (together with its successor, “Acquiror”), and Innovid, Inc., a Delaware corporation (the “Company”), by the party listed on the signature pages hereto as a “Stockholder” (the “Stockholder”) in connection with that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Acquiror, the Company, and the other parties thereto (the “Merger Agreement”) and the transactions contemplated thereby or relating thereto (including the PIPE Investment, the “Business Combination”). Certain capitalized terms used herein are defined in Section 8 hereof. Capitalized terms used but not otherwise defined herein have the respective meanings ascribed to such terms in the Merger Agreement.
As of the date hereof, the Stockholder is the owner of record and Beneficially Owns (as defined below) the shares of Company Capital Stock identified on Schedule A hereto (collectively, the “Covered Shares”).
Unless the context of this Company Stockholder Support Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Company Stockholder Support Agreement, (iv) the terms “Section” and “Schedule” refer to the specified Section or Schedule of or to this Company Stockholder Support Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and have the meaning represented by the term “and/or”, and (vii) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”.
In order to induce the Company and Acquiror to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholder hereby agrees with the Company and, at all times prior to any valid termination of this Company Stockholder Support Agreement, Acquiror as follows:
1.The Stockholder irrevocably agrees that it, he or she shall, at any meeting of the stockholders of the Company (whether annual or special, however called and including any adjournment or postponement thereof) or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought:
(a)vote all Covered Shares owned by it, him or her in favor of the Business Combination and each other proposal related to the Business Combination;
(b)    appear at such meeting or otherwise cause such Covered Shares to be counted as present thereat for the purpose of establishing a quorum;
(c)    vote (or execute and return an action by written consent), or cause to be voted, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any Company Alternative Transaction or any other action that would reasonably be expected to materially frustrate the purposes of or impede, interfere with, delay, postpone or adversely affect the First Merger or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or any other agreement entered into by the Company or the Stockholder in connection with the Business Combination or result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled, result in a breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder contained in this Company Stockholder Support Agreement or change in any manner the dividend policy or capitalization of, including the voting rights of, any Company Capital Stock;
(d)    vote (or execute and return an action by written consent), or cause to be voted, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any change in business, management or board of directors of the Company or any recapitalization, reorganization, liquidation or winding up of the Company (other than in connection with the Business Combination as contemplated by the Transaction Agreements); and
(e)    not redeem, or seek to redeem, any Covered Shares owned by it, him or her in connection with the Company Stockholder Approval or otherwise.
The obligations of the Stockholder specified in this Section 1 shall apply whether or not the First Merger or any action described above is recommended by the board of directors of the Company or if the board of directors of the Company has changed, withdrawn, withheld, amended, qualified or modified, or (privately or publicly) proposed to change, withdraw, withhold, amend, qualify or modify the Company Board Recommendation; provided that nothing herein shall amend, limit or otherwise modify any right or obligation contained in the Merger Agreement.
From and after the date hereof until the valid termination of this Company Stockholder Support Agreement in accordance with its terms, the Stockholder shall not, without the prior written consent of Acquiror (not to be unreasonably withheld, conditioned or delayed), grant any proxy, consent or power of attorney, or enter into any voting trust or other agreement or arrangement, in each case with respect to the voting of any Covered Shares and with respect to any vote on the approval and adoption of the Merger Agreement or any other matters set forth in this Section 1 that is inconsistent with such Person’s obligations under this Company Stockholder Support Agreement.
2.The Stockholder hereby agrees and acknowledges that prior to any valid termination of this Company Stockholder Support Agreement, Acquiror would be irreparably injured in the event of a breach by the Stockholder of its, his or her obligations under Section 1 or Section 3, as applicable, of this Company Stockholder Support Agreement. Further, monetary damages would not be an adequate remedy for any breach described in the foregoing sentence and the non-breaching parties shall be entitled to an injunction, specific performance or other equitable relief, in addition to any other remedy that such parties may have in law or in equity, in the event of any such breach (without providing any bond or other security in connection with any such remedy). The Stockholder hereby agrees that it, he or she will not allege, and hereby waives the defense, that Acquiror or the Company, as applicable, has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.
3.Transfers.
(a)The Stockholder shall not Transfer any Covered Shares until the earlier of (i) without limiting Section 3(b), the consummation of the Closing (the “Effective Time”) or (ii) the valid termination of this Company Stockholder Support Agreement in accordance with its terms; provided, however, that such Transfer shall be permitted (x) as required or expressly contemplated by the Merger Agreement or any other Transaction Agreements, or (y) in accordance with Section 3(c).
(b)In the event the Business Combination is consummated, the Stockholder shall not Transfer any Equity Securities of the Acquiror Beneficially Owned or held by it, him or her immediately following the Effective Time (the “Covered Acquiror Securities”) until the Lock-Up Termination Date. “Lock-Up Termination Date” means the earlier of (i) the date that is one hundred eighty
2

days after the Closing Date or (ii) the “Lock-Up Termination Date” as set forth in the Sponsor Support Agreement.
(c)Notwithstanding the provisions set forth in Section 3(a) or Section 3(b), Transfers of the Covered Shares or the Covered Acquiror Securities (as applicable) that are held by the Stockholder or any of its permitted transferees (that have complied with this Section 3(c)), are permitted (i) to the Company’s officers or directors, any Affiliate or any immediate family member of any of the Company’s officers or directors or any members or partners of the Stockholder or their respective Affiliates, or any Affiliates of the Stockholder; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (iv) above; or (vi) to Acquiror, the Company, or the Sponsor; provided, however, that in each case of clauses (i) through (v), these permitted transferees must, before any such Transfer is effected, enter into a written agreement with the Company and Acquiror agreeing to be bound by this Company Stockholder Support Agreement (including provisions relating to voting, the Trust Account, transfer restrictions, and liquidating distributions).
4.The Stockholder hereby agrees that, during the period commencing on the date hereof and ending upon the valid termination of this Company Stockholder Support Agreement in accordance with its terms, without the prior written consent of Acquiror, the Stockholder shall not and shall instruct and use reasonable best efforts to cause its Representatives acting on its behalf not to, directly or indirectly, solicit or initiate, engage in or enter into discussions, negotiations or transactions with, or knowingly encourage, or provide any information to, any Person (other than Acquiror and its Representatives) or enter into or deliver any agreement (including confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument), in each case concerning any Company Alternative Transaction; provided, that, the execution, delivery and performance of the Merger Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 4 or Section 8.03(a) of the Merger Agreement; and provided, further, that the Stockholder shall as promptly as practicable advise Acquiror of any inquiry or proposal regarding a Company Alternative Transaction it or its Representatives may receive following the date hereof (including the terms related thereto) and shall immediately discontinue any and all discussions or negotiations relating to any Company Alternative Transaction.
5.Solely in connection with and only for the purpose of the First Merger, to the extent not prohibited by applicable Law, the Stockholder hereby irrevocably and unconditionally waives and agrees not to assert, claim or perfect any rights of appraisal in connection with or rights to dissent from the First Merger that the Stockholder may have by virtue of ownership of the Covered Shares.
6.The Stockholder hereby represents and covenants that it has not entered into, and, prior to the valid termination of this Company Stockholder Support Agreement in accordance with its terms, shall not enter into, any Contract that could restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder.
7.The Stockholder currently, and as of the Closing will, Beneficially Own all of the outstanding Covered Shares, except in connection with the Secondary Sale or for those Covered Shares Beneficially Owned by a permitted transferee in accordance with Section 3(c). The Covered Shares Beneficially Owned by the Stockholder as of the date hereof are set forth on Schedule A hereto. As of the date of this Company Stockholder Support Agreement, neither the Stockholder nor any of its Affiliates Beneficially Own any Company Capital Stock except as set forth on Schedule A and except for any equity awards granted under the Company Incentive Plan.
3

8.As used herein, (i) “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act; and (ii) “Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or interest in, any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
9.This Company Stockholder Support Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Stockholder. This Company Stockholder Support Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by Acquiror, the Company and the Stockholder.
10.No party hereto may assign either this Company Stockholder Support Agreement or any of its rights, interests or obligations hereunder, other than in conjunction with Transfers expressly permitted by Section 3 (and subject to the terms thereof), without the prior written consent of the other parties. Any purported assignment in violation of this Section 10 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee or transferee. This Company Stockholder Support Agreement shall be binding on the Stockholder, Acquiror and the Company and their respective successors, heirs and permitted assigns or transferees.
11.Nothing in this Company Stockholder Support Agreement shall be construed to confer upon, or give to, any Person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Company Stockholder Support Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Company Stockholder Support Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and permitted assigns or transferees.
12.This Company Stockholder Support Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
13.This Company Stockholder Support Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Company Stockholder Support Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Company Stockholder Support Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
14.This Company Stockholder Support Agreement, and all Actions or causes of action based upon, arising out of, or related to this Company Stockholder Support Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Company Stockholder Support Agreement or the transactions contemplated hereby shall be brought in the Delaware Court of Chancery, and if the Delaware Court of Chancery does not have or take jurisdiction over such Action, any other federal or state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any
4

objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Company Stockholder Support Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 14. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS COMPANY STOCKHOLDER SUPPORT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
15.Any notice, consent or request to be given in connection with any of the terms or provisions of this Company Stockholder Support Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.02 of the Merger Agreement to the applicable party at its principal place of business or if to the Stockholder, to the address of such Stockholder as indicated on such Stockholder’s signature page hereto.
16.This Company Stockholder Support Agreement shall terminate upon the earlier to occur of (i) the Closing (other than Section 3(b), which shall remain in full force and effect), (ii) the valid termination of the Merger Agreement in accordance with its terms, or (iii) the mutual agreement of the parties hereto. In the event of a valid termination of the Merger Agreement in accordance with its terms, this Company Stockholder Support Agreement shall be of no force and effect. No such termination shall relieve the Stockholder or Acquiror from any liability resulting from a breach of this Company Stockholder Support Agreement occurring prior to such termination.
17.The Stockholder hereby represents and warrants to Acquiror and the Company as follows: (i) if the Stockholder is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and the Stockholder has all necessary power and authority to execute, deliver and perform this Company Stockholder Support Agreement and consummate the transactions contemplated hereby; (ii) if the Stockholder is an individual, such Person has full legal capacity, right and authority to execute and deliver this Company Stockholder Support Agreement and to perform his or her obligations hereunder; (iii) this Company Stockholder Support Agreement has been duly executed and delivered by the Stockholder and, assuming due authorization, execution and delivery by the other parties to this Company Stockholder Support Agreement, this Company Stockholder Support Agreement constitutes a legally valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with the terms hereof (subject to the Enforceability Exceptions); (iv) the execution and delivery of this Company Stockholder Support Agreement by the Stockholder does not, and the performance by the Stockholder of his, her or its obligations hereunder will not, (A) if the Stockholder is not an individual, conflict with or result in a violation of the Organizational Documents of the Stockholder, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon the Stockholder or the Stockholder’s Covered Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Stockholder of his, her or its obligations under this Company Stockholder Support Agreement; (v) there are no Actions pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Stockholder of its, his or her obligations under this Company Stockholder Support Agreement; (vi) except for fees described on Schedule 4.21 of the Company Disclosure Schedules, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from the Stockholder or any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement or this Company Stockholder Support Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of the Stockholder, on behalf of the Stockholder, for which Acquiror, the Company or any of their respective Affiliates would
5

have any obligations or liabilities of any kind or nature; (vii) the Stockholder has had the opportunity to read the Merger Agreement and this Company Stockholder Support Agreement and has had the opportunity to consult with its tax and legal advisors; (viii) the Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder; (ix) the Stockholder has good title to all Covered Shares, and there exist no Liens or any other limitation or restriction affecting ownership (including, without limitation, any restriction on the right to sell or otherwise dispose of such Covered Shares (other than Transfer restrictions under the Securities Act)) affecting any such Covered Shares, other than pursuant to (A) this Company Stockholder Support Agreement, (B) the Organizational Documents of Stockholder, (C) the Organizational Documents of the Company, (D) the Merger Agreement, and (E) the Affiliate Agreements listed on Schedule 4.22 of the Company Disclosure Schedules; and (x) the Covered Shares identified on Schedule A are the only shares of Company Capital Stock Beneficially Owned or of record by the Stockholder as of the date hereof, and the Stockholder is not subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Covered Shares, except as provided in this Company Stockholder Support Agreement, the Organizational Documents of the Company, and the Affiliate Agreements listed on Schedule 4.22 of the Company Disclosure Schedules.
18.If, and as often as, (a) there are any changes in any Equity Securities of the Company by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other similar means that result in the Stockholder acquiring new shares of Company Capital Stock, (b) the Stockholder purchases or otherwise acquires beneficial ownership of any shares of Company Capital Stock after the date of this Company Stockholder Support Agreement, or (c) the Stockholder acquires the right to vote or share in the voting of any shares of Company Capital Stock after the date of this Company Stockholder Support Agreement (such shares of Company Capital Stock in clauses (a) through (c), the “New Securities”), then, in each case, such New Securities acquired or purchased by the Stockholder shall be subject to the terms of this Company Stockholder Support Agreement to the same extent as if they constituted Covered Shares of the Stockholder as of the date hereof. Nothing in this Section 18 shall limit, restrict or modify any liability or other obligation of the Company under the Merger Agreement.
19.Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.
20.Notwithstanding any provision of this Company Stockholder Support Agreement to the contrary, no Stockholder makes any agreement or understanding in this Company Stockholder Support Agreement in his or her capacity as a director or officer of the Company (if such Stockholder holds such office). Nothing in this Agreement shall affect or otherwise modify the rights and obligations of any Stockholder in his or her capacity as a director or officer of the Company.
[signature page follows]
6

Sincerely,

STOCKHOLDER

By: [●]

By:

Address for Notice:

7

Acknowledged and Agreed:

ION ACQUISITION CORP 2 LTD.

By:
Name:
Title:

Acknowledged and Agreed:

INNOVID, INC.

By:
Name:
Title:
8

Schedule A1
Stockholder Ownership of Company Capital Stock

Share Type	Number of Shares
Company Common Stock	[●]
Series A Preferred Stock	[●]
Series A-1 Preferred Stock	[●]
Series B Preferred Stock	[●]
Series B-1 Preferred Stock	[●]
Series B-2 Preferred Stock	[●]
Series C Preferred Stock	[●]
Series D Preferred Stock	[●]
Series E Preferred Stock	[●]
Series F Preferred Stock	[●]
Total	[●]
1 Note to Draft: Stockholder information to be filled in.
9

June 24, 2021
ION Acquisition Corp 2 Ltd.
89 Medinat Hayehudim Street
Herzliya 4676672, Israel
Innovid, Inc.
30 Irving Place, 12th floor
New York, NY 10003
Attention: Nabilah Irshad
Email: nabilah@innovid.com
Re: Company Stockholder Support Agreement
Ladies and Gentlemen:
This letter agreement (this “Company Stockholder Support Agreement”) is being delivered to ION Acquisition Corp 2 Ltd., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement)) (together with its successor, “Acquiror”), and Innovid, Inc., a Delaware corporation (the “Company”), by the party listed on the signature pages hereto as a “Stockholder” (the “Stockholder”) in connection with that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Acquiror, the Company, and the other parties thereto (the “Merger Agreement”) and the transactions contemplated thereby (including the PIPE Investment, the “Business Combination”). Certain capitalized terms used herein are defined in Section 8 hereof. Capitalized terms used but not otherwise defined herein have the respective meanings ascribed to such terms in the Merger Agreement.
As of the date hereof, the Stockholder is the owner of record and Beneficially Owns (as defined below) the shares of Company Capital Stock identified on Schedule A hereto (collectively, the “Covered Shares”).
Unless the context of this Company Stockholder Support Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Company Stockholder Support Agreement, (iv) the terms “Section” and “Schedule” refer to the specified Section or Schedule of or to this Company Stockholder Support Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and have the meaning represented by the term “and/or”, and (vii) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”.
In order to induce the Company and Acquiror to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholder hereby agrees with the Company and, at all times prior to any valid termination of this Company Stockholder Support Agreement, Acquiror as follows:
1.Subject to the provisions of Sections 21-24, the Stockholder agrees that it, he or she shall, at any meeting of the stockholders of the Company (whether annual or special, however called and including any adjournment or postponement thereof) or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought:
(a)vote all Covered Shares owned by it, him or her in favor of the Business Combination;
(b)appear at such meeting or otherwise cause such Covered Shares to be counted as present thereat for the purpose of establishing a quorum;
(c)vote (or execute and return an action by written consent), or cause to be voted, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any Company Alternative Transaction or any other action that would reasonably be expected to materially frustrate the purposes of or impede, interfere with, delay, postpone or adversely affect
10

the First Merger or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or any other agreement entered into by the Company or the Stockholder in connection with the Business Combination or result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled, result in a breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder contained in this Company Stockholder Support Agreement or change in any manner the dividend policy or capitalization of, including the voting rights of, any Company Capital Stock;
(d)vote (or execute and return an action by written consent), or cause to be voted, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any change in business, management or board of directors of the Company or any recapitalization, reorganization, liquidation or winding up of the Company (other than in connection with the Business Combination as contemplated by the Transaction Agreements); and
(e)not redeem, or seek to redeem, any Covered Shares owned by it, him or her in connection with the Company Stockholder Approval or otherwise.
Subject to the provisions of Sections 21-24, the obligations of the Stockholder specified in this Section 1 shall apply whether or not the First Merger or any action described above is recommended by the board of directors of the Company or if the board of directors of the Company has changed, withdrawn, withheld, amended, qualified or modified, or (privately or publicly) proposed to change, withdraw, withhold, amend, qualify or modify the Company Board Recommendation; provided that nothing herein shall amend, limit or otherwise modify any right or obligation contained in the Merger Agreement.
Subject to the provisions of Sections 21-24, from and after the date hereof until the valid termination of this Company Stockholder Support Agreement in accordance with its terms, the Stockholder shall not, without the prior written consent of Acquiror (not to be unreasonably withheld, conditioned or delayed), grant any proxy, consent or power of attorney, or enter into any voting trust or other agreement or arrangement, in each case with respect to the voting of any Covered Shares and with respect to any vote on the approval and adoption of the Merger Agreement or any other matters set forth in this Section 1 that is inconsistent with such Person’s obligations under this Company Stockholder Support Agreement.
2.Subject to the provisions of Sections 21-24, the Stockholder hereby agrees and acknowledges that prior to any valid termination of this Company Stockholder Support Agreement, Acquiror would be irreparably injured in the event of a breach by the Stockholder of its, his or her obligations under Section 1 or Section 3, as applicable, of this Company Stockholder Support Agreement. Further, monetary damages would not be an adequate remedy for any breach described in the foregoing sentence and the non-breaching parties shall be entitled to an injunction, specific performance or other equitable relief, in addition to any other remedy that such parties may have in law or in equity, in the event of any such breach (without providing any bond or other security in connection with any such remedy). The Stockholder hereby agrees that it, he or she will not allege, and hereby waives the defense, that Acquiror or the Company, as applicable, has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.
3.Transfers.
(a)The Stockholder shall not Transfer any Covered Shares until the earlier of (i) without limiting Section 3(b), the consummation of the Closing (the “Effective Time”) or (ii) the valid termination of this Company Stockholder Support Agreement in accordance with its terms; provided, however, that such Transfer shall be permitted (x) as required or expressly contemplated by the Merger Agreement or any other Transaction Agreements, or (y) in accordance with Section 3(c).
(b)In the event the Business Combination is consummated, the Stockholder shall not Transfer any Equity Securities of the Acquiror Beneficially Owned or held by it, him or her immediately following the Effective Time (the “Covered Acquiror Securities”) until the Lock-Up Termination
11

Date. “Lock-Up Termination Date” means the date that is one hundred eighty days after the Closing Date.
(c)Notwithstanding the provisions set forth in Section 3(a) or Section 3(b), Transfers of the Covered Shares or the Covered Acquiror Securities (as applicable) that are held by the Stockholder or any of its permitted transferees (that have complied with this Section 3(c)), are permitted (i) to the Company’s officers or directors, any Affiliate or any immediate family member of any of the Company’s officers or directors or any members or partners of the Stockholder or their respective Affiliates, or any Affiliates of the Stockholder; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (iv) above; or (vi) to Acquiror, the Company, or the Sponsor; provided, however, that in each case of clauses (i) through (v), these permitted transferees must, before any such Transfer is effected, enter into a written agreement with the Company and Acquiror agreeing to be bound by this Company Stockholder Support Agreement (including provisions relating to voting, the Trust Account, transfer restrictions, and liquidating distributions).
4.The Stockholder hereby agrees that, during the period commencing on the date hereof and ending upon the valid termination of this Company Stockholder Support Agreement in accordance with its terms, without the prior written consent of Acquiror, the Stockholder shall not and shall instruct its Representatives acting on its behalf not to, directly or indirectly, solicit or initiate, engage in or enter into discussions, negotiations or transactions with, or knowingly encourage, or provide any information to, any Person (other than Acquiror and its Representatives) or enter into or deliver any agreement (including confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument), in each case concerning any Company Alternative Transaction; provided, that, the execution, delivery and performance of the Merger Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 4 or Section 8.03(a) of the Merger Agreement; and provided, further, that the Stockholder shall as promptly as practicable advise Acquiror of any inquiry or proposal regarding a Company Alternative Transaction it or its Representatives may receive following the date hereof (including the terms related thereto) and shall immediately discontinue any and all discussions or negotiations relating to any Company Alternative Transaction.
5.Solely in connection with and only for the purpose of the First Merger, to the extent not prohibited by applicable Law, the Stockholder hereby irrevocably and unconditionally waives and agrees not to assert, claim or perfect any rights of appraisal in connection with or rights to dissent from the First Merger that the Stockholder may have by virtue of ownership of the Covered Shares.
6.The Stockholder hereby represents and covenants that it has not entered into, and, prior to the valid termination of this Company Stockholder Support Agreement in accordance with its terms, shall not enter into, any Contract that could restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder.
7.The Stockholder currently, and as of the Closing will, Beneficially Own all of the outstanding Covered Shares, except in connection with the Secondary Sale or for those Covered Shares Beneficially Owned by a permitted transferee in accordance with Section 3(c). The Covered Shares Beneficially Owned by the Stockholder as of the date hereof are set forth on Schedule A hereto. As of the date of this Company Stockholder Support Agreement, neither the Stockholder nor any of its Affiliates Beneficially Own any Company Capital Stock except as set forth on Schedule A and except for any equity awards granted under the Company Incentive Plan.
8.As used herein, (i) “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act; and (ii) “Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement
12

to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or interest in, any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
9.This Company Stockholder Support Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Stockholder. This Company Stockholder Support Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by Acquiror, the Company and the Stockholder.
10.No party hereto may assign either this Company Stockholder Support Agreement or any of its rights, interests or obligations hereunder, other than in conjunction with transfers expressly permitted by Section 3 (and subject to the terms thereof), without the prior written consent of the other parties. Any purported assignment in violation of this Section 10 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee or transferee. This Company Stockholder Support Agreement shall be binding on the Stockholder, Acquiror and the Company and their respective successors, heirs and permitted assigns or transferees.
11.Nothing in this Company Stockholder Support Agreement shall be construed to confer upon, or give to, any Person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Company Stockholder Support Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Company Stockholder Support Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and permitted assigns or transferees.
12.This Company Stockholder Support Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
13.This Company Stockholder Support Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Company Stockholder Support Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Company Stockholder Support Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
14.This Company Stockholder Support Agreement, and all Actions or causes of action based upon, arising out of, or related to this Company Stockholder Support Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Company Stockholder Support Agreement or the transactions contemplated hereby shall be brought in the Delaware Court of Chancery, and if the Delaware Court of Chancery does not have or take jurisdiction over such Action, any other federal or state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not
13

to bring any Action arising out of or relating to this Company Stockholder Support Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 14. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS COMPANY STOCKHOLDER SUPPORT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
15.Any notice, consent or request to be given in connection with any of the terms or provisions of this Company Stockholder Support Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.02 of the Merger Agreement to the applicable party at its principal place of business or if to the Stockholder, to the address of such Stockholder as indicated on such Stockholder’s signature page hereto.
16.This Company Stockholder Support Agreement shall terminate upon the earlier to occur of (i) the Closing (other than Section 3(b), which shall remain in full force and effect), (ii) the valid termination of the Merger Agreement in accordance with its terms, or (iii) the mutual agreement of the parties hereto. In the event of a valid termination of the Merger Agreement in accordance with its terms, this Company Stockholder Support Agreement shall be of no force and effect. No such termination shall relieve the Stockholder or Acquiror from any liability resulting from a breach of this Company Stockholder Support Agreement occurring prior to such termination.
17.The Stockholder hereby represents and warrants to Acquiror and the Company as follows: (i) if the Stockholder is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and the Stockholder has all necessary power and authority to execute, deliver and perform this Company Stockholder Support Agreement and consummate the transactions contemplated hereby; (ii) if the Stockholder is an individual, such Person has full legal capacity, right and authority to execute and deliver this Company Stockholder Support Agreement and to perform his or her obligations hereunder; (iii) this Company Stockholder Support Agreement has been duly executed and delivered by the Stockholder and, assuming due authorization, execution and delivery by the other parties to this Company Stockholder Support Agreement, this Company Stockholder Support Agreement constitutes a legally valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with the terms hereof (subject to the Enforceability Exceptions); (iv) the execution and delivery of this Company Stockholder Support Agreement by the Stockholder does not, and the performance by the Stockholder of his, her or its obligations hereunder will not, (A) if the Stockholder is not an individual, conflict with or result in a violation of the Organizational Documents of the Stockholder, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon the Stockholder or the Stockholder’s Covered Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Stockholder of his, her or its obligations under this Company Stockholder Support Agreement; (v) there are no Actions pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Stockholder of its, his or her obligations under this Company Stockholder Support Agreement; (vi) except for fees described on Schedule 4.21 of the Company Disclosure Schedules, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from the Stockholder or any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement or this Company Stockholder Support Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of the Stockholder, on behalf of the Stockholder, for which Acquiror, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vii) the Stockholder has had the opportunity to read the Merger Agreement and this Company Stockholder Support Agreement and has had the opportunity
14

to consult with its tax and legal advisors; (viii) the Stockholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder; (ix) the Stockholder has good title to all Covered Shares, and there exist no Liens or any other limitation or restriction affecting ownership (including, without limitation, any restriction on the right to sell or otherwise dispose of such Covered Shares (other than transfer restrictions under the Securities Act)) affecting any such Covered Shares, other than pursuant to (A) this Company Stockholder Support Agreement, (B) the Organizational Documents of Stockholder, (C) the Organizational Documents of the Company, (D) the Merger Agreement, and (E) the Affiliate Agreements listed on Schedule 4.22 of the Company Disclosure Schedules; and (x) the Covered Shares identified on Schedule A are the only shares of Company Capital Stock Beneficially Owned or of record by the Stockholder as of the date hereof, and the Stockholder is not subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Covered Shares, except as provided in this Company Stockholder Support Agreement, the Organizational Documents of the Company, and the Affiliate Agreements listed on Schedule 4.22 of the Company Disclosure Schedules.
18.If, and as often as, (a) there are any changes in any Equity Securities of the Company by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other similar means that result in the Stockholder acquiring new shares of Company Capital Stock, (b) the Stockholder purchases or otherwise acquires beneficial ownership of any shares of Company Capital Stock after the date of this Company Stockholder Support Agreement, or (c) the Stockholder acquires the right to vote or share in the voting of any shares of Company Capital Stock after the date of this Company Stockholder Support Agreement (such shares of Company Capital Stock in clauses (a) through (c), the “New Securities”), then, in each case, such New Securities acquired or purchased by the Stockholder shall be subject to the terms of this Company Stockholder Support Agreement to the same extent as if they constituted Covered Shares of the Stockholder as of the date hereof. Nothing in this Section 18 shall limit, restrict or modify any liability or other obligation of the Company under the Merger Agreement.
19.Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.
20.Notwithstanding any provision of this Company Stockholder Support Agreement to the contrary, the Stockholder does not make any agreement or understanding in this Company Stockholder Support Agreement in his or her capacity as a director or officer of the Company (if such Stockholder holds such office). Nothing in this Agreement shall affect or otherwise modify the rights and obligations of the Stockholder in his or her capacity as a director or officer of the Company.
21.Notwithstanding any provision of this Company Stockholder Support Agreement to the contrary, except to the extent consented to in writing by the Stockholder, the Stockholder in its sole discretion may terminate this Company Stockholder Support Agreement following any material modification or amendment to, or the waiver of any provision of, the Business Combination Agreement, as in effect on the date hereof, (i) that reduces the amount or changes the form of consideration payable to the Stockholder, (ii) in a manner that would violate Article X of the Business Combination Agreement (as in effect on the date hereof), (iii) if such amendment, modification or waiver would (x) be adverse to (A) the Stockholder relative to any Other Stockholders, or (B) the class of stock in the Company such Stockholder holds relative to any other class of stock in the Company (in each case, without the Stockholder’s prior written consent) or (y) alters the consideration to be received by the Stockholder in the Business Combination or in the Secondary Sale, including the Stockholder receiving consideration other than as set forth below in Section 24; or (iv) results in the Merger being consummated when the Available Closing Acquiror Cash is less than $250 million.
22.Notwithstanding any provision of this Company Stockholder Support Agreement to the contrary, except to the extent consented to in writing by the Stockholder, the Company shall prepare a detailed schedule of the consideration to be paid to the Stockholder (the “Allocation Schedule”) and agrees to provide the Stockholder a copy of the proposed Allocation Schedule at least five days prior to delivery to Acquiror and
15

reasonably cooperate with and consult with Stockholder with respect to the Allocation Schedule.  The Company agrees that the Allocation Schedule shall be prepared in accordance with the Company Organizational Documents. Further, the Company and Acquiror covenant and agree that in the event that the Business Combination is consummated, the Stockholder will receive at least the consideration set forth on Schedule B hereto.
23.Notwithstanding any provision of this Company Stockholder Support Agreement to the contrary, except to the extent consented to in writing by the Stockholder, the Company and Acquiror hereby covenant and agree not to amend, modify or waive any provision of the Business Combination Agreement, as in effect on the date hereof or any schedule thereto (including the Allocation Schedule once delivered) (i) that reduces the amount or changes the form of consideration payable to such Stockholder, (ii) in a manner that would violate Article X of the Merger Agreement (as in effect on the date hereof); (iii) if such amendment, modification or waiver would be materially adverse to (A) the Stockholder relative to Other Stockholders, (B) the class of stock in the Company such Stockholder holds relative to any other class of stock in the Company or (C) alters the consideration to be received by the Stockholder in the Business Combination or in the Secondary Sale, including the Stockholder receiving consideration other than as set forth below in Section 24; or (iv) results in the Merger being consummated when the Available Closing Acquiror Cash is less than $250 million.
24.The Company and Acquiror agrees that the holders of Series F Preferred Stock (as defined in the Tenth Amended and Restated Certificate of Incorporation of the Company) as a group (the “F Holders”) shall be allocated a portion of the Secondary Sale Amount (“Allocated Portion”) based on the Available Closing Acquiror Cash, as set forth on Schedule B attached hereto, which Allocated Portion shall be allocated among the F Holders pro rata based on the number of shares of Series F Preferred Stock held thereby. Within the Available Closing Acquiror Cash levels set forth of Schedule B, the Allocated Portion shall be adjusted on a linear basis based on the actual Available Closing Acquiror Cash. It is agreed by Acquiror and the Stockholder that subject to the foregoing (and the terms of the Merger Agreement), the Company shall have the right to, and shall, allocate the Secondary Sale Amount in its sole discretion.
25.
[signature page follows]
16

Sincerely,

STOCKHOLDER

By: [●]

By:

Address for Notice:

17

Acknowledged and Agreed:

ION ACQUISITION CORP 2 LTD.

By:
Name:
Title:

Acknowledged and Agreed:

INNOVID, INC.

By:
Name:
Title:
18

Schedule A2
Stockholder Ownership of Company Capital Stock

Share Type	Number of Shares
Company Common Stock	[●]
Series A Preferred Stock	[●]
Series A-1 Preferred Stock	[●]
Series B Preferred Stock	[●]
Series B-1 Preferred Stock	[●]
Series B-2 Preferred Stock	[●]
Series C Preferred Stock	[●]
Series D Preferred Stock	[●]
Series E Preferred Stock	[●]
Series F Preferred Stock	[●]
Total	[●]

2 Note to Draft: Stockholder information to be filled in.
19

Schedule B

Available Closing Acquiror Cash $ million	Allocated Portion $ million
250	30
260	30
270	30
280	30
290	33.1
300	36.4
310	39.7
320	43
330	46.3
340	49.6
350	52.9
360	56.2
370	59.5
380	62.8
390	66.1
400	69.4
403	70.4
20

EXHIBIT D
[Attached as Annex G to this proxy statement/prospectus] see attached.
1

SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on [●], by and between ION Acquisition Corp 2 Ltd., a Cayman Islands exempted company (the “Company”), and the undersigned subscriber (“Subscriber”).
WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into a definitive agreement with Innovid, Inc., a Delaware corporation (“Innovid”), and the other parties thereto, providing for a business combination between the Company and Innovid (the “Merger”) (such agreement, the “Merger Agreement” and the Merger and other transactions contemplated by the Merger Agreement, collectively, the “Transaction”);
WHEREAS, in connection with the Transaction, each outstanding Class A ordinary share, par value $0.0001 per share, of the Company (the “Class A Ordinary Shares”) will automatically be converted into one share of Class A Common Stock (as defined below) in connection with the Company’s domestication as a Delaware corporation immediately prior to the consummation of the Merger (such domestication, the “Domestication”) (except as the context requires otherwise, all references to “Class A Share” herein shall be deemed to reference to (i) prior to the Domestication, the Class A Ordinary Shares and (ii) following the Domestication, the Class A Common Stock, as applicable);
WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Company, following the Domestication and immediately prior to the consummation of the Merger, that number of shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) set forth on the signature page hereto (the “Subscribed Shares”) for a purchase price of $10.00 per share (the “Per Share Price” and the aggregate of such Per Share Price for all Subscribed Shares being referred to herein as the “Purchase Price”), and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company; and
WHEREAS, on or about the date of this Subscription Agreement, the Company is entering into subscription agreements (together with other subscription agreements entered after the date hereof (if any), the “Other Subscription Agreements”; and together with the Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Subscribers” and together with Subscriber, the “Subscribers”), pursuant to which such Subscribers have agreed to purchase, following the Domestication and immediately prior to the Merger, inclusive of the Subscribed Shares, an aggregate amount of [●] shares of Class A Common Stock, at the Per Share Price for an aggregate purchase price, inclusive of the Purchase Price, of $[●].
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
Section 1.Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby irrevocably agrees to subscribe for and agrees to purchase from the Company, and the Company hereby irrevocably agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”). Subscriber acknowledges and agrees that, as a result of the Domestication, the Subscribed Shares that will be issued pursuant hereto shall be shares of common stock in a Delaware corporation (and not shares in a Cayman Islands exempted company).
1

Section 2.Closing.
(a)The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the closing date of the Transaction (the “Closing Date”), following the Domestication and immediately prior to (and subject to and conditioned upon) the consummation of the Merger.
(b)At least five (5) Business Days before the anticipated Closing Date, the Company shall deliver or cause to be delivered written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) Business Days prior to the anticipated Closing Date as set forth in the Closing Notice, Subscriber shall deliver to the Company (A) the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice, such funds to be held by the Company in escrow until the Closing and (B) such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Shares to Subscriber at the Closing. Upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 2, the Company shall deliver to Subscriber (i) at the Closing, the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under applicable securities laws of any state, federal or foreign governmental authority and the rules and regulations promulgated thereunder (the “Securities Laws”), in the name of Subscriber (or its nominee in accordance with its delivery instructions) (and the Purchase Price shall be released from escrow automatically and without further action by the Company or the Subscriber), and (ii) as promptly as practicable after the Closing, evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. Notwithstanding the foregoing two sentences, if Subscriber informs the Company in writing at least five (5) Business Days prior to Closing Date (1) that it is an investment company registered under the Investment Company Act of 1940, as amended, (2) that it is advised by an investment adviser subject to regulation under the Investment Advisers Act of 1940, as amended, or (3) that its internal compliance policies and procedures so require it, then, in lieu of the settlement procedures in the foregoing two sentences, the following shall apply: Subscriber shall deliver at 8:00 a.m., New York City time, on the Closing Date (or as soon as practicable following receipt of evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date) the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice against delivery by the Company to Subscriber of the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under applicable Securities Laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) and evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. In the event that the consummation of the Transaction does not occur within two (2) Business Days after the anticipated Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by the Company and the Subscriber, the Company shall promptly (but in no event later than five (5) Business Days after the anticipated Closing Date specified in the Closing Notice) return the entire Purchase Price so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation (x) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2 to be satisfied or waived on or prior to the Closing Date, and (y) unless and until this Subscription Agreement is terminated in accordance with Section 6 herein, Subscriber shall remain obligated (A) to redeliver funds to the Company in escrow (if applicable) following the Company’s delivery to and the receipt by Subscriber of a new Closing Notice in accordance with this Section 2 and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 2. For the purposes of this Subscription
2

Agreement, “Business Day” means any day other than a Saturday or Sunday, or any other day on which banks located in New York, New York are required or authorized by law to be closed for business.
(c)The Closing shall be subject to the satisfaction, or waiver in writing by each of the parties hereto, of the conditions that, on the Closing Date:
(i)all conditions precedent to the closing of the Transaction shall have been satisfied (as determined by the parties to the Merger Agreement) or waived in writing by the party to the Merger Agreement with the authority to make such waiver (other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction pursuant to the Merger Agreement including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Subscribed Shares pursuant to this Subscription Agreement and the Other Subscription Agreements), and the Merger shall be consummated substantially concurrently with the Closing;
(ii)no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation, and no court of competent jurisdiction shall have issued, enforced or entered any judgment or order, which, in each case, is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby; and no such governmental authority shall have instituted a proceeding seeking to impose any such restriction or prohibition that is pending;
(iii)there shall not have occurred suspension of the qualification of the Class A Shares for offering or sale or trading the New York Stock Exchange (the “NYSE”) or The Nasdaq Capital Market (“Nasdaq” and each a “Stock Exchange”) that is continuing (and to the Company’s knowledge, no proceedings are pending for any such purpose) and the Subscribed Shares shall be approved for listing on the Stock Exchange, subject only to official notice of issuance.
(d)Conditions to Closing of the Company. The obligation of the Company to consummate the Closing shall be subject to the satisfaction or, to the extent permitted by law, a waiver in writing by the Company of the additional conditions that, on or prior to the Closing Date:
(i)except as otherwise provided under Section 2(d)(ii), all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true and correct in all respects) as of such earlier date) and
(ii)the representations and warranties of Subscriber contained in Section 4(t) of this Subscription Agreement shall be true and correct at all times on or prior to the
3

Closing Date, and consummation of the Closing shall constitute a reaffirmation by Subscriber of such representations and warranties; and
(iii)Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.
(e)Conditions to Closing of the Subscriber. The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or, to the extent permitted by law, a waiver in writing by Subscriber of the additional conditions that, on or prior to the Closing Date:
(i)all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) when made and at and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such earlier date), ; and
(ii)the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;
(iii)there shall not have occurred any suspension of the Subscribed Shares for sale or trading on the NYSE or Nasdaq that is continuing and, to the Company’s knowledge, no proceedings are pending for any such purpose; and
(iv)the Merger shall have been or will be consummated substantially concurrently with the Closing;
(v)the Merger Agreement (as filed with the Commission (as defined below) on or immediately following the date hereof) shall not have been amended, modified or supplemented in a manner that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement; and
(vi)there shall have been no amendment, waiver or modification to the Other Subscription Agreements that materially benefits any Other Subscriber thereunder unless the Subscriber has been offered substantially the same benefits.
Prior to or at the Closing, Subscriber shall deliver all such other information as is reasonably requested in order for the Company to issue the Subscribed Shares to Subscriber, including, without limitation, the legal name of the person in whose name the Subscribed Shares are to be issued (or the Subscriber’s nominee in accordance with its delivery instructions) and a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.
4

Section 3.Company Representations and Warranties. The Company represents and warrants to Subscriber, as of the date hereof and as of the Closing, that:
(a)The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands, and, immediately upon Domestication, the state of Delaware, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on and conduct its business as it is now being conducted and to enter into, deliver and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the legal authority and ability of the Company to comply with the terms of this Subscription Agreement, including the issuance and sale of the Subscribed Shares, or the Transaction. For the avoidance of doubt, any restatement of the financial statements of the Company and any amendments to previously filed Commission reports or delays in filing Commission reports, in connection with the United States Securities and Exchange Commission’s (the “Commission”) issuance of the Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (the “Statement”) or any subsequent related agreements or other guidance from the Commission with respect to the Statement, shall not be considered to result in a Company Material Adverse Effect.
(b)As of the Closing Date, the Subscribed Shares have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, the Subscribed Shares will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (other than those arising under applicable Securities Laws), and will not have been issued in violation of, or subject to, any preemptive or similar rights created under the Company’s governing and organizational documents or the laws of its jurisdiction or organization.
(c)This Subscription Agreement has been duly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by the availability of equitable remedies.
(d)Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 4 of this Subscription Agreement, the execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares hereunder, the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, (ii) the organizational documents of the Company, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company
5

or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect.
(e)Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 4 of this Subscription Agreement, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the Stock Exchange) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable state Securities Laws, (ii) the filing with the Commission of the Registration Statement (as defined below) pursuant to Section 5 below, (iii) filings required by the Commission, (iv) the filing of a Notice of Exempt Offering of Securities on Form D with the Commission under Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), if applicable, (v) those required by the Stock Exchange, including with respect to obtaining stockholder approval, (vi) those required to consummate the Transaction as provided under the Merger Agreement, (vii) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, (viii) filings required in connection with the Domestication and (ix) those the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect.
(f)Except for such matters as have not had or would not reasonably be expected to have a Company Material Adverse Effect, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.
(g)Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares by the Company to Subscriber.
(h)Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares. The Subscribed Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. Neither the Company nor any person acting on the Company’s behalf has offered or sold or will offer or sell any securities, or has taken or will take any other action, which would reasonably be expected to subject the offer, issuance or sale of the Subscribed Shares, as contemplated hereby, to the registration provisions of the Securities Act.
(i)Except for placement fees payable to Morgan Stanley & Co. LLC and Evercore Group L.L.C. (together, the “Placement Agents” and each a “Placement Agent”), the Company has not paid, and is not obligated to pay, any brokerage, finder’s or other fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber. No broker, finder or other financial consultant has acted on behalf of Company in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any direct liability on Subscriber (other than, for avoidance doubt, as result of being a stockholder of the Company).
(j)As of their respective dates of filing, all reports required to be filed by the Company with the Commission prior to the date hereof (the “SEC Documents”) complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder as in effect at the time of filing, and none of the SEC Documents, when filed (or if amended or suspended by a filing
6

prior to the date of this Subscription Agreement or the Closing, then on the date of the last such amendment or filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the Company may have improperly accounted for its outstanding warrants as equity instruments and may be required to restate its previously filed financial statements to reflect the classification of its warrants as liabilities for accounting purposes and may be required to make other changes to its prior financial statements to reflect other changes in accounting presentation in each case, in connection with the Staff Statement Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies issued by the Staff on April 12, 2021 (the “Warrant Accounting Issue”). The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments, and such consolidated financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”) (except for the Warrant Accounting Issue and as may be disclosed therein or in the notes thereto, and except that the unaudited financial statements may not contain all footnotes required by GAAP). A copy of each SEC Document is available to each Subscriber via the Commission’s EDGAR system. The Company has timely filed (giving effect to permissible extensions in accordance with Rule 12b-25 under the Exchange Act) each report, statement, schedule, prospectus, and registration statement that the Company was required to file with the Commission since its initial registration of the Class A Common Stock with the Commission. There are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance of the Commission with respect to any of the SEC Documents Notwithstanding anything in this Subscription Agreement to the contrary, no representation or warranty is made as to the accounting treatment of the Company’s issued and outstanding warrants, or as to any deficiencies in disclosure (including with respect to internal control over financial reporting or disclosure controls and procedures) arising from the treatment of such warrants as equity rather than liabilities in the Company’s currently issued financial statements. Furthermore, Subscriber acknowledges that (i) the Staff of the SEC issued the Statement, (ii) the Company continues to review the Statement and its implications, including on the financial statements and other information included in its SEC Documents and (iii) any restatement, revision or other modification of the SEC Documents in connection with such a review of the Statement or any subsequent related agreements or other guidance from the Staff of the SEC shall be deemed not material for purposes of this Agreement.
(k)As of the date hereof, the authorized share capital of the Company consists of 550,000,000 ordinary shares (“Ordinary Shares”), including 500,000,000 Class A Ordinary Shares and 50,000,000 Class B ordinary shares, par value $0.0001 per share, of the Company (“Class B Ordinary Shares”), and 5,000,000 preference shares, par value $0.0001 per share, of the Company (“Preference Shares”). As of the date hereof: (i) 25,300,000 Class A Ordinary Shares, 6,325,000 Class B Ordinary Shares and no Preference Shares were issued and outstanding; (ii) 3,162,500 warrants, each exercisable to purchase one Class A Ordinary Share at $11.50 per share, and 7,060,000 private placement warrants, each exercisable to purchase one Class A Ordinary Share at $11.50 per share (together, the “Warrants”), were issued and outstanding; and (iii) no Ordinary Shares were subject to issuance upon exercise of outstanding options. No Warrants are exercisable on or prior to the Closing. All (A) issued and outstanding Ordinary Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to preemptive rights and (B) outstanding Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. As of the date
7

hereof, except as set forth above and pursuant to (1) this Subscription Agreement and the Other Subscription Agreements, (2) the Merger Agreement or (3) the Forward Purchase Agreements (as defined below), there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Ordinary Shares or other equity interests in the Company (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. Except as set forth in the Merger Agreement, as of the date hereof, the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Equity Interests, other than as contemplated by the Merger Agreement. Except as described in the SEC Documents, there are no securities or instruments issued by the Company or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the Domestication or the issuance of (i) the Subscribed Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement. “Forward Purchase Agreements” means (i) that certain Forward Purchase Agreement, dated as of January 26, 2021, by and among the Company, The Phoenix Insurance Company Ltd., The Phoenix Insurance Company Ltd. (Nostro) and The Phoenix Excellence Pension and Provident Fund Ltd. and (ii) that certain Forward Purchase Agreement, dated as of January 26, 2021, by and between the Company and ION Crossover Partners LP, in each case, as amended or amended and restated from time to time.
(l)The issued and outstanding Class A Shares are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the Stock Exchange under the symbol “IACB.” There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by the applicable Stock Exchange or the Commission with respect to any intention by such entity to deregister the Class A Shares or prohibit or terminate the listing of the Class A Shares on the Stock Exchange. The Company has taken no action that is designed to terminate the registration of the Class A Shares under the Exchange Act.
(m)Upon consummation of the Transaction, the issued and outstanding shares of Class A Common Stock will continue to be registered pursuant to Section 12(b) of the Exchange Act and will be listed for trading on the applicable Stock Exchange.
(n)The Company is not, and immediately after receipt of payment for the Subscribed Shares and consummation of the Transaction, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(o)The Company has not entered into any subscription agreement, side letter or other agreement with any Other Subscriber or any other investor in connection with such Other Subscriber’s or investor’s direct or indirect investment in the Company other than (i) the Other Subscription Agreements and (ii) the Forward Purchase Agreements. The Other Subscription Agreements reflect the same Per Share Price and other terms with respect to the purchase of the Subscribed Shares that are no more favorable to such Subscriber thereunder than the terms of this Subscription Agreement, other than terms particular to compliance with any law, regulation or policy specifically applicable to such Other Subscriber or its affiliates or related funds or in connection with the taxable status of such Other Subscriber or its affiliates or related funds or other terms that are immaterial to the Subscriber.
(p)The Company is in compliance with all applicable laws and has not received any written communication from a governmental authority that alleges that the Company is not in compliance with, or is in default or violation of, any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
8

Section 4.Subscriber Representations and Warranties. Subscriber represents and warrants to the Company, as of the date hereof and as of the Closing, that:
(a)Subscriber (i) is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.
(b)This Subscription Agreement has been duly authorized, executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and or other similar laws relating to or affecting creditors’ rights generally and by principles of equity, whether considered at law or equity, including the availability of equitable remedies.
(c)The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject, (ii) the organizational documents of Subscriber, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that in the case of clauses (i) and (iii), would reasonably be expected to have a material adverse effect on Subscriber’s ability to timely consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.
(d)Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Annex A hereto, (ii) if an Israeli resident or entity, is an investor in one of the categories listed in the First Addendum to the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”) and set forth on Annex A hereto, and by signing below confirms that it is fully familiar, following advice of its own legal counsel, with the implications of being such an investor who is investing in the Subscribed Shares, (iii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” or an “accredited investor” and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgments, representations and agreements herein on behalf of each owner of each such account, and (iv) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares. Subscriber acknowledges that the offering meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J).
(e)Subscriber acknowledges and agrees that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, the Israeli Securities Law and other applicable Securities Laws, that the Subscribed Shares have not been registered
9

under the Securities Act, the Israeli Securities Law or any other applicable Securities Laws, and that the Company is not required to register the Subscribed Shares except as set forth in Section 5 of this Subscription Agreement. Subscriber acknowledges and agrees that (A) the Subscribed Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act (including to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act), or (iii) an ordinary course pledge such as a broker lien over account property generally, and, in each of clauses (i)-(iii), in accordance with any applicable Securities Laws, (B) the Subscribed Shares may be subject to transfer restrictions under the Securities Laws, and (C) any certificates or account entries representing the Subscribed Shares shall contain a restrictive legend to such effect. Subscriber acknowledges and agrees that the Subscribed Shares will be subject to such Securities Law transfer restrictions, and as a result, Subscriber may not be able to readily resell, transfer, pledge or otherwise dispose of the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares will not be immediately eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act, as amended (“Rule 144”), until at least one year following the filing of certain required information with the Commission after the Closing Date. Subscriber acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares.
(f)Subscriber acknowledges that it has not relied on the Placement Agents in connection with its determination as to the legality of its acquisition of the Subscribed Shares or as to the other matters referred to herein and Subscriber has not relied on any investigation that the Placement Agents, any of their affiliates or any person acting on their behalf have conducted with respect to the Subscribed Shares, Innovid or the Company. Subscriber further acknowledges that it has not relied on any information contained in any research reports prepared by the Placement Agents or any of their affiliates.
(g)Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any statements, representations, warranties, covenants or agreements made to Subscriber by the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transaction or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement.
(h)In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company, Innovid (and its subsidiaries (collectively, the “Acquired Companies”)) and the Transaction, and made its own assessment and is satisfied concerning the relevant financial, tax and other economic considerations relevant to Subscriber’s investment in the Subscribed Shares. Without limiting the generality of the foregoing, Subscriber acknowledges that it has reviewed the Company’s filings with the Commission. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Subscriber acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and
10

estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. Subscriber further acknowledges that the information provided to Subscriber was preliminary and subject to change, including in the registration statement and the proxy statement that the Company intends to file with the Commission (which will include substantial additional information about the Company, the Acquired Companies and the Transaction and will update and supersede the information previously provided to Subscriber). Subscriber acknowledges and agrees that none of the Acquired Companies or the Placement Agents or any of their affiliates or any of such person’s or its affiliate’s control persons, officers, directors, employees or other representatives, legal counsel, financial advisors, accountants or agents (collectively, “Representatives”) has provided Subscriber with any information or advice with respect to the Subscribed Shares nor is such information or advice necessary or desired. None of the Acquired Companies, Placement Agents or any of their respective affiliates or Representatives has made or makes any representation as to the Company or the Acquired Companies or the quality or value of the Subscribed Shares. In addition, the Placement Agents and their respective affiliates or Representatives may have acquired, or during the term of this Subscription Agreement may acquire, non-public information with respect to the Company or the Acquired Companies which Subscriber agrees need not be provided to it. Subscriber further acknowledges that the Placement Agents and their respective directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company, the Acquired Companies, the Transaction or the Subscribed Shares or the accuracy, completeness or adequacy of any information supplied to Subscriber by the Company or any other party to the Transaction. In connection with the issuance of the Subscribed Shares to Subscriber, none of the Placement Agents or any of their respective affiliates has acted as a financial advisor or fiduciary to Subscriber.
(i)Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company, or their respective representatives and affiliates, or by means of contact from a Placement Agent, and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company, or their respective representatives or affiliates, or by means of contact from a Placement Agent. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state Securities Laws.
(j)Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares, including those set forth in the SEC Documents. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Subscribed Shares. Subscriber understands and acknowledges that the purchase and sale of the Subscribed Shares hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b) is able to sustain a complete loss on its investment in the Subscribed Shares, has no need for liquidity with respect to its investment in the Subscribed Shares and
11

has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Subscribed Shares.
(k)Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.
(l)Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.
(m)Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. If Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), such Subscriber, directly or indirectly through a third-party administrator, maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, Subscriber maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, Subscriber maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were legally derived.
(n)No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Subscribed Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of Subscribed Shares hereunder.
(o)If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) it has not relied on the Company or any of its respective affiliates (the “Transaction Parties”) for investment advice on as the Plan’s fiduciary, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s
12

fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and (ii) the acquisition and holding of the Subscribed Shares will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.
(p)When required to deliver payment pursuant to Section 2 of this Subscription Agreement, Subscriber will have sufficient funds to pay the Purchase Price pursuant to Section 2 of this Subscription Agreement.
(q)Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, the Placement Agents, Innovid or any of their respective affiliates or any of its or their respective control persons, officers, directors, employees, agents or representatives), other than the representations, agreements and warranties of the Company contained in this Subscription Agreement, in making its investment or decision to invest in the Company.
(r)No disclosure or offering document has been prepared by the Placement Agents or any of their affiliates in connection with the offer and sale of the Subscribed Shares.
(s)None of the Placement Agents nor any of their affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing has made any independent investigation with respect to Innovid, the Company or their respective subsidiaries or any of their respective businesses, or the Subscribed Shares or the accuracy, completeness or adequacy of any information supplied to Subscriber by the Company.
(t)No broker or finder is entitled to any brokerage or finder’s fee or commission to be paid by Subscriber solely in connection with the sale of the Subscribed Shares to Subscriber. Subscriber acknowledges that Morgan Stanley & Co. LLC and Evercore Group L.L.C. are acting as the Placement Agents in connection with the Transaction. Subscriber further acknowledges that Evercore Group L.L.C. is acting as a financial advisor to Innovid and may receive fees for such services.
(u)At all times on or prior to the Closing Date, Subscriber has no binding commitment to dispose of, or otherwise transfer (directly or indirectly), any of the Subscribed Shares.
(v)Subscriber hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with the Subscriber, shall, directly or indirectly, engage in any hedging activities or execute any Short Sales with respect to the securities of the Company prior to the Closing or the earlier termination of this Subscription Agreement in accordance with its terms. “Short Sales” shall mean all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers, in each case, to the extent it has the same economic effect as a “short sale” (as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act). Notwithstanding the foregoing, (x) in case the Subscriber is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Subscription Agreement, so long as the Subscriber has established customary “Chinese Wall” procedures restricting sharing of information among the portfolio managers and (y) nothing in this Section 4(v) shall restrict Subscriber’s ability to maintain bona fide hedging positions in respect of the Warrants of the Company held by the Subscriber as of the date hereof.
13

(w)Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by Subscriber with the Commission with respect to the beneficial ownership of the Company’s outstanding securities prior to the date hereof, Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).
(x)Subscriber will not acquire a substantial interest (as defined in 31 C.F.R. Part 800.244) in the Company as a result of the purchase and sale of the Subscribed Shares.
(y)Subscriber acknowledges its obligations under applicable Securities Laws with respect to the treatment of non-public information relating to the Company.
Section 5.Registration of Subscribed Shares.
(a)The Company agrees that, within thirty (30) calendar days following the Closing Date, the Company will submit to or file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Subscribed Shares (the “Registration Statement”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but in any event no later than sixty (60) calendar days after the Closing Date (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to one hundred twenty (120) calendar days after the Closing Date if the Registration Statement is reviewed by, and comments thereto are provided from, the Commission; provided, further, that the Company shall have the Registration Statement declared effective within ten (10) Business Days after the date the Company is notified (orally or in writing, whichever is earlier) by the staff of the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review; provided, further, that (i) if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business and (ii) if the Commission is closed for operations due to a government shutdown, the Effectiveness Deadline shall be extended by the same number of Business Days that the Commission remains closed for. The Company shall provide a draft of the Registration Statement to the Subscriber for review at least two (2) Business Days in advance of the date of filing the Registration Statement with the Commission (the “Filing Date”), and Subscriber shall provide any comments on the Registration Statement to the Company no later than the day immediately preceding the Filing Date. Unless otherwise agreed to in writing by the Subscriber prior to the filing of the Registration Statement, the Subscriber shall not be identified as a statutory underwriter in the Registration Statement; provided, that if the Commission requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have the option, in its sole and absolute discretion, to either (i) have the opportunity to withdraw from the Registration Statement upon its prompt written request to the Company, in which case the Company’s obligation to register the Subscribed Shares will be deemed satisfied or (ii) be included as such in the Registration Statement. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Subscribed Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Subscribed Shares which is equal to the maximum number of Subscribed Shares as is permitted by the Commission. In such event, the number of Subscribed Shares or other shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional shares under Rule 415 under the Securities Act, the
14

Company shall amend the Registration Statement or file one or more new Registration Statement(s) (such amendment or new Registration Statement shall also be deemed to be “Registration Statement” hereunder) to register such additional Subscribed Shares and cause such amendment or Registration Statement(s) to become effective as promptly as practicable after the filing thereof, but in any event no later than thirty (30) calendar days after the filing of such Registration Statement (the “Additional Effectiveness Deadline”); provided, that the Additional Effectiveness Deadline shall be extended to one hundred twenty (120) calendar days after the filing of such Registration Statement if such Registration Statement is reviewed by, and comments thereto are provided from, the Commission; provided, further that the Company shall have such Registration Statement declared effective within ten (10) Business Days after the date the Company is notified (orally or in writing, whichever is earlier) by the staff of the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review; provided, further that (i) if such day falls on a Saturday, Sunday or other day that the Commission is closed for business, the Additional Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business and (ii) if the Commission is closed for operations due to a government shutdown, the Effectiveness Deadline shall be extended by the same number of Business Days that the Commission remains closed for. Any failure by the Company to file a Registration Statement by the Effectiveness Deadline or Additional Effectiveness Deadline shall not otherwise relieve the Company of its obligations to file or effect a Registration Statement as set forth in this Section 5.
(b)The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, the Company will use its commercially reasonable efforts to cause such Registration Statement to remain effective with respect to Subscriber, including to prepare and file any post-effective amendment to such Registration Statement or a supplement to the related prospectus such that the prospectus will not include any untrue statement or a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, until the earlier of (i) two (2) years from the effective date of the Registration Statement, (ii) the date on which all of the Subscribed Shares shall have been sold or (iii) on the first date on which the Subscriber can sell all of its Subscribed Shares (or shares received in exchange therefor) under (A) Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) and/or (B) pursuant to another exemption from registration, and the Company shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. For so long as the Registration Statement shall remain effective, the Company will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable Subscriber to resell Subscribed Shares pursuant to the Registration Statement, qualify the Subscribed Shares for listing on the applicable stock exchange on which the Company’s Common Stock are then listed and update or amend the Registration Statement as necessary to include Subscribed Shares. The Company will use its commercially reasonable efforts to, for so long as the Subscriber holds Subscribed Shares, make and keep public information available (as those terms are understood and defined in Rule 144) and file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act so long as the Company remains subject to such requirements to enable the Subscriber to resell the Subscribed Shares pursuant to Rule 144. The Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Subscribed Shares to the Company (or its successor) upon reasonable request to assist the Company in making the determination described above.
15

(c)In addition, in connection with any sale, assignment, transfer or other disposition of the Subscribed Shares by the Subscriber pursuant to Rule 144 or pursuant to any other exemption under the Securities Act such that the Subscribed Shares held by the Subscriber become freely tradable and upon compliance by the Subscriber with the requirements of this Section 5(c), if requested by the Subscriber, the Company shall use commercially reasonable efforts to cause the transfer agent for the Subscribed Shares (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Subscribed Shares and make a new, unlegended entry for such book entry Subscribed Shares sold or disposed of without restrictive legends within three (3) trading days of any such request therefor from the Subscriber, provided that the Company and the Transfer Agent have timely received from the Subscriber customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith. Subject to receipt from the Subscriber by the Company and the Transfer Agent of customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith, including, if required by the Transfer Agent, an opinion of the Company’s counsel, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, the Subscriber may request that the Company remove any legend from the book entry position evidencing its Subscribed Shares following the earliest of such time as such Subscribed Shares (i) (x) are subject to or (y) have been or are about to be sold or transferred pursuant to an effective registration statement, (ii) have been or are about to be sold pursuant to Rule 144, or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Subscribed Shares. If restrictive legends are no longer required for such Subscribed Shares pursuant to the foregoing, the Company shall, in accordance with the provisions of this Section 5(c) and within three (3) trading days of any request therefor from the Subscriber accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent, and, if required, the Company’s legal counsel irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry Subscribed Shares. The Company shall be responsible for the fees of its Transfer Agent and all DTC fees associated with such issuance.
(d)The Company’s obligations to include the Subscribed Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company a completed selling stockholder questionnaire in customary form that contains such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Subscribed Shares as shall be reasonably requested by the Company to effect the registration of the Subscribed Shares, and Subscriber shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement (i) as permitted hereunder and (ii) as may be necessary in connection with the preparation and filing of a post-effective amendment to the Registration Statement following the filing of the Company’s Annual Report on Form 10-K for its first completed fiscal year following the effective date of the Registration Statement; provided, that the Company shall request such information from Subscriber, including the selling stockholder questionnaire, at least five (5) Business Days prior to the anticipated filing date of the Registration Statement. In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration. Subscriber shall not be entitled to use the Registration Statement for an underwritten offering of Subscribed Shares. Notwithstanding anything to the contrary contained herein, the Company may delay or postpone filing of such Registration Statement, and from time to time require Subscriber not to sell under the Registration Statement or suspend the use or
16

effectiveness of any such Registration Statement, if it determines in good faith that (i) upon advice of legal counsel, in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or (ii) such filing or use would reasonably be expected to materially affect a bona fide business or financing transaction of the Company that would require additional disclosure by the Company of material information or (iii) would reasonably be expected to require premature disclosure of information that would materially adversely affect the Company that the Company has a bona fide business purpose for keeping confidential (each such circumstance, a “Suspension Event”); provided, that, (w) the Company shall not so delay filing or so suspend the use of the Registration Statement for a period of more than forty-five (45) consecutive days or more than two (2) times in any three hundred sixty (360) day period and (x) the Company shall use commercially reasonable efforts to make such registration statement available for the sale by the Subscriber of such securities as soon as practicable thereafter. In connection with the foregoing, Subscriber shall not be required to execute any separate lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Subscribed Shares.
(e)Upon receipt of any written notice from the Company (which notice shall not contain any material non-public information regarding the Company other than to the extent that providing notice to Subscriber of the events listed in clauses (i) through (iii) below constitutes material non-public information regarding the Company of the happening of (i) an issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose, which notice shall be given no later than three (3) Business Days from the date of such event, (ii) any Suspension Event during the period that the Registration Statement is effective, which notice shall be given no later than three (3) Business Days from the date of such Suspension Event, or (iii) if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Subscriber agrees that (1) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Subscriber receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (2) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law, subpoena or regulatory request or requirement. Notwithstanding anything to the contrary herein, the Company shall use commercially reasonable efforts to cause its transfer agent to deliver unlegended Subscribed Shares to a transferee of the Subscriber in connection with any sale of the Subscribed Shares with respect to which the Subscriber has entered into a contract for sale prior to Subscriber’s receipt of the notice of a suspension of the Registration Statement and which has not yet settled. If so directed by the Company, the Subscriber will deliver to the Company or, in the Subscriber’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares in the Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (w) to the extent the Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (x) to copies stored electronically on archival servers as a result of automatic data back-up.
(f)For purposes of this Section 5 of this Subscription Agreement, (i) “Subscribed Shares” shall mean, as of any date of determination, the Subscribed Shares (as defined in the recitals to this Subscription Agreement) and any other equity security issued or issuable with respect to the Subscribed
17

Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, or replacement, and (ii) “Subscriber” shall include any affiliate of the Subscriber to which the rights under this Section 5 shall have been duly assigned.
(g)The Company shall indemnify and hold harmless Subscriber (to the extent a seller under the Registration Statement), the officers, directors, members, managers, partners, agents, advisers and employees of Subscriber, each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, members, managers, partners, agents and employees of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable and documented external attorneys’ fees of one law firm) and documented expenses (collectively, “Losses”) that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or (ii) any violation or alleged violation by the Company of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 5, except to the extent that untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Company by or on behalf of Subscriber expressly for use therein or Subscriber has omitted a material fact from such information. The Company shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 5 of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Subscribed Shares by Subscriber. Notwithstanding the forgoing, the Company’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).
(h)Subscriber shall, severally and not jointly with any Other Subscriber in the offering contemplated by this Subscription Agreement, indemnify and hold harmless the Company, its directors, officers, agents and employees, each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Company by or on behalf of Subscriber expressly for use therein. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification obligation. Notwithstanding the forgoing, Subscriber indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without
18

the prior written consent of Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed).
(i)Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement), which settlement shall not include a statement or admission of fault and culpability on the part of such indemnified party, and which settlement shall include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(j)The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.
(k)If the indemnification provided under this Section 5 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of the Subscriber shall be limited to the net proceeds received by such Subscriber from the sale of Subscribed Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 5, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 5(j) from any person or entity who was not guilty of such fraudulent misrepresentation. Notwithstanding anything to the contrary herein, in no event will any party be liable
19

for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement or the transactions contemplated hereby.
Section 6.Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Merger Agreement is validly terminated in accordance with its terms, (b) upon the mutual written agreement of the parties hereto to terminate this Subscription Agreement, and (c) the Termination Date (as defined in the Merger Agreement as in effect as of the date hereof and without giving effect to any subsequent amendment, modification or waiver to such Termination Date provisions of the Merger Agreement on or after the date hereof), if the Closing has not occurred by such date other than as a result of any breach of Company’s or Subscriber’s obligations hereunder as applicable, provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Merger Agreement promptly after the termination thereof. Upon the termination hereof in accordance with this Section 6, any monies paid by Subscriber to the Company in connection herewith shall promptly (and in any event within one (1) Business Day) be returned in full to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber, without any deduction for or on account of any tax withholding, charges or set-off, whether or not the Transaction shall have been consummated.
Section 7.Trust Account Waiver. Subscriber hereby acknowledges that, as described in the Company’s prospectus relating to its initial public offering (the “IPO”) dated February 10, 2021 available at www.sec.gov, the Company has established a trust account (the “Trust Account”) containing the proceeds of IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company, its Public Shareholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, in each case, arising out or as a result of, in connection with or relating in any way to this Subscription Agreement, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, this Subscription Agreement, and (c) will not seek recourse against the Trust Account as a result of, in connection with or relating in any way to this Subscription Agreement; provided, however, that nothing in this Section 7 shall be deemed to limit Subscriber’s right to distributions from the Trust Account in accordance with the Company’s certificate of incorporation in respect of any redemptions by Subscriber in respect of Class A Common Stock acquired by any means other than pursuant to this Subscription Agreement.
Section 8.Miscellaneous.
(a)All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, with no mail undeliverable or other rejection notice, on the date of transmission to such recipient, if sent on a Business Day prior to 5:00 p.m. New York City time, or on the Business Day following the date of transmission, if
20

sent on a day that is not a Business Day or after 5:00 p.m. New York City time on a Business Day, (iii) one (1) Business Day after being sent to the recipient via overnight mail by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 8(a). A courtesy electronic copy of any notice sent by methods (i), (iii), or (iv) above shall also be sent to the recipient via electronic mail if an electronic mail address is provided in the applicable signature page hereof or to an electronic mail address as subsequently modified by written notice given in accordance with this Section 8(a).
(b)Subscriber acknowledges that the Company is entitled to and will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement. Subscriber acknowledges and agrees that the Placement Agents and others are entitled to and will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in Section 4 of this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company and the Placement Agents if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. The Company acknowledges that Subscriber and the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties of the Company contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber and the Placement Agents if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.
(c)Each of the Company, the Placement Agents and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
(d)Each party hereto shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.
(e)Neither this Subscription Agreement nor any rights that may accrue to the parties hereunder (other than the Subscribed Shares acquired hereunder and the rights set forth in Section 5 hereof) may be transferred or assigned by Subscriber. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder solely in connection with the consummation of the Domestication and/or the Merger and, with the prior written consent of Innovid, exclusively to another entity under the control of, or under common control with, the Company). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates or to another investment fund or account managed or advised by the same investment manager who acts on behalf of Subscriber or, with the Company’s prior written consent, to another person; provided, that in the case of any such assignment, the assignee(s) shall become a Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warranties of Subscriber provided for herein to the extent of such assignment and provided further that no such assignment shall relieve the assigning Subscriber of its obligations hereunder if any such assignee fails to perform such obligations, unless the Company has given its prior written consent to such relief.
21

(f)All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing, in each case, until the expiration of any statute of limitations under applicable law.
(g)The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares and to register the Subscribed Shares for resale, and Subscriber shall promptly provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided, that the Company agrees to keep any such information provided by Subscriber confidential, except (A) as required by the federal Securities Laws, (B) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under the regulations of the Stock Exchange and (C) the Company shall be allowed to convey such information to the Placement Agents and the Placement Agents shall keep the information confidential, expect as may be required by applicable law, rule regulation or in connection with any legal proceeding or regulatory request. Subscriber acknowledges that the Company may file a form of this Subscription Agreement with the Commission as an exhibit to a current or periodic report of the Company or a registration statement of the Company.
(h)This Subscription Agreement may not be amended, modified or waived except by an instrument in writing, signed by each of the parties hereto; provided that such amendment, modification or waiver shall only be effective upon delivery to the parties hereto of the written consent of Innovid.
(i)This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.
(j)Except as otherwise provided herein, this Subscription Agreement is intended for the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person. Except as set forth in Section 5, Section 8(b), Section 8(c) and this Section 8(j) with respect to the persons specifically referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions; provided that, notwithstanding anything herein to the contrary, Innovid is an express third-party beneficiary of the proviso set forth in Section 8(h) of this Subscription Agreement.
(k)The parties hereto acknowledge and agree that (i) this Subscription Agreement is being entered into in order to induce the Company to execute and deliver the Merger Agreement and (ii) irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce Subscriber’s obligations to fund the Subscription and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any
22

requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 8(k) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.
(l)If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect, so long as this Subscription Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).
(m)No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
(n)This Subscription Agreement may be executed and delivered in one or more counterparts (including by electronic mail, in .pdf or other electronic submission) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(o)This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.
(p)EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION
23

AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.
(q)The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware) (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 8(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.
(r)Other than as set forth in Section 8(j), this Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties hereto.
(s)The Company shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement (the “Disclosure Time”), file with the Commission a Current Report on Form 8-K (the “Disclosure Document”) disclosing all material terms of this Subscription Agreement and the Other Subscription Agreements and the transactions contemplated hereby and thereby, the Transaction and any other material, nonpublic information that the Company has provided to Subscriber or any of Subscriber’s affiliates, attorneys, agents or representatives at any time prior to the filing of the Disclosure Document and including as exhibits to the Disclosure Document, the form of this Subscription Agreement and the Other Subscription Agreement (in each case, without redaction). Upon the issuance of the Disclosure Document, Subscriber and Subscriber’s affiliates, attorneys, agents and representatives shall not be in possession of any material, non-public information received from the Company or any of its affiliates, officers, directors, or employees or agents, including, without limitation, the Placement Agents, and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Company, the Placement Agents or any of their respective affiliates. Notwithstanding anything in this Subscription Agreement to the contrary, the Company (i) shall not publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers in any press release, without the prior written consent of Subscriber and (ii) shall not publicly disclose the name of the Subscriber or any of its affiliates or advisers, or include the name of the Subscriber or any of its affiliates or advisers in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except (A) as required by the federal Securities Laws and (B) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under the regulations of the Stock Exchange, in which case of clause (A) or (B), the Company shall provide the Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with the Subscriber regarding such disclosure.
24

Subscriber will promptly provide any information reasonably requested by the Company for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the Commission).
(t)The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any Other Subscriber or other investor under the Other Subscription Agreements or the Company under the Merger Agreement. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company, Innovid or any of their respective subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement or the Merger Agreement, and no action taken by Subscriber or Other Subscriber or other investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and any Other Subscribers or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and any Other Subscribers or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements or the Merger Agreement. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.
(u)The headings herein are for convenience only, do not constitute a part of this Subscription Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Subscription Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rules of strict construction will be applied against any party. Unless the context otherwise requires, (i) all references to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits contained in or attached to this Subscription Agreement, (ii) each accounting term not otherwise defined in this Subscription Agreement has the meaning assigned to it in accordance with GAAP, (iii) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (iv) the use of the word “including” in this Subscription Agreement shall be by way of example rather than limitation, and (v) the word “or” shall not be exclusive.
(v)The Company shall be responsible for paying all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment or issuance made under, from the execution, delivery, performance or enforcement of, or otherwise with respect to, this Subscription Agreement.
(w)This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or any other form of electronic delivery (including .pdf or any electronic signature
25

complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or other transmission method)) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(x)If Subscriber is a Massachusetts Business Trust, a copy of the Declaration of Trust of Subscriber or any affiliate thereof is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that this Subscription Agreement is executed on behalf of the trustees of Subscriber or any affiliate thereof as trustees and not individually and that the obligations of the Subscription Agreement are not binding on any of the trustees, officers or stockholders of Subscriber or any affiliate thereof individually but are binding only upon Subscriber or any affiliate thereof and its assets and property.
(y)Without imposing any liability on the Company or its affiliates except as expressly set forth in this Subscription Agreement, the Company acknowledges and agrees that, notwithstanding anything herein to the contrary, the Subscribed Shares may be pledged by Subscriber in connection with a bona fide margin agreement, provided such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and Subscriber effecting a pledge of Subscribed Shares shall not be required to provide Company with any notice thereof; provided, however, that neither Company nor its counsel shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Subscribed Shares are not subject to any contractual prohibition on pledging or lock up, the form of such acknowledgment to be subject to review and comment by Company in all respects.
Section 9.If any change in the Class A Common Stock shall occur between the date hereof and immediately prior to the Closing by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number and type of Subscribed Shares issued to the Subscriber and the Purchase Price shall be appropriately adjusted to reflect such change.
[Signature pages follow.]
26

IN WITNESS WHEREOF, the Company has accepted this Subscription Agreement as of the date first set forth above.

ION Acquisition Corp 2 Ltd.

By:
Name:
Title:

Address for Notices:

ION Acquisition Corp 2 Ltd.
89 Medinat Hayehudim Street,
Herzilya 4676672
Email:	anthony@ion-am.com
Attention:	Anthony Reich

with a copy (not to constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Email:	colin.diamond@whitecase.com
jason.rocha@whitecase.com

Attention:	Colin Diamond and Jason Rocha

with a copy (not to constitute notice) to:

Innovid, Inc.
30 Irving Place, 12th floor
New York, NY 10003
Attention:	Nabilah Irshad
Email:	nabilah@innovid.com

Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10020
Attention:	Joshua Kiernan; Eyal Orgad;
Michael Vardanian
Email:	joshua.kiernan@lw.com;
eyal.orgad@lw.com;
michael.vardanian@lw.com
[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Subscriber:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Subscribed Shares are to be registered (if different):	Date: ________, 2021

Subscriber’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:

Email for notices:	Email for notices (if different):

Number of Shares of Class A Common Stock subscribed for:

Aggregate Purchase Price: $	Price Per Share: $10
[Signature Page to Subscription Agreement]

ANNEX A
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER
This Annex A should be completed and signed by Subscriber
and constitutes a part of the Subscription Agreement.
1.QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)
☐    Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) (a “QIB”)
☐    We are subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.
2.ACCREDITED INVESTOR STATUS (Please check the box)
☐    Subscriber is an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”
3.QUALIFIED ISRAELI INVESTOR STATUS (For Israeli investors only – please check the applicable box):
SUBSCRIBER:
☐ is:
☐ is not:
an investor in one of the categories listed in the First Addendum to the Israeli Securities Law, 5728-1968, and listed below, such an investor being referred to in this Annex A and the Subscription Agreement of which it constitutes a part as a “Qualified Israeli Investor.”
Subscriber is a “Qualified Israeli Investor” if it is an entity that meets any one of the following categories at the time of the sale of securities to the Subscriber (Please check the applicable subparagraphs):
☐    A joint investment fund or the manager of such a fund within the meaning of the Joint Investments in Trust Law, 5754-1994;
☐    A provident fund or the manager of such a fund within the meaning of the Control of Financial Services Law (Provident Funds), 5765-2005;
☐    An insurance company as defined in the Supervision of Insurance Business Law, 5741-1981;
☐    A banking corporation or a supporting corporation within the meaning of the Banking (Licensing) Law, 5741-1981, with the exception of a joint services company, purchasing for its own account or for the accounts of clients who are Qualified Israeli Investors;

☐    A licensed portfolio manager within the meaning of the Regulation of Investment Advice, Investment Marketing and Investment Portfolio Management Law, 5755-1995, purchasing for its own account or for the accounts of clients who are Qualified Israeli Investors;
☐    A licensed investment advisor or a licensed investment marketer within the meaning of the Regulation of Investment Advice, Investment Marketing and Investment Portfolio Management Law, 5755-1995, purchasing for its own account;
☐    A member of the Tel Aviv Stock Exchange, purchasing for its own account or for the accounts of clients who are Qualified Israeli Investors;
☐    An underwriter that satisfies the criteria prescribed in Section 56(c) of the Israeli Securities Law, 5728-1968, purchasing for its own account;
☐    A venture capital fund (defined for this purpose as an entity whose principal activity is investing in entities that are engaged primarily in research and development, or in the manufacture of innovative products and processes, with an unusually high investment risk);
☐    An entity that is wholly owned by Qualified Israeli Investors; or
☐    An entity, except for an entity that was incorporated for the purpose of investing in securities in a specific offering, whose shareholders equity exceeds NIS 50 million.
4.AFFILIATE STATUS (Please check the applicable box)
SUBSCRIBER:
☐ is:
☐ is not:
an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.
Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box(es) below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an institutional “accredited investor.”
☐    Any bank, registered broker or dealer, insurance company, registered investment company, business development company, small business investment company, private business development company, or rural business investment company;
☐    Any investment adviser registered pursuant to section 203 of the Investment Advisers Act or registered pursuant to the laws of a state;
☐    Any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act;
☐    Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐    Any employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;
☐    Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code, in each case that was not formed for the specific purpose of acquiring the securities offered and that has total assets in excess of $5,000,000;
☐    Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D under the Securities Act;
☐    Any entity, other than an entity described in the categories of “accredited investors” above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;
☐    Any “family office,” as defined under the Investment Advisers Act that satisfies all of the following conditions: (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered, and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;
☐    Any “family client,” as defined under the Investment Advisers Act, of a family office meeting the requirements in the previous paragraph and whose prospective investment in the issuer is directed by such family office pursuant to the previous paragraph; or
☐    Any entity in which all of the equity owners are “accredited investors”.
[Specify which tests:________________________________________]
This page should be completed by Subscriber and constitutes a part of the
Subscription Agreement.

SUBSCRIBER:
Print Name:

By:
Name:
Title:

EXHIBIT F
[Attached as Annex F to this proxy statement/prospectus] see attached.

FORM OF
CERTIFICATE OF MERGER
FOR THE MERGER OF
INSPIRE MERGER SUB 1, INC.
WITH AND INTO
INNOVID, INC.

Pursuant to Section 251(c) of
the General Corporation Law of the State of Delaware

Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), Innovid, Inc., a Delaware corporation (the “Corporation”), in connection with the merger of Inspire Merger Sub 1, Inc., a Delaware corporation (“Merger Sub 1”), with and into the Corporation (the “First Merger”), hereby certifies as follows:
FIRST: The name and state of incorporation of each of the constituent corporations in the Merger (the “Constituent Corporations”) are as follows:

Name	State of Incorporation
Innovid, Inc.	Delaware
Inspire Merger Sub 1, Inc.	Delaware
SECOND: An Agreement and Plan of Merger, dated as of June [●], 2021 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), among ION Acquisition Corp 2 Ltd., a Delaware corporation (formerly a Cayman Islands exempted company), Inspire Merger Sub 2, and each of the Constituent Corporations setting forth the terms and conditions of the First Merger has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with the provisions of Section 251(c) of the DGCL.
THIRD: The Corporation shall continue its existence as the surviving corporation in the First Merger under the name “Innovid, Inc.” (the “Surviving Corporation”).
FOURTH: Upon the effectiveness of the First Merger, the certificate of incorporation of the Surviving Corporation shall be the same as the certificate of incorporation of the Corporation in effect immediately prior to the First Merger.
FIFTH: The First Merger shall become effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.
SIXTH: An executed copy of the Merger Agreement is on file at an office of the Surviving Corporation at 30 Irving Place, 12th Floor, New York, New York, 10003.

SEVENTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed in its corporate name on this [●] day of [●] 2021.

INNOVID, INC.

By:
Name:
Title:

FORM OF
CERTIFICATE OF MERGER
FOR THE MERGER OF
INNOVID, INC.
WITH AND INTO
[INSPIRE MERGER SUB 2], LLC

Pursuant to Title 6, Section 18-209 of
the Delaware Limited Liability Company Act

Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act (the “Delaware Act”), [Inspire Merger Sub 2], a Delaware limited liability company (the “Company”), in connection with the merger of Innovid, Inc., a Delaware corporation (“Merger Sub 1”), with and into the Company (the “Second Merger”), hereby certifies as follows:
FIRST: The name and state of formation of each of the constituent entities in the Second Merger (the “Constituent Entities”) are as follows:

Name of Company	Jurisdiction of Organization	Type of Entity
Innovid, Inc.	Delaware	Corporation
[Inspire Merger Sub 2]	Delaware	Limited Liability Company
SECOND: An Agreement and Plan of Merger, dated as of June [●], 2021 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), among ION Acquisition Corp 2 Ltd., a Delaware corporation (formerly a Cayman Islands exempted company), Inspire Merger Sub 1, Inc., and each of the Constituent Entities, setting forth the terms and conditions of the Second Merger has been approved, adopted, executed and acknowledged by each of the Constituent Entities in accordance with the requirements of the Delaware Act and the Delaware General Corporation Law.
THIRD: The Company shall continue its existence as the surviving entity in the Second Merger under the name “[Inspire Merger Sub 2]” (the “Surviving Entity”).
FOURTH: Upon the effectiveness of the Second Merger, the certificate of formation of the Surviving Entity shall be the same as the certificate of formation of the Company in effect immediately prior to the Second Merger.
FIFTH: The Second Merger shall become effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.
SIXTH: An executed copy of the Merger Agreement is on file at an office of the Surviving Entity at 30 Irving Place, 12th Floor, New York, New York, 10003.

SEVENTH: A copy of the Merger Agreement will be furnished by the Surviving Entity, on request and without cost, to any stockholder of either of the Constituent Entities.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Surviving Entity has caused this Certificate of Merger to be executed in its corporate name on this [●] day of [●].

[INSPIRE MERGER SUB 2]

By:
Name:
Title:

CERTIFICATE OF FORMATION
OF
INSPIRE MERGER SUB 2, LLC
This Certificate of Formation of Inspire Merger Sub 2, LLC (the “Company”) has been duly executed and is being filed by an authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time.
1.Name. The name of the limited liability company formed hereby is:
Inspire Merger Sub 2, LLC
2.Registered Office. The address of the registered office of the Company in the State of Delaware is:
c/o Corporation Service Company
251 Little Falls Drive
Wilmington, Delaware 19808
3.Registered Agent. The name and address of the Company’s registered agent for service of process on the Company in the State of Delaware is:
c/o Corporation Service Company
251 Little Falls Drive
Wilmington, Delaware 19808
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 21st day of June, 2021.

By:
Name: Anthony Reich
Title: President

LIMITED LIABILITY COMPANY AGREEMENT
OF
INSPIRE MERGER SUB 2, LLC
This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated as of the 21st day of June, 2021, is entered into among Inspire Merger Sub 2, LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”) and ION Acquisition Corp 2 Ltd., a corporation organized under the State of Delaware (the “Sole Member”).
W I T N E S S E T H :
WHEREAS, the Company was formed as a limited liability company on June 21, 2021, pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”), by filing with the Secretary of State of the State of Delaware the Certificate of Formation of the Company in the form attached hereto as Exhibit A; and
WHEREAS, the Sole Member desires to participate in such a limited liability company for the purpose of engaging in any act or activity for which limited liability companies may be organized under the Act, in accordance with the terms and conditions hereinafter set forth.
NOW, THEREFORE, by execution of this Agreement, the parties hereto do hereby adopt this Agreement as the limited liability company agreement of the Company upon the following terms and conditions:
1.Name. The name of the limited liability company is “Inspire Merger Sub 2, LLC”. All business of the Company shall be conducted under such name.
2.Purpose. The Company is organized for the purpose of engaging in any lawful act or activity for which limited liability companies may be organized under the Act, in accordance with this Agreement.
3.Term. The term of the Company shall be perpetual, unless the Company is dissolved in accordance with the provisions of this Agreement.
4.Ownership. As of the date hereof, the Sole Member owns 100% of the limited liability company interests of the Company. The Sole Member may transfer all or any portion of its limited liability company interest of the Company at any time.
5.Management. The right and power to manage and control the business and affairs of the Company shall be vested exclusively in the Sole Member, and the Sole Member shall have the exclusive right and power, in the name of the Company, to perform all acts and do all things which, in its sole discretion, it deems necessary or desirable to conduct the business of the Company.
6.Officers. Subject to the direction of the Sole Member, the day-to-day administration of the business of the Company shall be carried out by persons who may be designated as officers (each an “Officer”) as and to the extent authorized by the Sole Member. The Officers of the Company shall have such titles and powers and perform such duties as shall be determined from time to time by the Sole Member and otherwise as shall customarily pertain to such offices or be determined from time to time by the Sole Member. Any number of offices may be held by the same person.
7.Decision by Sole Member. To the extent the Company is entitled to appoint or nominate any individual to the board of directors (or similar governing body) of any entity, such appointment or nomination shall be made by the Sole Member.
8.Principal Place of Business; Registered Office and Agent. The Company may establish any place of business as the Sole Member may from time to time deem advisable. The address of the Company’s registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, New Castle County, Delaware 19808. The name and address of the Company’s registered agent for service of process in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, New Castle County, Delaware 19808. Such registered office and registered agent may be changed by the Sole Member.
9.Fiscal Year. The fiscal year of the Company shall be the calendar year, except for the short taxable years in the years of the Company’s formation and termination and as otherwise required by the Internal Revenue Code of 1986 (26 U.S.C.A. § 1, et seq.), as amended from time to time (the “Code”).
10.Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the election by the Sole Member so to dissolve, liquidate and terminate the Company. Notwithstanding anything to the contrary contained herein, the bankruptcy, liquidation, dissolution or expulsion of the Sole Member, or the occurrence of any other event which terminates the continued membership of the Sole Member in the Company, shall not cause the dissolution of the Company.
11.Filings. (a)    The Certificate of Formation was filed with the Secretary of State of the State of Delaware on June 21, 2021 by an “authorized person” within the meaning of the Act, and the Sole Member hereby ratifies, confirms and approves such filing as the act of the Sole Member. The Sole Member shall use its commercially reasonable efforts to cause amendments to the Certificate of Formation to be executed and filed whenever required by the Act.
(b)The Sole Member shall use its commercially reasonable efforts to take such other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Delaware.

(c)The Sole Member shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business in which such qualification, formation or registration is required or desirable. The Sole Member shall cause the Company to execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.
12.Capital Contributions. The capital contributions of the Sole Member shall be reflected on the books and records of the Company. The Sole Member shall not be required to make any additional capital contribution to the Company without its consent. The Sole Member may make additional capital contributions to the Company in its sole discretion. As a result of any increase in the aggregate capital contributions of the Sole Member, the Company shall adjust its books and records to reflect any additional capital contributions of the Sole Member to the Company from time to time as applicable.
13.Distributions. Distributions shall be made to the Sole Member at the times and in the aggregate amounts determined by the Sole Member in its sole discretion.
14.Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Sole Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or manager of the Company. Any right to proceed against (i) any other assets of the Sole Member or (ii) any agent, officer, director, member, manager, partner, shareholder or employee of the Sole Member or the assets of any such person, as a result of such a claim against the Sole Member arising under this Agreement or otherwise, is hereby irrevocably and unconditionally waived.
15.Indemnification. (a) Notwithstanding any other terms of this Agreement, whether express or implied, or any obligation or duty at law or in equity, none of the Sole Member nor any current or former Officer, shareholder, member, manager, director, or employee of the Company (each, a “Covered Person”) shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions, unless such loss or damage incurred by the Company resulted from actual fraud, wilful neglect, or willful default by the Covered Person. No such Covered Person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect. Nothing herein shall constitute a waiver or limitation of any rights which the Company may have under applicable securities laws or of any rights under other laws which may not be waived.
(b)To the fullest extent permitted by the Act or other applicable law, the Company shall severally indemnify and hold harmless each Covered Person from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of or in connection with the Company, its property, its business or affairs, including its status as a member therein. A Covered Person shall not be entitled to indemnification under this Section 15 with respect to any claim, issue or matter in which such Covered Person has engaged in actual fraud, willful neglect, willful default, or a violation of applicable securities laws, except that nothing herein shall constitute a waiver or limitation of any rights which the Company may have under applicable securities laws or of rights under other laws which may not be waived. The termination of any action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere or its equivalent shall not of itself (except insofar as such judgment, order, settlement or plea shall itself specifically provide) create a presumption that the Covered Person acted in bad faith or in a manner constituting gross negligence or willful misconduct or materially breached this Agreement. To the fullest extent permitted by the Act or other applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding may, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of a written undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 15 or otherwise upon such terms and conditions as may be determined by the Sole Member.
(c)To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company, such Covered Person acting under this Agreement shall not be liable to the Company for its good faith reliance on the provisions of this Agreement or the advice of accountants and counsel. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Sole Member to modify to that extent such other duties and liabilities of such Covered Person.
(d)Except as otherwise provided by the Act, or otherwise agreed in writing, the debts, liabilities and obligations of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, liability or obligation of the Company solely by reason of being a Covered Person.
(e)If a claim for indemnification or advancement of expenses under this Article XVI is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Company, the Covered Person may file suit to recover the unpaid amount of such claim and if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim. In any action, the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(f)The Sole Member, on behalf of the Company, may purchase and maintain insurance for the benefit of any director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.
16.Governing Law. THE LIMITED LIABILITY COMPANY LAW OF THE STATE OF DELAWARE SHALL GOVERN ALL ISSUES AND QUESTIONS CONCERNING THE RELATIVE RIGHTS OF THE COMPANY AND ALL ITS SOLE MEMBER. ALL OTHER ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEABILITY OF THIS AGREEMENT (AND THE EXHIBITS AND SCHEDULES HERETO), AND ALL MATTERS RELATING HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.
17.Amendments. This Agreement may only be amended by a writing duly signed by the Company and the Sole Member.
18.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Sole Member and its heirs, legatees, legal representatives, successors, transferees and permitted assigns.
19.Third Party Beneficiaries. The right or obligation of the Sole Member to call for any capital contribution or to make a capital contribution or otherwise to do, perform, satisfy or discharge any liability or obligation of the Sole Member hereunder, or to pursue any other right or remedy hereunder or at law or in equity, shall not confer any right or claim upon or otherwise inure to the benefit of any creditor or other third party having dealings with the Company; it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the Sole Member and its successors and assigns except as may be otherwise agreed to by the Company in writing with the prior written approval of the Sole Member.
20.Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.
*    *    *

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

SOLE MEMBER:

ION ACQUISITION CORP 2 LTD.

By:
Name: Gilad Shany
Title: Chief Executive Officer

COMPANY:

INSPIRE MERGER SUB 2, LLC

By:
Name: Anthony Reich
Title: President
Signature Page – Inspire Merger Sub 2, LLC Limited Liability Company Agreement

SCHEDULE A
LIST OF MEMBERS, CAPITAL CONTRIBUTIONS
AND MEMBERSHIP INTERESTS

Member Name	Capital Contribution	Sole Memberships Interest
ION Acquisition Corp 2 Ltd.		100%

EXHIBIT A
CERTIFICATE OF FORMATION
See attached.

EXHIBIT L
[Attached as Annex I to this proxy statement/prospectus] see attached.

EXHIBIT M
[Attached as Annex H to this proxy statement/prospectus] see attached.

EXHIBIT O
[Attached as Annex J to this proxy statement/prospectus] see attached.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
[INNOVID CORP.]
[Innovid Corp.] (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
1.The name of the Corporation is [Innovid Corp.] The Corporation was incorporated under the name [●] by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on [●].
2.This Amended and Restated Certificate of Incorporation (the “Restated Certificate”), which amends, restates and further integrates the certificate of incorporation of the Corporation as heretofore in effect, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL, and has been adopted by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.
3.The text of the certificate of incorporation of the Corporation, as heretofore amended, is hereby amended and restated by this Restated Certificate to read in its entirety as set forth in EXHIBIT A attached hereto.
IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate to be signed by a duly authorized officer of the Corporation, on [●], 2021.

[Innovid Corp.], a Delaware corporation

By:
Name:
Title:
[Signature Page to Amended and Restated Certificate of Incorporation]

EXHIBIT A
ARTICLE I
The name of the corporation is [Innovid Corp.] (the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, and the name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.
ARTICLE IV
The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have authority to issue is [●]. The total number of shares of Common Stock that the Corporation is authorized to issue is [●], having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is [●], having a par value of $0.0001 per share.
ARTICLE V
The designations and the powers, preferences, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:
A.COMMON STOCK.
1.General. The voting, dividend, liquidation, and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.
2.Voting. Except as otherwise provided herein or expressly required by law, at all meetings of stockholders and on all matters submitted to a vote of stockholders of the Corporation generally, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one (1) vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate (including any Certificate of Designation) or pursuant to the DGCL.
Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
3.Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.
4.Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.
B.PREFERRED STOCK
Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided. Any share of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.
Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Restated Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Restated Certificate (including any Certificate of Designation).
The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
ARTICLE VI
For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:
A.General Powers. Except as otherwise expressly provided by the DGCL or this Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
B.Number of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.
C.Classes of Directors. The directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of the whole Board of Directors. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the filing and effectiveness of this Restated Certificate with the Secretary of State of the State of Delaware (the “Effective Time”); the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the Effective Time; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the Effective Time. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the Effective Time, subject to any special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II and Class III.
D.Term and Removal. The Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.
E.Vacancies and Newly Created Directorships. Except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.
F.Amendments. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Restated Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.
G.Vote by Ballot. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
ARTICLE VII
The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the Corporation who is not an employee or officer of the Corporation or any of its subsidiaries (a “Covered Person”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.
ARTICLE VIII
A.Consent of Stockholders In Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B.Special Meeting of Stockholders. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons.
C.Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.
ARTICLE IX
No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Restated Certificate inconsistent with this Article IX, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
ARTICLE X
The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
ARTICLE XI
Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws of the Corporation or this Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article XI, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI. Notwithstanding the foregoing, the provisions of this Article XI shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.
If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any paragraph of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
ARTICLE XII
A.Amendment. Notwithstanding anything contained in this Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of Article V, Article VI, Article VIII, Article IX, Article X, Article XI, and this Article XII.
B.Severability. If any provision or provisions of this Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Restated Certificate (including, without limitation, each portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Restated Certificate (including, without limitation, each such portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

Amended and Restated Bylaws of
[Innovid Corp.]
(a Delaware corporation)

TABLE OF CONTENTS
(continued)
C-3

Amended and Restated Bylaws of
[Innovid Corp.]

Article I - Corporate Offices
1.1Registered Office.
The address of the registered office of [Innovid Corp.] (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).
1.2Other Offices.
The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.
Article II - Meetings of Stockholders
2.1Place of Meetings.
Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.
2.2Annual Meeting.
The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these Bylaws may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.
2.3Special Meeting.
Special meetings of the stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation.
No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. The Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.
2.4Notice of Business to be Brought Before a Meeting.
(a)At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the Chairperson of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.7, and stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5 and Section 2.6 and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.
(b)Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation (the “Secretary”) and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting which, in the case of the first annual meeting of stockholders following the closing of the Corporation’s initial underwritten public offering of common stock, the date of the preceding year’s annual meeting shall be deemed to be June 8, 2021; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.
(c)To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:
(i)As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);
(ii)As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (G) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and
(iii)As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.
For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.
(d)A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(e)Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.
(f)This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
(g)For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or by such other means as is reasonably designed to inform the public or stockholders of the Corporation in general of such information including, without limitation, posting on the Corporation’s investor relations website.
2.5Notice of Nominations for Election to the Board.
(a)Nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these Bylaws, or (ii) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.
(b)(i) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.

(ii)Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.
(iii)In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period or extend any time period for the giving of a stockholder’s notice as described above.
(iv)In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by stockholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(b)(ii) or (iii) the tenth (10th) day following the date of public disclosure (as defined in Section 2.4) of such increase.
(c)To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:
(i)As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(c)(i), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(i));
(ii)As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(c)(ii), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(c)(ii) shall be made with respect to the election of directors at the meeting); and
(iii)As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the Corporation’s proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(a).
For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.
(d)A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.
(e)In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.
2.6Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.
(a)To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed in Section 2.5 for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation upon request) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (ii) a written representation and agreement (in form provided by the Corporation upon request) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein or to the Corporation, (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election and (E) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.
(b)The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines.
(c)A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(d)No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.
(e)Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5 and this Section 2.6.
2.7Notice of Stockholders’ Meetings.
Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 of these Bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.
2.8Quorum.
Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 of these Bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.
2.9Adjourned Meeting; Notice.
When a meeting is adjourned to another time or place, unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.
2.10Conduct of Business.
The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
2.11Voting.
Except as may be otherwise provided in the Certificate of Incorporation, these Bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.
Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12Record Date for Stockholder Meetings and Other Purposes.
In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
2.13Proxies.
Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.
2.14List of Stockholders Entitled to Vote.
The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.
2.15Inspectors of Election.
Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.
Such inspectors shall:
(i)determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;
(ii)count all votes or ballots;
(iii)count and tabulate all votes;
(iv)determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and
(v)certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.
Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.
2.16Delivery to the Corporation.
Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.
Article III - Directors
3.1Powers.
Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.
3.2Number of Directors.
Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3Election, Qualification and Term of Office of Directors.
Except as provided in Section 3.4 of these Bylaws, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Directors need not be stockholders to be qualified for election or service as a director of the Corporation. The Certificate of Incorporation or these Bylaws may prescribe qualifications for directors.
3.4Resignation; Vacancies; Removal.
Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.
Unless otherwise provided in the Certificate of Incorporation or these Bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.
Directors of the Corporation may be removed only as expressly provided in the Certificate of Incorporation.
3.5Place of Meetings; Meetings by Telephone.
The Board may hold meetings, both regular and special, either within or outside the State of Delaware.
Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.
3.6Regular Meetings.
Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.
3.7Special Meetings; Notice.
Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary or a majority of the total number of directors constituting the Board.
Notice of the time and place of special meetings shall be:
(i)delivered personally by hand, by courier or by telephone;
(ii)sent by United States first-class mail, postage prepaid;
(iii)sent by facsimile or electronic mail; or

(iv)sent by other means of electronic transmission,
directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.
If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four (4) days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.
3.8Quorum.
At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business; provided that, solely for the purposes of filling vacancies pursuant to Section 3.4 of these Bylaws, a meeting of the Board may be held if a majority of the directors then in office participate in such meeting. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these Bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
3.9Board Action Without a Meeting.
Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.
3.10Fees and Compensation of Directors.
Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.
Article IV - Committees
4.1Committees of Directors.
The Board may designate one (1) or more committees, each committee to consist, of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these Bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2Committee Minutes.
Each committee shall keep regular minutes of its meetings and report the same to the Board when required.
4.3Meetings and Actions of Committees.
Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:
(i)Section 3.5 (place of meetings; meetings by telephone);
(ii)Section 3.6 (regular meetings);
(iii)Section 3.7 (special meetings; notice);
(iv)Section 3.9 (board action without a meeting); and
(v)Section 7.13 (waiver of notice),
with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the Board and its members. However:
(i)the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;
(ii)special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and
(iii)the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.
4.4Subcommittees.
Unless otherwise provided in the Certificate of Incorporation, these Bylaws or the resolutions of the Board designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
Article V - Officers
5.1Officers.
The officers of the Corporation shall include a Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Treasurer, one (1) or more Vice Presidents, one (1) or more [Executive][Senior] Vice Presidents, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.
5.2Appointment of Officers.
The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these Bylaws.
5.3Subordinate Officers.
The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, [the President]/[the Chief Financial Officer], to appoint, such other officers and agents as the business of the

Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board may from time to time determine.
5.4Removal and Resignation of Officers.
Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.
Any officer may resign at any time by giving notice in writing or by electronic transmission to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. If a resignation is made effective at a later date and the Corporation accepts the future effective date, the Board may fill the pending vacancy before the effective date if the Board provides that the successor shall not take office until the effective date. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.
5.5Vacancies in Offices.
Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.2 or Section 5.3, as applicable.
5.6Representation of Shares of Other Corporations.
The Chairperson of the Board, the Chief Executive Officer, or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer [or the President][or the Chief Financial Officer], is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
5.7Authority and Duties of Officers.
All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the oversight of the Board.
5.8Compensation.
The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.
Article VI - Records
A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the Corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

Article VII - General Matters
7.1Execution of Corporate Contracts and Instruments.
The Board, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.
7.2Stock Certificates.
The shares of the Corporation may be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. [The Chairperson or Vice Chairperson of the Board, Chief Executive Officer, the President, Chief Financial Officer, any Executive Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation] shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.
The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.
7.3Special Designation of Certificates.
If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
7.4Lost Certificates.
Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5Shares Without Certificates
The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.
7.6Construction; Definitions.
Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.
7.7Dividends.
The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.
The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.
7.8Fiscal Year.
The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.
7.9Seal.
The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
7.10Transfer of Stock.
Shares of the Corporation shall be transferable in the manner prescribed by law, the Certificate of Incorporation and in these Bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.
7.11Stock Transfer Agreements.
The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
7.12Registered Stockholders.
The Corporation:
(i)shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii)shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.
7.13Waiver of Notice.
Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.
Article VIII - Notice
8.1Delivery of Notice; Notice by Electronic Transmission.
Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these Bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.
Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.
Any notice given pursuant to the preceding paragraph shall be deemed given:
(i)if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;
(ii)if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and
(iii)if by any other form of electronic transmission, when directed to the stockholder.
Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.
An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article IX - Indemnification
9.1Indemnification of Directors and Officers.
The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any current or former director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity (a “covered person”), including service with respect to employee benefit plans, out of the assets of the Corporation, against all liability, claims, damages, costs, and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect, or willful default. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.4, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board. No covered person shall be found to have committed actual fraud, willful neglect or willful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect. The directors, on behalf of the Corporation, may purchase and maintain insurance for the benefit of any director or officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Corporation.
9.2Indemnification of Others.
The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.
9.3Prepayment of Expenses.
The Corporation shall to the fullest extent not prohibited by applicable law pay or advance the expenses (including attorneys’ fees) incurred by any covered person, and may pay or advance the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that such payment or advance of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts paid or advanced (without interest) if it should be ultimately determined by final judgment or other final adjudication that the person is not entitled to be indemnified under this Article IX or otherwise.
9.4Determination; Claim.
If a claim for indemnification (following the final judgment or other final adjudication of such Proceeding) under this Article IX is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article IX is not paid in full within thirty (30) days, after a written claim therefor has been received by the Corporation the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5Non-Exclusivity of Rights.
The rights conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
9.6Insurance.
The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the DGCL.
9.7Other Indemnification.
The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.
9.8Continuation of Indemnification.
The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.
9.9Amendment or Repeal; Interpretation.
The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these Bylaws), in consideration of such person’s performance of such services, and pursuant to this Article IX the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses Bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these Bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.
Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the Chief Executive Officer, [President][Chief Financial Officer], and Secretary, or other officer of the Corporation appointed by (x) the Board pursuant to Article V of these Bylaws or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V of these Bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and Bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.
Article X - Amendments
The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.
Article XI - Definitions
As used in these Bylaws, unless the context otherwise requires, the following terms shall have the following meanings:
An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).
An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.
The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

[Innovid Corp.]
Certificate of Amendment and Restatement of Bylaws

The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of Innovid Corp., a Delaware corporation (the “Corporation”), and that the foregoing Bylaws were approved on [●], 2021, effective as of [●], 2021 by the Corporation’s board of directors.
IN WITNESS WHEREOF, the undersigned has hereunto set his hand this [●] day of [●], 2021.

[Name]
[General Counsel and Secretary]

INNOVID CORP. 2021 EMPLOYEE STOCK PURCHASE PLAN
ARTICLE I.
PURPOSE
The purpose of this Plan is to assist Eligible Employees of the Company and its Designated Subsidiaries in acquiring a stock ownership interest in the Company.
The Plan consists of two components: (i) the Section 423 Component and (ii) the Non-Section 423 Component. The Section 423 Component is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. The Non-Section 423 Component authorizes the grant of rights which need not qualify as rights granted pursuant to an “employee stock purchase plan” under Section 423 of the Code. Rights granted under the Non-Section 423 Component shall be granted pursuant to separate Offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the Administrator and designed to achieve tax, securities laws or other objectives for Eligible Employees and Designated Subsidiaries but shall not be intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Except as otherwise determined by the Administrator or provided herein, the Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component. Offerings intended to be made under the Non-Section 423 Component will be designated as such by the Administrator at or prior to the time of such Offering.
For purposes of this Plan, the Administrator may designate separate Offerings under the Plan in which Eligible Employees will participate. The terms of these Offerings need not be identical, even if the dates of the applicable Offering Period(s) in each such Offering are identical, provided that the terms of participation are the same within each separate Offering under the Section 423 Component (as determined under Section 423 of the Code). Solely by way of example and without limiting the foregoing, the Company could, but shall not be required to, provide for simultaneous Offerings under the Section 423 Component and the Non-Section 423 Component of the Plan.
ARTICLE II.
DEFINITIONS AND CONSTRUCTION
Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.
2.1“Administrator” means the entity that conducts the general administration of the Plan as provided in Article XI.
2.2“Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.
2.3“Applicable Law” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which Shares are listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where rights under this Plan are granted.
2.4“Board” means the Board of Directors of the Company.
2.5“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.
2.6“Common Stock” means the common stock of the Company and such other securities of the Company that may be substituted therefore.

2.7“Company” means Innovid Corp., a Delaware corporation, or any successor.
2.8“Compensation” of an Eligible Employee means, unless otherwise determined by the Administrator, the gross base compensation or wages received by such Eligible Employee as compensation for services to the Company or any Designated Subsidiary, excluding overtime payments, sales commissions, incentive compensation, bonuses, expense reimbursements, income received in connection with any compensatory equity awards, fringe benefits and other special payments.
2.9“Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.
2.10“Designated Subsidiary” means any Subsidiary designated by the Administrator in accordance with Section 11.2(b), such designation to specify whether such participation is in the Section 423 Component or Non-Section 423 Component. A Designated Subsidiary may participate in either the Section 423 Component or Non-Section 423 Component, but not both; provided that a Subsidiary that, for U.S. tax purposes, is disregarded from the Company or any Subsidiary that participates in the Section 423 Component shall automatically constitute a Designated Subsidiary that participates in the Section 423 Component.
2.11“Effective Date” means the date of consummation of the Initial Business Combination.
2.12“Eligible Employee” means:
(a)an Employee who does not, immediately after any rights under this Plan are granted, own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of Shares and other securities of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code). For purposes of the foregoing, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee.
(b)Notwithstanding the foregoing, the Administrator may provide in an Offering Document that an Employee shall not be eligible to participate in an Offering Period under the Section 423 Component if: (i) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code; (ii) such Employee has not met a service requirement designated by the Administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two years); (iii) such Employee’s customary employment is for twenty hours per week or less; (iv) such Employee’s customary employment is for less than five months in any calendar year; and/or (v) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Shares under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase Shares under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Administrator in its sole discretion; provided, that any exclusion in clauses (i), (ii), (iii), (iv) or (v) shall be applied in an identical manner under each Offering Period to all Employees, in accordance with Treasury Regulation Section 1.423-2(e).
(c)Further notwithstanding the foregoing, with respect to the Non-Section 423 Component, the first sentence in this definition shall apply in determining who is an “Eligible Employee,” except (i) the Administrator may limit eligibility further within the Company or a Designated Subsidiary so as to only designate certain Employees of the Company or a Designated Subsidiary as Eligible Employees, and (ii) to the extent the restrictions in the first sentence in this definition are not consistent with applicable local laws, the applicable local laws shall control.
2.13 “Employee” means any individual who renders services to the Company or any Designated Subsidiary in the status of an employee, and, with respect to the Section 423 Component, a person who is an employee of the Company or any Designated Subsidiary within the meaning of Section 3401(c) of the Code. For purposes of an individual’s participation in, or other rights under the Plan, all determinations by the Company shall be final, binding and conclusive, notwithstanding that any court of law or governmental agency subsequently makes a contrary determination. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3)-month period.
2.14“Enrollment Date” means the first Trading Day of each Offering Period.
2.15“Fair Market Value” means, as of any date, the value of Shares determined as follows: (i) if the Shares are listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Shares as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Shares are not traded on a stock exchange but are quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) without an established market for the Shares, the Administrator will determine the Fair Market Value in its discretion.
2.16“Initial Business Combination” shall mean the transactions contemplated by that certain Agreement and Plan of Merger by and among ION Acquisition Corp. 2 Ltd. (“ION”), Inspire Merger Sub 1, Inc., Inspire Merger Sub 2, LLC and Innovid, Inc. For the avoidance of doubt, references herein to the Company and the Board include, prior to the Effective Date and where the context requires, ION and the board of directors of ION, respectively.
2.17“Non-Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which rights to purchase Shares during an Offering Period may be granted to Eligible Employees that need not satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.
2.18“Offering” means an offer by the Company under the Plan to Eligible Employees of a right to purchase Shares that may be exercised during an Offering Period as further described in Article IV hereof. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees of the Company or a Designated Subsidiary shall be deemed a separate Offering, even if the dates and other terms of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Treas. Reg. § 1.423-2(a)(1), the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Section 423 Component and an Offering thereunder together satisfy Treas. Reg. § 1.423-2(a)(2) and (a)(3).
2.19“Offering Document” has the meaning given to such term in Section 4.1.
2.20“Offering Period” has the meaning given to such term in Section 4.1.
2.21“Parent” means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
2.22“Participant” means any Eligible Employee who has executed a subscription agreement and been granted rights to purchase Shares pursuant to the Plan.
2.23“Payday” means the regular and recurring established day for payment of Compensation to an Employee of the Company or any Designated Subsidiary.

2.24“Plan” means this 2021 Employee Stock Purchase Plan, including both the Section 423 Component and Non-Section 423 Component and any other sub-plans or appendices hereto, as amended from time to time.
2.25“Purchase Date” means the last Trading Day of each Purchase Period or such other date as determined by the Administrator and set forth in the Offering Document.
2.26“Purchase Period” shall refer to one or more periods within an Offering Period, as designated in the applicable Offering Document; provided, however, that, in the event no Purchase Period is designated by the Administrator in the applicable Offering Document, the Purchase Period for each Offering Period covered by such Offering Document shall be the same as the applicable Offering Period.
2.27 “Purchase Price” means the purchase price designated by the Administrator in the applicable Offering Document (which purchase price, for purposes of the Section 423 Component, shall not be less than 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower); provided, however, that, in the event no purchase price is designated by the Administrator in the applicable Offering Document, the purchase price for the Offering Periods covered by such Offering Document shall be 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower; provided, further, that the Purchase Price may be adjusted by the Administrator pursuant to Article VIII and shall not be less than the par value of a Share.
2.28“Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan or any Offering(s), in each case, pursuant to which rights to purchase Shares during an Offering Period may be granted to Eligible Employees that are intended to satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.
2.29 “Securities Act” means the U.S. Securities Act of 1933, as amended.
2.30“Share” means a share of Common Stock.
2.31“Subsidiary” means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; provided, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (b) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary. In addition, with respect to the Non-Section 423 Component, Subsidiary shall include any corporate or non-corporate entity in which the Company has a direct or indirect equity interest or significant business relationship.
2.32“Trading Day” means a day on which national stock exchanges in the United States are open for trading.
2.33“Treas. Reg.” means U.S. Department of the Treasury regulations.
ARTICLE III.
SHARES SUBJECT TO THE PLAN
3.1Number of Shares. Subject to Article VIII, the aggregate number of Shares that may be issued pursuant to rights granted under the Plan shall be 2,997,601 Shares. In addition to the foregoing, subject to Article VIII, on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2031, the number of Shares available for issuance under the Plan shall be increased by that number of Shares equal to the lesser of (a) 1% of the aggregate number of Shares outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of Shares as determined by the Board. If any right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such right shall again become available for issuance under the Plan. Notwithstanding anything in this Section 3.1 to the contrary, the number of Shares that may be issued or transferred pursuant to the rights granted under the Section 423 Component of the Plan shall not exceed an aggregate of 20,029,423 Shares, subject to Article VIII.
3.2Shares Distributed. Any Shares distributed pursuant to the Plan may consist, in whole or in part, of authorized and unissued Shares, treasury shares or Shares purchased on the open market.
Article IV.
OFFERING PERIODS; OFFERING DOCUMENTS; PURCHASE DATES
4.1Offering Periods. The Administrator may from time to time grant or provide for the grant of rights to purchase Shares under the Plan to Eligible Employees during one or more periods (each, an “Offering Period”) selected by the Administrator. The terms and conditions applicable to each Offering Period shall be set forth in an “Offering Document” adopted by the Administrator, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate and shall be incorporated by reference into and made part of the Plan and shall be attached hereto as part of the Plan. The Administrator shall establish in each Offering Document one or more Purchase Periods during such Offering Period during which rights granted under the Plan shall be exercised and purchases of Shares carried out during such Offering Period in accordance with such Offering Document and the Plan. The provisions of separate Offerings or Offering Periods under the Plan may be partially or wholly concurrent and need not be identical.
4.2Offering Documents. Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of this Plan by reference or otherwise):
(a)the length of the Offering Period, which period shall not exceed twenty-seven months;
(b)the length of the Purchase Period(s) within the Offering Period;
(c)the maximum number of Shares that may be purchased by any Eligible Employee during such Offering Period, which, in the absence of a contrary designation by the Administrator, shall be 100,000 Shares (and which, for the Section 423 Component Offering Periods, shall be subject to the limitations described in Section 5.5 below);
(d)in connection with each Offering Period that contains more than one Purchase Period, the maximum aggregate number of Shares which may be purchased by any Eligible Employee during each Purchase Period, which, in the absence of a contrary designation by the Administrator, shall be 100,000 Shares (and which, for the Section 423 Component Offering Periods, shall be subject to the limitations described in Section 5.5 below); and
(e)such other provisions as the Administrator determines are appropriate, subject to the Plan.
Article V.
ELIGIBILITY AND PARTICIPATION
5.1Eligibility. Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of this Article V and, for the Section 423 Component, the limitations imposed by Section 423(b) of the Code.
5.2Enrollment in Plan.
(a)Except as otherwise set forth in an Offering Document or determined by the Administrator, an Eligible Employee may become a Participant in the Plan for an Offering Period by delivering a subscription agreement to the Company by such time prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document) designated by the Administrator and in such form as the Company provides.
(b)Except as otherwise determined by the Administrator, each subscription agreement shall designate a whole percentage of such Eligible Employee’s Compensation to be withheld by the Company or the Designated Subsidiary employing such Eligible Employee on each Payday during the Offering Period as payroll deductions under the Plan. The percentage of Compensation designated by an Eligible Employee may not be less than 1% and may not be more than the maximum percentage specified by the Administrator in the applicable Offering Document (which percentage shall be 15% in the absence of any such designation) as payroll deductions. The payroll deductions made for each Participant shall be credited to an account for such Participant under the Plan and shall be deposited with the general funds of the Company.
(c)A Participant may increase or decrease the percentage of Compensation designated in his or her subscription agreement, subject to the limits of this Section 5.2, or may suspend his or her payroll deductions, at any time during an Offering Period; provided, however, that the Administrator may limit the number of changes a Participant may make to his or her payroll deduction elections during each Offering Period in the applicable Offering Document (and in the absence of any specific designation by the Administrator, a Participant shall be allowed to decrease (but not increase) or suspend his or her payroll deduction elections one time during each Offering Period). Any such change or suspension of payroll deductions shall be effective with the first full payroll period following five business days after the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). In the event a Participant suspends his or her payroll deductions during an Offering Period, such Participant’s cumulative unapplied payroll deductions prior to the suspension (if any) shall remain in his or her account and shall be applied to the purchase of Shares on the next occurring Purchase Date and shall not be paid to such Participant unless he or she withdraws from participation in the Plan pursuant to Article VII.
(d)Except as otherwise set forth in an Offering Document or as otherwise determined by the Administrator, a Participant may participate in the Plan only by means of payroll deduction and may not make contributions by lump sum payment for any Offering Period.
5.3Payroll Deductions. Except as otherwise provided in the applicable Offering Document or determined by the Administrator, payroll deductions for a Participant shall commence on the first Payday following the Enrollment Date and shall end on the last Payday in the Offering Period to which the Participant’s authorization is applicable, unless sooner terminated by the Participant as provided in Article VII or suspended by the Participant or the Administrator as provided in Section 5.2 and Section 5.6, respectively. Notwithstanding any other provisions of the Plan to the contrary, in any non-U.S. jurisdiction where participation in the Plan through payroll deductions is prohibited, the Administrator may provide that an Eligible Employee may elect to participate through contributions to the Participant’s account under the Plan in a form acceptable to the Administrator in lieu of or in addition to payroll deductions; provided, however, that, for any Offering under the Section 423 Component, the Administrator shall take into consideration any limitations under Section 423 of the Code when applying an alternative method of contribution.
5.4Effect of Enrollment. A Participant’s completion of a subscription agreement will enroll such Participant in the Plan for each subsequent Offering Period on the terms contained therein until the Participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Article VII or otherwise becomes ineligible to participate in the Plan.
5.5Limitation on Purchase of Shares. An Eligible Employee may be granted rights under the Section 423 Component only if such rights, together with any other rights granted to such Eligible Employee under “employee stock purchase plans” of the Company, any Parent or any Subsidiary, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Parent or Subsidiary to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined as of the first day of the Offering Period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation shall be applied in accordance with Section 423(b)(8) of the Code.

5.6Suspension of Payroll Deductions. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5.5 (with respect to the Section 423 Component) or the other limitations set forth in this Plan, a Participant’s payroll deductions may be suspended by the Administrator at any time during an Offering Period. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code, Section 5.5 or the other limitations set forth in this Plan shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable, but not more than 30 days, after the Purchase Date.
5.7Foreign Employees. In order to facilitate participation in the Plan, the Administrator may provide for such special terms, rules and procedures applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Except as permitted by Section 423 of the Code, with respect to the Section 423 Component, such special terms may not be more favorable than the terms of rights granted under the Section 423 Component to Eligible Employees who are residents of the United States. Such special terms may be set forth in an addendum to the Plan in the form of an appendix or sub-plan (which appendix or sub-plan may be designed to govern Offerings under the Section 423 Component or the Non-Section 423 Component, as determined by the Administrator). To the extent that the terms and conditions set forth in an appendix or sub-plan conflict with any provisions of the Plan, the provisions of the appendix or sub-plan shall govern. The adoption of any such appendix or sub-plan shall be pursuant to Section 11.2(g). Without limiting the foregoing, the Administrator is specifically authorized to adopt rules and procedures, with respect to Participants who are foreign nationals or employed in non-U.S. jurisdictions, regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions.
5.8Leave of Absence. During leaves of absence approved by the Company meeting the requirements of Treasury Regulation Section 1.421-1(h)(2) under the Code, unless otherwise set forth in the terms of an Offering Document, a Participant may continue participation in the Plan by making cash payments to the Company on his or her normal Payday equal to the Participant’s authorized payroll deduction.
ARTICLE VI.
GRANT AND EXERCISE OF RIGHTS
6.1Grant of Rights. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a right to purchase the maximum number of Shares specified under Section 4.2, subject to the limits in Section 5.5, and shall have the right to buy, on each Purchase Date during such Offering Period (at the applicable Purchase Price), such number of whole Shares as is determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date, by (b) the applicable Purchase Price (rounded down to the nearest Share). The right shall expire on the earliest of: (x) the last Purchase Date of the Offering Period, (y) the last day of the Offering Period, and (z) the date on which the Participant withdraws in accordance with Section 7.1 or Section 7.3.
6.2Exercise of Rights. On each Purchase Date, each Participant’s accumulated payroll deductions and any other additional payments specifically provided for in the applicable Offering Document will be applied to the purchase of whole Shares, up to the maximum number of Shares permitted pursuant to the terms of the Plan and the applicable Offering Document, at the Purchase Price. No fractional Shares shall be issued upon the exercise of rights granted under the Plan, unless the Offering Document specifically provides otherwise. Any cash in lieu of fractional Shares remaining after the purchase of whole Shares upon exercise of a purchase right will be credited to a Participant’s account and carried forward and applied toward the purchase of whole Shares for the next following Purchase Period, unless the Administrator provides that such amounts should be returned to the Participant in one lump sum payment in a subsequent payroll check. Shares issued pursuant to the Plan may be evidenced in such manner as the Administrator may determine and may be issued in certificated form or issued pursuant to book-entry procedures.

6.3Pro Rata Allocation of Shares. If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which rights are to be exercised may exceed (a) the number of Shares that were available for issuance under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of Shares available for issuance under the Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Shares are to be exercised pursuant to this Article VI on such Purchase Date, and shall either (i) continue all Offering Periods then in effect, or (ii) terminate any or all Offering Periods then in effect pursuant to Article IX. The Company may make pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to such Participant without interest in one lump sum in cash as soon as reasonably practicable after the Purchase Date, or such earlier date as determined by the Administrator.
6.4Withholding. At the time a Participant’s rights under the Plan are exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the right or the disposition of the Shares. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation or Shares received pursuant to the Plan the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Shares by the Participant.
6.5Conditions to Issuance of Shares. The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, Shares purchased upon the exercise of rights under the Plan prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges, if any, on which the Shares are then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Administrator shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable; (d) the payment to the Company of all amounts that it is required to withhold under federal, state or local law upon exercise of the rights, if any; and (e) the lapse of such reasonable period of time following the exercise of the rights as the Administrator may from time to time establish for reasons of administrative convenience.
ARTICLE VII.
WITHDRAWAL; CESSATION OF ELIGIBILITY
7.1Withdrawal. A Participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her rights under the Plan at any time by giving written notice to the Company in a form acceptable to the Company no later than one week prior to the end of the then-applicable Purchase Period (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). All of the Participant’s payroll deductions credited to his or her account during such Purchase Period and not yet used to exercise rights under the Plan shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal and such Participant’s rights for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of any subsequent Offering Period unless the Participant is an Eligible Employee and timely delivers to the Company a new subscription agreement by the applicable enrollment deadline for any such subsequent Offering Period, as determined by the Administrator.
7.2Future Participation. A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or a

Designated Subsidiary or in any subsequent Offering Period that commences after the termination of the Offering Period from which the Participant withdraws.
7.3Cessation of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the then-current Purchase Period shall be paid to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 12.4, as soon as reasonably practicable, and such Participant’s rights for the Offering Period shall be automatically terminated. If a Participant transfers employment from the Company or any Designated Subsidiary participating in the Section 423 Component to any Designated Subsidiary participating in the Non-Section 423 Component, such transfer shall not be treated as a termination of employment under the Plan, but the Participant shall immediately cease to participate in the Section 423 Component; however, any contributions made for the then-current Purchase Period in which such transfer occurs shall be transferred to the Non-Section 423 Component, and such Participant shall immediately join the then-current Offering under the Non-Section 423 Component upon the same terms and conditions in effect for the Participant’s participation in the Section 423 Component, except for such modifications otherwise applicable for Participants in such Offering. A Participant who transfers employment from any Designated Subsidiary participating in the Non-Section 423 Component to the Company or any Designated Subsidiary participating in the Section 423 Component shall not be treated as terminating the Participant’s employment under the Plan and shall remain a Participant in the Non-Section 423 Component until the earlier of (i) the end of the current Offering Period under the Non-Section 423 Component or (ii) the Enrollment Date of the first Offering Period in which the Participant is eligible to participate following such transfer. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment between entities participating in the Section 423 Component and the Non-Section 423 Component, consistent with the applicable requirements of Section 423 of the Code or other Applicable Law.
ARTICLE VIII.
ADJUSTMENTS UPON CHANGES IN SHARES
8.1Changes in Capitalization. Subject to Section 8.3, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), change in control, reorganization, merger, amalgamation, consolidation, combination, repurchase, redemption, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Shares such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding purchase rights under the Plan, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of Shares (or other securities or property) that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and the limitations established in each Offering Document pursuant to Section 4.2 on the maximum number of Shares that may be purchased); (b) the class(es) and number of Shares and price per Share subject to outstanding rights; and (c) the Purchase Price with respect to any outstanding rights.
8.2Other Adjustments. Subject to Section 8.3, in the event of any transaction or event described in Section 8.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in Applicable Law or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(a)To provide for either (i) termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;
(b)To provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
(c)To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding rights under the Plan and/or in the terms and conditions of outstanding rights and rights that may be granted in the future;
(d)To provide that Participants’ accumulated payroll deductions may be used to purchase Shares prior to the next occurring Purchase Date on such date as the Administrator determines in its sole discretion and the Participants’ rights under the ongoing Offering Period(s) shall be terminated; and
(e)To provide that all outstanding rights shall terminate without being exercised.
8.3No Adjustment Under Certain Circumstances. Unless determined otherwise by the Administrator, no adjustment or action described in this Article VIII or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Section 423 Component of the Plan to fail to satisfy the requirements of Section 423 of the Code.
8.4No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under the Plan or the Purchase Price with respect to any outstanding rights.
ARTICLE IX.
AMENDMENT, MODIFICATION AND TERMINATION
9.1Amendment, Modification and Termination. The Administrator may amend, suspend or terminate the Plan at any time and from time to time; provided, however, that approval of the Company’s stockholders shall be required to amend the Plan to: (a) increase the aggregate number, or change the type, of shares that may be sold pursuant to rights under the Plan under Section 3.1 (other than an adjustment as provided by Article VIII) or (b) change the corporations or classes of corporations whose employees may be granted rights under the Plan.
9.2Certain Changes to Plan. Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected (and, with respect to the Section 423 Component of the Plan, to the extent permitted by Section 423 of the Code), the Administrator shall be entitled to change or terminate the Offering Periods, limit the frequency and/or number of changes in the amount withheld from Compensation during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of payroll withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable that are consistent with the Plan.

9.3Actions In the Event of Unfavorable Financial Accounting Consequences. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(a)altering the Purchase Price for any Offering Period, including an Offering Period underway at the time of the change in Purchase Price;
(b)shortening any Offering Period so that the Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Administrator action; and
(c)allocating Shares.
Such modifications or amendments shall not require stockholder approval or if the Administrator so determines, the consent of any Participant.
9.4Payments Upon Termination of Plan. Upon termination of the Plan, the balance in each Participant’s Plan account shall be refunded as soon as practicable after such termination, without any interest thereon, or the Offering Period may be shortened so that the purchase of Shares occurs prior to the termination of the Plan.
ARTICLE X.
TERM OF PLAN
The Plan shall become effective on the Effective Date. The effectiveness of the Section 423 Component of the Plan shall be subject to approval of the Plan by the Company’s stockholders within twelve months following the date the Plan is first approved by the Board. No right may be granted under the Section 423 Component of the Plan prior to such stockholder approval. The Plan shall remain in effect until terminated under Section 9.1. No rights may be granted under the Plan during any period of suspension of the Plan or after termination of the Plan.
ARTICLE XI.
ADMINISTRATION
11.1Administrator. Unless otherwise determined by the Board, the Administrator of the Plan shall be the Compensation Committee of the Board (or another committee or a subcommittee of the Board to which the Board delegates administration of the Plan). The Board may at any time vest in the Board any authority or duties for administration of the Plan. The Administrator may delegate administrative tasks under the Plan to the services of an Agent or Employees to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant.
11.2Authority of Administrator. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
(a)To determine when and how rights to purchase Shares shall be granted and the provisions of each offering of such rights (which need not be identical).
(b)To designate from time to time which Subsidiaries of the Company shall be Designated Subsidiaries, which designation may be made without the approval of the stockholders of the Company.
(c)To impose a mandatory holding period pursuant to which Participants may not dispose of or transfer Shares purchased under the Plan for a period of time determined by the Administrator in its discretion.
(d)To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(e)To amend, suspend or terminate the Plan as provided in Article IX.
(f)Generally, to exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code for the Section 423 Component.
(g)The Administrator may adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 3.1 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.
11.3Decisions Binding. The Administrator’s interpretation of the Plan, any rights granted pursuant to the Plan, any subscription agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.
ARTICLE XII.
MISCELLANEOUS
12.1Restriction upon Assignment. A right granted under the Plan shall not be transferable other than by will or the Applicable Laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Except as provided in Section 12.4 hereof, a right under the Plan may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s rights under the Plan or any rights thereunder.
12.2Rights as a Stockholder. With respect to Shares subject to a right granted under the Plan, no Participant or Designated Beneficiary shall be deemed to be a stockholder of the Company, and no Participant or Designated Beneficiary shall have any of the rights or privileges of a stockholder, until such Shares have been issued to the Participant or the Designated Beneficiary following exercise of the Participant’s rights under the Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Administrator.
12.3Interest. No interest shall accrue on the payroll deductions or contributions of a Participant under the Plan.
12.4Designation of Beneficiary.
(a)A Participant may, in the manner determined by the Administrator, file a written designation of a beneficiary who is to receive any Shares and/or cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to a Purchase Date on which the Participant’s rights are exercised but prior to delivery to such Participant of such Shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the Participant’s rights under the Plan. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary shall not be effective without the prior written consent of the Participant’s spouse.
(b)Such designation of beneficiary may be changed by the Participant at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
12.5Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
12.6Equal Rights and Privileges. Subject to Section 5.7, all Eligible Employees will have equal rights and privileges under the Section 423 Component so that the Section 423 Component of this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Section 5.7, any provision of the Section 423 Component that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code. Eligible Employees participating in the Non-Section 423 Component need not have the same rights and privileges as other Eligible Employees participating in the Non-Section 423 Component or as Eligible Employees participating in the Section 423 Component.
12.7Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.
12.8Reports. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of Shares purchased and the remaining cash balance, if any.
12.9No Employment Rights. Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ or service of the Company or any Parent or Subsidiary or affect the right of the Company or any Parent or Subsidiary to terminate the employment or service of any person (including any Eligible Employee or Participant) at any time, with or without cause.
12.10Notice of Disposition of Shares. Each Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the Section 423 Component of the Plan if such disposition or transfer is made: (a) within two years from the Enrollment Date of the Offering Period in which the Shares were purchased or (b) within one year after the Purchase Date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.
12.11Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, Designated Beneficiary or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Offering Period, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary.  The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.
12.12Data Privacy. As a condition for participation in the Plan, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan.  The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security number, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and participation details, to implement, manage and administer the Plan and any Offering Period(s) (the “Data”).  The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan and any Offering Period(s), and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management.  These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country.  By participating in any Offering Period under the Plan, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares.  The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan.  A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 12.12 in writing, without cost, by contacting the local human resources representative.  If the Participant refuses or withdraws the consents in this Section 12.12, and the Company may cancel Participant’s ability to participate in the Plan or any Offering Period(s).  For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.
12.13Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.
12.14Titles and Headings.  The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.
12.15Conformity to Securities Laws.  Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws.  Notwithstanding anything herein to the contrary, the Plan and all Offering Periods will be administered only in conformance with Applicable Laws.  To the extent Applicable Laws permit, the Plan and all Offering Periods will be deemed amended as necessary to conform to Applicable Laws.
12.16Relationship to Other Benefits.  No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.
12.17Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced in accordance with the laws of the State of Delaware, disregarding any state’s choice of law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.
12.18Electronic Forms. To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election.
12.19Section 409A. The Section 423 Component of the Plan and the rights to purchase Shares granted pursuant to Offerings thereunder are intended to be exempt from the application of Section 409A of the Code and the U.S. Department of Treasury Regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”). Neither the Non-Section 423 Component nor any right to purchase Shares granted pursuant to an Offering thereunder is intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A. Notwithstanding any provision of the Plan to the contrary, if the Administrator determines that any right to purchase Shares granted under the Plan may be or become subject to Section 409A or that any provision of the Plan may cause a right to purchase Shares granted under the Plan to be or become subject to Section 409A, the Administrator may adopt such amendments to the Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, either through compliance with the requirements of Section 409A or with an available exemption therefrom.
* * * * *

INNOVID CORP. 2021 OMNIBUS INCENTIVE PLAN
ARTICLE I
PURPOSE
The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Capitalized terms used in the Plan are defined in Article XI.
ARTICLE II.
ELIGIBILITY
Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.
ARTICLE III.
ADMINISTRATION AND DELEGATION
3.1    Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.
3.2    Appointment of Committees. To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more Committees or committees of officers of the Company or any of its Subsidiaries; provided, that, any such officer delegation shall exclude the power to grant Awards to non-employee Directors or Section 16 Persons. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such committee or Committee and/or re-vest in itself any previously delegated authority at any time.
ARTICLE IV.
STOCK AVAILABLE FOR AWARDS
4.1    Number of Shares. Subject to adjustment under Article VIII and the terms of this Article IV, Awards may be made under the Plan covering up to the Overall Share Limit Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares. From and after the effectiveness of this Plan, the Company will not grant awards under the Innovid, Inc. Global Share Incentive Plan (2008) (as amended and restated, the “Prior Plan”); however, awards previously granted under the Prior Plan that are assumed by the Company in connection with the Initial Business Combination (the “Prior Plan Awards”) will remain subject to the terms of the applicable Prior Plan.
4.2    Share Recycling. If all or any part of an Award or Prior Plan Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award or Prior Plan Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award or Prior Plan Award, the unused Shares covered by the Award or Prior Plan Award will, as applicable, become or again be available for Award grants under the Plan. Further, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award or Prior Plan Award and/or to satisfy any applicable tax withholding obligation with respect to an Award (including Shares retained by the Company from the Award or Prior Plan Award being exercised or purchased and/or creating the tax obligation) will again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards or Prior Plan Awards shall not count against the Overall Share Limit.
4.3    Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than 62,949,615 Shares may be issued pursuant to the exercise of Incentive Stock Options.
4.4    Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Consultants or Directors prior to such acquisition or combination.
4.5    Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $750,000, increased to $1,000,000 in the fiscal year in which the Plan’s effective date occurs or in the fiscal year of a non-employee Director’s initial service as a non-employee Director. The Administrator may make exceptions to this limit for individual non-employee Directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee Directors.
ARTICLE V.
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
5.1    General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and shall be payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.
5.2    Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. The exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 5.6) or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.
5.3    Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, and, in either case the exercise price of such Award is the less than the Fair Market Value of the Shares as of such date, then the term of the Option or Stock Appreciation Right shall be extended, except to the extent that such extension would violate Section 409A, until the date that is 30 days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term of the applicable Option or Stock Appreciation Right. Notwithstanding the foregoing, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates in any material respect the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries (and such violation is not cured within thirty (30) days following receipt by the Participant of written notice from the Company of such violation), the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines. In addition, if, prior to the end of the term of an Option or Stock Appreciation Right, the Participant is given notice by the Company or any of its Subsidiaries of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause, and the effective date of such Termination of Service is subsequent to the date of the delivery of such notice, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s service as a Service Provider will not be terminated for Cause as provided in such notice or (ii) the effective date of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause (in which case the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant will terminate immediately upon the effective date of such Termination of Service).
5.4    Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.
5.5    Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:
(a)    cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b)    if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;
(c)    to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their fair market value;
(d)    to the extent permitted by the Administrator at its discretion, surrendering Shares then issuable upon the Option’s exercise valued at their fair market value on the exercise date;
(e)    to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or
(f)    to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.
5.6    Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt written notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.
ARTICLE VI.
RESTRICTED STOCK; RESTRICTED STOCK UNITS
6.1    General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan.
6.2    Restricted Stock.
(a)    Dividends. Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in

Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary herein, with respect to any award of Restricted Stock, dividends which are paid to holders of Common Stock prior to vesting shall only be paid out to the Participant holding such Restricted Stock to the extent that the vesting conditions are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.
(b)    Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.
6.3    Restricted Stock Units.
(a)    Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.
(b)    Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.
ARTICLE VII.
OTHER STOCK OR CASH BASED AWARDS; DIVIDEND EQUIVALENTS
7.1    Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement.
7.2    Dividend Equivalents. A grant of Restricted Stock Units or Other Stock or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, and no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award shall only paid out to the Participant to the extent that the vesting conditions are subsequently satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable, unless determined otherwise by the Administrator or unless deferred in a manner intended to comply with Section 409A.

ARTICLE VIII.
ADJUSTMENTS FOR CHANGES IN COMMON STOCK
AND CERTAIN OTHER EVENTS
8.1    Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will reasonably and in good faith determine whether an adjustment is equitable.
8.2    Corporate Transactions. In the event of any dividend (other than ordinary cash dividends) or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it reasonably and in good faith deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any one or more of the following actions whenever the Administrator reasonably and in good faith determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:
(a)    To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a Fair Market Value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;
(b)    To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;
(c)    To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;
(d)    To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;
(e)    To replace such Award with other rights or property of equivalent value selected by the Administrator; and/or
(f)    In the event of a Change in Control and subject to Section 8.3, to provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.
8.3    Effect of Non-Assumption in a Change in Control. Notwithstanding the provisions of Section 8.2, if a Change in Control occurs and a Participant’s Awards are not continued, converted, assumed, or replaced with a substantially similar award by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service, then, immediately prior to the Change in Control, such Awards shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse, in which case, such Awards shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in

Control consideration payable to other holders of Common Stock (subject, with respect to performance-based awards, to any “over-performance” opportunities as may be set forth in and pursuant to the terms of the applicable Award Agreement) (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Awards and net of any applicable exercise price; provided that to the extent that any Awards constitute “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which the Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine reasonably and in good faith whether an Assumption of an Award has occurred in connection with a Change in Control.
8.4    Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.
8.5    General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.
ARTICLE IX.
GENERAL PROVISIONS APPLICABLE TO AWARDS
9.1    Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.
9.2    Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.
9.3    Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4    Termination of Status. The Administrator will determine how the disability, death, retirement or authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.
9.5    Withholding. Each Participant must pay the Company or make provision satisfactory to the Administrator for payment of any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company reasonably and in good faith after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator. If any tax withholding obligation will be satisfied under clause (ii) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.
9.6    Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may not, except pursuant to Article VIII, without the approval of the stockholders of the Company, reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights.
9.7    Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined reasonably and in good faith by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems reasonably necessary or appropriate to satisfy any Applicable Laws. The Company’s inability after commercially reasonable good faith effort to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

9.8    Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.
9.9    Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.
9.10     Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5: (i) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (ii) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (iii) if determined by the Administrator, the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (iv) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (v) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (vi) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.
ARTICLE X.
MISCELLANEOUS
10.1     No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or in the Plan.
10.2     No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.
10.3 Effective Date and Term of Plan. Unless earlier terminated by the Board, the Plan will become effective upon the consummation of the transactions contemplated by that certain Agreement and Plan of Merger by and among ION Acquisition Corp. 2 Ltd. (“ION”), Inspire Merger Sub 1, Inc., Inspire Merger Sub 2, LLC and Innovid, Inc. (the “Initial Business Combination,” and the date that the Plan becomes effective, the “Effective Date”), subject to the approval of the Company’s stockholders, and will remain in effect until the tenth anniversary of the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s stockholders approved the Plan, provided that Awards previously granted may extend beyond that date in accordance with the Plan. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective, and no Awards will be granted under the Plan. For the avoidance of doubt, references herein to the Company and the Board include, prior to the Effective Date and where the context requires, ION and the board of directors of ION, respectively.
10.4 Amendment of Plan. The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect the rights of a Participant with respect to any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.
10.5 Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.
10.6 Section 409A.
(a)    General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply, and the Plan shall be construed and interpreted in accordance with such intent. Each payment under an Award shall be treated as a separate payment for purposes of Section 409A. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date; provided, that, any such amendment or policies or procedures shall endeavor to maintain the intended economic impact of any outstanding Awards. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.
(b)    Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”
(c)    Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.
10.7     Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense

(including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.
10.8     Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.
10.9 Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 10.9, the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.
10.10 Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.
10.11 Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply or that the Award Agreement or other written document will govern.
10.12 Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.
10.13 Claw-back Provisions. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with

Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as and to the extent set forth in such claw-back policy or the Award Agreement.
10.14 Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.
10.15 Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.
10.16 Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.
ARTICLE XI.
DEFINITIONS
As used in the Plan, the following words and phrases will have the following meanings:
11.1 “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.
11.2 “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.
11.3     “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock or Cash Based Awards.
11.4     “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.
11.5 “Board” means the Board of Directors of the Company.
11.6     “Cause” means (i) if a Participant is a party to a written employment or consulting agreement with the Company or any of its Subsidiaries or an Award Agreement in which the term “Cause” is defined (a “Relevant Agreement”), “Cause” as defined in the Relevant Agreement, and (ii) if no Relevant Agreement exists, (A) the Administrator’s determination that the Participant failed to substantially perform the Participant’s duties (other than a failure resulting from the Participant’s disability); (B) the Administrator’s determination that the Participant failed to carry out, or comply with any lawful and reasonable directive of the Board or the Participant’s immediate supervisor; (C) the occurrence of any act or omission by the Participant that could reasonably be expected to result in (or has resulted in) the Participant’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or indictable offense or crime involving moral turpitude; (D) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its Subsidiaries or while performing the Participant’s duties and responsibilities for the Company or any of its Subsidiaries; (E) the Participant’s breach of any agreement with the Company or a Subsidiary thereof (including, without limitation, any confidentiality, non-competition, non-solicitation or assignment of inventions agreement); or (F) the Administrator’s determination that the Participant committed an act of fraud, embezzlement, misappropriation, or misconduct, or breached a fiduciary duty against the Company or any of its Subsidiaries. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

11.7     “Change in Control” means and includes each of the following:
(a)    A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(b)    During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(c)    The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(i)    which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction in substantially the same proportions as immediately prior to the transaction, and
(ii)    after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.
Notwithstanding the foregoing, in no event shall the Initial Business Combination or the transactions occurring in connection therewith constitute a Change in Control and if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
11.8 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

11.9     “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.
11.10 “Common Stock” means the common stock of the Company.
11.11 “Company” means Innovid Corp., a Delaware corporation, or any successor.
11.12 “Consultant” means any person, including any adviser, engaged by the Company or any of its Subsidiaries to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Company; (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) is a natural person.
11.13 “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.
11.14 “Director” means a Board member.
11.15 “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.
11.16 “Employee” means any employee of the Company or its Subsidiaries.
11.17 “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.
11.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
11.19 “Fair Market Value” means, as of any date, the value of a share of Common Stock determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its good faith reasonable discretion.
11.20 “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.
11.21 “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.
11.22 “Non-Qualified Stock Option” means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.

11.23 “Option” means an option to purchase Shares, which will either be an Incentive Stock Option or a Non-Qualified Stock Option.
11.24 “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.
11.25 “Overall Share Limit” means the sum of (i) 16,320,270 Shares and (ii) an annual increase on the first day of each calendar year beginning January 1, 2022 and ending on and including January 1, 2032, equal to the lesser of (A) 5% of the aggregate number of Shares outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of Shares as is determined by the Board.
11.26 “Participant” means a Service Provider who has been granted an Award.
11.27 “Performance Criteria” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies. The Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) acquisitions or divestitures, (e) reorganization or change in the corporate structure or capital structure of the Company, (f) an event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of management, (g) foreign exchange gains and losses, (h) a change in the fiscal year of the Company, (i) the refinancing or repurchase of bank loans or debt securities, (j) unbudgeted capital expenditures, (k) the issuance or repurchase of equity securities and other changes in the number of outstanding shares, (l) conversion of some or all of convertible securities to Common Stock, (m) any business interruption event (n) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (o) the effect of changes in other laws or regulatory rules affecting reported results.
11.28 “Plan” means this 2021 Omnibus Incentive Plan, as amended from time to time.
11.29 “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.30 “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.
11.31 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.
11.32 “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.
11.33 “Section 16 Persons” means those officers, directors or other persons who are subject to Section 16 of the Exchange Act.
11.34 “Securities Act” means the Securities Act of 1933, as amended.
11.35 “Service Provider” means an Employee, Consultant or Director.
11.36 “Shares” means shares of Common Stock.
11.37 “Stock Appreciation Right” means a stock appreciation right granted under Article V.
11.38 “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
11.39 “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
11.40 “Termination of Service” means the date the Participant ceases to be a Service Provider.
* * * * *

INVESTOR RIGHTS AGREEMENT
THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2021, is made and entered into by and among:
(1)[Innovid Corp.], a Delaware corporation (the “Company”), which was formerly named ION Acquisition Corp 2 Ltd. (“ION”);
(2)certain equityholders of ION listed on Schedule A hereto ( the “SPAC Holders”); and
(3)certain former equityholders of Innovid, Inc., a Delaware corporation ( “Innovid”), listed on Schedule B hereto (the “Innovid Equityholders” and, together with the SPAC Holders and any Person who hereafter becomes a party to this Agreement pursuant to Section 7.2 of this Agreement, a “Holder” and collectively the “Holders”).
RECITALS
WHEREAS, Innovid, ION, Inspire Merger Sub 1, Inc. (“Merger Sub 1”), and [Inspire Merger Sub 2 LLC] (“Merger Sub 2”) have entered into that certain Agreement and Plan of Merger, dated as of [●], 2021 (the “Merger Agreement”), pursuant to which, among other things, (i) ION migrated to and domesticated as a Delaware corporation, (ii) (x) Merger Sub 1 merged with and into Innovid (the “First Merger”), with Innovid continuing as the surviving corporation of the First Merger and becoming a wholly owned Subsidiary of the Company (Innovid, as the surviving corporation in the First Merger, is sometimes referred to herein as the “Surviving Corporation”), and (y) the Surviving Corporation merged with and into Merger Sub 2 (the “Second Merger”), with Merger Sub 2 continuing as the surviving entity of the Second Merger and (iii) ION changed its name to “[Innovid Corp.]”;
WHEREAS, Innovid and certain of the Innovid Equityholders are parties to that certain Amended and Restated Investors Rights Agreement, dated January 7, 2019 (the “Prior Innovid Agreement”);
WHEREAS, ION and certain of the SPAC Holders are parties to that certain Registration Rights Agreement, dated February 10, 2021 (the “Prior ION Agreement”);
WHEREAS, Innovid and the Innovid Equityholders party to the Prior Innovid Agreement desire to terminate the Prior Innovid Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Innovid Agreement;
WHEREAS, ION and the SPAC Holders desire to terminate the Prior ION Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior ION Agreement; and
WHEREAS, in connection with the consummation of the transactions described above, the Company and the Holders desire to enter into this Agreement, pursuant to which, among other things, the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
Article I.
DEFINITIONS
Section 1.1Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer of the Company, Chief Financial Officer of the Company or the Board, after consultation with counsel to the Company, (i) would be required to be made in any Registration
F-1

Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.
“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.
“affiliate” of any particular person means any other person controlling, controlled by or under common control with such person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise.
“Agreement” shall have the meaning given in the Preamble hereto.
“Board” means the board of directors of the Company.
“Block Trade” shall have the meaning given in Section 2.4.1.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.
“Certificate of Incorporation” means the certificate of incorporation of the Company (as amended, modified or supplemented from time to time).
“Closing” shall have the meaning given in the Merger Agreement.
“Closing Date” shall have the meaning given in the Merger Agreement.
“Commission” means the Securities and Exchange Commission.
“Company” shall have the meaning given in the Recitals hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.
“Company Common Stock” means the shares of common stock, par value $0.0001, per share of the Company.
“Demanding Holder” shall have the meaning given in Section 2.1.4.
“Exchange Act” means the Securities Exchange Act of 1934, as it may be amended from time to time.
“FINRA” means the Financial Industry Regulatory Authority Inc.
“First Merger” shall have the meaning given in the Recitals hereto.
“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.
“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include FINRA and the Commission), governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Holder Information” shall have the meaning given in Section 4.1.2.
F-2

“Holders” shall have the meaning given in the Preamble hereto, for so long as such Person holds any Registrable Securities.
“Indemnification Sources” shall have the meaning given in Section 6.1.4.
“Indemnified Liabilities” shall have the meaning given in Section 6.1.1.
“Indemnitee-Related Entities” shall have the meaning given in Section 6.1.4.
“Independent Committee” means the audit committee of the Board.
“Innovid” shall have the meaning given in the Preamble hereto.
“Innovid Equityholders” shall have the meaning given in the Preamble hereto.
“ION” shall have the meaning given in the Preamble hereto.
“Jointly Indemnifiable Claims” shall have the meaning given in Section 6.1.4.
“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority and shall include applicable case law interpreting the foregoing.
“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.
“Merger Agreement” shall have the meaning given in the Recitals hereto.
“Merger Sub 1” shall have the meaning given in the Recitals hereto.
“Merger Sub 2” shall have the meaning given in the Recitals hereto.
“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.
“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus, (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“Organizational Documents” shall have the meaning assigned to such term in the Merger Agreement.
“Permitted Transfer” means, with respect to any Holder, any Transfer (i) to any affiliate of such Holder, (ii) in the case of an individual, by gift a member of such individual’s immediate family or a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (iv) above; or (vi) to the Company; provided, however, that in each case of clauses (i) through (v), these Permitted Transferees must, before any such Transfer is effected, enter into a written agreement with the Company agreeing to be bound by this Agreement.
“Permitted Transferee” means, with respect to any Holder, any Person to whom such Holder is permitted to Transfer Registrable Securities through a Permitted Transfer prior to the expiration of the Lock-Up Termination Date (as defined in such Holder’s Support Agreement).
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind.
“Piggyback Registration” shall have the meaning given in Section 2.2.1.
“Prior Innovid Agreement” shall have the meaning given in the Recitals hereto.
F-3

“Prior ION Agreement” shall have the meaning given in the Recitals hereto.
“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” means (a) any outstanding Company Common Stock or warrants to purchase Company Common Stock (including any Company Common Stock issued or issuable upon the exercise of any such warrant) held by a Holder immediately following the Closing (including Company Common Stock distributable pursuant to the Merger Agreement), (b) any Company Common Stock that may be acquired by Holders upon the exercise of a warrant or other right to acquire Company Common Stock held by a Holder immediately following the Closing, (c) any Company Common Stock or warrants to purchase Company Common Stock (including any Company Common Stock issued or issuable upon the exercise of any such warrant) of the Company owned by a Holder or otherwise acquired following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company and for so long as the Holder may be deemed to be an Underwriter pursuant to Rule 145(c), and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred, (ii) new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company, and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 144 or Rule 145 promulgated under the Securities Act (or any successor rule promulgated under the Securities Act) (but with no volume or other restrictions or limitations including as to manner or timing of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” means a registration, including any related Shelf Takedown, effected by preparing and filing a Registration Statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.
“Registration Expenses” means the expenses of a Registration, including, without limitation, the following:
(A)all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and fees of any national securities exchange on which the Company Common Stock are then listed;
(B)fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(C)printing, messenger, telephone and delivery expenses;
(D)reasonable fees and disbursements of counsel for the Company;
(E)reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and
(F)reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the Demanding Holders in an Underwritten Offering (not to exceed $200,000 without the consent of the Company).
F-4

“Registration Statement” means any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement or Prospectus, and all exhibits to and all materials incorporated by reference in such registration statement.
“Restricted Securities” shall have the meaning given in Section 5.1.1.
“Requesting Holders” shall have the meaning given in Section 2.1.5.
“Second Merger” shall have the meaning given in the Recitals hereto.
“Securities Act” means the Securities Act of 1933, as amended from time to time.
“Shelf” means the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration, as the case may be.
“Shelf Registration” means a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).
“Shelf Takedown” means an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.
“SPAC Holders” shall have the meaning given in the Preamble.
“Sponsor” means ION Holdings 2, LP, a Cayman Islands exempted limited partnership.
“Sponsor Indemnitees” shall have the meaning given in Section 6.1.1.
“Subsequent Shelf Registration” shall have the meaning given in Section 2.1.2.
“Subsidiary” means, with respect to any Person (for purposes of this definition, the “Controlling Company”), any other Person (i) of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the Controlling Company and/or (ii) with respect to which the Controlling Company or its Subsidiaries is a general partner or managing member, and, in each case of the foregoing clauses (i) and (ii), any predecessor or successor of such other Person.
“Support Agreement” means, (i) with respect to an Innovid Equityholder, if applicable, the Support Agreement, dated as of [ ● ], 2021, by and among such Innovid Equityholder, ION and Innovid, and (ii) with respect to a SPAC Holder, if applicable, the Support Agreement, dated as of [ ● ], 2021, by and among Sponsor, such SPAC Holder and certain other SPAC Holders, ION and Innovid.
“Surviving Corporation” shall have the meaning given in the Recitals hereto.
“Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or interest in, any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b)
“Underwriter” means a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer’s market-making activities.
“Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
F-5

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.
“Withdrawal Notice” shall have the meaning given in Section 2.1.6.
Article II.
REGISTRATIONS AND OFFERINGS
Section 2.1Shelf Registration.
2.1.1Filing. The Company shall file within thirty (30) days after the Closing Date, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form S-3, a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two business days prior to such filing) on a delayed or continuous basis. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3.
2.1.2Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein.
If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.
2.1.3Additional Registerable Securities. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of any such Holder or Holders that hold in the aggregate at least one percent (1.0%) of the Registrable Securities, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for the Innovid Equityholders, and the SPAC Holders, respectively.
F-6

2.1.4Requests for Underwritten Shelf Takedowns. At any time and from time to time when an effective Shelf is on file with the Commission, any Innovid Equityholder or SPAC Holder (any of the Innovid_Equityholders or the SPAC Holders being, in such case, individually, jointly or collectively, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering or Other Coordinated Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, individually, jointly or collectively, with a total offering price reasonably expected to exceed, in the aggregate, $100.0 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall select the Underwriters for such offering (which shall consist of one or more reputable internationally recognized investment banks), subject to the initial Demanding Holder’s or Holders’ prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Innovid Equityholders or the SPAC Holders may each demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any 12-month period, provided, however, that this number of offerings may be increased by the decision of an Independent Committee. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.
2.1.5Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holder(s) and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holder(s) and the Requesting Holders (if any) desire to sell, taken together with all other Company Common Stock or other equity securities that the Company desires to sell and all Company Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any Company Common Stock or other equity securities proposed to be sold by Company or by other holders of Company Common Stock or other equity securities, the Registrable Securities of the Demanding Holder(s) and the Requesting Holders (pro rata based on the respective number of Registrable Securities held by each Demanding Holder and Requesting Holder) that can be sold without exceeding the Maximum Number of Securities. To facilitate the allocation of Registrable Securities in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. The Company shall not be required to include any Registrable Securities in such Underwritten Shelf Takedown unless the Holders accept the terms of the underwriting as agreed upon between the Company and its Underwriters.
2.1.6Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Shelf Takedown; provided that any Innovid Equityholder or SPAC Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Innovid Equityholders or the SPAC Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown for purposes of Section 2.1.4, unless either (i) the Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) the Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown; provided that, if a Innovid Equityholder or a SPAC Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten
F-7

Shelf Takedown demanded by the Innovid_Equityholders or the SPAC Holders, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.
Section 2.2Piggyback Registration.
2.2.1Piggyback Rights. Subject to Section 2.4.3, following the applicable Lock-Up Termination Date, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company or, (iv) for a dividend reinvestment plan or (v) for a rights offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than five (5) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within two (2) Business Days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.
2.2.2Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Company Common Stock or other equity securities that the Company desires to sell, taken together with (i) the Company Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Company Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:
(a)If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the Company Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities held by each Holder that has requested to include
F-8

Registrable Securities in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Company Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;
(b)If the Registration or registered offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the Company Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities held by each Holder that has requested to include Registrable Securities in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Company Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Company Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities; and
(c)If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities pursuant to Section 2.1.5.
2.2.3Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdrawal from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.
2.2.4Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.
Section 2.3Market Stand-off.
2.3.1In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade), each Holder given an opportunity to participate in the Underwritten Offering pursuant to the terms of this Agreement agrees that it shall not Transfer any Company Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), subject to customary exceptions including without limitation transfers to affiliates, gifts, exercise of options, without the prior written
F-9

consent of the Company, during the 90-day period beginning on the date of pricing of such offering or such shorter period during which the Company agrees not to conduct an underwritten primary offering of Company Common Stock or other equity securities, except in the event the Underwriters managing the offering otherwise agree by written consent. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).
Section 2.4Block Trades.
2.4.1Notwithstanding the foregoing, at any time and from time to time when an effective Shelf is on file with the Commission and effective, if a Demanding Holder wishes to engage in (a) an underwritten block trade or similar transaction or other transaction with a two (2)-day or less marketing period (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, with a total offering price reasonably expected to exceed, in the aggregate, either (x) $[50 million] or (y) all remaining Registrable Securities held by the Demanding Holder, then notwithstanding the time periods provided for in Section 2.1.4, such Demanding Holder need only to notify the Company of the Block Trade at least five (5) days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade.
2.4.2Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, a majority-in-interest of the Demanding Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a block trade prior to its withdrawal under this Section 2.4.2.
2.4.3Notwithstanding anything to the contrary in this Agreement, Section 2.2 hereof shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.
2.4.4The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable internationally recognized investment banks).
2.4.5A Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period.
Article III.
COMPANY PROCEDURES
Section 3.1General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:
3.1.1prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have ceased to be Registrable Securities;
3.1.2prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder or Holders that together with its or their respective affiliates hold at least one (1%) percent of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable
F-10

Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus and either (i) any underwriter overallotment option has terminated by its terms or (ii) the underwriters have advised the Company that they will not exercise such option or any remaining portion thereof;
3.1.3prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
3.1.4prior to any public offering of Registrable Securities (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be reasonably necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;
3.1.6provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);
3.1.9notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;
3.1.10permit a representative of any Holder, the Underwriters, if any, and any attorney or accountant retained by such Holder(s) or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with
F-11

the Registration; provided, however, that such representatives or Underwriters agree to confidentiality arrangements reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
3.1.11obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering or Other Coordinated Offering that is registered pursuant to a Registration Statement, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter or other similar type of sales agent or placement agent may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.12on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.13in the event of any Underwritten Offering or Other Coordinated Offering that is registered pursuant to a Registration Statement, enter into and perform its obligations under an underwriting agreement, sales agreement or placement agreement, in usual and customary form, with the managing Underwriter, sales agent or placement agent of such offering;
3.1.14make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect), and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;
3.1.15if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $[50 million] with respect to an Underwritten Offering pursuant to Section 2.1.4, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and
3.1.16otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.
Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or Other Coordinated Offering that is registered pursuant to a Registration Statement.
Section 3.2Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.
Section 3.3Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not timely provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering or Other Coordinated Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any arrangements approved by the Company and (ii) timely completes and
F-12

executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.
Section 3.4Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.
3.4.1Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.
3.4.2If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, cause serious and irreparable harm to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities, provided, however, that the Company shall not exercise its rights under this Section 3.4.2 on more than three (3) occasions or for more than sixty (60) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve (12) month period.
3.4.3(a) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.
Section 3.5Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Section 4(a)(1) of the Securities Act or Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
F-13

Article IV.
REGISTRATION RIGHTS INDEMNIFICATION AND CONTRIBUTION
Section 4.1Registration Rights Indemnification.
4.1.1The Company agrees to indemnify and hold harmless, to the extent permitted by law, each Holder of Registrable Securities, and each of such Holder’s officers, directors, trustees, employees, partners, managers, members, equityholders, beneficiaries, affiliates and agents and each Person, if any, who controls such Holder, within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including without limitation outside attorneys’ fees reasonably incurred) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made.
4.1.2In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information with respect to such Holder as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify and hold harmless the Company, its directors, officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and documented out-of-pocket expenses reasonably incurred (including without limitation documented outside attorneys’ fees reasonably incurred) arising out of or resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue or alleged untrue statement or omission or alleged omission is contained in any information so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.
4.1.3Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) and which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably
F-14

requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any Person who was not guilty of such fraudulent misrepresentation.
Article V.
RESERVED.
Article VI.
ADDITIONAL AGREEMENTS
Section 6.1Indemnification; Exculpation.
6.1.1As an inducement for the Sponsor to enter into this Agreement, subject in each case to restrictions under applicable Law, the Company will, indemnify, exonerate and hold (x) the Sponsor and (y) each of its managers, directors, officers, fiduciaries, managers, controlling Persons, employees, representatives and agents and each of the members, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Sponsor Indemnitees”) free and harmless from and against any and all liabilities, losses, damages and out-of-pocket costs and expenses in connection therewith (including reasonable attorneys’ fees and expenses) (collectively, “Liabilities”) incurred by the Sponsor Indemnitees or any of them before the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any Action arising directly or indirectly out of, or in any way relating to, Sponsor’s control or management of the Company on or prior to the date of this Agreement, the business of the Company on or prior to the date of this Agreement, services provided by the Sponsor to the Company prior to the date of this Agreement, the Merger Agreement, the Transaction Agreements (as defined in the Merger Agreement) and the transactions and related filings contemplated by the Merger Agreement and the Transaction Agreements (other than, in each and every case, any Liabilities (x) to the extent arise out of any breach by any Sponsor Indemnitee of the Merger Agreement, any Transaction Agreement (as defined in the Merger Agreement) or any written agreement between such Sponsor Indemnitee, on the one hand, and the Company, on the other hand (in each case, to the extent any Sponsor Indemnitee is a party thereto) or, subject to applicable Law, the breach by any Sponsor Indemnitee of any fiduciary or other duty or obligation of any Sponsor Indemnitee to its direct or indirect equityholders, creditors or affiliates, (y) to the extent such Liabilities are directly caused by any Sponsor Indemnitee’s gross negligence, bad faith or willful misconduct, or (z) to the extent such Liabilities arise out of any Sponsor Indemnitee’s breach of applicable Law (collectively, “Excluded Liabilities”); provided, however, that if and to the extent that the foregoing indemnity undertaking in respect of Indemnified Liabilities may be unavailable or unenforceable for any reason, the Company will make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is payable pursuant to this Section 6.1.1 to the extent
F-15

permissible under applicable Law. For the purposes of this Section 6.1, none of the circumstances described in the limitations contained in the proviso in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Sponsor Indemnitee as to any previously advanced indemnity payments made by the Company, then such payments shall be promptly repaid by such Sponsor Indemnitee to the Company. Notwithstanding anything herein or otherwise to the contrary (a) for the avoidance of doubt, in no event shall Indemnified Liabilities include any Excluded Liabilities, and (b) in no event shall the Company or any of its affiliates be responsible for, and no Indemnified Liabilities will include, any special, indirect, incidental, consequential or punitive damages; provided that nothing in this clause (b) shall limit the indemnity and contribution obligations of the Company otherwise existing to the extent such special, indirect, incidental, consequential or punitive damages are actually payable to any third party (unaffiliated with any Sponsor Indemnitee). The rights of any Sponsor Indemnitee to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument to which such Sponsor Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under Law or under the Organizational Documents of the Company or its Subsidiaries, provided, however, that (x) each Sponsor Indemnitee shall use commercially reasonable efforts to mitigate the Indemnified Liabilities, including by using commercially reasonable efforts to pursue all applicable rights of recovery or contribution available to each Sponsor Indemnitee from third parties (excluding Indemnitee-Related Entities (as defined below)) and making applicable claims under all available insurance policies and using commercially reasonable efforts to pursue such claims; and (y) any amount actually received by any Sponsor Indemnitee from any such other source (including the insurance policy) with respect to the Indemnified Liabilities shall be subject to the provisions of Section 6.1.7. Each party hereto agree that each of the Sponsor Indemnitees shall be third-party beneficiaries with respect to this Section 6.1, entitled to enforce this Section 6.1 as though each such Sponsor Indemnitee was a party to this Agreement.
6.1.2If any Action shall be brought or asserted against any Sponsor Indemnitee in respect of which indemnification may be sought pursuant to this Section 6.1, such Sponsor Indemnitee shall promptly notify the Company in writing; provided, that the failure to notify the Company shall not relieve the Company from any liability that the Company may have under this Section 6.1 except to the extent that it has been materially prejudiced (through the loss (in whole or in part) or impairment of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Company shall not relieve it from any liability that it may have to a Sponsor Indemnitee otherwise than under the preceding paragraphs of this Section 6.1. If any such Action shall be brought or asserted against a Sponsor Indemnitee, the Company shall be entitled to participate therein and, absent the existence of an actual conflict of interests (at the reasonable advice of outside counsel to the Sponsor Indemnitee) between the Company and such Sponsor Indemnitee, to the extent that it shall wish, to assume the defense thereof (by providing notice of such election within thirty (30) days of receipt of notice of such Action from such Sponsor Indemnitee), with counsel reasonably satisfactory to the Sponsor Indemnitee and shall pay the reasonable fees and expenses of such counsel related to such Action, as incurred. After notice from the Company to a Sponsor Indemnitee of its election to assume the defense thereof, except as set forth in Section 6.1.3, the Company shall not be liable to such Sponsor Indemnitee under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Sponsor Indemnitee, in connection with the defense thereof other than reasonable costs of investigation. Each Sponsor Indemnitee shall reasonably cooperate with the Company and its representatives and advisors and shall give the Company and its representatives and advisors commercially reasonable access to all information, documents and files within such Sponsor Indemnitee’s custody and control, and to relevant witnesses with respect to any claim that in respect of which indemnification may be sought pursuant to this Section 6.1, in each case, solely to the extent reasonable and necessary to defend any such Action; provided, that the parties hereto shall use commercially reasonable efforts to avoid the production of any information provided pursuant to this Section 6.1 (consistent with applicable Law), and to cause all communications among employees, counsel and others representing either party to any such Action to be made so as to preserve any applicable attorney-client or work-product privileges.
6.1.3In any such Action, any Sponsor Indemnitee shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Sponsor Indemnitee unless (i) the Company and the Sponsor Indemnitee shall have mutually agreed to the contrary; (ii) the Company has failed within a reasonable time to retain counsel reasonably satisfactory to the Sponsor Indemnitee; or (iii) there are actual
F-16

conflicts of interests (at the reasonable advice of outside counsel to the Sponsor Indemnitee) between the Sponsor Indemnitee and the Company or (y) there are one or more different defenses that conflict with respect to such Action that would otherwise not be available to the Company or the Sponsor Indemnitee. It is understood and agreed that the Company shall not, in connection with any Action or related Action in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (in addition to any local counsel which shall be limited to one firm in each jurisdiction) for all Sponsor Indemnitees, and that all such reasonable fees and expenses shall be paid or reimbursed as they are incurred upon receipt from the Sponsor Indemnitee of a written request for payment thereof accompanied by a written statement with reasonable, non-privileged supporting detail of such fees and expenses. The Company or its Subsidiaries, in the defense of any Action for which a Sponsor Indemnitee would be entitled to indemnification under the terms of this Section 6.1, shall not, without the consent of such Sponsor Indemnitee, such consent not to be unreasonably conditioned, withheld or delayed, enter into any settlement unless it (a) includes as a term thereof the giving by the claimant or plaintiff or class therein to such Sponsor Indemnitee of an unconditional release from all liability with respect to such Action, (b) does not impose any non-monetary limitations (equitable or otherwise) on such Sponsor Indemnitee, and (c) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Sponsor Indemnitee, and provided, that the monetary consideration for such settlement will be paid in full by the Company or its Subsidiaries.
6.1.4The Company acknowledges and agrees that the Company shall be fully and primarily responsible for the payment to any Sponsor Indemnitee in respect of Indemnified Liabilities in connection with any Jointly Indemnifiable Claims (as defined below), pursuant to and in accordance with (as applicable) the terms of, (i) the Laws of the jurisdiction of incorporation of the Company, (ii) any director indemnification agreement, (iii) this Agreement, any other agreement between the Company or any of its Subsidiaries and such Sponsor Indemnitee pursuant to which such Sponsor Indemnitee is indemnified, (iv) the Laws of the jurisdiction of incorporation or organization of any Subsidiary of the Company and/or (v) the Organizational Documents of the Company’s Subsidiaries ((i) through (v) collectively, the “Indemnification Sources”), irrespective of any right of recovery such Sponsor Indemnitee (or its affiliates) may have from any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company, any of its Subsidiaries or the insurer under and pursuant to any insurance policy of the Company or any of its Subsidiaries) from whom such Sponsor Indemnitee may be entitled to indemnification with respect to which, in whole or in part, the Company or any of its Subsidiaries may also have an indemnification obligation (collectively, the “Indemnitee-Related Entities”). Under no circumstance, except in connection or as related to Excluded Claims, shall the Company or any of its Subsidiaries be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery any Sponsor Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of such Sponsor Indemnitee or the obligations of the Company or any of its Subsidiaries under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to any Sponsor Indemnitee in respect of indemnification with respect to any Jointly Indemnifiable Claim as a result of the Company’s failure to comply with its obligations under this Article VI, the Company shall reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity; provided that the Company shall be obligated to reimburse any Indemnitee-Related Entity pursuant to Section 6.1.4 only if, when and to the extent, (i) the Company is required pursuant to one or more Indemnification Sources to make a payment to any Sponsor Indemnitee with respect to a Jointly Indemnifiable Claim pursuant to this Article VI, (ii) the Company has not made such payment to such Sponsor Indemnitee, and (iii) the Indemnitee-Related Entity has made such payment to or on behalf of such Sponsor Indemnitee. For purposes of this Section 6.1.4, the term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any Indemnified Liabilities for which any Sponsor Indemnitee shall be entitled to indemnification from both (1) the Company and/or any of its Subsidiaries pursuant to the Indemnification Sources, on the one hand, and (2) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and such Sponsor Indemnitee (or its affiliates) pursuant to which such Sponsor Indemnitee is indemnified, the Laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity and/or the Organizational Documents of any Indemnitee-Related Entity, on the other hand.
6.1.5In no event shall any Sponsor Indemnitee be liable to the Company or any of its Subsidiaries for any act, alleged act, omission or alleged omission that does not constitute a breach of applicable
F-17

Law, gross negligence, bad faith or willful misconduct of such Sponsor Indemnitee as determined by a final, nonappealable determination of a court of competent jurisdiction.
6.1.6Notwithstanding anything to the contrary contained in this Investor Rights Agreement, for purposes of this Section 6.1, the term Sponsor Indemnitees shall not include any Sponsor or its any of its partners, equityholders, members, affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents or any of the partners, equityholders, members, affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of any of the foregoing who, in each case, is an officer or director of the Company or any of its subsidiaries in such capacity as officer or director. Such officers and directors are or will be subject to separate indemnification in such capacity through this Agreement and/or the Organizational Documents and other agreements and instruments of the Company and its Subsidiaries.
6.1.7The rights of any Sponsor Indemnitee to indemnification pursuant to this Section 6.1 will be in addition to any other rights any such Person may have under any other section of this Agreement or any other agreement or instrument to which such Sponsor Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under Law or under the Organizational Documents of the Company and its Subsidiaries. Notwithstanding the foregoing provisions of this Article VI, all payments to be made by the Company and its Subsidiaries pursuant to the foregoing provisions of this Article VI shall be limited to the amount of any Indemnified Liabilities that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Sponsor Indemnitee from any third parties (other than the Company and its Subsidiaries) in respect of any such Action, net of any out-of-pocket costs and expenses of recovery and the amount of any deductibles or retentions. If any Sponsor Indemnitee receives any payment from the Company or its Subsidiaries in respect of any Indemnified Liability and the Sponsor Indemnitee recovers from a third party insurance proceeds or any other amount in respect of the underlying claim or demand asserted pursuant to this Article VI against the Company or such Subsidiary, such Sponsor Indemnitee shall, as soon as reasonably practicable, pay over to the Company or such Subsidiary such insurance proceeds or other amount so recovered (after deducting therefrom the amount of reasonable and documented out-of-pocket costs and expenses incurred by it in procuring such recovery, and the amount of any deductibles or retentions,), but not in excess of the sum of any amount previously paid by the Company and its Subsidiaries to or on behalf of the Sponsor Indemnitee in respect of such claim.
6.1.8Notwithstanding anything herein to the contrary, to the extent that the Company is unable to fulfill its obligations, in whole or in part, under this Section 6.1 as a result of applicable Law, then the Company shall cause its applicable Subsidiaries who are not similarly constrained or restricted by applicable Law to fulfill such obligations of behalf of the Company under this Section 6.1.
Article VII.
MISCELLANEOUS
Section 7.1Notices. All notices, requests, claims, demands and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
(a)If to the Company to:
Innovid Corp.
30 Irving Place, 12th floor
New York, NY 10003
Attention: Nabilah Irshad
Email: nabilah@innovid.com
F-18

with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10020
Attention: Eyal Orgad and Michael Vardanian
Email: Eyal.Orgad@lw.com; Michael.Vardanian@lw.com
(b)If to Sponsor:
ION Holdings 2, LP
89 Medinat Hayehudim Street
Herzliya 4676672, Israel
Attention: Anthony Reich
Email: anthony@ion-am.com
with a copy (which shall not constitute notice) to:
White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Attn: Colin Diamond, Robert Chung and Jason Rocha
E-mail: cdiamond@whitecase.com, robert.chung@whitecase.com, jason.rocha@whitecase.com
(c)If to a SPAC Holder, to the address or contact information as set forth in the Company’s books and records.
(d)If to an Innovid Equityholder, to the address or contact information as set forth in the Company’s books and records.
Section 7.2Assignment; No Third Party Beneficiaries.
7.2.1This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
7.2.2A Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to any Person to whom it transfers Registrable Securities; provided that such Registrable Securities remain Registrable Securities following such transfer and such Person agrees to become bound by the terms and provisions of this Agreement.
7.2.3No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 7.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by the Addendum Agreement set forth in Exhibit A).
7.2.4Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 7.2 shall be null and void, ab initio.
7.2.5This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 7.2 hereof.
Section 7.3Captions; Counterparts. The headings, subheadings and captions contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement and any amendment hereto may be executed in one or more counterparts, each of
F-19

which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any amendment hereto by electronic means, including docusign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any amendment hereto.
Section 7.4Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.
Section 7.5Jurisdiction; Waiver of Jury Trial.
7.5.1Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court located within the State of Delaware), for the purposes of any Action, claim, demand, action or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action, claim, demand, action or cause of action against such party (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement, (A) any claim that such party is not personally subject to the jurisdiction of the courts as described in this Section 7.5 for any reason, (B) that such party or such party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action, claim, demand, action or cause of action in any such court is brought against such party in an inconvenient forum, (y) the venue of such Action, claim, demand, action or cause of action against such party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 7.5 shall be effective service of process for any such Action, claim, demand, action or cause of action.
7.5.2THE PARTIES HERETO EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.5.
Section 7.6Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and
F-20

conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that in the event any such waiver, amendment or modification (including with respect to any defined term as used therein, whether or not such defined term is defined therein) would be adverse in any material respect to the material rights or obligations hereunder of a Holder of at least five (5.0%) percent of the Registrable Securities, the written consent of such Holder will also be required; provided further that in the event any such waiver, amendment or modification (including with respect to any defined term as used therein, whether or not such defined term is defined therein) would be disproportionate and adverse in any material respect to the material rights or obligations hereunder of a Holder, the written consent of such Holder will also be required; provided further that and amendment or modification to, or waiver of, Article VI (including with respect to any defined term as used therein, whether or not such defined term is defined therein) that adversely affects any right granted to the Sponsor shall require the prior written consent of the Sponsor. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
Section 7.7Termination of Existing Registration Rights. The registration rights granted under this Agreement shall supersede any registration, qualification or similar rights of the Holders with respect to any shares or securities of ION or the Company granted under any other agreement, including, but not limited to, the Prior ION Agreement, the Prior Innovid Agreement, and any of such preexisting registration, qualification or similar rights and such agreements shall be terminated and of no further force and effect.
Section 7.8Term. This Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Sections 3.5, 7.1, 7.4, 7.5, 7.8, 7.10, 7.11, and Article V and Article VI shall survive any termination. In the event the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force and effect.
Section 7.9Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.
Section 7.10Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.
Section 7.11Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, including without limitation the Prior Innovid Agreement and the Prior ION Agreement.
[Remainder of the page intentionally left blank]
F-21

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first written above.

COMPANY:

[INNOVID CORP.]

By:
Name:	[●]
Title:	[●]

HOLDERS:

ION HOLDINGS 2, LP
By its General Partner, ION ACQUISITION CORP 2 LTD.

By:
Name:	[●]
Title:	[●]

Name:	Jonathan Kolber

Name:	Gilad Shany

Name:	Avrom Gilbert

Name:	Anthony Reich

Name:	Gabriel Seligsohn

Name:	Rinat Gazit

Name:	Lior Shemesh

Signature Page to Investor Rights Agreement
F-22

NEWSPRING GROWTH CAPITAL III-A, L.P.

By:

Name:	[●]
Title:	[●]

SPECIAL SITUATIONS INVESTING GROUP II, LLC

By:

Name:	[●]
Title:	[●]

AMOS AND DAUGHTERS INVESTMENTS AND PROPERTIES LTD.

By:

Name:	[●]
Title:	[●]

CERCA PARTNERS L.P.

By:

Name:	[●]
Title:	[●]

CISCO SYSTEMS INC.

By:

Name:	[●]
Title:	[●]

GENESIS PARTNERS III L.P.

By:

Name:	[●]
Title:	[●]

Signature Page to Investor Rights Agreement
F-23

IBEX ISRAEL FUND LLLP

By:

Name:	[●]
Title:	[●]

LAUDERDALE GMBH & CO.KG

By:

Name:	[●]
Title:	[●]

SEQUOIA CAPITAL ISRAEL IV HOLDINGS L.P.

By:

Name:	[●]
Title:	[●]

VINTAGE CO-INVESTMENT FUND I (CAYMAN) L.P.

By:

Name:	[●]
Title:	[●]

VINTAGE CO-INVESTMENT FUND I (ISRAEL) L.P.

By:

Name:	[●]
Title:	[●]

ZOHAR GILON LTD.

By:

Name:	[●]
Title:	[●]
Signature Page to Investor Rights Agreement
F-24

MR. ZVIKA NETTER

Mr. TAL CHALOZIN

Signature Page to Investor Rights Agreement
F-25

Schedule A
SPAC Holders

Name
ION Holdings 2, LP
Jonathan Kolber
Gilad Shany
Avrom Gilbert
Anthony Reich
Gabriel Seligsohn
Rinat Gazit
Lior Shemesh
F-26

Schedule B
Innovid Equityholder

Name
NewSpring Growth Capital III-A, L.P.
Special Situations Investing Group II. LLC
Amos and Daughters Investments and Properties Ltd.
Cerca Partners L.P.
Cisco Systems Inc.
Genesis Partners III L.P.
Ibex Israel Fund LLLP
Lauderdale GMBH & CO.KG
Sequoia Capital Israel IV Holdings L.P.
Vintage Co-Investment Fund I (Cayman) L.P.
Vintage Co-Investment Fund I (Israel) L.P.
Zohar Gilon Ltd.
Mr. Zvika Netter
Mr. Tal Chalozin
F-27

EXHIBIT A
Addendum Agreement
This Addendum Agreement (“Addendum Agreement”) is executed on [   ], 20[   ], by the undersigned (the “New Holder”) pursuant to the terms of that certain Investor Rights Agreement dated as of [   ], 2021 (the “Agreement”), by and among the Company and the other parties thereto, as such Agreement may be amended, supplemented or otherwise modified from time to time. Capitalized terms used but not defined in this Addendum Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Addendum Agreement, the New Holder agrees as follows:
1.Acknowledgment. New Holder acknowledges that New Holder is acquiring certain Company Common Stock of the Company (the “Shares”) as a transferee of such Shares from a party in such party’s capacity as a holder of Registrable Securities under the Agreement, and after such transfer, New Holder shall be considered an “Investor” and a holder of Registrable Securities for all purposes under the Agreement.
2.Agreement. New Holder hereby (a) agrees that the Shares shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if the New Holder were originally a party thereto.
3.Notice. Any notice required or permitted by the Agreement shall be given to New Holder at the address or facsimile number listed below New Holder’s signature below.

NEW HOLDER:	ACCEPTED AND AGREED
[Innovid Corp.]

Print Name:	Print Name:

By:	By:
Exhibit A to Registration Rights Agreement
F-28

FINAL FORM

[Date]
ION Acquisition Corp 2 Ltd.
89 Medinat Hayehudim Street
Herzliya 4676672, Israel

Innovid, Inc.
30 Irving Place, 12th floor
New York, NY 10003
Attention: Nabilah Irshad
Email: nabilah@innovid.com
Re:    Sponsor Support Agreement
Ladies and Gentlemen:
This letter agreement (this “Sponsor Support Agreement”) is being delivered to ION Acquisition Corp 2 Ltd., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement)) (together with its successor, “Acquiror”), and Innovid, Inc., a Delaware corporation (the “Company”), in connection with that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Acquiror, the Company, and the other parties thereto (the “Merger Agreement”) and the transactions contemplated thereby or relating thereto (including the PIPE Investment, the “Business Combination”) and hereby amends and restates that certain letter, dated February 10, 2021, from ION Holdings 2, LP, a Cayman Islands exempted limited partnership (the “Sponsor”), and the undersigned individuals, each of whom is a member of Acquiror’s board of directors (the “Acquiror Board”) or management team (each, an “Insider” and collectively, the “Insiders”), to Acquiror (the “Prior Letter Agreement”), except as expressly incorporated herein under Section 21. Certain capitalized terms used herein are defined in Section 8 hereof. Capitalized terms used but not otherwise defined herein have the respective meanings ascribed to such terms in the Merger Agreement.
The Sponsor and each Insider hereby acknowledges and agrees that, as of the date hereof, except as expressly incorporated herein under Section 21, the Prior Letter Agreement is hereby terminated and is of no further force or effect without any further liability thereunder.
Unless the context of this Sponsor Support Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Sponsor Support Agreement, (iv) the terms “Section” and “Schedule” refer to the specified Section or Schedule of or to this Sponsor Support Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and have the meaning represented by the term “and/or”, and (vii) the phrase “to the extent” means the degree to which a subject matter or other thing extends, and such phrase shall not mean simply “if”.
In order to induce the Company and Acquiror to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and each Insider hereby agree with Acquiror and, at all times prior to the valid termination of this Sponsor Support Agreement, the Company as follows:
1.The Sponsor and each Insider irrevocably agrees, severally and not jointly, that it, he or she shall, at any meeting of the shareholders of Acquiror (whether annual or special, however called and including any

2
adjournment or postponement thereof) or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought:
a.vote all Acquiror Class A Shares, Founder Shares and any other Equity Securities of Acquiror owned by it, him or her (all such shares, the “Covered Shares”) in favor of the Business Combination and each other proposal related to the Business Combination included on the agenda for Acquiror Shareholders’ Meeting (including all Acquiror Shareholder Matters);
b.appear at such meeting or otherwise cause such Covered Shares to be counted as present thereat for the purpose of establishing a quorum;
c.vote (or execute and return an action by written consent), or cause to be voted, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any SPAC Alternative Transaction or any other action that would reasonably be expected to materially frustrate the purposes of or impede, interfere with, delay, postpone or adversely affect the Mergers or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of Acquiror or Merger Sub under the Merger Agreement, the Subscription Agreements or any other agreement entered into in connection with the Business Combination or result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled, result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor or the Insiders contained in this Sponsor Support Agreement or change in any manner the dividend policy or capitalization of, including the voting rights of, any class of Equity Securities;
d.vote (or execute and return an action by written consent), or cause to be voted, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against any change in business, management or board of directors of Acquiror or any recapitalization, reorganization, liquidation or winding up of Acquiror (other than in connection with the Business Combination as contemplated by the Transaction Agreements); and
e.not redeem, or seek to redeem, any Covered Shares owned by it, him or her in connection with the Required Acquiror Shareholder Approval or otherwise.
From and after the date hereof until the valid termination of this Sponsor Support Agreement in accordance with its terms, each of Sponsor and the Insiders shall not, without the prior written consent of the Company, grant any proxy, consent or power of attorney, or enter into any voting trust or other agreement or arrangement, in each case with respect to the voting of any Covered Shares and with respect to any vote on the approval and adoption of the Merger Agreement or any other matters set forth in this Section 1 that is inconsistent with, or would interfere with, or prohibit or prevent such Person from satisfying, such Person’s obligations under this Sponsor Support Agreement.
The obligations of the Sponsor and each Insider specified in this Section 1 shall apply whether or not the Mergers or any action described above is recommended by the Acquiror Board or if the Acquiror Board has changed, withdrawn, withheld, amended, qualified or modified, or (privately or publicly) proposed to change, withdraw, withhold, amend, qualify or modify the Acquiror Board Recommendation; provided that nothing herein shall amend, limit or otherwise modify any right or obligation contained in the Merger Agreement (including Section 7.10 thereof).
Prior to any valid termination of the Merger Agreement in accordance with its terms, the Sponsor and each Insider shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Business Combination, the PIPE Investment and the other transactions contemplated by the Merger Agreement, the Subscription Agreements or any other Transaction Agreement, in each case on the terms and subject to the conditions set forth therein.
2.The Sponsor and each Insider hereby agree and acknowledge that prior to any valid termination of this Sponsor Support Agreement, the Company would be irreparably injured in the event of a breach by the

3
Sponsor or any Insider of its, his or her obligations under Section 1 or Section 3, as applicable, of this Sponsor Support Agreement. Further, monetary damages would not be an adequate remedy for any breach described in the foregoing sentence and the non-breaching parties shall be entitled to an injunction, specific performance or other equitable relief, in addition to any other remedy that such parties may have in law or in equity, in the event of any such breach (without providing any bond or other security in connection with any such remedy). The Sponsor and each Insider hereby agree that it, he or she will not allege, and hereby waive the defense, that Acquiror or the Company, as applicable, has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.
3.Transfers.
a.No Sponsor or Insider, as applicable, shall Transfer any Founder Shares, Private Placement Warrants (or Acquiror Class A Shares issued or issuable upon the exercise of any Private Placement Warrants) or other Equity Securities of Acquiror Beneficially Owned or held by it, him or her until the earlier of (i) without limiting Section 3(b), the consummation of the Closing (the “Effective Time”) or (ii) the valid termination of this Sponsor Support Agreement in accordance with its terms; provided, however, that such Transfer shall be permitted (x) as required or expressly contemplated by the Merger Agreement or any other Transaction Agreements, or (y) in accordance with Section 3(c).
b.In the event the Business Combination is consummated, none of the Sponsor and each Insider shall Transfer any Equity Securities of Acquiror Beneficially Owned or held by it, him or her immediately following the Effective Time until:
i)with respect to Private Placement Warrants (or Acquiror Class A Shares or shares of Domesticated Acquiror Common Stock, as applicable, issued or issuable upon the exercise or conversion of such Private Placement Warrants): 30 days after the Closing Date; and
ii)with respect to Founder Shares and other Equity Securities (other than those covered by clause (i) above): the earlier of (i) the one year anniversary of the Closing Date, (ii) the date when the volume-weighted average price of shares of Domesticated Acquiror Common Stock on NYSE (or other exchange on which shares of Domesticated Acquiror Common Stock are then listed) exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, or (iii) the date on which Acquiror completes a liquidation, merger, share exchange or other similar transaction that results in all of Acquiror’s shareholders having the right to exchange their shares of Domesticated Acquiror Common Stock for cash, securities or other property (the date contemplated by this Section 3(b)(ii), the “Lock-Up Termination Date”).
c.Notwithstanding the provisions set forth in Section 3(a) or Section 3(b), Transfers of the Founder Shares, Private Placement Warrants (or Acquiror Class A Shares or shares of Domesticated Acquiror Common Stock, as applicable, issued or issuable upon the exercise or conversion of such Private Placement Warrants) or other Equity Securities of Acquiror that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this Section 3(c)), are permitted (i) to Sponsor’s officers or directors, any Affiliate or any family member of any of Sponsor’s officers or directors, any members or partners of the Sponsor or their respective Affiliates, any Affiliates of the Sponsor (including, for the avoidance of doubt, to the general partner of the Sponsor) or any employees of such Affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by virtue of such Sponsor’s organizational documents upon dissolution of Sponsor; (vi) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (v) above; (vii) in the event of the Acquiror’s liquidation, merger, share exchange or other similar transaction that results in all of

4
Acquiror’s shareholders having the right to exchange their shares of Domesticated Acquiror Common Stock for cash, securities or other property subsequent to the Closing Date; or (viii) to Acquiror, the Company or the Sponsor; provided, however, that in each case of clauses (i) through (vi), these permitted transferees must, at the time of and as a condition to such Transfer , enter into a written joinder to this Sponsor Support Agreement agreeing to be bound by this Sponsor Support Agreement (including provisions relating to voting, the Trust Account, transfer restrictions, and liquidating distributions).
4.Sponsor and each Insider hereby agree that, during the period commencing on the date hereof and ending upon the valid termination of this Sponsor Support Agreement in accordance with its terms, Sponsor and each Insider, without the prior written consent of the Company:
a.shall not enter into, amend, supplement or otherwise modify any Contract between or among Sponsor or such Insider, anyone related by blood, marriage or adoption to such Insider or any Affiliate of such Person (other than Acquiror and its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand; and
b.shall not and shall instruct and use reasonable best efforts to cause their respective Representatives acting on their behalf not to, directly or indirectly, solicit or initiate, engage in or enter into discussions, negotiations or transactions with, or knowingly encourage, or provide any information to, any Person (other than the Company and its Representatives) or enter into or deliver any agreement (including confidentiality agreement, letter of intent, term sheet, indication of interest, indicative proposal or other agreement or instrument), in each case concerning any SPAC Alternative Transaction; provided, that, the execution, delivery and performance of the Merger Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 4(b) or Section 8.03(b) of the Merger Agreement; and provided, further that, the Sponsor and each Insider shall as promptly as practicable advise the Company of any inquiry or proposal regarding a SPAC Alternative Transaction it or its Representatives may receive following the date hereof (including the terms related thereto) and shall immediately discontinue any and all discussions or negotiations relating to any SPAC Alternative Transaction.
5.Solely in connection with and only for the purpose of the Mergers, Sponsor and each Insider hereby irrevocably and unconditionally waive and agree not to assert, claim or perfect any rights to adjustment or other anti-dilution protection in excess of the Domesticated Acquiror Common Stock issuable at the Initial Conversion Ratio (as defined in Section 17.3 of the Articles of Association of Acquiror) upon conversion of the Founder Shares held by him, her or it pursuant to Section 17.3 of the Articles of Association or any other anti-dilution protections or other adjustment or similar protection that may arise in connection with the issuance of Equity Securities of Acquiror (including in connection with the Domestication, the PIPE Investment or the Mergers) and as a result, the Founder Shares shall convert into shares of Domesticated Acquiror Common Stock (or such equivalent security) at the Closing on a one-for-one basis.
6.Sponsor and each Insider hereby represent and covenant, severally and not jointly, that Sponsor and such Insider has not entered into, and, prior to the valid termination of this Sponsor Support Agreement in accordance with its terms, shall not enter into, any Contract that could restrict, limit or interfere with the performance of Sponsor’s or such Insider’s obligations hereunder.
7.The Sponsor and Insiders’ ownership of Equity Securities of Acquiror as of the date hereof is set forth on Schedule A hereto. As of the date of this Sponsor Support Agreement, neither Sponsor nor any Insider nor any of their respective Affiliates (i) Beneficially Own any Equity Securities of Acquiror except as set forth on Schedule A or (ii) has made any loans, or otherwise provided any funding, to Acquiror except as expressly set forth on Schedule A.
8.As used herein, (i) “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act; (ii) “Founder Shares” means (a) prior to the Domestication, the Acquiror Class B Shares (and the Acquiror Class A Shares issuable upon conversion of such shares), and (b) after the

5
Domestication, the shares of Domesticated Acquiror Common Stock issued upon conversion of the Founder Shares in connection with the Domestication; (iii) “Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or interest in, any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); and (iv) “Private Placement Warrants” means (a) prior to the Domestication, the Acquiror Warrants to purchase up to 7,060,000 Acquiror Class A Shares that the Sponsor purchased for an aggregate purchase price $7,060,000 or $1.00 per Private Placement Warrant, in a private placement that occurred simultaneously with the consummation of Acquiror’s initial public offering, and (b) following the Domestication, the Domesticated Acquiror Warrants issued upon conversion of such Private Placement Warrants in connection with the Domestication.
9.This Sponsor Support Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsor and each Insider. This Sponsor Support Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by Acquiror, the Company, Sponsor and the Insiders.
10.No party hereto may assign either this Sponsor Support Agreement or any of its rights, interests or obligations hereunder, other than in conjunction with Transfers expressly permitted by Section 3 (and subject to the terms thereof), without the prior written consent of the Company and Sponsor. Any purported assignment in violation of this Section 10 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee or transferee. This Sponsor Support Agreement shall be binding on the Sponsor, each Insider, Acquiror and the Company and their respective successors, heirs and permitted assigns or transferees.
11.Nothing in this Sponsor Support Agreement shall be construed to confer upon, or give to, any Person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Support Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Support Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and permitted assigns or transferees.
12.This Sponsor Support Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
13.This Sponsor Support Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Support Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Support Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
14.This Sponsor Support Agreement, and all Actions or causes of action based upon, arising out of, or related to this Sponsor Support Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of

6
conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Sponsor Support Agreement or the transactions contemplated hereby shall be brought in the Delaware Court of Chancery, and if the Delaware Court of Chancery does not have or take jurisdiction over such Action, any other federal or state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Support Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 14. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR SUPPORT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
15.Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Support Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.02 of the Merger Agreement to the applicable party at its principal place of business or if to any Insider, to the address of the Sponsor.
16.This Sponsor Support Agreement shall terminate upon the earlier to occur of (i) the Closing (other than Section 3(b), which shall remain in full force and effect), (ii) the valid termination of the Merger Agreement in accordance with its terms, or (iii) the mutual agreement of the parties hereto. In the event of a valid termination of the Merger Agreement in accordance with its terms, this Sponsor Support Agreement shall be of no force and effect and the Prior Letter Agreement shall be reinstated and remain in full force and effect. No such termination or reversion shall relieve the Sponsor, each Insider or Acquiror from any liability resulting from a breach of this Sponsor Support Agreement occurring prior to such termination or reversion.
17.The Sponsor and each Insider hereby represent and warrant (severally and not jointly as to itself, himself or herself only) to Acquiror and the Company as follows: (i) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and such Person has all necessary power and authority to execute, deliver and perform this Sponsor Support Agreement and consummate the transactions contemplated hereby; (ii) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Support Agreement and to perform his or her obligations hereunder; (iii) this Sponsor Support Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Support Agreement, this Sponsor Support Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (subject to the Enforceability Exceptions); (iv) the execution and delivery of this Sponsor Support Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Founder Shares or Private Placement Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of his, her or its obligations under this Sponsor Support Agreement; (v) there are no Actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Support Agreement; (vi) except for fees described on Schedule 5.07 of the Acquiror Disclosure Schedules, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, Acquiror, any of

7
its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement or this Sponsor Support Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which Acquiror, the Company or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vii) such Person has had the opportunity to read the Merger Agreement and this Sponsor Support Agreement and has had the opportunity to consult with its tax and legal advisors; (viii) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (ix) such Person has good title to all such Founder Shares or Private Placement Warrants, and there exist no Liens or any other limitation or restriction affecting ownership (including, without limitation, any restriction on the right to sell or otherwise dispose of such Founder Shares or Private Placement Warrants (other than Transfer restrictions under the Securities Act)) affecting any such Founder Shares or Private Placement Warrants, other than pursuant to (A) this Sponsor Support Agreement, (B) the Articles of Association (prior to the Domestication) or the Acquiror Restated Charter (following the Domestication), (C) the Merger Agreement, or (D) the Registration Rights Agreement, dated as of February 10, 2021, by and among Acquiror and certain security holders (prior to the Closing) or the A&R Registration Rights Agreement (following the Closing); and (x) the Founder Shares and Private Placement Warrants identified on Schedule A are the only Equity Securities of Acquiror owned of record or Beneficially Owned by the Sponsor and the Insiders as of the date hereof, and none of such Founder Shares or Private Placement Warrants is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Private Placement Warrants, except as provided in this Sponsor Support Agreement or the Organizational Documents of Acquiror.
18.If, and as often as, (a) there are any changes in Acquiror, the Acquiror Shares, the Acquiror Warrants, the Domesticated Acquiror Common Stock, the Domesticated Acquiror Warrants or any other Equity Securities of Acquiror by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other similar means that result in Sponsor acquiring new Acquiror Shares, Acquiror Warrants, Domesticated Acquiror Common Stock, Domesticated Acquiror Warrants or any other Equity Securities of Acquiror, (b) Sponsor purchases or otherwise acquires beneficial ownership of any Acquiror Shares or Acquiror Warrants or other Equity Securities of Acquiror after the date of this Sponsor Support Agreement, or (c) Sponsor acquires the right to vote or share in the voting of any Acquiror Shares or other Equity Securities of Acquiror after the date of this Sponsor Support Agreement (such Acquiror Shares, Acquiror Warrants, Domesticated Acquiror Common Stock, the Domesticated Acquiror Warrants or any other Equity Securities of Acquiror, collectively, the “New Securities”), then, in each case, such New Securities acquired or purchased by Sponsor shall be subject to the terms of this Sponsor Support Agreement to the same extent as if they constituted Founder Shares or Private Placement Warrants (as applicable) owned by Sponsor as of the date hereof. Nothing in this Section 18 shall limit, restrict or modify any liability or other obligation of Acquiror under the Merger Agreement.
19.Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.
20.Notwithstanding any provision of this Sponsor Support Agreement to the contrary, no Insider makes any agreement or understanding in this Sponsor Support Agreement in his or her capacity as a director or officer of Acquiror (if such Insider holds such office). Nothing in this Agreement shall affect or otherwise modify the rights and obligations of any Insider in his or her capacity as a director or officer of Acquiror.
21.Section 8, Section 9, Section 10 and Section 12 of the Prior Letter Agreement are hereby incorporated by reference mutatis mutandis as if fully set forth herein.
[signature page follows]

Sincerely,

ION HOLDINGS 2, LP

By: ION Acquisition Corp GP Ltd., its general partner

By:
Name: Anthony Reich
Title: Authorized Signatory

INSIDERS

Jonathan Kolber

Gilad Shany

Avrom Gilbert

Anthony Reich

Gabriel Seligsohn

Rinat Gazit

Lior Shemesh

Acknowledged and Agreed:

ION ACQUISITION CORP 2 LTD.

By:
Name:
Title:

Acknowledged and Agreed:

INNOVID, INC.

By:
Name:
Title:

Schedule A
Sponsor Ownership of Equity Securities and Acquiror Loans

Sponsor	Founder Shares	Private Placement Warrants	Amount of Acquiror Loans
ION Holdings 2, LP	[●]	[●]	[●]
Total	[●]	[●]	[●]
Insider Ownership of Equity Securities and Acquiror Loans

Insider	Founder Shares	Private Placement Warrants	Amount of Acquiror Loans
Jonathan Kolber	[●]	[●]	[●]
Gilad Shany	[●]	[●]	[●]
Avrom Gilbert	[●]	[●]	[●]
Anthony Reich	[●]	[●]	[●]
Gabriel Seligsohn	[●]	[●]	[●]
Rinat Gazit	[●]	[●]	[●]
Lior Shemesh	[●]	[●]	[●]
Total	[●]	[●]	[●]

FINAL FORM
PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of [●], is entered into by and between the party identified as the Seller on Annex A hereto (“Seller”), and ION Acquisition Corp 2 Ltd., a Cayman Islands exempted company limited by shares (“Buyer”). Capitalized terms used but not defined herein have the meanings assigned to such terms in the Merger Agreement (as defined below).
RECITALS
WHEREAS, Innovid, Inc., a Delaware corporation (the “Company”), has entered into that certain Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among the Company, the Merger Sub 1, Merger Sub 2 and Buyer, pursuant to which, on the terms and subject to the conditions set forth therein, (i) immediately prior to the First Effective Time, Buyer will migrate to and domesticate as a Delaware corporation in accordance with the applicable Law, (ii) following the Domestication, at the First Effective Time, Merger Sub 1 will merge with and into the Company, with the Company continuing as the surviving corporation of the First Merger and becoming a wholly owned Subsidiary of Buyer, and (iii) immediately following the consummation of the First Merger, at the Second Merger Effective Time, the Surviving Corporation will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity of the Second Merger;
WHEREAS, in connection with the Mergers, and pursuant to the terms of the Merger Agreement, following the Domestication and immediately prior to the First Effective Time, Buyer has agreed to purchase the Secondary Sale Shares from one or more Company Stockholders, as determined in accordance with the Merger Agreement;
WHEREAS, Company has determined that the Secondary Sale Amount, as defined in the Merger Agreement, is greater than zero ($0).
WHEREAS, Seller is a Secondary Selling Stockholder pursuant to the Merger Agreement; and
WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the number of Secondary Sale Shares set forth opposite Seller’s name on Annex A hereto (the “Purchased Shares”) in exchange for the payment to Seller of the portion of the Secondary Sale Amount as set forth opposite Seller’s name on Annex A hereto (the “Seller Consideration”), all in accordance with the terms of this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the undertakings herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
INTERPRETIVE MATTERS
Section 1.01Construction. Sections 1.02(a), (b), (c), (d), (e), (g) and (h) of the Merger Agreement are hereby deemed incorporated by reference mutatis mutandis as if fully set forth herein.
ARTICLE II
PURCHASE AND SALE
Section 2.01Purchase and Sale.
(a)Upon the terms and subject to the conditions set forth in this Agreement, by operation of this Agreement and without further action by any Person, Seller hereby sells transfers, assigns and delivers to Buyer, and Buyer hereby purchases and acquires from Seller, the Purchased Shares, free and clear of any and all Liens (other than Liens under applicable securities Laws or the Organizational Documents of the Company), in exchange for the Seller Consideration.

Section 2.02Closing.
(a)Upon the terms and subject to the conditions set forth in this Agreement, the transactions contemplated by this Agreement shall be consummated following the Domestication and immediately prior to the First Effective Time (the “Closing”).
(b)At the Closing, Seller shall deliver to Buyer (i) the Purchased Shares (or an affidavit of loss or destruction in lieu thereof, in the form provided by the Company), (ii) an Internal Revenue Service Form W-9 or W-8 (as applicable), in the form provided by the Company, duly completed and executed by Seller, (iii) a Residency Declaration, in the form provided by the Company, duly completed and executed by Seller; or (iv) if any, a Valid Withholding Certificate.
(c)At the Closing, Buyer shall pay and deliver to an account designated by Seller to Buyer, by wire transfer of U.S. dollars in immediately available funds, the Seller Consideration.
Section 2.03Withholding Taxes.
(a)Buyer, the Surviving Corporation, the Surviving Entity, and their respective Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller such amounts as Buyer is required to deduct and withhold with respect to the making of such payment under applicable Tax Law; provided, prior to making any such deduction or withholding, Buyer shall use commercially reasonable efforts to provide Seller a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings, and shall reasonably cooperate with Seller to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. Notwithstanding the foregoing, Buyer acknowledges and agrees that Buyer shall not make any Tax deduction or withholding pursuant to Section 1445 of the Code provided the Company has delivered to Buyer the certificate described in Section 6.05 of the Merger Agreement.
(b)Notwithstanding the provisions of Section 2.03(a), if Seller (i) did not execute Residency Declaration, and (ii) did not provide a Valid Withholding Certificate, prior to the Closing, the consideration payable hereunder to Seller will be deposited with, and retained by, the Paying Agent for the benefit of Seller for a period of up to 180 days from the Closing, or an earlier date requested in writing by Seller (the “Withholding Drop Date”), and during which time unless otherwise requested by the ITA no payments shall be made to Seller and no amounts for Israeli Taxes shall be withheld from the payments deliverable pursuant to this Agreement, except as provided below and during which time Seller may provide a Residency Declaration or may obtain a Valid Withholding Certificate. In the event that no later than five (5) Business Days prior to the Withholding Drop Date Seller submits a Residency Declaration or Valid Withholding Certificate then the Paying Agent shall release the payment to Seller in full, in the case a Residency Declaration is delivered by Seller, or, in the case a Valid Withholding Certificate is delivered by Seller, act in accordance with such Valid Withholding Certificate. If Seller (A) does not provide the Paying Agent with a Residency Declaration or a Valid Withholding Certificate by no later than five (5) Business Days prior to the Withholding Drop Date, or (B) submits a written request to the Paying Agent to release his, her or its portion of the applicable payment prior to the Withholding Drop Date and fails to submit a Residency Declaration or a Valid Withholding Certificate at or before such time, then the amount of Israeli Tax to be withheld from Seller’s applicable payment shall be calculated according to the applicable withholding rate and such amount will be calculated in NIS based on the most-recent US$:NIS exchange rate known on the date the payment is actually made to Seller, which amount shall be timely delivered or caused to be delivered to the ITA by the Paying Agent, and the Paying Agent shall pay to Seller the balance of the payment due to Seller that is not so withheld. Any currency conversion commissions will be borne by the applicable payment recipient and deducted from payments to be made to such payment recipient. The Paying Agent will provide the Buyer and Seller prior to the Closing Date with an undertaking as required under Section 6.2.4.3 of the Israeli Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates).

(c)With respect to any Israeli withholding, a Tax withholding exemption certificate with respect to “services and assets” which was not issued specifically for the transaction contemplated by this Agreement shall be deemed a Valid Withholding Certificate, except for Seller who (i) is a present or former employee, or (ii) received his, her or its Purchased Shares as the result of the conversion of any convertible instrument.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Section 3.01Representations and Warranties of Seller. In connection with the transactions contemplated by this Agreement, Seller hereby represents and warrants to Buyer as follows:
(a)If Seller is not an individual, Seller has been duly organized and is validly existing in good standing (if the concept of good standing is applicable) under the laws of its jurisdiction of organization, with power and authority to enter into, deliver and perform its obligations under this Agreement. If Seller is an individual, Seller has the capacity to enter into, deliver and perform his or her obligations under this Agreement. Seller is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.
(b)If Seller is not an individual, this Agreement has been duly authorized, validly executed and delivered by Seller. If Seller is an individual, the signature on this Agreement is genuine, and Seller has legal competence and capacity to execute the same. Assuming that this Agreement constitutes the valid and binding obligation of Buyer, this Agreement is a valid and binding obligation of Seller, and is enforceable against Seller in accordance with its terms, subject to the Enforceability Exceptions. If (x) Seller is an individual, (y) Seller is married and (z) Seller’s Purchased Shares constitute community property, this Agreement has been consented to by, and constitutes the legal, valid and binding agreement of Seller’s spouse or such other Person, enforceable against such spouse or other Person in accordance with its terms, subject to the Enforceability Exceptions.
(c)The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of, or result in the breach of Seller’s Organizational Documents (if Seller is not an individual), or (ii) conflict with or result in any violation, in each case, of any provision of any Law or Governmental Order applicable to Seller, except in the case of this clause (ii) as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the legal authority or would prevent, delay or otherwise impede Seller’s timely performance of all its obligations hereunder in full (“Seller Impairment Effect”). Other than the consents, approvals, authorizations, the requirements set forth in Section 4.05 of the Merger Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Entity or other Person is required on the part of Seller with respect to the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.
(d)There has been no Action or threatened (in writing) Actions by or against Seller that, if adversely decided or resolved, has a Seller Impairment Effect. There is no Governmental Order imposed upon Seller that has, individually or in the aggregate, a Seller Impairment Effect on Seller. Seller is not a party to any settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that have a Seller Impairment Effect.
(e)Seller is the sole beneficial and record owner of the Purchased Shares and has good and valid title to, and the right to transfer to Buyer, the Purchased Shares, free and clear of all Liens (other than Liens under applicable securities Laws or the Organizational Documents of the Company). At the Closing, upon delivery of the Purchased Shares in book entry form to Buyer and payment of the Seller Consideration for such Purchased Shares, in each case in accordance with the terms of this Agreement, good and valid title to such Purchased Shares, free and clear of all Liens (other than Liens under applicable securities Laws or the Organizational Documents of the Company), will pass to Buyer. Other than pursuant to this Agreement, the Merger Agreement, the Certificate of Incorporation of the Company, and the Affiliate Agreements listed on Schedule 4.22 of the Company Disclosure Schedules, no Person has any written or oral Contract, agreement, arrangement or understanding or option for, or any right or privilege (whether by Law or Contract) in respect of the purchase or acquisition from Seller of any of the Purchased Shares.
(f)Seller (i) is capable of evaluating the value of the Purchased Shares and has made the decision to sell the Purchased Shares voluntarily and without inducement by the Company or Buyer, (ii) has made its, his or her own analysis and evaluation of the transactions contemplated hereby, and (iii) has had an opportunity to consult with legal counsel and financial experts regarding the transactions contemplated hereby. Seller acknowledges that neither Buyer nor the Company, nor any of their personnel or agents, is making or has made, and Seller has not relied on, any representations, warranties or agreements of Buyer or the Company, express or implied, in the decision to sell the Purchased Shares or enter into the transactions contemplated hereby. Seller further acknowledges that neither the Company nor Buyer is acting as a fiduciary or financial or investment advisor to Seller. Seller acknowledges that it knows that Buyer may have material, non-public information regarding Buyer, the Company or either company’s respective condition (financial and otherwise), results of operations, businesses, properties, plans and prospects (collectively, “Information”). Seller acknowledges that neither Buyer nor the Company, nor anyone on their behalf has any obligation or duty to provide information (including Information) to Seller relating to the value of the Purchased Shares, to the condition (financial or otherwise) results of operations, businesses, properties, plans or prospects of the Company or its subsidiaries, or otherwise, and that such information might be material to Seller’s decision to sell the Purchased Shares or otherwise materially adverse to Seller’s interests. Buyer conducted its own due diligence and analysis with respect to the Company, for its own account and purposes, all of which may provide it with a different knowledge and view of the prospects and potential, relative to the other parties hereto and Seller agreed to sell the Purchased Shares to Buyer for the consideration provided for herein notwithstanding any such possible knowledge differential or any potential or prospects Buyer or the Company may view for the Company, and waives any right, claim or demand that may arise as a result thereof.
(g)Seller understands, acknowledges and agrees that following the Closing Seller shall have no rights as a stockholder of the Company or otherwise, with respect to the Purchased Shares.
(h)Seller acknowledges that the sale of the Purchased Shares could have immediate or future tax consequences for Seller and confirms that any tax liability triggered as a result of the sale of the Purchased Shares and the transactions contemplated hereby shall be borne solely by Seller.
ARTICLE IV
MISCELLANEOUS
Section 4.01Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
(a)if to Seller, to such address or addresses set forth on its signature page hereto; or
(b)if to Buyer or the Company, to the respective addresses set forth in the Merger Agreement.
Section 4.02Amendment; Waiver, Etc. This Agreement may be amended or modified in whole or in part, only by an agreement in writing executed by each of the parties thereto in the same manner as this Agreement and which makes reference to this Agreement. Additionally, neither this Agreement nor any provision hereof may be amended, modified, waived or terminated, without the prior written consent of the Company. The Company is an express third-party beneficiary of this Agreement.
Section 4.03Assignment. Neither the Sellers nor Buyer shall assign this Agreement or any part hereof without the prior written consent of Buyer (in the case of assignment by any Seller) or the Sellers (in the case of assignment by Buyer). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 4.03 shall be null and void, ab initio.
Section 4.04Entire Agreement. This Agreement (together with the Annexes hereto) and the Merger Agreement contain the complete agreement between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties with respect thereto.
Section 4.05Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law.
Section 4.06Parties in Interest; Third Party Beneficiaries. Subject to Section 4.02, nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer and Seller, and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.
Section 4.07Expenses. Without limiting anything contained in the Merger Agreement, each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisors and accountants.
Section 4.08Governing Law; VENUE AND SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. This Agreement, and all Actions or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be brought in the Delaware Court of Chancery, and if the Delaware Court of Chancery does not have or take jurisdiction over such Action, any other federal or state courts located in the State of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 4.08. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 4.09Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 4.10Further Assurances. Subject to the terms and conditions provided herein, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem necessary in order to consummate the transactions contemplated by this Agreement.
Section 4.11Remedies. The parties hereto acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement. It is accordingly agreed that each of the parties hereto shall be entitled to an injunction, specific performance, or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of Buyer and Seller has executed or caused this Agreement to be executed by its duly authorized representative as of the date first set forth above.

BUYER:

ION ACQUISITION CORP 2 LTD.

By:
Name:
Title:
[Signature to Purchase and Sale Agreement]

SELLER:

[●]

By:

Address for Notices:

[●]
[●]
Attention:
Email:
[Signature to Purchase and Sale Agreement]

ANNEX A
SELLER SHARES AND CONSIDERATION

Seller	Purchased Shares	Seller Consideration
[●]	[●]	$[●]

FINAL FORM
LETTER OF TRANSMITTAL
for securities of
INNOVID, INC.
to be exchanged pursuant to the
Merger Agreement, dated as of June [___], 2021
The Exchange Agent for the First Merger is: [--]

DELIVERY INSTRUCTIONS [--] For information please email: [____] or call: [_____]
THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED. IF SECURITIES ARE REGISTERED IN MORE THAN ONE NAME, A SEPARATE LETTER OF TRANSMITTAL MUST BE SUBMITTED FOR EACH SEPARATE REGISTERED HOLDER OF SUCH SECURITIES.
BY SIGNING THIS LETTER OF TRANSMITTAL, YOU AGREE TO THE PROVISIONS CONTAINED HEREIN AND MAKE THE ACKNOWLEDGEMENTS AND REPRESENTATIONS PROVIDED HEREIN.
You are receiving this letter of transmittal (this “Letter of Transmittal”) pursuant to that certain Agreement and Plan of Merger, dated as of June [--], 2021 (the “Merger Agreement”), by and among ION Acquisition Corp 2 Ltd. (“ION”), Inspire Merger Sub 1, Inc. (“Merger Sub 1”), Inspire Merger Sub 2, LLC (“Merger Sub 2”), and Innovid, Inc. (the “Company”).
Capitalized terms used but not defined in this Letter of Transmittal shall have the meanings ascribed to such terms in the Merger Agreement. To the extent any provision of this Letter of Transmittal is inconsistent with any provision of the Merger Agreement, the applicable provisions of the Merger Agreement shall control.
You currently hold shares of one or more of the following classes and/or series of Company Capital Stock (or securities convertible into or exercisable or exchangeable for one or more of the following classes and/or series of Company Capital Stock): (a) Company Common Stock, (b) Series A Preferred Stock, par value $0.001 per share, (c) Series A-1 Preferred Stock, par value $0.001 per share, (d) Series B Preferred Stock, par value $0.001 per share, (e) Series B-1 Preferred Stock, par value $0.001 per share, (f) Series B-2 Preferred Stock, par value $0.001 per share, (g) Series C Preferred Stock, par value $0.001 per share, (h) Series D Preferred Stock, par value $0.001 per share, (i) Series E Preferred Stock, par value $0.001 per share, and (j) Series F Preferred Stock, par value $0.001 per share, of the Company (the securities referred to in clauses “(a)” through “(j),” collectively, the “Securities”).
How to Receive Your Consideration
To receive your consideration, you will need to complete the following steps:
1.Provide Registered Holder information (Form 1).
2.List the Securities being exchanged for consideration (Form 2).
3.Sign this Letter of Transmittal (Form 3).
4.Complete the enclosed Internal Revenue Services (“IRS”) Form W-9 or, if you are not a U.S. person for U.S. federal income tax purposes, the appropriate Form W-8, as applicable (Form 4).
5.Complete the enclosed Residency Declaration (Form 5), if applicable.
6.Submit a Valid Withholding Certificate, if available.

When steps 1-4, and, as applicable, steps 5 and 6 are complete, please send Form 1, Form 2, Form 3 and Form 4, and, if applicable, Form 5 and/or the Valid Withholding Certificate, and the original Company certificates representing the Securities to be surrendered in connection with the transactions contemplated by the Merger Agreement or, if applicable, an Affidavit of Lost Certificate and Indemnity Agreement to the following address:
[--]
The method of delivery is at the election and risk of the undersigned. We recommend you send it by overnight courier or registered mail, return receipt requested, and insured. For information, please email [--] or call [--].
By delivering this signed and completed Letter of Transmittal, the undersigned hereby agrees, and represents, warrants and covenants to each of ION, Merger Sub 1, Merger Sub 2, the Company, the Surviving Corporation and the Surviving Entity, as follows:
a)Merger Agreement; Consideration. The undersigned hereby acknowledges and agrees that all descriptions of the delivery of the consideration and other matters related to the First Merger and the other transactions contemplated by the Merger Agreement are set forth in summary form in this Letter of Transmittal for the undersigned’s convenience only and are qualified in their entirety by the terms of the Merger Agreement. For the avoidance of doubt, the undersigned hereby acknowledges and agrees that his, her or its agreements, acknowledgements and covenants herein are supplemental to and are not intended to call into doubt the existing validity or effectiveness of any of the matters set forth herein by virtue of the adoption of the Merger Agreement and approval of the First Merger and the other transactions contemplated by the Merger Agreement by the requisite Company Stockholders and other actions and operation of applicable Law.
Without limitation of the matters set forth in this Letter of Transmittal or the Merger Agreement, by signing this Letter of Transmittal, the undersigned hereby acknowledges and agrees that (i) the undersigned has read and reviewed and understands the terms of the Merger Agreement and this Letter of Transmittal and the matters set forth therein and herein, including the provisions thereof and hereof related to the exchange of the Securities and the applicable portion of the Aggregate Stock Consideration payable in respect of such Securities, (ii) the undersigned has been urged to and has been given the opportunity to consult with the undersigned’s legal and tax advisors regarding the legal and tax consequences of the transactions contemplated by the Merger Agreement, (iii) any discussion of tax issues in this Letter of Transmittal or the Merger Agreement is not intended or written to be relied upon, and cannot be relied upon, by you for any purpose, including for the purpose of avoiding penalties that may be imposed under applicable tax laws and is included herein or therein solely in connection with the transactions contemplated by the Merger Agreement and (iv) each of Latham & Watkins LLP and Furth, Wilensky, Mizrachi, Knaani - Law Offices represents the Company, and each of White & Case LLP and Goldfarb Seligman & Co. represent ION.
By signing this Letter of Transmittal, the undersigned hereby acknowledges and agrees that, pursuant to the Merger Agreement, at the First Effective Time (by virtue of the First Merger and without any further action by any Person, including the undersigned), the Securities held by the undersigned immediately prior to the First Effective Time shall be automatically cancelled and converted into the right to receive the applicable portion of the Aggregate Stock Consideration payable in respect thereof in accordance with the terms of the Merger Agreement, without interest and subject to any applicable withholding pursuant to the Merger Agreement. The undersigned acknowledges that the applicable portion of the Aggregate Stock Consideration issued in exchange for the Securities surrendered herewith constitutes the entire and total consideration to which the undersigned is entitled in respect of the undersigned’s Securities pursuant to the terms of the Merger Agreement and any other agreement to which the undersigned is a party or otherwise. Furthermore, the undersigned acknowledges and agrees that any payments made pursuant to the Merger Agreement shall be final and in no event shall ION, Merger Sub 1, Merger Sub 2, the Company, the Surviving Corporation, the Surviving Entity or any of their respective Affiliates or any of their respective Representatives have any liability to the undersigned for payment or disbursement by any Person (including the Exchange Agent) in accordance with the Merger Agreement. In the event the undersigned directs the Exchange Agent to deliver the applicable portion of the Aggregate Stock

Consideration to a payee other than the registered holder of the applicable Securities (the “Registered Holder”), the undersigned shall bear liability, if any, for any transfer taxes applicable to the delivery of such applicable portion of the Aggregate Stock Consideration to such other payee.
b)Acknowledgment; Waiver of Notice. The undersigned acknowledges receipt of a copy of the Merger Agreement. The undersigned has reviewed and understands the Merger Agreement and the terms and conditions of the transactions contemplated therein. To the extent permitted by applicable law, the undersigned consents to any and all amendments to the Merger Agreement made after June [--], 2021 and waives any notice with respect to the existence or terms of any and all such amendments.
c)Ownership of Securities/Authority. By signing this Letter of Transmittal, the undersigned hereby represents and warrants that the undersigned (together with the undersigned’s spouse if the undersigned is an individual, married and the Securities surrendered herewith previously constituted community property under applicable Law) is the sole legal, record and beneficial owner of the Securities surrendered herewith as of immediately prior to the First Effective Time, with good and valid title to, and full power and authority to sell, assign and transfer, such Securities free and clear of all liens, restrictions, charges, claims and encumbrances, other than under the Organizational Documents of the Company, the Transaction Agreements, and the restrictions on transfer imposed by applicable securities laws. The undersigned further hereby represents and warrants that the undersigned has sole power to transfer, sole voting power, sole power of conversion, exchange or exercise, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Letter of Transmittal and the Merger Agreement, in each case with respect to all of the undersigned’s Securities to be surrendered herewith, with no limitations, qualifications or restrictions on such rights, subject to the Organizational Documents of the Company, the Transaction Agreements, and the applicable securities laws that restrict the transfer of such Securities.
The undersigned will, upon request, execute and deliver any additional documents reasonably requested by the Exchange Agent to process delivery of the applicable portion of the Aggregate Stock Consideration payable in respect of the Securities in connection with the surrender thereof.
Except for the Securities to be surrendered for exchange pursuant to this Letter of Transmittal (as set forth in Form 2 of this Letter of Transmittal), any Secondary Sale Shares, any Company Options and/or any Company Warrants, as applicable, the undersigned does not own any Equity Securities of the Company.
d)Representations and Warranties and Other Matters. The undersigned hereby represents and warrants that (a) if the undersigned is not a natural person, the undersigned is a legal entity duly organized, validly existing and in good standing under the law of its jurisdiction of organization, (b) the undersigned has all legal right, power, authority and capacity to execute and deliver this Letter of Transmittal, to perform each of his, her or its obligations hereunder, and to consummate the transactions contemplated hereby and to participate in the implementation and consummation of the transactions contemplated by the Merger Agreement and (c) if the undersigned is not a natural person, the execution and delivery of this Letter of Transmittal has been duly authorized by all necessary action (including, without limitation, if the undersigned is a corporation, approval by its board of directors and, if necessary, shareholders, as the case may be, if the undersigned is a partnership, approval by its general partner or limited partners, as the case may be, and if the undersigned is a limited liability company, approval by its managers, and if necessary, members, as the case may be) on the part of the undersigned and this Letter of Transmittal constitutes a valid and binding obligation of the undersigned, enforceable against him, her or it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.
In connection with the Securities to be surrendered for exchange pursuant to this Letter of Transmittal, the undersigned hereby waives all appraisal, quasi-appraisal or dissenters’ rights or similar rights or remedies to which he, she or it may be entitled or otherwise available to the undersigned under any applicable Law in connection with the transactions contemplated by the Merger Agreement (including the First Merger). The undersigned further understands that if he, she or it has filed a demand for appraisal, quasi-appraisal, dissenters’

or similar rights or remedies with respect to the Securities submitted and surrendered herewith (or, as applicable, cancelled), by submission of this Letter of Transmittal, the undersigned hereby withdraws such demand and agrees that the fair value of such Securities is not more than the consideration payable in respect thereof pursuant to the Merger Agreement. The undersigned understands that submission of this Letter of Transmittal to the Exchange Agent constitutes an irrevocable waiver of his, her or its rights to demand appraisal for the fair value of his, her or its Securities pursuant to the provisions of Delaware law. The undersigned agrees not to bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Authority, which challenges the validity of or seeks to enjoin the operation of any provision of the Merger Agreement or any ancillary agreement contemplated by the Merger Agreement.
All authority conferred or agreed to be conferred in this Letter of Transmittal shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned.
No permit, consent, waiver approval or authorization of, or declaration to or filing or registration with, any governmental authority or third party is required in connection with the execution, delivery or performance of this Letter of Transmittal by the undersigned or the consummation by the undersigned of the transactions contemplated hereby.
If the undersigned is an individual resident of any state that is subject to community property laws, unless the signature of the undersigned’s spouse appears on the signature page to this Letter of Transmittal, the undersigned represents and warrants that he or she is not married or that he or she has the power to bind his or her spouse acting alone.
There is no action pending, or, to the knowledge of the undersigned, threatened against the undersigned, before any Governmental Entity which seeks to prevent, enjoin, alter or delay the undersigned from consummating the transactions contemplated by in this Letter of Transmittal and the Merger Agreement.
By signing this Letter of Transmittal, the undersigned acknowledges and agrees that (i) the surrender of the Securities pursuant to this Letter of Transmittal is irrevocable and (ii) the undersigned has been provided access to all information requested by the undersigned in order to evaluate the merits and risks of entering into this Letter of Transmittal.
e)Delivery of Consideration. The delivery by the Exchange Agent of the applicable portion of the Aggregate Stock Consideration to which the undersigned is entitled in respect of the Securities pursuant to the terms of the Merger Agreement is conditioned on, among other things, (i) the Closing and (ii) receipt by the Exchange Agent of this Letter of Transmittal, duly completed and validly executed in accordance with the instructions set forth herein, together with all required attachments and other documents as may be reasonably requested by the Exchange Agent. No interest will accrue on any portion of the Aggregate Stock Consideration.
The undersigned understands that the delivery and surrender of Securities will not be effective, and the risk of loss of such Securities shall not pass, unless and until the Exchange Agent receives this Letter of Transmittal, properly completed and duly executed, together with all accompanying evidences of authority in form satisfactory to the Exchange Agent as may be required by this Letter of Transmittal and any other customary documents reasonably requested by the Exchange Agent, including, to the extent applicable, the certificate or certificates which immediately prior to the First Effective Time represented the outstanding Securities held by the undersigned (“Certificates”), if any.
The undersigned hereby represents and warrants that the mailing address or information provided for delivery set forth in this Letter of Transmittal is true, correct and complete. The undersigned agrees to notify the Exchange Agent of any change to the address or delivery information set forth herein.
The undersigned hereby (a) directs the Exchange Agent to deliver the evidence of book-entry of Domesticated Acquiror Common Stock as set forth below, for the applicable portion of the Aggregate Stock Consideration payable in respect of the Securities to be surrendered herewith and as may be due pursuant to the terms of the

Merger Agreement in the name(s) of the registered holder(s) appearing at the address set forth in Form 1, and (b) acknowledges that, upon delivery of the items identified above by the undersigned to the Exchange Agent, the Exchange Agent shall issue to the undersigned the applicable portion of the Aggregate Stock Consideration in respect of the undersigned’s Securities to be surrendered herewith.
f)Waiver of Rights. In consideration for, and in light of, the delivery of the applicable portion of the Aggregate Stock Consideration payable in respect of the Securities, the undersigned hereby irrevocably and unconditionally waives any and all preemptive rights, restrictions on transfer, rights of first refusal or offer, tag along rights, rights to notice, valuation rights, consent or voting rights, information rights, rights to any liquidation preference and similar rights and benefits to which the undersigned may be entitled pursuant to the Company’ Governing Documents, any agreements to which the undersigned is a party or which grant the undersigned any rights, in each case, that are triggered or implicated by the transactions contemplated by the Merger Agreement (or the consummation, or contemplated consummation, thereof).
g)Israeli Tax Forms. If you are not a resident of Israel, please complete the enclosed Residency Declaration (Form 5).
h)Israeli Withholding – Israeli Resident Holders of Securities
If your Securities were not issued under Section 102 of the Israel Income Tax Ordinance [New Version], 1961 (“ITO”), or you do not provide a duly completed Residency Declaration (such Person, an “Israeli Securityholder”), the following provisions will apply:
You will be subject to withholding at source of Israeli Tax at the applicable rate prescribed by Law from the payments under the Merger Agreement, unless you provide a (i) Valid Withholding Certificate (as defined below), or (ii) cash amount equal to the amount which is required to be withheld under Israeli Tax law (“Tax Amount”). If you are providing a Valid Withholding Certificate or paying the Tax Amount, you must provide the Valid Withholding Certificate or pay the Tax Amount no later than five (5) Business Days prior to the lapse of 180 days from Closing Date.
A “Valid Withholding Certificate” means a valid certificate or ruling issued by the Israel Tax Authority (“ITA”) in form and substance reasonably acceptable: (a) exempting from the duty to withhold Israeli Taxes with respect to the applicable payment; (b) determining the applicable rate of Israeli Taxes to be withheld from the applicable payment; or (c) providing any other instructions regarding the payment or withholding with respect to the applicable payment. A ruling, or interim ruling, issued by ITA under Section 104H or Section 102 of the ITO, providing (among other things) an exemption from Israeli Tax withholding, shall be considered a Valid Withholding Certificate.
If you plan to obtain a Valid Withholding Certificate, please make sure that such Valid Withholding Certificate will expire only after the release date of any consideration payable to you. If the Valid Withholding Certificate expires before such date, you will need to provide a new Valid Withholding Certificate in order to avoid or reduce the withholding tax rate under Israeli law.

Every Israeli Securityholder is required to select one of the following Options in respect of Israeli withholding tax:

Option 1

☐
I hereby acknowledge that the maximum withholding tax as required under applicable Israeli Tax law) may be deducted from any proceeds due to me and I do not hold and will not be obtaining a Valid Withholding Certificate in respect of such proceeds.

Option 2

☐ Enclosed with this Letter of Transmittal is a Valid Withholding Certificate and you are hereby instructed to act as set forth in such Valid Withholding Certificate.

Option 3

☐
I hereby request that the proceeds due to me shall be retained on my behalf for a period of up to 180 days from Closing (or an earlier date as requested in writing by me or the ITA), during which time I may obtain a Valid Withholding Certificate, ensuring that Israeli withholding tax need not be withheld on such proceeds (or approving a reduced rate of Israeli withholding tax), and following receipt of such Valid Withholding Certificate such amounts will be released to me without deduction of any withholdings or with reduced withholdings according to the terms of such Valid Withholding Certificate with respect to the proceeds covered by such Valid Withholding Certificate.
If I do not provide a Valid Withholding Certificate at least five (5) Business Days before the lapse of 180 calendar days following the Closing (or an earlier date as requested in writing by me or the ITA), I acknowledge that Option 1 shall apply without any further action required on my part. Any funds retained for such 180 calendar days or longer or earlier, shall not accrue interest.

Please note that the foregoing election will be valid in respect of the portion of the proceeds payable to you according to such information provided.
To the extent you do not select any of Options 1-3 above or not submit a duly executed documents as required, prior to the end of five (5) Business Days prior to the lapse of the 180-day period (or an earlier date as requested in writing by the ITA), your proceeds will be treated in accordance with Option 1 above and appropriate withholding tax will be deducted at the applicable rate required under applicable Israeli law.
In the event that there are insufficient cash funds available in order to discharge Israeli withholding tax obligations, any required action may be taken in order to fulfill any obligation to withhold Israeli Tax as provided herein, including selling sufficient Aggregate Stock Consideration payable in respect of your Securities for the purposes of using the proceeds of such sale to pay any Israeli withholding tax obligation.
The aforementioned provisions will not apply to holders of Securities subject to Section 102 of the ITO.
Notwithstanding the above, if your Securities are held by a trustee and are subject to tax under Section 102(b)(2) of the ITO, you will be subject to withholding at source for Israeli Tax at the rate prescribed by the Options Tax Ruling (if obtained). You will be requested to consent to the terms of the Options Tax Ruling as required under applicable law. Payment may be delayed to comply with the holding period pursuant to Section 102(b)(2) of the ITO.
i)Release. Effective immediately upon the Closing, the undersigned, on behalf of itself and its affiliates and their respective Representatives, and each of their respective successors and assigns (each, a “Releasor”), hereby releases, waives, acquits and forever discharges, to the fullest extent permitted by Law, each of the ION, Merger Sub 1, Merger Sub 2, the Company, the Surviving Corporation, the Surviving Entity and each of their respective present and future Affiliates and their respective Representatives (each, a “Releasee”) of, from and against any and all claims, proceedings or liabilities of any kind and nature whatsoever, fixed or contingent, known or unknown, liquidated or unliquidated, that any Releasor or any Person claiming through or under a Releasor ever had, now has or may have, on or by reason of any matter, cause or thing whatsoever on, or prior to, the Closing Date (collectively, the “Releasor Claims”), provided, that the release given under this section will not apply to (i) any claims arising under the Merger Agreement and the transactions contemplated by the Merger Agreement, (ii) any and all claims arising under or relating to this Letter of Transmittal, (iii) any claims relating to compensation, benefits and reimbursement of expenses in connection with the undersigned’s employment with the Company or its Affiliates, (iv) rights to indemnification under the Company’s or its Subsidiaries’ respective Organizational Documents or under any insurance policy of the Company or (v) any claim that may not be released under applicable Laws. This release is intended to be a complete and general release with respect to the Releasor Claims, and specifically includes claims or liabilities that are known, unknown, fixed, contingent or conditional, including any breach of fiduciary duty, or claims arising under applicable securities laws.
j)Miscellaneous. The undersigned hereby acknowledges and agrees that ION, the Company, the Surviving Corporation, the Surviving Entity, and the Exchange Agent are third-party beneficiaries of this Letter of Transmittal, and any representations, warranties, acknowledgements, agreements, waivers, releases and covenants are made to and for the benefit of each of ION, the Company ,the Surviving Corporation, the Surviving Entity, and the Exchange Agent severally and shall be enforceable by each of ION, the Company, Surviving Corporation, the Surviving Entity, and the Exchange Agent severally.
No authority herein conferred or agreed to be conferred shall be affected by, and all such authority shall survive, the death or incapacity of the undersigned. This Letter of Transmittal shall remain in full force and effect notwithstanding the death or incapacity of one or more of the undersigned (if an individual) and all obligations of the undersigned hereunder shall be binding upon the heirs, executors, administrators, legal representatives, successors and permitted assigns of the undersigned.
This Letter of Transmittal may not be changed except in a writing signed by ION, the Company and the undersigned.
THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER OF TRANSMITTAL OR THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
If any provision of this Letter of Transmittal is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Letter of Transmittal shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or unenforceable, ION and the Company may, upon written notice to the undersigned, modify this Letter of Transmittal so that the transactions contemplated by this Letter of Transmittal and the Merger Agreement be consummated as originally contemplated to the greatest extent possible.
k)Reliance/Survival. The undersigned understands that the information contained in this Letter of Transmittal may be shared with the Exchange Agent, ION, Merger Sub 1, Merger Sub 2, the Company, the Surviving Corporation and the Surviving Entity, and each such Person may rely upon the representations, warranties, covenants and agreements contained herein as if each such Person was a party to this Letter of Transmittal and each shall have the rights, remedies and benefits under this Letter of Transmittal as if such Person was a party hereto. Unless agreed in writing by ION and the Company, all representations, warranties, acknowledgements, agreements, waivers and covenants of the undersigned set forth in this Letter of Transmittal will remain in full force and effect pursuant to its terms. Subject to the last sentence of Paragraph (h), any modification to any term of this Letter of Transmittal requires the prior written consent of the undersigned, the Company and ION.
l)Governing Law; Venue. This Letter of Transmittal, the Merger Agreement and all Actions or causes of action based upon, arising out of, or related to this Letter of Transmittal, the Merger Agreement or the transactions contemplated hereby and thereby, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Letter of Transmittal or the Merger Agreement shall be brought in the Delaware Court of Chancery, and if the Delaware Court of Chancery does not have or take jurisdiction over such Action, any other federal or state courts located in the State of Delaware, and the undersigned irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it, he or she may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Letter of Transmittal or the Merger Agreement in any other court. Nothing contained in this Letter of Transmittal or the Merger Agreement shall be deemed to affect the right of the undersigned to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Letter of Transmittal or the Merger Agreement.
m)Interpretation. ALL QUESTIONS AS TO THE FORM OF DOCUMENTS AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR EXCHANGE OF ANY SECURITIES WILL BE DETERMINED BY THE COMPANY AND ION IN THEIR SOLE DISCRETION, WHICH DETERMINATION WILL BE FINAL AND BINDING TO THE FULLEST EXTENT PERMITTED BY LAW.
The undersigned is strongly urged to consult with legal, tax and/or financial advisor(s) of the undersigned’s choosing regarding the consequences to the undersigned of the Merger Agreement, and the transactions contemplated thereby, including the First Merger, and the undersigned’s execution of this Letter of Transmittal and the transactions contemplated hereby, and acknowledges that the undersigned: (a) availed himself, herself or itself of such right and opportunity (to the extent that the undersigned so desired or as otherwise provided herein); (b) has carefully reviewed and understands the terms of the foregoing documents and the transactions contemplated thereby and deems them to be in the undersigned’s best interest; and (c) is competent to execute this Letter of Transmittal free from coercion, duress or undue influence.
Form 1. Registered Holder Information.

Name(s) of Registered Holder(s) exactly as name(s) appear(s) on Security
If Securities submitted for exchange are registered in different names, a SEPARATE letter of transmittal must be submitted for each Registered Holder.

Address
City
State/Province
Postal/Zip Code
Country
Email Address of Registered Holder*
*By providing your email address, you hereby agree and understand that you are providing your consent to the electronic delivery of any and all disclosures, information or documents in connection with this Letter of Transmittal (“Account”), including any disclosure required by federal, state or local law, and any other information, documents, data records and other legal notices that may relate to your Account. Your consent will continue to apply and you will continue to receive electronically the applicable or requested information pertaining to your Account above until you are no longer an accountholder, or until you withdraw your consent. You may withdraw your consent to receiving Account documents and communications electronically at any time, by contacting us in writing at:
[--]

Any withdrawal of your consent to electronic communications will be effective only after we have a reasonable period of time to process your withdrawal request.
Form 2. Securities Surrendered for Exchange.
Please complete the schedule below by listing the Securities being surrendered for exchange.

Type of Securities	Certificate Number	Quantity of Securities Represented by the Certificate	Check Box if Lost
Company Common Stock			☐
Company Series A Preferred Stock			☐
Company Series A-1 Preferred Stock			☐
Company Series B Preferred Stock			☐
Company Series B-1 Preferred Stock			☐
Company Series C Preferred Stock			☐
Company Series D Preferred Stock			☐
Company Series E Preferred Stock			☐
Company Series F Preferred Stock			☐
Lost Certificate(s). If the certificate(s) has (have) been lost, stolen, mutilated or destroyed, an Affidavit of Lost Certificate and Indemnity Agreement, attached hereto as Exhibit A, must be completed and delivered to the Exchange Agent along with this completed Letter of Transmittal.

Form 3. Signature Page to Letter of Transmittal

By signing below, you acknowledge and represent that you have fully read and understood this Letter of Transmittal and consent to be legally bound by its terms and conditions.
You also represent that you are authorized to sign this Letter of Transmittal (either in your capacity as the Registered Holder set forth in Form 1 or in your capacity as having the authority to affix the signature of the Registered Holder set forth in Form 1) with the intention of providing a signature that is binding on the Registered Holder and such signature is provided on behalf of all owners for joint accounts.
Your signature below certifies that no alterations have been made in any way to this Letter of Transmittal or any of the other instruments or documents accompanying this Letter of Transmittal or otherwise submitted by you. To the extent you have made any alterations to this Letter of Transmittal or any such other instruments or documents, any such alterations are deemed unenforceable and receipt of any payment does not constitute agreement to any such alterations.

Sign Here:
(Signature(s) of Registered Holder(s))

Name:
(Please Print)

Title:
(if signing on behalf of an entity)

Date:

ADDITIONAL SIGNERS (IF APPLICABLE)

Sign Here:
(Signature(s) of Registered Holder(s))

Name:
(Please Print)

Title:
(if signing on behalf of an entity)

Date:

Form 4. Tax Matters (IRS Form W-9 or Form W-8)
Each Registered Holder set forth in Form 1 must provide the Exchange Agent with a correct Taxpayer Identification Number (“TIN”) and certain other information on the enclosed IRS Form W-9, or an appropriate IRS Form W-8, as applicable, as described below.
If any consideration to be issued in respect of the Securities being surrendered is to be issued to any Person other than the Registered Holder set forth in Form 1 (a “Transferee”), such Transferee must provide the Exchange Agent with a correct TIN and certain other information on the enclosed IRS Form W-9, or an appropriate IRS Form W-8.
To avoid backup withholding, U.S. federal income tax law generally requires that if your Securities are accepted for payment, you or your assignee (in either case, the “Payee”) must properly complete and timely provide the Exchange Agent (the “Payor”) with the enclosed IRS Form W-9 (in the case of a Payee that is U.S. person (as defined in the instructions to the enclosed IRS Form W-9)) or an appropriate IRS Form W-8 (in the case of a Payee that is not a U.S. person), in each case, in accordance with the instructions thereto, or otherwise establish an exemption from backup withholding. If the Payor is not timely provided with a properly completed IRS Form W-9 or appropriate IRS Form W-8, as applicable, or an adequate basis for an exemption, the Payee may be subject to penalties imposed by the IRS and backup withholding on any reportable payments made pursuant to the First Merger (if any). Backup withholding is not an additional tax. Rather, a Payee subject to backup withholding will be allowed a credit of the amount withheld against such Payee’s U.S. federal income tax liability. If withholding results in an overpayment of taxes, you generally must obtain a refund by timely furnishing the required information to the IRS.
Payees are urged to consult their tax advisors regarding compliance with the backup withholding rules. To prevent backup withholding, each Payee that is a U.S. person must timely provide such Payee’s correct TIN by completing the enclosed IRS Form W-9, certifying that (i) the TIN provided is correct, (ii) (a) the Payee is exempt from backup withholding, (b) the Payee has not been notified by the IRS that such Payee is subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified the Payee that such Payee is no longer subject to backup withholding, and (iii) the Payee is a U.S. person (including a U.S. resident alien). In the case of a Payee who is an individual, a Payee’s correct TIN is generally the Payee’s social security number. If the Payee does not have a TIN, such Payee should consult the Instructions for IRS Form W-9 that are included at the end of the attached IRS Form W-9 (the “W-9 Specific Instructions”) for instructions on applying for a TIN and apply for and receive a TIN prior to submitting the IRS Form W-9. If the Payee does not provide such Payee’s TIN to the Payor by the time of payment, backup withholding will apply. If the Securities are held in more than one name or not in the name of the actual owner, consult the W-9 Specific Instructions for information on which TIN to report. To prevent backup withholding, a Payee that is not a U.S. person must complete an appropriate IRS Form W-8.
Certain Payees are not subject to these backup withholding and reporting requirements. To prevent possible erroneous backup withholding, such exempt Payees who are U.S. persons should indicate their exempt status on the enclosed IRS Form W-9 by providing the appropriate exempt payee code. See the enclosed W-9 Specific Instructions for additional instructions. In order for a nonresident alien or foreign entity to qualify for exempt status, such Payee must submit an appropriate and properly completed IRS Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP or W-8IMY, as the case may be, signed under penalties of perjury attesting to such exempt status and including any necessary supporting documentation. Such forms may be obtained from the Exchange Agent or the IRS website: www.irs.gov.
Failure to provide a properly completed and signed IRS Form W-9 or a properly completed and signed IRS Form W-8BEN, W-8BEN-E or other applicable IRS Form W-8 may result in backup withholding under U.S. tax laws on any payments and may result in penalties imposed by the IRS.
YOU ARE URGED TO CONTACT YOUR TAX ADVISOR FOR ADDITIONAL INFORMATION.
The tax information set forth herein is for informational purposes only. You are not entitled to (and should not) rely on such information and you should consult an independent tax advisor and/or consultant regarding the tax consequences to you with respect to this Letter of Transmittal, the Merger Agreement and the transactions described therein. None of ION, the Company or any of their respective Affiliates, Subsidiaries, directors, officers, equity holders, members, managers, partners, employees and representatives shall have any liability to any person with respect to any of the tax information contained herein.

Form W-9 (Rev. October 2018) Department of the Treasury Internal Revenue Service	Request for Taxpayer Identification Number and Certification Go to www.irs.gov/FormW9 for instructions and the latest information.	Give Form to the requester. Do not send to the IRS.

Print or type. See Specific Instructions on page 3.	1 Name (as shown on your income tax return). Name is required on this line; do not leave this line blank.
2 Business name/disregarded entity name, if different from above
3 Check appropriate box for federal tax classification of the person whose name is entered on line 1. Check only one of the following seven boxes.
4 Exemptions (codes apply only to certain entities, not individuals; see instructions on page 3):
Exempt payee code (if any)
Exemption from FATCA reporting code (if any)
(Applies to accounts maintained outside the U.S.)

	☐	Individual/sole proprietor or single-member LLC	☐	C Corporation	☐	S Corporation	☐	Partnership	☐ Trust/estate
☐ Limited liability company. Enter the tax classification (C=C corporation, S=S corporation, P=Partnership)
▶
Note: Check the appropriate box in the line above for the tax classification of the single-member owner. Do not check LLC if the LLC is classified as a single-member LLC that is disregarded from the owner unless the owner of the LLC is another LLC that is not disregarded from the owner for U.S. federal tax purposes. Otherwise, a single-member LLC that is disregarded from the owner should check the appropriate box for the tax classification of its owner.
☐ Other (see instructions) ▶

	5 Address (number, street, and apt. or suite no.) See instructions.							Requester’s name and address (optional)
6 City, state, and ZIP code
7 List account number(s) here (optional)

Part I	Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. The TIN provided must match the name given on line 1 to avoid backup withholding. For individuals, this is generally your social security number (SSN). However, for a resident alien, sole proprietor, or disregarded entity, see the instructions for Part I, later. For other entities, it is your employer identification number (EIN). If you do not have a number, see How to get a TIN, later.
Note: If the account is in more than one name, see the instructions for line 1. Also see What Name and Number To Give the Requester for guidelines on whose number to enter.

Social security number

		–	–
or
Employer identification number

–

Part II	Certification
Under penalties of perjury, I certify that:
1.The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and
2.I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and
3.I am a U.S. citizen or other U.S. person (defined below); and
4.The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.
Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item 2 does not apply. For mortgage interest paid, acquisition or abandonment of secured property, cancellation of debt, contributions to an individual retirement arrangement (IRA), and generally, payments other than interest and dividends, you are not required to sign the certification, but you must provide your correct TIN. See the instructions for Part II, later.

Sign Here	Signature of U.S. person ▶	Date ▶

General Instructions
Section references are to the Internal Revenue Code unless otherwise noted.
Future developments. For the latest information about developments related to Form W-9 and its instructions, such as legislation enacted after they were published, go to www.irs.gov/FormW9.
Purpose of Form
An individual or entity (Form W-9 requester) who is required to file an information return with the IRS must obtain your correct taxpayer identification number (TIN) which may be your social security number (SSN), individual taxpayer identification number (ITIN), adoption taxpayer identification number (ATIN), or employer identification number (EIN), to report on an information return the amount paid to you, or other amount reportable on an information return. Examples of information returns include, but are not limited to, the following.
•Form 1099-INT (interest earned or paid)
•Form 1099-DIV (dividends, including those from stocks or mutual funds)
•Form 1099-MISC (various types of income, prizes, awards, or gross proceeds)
•Form 1099-B (stock or mutual fund sales and certain other transactions by brokers)
•Form 1099-S (proceeds from real estate transactions)
•Form 1099-K (merchant card and third party network transactions)
•Form 1098 (home mortgage interest), 1098-E (student loan interest), 1098-T (tuition)
•Form 1099-C (canceled debt)
•Form 1099-A (acquisition or abandonment of secured property)
Use Form W-9 only if you are a U.S. person (including a resident alien), to provide your correct TIN.
If you do not return Form W-9 to the requester with a TIN, you might be subject to backup withholding. See What is backup withholding, later
By signing the filled-out form, you:
1.Certify that the TIN you are giving is correct (or you are waiting for a number to be issued),
2.Certify that you are not subject to backup withholding, or
3.Claim exemption from backup withholding if you are a U.S. exempt payee. If applicable, you are also certifying that as a U.S. person, your allocable share of any partnership income from a U.S. trade or business is not subject to the withholding tax on foreign partners’ share of effectively connected income, and
4.Certify that FATCA code(s) entered on this form (if any) indicating that you are exempt from the FATCA reporting, is correct. See What is FATCA reporting, later, for further information.
Note: If you are a U.S. person and a requester gives you a form other than Form W-9 to request your TIN, you must use the requester’s form if it is substantially similar to this Form W-9.
Definition of a U.S. person. For federal tax purposes, you are considered a U.S. person if you are:
•An individual who is a U.S. citizen or U.S. resident alien;
•A partnership, corporation, company, or association created or organized in the United States or under the laws of the United States;

•An estate (other than a foreign estate); or
•A domestic trust (as defined in Regulations section 301. 7701-7).
Special rules for partnerships. Partnerships that conduct a trade or business in the United States are generally required to pay a withholding tax under section 1446 on any foreign partners’ share of effectively connected taxable income from such business. Further, in certain cases where a Form W-9 has not been received, the rules under section 1446 require a partnership to presume that a partner is a foreign person, and pay the section 1446 withholding tax. Therefore, if you are a U.S. person that is a partner in a partnership conducting a trade or business in the United States, provide Form W-9 to the partnership to establish your U.S. status and avoid section 1446 withholding on your share of partnership income.
In the cases below, the following person must give Form W-9 to the partnership for purposes of establishing its U.S. status and avoiding withholding on its allocable share of net income from the partnership conducting a trade or business in the United States.
•In the case of a disregarded entity with a U.S. owner, the U.S. owner of the disregarded entity and not the entity;
•In the case of a grantor trust with a U.S. grantor or other U.S. owner, generally, the U.S. grantor or other U.S. owner of the grantor trust and not the trust; and
•In the case of a U.S. trust (other than a grantor trust), the U.S. trust (other than a grantor trust) and not the beneficiaries of the trust.
Foreign person. If you are a foreign person or the U.S. branch of a foreign bank that has elected to be treated as a U.S. person, do not use Form W-9. Instead, use the appropriate Form W-8 or Form 8233 (see Pub. 515, Withholding of Tax on Nonresident Aliens and Foreign Entities).
Nonresident alien who becomes a resident alien. Generally, only a nonresident alien individual may use the terms of a tax treaty to reduce or eliminate U.S. tax on certain types of income. However, most tax treaties contain a provision known as a “saving clause.” Exceptions specified in the saving clause may permit an exemption from tax to continue for certain types of income even after the payee has otherwise become a U.S. resident alien for tax purposes.
If you are a U.S. resident alien who is relying on an exception contained in the saving clause of a tax treaty to claim an exemption from U.S. tax on certain types of income, you must attach a statement to Form W-9 that specifies the following five items.
1.The treaty country. Generally, this must be the same treaty under which you claimed exemption from tax as a nonresident alien.
2.The treaty article addressing the income.
3.The article number (or location) in the tax treaty that contains the saving clause and its exceptions.
4.The type and amount of income that qualifies for the exemption from tax.
5.Sufficient facts to justify the exemption from tax under the terms of the treaty article.
Example. Article 20 of the U.S.-China income tax treaty allows an exemption from tax for scholarship income received by a Chinese student temporarily present in the United States. Under U.S. law, this student will become a resident alien for tax purposes if his or her stay in the United States exceeds 5 calendar years. However, paragraph 2 of the first Protocol to the U.S.-China treaty (dated April 30, 1984) allows the provisions of Article 20 to continue to apply even after the Chinese student becomes a resident alien of the United States. A Chinese student who qualifies for this exception (under paragraph 2 of the first protocol) and is relying on this exception to claim an exemption from tax on his or her scholarship or fellowship income would attach to Form W-9 a statement that includes the information described above to support that exemption.
If you are a nonresident alien or a foreign entity, give the requester the appropriate completed Form W-8 or Form 8233.
Backup Withholding
What is backup withholding? Persons making certain payments to you must under certain conditions withhold and pay to the IRS 24% of such payments. This is called “backup withholding.” Payments that may be subject to backup withholding include interest, tax-exempt interest, dividends, broker and barter exchange transactions, rents, royalties, nonemployee pay, payments made in settlement of payment card and third party network transactions, and certain payments from fishing boat operators. Real estate transactions are not subject to backup withholding.
You will not be subject to backup withholding on payments you receive if you give the requester your correct TIN, make the proper certifications, and report all your taxable interest and dividends on your tax return.
Payments you receive will be subject to backup withholding if:
1.You do not furnish your TIN to the requester,
2.You do not certify your TIN when required (see the instructions for Part II for details),
3.The IRS tells the requester that you furnished an incorrect TIN,
4.The IRS tells you that you are subject to backup withholding because you did not report all your interest and dividends on your tax return (for reportable interest and dividends only), or
5.You do not certify to the requester that you are not subject to backup withholding under 4 above (for reportable interest and dividend accounts opened after 1983 only).
Certain payees and payments are exempt from backup withholding. See Exempt payee code, later, and the separate Instructions for the Requester of Form W-9 for more information.
Also see Special rules for partnerships, earlier.
What is FATCA Reporting?
The Foreign Account Tax Compliance Act (FATCA) requires a participating foreign financial institution to report all United States account holders that are specified United States persons. Certain payees are exempt from FATCA reporting. See Exemption from FATCA reporting code, later, and the Instructions for the Requester of Form W-9 for more information.
Updating Your Information
You must provide updated information to any person to whom you claimed to be an exempt payee if you are no longer an exempt payee and anticipate receiving reportable payments in the future from this person. For example, you may need to provide updated information if you are a C corporation that elects to be an S corporation, or if you no longer are tax exempt. In addition, you must furnish a new Form W-9 if the name or TIN changes for the account; for example, if the grantor of a grantor trust dies.
Penalties
Failure to furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.
Civil penalty for false information with respect to withholding. If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

Criminal penalty for falsifying information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.
Misuse of TINs. If the requester discloses or uses TINs in violation of federal law, the requester may be subject to civil and criminal penalties.
Specific Instructions
Line 1
You must enter one of the following on this line; do not leave this line blank. The name should match the name on your tax return.
If this Form W-9 is for a joint account (other than an account maintained by a foreign financial institution (FFI)), list first, and then circle, the name of the person or entity whose number you entered in Part I of Form W-9. If you are providing Form W-9 to an FFI to document a joint account, each holder of the account that is a U.S. person must provide a Form W-9.
a.Individual. Generally, enter the name shown on your tax return. If you have changed your last name without informing the Social Security Administration (SSA) of the name change, enter your first name, the last name as shown on your social security card, and your new last name.
Note: ITIN applicant: Enter your individual name as it was entered on your Form W-7 application, line 1a. This should also be the same as the name you entered on the Form 1040/1040A/1040EZ you filed with your application.
b.Sole proprietor or single-member LLC. Enter your individual name as shown on your 1040/1040A/1040EZ on line 1. You may enter your business, trade, or “doing business as” (DBA) name on line 2.
c.Partnership, LLC that is not a single-member LLC, C corporation, or S corporation. Enter the entity’s name as shown on the entity’s tax return on line 1 and any business, trade, or DBA name on line 2.
d.Other entities. Enter your name as shown on required U.S. federal tax documents on line 1. This name should match the name shown on the charter or other legal document creating the entity. You may enter any business, trade, or DBA name on line 2.
e.Disregarded entity. For U.S. federal tax purposes, an entity that is disregarded as an entity separate from its owner is treated as a “disregarded entity.” See Regulations section 301.7701-2(c)(2)(iii). Enter the owner’s name on line 1. The name of the entity entered on line 1 should never be a disregarded entity. The name on line 1 should be the name shown on the income tax return on which the income should be reported. For example, if a foreign LLC that is treated as a disregarded entity for U.S. federal tax purposes has a single owner that is a U.S. person, the U.S. owner’s name is required to be provided on line 1. If the direct owner of the entity is also a disregarded entity, enter the first owner that is not disregarded for federal tax purposes. Enter the disregarded entity’s name on line 2, “Business name/disregarded entity name.” If the owner of the disregarded entity is a foreign person, the owner must complete an appropriate Form W-8 instead of a Form W-9. This is the case even if the foreign person has a U.S. TIN.
Line 2
If you have a business name, trade name, DBA name, or disregarded entity name, you may enter it on line 2.

Line 3
Check the appropriate box on line 3 for the U.S. federal tax classification of the person whose name is entered on line 1. Check only one box on line 3.

IF the entity/person on line 1 is a(n) . . .	THEN check the box for . . .
• Corporation	Corporation
• Individual • Sole proprietorship, or • Single-member limited liability company (LLC) owned by an individual and disregarded for U.S. federal tax purposes.	Individual/sole proprietor or single-member LLC
• LLC treated as a partnership for U.S. federal tax purposes,
• LLC that has filed Form 8832 or 2553 to be taxed as a corporation, or
• LLC that is disregarded as an entity separate from its owner but the owner is another LLC that is not disregarded for U.S. federal tax purposes.
Limited liability company and enter the appropriate tax classification. (P= Partnership; C= C corporation; or S= S corporation)
• Partnership	Partnership
• Trust/estate	Trust/estate
Line 4, Exemptions
If you are exempt from backup withholding and/or FATCA reporting, enter in the appropriate space on line 4 any code(s) that may apply to you.
Exempt payee code.
•Generally, individuals (including sole proprietors) are not exempt from backup withholding.
•Except as provided below, corporations are exempt from backup withholding for certain payments, including interest and dividends.
•Corporations are not exempt from backup withholding for payments made in settlement of payment card or third party network transactions.
•Corporations are not exempt from backup withholding with respect to attorneys’ fees or gross proceeds paid to attorneys, and corporations that provide medical or health care services are not exempt with respect to payments reportable on Form 1099-MISC.
The following codes identify payees that are exempt from backup withholding. Enter the appropriate code in the space in line 4.
1 - An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2)
2 - The United States or any of its agencies or instrumentalities
3 - A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities
4 - A foreign government or any of its political subdivisions, agencies, or instrumentalities
5 - A corporation
6 - A dealer in securities or commodities required to register in the United States, the District of Columbia, or a U.S. commonwealth or possession
7 - A futures commission merchant registered with the Commodity Futures Trading Commission
8 - A real estate investment trust

9 - An entity registered at all times during the tax year under the Investment Company Act of 1940
10 - A common trust fund operated by a bank under section 584(a)
11 - A financial institution
12 - A middleman known in the investment community as a nominee or custodian
13 - A trust exempt from tax under section 664 or described in section 4947
The following chart shows types of payments that may be exempt from backup withholding. The chart applies to the exempt payees listed above, 1 through 13.

IF the payment is for . . .	THEN the payment is exempt for . . .
Interest and dividend payments	All exempt payees except for 7
Broker transactions	Exempt payees 1 through 4 and 6 through 11 and all C corporations. S corporations must not enter an exempt payee code because they are exempt only for sales of noncovered securities acquired prior to 2012.
Barter exchange transactions and patronage dividends	Exempt payees 1 through 4
Payments over $600 required to be reported and direct sales over $5,000[1]	Generally, exempt payees 1 through 5[2]
Payments made in settlement of payment card or third party network transactions	Exempt payees 1 through 4
1See Form 1099-MISC, Miscellaneous Income, and its instructions.
2However, the following payments made to a corporation and reportable on Form 1099-MISC are not exempt from backup withholding: medical and health care payments, attorneys’ fees, gross proceeds paid to an attorney reportable under section 6045(f), and payments for services paid by a federal executive agency.
Exemption from FATCA reporting code. The following codes identify payees that are exempt from reporting under FATCA. These codes apply to persons submitting this form for accounts maintained outside of the United States by certain foreign financial institutions. Therefore, if you are only submitting this form for an account you hold in the United States, you may leave this field blank. Consult with the person requesting this form if you are uncertain if the financial institution is subject to these requirements. A requester may indicate that a code is not required by providing you with a Form W-9 with “Not Applicable” (or any similar indication) written or printed on the line for a FATCA exemption code.
A – An organization exempt from tax under section 501(a) or any individual retirement plan as defined in section 7701(a)(37)
B – The United States or any of its agencies or instrumentalities
C – A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities
D – A corporation the stock of which is regularly traded on one or more established securities markets, as described in Regulations section 1.1472-1(c)(1)(i)
E – A corporation that is a member of the same expanded affiliated group as a corporation described in Regulations section 1.1472-1(c)(1)(i)
F – A dealer in securities, commodities, or derivative financial instruments (including notional principal contracts, futures, forwards, and options) that is registered as such under the laws of the United States or any state
G – A real estate investment trust
H – A regulated investment company as defined in section 851 or an entity registered at all times during the tax year under the Investment Company Act of 1940

I – A common trust fund as defined in section 584(a)
J – A bank as defined in section 581
K – A broker
L – A trust exempt from tax under section 664 or described in section 4947(a)(1)
M – A tax exempt trust under a section 403(b) plan or section 457(g) plan
Note: You may wish to consult with the financial institution requesting this form to determine whether the FATCA code and/or exempt payee code should be completed.
Line 5
Enter your address (number, street, and apartment or suite number). This is where the requester of this Form W-9 will mail your information returns. If this address differs from the one the requester already has on file, write NEW at the top. If a new address is provided, there is still a chance the old address will be used until the payor changes your address in their records.
Line 6
Enter your city, state, and ZIP code.
Part I. Taxpayer Identification Number (TIN)
Enter your TIN in the appropriate box. If you are a resident alien and you do not have and are not eligible to get an SSN, your TIN is your IRS individual taxpayer identification number (ITIN). Enter it in the social security number box. If you do not have an ITIN, see How to get a TIN below.
If you are a sole proprietor and you have an EIN, you may enter either your SSN or EIN.
If you are a single-member LLC that is disregarded as an entity separate from its owner, enter the owner’s SSN (or EIN, if the owner has one). Do not enter the disregarded entity’s EIN. If the LLC is classified as a corporation or partnership, enter the entity’s EIN.
Note: See What Name and Number To Give the Requester, later, for further clarification of name and TIN combinations.
How to get a TIN. If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local SSA office or get this form online at www.SSA.gov. You may also get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at www.irs.gov/Businesses and clicking on Employer Identification Number (EIN) under Starting a Business. Go to www.irs.gov/Forms to view, download, or print Form W-7 and/or Form SS-4. Or, you can go to www.irs.gov/OrderForms to place an order and have Form W-7 and/or SS-4 mailed to you within 10 business days.
If you are asked to complete Form W-9 but do not have a TIN, apply for a TIN and write “Applied For” in the space for the TIN, sign and date the form, and give it to the requester. For interest and dividend payments, and certain payments made with respect to readily tradable instruments, generally you will have 60 days to get a TIN and give it to the requester before you are subject to backup withholding on payments. The 60-day rule does not apply to other types of payments. You will be subject to backup withholding on all such payments until you provide your TIN to the requester.
Note: Entering “Applied For” means that you have already applied for a TIN or that you intend to apply for one soon.

Caution: A disregarded U.S. entity that has a foreign owner must use the appropriate Form W-8.
Part II. Certification
To establish to the withholding agent that you are a U.S. person, or resident alien, sign Form W-9. You may be requested to sign by the withholding agent even if item 1, 4, or 5 below indicates otherwise.
For a joint account, only the person whose TIN is shown in Part I should sign (when required). In the case of a disregarded entity, the person identified on line 1 must sign. Exempt payees, see Exempt payee code, earlier.
Signature requirements. Complete the certification as indicated in items 1 through 5 below.
1.Interest, dividend, and barter exchange accounts opened before 1984 and broker accounts considered active during 1983. You must give your correct TIN, but you do not have to sign the certification.
2.Interest, dividend, broker, and barter exchange accounts opened after 1983 and broker accounts considered inactive during 1983. You must sign the certification or backup withholding will apply. If you are subject to backup withholding and you are merely providing your correct TIN to the requester, you must cross out item 2 in the certification before signing the form.
3.Real estate transactions. You must sign the certification. You may cross out item 2 of the certification.
4.Other payments. You must give your correct TIN, but you do not have to sign the certification unless you have been notified that you have previously given an incorrect TIN. “Other payments” include payments made in the course of the requester’s trade or business for rents, royalties, goods (other than bills for merchandise), medical and health care services (including payments to corporations), payments to a nonemployee for services, payments made in settlement of payment card and third party network transactions, payments to certain fishing boat crew members and fishermen, and gross proceeds paid to attorneys (including payments to corporations).
5.Mortgage interest paid by you, acquisition or abandonment of secured property, cancellation of debt, qualified tuition program payments (under section 529), ABLE accounts (under section 529A), IRA, Coverdell ESA, Archer MSA or HSA contributions or distributions, and pension distributions. You must give your correct TIN, but you do not have to sign the certification.

What Name and Number To Give the Requester

	For this type of account:	Give name and SSN of:

1.	Individual	The individual

2.	Two or more individuals (joint account) other than an account maintained by an FFI	The actual owner of the account or, if combined funds, the first individual on the account1

3.	Two or more U.S. persons (joint account maintained by an FFI)	Each holder of the account

4.	Custodial account of a minor (Uniform Gift to Minors Act)	The minor2

5.	a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee1

	b. So-called trust account that is not a legal or valid trust under state law	The actual owner1

6.	Sole proprietorship or disregarded entity owned by an individual	The owner3

7.	Grantor trust filing under Optional Form 1099 Filing Method 1 (see Regulations section 1.671-4(b)(2)(i)(A))	The grantor*

8.	Disregarded entity not owned by an individual	The owner

9.	A valid trust, estate, or pension trust	Legal entity4

10.	Corporation or LLC electing corporate status on Form 8832 or Form 2553	The corporation

11.	Association, club, religious, charitable, educational, or other tax-exempt organization	The organization

12.	Partnership or multi-member LLC	The partnership

13.	A broker or registered nominee	The broker or nominee

14.	Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity

15.	Grantor trust filing under the Form 1041 Filing Method or the Optional Form 1099 Filing Method 2 (see Regulations section 1.671-4(b)(2)(i)(B))	The trust
1List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person’s number must be furnished.
2Circle the minor’s name and furnish the minor’s SSN.
3You must show your individual name and you may also enter your business or DBA name on the “Business name/disregarded entity” name line. You may use either your SSN or EIN (if you have one), but the IRS encourages you to use your SSN.
4List first and circle the name of the trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.) Also see Special rules for partnerships, earlier.
*Note: The grantor also must provide a Form W-9 to trustee of trust.
Note: If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.
Secure Your Tax Records From Identity Theft
Identity theft occurs when someone uses your personal information such as your name, SSN, or other identifying information, without your permission, to commit fraud or other crimes. An identity thief may use your SSN to get a job or may file a tax return using your SSN to receive a refund.
To reduce your risk:
•Protect your SSN,
•Ensure your employer is protecting your SSN, and
•Be careful when choosing a tax preparer.
If your tax records are affected by identity theft and you receive a notice from the IRS, respond right away to the name and phone number printed on the IRS notice or letter.

If your tax records are not currently affected by identity theft but you think you are at risk due to a lost or stolen purse or wallet, questionable credit card activity or credit report, contact the IRS Identity Theft Hotline at 1-800-908-4490 or submit Form 14039.
For more information, see Pub. 5027, Identity Theft Information for Taxpayers.
Victims of identity theft who are experiencing economic harm or a systemic problem, or are seeking help in resolving tax problems that have not been resolved through normal channels, may be eligible for Taxpayer Advocate Service (TAS) assistance. You can reach TAS by calling the TAS toll-free case intake line at 1-877-777-4778 or TTY/TDD 1-800-829-4059.
Protect yourself from suspicious emails or phishing schemes. Phishing is the creation and use of email and websites designed to mimic legitimate business emails and websites. The most common act is sending an email to a user falsely claiming to be an established legitimate enterprise in an attempt to scam the user into surrendering private information that will be used for identity theft.
The IRS does not initiate contacts with taxpayers via emails. Also, the IRS does not request personal detailed information through email or ask taxpayers for the PIN numbers, passwords, or similar secret access information for their credit card, bank, or other financial accounts.
If you receive an unsolicited email claiming to be from the IRS, forward this message to phishing@irs.gov. You may also report misuse of the IRS name, logo, or other IRS property to the Treasury Inspector General for Tax Administration (TIGTA) at 1-800-366-4484. You can forward suspicious emails to the Federal Trade Commission at spam@uce.gov or report them at www.ftc.gov/complaint. You can contact the FTC at www.ftc.gov/idtheft or 877-IDTHEFT (877-438-4338). If you have been the victim of identity theft, see www.IdentityTheft.gov and Pub. 5027. Visit www.irs.gov/IdentityTheft to learn more about identity theft and how to reduce your risk.
Privacy Act Notice
Section 6109 of the Internal Revenue Code requires you to provide your correct TIN to persons (including federal agencies) who are required to file information returns with the IRS to report interest, dividends, or certain other income paid to you; mortgage interest you paid; the acquisition or abandonment of secured property; the cancellation of debt; or contributions you made to an IRA, Archer MSA, or HSA. The person collecting this form uses the information on the form to file information returns with the IRS, reporting the above information. Routine uses of this information include giving it to the Department of Justice for civil and criminal litigation and to cities, states, the District of Columbia, and U.S. commonwealths and possessions for use in administering their laws. The information also may be disclosed to other countries under a treaty, to federal and state agencies to enforce civil and criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Under section 3406, payers must generally withhold a percentage of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to the payer. Certain penalties may also apply for providing false or fraudulent information.

Form 5. Residency Declaration
To be attached.
Exhibit A: Affidavit of Lost Certificate and Indemnity Agreement
The undersigned registered holder (“Holder”) hereby represents, warrants and covenants as follows:
1.Holder’s current address is
2.Holder is the true, lawful, present and sole legal and beneficial owner of, and is entitled to the possession of the following securities issued by Innovid, Inc., a Delaware corporation (the “Company”), which have been lost, stolen or destroyed at some time during the period between the date of issuance thereof and the date hereof, and cannot now be produced (the “Lost Certificate(s)”, and the securities represented thereby, the “Securities”):

Name(s) of Registered Holder(s) (exactly as name(s) appear(s) on Share Certificate(s) or holding(s))
Holding-Id(s)	Number of Holdings Represented by Holding-Id(s)

3.Holder has conducted or caused to be conducted a thorough and diligent search and has failed to find or recover the Lost Certificate(s). Holder has no knowledge or information as to the present whereabouts of the Lost Certificate(s). The Lost Certificate(s) and any rights or interests therein were not endorsed by Holder. If Holder should find or recover the Lost Certificate(s), Holder will immediately surrender or cause to be surrendered the same to the Company (or its successor), without receiving any consideration thereof for cancellation.
4.The Lost Certificate(s), the Securities represented thereby, and any rights or interests therein were not endorsed, sold, assigned, pledged, transferred, delivered, lent, charged, deposited under any agreement, hypothecated or disposed of in any manner by Holder or on Holder’s behalf. Neither Holder nor anyone on Holder’s behalf has signed any power of attorney, assignment or other authorization respecting the Lost Certificate(s) that is now outstanding and in force. No person, firm, company, agency, government or other entity other than Holder has or has asserted any right, title, claim, equity or interest in, to, or respecting the Lost Certificate(s) or the Securities, or any rights or interests therein or proceeds thereof.
5.Holder agrees to (and on behalf of Holder’s successors or assigns), indemnify and hold harmless the Exchange Agent, ION, the Company, the Surviving Corporation, the Surviving Entity and any acquirer of the Company or Surviving Corporation or the Surviving Entity, together with their respective shareholders, officers, directors, employees, agents, affiliates, successors, and assigns from and against any and all damages, liabilities, losses, actions, suits, claims, expenses (including reasonable attorneys’ fees) arising out of or in connection with the Lost Certificate(s), the Securities and/or the delivery of this Affidavit of Lost Certificate.
6.In the event the then Lost Certificate shall come into the Holder’s possession or control, the Holder shall forthwith deliver the same to the Company (or the Surviving Entity) or its successors and assigns for cancellation.

7.This Affidavit of Lost Certificate shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflicts of laws provisions thereof.

IN WITNESS WHEREOF, the Holder has executed this Affidavit of Lost Certificate as of the date set forth below.

IF A LEGAL ENTITY
Registered Holder Name:
By:
(signature)
Name:
Title:
Date:

IF AN INDIVIDUAL
Registered Holder Name:
(signature)
Date:

DECLARATION OF STATUS FOR ISRAELI INCOME TAX PURPOSES

Applicable only to Stockholders or Optionholders who are NOT Israeli residents
You are receiving this form “Declaration of Status For Israeli Income Tax Purposes” as a holder of shares (“Shares”) or options to purchase shares (“Options”) of Innovid, Inc. (the “Company”), in connection with that certain Agreement and Plan of Merger (this “Agreement”) made and entered into as of June 23, 2021, by and among ION Acquisition Corp 2 Ltd., Inspire Merger Sub 1, Inc., Inspire Merger Sub 2, LLC, and the Company.
FAILURE TO COMPLETE THE FOLLOWING CONFIRMATION (INCLUDING CHECKING THE RELEVANT BOXES BELOW) MAY RESULT IN WITHHOLDING OF ISRAELI TAX AT SOURCE.
ANY UNAUTHORIZED MODIFICATION OF THE PROVISIONS OF THIS DECLARATION OF STATUS FOR ISRAELI INCOME TAX PURPOSES MAY CAUSE THE INVALIDATION OF THIS DOCUMENT AND MAY RESULT IN WITHHOLDING OF ISRAELI TAX AT SOURCE.

PART I	Identification and details of Shareholder or Optionholder (see instructions)
1. Name:	2. Type of Shareholder or Optionholder (more than one box may be applicable):
(please print full name)	☐ Corporation (or Limited Liability Company) ☐ Individual ☐ Trust ☐ Partnership ☐ Other: _________________	☐ Bank ☐ Financial Institution

3. For individuals only:	4. For all other Shareholders or Optionholders:
Date of birth: ______/_____/______ month / day / year	Country of incorporation or organization:
Country of residence:	Registration number of corporation (if applicable):
Countries of citizenship (name all citizenships):
Taxpayer Identification or Social Security No. (if applicable):	Country of residence:
5. Permanent Address (state, city, zip or postal code, street, house number, apartment number):

6. Mailing Address (if different from above):	7. Contact Details: Name:______________ Capacity:_______________ Telephone Number (country code, area code and number): _______________________________________________

PART II	Declaration by Non-Israeli Residents (see instructions)
A. To be completed only by Individuals. I hereby declare that: (if the statement is correct, mark X in the following box)
A.1 ☐ At all times commencing from four years prior to the date of the purchase of my Shares or grant of my Options, and until the day of this declaration (“Relevant Period”), I have not been a “resident of Israel” as defined in Section 1 of the Israeli Income Tax Ordinance (as defined below), and provided in Schedule A attached hereto, and at all times during the Relevant Period (mark all the relevant boxes with an x):
☐ The State of Israel was not my permanent place of residence.
☐ The State of Israel was not my place of residence or my family's place of residence.
☐ My ordinary or permanent place of activity was not in the State of Israel and I do not have a permanent establishment in the State of Israel.
☐ I did not engage in an occupation in the State of Israel.
☐ I did not own a business or part of a business in the State of Israel.
☐ I did not stay in the State of Israel for 183 days or more in any given tax year.
☐ I did not stay in Israel for 30 days or more in any given tax year and my total stay in Israel in such a year and in the two preceding years reached 425 days.
☐ I was not insured with the National Insurance Institute in the State of Israel.
A.2 ☐ During the Relevant Period I filed tax returns (if required under applicable law) and paid taxes in the country of my residency (as provided in Item 3 of Part I).

B. To be completed by Corporations (except Partnerships and Trusts). I hereby declare that: (if correct, mark X in the following box)
B.1 ☐ At all times commencing from four years prior to the date of the purchase of its Shares or grant of its Options until the day of this declaration (“Relevant Period”), the corporation has not been a “resident of Israel” as defined in Section 1 of the Israeli Income Tax Ordinance (as defined below), and provided in Schedule A attached hereto, and at all times during the Relevant Period (mark all the relevant boxes with an x):
☐ The corporation was NOT registered with the Registrar of Companies in Israel,
☐ The corporation was NOT registered with the Registrar of "Amutot" (non-profit organizations) in Israel,
☐ The control of the corporation was NOT located in Israel,
☐ The management of the corporation was NOT located in Israel,
☐ The corporation did NOT have a permanent establishment in Israel, and
☐ No Israeli resident holds, directly or indirectly via shares or through a trust or in any other manner or with another who is an Israeli resident, 25% or more of any “means of control” in the corporation as specified below:
◦The right to participate in profits;
◦The right to appoint a director;
◦The right to vote;
◦The right to share in the assets of the corporation at the time of its liquidation; and
◦The right to direct the manner of exercising one of the rights specified above.
B.2 ☐ During the Relevant Period the corporation filed tax returns (if required under applicable law) and paid taxes in the country of its residency (as provided in Item 4 of Part I).

C. To be completed by Partnerships. I hereby declare that: (if correct, mark X in the following box)

C.1 ☐ At all times commencing from four years prior to the date of the purchase of its Shares or grant of its Options until the day of this declaration (“Relevant Period”), the partnership has not been a “resident of Israel” as defined in Section 1 of the Israeli Income Tax Ordinance (as defined below), and provided in Schedule A attached hereto, and at all times during the Relevant Period (mark all the relevant boxes with an x):
☐ The partnership is NOT registered with the Registrar of Partnerships in Israel,
☐ The control of the partnership is NOT located in Israel,
☐ The management of the partnership is NOT located in Israel,
☐ The partnership does NOT have a permanent establishment in Israel,
☐ NO Israeli resident holds, directly or indirectly via shares or through a trust or in any other manner or with another who is an Israeli resident, 25% or more of any right in the partnership or, of the right to direct the manner of exercising any of the rights in the partnership, and
☐ NO partner in the partnership is an Israeli resident.

D. To be completed by Trusts. I hereby declare that: (if correct, mark X in the following box)
D.1 ☐ At all times commencing from four years prior to the date of the purchase of its Shares or grant of its Options until the day of this declaration (“Relevant Period”), the trust has not been a “resident of Israel” as defined in Section 1 of the Israeli Income Tax Ordinance (as defined below), and provided in Schedule A attached hereto, and at all times during the Relevant Period (mark all the relevant boxes with an x):
☐ The trust is NOT registered in Israel,
☐ All settlors of the trust are NOT Israeli residents,
☐ All beneficiaries of the trust are NOT Israeli residents
☐ The trustee of the trust is NOT an Israeli resident;

PART IV	Certification. By signing this form, I also declare that:
•I understood this form and completed it correctly and pursuant to the instructions.
•I provided accurate, full and complete details in this form.
•I am aware that providing false details constitutes a criminal offense.
•I am aware that this form may be provided to the Israel Tax Authority, in case the Israel Tax Authority so requests, for purposes of audit or otherwise.
•I am aware that Parent is relying on my declarations in this form in order to determine my eligibility to a reduced withholding tax rate and that if such declarations are found to be false I will indemnify Parent and anyone on its behalf for any direct or indirect damage caused to them as a result of such false declaration.

SIGN HERE	▶
		Signature of Shareholder/Optionholder (or individual authorized to sign on your behalf)	Date	Capacity in which acting

SCHEDULE A
Definitions for Declaration of Status For Israeli Income Tax Purposes
“Resident of Israel for Israeli Tax Purposes”
Section 1 of the Israeli Income Tax Ordinance [New Version], 1961 (“Israeli Income Tax Ordinance”) defines a “resident of Israel” or a “resident” as follows:
(A)with respect to an individual – a person whose center of vital interests is in Israel; for this purpose the following provision will apply:
(1)in order to determine the center of vital interests of an individual, account will be taken of the individual’s family, economic and social connections, including:
(a)place of permanent home;
(b)place of residential dwelling of the individual and the individual’s immediate family;
(c)place of the individual’s regular or permanent occupation or the place of his permanent employment;
(d)place of the individual’s active and substantial economic interests;
(e)place of the individual’s activities in organizations, associations and other institutions;
(2)the center of vital interests of an individual will be presumed to be in Israel if:
(a)the individual was present in Israel for 183 days or more in the tax year; or
(b)the individual was present in Israel for 30 days or more in the tax year, and the total period of the individual’s presence in Israel that tax year and the two previous tax years is 425 days or more;
(c)for the purposes of this provision, “day” includes a part of a day.
(3)the presumption in subparagraph (2) may be rebutted either by the individual or by the assessing officer.
(B)with respect to a body of persons – a body of persons which meets one of the following:
(1)it was incorporated in Israel;
(2)the control and management of its business are exercised in Israel...”

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.    Indemnification of Directors and Officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, civil fraud or the consequences of committing a crime.  Following the Business Combination, the Proposed Certificate of Incorporation and the Proposed Bylaws will provide for indemnification of its officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default. ION has purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures ION against its obligations to indemnify its officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling ION pursuant to the foregoing provisions, ION has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21.    Exhibits and Financial Statement Schedules.
(a)The following exhibits are filed as part of this registration statement:

Exhibit No.	Description

2.1+**	Agreement and Plan of Merger, dated June 24, 2021, by and among ION, Merger Sub 1, Merger Sub 2, and Innovid (included as Annex A to the proxy statement/prospectus).

3.1+	Memorandum and Articles of Association of ION (incorporated by reference to Exhibit 3.1 of ION’s Form 8-K (001-40048), filed with the SEC on February 18, 2021).

3.2+	Form of Certificate of Incorporation of the Company (included as Annex B to the proxy statement/prospectus).

3.3+	Form of Bylaws of the Company (included as Annex C to the proxy statement/prospectus).

4.1+	Specimen Unit Certificate of ION (incorporated by reference to Exhibit 4.1 of ION’s Form S-1 (File No. 333-252440), filed with the SEC on January 26, 2021).

4.2+	Specimen ION Class A Ordinary Share Certificate of ION (incorporated by reference to Exhibit 4.2 of ION’s Form S-1 (File No. 333-252440), filed with the SEC on January 26, 2021).

4.3+	Specimen Warrant Certificate of ION (incorporated by reference to Exhibit 4.3 of ION’s Form S-1 (File No. 333-252440), filed with the SEC on January 26, 2021).

4.4+
Warrant Agreement, dated February 10, 2021, by and between ION and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of ION’s Form 8-K (File No. 333-252440), filed with the SEC on February 18, 2021).

5.1+	Opinion of White & Case LLP.

8.1+	Opinion of White & Case LLP regarding certain federal income tax matters.

10.1+
Letter Agreement, dated February 10, 2021, by and among ION, ION Holdings 2, LP, and each of the officers and directors of ION (incorporated by reference to Exhibit 10.1 of ION’s Form 8-K (File No. 333-252440), filed with the SEC on February 18, 2021).

10.2+	Form of Investor Rights Agreement, by and among the Company, the Innovid Equity Holders and the Sponsor (included as Annex F to the proxy statement/prospectus).

10.3+	Form of Innovid Corp. Incentive Plan (included as Annex E to the proxy statement/prospectus).

10.4+	Form of Innovid Corp. Employee Stock Purchase Plan (included as Annex D to the proxy statement/prospectus).

Exhibit No.	Description

10.5+	Sponsor Support Agreement, dated as of June 24, 2021, by and among Innovid, ION, Sponsor and the other parties thereto (included as Annex G to the proxy statement/prospectus).

10.6+
Form of Subscription Agreement between ION and the PIPE Investors, dated June 24, 2021 (incorporated by reference to Exhibit 10.1 of ION’s Form 8-K (File No. 333-252440), filed with the SEC on June 29, 2021).

21.1+	List of Subsidiaries of the Company.

23.1+	Consent of White & Case LLP (included as part of Exhibit 5.1 hereto).

23.2+	Consent of White & Case LLP (included as part of Exhibit 8.1 hereto).

23.4	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm for ION Acquisition Corp. 2 Ltd.

23.5	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, for Innovid Inc.

24.1+	Power of Attorney (contained on the signature page to the initial filing of this registration statement).

99.1+	Form of Preliminary Proxy Card.

99.2+	Consent of Zvika Netter to be Named as a Director.

99.3	Consent of Rachel Lam to be Named as a Director.

99.4	Consent of Michael DiPiano to be Named as a Director.

99.5	Consent of Jonathan Saacks to be Named as a Director.

99.6	Consent of Steven Cakebread to be Named as a Director.

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
__________________
+    Previously filed.
**    Certain schedules and similar attachments to this Exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. ION agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

Item 22.    Undertakings.
The undersigned registrant hereby undertakes as follows:
(a)
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(7)That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(8)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(b)The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(c)The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Herzliya, Israel on November 5, 2021.

ION ACQUISITION CORP 2 LTD

By:	/s/ Gilad Shany
Name:	Gilad Shany
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

*	Chairman of the Board of Directors	November 5, 2021
Jonathan Kolber

/s/ Gilad Shany	Chief Executive Officer and Director (Principal Executive Officer)	November 5, 2021
Gilad Shany

*	Chief Financial Officer (Principal Financial and Accounting Officer)	November 5, 2021
Anthony Reich

*	President and Chief Operating Officer	November 5, 2021
Avrom Gilbert

*	Director	November 5, 2021
Gabriel Seligsohn

*	Director	November 5, 2021
Rinat Gazit

*	Director	November 5, 2021
Lior Shemesh
*The undersigned, by signing his name hereto, does hereby sign this Amendment No. 3 to the Registration Statement on Form S-4 pursuant to powers of attorney executed on behalf of the above-indicated officers and members of the Registrant and previously filed on behalf of the Registrant.

/s/ Gilad Shany
Gilad Shany

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of ION Acquisition Corp 2 Ltd., in Newark, Delaware on the 5th day of November, 2021.

PUGLISI & ASSOCIATES
By:	/s/ Donald Puglisi
Donald J. Puglisi Managing Director